As filed with the Securities and Exchange Commission on July 2, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TECK RESOURCES LIMITED

(Exact name of Registrant as specified in its charter)

N/A

(Translation of Registrant’s name into English)

Canada	1400	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

Suite 3300 – 550 Burrard Street

Vancouver, British Columbia V6C 0B3

(604) 699-4000

(Address and telephone number of registrant’s principal executive offices)

CT Corporation System

111 Eighth Avenue, 13th Floor

New York, New York 10011

(212) 894-8800

(Name, address and telephone number of agent for service)

Copies to:

Peter C. Rozee	Hellen Siwanowicz	Edwin S. Maynard
Teck Resources Limited	Lang Michener LLP	Paul, Weiss, Rifkind, Wharton &
Suite 3300 – 550 Burrard Street	Brookfield Place,	Garrison LLP
Vancouver, British Columbia	Suite 2500, 181 Bay Street	1285 Avenue of the Americas
V6C 0B3	Toronto, Ontario M5J 2T7	New York, New York 10019-6064
(604) 699-4000	(416) 360-8600	(212) 373-3000

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount To be registered	Proposed maximum offering price per note	Proposed maximum aggregate offering price (1)	Amount of registration fee (2)
9.75% Senior Secured Notes due 2014	US $ 1,315,000,000	100%	US $ 1,315,000,000	US $ 73,377
10.25% Senior Secured Notes due 2016	US $ 1,060,000,000	100%	US $ 1,060,000,000	US $ 59,148
10.75% Senior Secured Notes due 2019	US $ 1,850,000,000	100%	US $ 1,850,000,000	US $ 103,230
Guarantees of 9.75% Senior Secured Notes due 2014	N/A	N/A	N/A	N/A(3)
Guarantees of 10.25% Senior Secured Notes due 2016	N/A	N/A	N/A	N/A(3)
Guarantees of 10.75% Senior Secured Notes due 2019	N/A	N/A	N/A	N/A(3)

Total	US$ 4,225,000,000		US$ 4,225,000,000	US $ 235,755

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) of the Securities Act of 1933.
(2)	The registration fee has been calculated pursuant to Rule 457(f) of the Securities Act of 1933. US$202,558 of such fee was previously paid in connection with the US$5,093,416,371 of unissued securities registered under the Registration Statement on Form F-10 (File No. 333-136641) initially filed on August 15, 2006 by the registrant (US$544,996 in fees paid, US$202,558 remaining unused). Such Registration Statement was withdrawn on August 17, 2006. Accordingly, pursuant to Rule 457(p) of the General Rules and Regulations under the Securities Act of 1933, as amended, US$202,558 is being offset against the total registration fee due for this Registration Statement.
(3)	No additional consideration is being received for the guarantees, and, therefore no additional fee is required.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay the effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

Name	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	IRS Employer Identification Number	Addresses and Telephone Numbers of Principal Executive Offices
Teck Metals Ltd.	Canada	1400	Not applicable	Suite 3300 – 550 Burrard Street Vancouver, British Columbia V6C 0B3 Tel. (604) 699-4000

Teck Resources Coal Partnership	British Columbia	1400	Not applicable	Suite 3300 – 550 Burrard Street Vancouver, British Columbia V6C 0B3 Tel. (604) 699-4000

Teck Coal Partnership	Alberta	1400	Not applicable	Suite 1000, 205-9th Avenue S.E. Calgary, Alberta T2G 0R4 Tel. (403) 260-9800

The Quintette Coal Partnership	British Columbia	1400	Not applicable	Suite 3300 – 550 Burrard Street Vancouver, British Columbia V6C 0B3 Tel. (604) 699-4000

Fording Limited Partnership	Alberta	1400	Not applicable	Suite 1000, 205-9th Avenue S.E. Calgary, Alberta T2G 0R4 Tel. (403) 260-9800

Cardinal River Coals Ltd.	Alberta	1400	Not applicable	Suite 1000, 205-9th Avenue S.E. Calgary, Alberta T2G 0R4 Tel. (403) 260-9800

Teck Resources Mining Partnership	British Columbia	1400	Not applicable	Suite 3300 – 550 Burrard Street Vancouver, British Columbia V6C 0B3 Tel. (604) 699-4000

Teck American Incorporated	Washington	1400	26-1974324	501 North Riverpoint Blvd. Suite 300, Spokane, WA 99202 Tel. (509) 747-6111

Teck Colorado Inc.	Colorado	1400	98-0059968	Suite 3300 – 550 Burrard Street Vancouver, British Columbia V6C 0B3 Tel. (604) 699-4000

Teck Alaska Incorporated	Alaska	1400	91-1170390	3105 Lakeshore Drive Bldg. A Suite 101, Anchorage Alaska 99517 Tel. (907) 426-2170

Aurcay Holdings Inc.	Cayman Islands	1400	Not applicable	Anderson Square, Shedden Rd. PO Box 866, Grand Cayman Cayman Islands, KY1-1103 Tel. (345) 949-7555

Aur QB Inc.	Cayman Islands	1400	Not applicable	Anderson Square, Shedden Rd. PO Box 866, Grand Cayman Cayman Islands, KY1-1103 Tel. (345) 949-7555

Minera Canada Tungsten Chile Ltda.	Chile	1400	Not applicable	Vitacura 2939, Piso 24 Las Condes, Santiago, Chile Tel. +56-2-4645702

Name	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	IRS Employer Identification Number	Addresses and Telephone Numbers of Principal Executive Offices
Teck Operaciones Mineras Chile Ltda.	Chile	1400	Not applicable	Vitacura 2939, Piso 24 Las Condes, Santiago, Chile Tel. +56-2-4645702

Canada Tungsten (Cayman) Inc.	Cayman Islands	1400	Not applicable	Anderson Square, Shedden Rd. PO Box 866, Grand Cayman Cayman Islands, KY1-1103 Tel. (345) 949-7555

Relincho Bahamas Limited	Bahamas	1400	Not applicable	Mareva House, 4 George Street Nassau, Bahamas Tel. (242) 322-4195

Minera Relincho Copper S.A.	Chile	1400	Not applicable	Miraflores 222, Piso 24 Santiago, Chile Tel. 56-2-3657264

Teck Base Metals Ltd.	Bermuda	1400	Not applicable	2 Church Street, PO Box HM 666 Hamilton HM CX, Bermuda Tel. (441) 295-5950

Teck-Pogo Inc.	Alaska	1400	92-0173618	3520 International Way Fairbanks, Alaska 99701 Tel. (907) 455-8325

Teck Nova Scotia Company	Nova Scotia	1400	Not applicable	Suite 3300 – 550 Burrard Street Vancouver, British Columbia V6C 0B3 Tel. (604) 699-4000

TCAI Incorporated	Washington	1400	91-1959949	501 North Riverpoint Blvd. Suite 300, Spokane, WA 99202 Tel. (509) 747-6111

TCL U.S. Holdings Ltd.	Canada	1400	Not applicable	Suite 3300 – 550 Burrard Street Vancouver, British Columbia V6C 0B3 Tel. (604) 699-4000

Teck Financial Corporation Ltd.	Bermuda	1400	Not applicable	Richmond House, 12 Par-la-Ville Road, Hamilton HM 08, Bermuda Tel. (441) 296-5443

Teck Hungary Kft.	Hungary	1400	Not applicable	1146 Budapest, Hermina út 17. Hungary Tel. + 36 1 471 8912

Teck Coal Limited	Canada	1400	Not applicable	Suite 1000, 205-9th Avenue S.E. Calgary, Alberta T2G 0R4 Tel. (403) 260-9800

Fording Coal Limited	Canada	1400	Not applicable	Suite 1000, 205-9th Avenue S.E. Calgary, Alberta T2G 0R4 Tel. (403) 260-9800

6069789 Canada Inc.	Canada	1400	Not applicable	Suite 3300 – 550 Burrard Street Vancouver, British Columbia V6C 0B3 Tel. (604) 699-4000

(1)	All the additional registrants are guarantors of the exchange notes.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 2, 2009

PROSPECTUS

Teck Resources Limited

Exchange Offer for

US$1,315,000,000 9.75% Senior Secured Notes due 2014

US$1,060,000,000 10.25% Senior Secured Notes due 2016

US$1,850,000,000 10.75% Senior Secured Notes due 2019

The Notes and the Guarantees

•	We are offering to exchange:

•

US$1,315,000,000 aggregate principal amount of our outstanding 9.75% Senior Secured Notes due 2014 which were issued on May 8, 2009 (the “initial 2014 notes”) for a like aggregate principal amount of our registered 9.75% Senior Secured Notes due 2014 (the “2014 exchange notes”),

•

US$1,060,000,000 aggregate principal amount of our outstanding 10.25% Senior Secured Notes due 2016 which were issued on May 8, 2009 (the “initial 2016 notes”) for a like aggregate principal amount of our registered 10.25% Senior Secured Notes due 2016 (the “2016 exchange notes”), and

•

US$1,850,000,000 aggregate principal amount of our outstanding 10.75% Senior Secured Notes due 2019 which were issued on May 8, 2009 (the “initial 2019 notes”) for a like aggregate principal amount of our registered 10.75% Senior Secured Notes due 2019 (the “2019 exchange notes”).

We refer to the initial 2014 notes, initial 2016 notes and initial 2019 notes, collectively, as the initial notes. We refer to the 2014 exchange notes, 2016 exchange notes and 2019 exchange notes, collectively, as the exchange notes. We refer to the initial notes and the exchange notes, collectively, as the notes. The initial notes were issued, and the exchange notes will be issued, under an indenture dated as of May 8, 2009.

•

The 2014 exchange notes will mature on May 15, 2014. The 2016 exchange notes will mature on May 15, 2016. The 2019 exchange notes will mature on May 15, 2019. We will pay interest on the exchange notes on May 15 and November 15 of each year, beginning on November 15, 2009.

•	The exchange notes will be guaranteed on a senior unsecured basis by certain of our subsidiaries that guarantee our obligations under the amended Facilities (as defined herein).

•

The exchange notes will be our senior secured obligations and will rank equally in right of payment with all of our existing and future senior indebtedness. The exchange notes will be secured by a pledge of a senior secured pledge bond, which pledge bond is secured by a security interest in the collateral. The exchange notes rank ratably with other indebtedness (including without limitation, the bridge credit agreement and the term credit agreement) secured by other senior secured pledge bonds that secure the credit facilities and the bridge credit agreement as described under “Description of the notes—Security for the notes.” Certain of the collateral may be pledged after the issuance of the exchange notes. Our obligations under the exchange notes will also be guaranteed on a senior unsecured basis by our subsidiaries that guarantee our obligations under the amended Facilities (as defined below). The exchange notes and the related guarantees will be senior in right of payment to any future subordinated obligations of us and our subsidiary guarantors, respectively.

•

All of our subsidiaries that guarantee the senior secured pledge bonds that secure the credit facilities and the bridge credit agreement will guarantee the exchange notes and the senior secured pledge bond that secures the exchange notes, subject to certain exceptions. The amended Facilities provide that the guarantees of the senior secured pledge bond that secures the exchange notes will be secured by substantially all of the assets of such subsidiaries, subject to certain exceptions including certain assets in respect of which required third party consents are not obtained, as described under “Description of the notes—Security for the notes.”

Terms of the exchange offer

•	It will expire at 5:00 p.m., New York City time, on , 2009, unless we extend it, (the “expiration date”).

•	If all the conditions to this exchange offer are satisfied, we will exchange all of our initial notes that are validly tendered and not withdrawn for the applicable exchange notes.

•	You may withdraw your tender of initial notes at any time before the expiration of this exchange offer.

•

The exchange notes that we will issue you in exchange for your initial notes will be substantially identical to your initial notes except that, unlike your initial notes, the exchange notes will have no transfer restrictions or registration rights.

•	The exchange notes that we will issue you in exchange for your initial notes are new securities with no established market for trading.

Before participating in this exchange offer, please refer to the section in this prospectus entitled “Risk factors” commencing on page 28.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Your ability to enforce civil liabilities under the United States federal securities laws may be affected adversely because we are incorporated in Canada, most of our officers and directors and some of the experts named in this prospectus are not residents of the United States, and many of our assets and all or a substantial portion of the assets of such persons are located outside of the United States.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where those initial notes were acquired by that broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of distribution.”

The date of this prospectus is                      2009.

Ownership and Corporate Structure

The following reflects the relationship among our material subsidiaries and certain guarantors.

Teck Resources Limited
(Canada)
(Issuer)
Teck Metals Ltd.*
(Canada)
Fording Limited Partnership*
(Alberta)
20%
Fort Hills
Energy Limited Partnership*
(Alberta)
Teck Gold Limited
(Canada)
Teck Financial Corporation Ltd.*
(Bermuda)
Aurcay Holdings Inc.*
(Cayman Islands)
Canada Tungsten*
(Cayman) Inc.
(Cayman Islands)
14.0%
78.5%
Highland Valley*
Copper Partnership (B.C.)
Highland Valley Mine
(total ownership = 97.5%)
5%
Teck Resources Mining*
Partnership (B.C.)
59.4%
40.6%
Teck Resources*
Coal Partnership (B.C.)
Teck Colorado Inc.
(Colorado, U.S.A.)
Teck Base Metals Ltd.*
(Bermuda)
76.5%
Aur QB Inc*
(Chile)
63%
27%
Compania Minera Carmen
de Andacollo* (Chile)
Andacollo Mine
(Total ownership = 90%)
40%
Teck Alaska Incorporated*
(Alaska, U.S.A.)
Red Dog Mine
60%
Teck Coal Partnership*
(Alberta)
Fording River Mine
Line Creek Mine
Cardinal River Mine
Coal Mountain Mine
80% of Greenhills Mine
Teck-Pogo Inc.*
(Alaska, U.S.A.)
22.5%
Compañia Minera Antamina S.A.*
(Peru)
Antamina Mine
76.5%
Compania Minera Quebrada*
Blanca S.A. (Chile)
Quebrada Blanca Mine
40%
Pogo Joint Venture
Pogo Mine
95%
Elkview Mine
Limited Partnership (Alberta)
Elkview Mine
Copper Mines
Coal Mines
Zinc/Gold Mines

1 Entities owned 100% except as noted.

2 Certain intermediate holding companies omitted, and minor interests consolidated for clarity.

3 Guarantors shaded in light grey.

4 * Indicates shares or partnerships interests to be pledged (subject to in certain cases to partner consent).

5 Proposed sale of Pogo expected to be completed in July 2009.

6 Teck Resources has agreed in favor of lenders under its Bridge and Term Credit Agreements to effect specific liens on its principal wholly owned mining and processing assets as indicated above (subject to certain exceptions including certain assets in respect of which required third party consents are not obtained (see "Description of the notes—Security for the notes)). These liens will also benefit the notes offered herein.

Presentation of financial information

In this prospectus, all references to “dollars,” “Cdn$,” “C$” or “$” are to Canadian dollars and all references to “U.S. dollars” or “US$” are to United States dollars. For information on the historical exchange rates of U.S. dollars per $1.00, see “Exchange rate data.”

Unless otherwise indicated, all financial information included or incorporated by reference in this prospectus is in Canadian dollars and determined using generally accepted accounting principles (“GAAP”) in Canada that are in effect from time to time. For a discussion of the principal differences between our financial results as calculated under Canadian GAAP and under U.S. GAAP, you should refer to Note 24 of our audited consolidated financial statements for the years ended December 31, 2006, 2007 and 2008, which are included in this prospectus. This prospectus and certain documents incorporated by reference herein refer to adjusted net earnings, comparative net earnings, operating profit, operating profit before depreciation and pricing adjustments, and EBIDTA, which are not measures recognized under GAAP in Canada or the United States and do not have a standardized meaning prescribed by GAAP. For adjusted net earnings and comparative net earnings, we adjust net earnings as reported to remove the effect of unusual and/or non-recurring transactions in these measures. Operating profit is revenues less operating expenses and depreciation and amortization. Operating profit before depreciation and pricing adjustments is operating profit with depreciation, amortization and pricing adjustments added or deducted as appropriate. Pricing adjustments are described under “Management’s discussion and analysis of financial position and operating results – Revenue and operating profit.” EBITDA consists of earnings before interest expense (net), tax expense, depreciation, amortization, accretion and other non-cash items. These measures may differ from those used by, and may not be comparable to such measures as reported by, other issuers. We disclose these measures, which have been derived from our financial statements and applied on a consistent basis, because we believe they are of assistance in understanding the results of our operations and financial position and are meant to provide further information about our financial results to securityholders.

Market and industry data

This prospectus contains or incorporates by reference estimates regarding market data, which are based on our internal estimates, independent industry publications, reports by market research firms and/or other published independent sources. In each case, we believe those estimates are reasonable. However, market data is subject to change and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market data. As a result, you should be aware that market data set forth herein or incorporated by reference herein, and estimates and beliefs based on such data, may not be reliable.

v

Reserve and resource estimates

The mineral reserve estimates presented in this prospectus and certain documents incorporated by reference herein were prepared to comply with Canadian National Instrument 43-101, Standards of Disclosure for Mineral Projects (“NI 43-101”), as required by Canadian securities regulatory authorities. For United States reporting purposes, the SEC Industry Guide 7 applies different standards in order to classify mineralization as a reserve. In addition, while the terms “measured,” “indicated” and “inferred” mineral resources are required pursuant to NI 43-101, the SEC does not recognize such terms. Canadian standards differ significantly from the requirements of the SEC, and mineral resource information contained herein and in certain documents incorporated by reference herein is not comparable to similar information regarding mineral reserves disclosed in accordance with the requirements of the SEC. Investors should understand that “inferred” mineral resources have a great amount of uncertainty as to their existence and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian securities laws, issuers must not make any disclosure of results of an economic evaluation that includes inferred mineral resources, except in rare cases. In addition, investors are cautioned not to assume that any part or all of our mineral resources constitute or will be converted into reserves.

See “Risk factors—Our reserve and resource estimates may prove to be incorrect.”

Exchange rate data

The following table sets forth certain exchange rates based on the noon exchange rate provided by the Bank of Canada (the “noon exchange rate”). These rates are set forth as U.S. dollars per C$1.00 and are the inverse of rates quoted by the Bank of Canada for Canadian dollars per US$1.00. On June 30, 2009, the noon exchange rate was C$1.00 per US$0.8602. In this prospectus, all references to “dollars,” “Cdn$” or “$” are to Canadian dollars and all references to “U.S. dollars” or “US$” are to United States dollars.

	Years ended December 31,					Three months ended March 31,
	2004	2005	2006	2007	2008	2008	2009
High for period	0.8493	0.8690	0.9099	1.0905	1.0289	1.0289	0.8458

Low for period	0.7159	0.7872	0.8528	0.8437	0.7711	0.9686	0.7692

Rate at end of period	0.8308	0.8253	0.8621	1.0203	0.8256	0.9766	0.7988

Average rate for the period(1)	0.7704	0.8275	0.8846	0.9418	0.9397	0.9971	0.7964

(1)	The average of the exchange rates on the last day of each month during the applicable period.

	2008	2009
	December	January	February	March	April	May	June
High for period	0.8358	0.8458	0.8202	0.8167	0.8375	0.9198	0.9236

Low for period	0.7711	0.7849	0.7870	0.7692	0.7910	0.8423	0.8602

Prospectus summary

This summary highlights selected information from this prospectus and the documents incorporated by reference herein, but does not contain all information you should consider before making an investment decision. This prospectus and the documents incorporated by reference herein include specific terms of the exchange offer, information about our business and financial data. You should read this prospectus and all documents incorporated by reference herein in their entirety before making an investment decision.

Except as otherwise indicated or as the context otherwise requires, when used in this prospectus, the terms “we,” “our,” “us” or the “Company” refer to Teck Resources Limited (“Teck”) and its consolidated subsidiaries. Technical terms used in this prospectus are defined in the “Glossary”.

Our company

We are engaged primarily in the exploration for, and the development and production of, natural resources, with interests in mining and processing operations in Canada, Chile, Peru and the United States. We are the world’s second largest zinc miner and an important producer of copper and the second largest producer of seaborne high quality coking coal. Our principal products are copper, zinc and metallurgical coal. Gold, lead, molybdenum, various specialty and other metals, chemicals and fertilizers are produced as by-products of our operations. We also sell electrical power from our Waneta hydroelectric facility that is surplus to our requirements at the Trail metallurgical operations in British Columbia. We have a 20% interest in the Fort Hills Energy Limited Partnership (“Fort Hills Partnership”), which is developing the Fort Hills oil sands project in Alberta, and a 50% interest in certain exploration stage oil sands properties. As at May 1, 2009, we had interests in the following principal mining and processing operations:

	Ownership interest	Type of operation	Jurisdiction
Antamina	22.5%	Copper/Zinc Mine	Ancash, Peru
Highland Valley	97.5%	Copper/Molybdenum Mine	British Columbia, Canada
Quebrada Blanca	76.5%	Copper Mine	Chile
Andacollo	90%	Copper Mine	Chile
Duck Pond	100%	Copper/Zinc Mine	Newfoundland, Canada
Trail	100%	Zinc/Lead Refinery	British Columbia, Canada
Red Dog	100%	Zinc/Lead Mine	Alaska, USA
Elkview	95%	Coal Mine	British Columbia, Canada
Fording River	100%	Coal Mine	British Columbia, Canada
Greenhills	80%	Coal Mine	British Columbia, Canada
Coal Mountain	100%	Coal Mine	British Columbia, Canada
Line Creek	100%	Coal Mine	British Columbia, Canada
Cardinal River	100%	Coal Mine	Alberta, Canada
Pogo(1)	40%	Gold Mine	Alaska, USA

(1)	We expect the sale of our interest in Pogo to close in July 2009. See “—Recent developments.”

Pursuant to an arrangement transaction which closed on October 30, 2008 (the “Fording Acquisition”), we acquired 100% of the assets of Fording Canadian Coal Trust (“Fording”), which assets consisted principally of a royalty in respect of Fording’s 60% non-operating interest in the Elk Valley Coal Partnership, which was renamed the Teck Coal Partnership (“Teck Coal”) on closing of the transaction. Prior to the Fording Acquisition, we owned a 52% effective interest in Teck Coal through our 40% direct interest in Teck Coal and ownership of 19.6% of the outstanding units of Fording. As a result of the Fording Acquisition, we indirectly own 100% of

Teck Coal. In aggregate, we paid US$12.1 billion in cash and issued 36,828,787 Class B subordinate voting shares in connection with the Fording Acquisition. The cash portion of the consideration was funded by a US$5.81 billion 364 day senior bridge credit facility (the “Bridge Facility”) and a US$4 billion three-year amortizing senior term loan facility (the “Term Facility”), approximately US$2.4 billion of proceeds from the sale of the Fording units held by us prior to closing, and cash on hand. On April 30, 2009, we entered into agreements to amend and restate the Term Facility and the Bridge Facility (collectively, the “Facilities”), in order to, among other things, defer to 2011 and 2012 approximately US$4.8 billion of payments previously scheduled in 2009 and 2010. In May 2009, we repaid approximately US$3.9 billion of the Bridge Facility with the aggregate net proceeds from the sale of the initial notes and the proceeds from the sale of our Hemlo mine, reducing the amount outstanding under the amended Facilities to approximately US$4.6 billion. See “—Recent developments.”

Our business strengths

•	Diverse portfolio of assets in low risk jurisdictions

We have a diverse asset portfolio with a strong production and growth profile in low political risk jurisdictions. We currently have interests in 14 operations throughout North and South America and believe that our balance of commodities—primarily coal, copper, and zinc—positions us well to serve the fastest growing regions of the world and to benefit from global economic recovery. We believe that our scope of operations and diversification help to stabilize our results through periods of volatile commodity prices and demand fluctuations.

•	Scale and global leadership position

We are North America’s largest producer of metallurgical coal and the second largest producer of seaborne hard coking coal worldwide. We believe that the scale of our coal business and the quality of our product make us an important supplier to our customers. We are also the world’s second largest zinc miner and a leading copper producer.

•	Strong production base and long-lived reserves

Our asset base is characterized by large scale production, long-lived reserves and strong future growth opportunities. The following table highlights our mineral reserves as of December 31, 2008, and estimated mine lives based on our internal estimates and proven and probable reserves. Certain of our major mines, such as Quebrada Blanca, Red Dog, Fording River and Elkview have substantial resources in addition to proven and probable reserves, offering potential for substantial mine life extensions.

Proven and Probable Mineral reserves at December 31, 2008(1)(2)

	Tonnes (000’s)	Grade	Interest (%)		Estimated mine life based on proven and probable reserves (years)
Copper:
Highland Valley Copper	430,500	0.38%	97.5%		10
Antamina	730,000	1.05%	22.5%		22
Quebrada Blanca(3)	165,300	0.45%	76.5%		8
Andacollo heap leach(3)	6,100	0.50%	90.0%		3
Andacollo hypogene	399,800	0.39%	90.0%		21
Duck Pond	3,500	3.07%	100.0%		4

Molybdenum:
Highland Valley Copper	430,500	0.007%	97.5%		10
Antamina	544,000	0.02%	22.5%		22

Zinc:
Red Dog	61,400	17.10%	100.0%		20
Pend Oreille(4)	2,000	6.10%	100.0%		3
Antamina	186,000	2.10%	22.5%		22
Duck Pond	3,500	4.50%	100.0%		4

Lead:
Red Dog	61,400	4.50%	100.0%		20
Pend Oreille(4)	2,000	1.20%	100.0%		3

Coal(5):
Fording River	256,500	—	100.0%		32
Elkview	232,600	—	95.0%		50
Greenhills	81,300	—	80.0%		18
Coal Mountain	27,900	—	100.0%		11
Line Creek	14,900	—	100.0%		6
Cardinal River	37,700	—	100.0%		22

Gold:
Pogo(6)	6,000	15.20g/t(7)	40.0%		10
Williams(6)	12,400	2.49g/t(7)	50.0%		—
David Bell(6)	400	10.72g/t(7)	50.0%		—
Andacollo hypogene	393,500	0.13g/t(7)	90.0	% (8)	21

(1)	Source: Internal estimates of proven and probable reserves. See “Business and properties—Mineral reserves and resources” for further information regarding methodologies and assumptions regarding proven and probable mineral reserves estimates.
(2)	Mineral reserves are mine and property totals and are not limited to our proportionate interests.
(3)	For heap leach and dump leach operations, copper grade is reported as % soluble copper rather than % total copper. Soluble copper is defined by an analytical methodology which uses acid and cyanide reagents to approximate the portion of copper recoverable in the heap and dump leach process.
(4)	In mid-December 2008, we announced the temporary suspension of operations at the Pend Oreille operation due to reduced metal demand and the persistent weakness in zinc prices. The operation was placed on “care and maintenance” in February 2009.
(5)	Coal reserves are expressed as tonnes of clean coal.
(6)	We announced the sale of Pogo on April 30, 2009 and Williams and David Bell were sold in April 2009.

(7)	Grams per tonne.
(8)	On April 6, 2009, we announced that an interest in the gold production from the Andacollo mine had been sold. See “—Recent developments.”

•	Attractive end-markets with sound long-term growth fundamentals

Teck Coal is a significant supplier to the global steel sector, with nearly half of our annual shipments serving growing markets in Asia. We benefit from supplying an industry that requires a consistent stream of high quality hard coking coal for maximizing steel productivity.

We are also a significant producer of copper. Copper is a critical component of the world’s infrastructure, and we believe that demand for copper ultimately reflects the rate of underlying world economic growth, particularly in industrial production and construction. We believe that we are well positioned in the global copper market, particularly as the demand for public infrastructure and private construction grows with economic wealth creation in developing countries.

•	Attractive project pipeline

We believe that we have significant potential for growth through the development of our existing asset base, including replacing production at existing mines that would otherwise be depleted. In 2008, drilling programs were completed at both Quebrada Blanca and Antamina to confirm resources to support growth projects and preliminary engineering studies were undertaken for projects at both sites. At Quebrada Blanca, we reported a new resource estimate, representing 11 billion pounds of contained copper and 450 million pounds of contained molybdenum. An expansion project at Andacollo was approximately 70% complete at March 31, 2009, with commissioning expected to occur in the fourth quarter of 2009. The concentrator at the expansion is expected to produce approximately 76,000 tonnes of copper per annum, with commercial production expected to commence in early 2010. A pit expansion underway at the Highland Valley copper mine is expected to extend mine life until 2013 and a subsequent pit expansion project is expected to further extend mine life until 2019.

•	Experienced management team

We have a highly experienced management team with a successful track record of profitable growth, finding and developing new reserves, effectively integrating acquisitions, managing large scale operations and proactively managing in cyclical markets. The senior leadership has on average over 20 years of industry experience and is complemented by an operating team with extensive experience in mining and operations.

Our business strategy

•	Significantly reduce our total indebtedness and restore investment grade rating

We recently announced amendments that extend the maturities of the Facilities. The extended maturities should enable us to (a) execute our plans to reduce total debt by completing a number of asset sales on the most advantageous terms and (b) enhance our ability to access the debt capital markets to better align our capital structure with the long-life assets in our portfolio. See “—Recent developments.”

All of the net proceeds from the offering of initial notes were used to reduce outstanding indebtedness under the amended Bridge Facility. In addition to the US$241 million of proceeds received from asset sales completed to date, we have announced approximately US$480 million of additional asset sales, which does not include the proposed sale of a one-third interest in our Waneta Dam for C$825 million.

See “—Recent developments.” All net proceeds from these sales either have been or will be used to reduce our indebtedness when received. We had enjoyed investment grade credit ratings from 1991 until late in 2008 and our objective is to restore that status.

•	Focus on maximizing cash flow to service debt obligations

In November, 2008 we announced a multi-faceted plan to reduce spending across the corporation. Most significantly, capital spending necessary to sustain operations was reduced for 2009 by nearly $500 million and development capital spending was reduced to only that amount necessary to complete well- advanced expansions at our Andacollo and Highland Valley copper mines. Aggressive initiatives were also implemented to reduce operating costs at all operations, which have proven successful. We also suspended dividend payments that will save $487 million per year.

•	Preserve longer term growth opportunities

Core to any mining company’s long term success is the ability to not only replace depleting reserves but to build and maintain a portfolio of assets which, over the longer term, will enable the company to grow and add value for its shareholders. We have an attractive portfolio of properties at various stages of evaluation, and we plan to work toward eventual development decisions when both the markets and our financial condition will allow. While we have substantially reduced spending on these projects for the time being, we believe that these assets have good development prospects and will be a source of longer term value.

Recent developments

In January 2009, we sold our 60% interest in the Lobo-Marte gold project in Chile to Kinross Gold Corporation (“Kinross”) for US$40 million in cash and approximately 5.6 million Kinross common shares. We will also receive a 1.75% net smelter return royalty, which shall not exceed US$40 million, in respect of 60% of production from Lobo-Marte, payable when gold prices exceed US$760 per troy ounce. On April 8, 2009, we announced that we sold the shares of Kinross acquired on the sale of our interest in the Lobo-Marte property. We received US$18 per share, or gross proceeds of approximately US$101 million, bringing our gross proceeds on the sale of Lobo-Marte to approximately US$141 million. We will record a pre-tax gain of $171 million on the Lobo-Marte transaction and the sale of shares, of which $160 million was recorded in the first quarter.

On April 6, 2009, we announced that Compañia Minera Carmen de Andacollo, one of our subsidiaries, had agreed with Royal Gold Inc. (“Royal Gold”) to sell an interest in the gold production from the Andacollo mine. Royal Gold was to pay US$100 million in cash plus approximately 4.45 million Royal Gold common shares (valued at approximately US$200 million based on a five day trailing volume weighted average price of US$44.90 per share). To the extent that Royal Gold completed a public offering of shares prior to closing, the cash portion of the purchase price was to increase by 50% of the net proceeds of the offering and the stock portion of the purchase price was to decrease by 50% of the shares sold in the offering. Royal Gold completed a public offering of 6.5 million of its shares on April 14, 2009, raising net proceeds of approximately US$235 million. Based on the results of Royal Gold’s public offering, the gross proceeds from this transaction are expected to consist of approximately US$218 million in cash plus approximately 1.2 million Royal Gold common shares. Under the agreement, Royal Gold is entitled to payment based on 75% of the payable gold produced until total cumulative production reaches 910,000 troy ounces of payable gold (the current projected life-of-mine gold production), and thereafter to payment based on 50% of any payable gold production above 910,000 troy ounces.

As with royalty agreements in general, Royal Gold also assumes the production risk associated with the mining and processing of the gold. Closing of the transaction is subject to customary conditions, including satisfactory completion of limited due diligence, there being no withdrawal or threatened withdrawal of material project permits, and completion of concentrate marketing agreements for a specified percentage of concentrate production from Andacollo. The transaction is expected to close by the end of July 2009.

We expect that a portion of the proceeds from the transaction with Royal Gold will provide funding to complete construction of the Andacollo expansion project, relieving us of a substantial funding obligation in 2009, and will also free up funds to repay a portion of the amended Bridge Facility. For accounting purposes, no gain or loss will be recorded. The proceeds received will be accounted for as deferred revenue and amortized to revenue based on the gold sold over the life of the Andacollo expansion project.

On April 22, 2009, we completed the sale of our 50% interest in the Hemlo operations to our joint venture partner, Barrick Gold Corporation, for US$65 million, less cash flow received since January 1, 2009. The transaction resulted in an expected pre-tax gain of approximately $45 million.

On April 30, 2009, we entered into a non-binding memorandum of understanding with Sumitomo Metal Mining Co. Ltd. (“SMM”) regarding the proposed sale of our 40% interest in the Pogo mine in Alaska for US$245 million, subject to adjustment for working capital. A definitive agreement regarding the sale was made as of June 19, 2009. SMM holds an indirect 51% interest in Pogo and an affiliate of Sumitomo Corp. holds a 9% interest in Pogo. The arrangement with SMM follows an offer received from a third party to acquire our interest in Pogo on comparable terms. Completion of the transaction is subject to customary conditions. We expect the transaction to close in July 2009.

On April 30, 2009 we entered into definitive agreements amending and restating the Facilities, which we had originally entered into in connection with the Fording Acquisition. Under the terms of the amendments, the lenders have agreed, among other things, to:

•	defer US$4.4 billion of payments previously scheduled for 2009;

•	extend the maturity date of US$3.5 billion of the Bridge Facility from October 29, 2009 to October 30, 2011; and

•	reschedule approximately US$3.4 billion of amortization payments under the Term Facility, with 50% of that rescheduled amount payable in quarterly installments during 2012.

In connection with the amendment of the Facilities, on April 30, 2009 we repaid approximately US$656 million of the Bridge Facility and the first US$53 million quarterly installment payment to the lenders that did not participate in the amendments to the Term Facility from cash on hand.

In May 2009 we applied the net proceeds from the sale of our interest in the Hemlo gold mines and the net proceeds of the initial notes, totalling approximately US$3.9 billion, to repay a portion of the amended Bridge Facility, including all amounts thereunder due October 30, 2009. As a result of the amendments to the Bridge Facility and the partial repayment, the remaining principal amount outstanding under the amended Bridge Facility is US$603 million, which is due October 30, 2011. Lenders holding 85.4% of the Term Facility have agreed to reschedule the amortization schedule under the original Term Facility as it applies to them. As a result, semiannual amortization payments of US$427 million will be due at the end of April and October of 2010 and 2011 and quarterly payments of US$427 million will be due at the end of each calendar quarter in 2012. Lenders under the Term Facility who did not agree to reschedule their amortization payments will collectively receive 11 equal quarterly payments of approximately US$53 million beginning April 30, 2009. As a result of the amendments to the Facilities and the partial prepayment of the amended Bridge Facility, the mandatory payments previously due by October 30, 2009 under the Facilities have been reduced from US$5.6 billion to approximately US$106 million. The table below summarizes the mandatory payments on the Facilities before and after the amendments, and also reflects payments made in respect of the Facilities on April 30, 2009 and the partial repayments of the amended Bridge Facility in May 2009.

(US$ in billions)	2009	2010	2011	2012	Total
Pre-amendment mandatory payments	$6.274	$1.455	$1.454	$—	$9.183
Payments made on April 30, 2009	(0.709)	—	—	—	(0.709)
Payments made in May 2009	(3.924)	—	—	—	(3.924)
Increase (decrease) in remaining payments	(1.535)	(0.389)	0.216	1.708	—

Amended mandatory payments	$0.106	$1.066	$1.670	$1.708	$4.550

The amendments to the Bridge Facility initially increased the interest rate payable thereunder from LIBOR plus 2.50% to LIBOR plus 3.50%, with a further increase of 0.50% every six months thereafter. Duration fees on the outstanding balance of the loan will be payable every six months at the rate of 2.50%. The interest rate in respect of the amended portion of the Term Facility will initially increase from LIBOR plus 2.50% to LIBOR plus 3.50% through 2011, and then increase to LIBOR plus 5% in January 2012. We paid extension fees of approximately US$96 million in connection with the amended Facilities, a portion of which may be refundable if the Bridge Facility balance is reduced beyond certain specified thresholds within specific time periods in 2009.

Our obligations under the amended Facilities have been guaranteed by Teck Metals Ltd. (“Teck Metals”), Teck Coal, and our material wholly-owned subsidiaries and have been or will be secured by a first-priority security interest in all of our material properties and those of each guarantor, subject to obtaining required consents, as applicable, with provision for the release of the security interest in connection with permitted asset sales. The security will fall away upon full repayment of the amended Bridge Facility and our receiving investment grade credit ratings with stable outlooks from both Moody’s Investors Service (“Moody’s”) and Standard and Poor’s (“S&P”). Our existing bonds and other credit facilities will be secured pari passu for so long as the security is in place.

The amended Bridge Facility is required to be prepaid in an amount equal to 100% of the net proceeds from asset sales or the incurrence or issuance of new debt or equity (subject to exceptions set out in the amended Bridge Facility), as well as 100% of the net proceeds received from tax refunds associated with the Fording Acquisition. Any excess cash flow must also be applied to the amended Bridge Facility balance, subject to a minimum cash balance of $500 million, deductions for committed capital expenditures and funds placed in escrow, if any, to meet amended Term Facility amortization payments scheduled in the next six months. Once all amounts outstanding under the amended Bridge Facility have been paid in full, the amended Term Facility will also be subject to prepayment requirements in respect of asset sales proceeds, new debt or equity and a cash sweep, with the prepayment percentage varying subject to our then leverage ratio. As a consequence of the amendments, until the amended Bridge Facility is repaid in full, a specified majority of amended Bridge Facility lender affiliates are entitled to issue a securities demand to us, requiring us to issue debt securities to refinance the amended Bridge Facility, on terms and in amounts required by such lender affiliates, subject to certain conditions and limitations.

The amended Facilities contain covenants in addition to those contained in the original Bridge Facility and Term Facility, including restrictions on new indebtedness, new liens, acquisitions and dispositions, capital expenditures and distributions. The previous debt to total capitalization covenant in our credit agreements was replaced in the amended Facilities with a minimum interest coverage covenant and a maximum leverage covenant. These financial covenants require that we maintain (i) minimum interest coverage of not less than 3.5 to 1 for the 12 months ended June 30, 2009, 2.5 to 1 for the 12 month period ended September 30, 2009, and 2 to 1 thereafter; and (ii) a leverage ratio of not more than 4.75 to 1 for the 12 months ended June 30, 2009, 5.25 to 1 for the 12 month periods ended from September 30, 2009 to December 31, 2011, and 5 to 1, declining to 4.5 to 1 for the 12-month periods ending during each calendar quarter in 2012. Both of these tests will be calculated on a rolling four quarter basis.

Effective May 15, 2009 we also amended and restated certain of our other credit agreements to add covenants similar to those contained in the amended Term Facility.

On June 17, 2009 we announced that we entered into a non-binding memorandum of understanding with BC Hydro regarding the proposed sale of a one-third interest in the Waneta Dam in southeastern British Columbia for $825 million. We intend to apply the net proceeds of the transaction to reduce indebtedness. Completion of the transaction is subject to the completion of due diligence and the definitive documentation, and to receipt of certain third party consents and necessary regulatory approvals. There can be no certainty that the transaction will close or that the terms will not change.

On June 24, 2009 we announced that, based on preliminary assessments, measures to address recently identified geotechnical issues were expected to reduce Highland Valley Copper production in 2009 and 2010. Third party geotechnical consultants have been engaged to further assess the extent of the issues, and that work is expected to be completed by the end of the fourth quarter of 2009. See “Management’s discussion and analysis of financial position and operating results-Highland Valley Copper mine.”

Corporate information

Teck Resources Limited (formerly Teck Cominco Limited) is the continuing company resulting from the merger in 1963 of three companies, Teck-Hughes Gold Mines Ltd., Lamaque Gold Mines Limited and Canadian Devonian Petroleum Ltd., incorporated in 1913, 1937 and 1951, respectively. The company was continued under the Canada Business Corporations Act in 1978 and since that time has undergone several other reorganizations.

Our principal executive office is located at Suite 3300, 550 Burrard Street, Vancouver, British Columbia V6C 0B3, and our telephone number is (604) 699-4000. Our website address is www.teck.com. We have not incorporated by reference into this prospectus the information included on, or linked from, our website (other than to the extent specified elsewhere herein), and you should not consider it to be a part of this prospectus.

Summary of the exchange offer

Exchange offer	We will exchange:

•	US$1,315,000,000 aggregate principal amount of our 2014 exchange notes for a like aggregate principal amount of our initial 2014 notes,

•	US$1,060,000,000 aggregate principal amount of our 2016 exchange notes for a like aggregate principal amount of our initial 2016 notes, and

•	US$1,850,000,000 aggregate principal amount of our 2019 exchange notes for a like aggregate principal amount of our initial 2019 notes.

In order to exchange your initial notes, you must properly tender them and we must accept your tender. We will exchange all outstanding initial notes that are properly tendered and not validly withdrawn.

Expiration date	This exchange offer will expire at 5:00 p.m., New York City time, on , 2009 unless we decide to extend it.

Conditions to the exchange offer	We will complete this exchange offer only if:

•	there is no change in the laws and regulations which would impair our ability to proceed with this exchange offer,

•	there is no change in the current interpretation of the staff of the SEC permitting resales of the exchange notes,

•

there is no stop order issued by the SEC or any state securities authority suspending the effectiveness of the registration statement which includes this prospectus or the qualification of the indenture for our exchange notes under the Trust Indenture Act of 1939 and there are no proceedings initiated or, to our knowledge, threatened for that purpose,

•

there is no action or proceeding instituted or threatened in any court or before any governmental agency or body that would reasonably be expected to prohibit, prevent or otherwise impair our ability to proceed with this exchange offer, and

•	we obtain all governmental approvals that we deem in our sole discretion necessary to complete this exchange offer.

Please refer to the section in this prospectus entitled “The exchange offer—Conditions to the exchange offer.”

Procedures for tendering initial notes	To participate in this exchange offer, you must tender your initial notes by book-entry delivery following the procedures described in this prospectus. For more information on tendering your notes, please refer to the section in this prospectus entitled “The exchange offer—Procedures for tendering initial notes.”

Special procedures for beneficial owners	If you are a beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your initial notes in the exchange offer, you should contact the registered holder promptly and instruct that person to tender on your behalf.

Guaranteed delivery procedures	If you wish to tender your initial notes and you cannot get the required documents to the exchange agent on time, you may tender your notes by using the guaranteed delivery procedures described under the section of this prospectus entitled “The exchange offer—Procedures for tendering initial notes—Guaranteed delivery procedure.”

Withdrawal rights	You may withdraw the tender of your initial notes at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer.
Acceptance of initial notes and delivery of exchange notes	If all of the conditions to the completion of this exchange offer are satisfied, we will accept any and all initial notes that are properly tendered and not validly withdrawn in this exchange offer on or before 5:00 p.m., New York City time, on the expiration date. We will return any initial note that we do not accept for exchange to you without expense promptly after the expiration date. We will deliver the exchange notes to you promptly after the expiration date and acceptance of your initial notes for exchange. Please refer to the section in this prospectus entitled “The exchange offer—Acceptance of initial notes for exchange; delivery of exchange notes.”

Certain federal income tax considerations relating to the exchange offer	Exchanging your initial notes for exchange notes will not constitute a taxable exchange for United States federal or Canadian federal income tax purposes, subject to certain assumptions and limitations. Please refer to the section of this prospectus entitled “Certain federal income tax considerations”.

Exchange agent	The Bank of New York Mellon is serving as exchange agent in the exchange offer.

Fees and expenses	We will pay the expenses related to this exchange offer. Please refer to the section of this prospectus entitled “The exchange offer—Fees and expenses.”

Use of proceeds	We will not receive any proceeds from the issuance of the exchange notes. We are making this exchange offer solely to satisfy certain of our obligations under our registration rights agreement entered into in connection with the offering of the initial notes.

Consequences to holders who do not participate in the exchange offer	If you do not participate in this exchange offer:

•	except as set forth in the next paragraph, you will not necessarily be able to require us to register your initial notes under the Securities Act,

•

you will not be able to resell, offer to resell or otherwise transfer your initial notes unless they are registered under the Securities Act or unless you resell, offer to resell or otherwise transfer them in a transaction not subject to registration under the Securities Act, and

•	the trading market for your initial notes will become more limited to the extent other holders of initial notes participate in the exchange offer.

You will not be able to require us to register your initial notes under the Securities Act unless:

•	you are prohibited by applicable law or SEC policy from participating in the exchange offer,

•

you may not resell the exchange notes you acquired in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales by you, or

•	you are a broker-dealer and hold initial notes or the related guarantees acquired directly from the Company or one of its affiliates.

In these cases, the registration rights agreement requires us to file a registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for the benefit of the holders of the initial notes described in this paragraph. We do not currently anticipate that we will register under the Securities Act any notes that remain outstanding after completion of the exchange offer. Please refer to the section of this prospectus entitled “The exchange offer—Your failure to participate in the exchange offer will have adverse consequences.”

Resales	It may be possible for you to resell the notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to the conditions described under “—Obligations of broker-dealers” below.

By tendering your initial notes in this exchange offer and reselling the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, you will be deemed to have made the following representations:

•	you are authorized to tender the initial notes and to acquire exchange notes, and that we will acquire good and unencumbered title to the initial notes,

•	the exchange notes acquired by you are being acquired in the ordinary course of business,

•

you have no arrangement or understanding with any person to participate in a distribution of the exchange notes and are not participating in, and do not intend to participate in, the distribution of such exchange notes,

•

you are not an “affiliate,” as defined in Rule 405 under the Securities Act, of ours, or you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable,

•	if you are not a broker-dealer, you are not engaging in, and do not intend to engage in, a distribution of exchange notes, and

•

if you are a broker-dealer, initial notes to be exchanged were acquired by you as a result of market-making or other trading activities and you will deliver a prospectus in connection with any resale, offer to resell or other transfer of such exchange notes.

Please refer to the sections of this prospectus entitled “The exchange offer—Procedures for tendering initial notes —Proper execution and delivery of letters of transmittal ” “Risk factors—Risks related to the exchange offer—Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes” and “Plan of distribution.”

Obligations of broker- dealers	If you are a broker-dealer (1) who receives exchange notes, you must acknowledge that you will deliver a prospectus in connection with any resales of the exchange notes, (2) who acquired the initial notes as a result of market-making or other trading activities, you may use the exchange offer prospectus as supplemented or amended, in connection with resales of the exchange notes, or (3) who acquired the initial notes directly from the issuers in the initial offering and not as a result of market-making and trading activities, you must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with resales of the exchange notes.

Summary of terms of the exchange notes

The summary below describes the principal terms of the exchange notes, which are substantially identical to the initial notes. Some of the terms and conditions described below are subject to important limitations and exceptions. You should read this summary in conjunction with the “Description of the notes” section of this prospectus, which contains a more detailed description of the terms and conditions of the notes.

Issuer	Teck Resources Limited.

Exchange notes	US$1,315,000,000 aggregate principal amount of 9.75% Senior Secured Notes due 2014.

US$1,060,000,000 aggregate principal amount of 10.25% Senior Secured Notes due 2016.

US$1,850,000,000 aggregate principal amount of 10.75% Senior Secured Notes due 2019.

The forms and terms of the exchange notes are the same as the form and terms of the applicable initial notes except that the issuance of the exchange notes is registered under the Securities Act, the exchange notes will not bear legends restricting their transfer and the exchange notes will not be entitled to registration rights under our registration rights agreement. The exchange notes will evidence the same debt as the applicable initial notes, and both the initial notes and the exchange notes will be governed by the same indenture.

Maturity date	The 2014 exchange notes will mature on May 15, 2014.

The 2016 exchange notes will mature on May 15, 2016.

The 2019 exchange notes will mature on May 15, 2019.

Interest	The 2014 exchange notes will bear interest at a rate of 9.75% per annum, payable on May 15 and November 15 of each year, beginning on November 15, 2009.

The 2016 exchange notes will bear interest at a rate of 10.25% per annum, payable on May 15 and November 15 of each year, beginning on November 15, 2009.

The 2019 exchange notes will bear interest at a rate of 10.75% per annum, payable on May 15 and November 15 of each year, beginning on November 15, 2009.

Guarantees

All of our subsidiaries that guarantee the senior secured pledge bonds that secure the credit facilities and the bridge credit agreement will guarantee the senior secured pledge bond that secures the exchange notes, subject to certain exceptions. The amended Facilities provide that the guarantees of the senior secured pledge bond that secures the exchange notes will be secured by substantially all of the assets of such subsidiaries, subject to certain exceptions including certain assets in respect of which third party consents are not obtained, as described under “Description of the notes—Security for the notes.” In addition, our obligations under the exchange notes will also be guaranteed on a senior unsecured basis by our subsidiaries that guarantee our obligations under the amended Facilities.

Ranking	The exchange notes and the guarantees of the exchange notes will be first-priority senior obligations of ours and our subsidiary guarantors, respectively, and:

•	will rank equally in right of payment with all existing and future senior indebtedness of ours and our subsidiary guarantors, respectively,

•	will be senior in right of payment to any future subordinated obligations of ours and our subsidiary guarantors, respectively, and

•

will be structurally subordinated to all the liabilities, including trade payables of our subsidiaries that do not guarantee the exchange notes or that do not provide guarantees or security for the senior secured pledge bond.

At March 31, 2009, after giving effect to the offering of the notes and the application of the proceeds thereof, the aggregate amount of our indebtedness would have been approximately US$9,603 million on a consolidated basis, all of which would have been secured equally and ratably; except that entities that are proportionately consolidated in the accounts of Teck and subsidiaries of Teck that are not subsidiary guarantors would have had an aggregate of US$96 million of outstanding indebtedness structurally senior to the notes. In addition, Compañía Minera Antamina S.A., in which we have a 22.5% interest, had outstanding at March 31, 2009, US$138 million of revolving debt, trade payables and accrued liabilities, our proportionate share of which is reflected in our consolidated balance sheet.

See “Description of the notes.”

Security	The exchange notes will be secured by a pledge of a senior secured pledge bond, which pledge bond is secured by a security interest in the collateral. The exchange notes rank ratably with other indebtedness (including without limitation, the amended Facilities) secured by other senior secured pledge bonds that secure the credit facilities and the bridge credit agreement as described under “Description of the notes—Security for the notes.” Certain of the collateral may be pledged after the issuance of the exchange notes.

Optional redemption	We may redeem the 2014 exchange notes at any time, in whole or in part, pursuant to a “make-whole” call, plus accrued and unpaid interest on the notes to, but not including, the redemption date.

Beginning on May 15, 2013, we may redeem the 2016 exchange notes, in whole or in part, at the redemption prices listed under “Description of the notes—Optional redemption—2016 notes” plus accrued and unpaid interest on the notes to, but not including, the redemption date. Prior to May 15, 2013, we may redeem the 2016 exchange notes, in whole or in part, pursuant to a “make-whole” call, plus accrued and unpaid interest on the notes to, but not including, the redemption date.

Beginning on May 15, 2014, we may redeem the 2019 exchange notes, in whole or in part, at the redemption prices listed under “Description of the notes—Optional redemption—2019 notes” plus accrued and unpaid interest on the notes to, but not including, the redemption date. Prior to May 15, 2014, we may redeem the 2019 exchange notes, in whole or in part, pursuant to a “make-whole” call, plus accrued and unpaid interest on the notes to, but not including, the redemption date.

In addition, prior to May 15, 2012, we may also redeem up to 35% of each series of exchange notes using the proceeds of certain equity offerings at a redemption price equal to 109.75%, in the case of the 2014 exchange notes, 110.25%, in the case of the 2016 exchange notes and 110.75%, in the case of the 2019 exchange notes, of the principal amount thereof, in each case, plus accrued and unpaid interest to, but not including, the redemption date. We also may redeem all of the notes of any or all series if, at any time, changes to Canadian law require us to withhold taxes from payments on the notes of such series.

Change of control	Upon the occurrence of certain kinds of changes of control, you will have the right, as holders of the exchange notes, to require us to repurchase all or any part of your exchange notes at 101% of their principal amount, plus accrued and unpaid interest to, but not including, the repurchase date. See “Description of the notes—Change of control.”

Additional amounts	Any payments made by us with respect to the exchange notes will be made without withholding or deduction for Canadian taxes unless required by law or the interpretation or administration thereof. If we are so required to withhold or deduct for Canadian taxes with respect to a payment to the holders of exchange notes, we will pay the additional amount necessary so that the net amount received by the holders of exchange notes after the withholding is not less than the amount that they would have received in the absence of the withholding, subject to certain limited exceptions. See “Description of the notes—Payment of additional amounts.”

Certain covenants	The indenture governing the notes contains covenants that impose significant restrictions on our business. The restrictions that these covenants place on us and our restricted subsidiaries include limitations on our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness,

•	pay dividends or make distributions in respect of our capital stock or make certain other restricted payments or investments,

•	sell assets, including the capital stock of our restricted subsidiaries,

•	incur liens,

•	enter into transactions with our affiliates,

•	create or permit to exist restrictions on our ability or the ability of our restricted subsidiaries to make any payments and distributions,

•	enter into sale and leaseback transactions,

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets, and

•	designate our subsidiaries as unrestricted subsidiaries.

Certain of these covenants will be suspended with respect to the notes of a series if both of two specified rating agencies assign such series of notes an investment grade credit rating in the future and no default or event of default exists under the indenture. Such covenants will be reinstated with respect to such series of notes to the extent a default or event of default with respect to such series of notes has occurred and is continuing or one of the specified ratings agencies assigns such series of notes a non-investment grade credit rating.

These covenants are subject to important exceptions and qualifications which are described under “Description of the notes” in this prospectus.

Use of proceeds	We will not receive any proceeds from the issuance of the exchange notes in exchange for the outstanding initial notes. We are making this exchange solely to satisfy our obligations under the registration rights agreement entered into in connection with the offering of the initial notes.
Absence of a public market for the exchange notes	The exchange notes are new securities with no established market for them. We cannot assure you that a market for these exchange notes will develop or that this market will be liquid. Please refer to the section of this prospectus entitled “Risk Factors—Risks related to the exchange offer— There is no established trading market for the exchange notes. Furthermore, if an active trading market does not develop for the exchange notes, or if the market is not liquid, you may not be able to resell them quickly, or at all, or resell them at the price you paid.”

Form of the exchange notes

The exchange notes will be represented by one or more permanent global securities in registered form deposited on behalf of The Depository Trust Company with The Bank of New York Mellon, as custodian. You will not receive exchange notes in certificated form unless one of the events described in the section of this prospectus entitled “Description of the notes—Book-entry; delivery and form— Exchange of book-entry notes for certificated notes” occurs. Instead, beneficial interests in the exchange notes will be shown on, and transfers of these exchange notes will be effected only through, records maintained in book entry form by The Depository Trust Company with respect to its participants.

Risk factors	Investing in the exchange notes involves substantial risks. You should carefully consider the risk factors set forth under “Risk factors” and the other information contained in this prospectus prior to making an investment in the exchange notes. See “Risk factors” beginning on page 28.

Summary consolidated historical financial

and production data of Teck

You should read the following in conjunction with our consolidated financial statements and related notes and “Management’s discussion and analysis of financial position and operating results” in this prospectus. The summary consolidated historical data set forth below for each of the three years ended December 31, 2006, 2007 and 2008 and as at December 31, 2007 and 2008 have been derived from our audited consolidated financial statements, which are included in this prospectus. The summary consolidated historical data set forth below as at and for the three months ended March 31, 2008 and 2009 have been derived from our unaudited consolidated financial statements, which are included in this prospectus, and in the opinion of management include all normal recurring adjustments for a fair statement of the results for those interim periods. Our summary consolidated historical results, including for the three months ended March 31, 2009, are not necessarily indicative of results to be expected in future periods, including the full year 2009.

	Fiscal year ended December 31,				Three months ended March 31,
(C$ in millions)	2006	2007	2008		2008	2009
Statement of Earnings Data:
Revenues	$6,539	$6,371	$6,904		$1,542	$1,708
Operating expenses	(2,714)	(3,300)	(4,009)		(826)	(873)
Depreciation and amortization	(264)	(333)	(513)		(105)	(199)

Operating profit(1)	3,561	2,738	2,382		611	636
General and administration	(96)	(109)	(89)		(30)	(31)
Interest and financing	(97)	(85)	(182)		(20)	(137)
Exploration	(72)	(105)	(135)		(19)	(11)
Research and development	(17)	(32)	(23)		(8)	(6)
Asset impairment	—	(69)	(589	)(2)	—	—
Other income (expense)	316	170	31		4	(69)

Earnings before the undernoted items	3,595	2,508	1,395		538	382
Provision for income and resource taxes	(1,213)	(795)	(658)		(176)	(141)
Non-controlling interests	(19)	(47)	(82)		(27)	(11)
Equity earnings (loss)	32	(5)	22		9	(1)

Net earnings from continuing operations	2,395	1,661	677		344	229
Net earnings (loss) from discontinued operations	36	(46)	(18)		1	12

Net earnings	$2,431	$1,615	$659		$345	$241

(1)	Operating profit is not a measure recognized under Canadian or United States GAAP. Operating profit consists of revenues less operating expenses and depreciation and amortization. We present operating profit because we believe it is an important supplemental measure of our performance and believe that it is frequently used by securities analysts, investors and others in the evaluation of our results. We believe these parties find it useful in measuring the capacity of our operations to generate earnings. However it is not intended to represent cash flow from operations or the overall profitability of the company. It may not be comparable to similarly titled amounts reported by other entities.
(2)	Asset impairment charges consist of a write-down of goodwill associated with the acquisition of Aur Resources Inc. (“Aur”) of $345 million, write-downs of property plant and equipment at the Lennard Shelf, Pend Oreille and Duck Pond mines totaling $179 million and $65 million in respect of exploration properties. See note 16 of our audited consolidated financial statements for the years ended December 31, 2006, 2007 and 2008, which are included in this prospectus, for further information.

	As at December 31,			As at March 31,
(C$ in millions)	2007	2008		2008	2009
Balance Sheet Data:
Cash and cash equivalents	$1,408	$850		$1,060	$1,632
Working capital(1)	1,736	(5,179)		1,889	(5,367)
Property, plant and equipment	7,807	23,909	(2)	8,026	24,020
Total assets	13,573	31,533		13,806	31,970
Total debt	1,523	12,874		1,553	13,277
Shareholders’ equity	7,719	10,900		8,163	11,262

(1)	Working capital consists of current assets less current liabilities.
(2)	The increase in property, plant and equipment over 2007 is due primarily to the acquisition of the coal assets from Fording in October 2008. See note 4a of our audited consolidated financial statements for the years ended December 31, 2006, 2007 and 2008, which are included in this prospectus, for further information.

	Fiscal year ended December 31,		Three months ended March 31,
(C$ in millions, other than ratios)	2007	2008	2008	2009
Other Financial Data:
EBITDA(1)	$2,615	$2,924	$633	$719
Depreciation and amortization	333	513	105	199
Cash provided by operations	1,761	2,132	157	1,127
Cash provided by (used in) financing activities	(1,123)	10,063	(250)	(104)
Cash (used in) investing activities	(3,989)	(13,032)	(331)	(271)
Capital expenditures	(571)	(939)	(130)	(132)
Ratio of earnings to fixed charges(2)	26.9x	8.0x	23.7x	3.6x

(1)	EBITDA is not a measure recognized under Canadian or U.S. GAAP. EBITDA consists of earnings before interest expense (net), tax expense, depreciation, amortization, accretion and other non-cash items. We present EBITDA because we believe it is an important supplemental measure of our performance and believe that it is frequently used by securities analysts, investors and others in the evaluation of companies in our industry. We believe these parties consider it useful in measuring the capacity of our company to service debt. However, it is not intended to represent cash flow or results of operations in accordance with Canadian GAAP or U.S. GAAP and may not be comparable to similarly titled amounts reported by other companies. EBITDA should be considered in addition to, and not as a substitute for, earnings (loss), cash flows and other measures of financial performance reported in accordance with Canadian GAAP or U.S. GAAP. A reconciliation of net earnings, the most directly comparable Canadian GAAP measure to EBITDA, is provided below.
(2)	For the ratio of earnings to fixed charges calculations, earnings consist of pre-tax income from continuing operations before minority interests in consolidated subsidiaries, income or loss from equity investees and fixed charges. Fixed charges include interest and that portion of rent deemed representative of interest.

	Fiscal year ended December 31,			Three months ended March 31,
(C$ in millions)	2007	2008		2008	2009
Reconciliation of Net Earnings to EBITDA:
Net earnings	$1,615	$659		$345	$241
Interest expense	85	182		20	137
Interest income	(177)	(56)		(12)	(4)
Provision for income and resource taxes	795	658		176	141
Tax included in equity earnings, non-controlling interest and discontinued operations	(36)	(28)		(4)	5
Depreciation and amortization	333	513		108	199
Asset impairment	—	589	(1)	—	—
Write-down of marketable securities	—	292	(2)	—	—
Fort Hills equity loss	—	115		—	—

EBITDA	$2,615	$2,924		$633	$719

(1)	Asset impairment charges consist of a write-down of goodwill associated with the acquisition of Aur of $345 million, write-downs of property plant and equipment at the Lennard Shelf, Pend Oreille and Duck Pond mines totaling $179 million and $65 million in respect of exploration properties. See note 16 of our audited consolidated financial statements for the years ended December 31, 2006, 2007 and 2008, which are included in this prospectus, for further information.
(2)	The write-down of marketable securities consists of other than temporary mark to market adjustments on available for sale marketable securities. These securities consist of common shares in exploration and development stage companies. See note 16 of our audited consolidated financial statements for the years ended December 31, 2006, 2007 and 2008, which are included in this prospectus, for further information.

	Fiscal year ended December 31,		Three months ended March 31,
	2007	2008	2008	2009
Production & Operating Data:
Production (thousand tonnes except as noted) (our share)
Refined Zinc	292	270	74	58
Refined Lead	76	85	26	19
Zinc contained in concentrate	699	663	175	167
Copper contained in concentrate and copper cathodes	252	313	71	74
Lead contained in concentrate	146	133	39	33
Molybdenum contained in concentrate (thousands of pounds)	7,133	7,119	1,621	1,875
Gold (thousands of ounces)	285	279	66	76
Coal
Direct share(1)	9,024	11,282	2,357	3,966
Indirect share	1,552	2,345	707	—

Coal total	10,576	13,627	3,064	3,966

(1)	The direct share of coal production includes our 40% share of production from Teck Coal until October 30, 2008, the date of the Fording Acquisition, and 100% thereafter. The indirect share of coal production was the pro rata share of production represented by our previous investment in units of Fording. We owned approximately 9% of Fording from February 28, 2003 to September 27, 2007 when we increased our interest to 19.95%.

	Fiscal Year ended December 31,		Three months ended March 31,
	2007	2008	2008	2009
Sales (thousand tonnes except as noted) (our share)
Refined Zinc	292	266	73	57
Refined Lead	76	85	24	17
Zinc contained in concentrate	696	678	135	130
Copper contained in concentrate and copper cathodes	255	314	68	83
Lead contained in concentrate	155	149	3	1
Molybdenum contained in concentrate (thousands of pounds)	7,349	7,208	1,591	1,834
Gold (thousands of ounces)	271	278	69	80
Coal
Direct share	9,071	11,042	2,303	3,687
Indirect share	1,589	2,387	691	—

Coal total	10,660	13,429	2,994	3,687

(C$ in millions)
Operating Profit by Division:(1)
Copper	$1,354	$882	$435	$158
Zinc	1,180	301	155	40
Coal	209	1,160	15	429
Gold	(5)	39	6	9

Total	$2,738	$2,382	$611	$636

(1)	Operating profit is not a measure recognized under Canadian or United States GAAP. Operating profit consists of revenues less operating expenses and depreciation and amortization. We present operating profit because we believe it is an important supplemental measure of our performance and believe that it is frequently used by securities analysts, investors and others in the evaluation of our results. We believe these parties find it useful in measuring the capacity of our operations to generate earnings. However it is not intended to represent cash flow from operations or the overall profitability of the company. It may not be comparable to similarly titled amounts reported by other entities. A reconciliation of revenues by division to operating profit by division is provided below:

	Fiscal year ended December 31,		Three months ended March 31,
(C$ in millions)	2007	2008	2008	2009
Reconciliation of revenues by division to operating profit by division:

Copper:
Revenue	2,186	2,156	716	447
Operating Expenses	727	1,010	228	216
Depreciation	105	264	53	73
Operating Profit	1,354	882	435	158

Zinc:
Revenue	3,052	2,071	573	348
Operating Expenses	1,725	1,631	384	280
Depreciation	147	139	34	28
Operating Profit	1,180	301	155	40

Coal:
Revenue	951	2,428	221	874
Operating Expenses	702	1,203	195	356
Depreciation	40	65	11	89
Operating Profit	209	1,160	15	429

Gold:
Revenue	182	249	32	39
Operating Expenses	146	165	19	21
Depreciation	41	45	7	9
Operating Profit	(5)	39	6	9

Total:
Revenue	6,371	6,904	1,542	1,708
Operating Expenses	3,300	4,009	826	873
Depreciation	333	513	105	199
Operating Profit	2,738	2,382	611	636

Summary consolidated historical financial data of Fording

You should read the following in conjunction with Fording’s consolidated financial statements and related notes. The summary consolidated historical data set forth below for each of the three years ended December 31, 2005, 2006 and 2007 and as at December 31, 2006 and 2007 have been derived from Fording’s audited consolidated financial statements, which are included in this prospectus. The summary consolidated historical data set forth below as at and for the six months ended June 30, 2007 and 2008 have been derived from Fording’s unaudited consolidated financial statements, which are included in this prospectus, and in the opinion of management includes all normal recurring adjustments for a fair statement of the results for those interim periods.

	Fiscal year ended December 31,			Six months ended June 30,
(C$ in millions)	2005	2006	2007	2007	2008
Statement of Earnings Data:
Revenues	$1,840	$1,798	$1,427	$769	$1,148
Operating expenses	(979)	(1,033)	(1,040)	(516)	(617)
Depreciation and amortization	(48)	(49)	(51)	(26)	(29)

Operating profit(1)	803	716	336	227	502
General and administration	(27)	(33)	(28)	(15)	(23)
Interest on long-term debt	(11)	(19)	(21)	(10)	(8)
Other income (expense)	39	(30)	144	86	(39)

Earnings before income taxes and minority interests	804	634	431	288	432
Provision for income and resource taxes	34	(84)	(112)	(107)	(63)
Minority interests	(4)	(7)	3	2	5

Net earnings from continuing operations	834	543	322	183	374
Net earnings (loss) from discontinued operations(2)	—	(45)	11	11	—

Net earnings	$834	$498	$333	$194	$374

(1)	Operating profit is not a measure recognized under Canadian or United States GAAP. Operating profit consists of revenues less operating expenses and depreciation and amortization. We present operating profit because we believe it is an important supplemental measure of our performance and believe that it is frequently used by securities analysts, investors and others in the evaluation of our results. We believe these parties find it useful in measuring the capacity of our operations to generate earnings. However it is not intended to represent cash flow from operations or the overall profitability of the company. It may not be comparable to similarly titled amounts reported by other entities.
(2)	Net earnings from discontinued operations consist of earnings (loss) from Fording’s industrial minerals business that was sold in 2007. See note 16 of Fording’s audited consolidated financial statements for the years ended December 31, 2005, 2006 and 2007, which are included in this prospectus, for further information.

	As at December 31,		As at June 30,
(C$ in millions)	2006	2007	2007	2008
Balance Sheet Data:
Cash and cash equivalents	$141	$152	$147	$273
Working capital	127	192	207	160
Property, plant and equipment	603	653	597	686
Total assets	1,074	1,087	1,089	1,446
Total debt	314	283	288	315
Shareholders’ equity	307	312	311	266

	Fiscal year ended December 31,		Six months ended June 30,
(C$ in millions)	2006	2007	2007	2008
Other Financial Data:
EBITDA(1)	$650	$517	$337	$474
Depreciation and amortization	49	51	26	29
Cash provided by operations	690	387	213	284
Cash used in financing activities	(620)	(369)	(228)	(105)
Cash provided by (used in) investing activities	(26)	(11)	17	(58)
Capital expenditures	29	49	20	57

(1)	EBITDA is not a measure recognized under Canadian or U.S. GAAP. EBITDA consists of earnings before interest expense (net), tax expense, depreciation, amortization, accretion and other non-cash items. We present EBITDA because we believe it is an important supplemental measure of our performance and believe that it is frequently used by securities analysts, investors and others in the evaluation of companies in our industry. We believe these parties consider it useful in measuring the capacity of our company to service debt. However, it is not intended to represent cash flow or results of operations in accordance with Canadian GAAP or U.S. GAAP and may not be comparable to similarly titled amounts reported by other companies. EBITDA should be considered in addition to, and not as a substitute for, earnings (loss), cash flows and other measures of financial performance reported in accordance with Canadian GAAP or U.S. GAAP. A reconciliation of net earnings, the most directly comparable Canadian GAAP measure to EBITDA, is provided below:

	Fiscal year ended December 31,		Six months ended June 30,
(C$ in millions)	2006	2007	2007	2008
Reconciliation of Net Earnings to EBITDA:
Net earnings	$498	$333	$194	$374
Interest expense	19	21	10	8
Tax expense	84	112	107	63
Depreciation and amortization	49	51	26	29

EBITDA	$650	$517	$337	$474

Summary pro forma consolidated historical financial data

You should read the following in conjunction with our unaudited pro forma consolidated financial statements and related notes. The summary pro forma consolidated historical data gives effect to the Fording Acquisition as if it occurred at the beginning of the periods indicated. The summary selected pro forma historical data as at and for the year ended December 31, 2008 below has been derived from our unaudited pro forma consolidated financial statements, which are included in this prospectus, and in the opinion of management include all normal recurring adjustments for a fair statement of the results for those interim periods. Our summary pro forma consolidated historical results are not necessarily indicative of results to be expected in future periods.

(C$ in millions)	Fiscal year ended December 31, 2008
Statement of Earnings Data:
Revenues	$9,246
Operating expenses	(4,831)
Depreciation and amortization	(1,063)

Operating profit(1)	3,352
General and administration	(143)
Interest and financing	(658)
Exploration	(135)
Research and development	(23)
Asset impairment charge	(589)
Other income (expense)(2)	(344)

Earnings before the undernoted items	1,460
Provision for income and resource taxes	(727)
Non-controlling interests	(82)
Equity loss	(67)

Net earnings from continuing operations	584
Net loss from discontinued operations	(18)

Net earnings	$566

(1)	Operating profit is not a measure recognized under Canadian or United States GAAP. Operating profit consists of revenues less operating expenses and depreciation and amortization. We present operating profit because we believe it is an important supplemental measure of our performance and believe that it is frequently used by securities analysts, investors and others in the evaluation of our results. We believe these parties find it useful in measuring the capacity of our operations to generate earnings. However it is not intended to represent cash flow from operations or the overall profitability of the company. It may not be comparable to similarly titled amounts reported by other entities.
(2)	The major components of other income and expense are derivative gains or losses on our commodity hedge positions, foreign exchange gains and losses, primarily unrealized, on our long term debt, interest income and write-downs of marketable securities which are considered other than temporary. See note 17 of our audited consolidated financial statements for the years ended December 31, 2006, 2007 and 2008, which are included in this prospectus, for further information.

(C$ in millions)	As at December 31, 2008	As at March 31, 2009
Balance Sheet Data:
Cash and cash equivalents	$850	$1,632
Working capital (deficit)	(5,179)	(5,367)
Property, plant and equipment	23,909	24,020
Total assets	31,533	31,970
Total debt	12,874	13,277
Shareholders’ equity	10,900	11,262

(C$ in millions, other than ratios)	Fiscal year ended December 31, 2008
Other Financial Data:
EBITDA(1)	$3,914
Depreciation and amortization	1,065
EBITDA/Interest expense	5.95x
Total debt(2)/EBITDA	3.29x
Net debt(2)/EBITDA	3.07x
Total debt/Capitalization	54%
Net debt/Capitalization	51%
Ratio of earnings to fixed charges(3)	3.17x

(1)	EBITDA is not a measure recognized under Canadian or U.S. GAAP. EBITDA consists of earnings before interest expense (net), tax expense, depreciation, amortization, accretion and other non-cash items. We present EBITDA because we believe it is an important supplemental measure of our performance and believe that it is frequently used by securities analysts, investors and others in the evaluation of companies in our industry. We believe these parties consider it useful in measuring the capacity of our company to service debt. However, it is not intended to represent cash flow or results of operations in accordance with Canadian GAAP or U.S. GAAP and may not be comparable to similarly titled amounts reported by other companies. EBITDA should be considered in addition to, and not as a substitute for, earnings (loss), cash flows and other measures of financial performance reported in accordance with Canadian GAAP or U.S. GAAP. A reconciliation of net earnings, the most directly comparable Canadian GAAP measure to EBITDA, is provided below:

(C$ in millions)	Fiscal year ended December 31, 2008
Reconciliation of Net Earnings to EBITDA:
Net earnings	$566
Interest expense	658
Interest income	(56)
Provision for income and resource taxes	727
Tax included in equity earnings, minority interest and discontinued operations	(40)
Depreciation and amortization	1,063
Asset impairment	589
Provision for marketable securities	292
Fort Hills equity loss	115

EBITDA	$3,914

(2)

Total debt and net debt are not measures recognized under Canadian GAAP. Total debt includes both long-term debt and the current portion of long-term debt. Net debt consists of total debt, less cash and cash equivalents, and restricted cash pledged as security for our debt. We present total debt and net debt because we believe they are important supplemental measures of the financial position of a company. We believe that securities analysts, investors and others frequently use this measure to assess the debt capacity of a company and to calculate credit statistics used to assess financial risks of the securities of a company. A reconciliation of long-term debt, the most directly comparable Canadian GAAP measure to total debt and net debt, is provided below:

(C$ in millions)	As at December 31, 2008	As at March 31, 2009
Reconciliation of Long-term Debt to Total Debt and Net Debt (Cash):
Current portion of long-term debt	$7,772	$8,428
Long-term debt	5,102	4,849

Total Debt	12,874	13,277
Less cash and cash equivalents	(850)	(1,632)

Net Debt	$12,024	$11,645

(3)	For the ratio of earnings to fixed charges calculations, earnings consist of pre-tax income from continuing operations before minority interests in consolidated subsidiaries, income or loss from equity investees and fixed charges. Fixed charges include interest and that portion of rent deemed representative of interest.

Risk factors

Before making an investment in the exchange notes, you should carefully consider the risks described below, as well as the information included or incorporated by reference in this prospectus. In addition, please read “Reserve and resource estimates” and “Cautionary statement about forward-looking statements” in this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included, or to the extent not superseded hereby, incorporated by reference in this prospectus.

Risks related to our significant indebtedness and the exchange notes

Our significant indebtedness limits our flexibility and imposes restrictions on us, and a downturn in economic or industry conditions may materially affect our ability to meet our future financial commitments and liquidity needs.

As of June 1, 2009, we had indebtedness of approximately Cdn $11.1 billion, including Cdn $5.0 billion under the amended Facilities. Our ability to satisfy our debt obligations, including the notes, and our ability to refinance our indebtedness, will depend upon our future operating performance, which will be affected by prevailing economic conditions in the markets that we serve and financial, business and other factors, many of which are beyond our control. We may be unable to generate sufficient cash flow from operations and future borrowings or other financing may be unavailable in an amount sufficient to enable us to fund our future financial obligations or our other liquidity needs, including our obligations to repay our indebtedness, a significant amount of which will become due and payable prior to the maturity of the notes.

The amount and terms of our debt could have material consequences to our business, including, but not limited to:

•	making it more difficult for us to satisfy our debt covenants and debt service, lease payment and other obligations;

•	increasing our vulnerability to general adverse economic and industry conditions;

•

requiring us to dedicate a substantial portion of our cash flow from operations and proceeds of any equity issuances to payments on our indebtedness, thereby reducing the availability of cash flow to fund working capital, capital expenditures, acquisitions and investments and other general corporate purposes;

•	limiting our ability to obtain additional financing to fund future acquisitions, working capital, capital expenditures or other general operating requirements;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete; and

•	placing us at a competitive disadvantage when compared to competitors with relatively less amounts of debt.

Despite our current level of indebtedness, we may need to incur additional indebtedness in the future. The terms of the amended Facilities, credit facilities, indentures and other agreements governing our indebtedness allow us to incur additional debt subject to certain limitations. If new debt is added to current debt levels, the risks described above could intensify. Furthermore, if future debt financing is not available to us when required or is not available on acceptable terms, we may be unable to grow our business, take advantage of business opportunities, respond to competitive pressure or refinance maturing debt, any of which could have a material adverse effect on our operating results and financial condition.

We may be unable to repay the notes when due or repurchase the notes when we are required to do so.

At final maturity of the notes of a series or in the event of acceleration of the notes of a series following an event of default, the entire outstanding principal amount of the notes of such series will become due and payable.

If we were unable to make the required payments or repurchases of the notes, it would constitute an event of default under the notes offered hereby and, as a result, under our amended Facilities, credit facilities and other outstanding indebtedness. It is possible that we will not have sufficient funds at maturity or upon acceleration to make the required payments or repurchases of notes and other debt securities.

Some of our financing agreements, including the indenture governing the notes, contain financial and other covenants that, if breached by us, may require us to redeem, repay, repurchase or refinance our existing debt obligations prior to their scheduled maturity. Our ability to refinance such obligations may be restricted due to prevailing conditions in the capital markets, available liquidity and other factors.

We are party to a number of financing agreements, including the amended Facilities and the indentures governing our various senior notes, including the notes, which agreements, indentures and instruments contain financial and other covenants. If we were to breach the financial or other covenants contained in our financing agreements, we may be required to redeem, repay, repurchase or refinance our existing debt obligations prior to their scheduled maturity and our ability to do so may be restricted or limited by the prevailing conditions in the capital markets, available liquidity and other factors. If we are unable to refinance any of our debt obligations in such circumstances, our ability to make capital expenditures and our financial condition and cash flows could be adversely impacted. In addition, from time to time, new accounting rules, pronouncements and interpretations are enacted or promulgated which may require us, depending on the nature of such new accounting rules, pronouncements and interpretations, to reclassify or restate certain elements of our financing agreements and other debt instruments, which may in turn cause us to be in breach of the financial or other covenants contained in our financing agreements and other debt instruments.

We may not be able to finance a change of control offer required by our credit agreements and the indentures governing our various notes, including the notes, because we may not have sufficient funds at the time of the change of control.

If we were to experience a change of control (as defined under the relevant indentures governing our various notes, including the notes, and under our credit facilities), we would, under certain of the indentures, be required to make an offer to purchase all of the notes, debentures or other debt securities issued thereunder then outstanding at a specified premium to the principal amount (often 101%) plus accrued and unpaid interest, if any, to the date of purchase, or to repay indebtedness under the relevant credit facilities. However, we may not have sufficient funds at the time of the change of control to make the required repurchase of the notes, debentures or other debt securities, or to make the required repayment of indebtedness. Our failure to offer to repurchase notes, debentures or other debt securities following a change of control would result in a default under their indentures, which could lead to a cross-default under our credit facilities and under the terms of our other indebtedness.

The value of the collateral securing the pledge bond that secures the notes may not be sufficient to satisfy our obligations under the notes.

No appraisal of the value of the collateral securing the pledge bond has been made in connection with this exchange offer, and the fair market value of the collateral is subject to fluctuations based on factors that include, among others, general economic conditions and similar factors. The amount to be received upon a sale of the collateral would be dependent on numerous factors, including, but not limited to, the actual fair market value of the collateral at such time, the timing and the manner of the sale and the availability of buyers. By its nature, portions of the collateral may be illiquid and may have no readily ascertainable market value. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, the collateral may not be sold in a timely or orderly manner and the proceeds from any sale or liquidation of this collateral may not be sufficient to pay our obligations under the pledge bond that secures the notes. As well, in certain circumstances, collateral may be released in accordance with the terms of the security documents, reducing the value of the collateral securing the pledge bond that secures the notes. There are circumstances other than repayment or discharge of the pledge bond that secures the notes under which the collateral securing the pledge bond that secures the notes will be released automatically, without your consent or the consent of the trustee.

To the extent that pre-existing liens, liens permitted under the indenture and other rights, including liens on excluded assets, such as those securing purchase money obligations and capital lease obligations granted to other parties, encumber any of the collateral securing the pledge bond that secures the notes, those parties have or may exercise rights and remedies with respect to the collateral that could adversely affect the value of the collateral and the ability of the pledge bond trustee under the master trust indenture for the pledge bonds to realize or foreclose on the collateral.

Liquidating the collateral securing the pledge bond that secures the notes may not result in proceeds in an amount sufficient to pay any amounts due under the notes after also satisfying the obligations to pay any creditors with prior liens. If the proceeds of any sale of collateral are not sufficient to repay all amounts due on the pledge bond that secures the notes, the holders of the notes (to the extent not repaid via the pledge bond from the proceeds of the sale of the collateral) would effectively have only an unsecured, unsubordinated claim against our and the subsidiary guarantors’ remaining assets.

We will in most cases have control over the collateral, and the sale of particular assets by us could reduce the pool of assets securing the pledge bond that secures the notes.

The collateral documents allow us to remain in possession of, retain exclusive control over, freely operate, and collect, invest and dispose of any income from, the collateral securing the pledge bond that secures the notes, subject to certain exceptions.

In addition, we will not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act of 1939, as amended (the “TIA”) if we determine, in good faith based on advice of counsel, that, under the terms of that Section and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or such portion of Section 314(d) of the TIA is inapplicable to the released collateral securing the pledge bonds. For example, so long as no default or event of default under the master trust indenture would result therefrom and such transaction would not violate the TIA, we may, and the indenture and the master trust indenture permit us to, among other things, without any release or consent by the indenture trustee, conduct ordinary course activities with respect to such collateral, such as selling, factoring, abandoning or otherwise disposing of such collateral and making ordinary course cash payments (including repayments of indebtedness). See “Description of the notes.”

There are circumstances other than repayment or discharge of the notes under which the collateral securing the pledge bond that secures the notes will be released automatically, without your consent or the consent of the trustee.

Under various circumstances, all or a portion of the collateral securing the pledge bond that secures the notes will be released automatically and without your consent including:

•	collateral in the event that the liens regarding such collateral are released in accordance with the terms of the amended Facilities; and

•	collateral that is sold in a transaction permitted by the master trust indenture or that is owned or acquired by a subsidiary guarantor that has been released from the subsidiary guarantee.

Although the amended Facilities prohibit the sale of certain principal assets without the written consent of a majority of lenders thereunder, and certain of our other credit facilities contain independent consent requirements after the amended Facilities have been repaid, consent of holders of notes is not required for the sale of such assets and, following such sale, such assets would not form part of the collateral. The lenders under the amended Facilities, and certain of our other credit facilities following repayment of the amended Facilities, may not consent to such sales. Further, such lenders’ interests may not be aligned with or may conflict with the interests of the holders of the notes.

In addition, the guarantee of a subsidiary guarantor will be automatically released in connection with a sale of such guarantor or an interest in such guarantor in a transaction not prohibited by the indenture.

The indenture also permits us to designate one or more of our restricted subsidiaries that is a guarantor of the notes as an unrestricted subsidiary. If we designate a subsidiary guarantor as an unrestricted subsidiary, all of the liens on any collateral owned by such subsidiary or any of its subsidiaries and any guarantees of the notes by such subsidiary or any of its subsidiaries will be released under the indenture. Designation of an unrestricted subsidiary will reduce the aggregate value of the collateral securing the pledge bond that secures the notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. In addition, the creditors of the unrestricted subsidiary and its subsidiaries will have a senior claim on the assets of such unrestricted subsidiary and its subsidiaries. See “Description of the notes—Security for the notes.”

The imposition of certain permitted liens will cause the assets on which such liens are imposed to be excluded from the collateral securing the pledge bond that secures the notes. There are also consents required for us to encumber certain assets, which consents may not be obtained.

The indenture permits liens in favor of third parties to secure purchase money indebtedness and capital lease obligations, subject to certain limitations, among other permitted liens, and any assets subject to such liens will be automatically excluded from the collateral securing the pledge bond that secures the notes. In addition, there are consents required for us to encumber certain assets, which consents may not be obtained, and no assurance can be given that we will obtain such consents. See “Description of the notes—Security for the notes.” If an event of default occurs and the notes are accelerated, the notes and the guarantees will rank equally with other unsubordinated and unsecured indebtedness of the relevant entity with respect to such excluded property.

The rights of the pledge bond trustee in the collateral may be adversely affected by the failure to perfect security interests in certain collateral in the future.

Applicable law requires that certain property and rights acquired after the grant of a general security interest, such as real property, equipment subject to a certificate and certain proceeds, can only be perfected at the time such property and rights are acquired and identified. The pledge bond trustee may not monitor, or we may not inform the pledge bond trustee of, the future acquisition of property and rights that constitute collateral, and necessary action may not be taken to properly perfect the security interest in such after-acquired collateral. The pledge bond trustee has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest in favor of the pledge bonds that secure the notes against third parties. In addition, as a consequence of the ability of the agent under the amended Facilities to extend the deadline to deliver security interests in certain assets, such security interests might not be effected prior to the closing of this exchange offer. See— “We may be unable to deliver certain guarantees or security interests in some or all of the assets constituting the collateral.”

The collateral is subject to casualty risks.

We intend to maintain insurance or otherwise insure against hazards in a manner appropriate and customary for our business. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. Insurance proceeds may not compensate us fully for our losses. If there is a complete or partial loss of any of the pledged collateral, the insurance proceeds may not be sufficient to satisfy all of the secured obligations, including the pledge bond that secures the notes.

We are unable to deliver certain guarantees and security interests in the Red Dog Mine.

The Company agreed in favor of the lenders under the amended Facilities to use reasonable commercial efforts to obtain the consent of the direct or indirect minority partners in the Teck Highland Valley Copper Partnership (which the Company owns directly and indirectly as to 97.5%) and the Elkview Mine Limited

Partnership (in which the Company has an indirect 95% interest) to having those entities issue guarantees and pledge bond guarantees, secured in the latter instance by liens on the assets comprising the Highland Valley Copper and Elkview Mines. The Company sought these consents but was informed by the relevant parties that they would not be granted. In addition, the interest of Teck Alaska Incorporated in the Red Dog mine consists of a leasehold interest, which cannot be pledged or assigned as security without the consent of the lessor, the NANA Regional Corporation Inc., an Alaskan Native corporation (“NANA”). The Company has requested this consent but was informed by NANA that it would not be granted. See— “We may be unable to deliver certain other guarantees or security interests in some or all of the assets constituting the collateral.”

We may be unable to deliver certain other guarantees or security interests in some or all of the other assets constituting the collateral.

Under the terms of the collateral documents and as a result of an extension granted by the agent under the amended Facilities, we have until July 15, 2009 (August 15, 2009 in the case of security in our partnership interest in Fort Hills Energy Limited Partnership) (subject to the ability of the agent under the amended Facilities to, in its reasonable discretion, grant to us a further extension beyond such date for a period of up to 120 days from the date of the amended Facilities) and subject to the ability of the lenders under the amended Facilities to waive, in whole or in part, such obligations to cause our foreign material subsidiaries to provide guarantees for the benefit of the Senior Secured Pledge Bonds and to deliver a security interest in certain assets that will constitute collateral. Moreover, as the notes will only be guaranteed by those subsidiaries of ours that provide guarantees for the benefit of the Senior Secured Pledge Bonds, if we are unable to cause any such subsidiary to provide guarantees for the benefit of the Senior Secured Pledge Bonds, claims under the notes would be structurally subordinated to the claims of creditors of such subsidiaries. If we are unable to deliver a security interest in some or all of these assets, it would have an adverse effect in the value of the collateral securing the notes, and the proceeds received from liquidating the collateral may not be sufficient to pay any amounts due under the pledge bond that secures the notes. In addition, if we are unable to deliver a guarantee or a security interest in any of the assets, we may be in default under the amended Facilities which could lead to a cross-default under the indenture governing the notes and the terms of our other indebtedness.

The granting of a security interest in certain of the properties expected to ultimately form part of the collateral requires the consent of one or more third parties. We have agreed with the lenders under the amended Facilities to use reasonable commercial efforts to secure these consents. If despite such efforts we are unable to obtain any such consent, then the property subject to such consent requirement will not comprise a portion of the collateral. In addition, the lenders under the amended Facilities may, without the consent of the holders of the notes or the trustee, waive our obligation to grant security in respect of any assets, with the result that any assets subject to such waiver would not comprise a portion of the collateral. Any such waiver may be granted by lenders under the Bridge Credit Agreement and Term Credit Agreement holding more than 50% of the loans thereunder, provided that if the aggregate book value of the properties in respect of which waivers are sought exceeds C$1 billion, the consent of lenders holding more than 75% of the loans thereunder will be required. If we do not obtain the necessary waiver we will be in default under the amended Facilities, which would result in a cross default under the indenture governing the notes. See— “We are unable to deliver certain guarantees and security interests in the Red Dog Mine.”

As a consequence of the above, the extent of the guarantees for the benefit of the Senior Secured Pledge Bonds and of the assets pledged as collateral is not in the control of the holders of the notes or the Trustee, and instead the holders of the notes will benefit from such guarantors and pledged assets only to the extent required by the lenders under the Bridge Credit Agreement and the Term Loan Agreement.

In the event of our bankruptcy, the ability of the pledge bond trustee to realize upon the collateral will be subject to certain bankruptcy law limitations.

Under applicable U.S. federal bankruptcy laws, secured creditors are prohibited from repossessing their security from a debtor in a bankruptcy case without bankruptcy court approval and may be prohibited from disposing of security repossessed from such a debtor without bankruptcy court approval. Moreover, applicable federal bankruptcy laws generally permit the debtor to continue to retain collateral, including cash collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.”

The meaning of the term “adequate protection” may vary according to the circumstances, but is intended generally to protect the value of the secured creditor’s interest in the collateral at the commencement of the bankruptcy case and may include cash payments or the granting of additional security if and at such times as the court, in its discretion, determines that a diminution in the value of the collateral occurs as a result of the stay of repossession or the disposition of the collateral during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a U.S. bankruptcy court, we cannot predict whether or when the trustee under the indenture for the notes could foreclose upon or sell the collateral, how long payments under the notes could be delayed following commencement of a bankruptcy case, or whether or to what extent holders of notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection.”

Canadian corporate insolvency laws are different from the corporate insolvency laws of the United States. In particular, proceedings under the Companies’ Creditors Arrangement Act (the “CCAA”), which provides for the potential reorganization of an insolvent company, differ from Chapter 11 of the U.S. Bankruptcy Code. Under the CCAA, secured creditors may be prevented from repossessing their security from a debtor company in a CCAA proceeding without approval from the court supervising the proceeding, and may be prevented from disposing of security repossessed from such debtor without court approval. In CCAA proceedings, the debtor may continue to retain collateral, including cash collateral, even though the debtor is in default under applicable debt instruments.

Unlike Chapter 11 of the U.S. Bankruptcy Code, under the statutory provisions of the CCAA, there is no explicit concept of “adequate protection.” Courts under the CCAA have broad discretion, and may utilize this discretion to order in the Initial Order that commences proceedings under the CCAA, or in subsequent orders, that the collateral held by a secured creditor is not to be diminished during the CCAA proceedings. However, this power is discretionary, and we cannot predict when, or whether, a trustee under the indenture for the notes could realize upon the collateral, or whether, or to what extent, holders of notes would be compensated for any delay in payment or loss of value of the collateral.

Some guarantees and security interests were granted by entities organized other than under the laws of Canada and the United States, and remedies in respect of such guarantees and security interests are governed by, and may be limited under, the laws of such other jurisdictions.

Moreover, the collateral agent and the indenture trustee may need to evaluate the impact of the potential liabilities before determining to foreclose on collateral consisting of real property, if any, because secured creditors that hold a security interest in real property may be held liable under environmental laws for the costs of remediating or preventing the release or threatened releases of hazardous substances at such real property. Consequently, the collateral agent may decline to foreclose on such collateral or exercise remedies available in respect thereof if it does not receive indemnification to its satisfaction from the holders of the notes.

The issuer’s holding company structure may impact the ability of the holders of notes to receive payment on the notes.

The issuer is a holding company with no material assets other than the capital stock of our subsidiaries and partnerships. As a result, our ability to repay our indebtedness, including the notes, is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Our subsidiaries, other than the guarantors, do not have any obligation to pay amounts due on the notes or to make funds available for that purpose. In addition, our subsidiaries may not be able to, or be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including each series of notes. Each of our subsidiaries is a distinct legal entity and, under certain circumstances, legal and contractual restrictions, as well as the financial condition and operating requirements of our subsidiaries, may limit our ability to obtain cash from our subsidiaries. Our right to participate in any distribution of our subsidiaries’ assets upon their liquidation, reorganization or insolvency would generally be subject to the prior claims of the subsidiaries’ creditors, including any trade creditors and preferred shareholders.

A financial failure by any entity in which we have an interest may hinder the payment of the notes.

A financial failure by any entity in which we have an interest could affect payment of the notes if a bankruptcy court were to “substantively consolidate” that entity with our subsidiaries and/or with us. If a bankruptcy court substantively consolidated an entity in which we have an interest with our subsidiaries and/or with us, the assets of each entity so consolidated would be subject to the claims of creditors of all entities so consolidated. This could expose our creditors, including holders of the notes, to potential dilution of the amount ultimately recoverable because of the larger creditor base.

The terms of the agreements governing our indebtedness contain significant restrictions that limit our operating and financial flexibility.

The indenture, the amended Facilities, our revolving credit facilities, bilateral credit facilities, certain hedging obligations and other agreements governing our indebtedness contain or will contain covenants that, among other things, limit our ability and the ability of our subsidiaries to:

•	incur additional indebtedness;

•	pay dividends or make distributions in respect of our capital stock or make certain other restricted payments or investments;

•	sell assets, including the capital stock of our restricted subsidiaries;

•	incur liens;

•	enter into transactions with our affiliates;

•	create or permit to exist restrictions on our ability or the ability of our restricted subsidiaries to make any payments and distributions;

•	enter into sale and leaseback transactions;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; and

•	designate our subsidiaries as unrestricted subsidiaries.

In addition, the amended Facilities and certain of those other credit facilities and other agreements require that we meet certain financial tests, including minimum interest coverage and maximum leverage tests.

Any failure to comply with the restrictions of our indentures or any agreement governing our other indebtedness may result in an event of default under those agreements. Such default may allow the creditors to accelerate the related debt, which acceleration may trigger cross-acceleration or cross-default provisions in other debt. Our assets and cash flow may not be sufficient to fully repay borrowings under our outstanding debt instruments, either upon maturity or, if accelerated, upon an event of default.

If, when required, we are unable to repay, refinance or restructure our indebtedness under, or amend the covenants contained in, our amended Facilities, or if a default otherwise occurs, the lenders under our amended Facilities could elect to terminate their commitments thereunder, cease making further loans, declare all borrowings outstanding, together with accrued interest and other fees, to be immediately due and payable, institute foreclosure proceedings against those assets that secure the borrowings under our amended Facilities and prevent us from making payments on the notes. Any such actions could force us into bankruptcy or liquidation, and we cannot provide any assurance that we could repay our obligations under the notes in such an event.

The notes will be structurally subordinated to the indebtedness of our subsidiaries that are not guarantors of the notes.

You will not have any claim as a creditor against our subsidiaries that are not guarantors of the notes, which includes Elkview Mine Limited Partnership, Teck Highland Valley Copper Partnership, Compania Minera Quebrada Blanca S.A. and Compania Minera Carmen de Andacollo S.A. As a result, all indebtedness and other liabilities, including trade payables, of the non-guarantor subsidiaries, whether secured or unsecured, must be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us in order for us to meet our obligations with respect to the notes. As of March 31, 2009, our subsidiaries that are not guarantors of the notes had indebtedness, including trade payables, of approximately $170 million.

Federal and state fraudulent transfer laws permit a court to void the notes and the guarantees, and, if that occurs, you may not receive any payments on the notes.

The issuance of the notes and the guarantees may be subject to review under federal and state fraudulent transfer and conveyance statutes. While the relevant laws may vary from state to state, under such laws the payment of consideration will be a fraudulent conveyance if (1) we paid the consideration with the intent of hindering, delaying or defrauding creditors or (2) we or any of our guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing either the notes or a guarantee, and, in the case of (2) only, one of the following is also true:

•	we were, or any of our guarantors was, insolvent or rendered insolvent by reason of the incurrence of the indebtedness;

•	payment of the consideration left us or any of our guarantors with an unreasonably small amount of capital to carry on the business; or

•	we or any of our guarantors intended to, or believed that we or it would, incur debts beyond our or its ability to pay as they mature.

If a court were to find that the issuance of the notes or a guarantee was a fraudulent conveyance, the court could void the payment obligations under the notes or such guarantee or further subordinate the notes or such guarantee to presently existing and future indebtedness of ours or such guarantor, or require the holders of the notes to repay any amounts received with respect to the notes or such guarantee. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the notes. Further, the voidance of the notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of that debt.

Generally, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets; or

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time, or regardless of the standard that a court uses, that the issuance of the notes and the guarantees would not be further subordinated to our or any of our guarantors’ other debt.

If the guarantees were legally challenged, any guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration. A court could thus void the obligations under the guarantees, subordinate them to the applicable guarantor’s other debt or take other action detrimental to the holders of the notes.

In the event that we become insolvent, insolvency proceedings will be governed by Canadian law and the laws of other jurisdictions.

We are incorporated in, and subject to, the laws of Canada. Canadian corporate insolvency laws, which are principally contained in the CCAA and the Bankruptcy and Insolvency Act (the “BIA”) are different from the corporate insolvency or bankruptcy laws of the United States. In particular, proceedings under the CCAA, which provides for the potential re-organization of an insolvent company, differ significantly from Chapter 11 under the U.S. Bankruptcy Code. If we become insolvent, the treatment and ranking of the holders of the notes, other creditors and shareholders under Canadian law may be different than the treatment and ranking under the bankruptcy laws of the United States.

The notes may be challenged under applicable insolvency, or other laws, which could impair the enforceability of the notes. Under corporate insolvency laws in Canada, a note could be voided. The liability of a grantor of the notes or a guarantor’s liability under its guarantee could be reduced to zero, if successfully challenged by a trustee in bankruptcy (a “Trustee”) under the provisions of the BIA. In addition, various other orders could be made by a court in relation to the notes and the guarantees, such as orders preventing payments being made under the notes and the guarantees, and orders requiring the repayment of monies paid or providing for the discharge of debts.

Under Canadian law, if a Trustee is appointed under the BIA with respect to any Canadian company, the Trustee would have the power to investigate the validity of past transactions and may seek various court orders, including orders to have declared void certain transactions entered into prior to the bankruptcy of such company and for the repayment of money. These transactions include transactions which:

•	are with related parties and at below the fair market value for the assets transferred;

•	result in property being transferred for no or inadequate consideration;

•	unfairly disregard the interests of creditors;

•	result in fraudulent preference being given to a creditor; or

•	otherwise defeat, hinder, delay or defraud creditors.

There are varying periods before the commencement or deemed commencement of a company’s bankruptcy under the BIA during which, if the company enters into a transaction of a type that is voidable, the transaction may be set aside as a result of a Trustee seeking a court order. For example, a preference transaction entered into when the company is insolvent or which results in the company becoming insolvent, may be declared void if the company entered into it within the three-month period preceding the commencement of the company’s bankruptcy or, if the transaction was with a related entity, within a twelve-month period.

The test for whether a company is an “insolvent person” under the BIA in this context is whether the relevant company is able to pay its obligations generally when they become due or whether the assets of the company, on fair valuation, are insufficient, or if disposed of at a fairly conducted sale under legal process would not be sufficient, to pay all of the obligations of the company due and accruing due.

Under Canadian law, a note or guarantee given by a company may be set aside on a number of grounds in addition to the voidable transactions described above. In addition, enforcement of the guarantees against any guarantor would be subject to certain “suretyship” defences available to guarantors generally. Enforcement could also be subject to other defences available to the guarantors in certain circumstances. To the extent that the guarantees are not enforceable, the holders of the notes would have no claims against the guarantors.

In addition, under the laws of Canada, our other debts and liabilities, such as certain employee entitlements, pension liabilities or other amounts owed to taxing authorities and other government claimants, may rank ahead of claims under the notes or the guarantees in the event of insolvency or similar proceedings.

The issuance of the notes and the guarantees may be subject to review under Canadian provincial assignment and preference and fraudulent conveyance statutes. While the relevant laws may vary from province to province, under such laws, the making of a transfer or payment may be a fraudulent conveyance or a voidable assignment or preference under provincial law if: (i) the payment or transfer of property was made with the intent of defeating, hindering, delaying or defrauding creditors; and (ii) we were, or any of our guarantors was, insolvent or rendered insolvent by reason of the incurrence of the indebtedness, or if we or any of our guarantors knew that we or any of our guarantors were on the eve of insolvency.

If a court were to find that the issuance of the notes or a guarantee was a fraudulent conveyance or a voidable preference under provincial law, the court could void the payment obligations under the notes or such guarantee or require the holders of the notes to repay any amounts received with respect to the notes or such guarantee. In the event of the court making a declaration that a fraudulent conveyance or voidable preference had occurred under provincial law, holders may not receive any repayment on the notes. Further, the declaration that the notes are void could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of that debt.

In addition, there can be no assurance as to how the insolvency laws of the various jurisdictions in which we operate will be applied in relation to one another.

There is no established trading market for the exchange notes. Furthermore, if an active trading market does not develop for the exchange notes, or if the market is not liquid, you may not be able to resell them quickly, or at all, or resell them at the price you paid.

The exchange notes will be registered under the Securities Act, but the exchange notes will constitute an issue of securities for which there is no established trading market, and no assurance can be given as to:

•	the liquidity of any such market that may develop;

•	the ability of holders of the exchange notes to sell their exchange notes; or

•	the price at which the holders of the exchange notes would be able to sell their exchange notes.

If such a market were to exist, we also cannot assure that you will be able to sell the exchange notes at a particular time or that the price that you receive when you sell will be favorable. Future trading prices of the initial notes and exchange notes will depend on many factors, including:

•	our operating performance and financial condition;

•	the interest of securities dealers in making a market; and

•	the market for similar securities.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the exchange notes will be subject to disruptions. Any disruptions may have a negative effect on noteholders, regardless of our prospects and financial performance.

The exchange notes will be treated as issued with original issue discount for United States federal income tax purposes.

Because the initial notes were issued with original issue discounts, the exchange notes should be treated as having been issued with original issue discount for United States federal income tax purposes. United States holders of exchange notes generally will be required to include the original issue discount in their gross income for United States federal income tax purposes as it accrues, regardless of their regular method of accounting. United States holders of exchange notes should be aware that the amount of interest (including original issue discount) that a United States holder of exchange notes is required to include in gross income for each year for United States federal income tax purposes generally will exceed the amount of cash interest that is received by such a holder during each such year. United States holders of exchange notes should read the section entitled “Certain federal income tax consideration—Material United States federal income tax considerations” regarding the United States federal income tax consequences of the exchange of the initial notes for exchange notes pursuant to the exchange offer and the ownership and disposition of exchange notes.

Risks related to the exchange offer

The issuance of the exchange notes may adversely affect the market for the initial notes.

To the extent the initial notes are tendered and accepted in the exchange offer, the trading market for the untendered and tendered but unaccepted initial notes could be adversely affected. Because we anticipate that most holders of the initial notes will elect to exchange their initial notes for exchange notes due to the absence of restrictions on the resale of exchange notes under the Securities Act, we anticipate that the liquidity of the market for any initial notes remaining after the completion of this exchange offer may be substantially limited. Please refer to the section in this prospectus entitled “The Exchange Offer—Your failure to participate in the exchange offer will have adverse consequences.”

Your initial notes will not be accepted for exchange if you fail to follow the exchange procedures.

We will not accept your initial notes for exchange if you do not follow the exchange offer procedures. We will issue exchange notes as part of this exchange offer only after a timely receipt of your initial notes including acceptance of the terms and conditions of the exchange offer through DTC. If we do not receive your initial notes by the time of expiration of the exchange offer in electronic form as set forth in this prospectus, we will not accept your initial notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of outstanding initial notes for exchange. If there are defects or irregularities with respect to your tender of initial notes, we will not accept your initial notes for exchange.

Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes.

Based on interpretations of the staff of the Commission contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983), we believe that you may offer for resale, resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your exchange notes. In these cases, if you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes under the Securities Act, you may incur liability under this act. We do not and will not assume, or indemnify you against, this liability.

Risks related to our business

Current global financial conditions may adversely affect our operations, refinancing plans and financial condition.

Current global financial conditions have been volatile. Disruption of financial markets and a general deterioration in global economies have adversely affected commodity markets. Access to financing has been negatively affected by many factors, including the financial distress of banks and other credit market participants, as a result of the global financial crisis. This has affected and may continue to affect our ability to obtain equity or debt financing. In addition, these global economic conditions may cause decreases in asset values that are deemed to be other than temporary, which may result in impairment losses. If this volatility and market disruption continues, our operations, refinancing plans and financial condition could be adversely affected.

We face risks in the mining and metals business.

The business of exploring for minerals is inherently risky. Few properties that are explored are ultimately developed into producing mines. The reasons why a mineral property may be non-productive often cannot be anticipated in advance. Even after the commencement of mining operations, such operations may be subject to risks and hazards, including environmental hazards, industrial accidents, unusual or unexpected geological formations, unanticipated metallurgical difficulties, ground control problems and flooding. The Trail metallurgical operations, and our concentrate mills and coal preparation plants are also subject to risks of process upsets and equipment malfunctions. Equipment and supplies may from time to time be unavailable on a timely basis. The occurrence of any of the foregoing could result in damage to or destruction of mineral properties or production facilities, personal injuries or death, environmental damage, delays or interruption of production, increases in production costs, monetary losses, legal liability and adverse governmental action.

Fluctuations in the market price of base metals, specialty metals, metallurgical coal and gold may significantly adversely affect the results of our operations.

The results of our operations are significantly affected by the market price of base metals, specialty metals, metallurgical coal and gold, which are cyclical and subject to substantial price fluctuations. Our earnings are particularly sensitive to changes in the market price of zinc, copper and metallurgical coal. Market prices can be affected by numerous factors beyond our control, including levels of supply and demand for a broad range of industrial products, substitution of new or different products in critical applications for our existing products, expectations with respect to the rate of inflation, the relative strength of the Canadian dollar and of certain other currencies, interest rates, speculative activities, global or regional political or economic crises and sales of gold and base metals by holders in response to such factors. If prices should decline below our cash costs of production and remain at such levels for any sustained period, we could determine that it is not economically feasible to continue commercial production at any or all of our mines. We may also curtail or suspend some or all of our exploration activities, with the result that our depleted reserves are not replaced.

Our general policy is not to hedge changes in prices of our mineral production. From time to time, however, we have in the past and may in the future undertake hedging programs in specific circumstances, with an intention to reduce the risk of a commodity’s market price while optimizing upside participation, to maintain adequate cash flows and profitability to contribute to the long-term viability of our business. There are, however, risks associated with hedging programs including, among other things, an increase in the world price of the commodity, an increase in gold lease rates (in the case of gold hedging), an increase in interest rates, rising operating costs, counterparty risks and production interruption events.

Our insurance may not provide adequate coverage.

Our property, business interruption and liability insurance may not provide sufficient coverage for losses related to these or other hazards. Insurance against certain risks, including certain liabilities for environmental pollution, may not be available to us or to other companies within the industry. In addition, our insurance coverage may not continue to be available at economically feasible premiums, or at all. Any such event could have a material adverse affect on our business.

We could be subject to potential labor unrest or other labor disturbances as a result of the failure of negotiations in respect of our collective agreements.

Over 5,300 of our approximately 9,000 employees are employed under collective bargaining agreements. We could be subject to labor unrest or other labor disturbances as a result of delays in or the failure of negotiations in respect of our collective agreements, which could, while ongoing, have a material adverse effect on our business. See “Business and properties—Human resources” for the expiry date of the collective bargaining agreements covering unionized employees at our material operations.

We may not be able to hire enough skilled employees to support our operations.

We compete with other mining companies to attract and retain key executives and skilled and experienced employees. The mining industry is labor intensive and our success depends to a significant extent on our ability to attract, hire, train and retain qualified employees, including our ability to attract employees with needed skills in the geographic areas in which we operate. We could experience increases in our recruiting and training costs and decreases in our operating efficiency, productivity and profit margins, if we are not able to attract, hire and retain a sufficient number of skilled employees to support our operations.

We could become subject to material pension liabilities.

We have assets in defined benefit pension plans which arise through employer contributions and returns on investments made by the plans. The returns on investments are subject to fluctuations depending upon market conditions and we are responsible for funding any shortfall of pension assets compared to our pension obligations under these plans.

We also have certain obligations to former employees with respect to post-retirement benefits. The cost of providing these benefits can fluctuate and the fluctuations can be material.

Our liabilities under defined benefit pension plans and in respect of other post-retirement benefits are estimated based on actuarial and other assumptions. These assumptions may prove to be incorrect and may change over time and the effect of these changes can be material.

Fluctuations in the price and availability of consumed commodities affect our costs of production.

Prices and availability of commodities consumed or used in connection with exploration, development, mining, smelting and refining, such as natural gas, diesel, oil and electricity, as well as reagents such as copper sulfate, also fluctuate and these fluctuations affect the costs of production at our various operations. Our smelting and refining operations at Trail require concentrates that we purchase from third parties. The availability of those concentrates and the treatment charges we can negotiate fluctuate depending on market conditions. These fluctuations can be unpredictable, can occur over short periods of time and may have a materially adverse impact on our operating costs or the timing and costs of various projects. Our general policy is not to hedge our exposure to changes in prices of the commodities we use in our business.

Our ability to acquire properties may be affected by competition from other mining companies.

Because the life of a mine is limited by its ore reserves, we are continually seeking to replace and expand our reserves through the exploration of our existing properties as well as through acquisitions of interests in new properties or of interests in companies which own such properties. We encounter strong competition from other mining companies in connection with the acquisition of properties. This competition may increase the cost of acquiring suitable properties, should such properties become available to us.

We face competition in product markets.

The mining industry in general is intensely competitive and even if commercial quantities of mineral resources are developed, a profitable market may not exist for the sale of such minerals. We must sell base metals, metal concentrates, by-product metals and concentrate, metallurgical coal and gold at prices determined by world markets over which we have no influence or control. Our competitive position is determined by our costs in comparison to those of other producers in the world. If our costs increase due to our locations, grade and nature of orebodies, foreign exchange rates, or our operating and management skills, our profitability may be affected. We have to compete with larger companies that have greater assets and financial and human resources than us, and which may be able to sustain larger losses than us to develop or continue business.

We may face restricted access to markets in the future.

Access to our markets may be subject to ongoing interruptions and trade barriers due to policies and tariffs of individual countries, and the actions of certain interest groups to restrict the import of certain commodities. Although there are currently no significant trade barriers existing or impending of which we are aware that do, or could, materially affect our access to certain markets, there can be no assurance that our access to these markets will not be restricted in the future.

Our reserve and resource estimates may prove to be incorrect.

We estimate and report oil and gas resources in accordance with the requirements of the applicable Canadian securities regulatory authorities and industry practice. Estimates of resources for oil and gas reporting purposes are not comparable to mineral reserve and resource estimates.

This prospectus and certain documents incorporated herein also incorporates estimates of mineral resources which are required by NI 43-101. Mineral resources are concentrations or occurrences of minerals that are judged to have reasonable prospects for economic extraction, but for which the economics of extraction cannot be assessed, whether because of insufficiency of geological information or lack of feasibility analysis, or for which economic extraction cannot be justified at the time of reporting. Consequently, mineral resources are of a higher risk and are less likely to be accurately estimated or recovered than mineral reserves.

Our mineral reserves and resources are estimated by persons who are employees of the respective operating company for each of our operations under the supervision of our employees. These individuals are not “independent” for purposes of applicable securities legislation. As a rule, we do not use outside sources to verify mineral reserves or resources except at the initial feasibility stage.

The mineral reserve and resource figures in this prospectus and certain documents incorporated by reference herein are estimates based on the interpretation of limited sampling and subjective judgments regarding the grade, continuity and existence of mineralization, as well as the application of economic assumptions, including assumptions as to operating costs, foreign exchange rates and future commodity prices. The sampling, interpretations or assumptions underlying any reserve or resource estimate may be incorrect, and the impact on reserves or resources may be material. Should the mineralization and/or configuration of a deposit ultimately turn out to be significantly different from that currently envisaged, then the proposed mining plan may have to be altered in a way that could affect the tonnage and grade of the reserves mined and rates of production and, consequently, could adversely affect the profitability of the mining operations. In addition, short term operating factors relating to the reserves, such as the need for orderly development of orebodies or the processing of new or different ores, may cause reserve and resource estimates to be modified or operations to be unprofitable in any particular fiscal period.

There can be no assurance that our projects or operations will be, or will continue to be, economically viable, that the indicated amount of minerals will be recovered or that they will be recovered at the prices assumed for purposes of estimating reserves.

The depletion of our mineral reserves may not be offset by future discoveries or acquisitions of mineral reserves.

We must continually replace mineral reserves depleted by production to maintain production levels over the long term. This is done by expanding known mineral reserves or by locating or acquiring new mineral deposits. There is, however, a risk that depletion of reserves will not be offset by future discoveries of mineral reserves. Exploration for minerals and oil and gas is highly speculative in nature and the projects involve many risks. Many projects are unsuccessful and there are no assurances that current or future exploration programs will be successful. Further, significant costs are incurred to establish mineral or oil and gas reserves and to construct mining and processing facilities. Development projects have no operating history upon which to base estimates of future cash flow and are subject to the successful completion of feasibility studies, obtaining necessary government permits, obtaining title or other land rights and availability of financing. In addition, assuming discovery of an economic orebody, depending on the type of mining operation involved, many years may elapse from the initial phases of drilling until commercial operations are commenced. Accordingly, there can be no assurances that our current work programs will result in any new commercial mining operations or yield new reserves to replace and/or expand current reserves.

We face risks associated with the issuance and renewal of environmental permits.

Numerous governmental permits or approvals are required for mining operations. We have significant permitting activities currently underway for new projects and for the expansion of existing operations. These include the Aqqaluk deposit at the Red Dog Mine, the Fort Hills and Frontier/Equinox Oil Sands projects, coal mine expansions in the Elk Valley, and the expansion of the Highland Valley Copper Mine. When we apply for these permits and approvals, we are often required to prepare and present data to various government authorities pertaining to the potential effects or impacts that any proposed project may have upon the environment. The authorization, permitting and implementation requirements imposed by any of these authorities may be costly and time consuming and may delay commencement or continuation of mining operations. Regulations also provide that a mining permit or modification can be delayed, refused or revoked. Past or ongoing violations of government mining laws could provide a basis to revoke existing permits and to deny the issuance of additional permits. In some jurisdictions, the issuance of environmental impact statements and permits are subject to appeal and the resolution of appeals can be uncertain and take months or years to resolve.

We may be adversely affected by currency fluctuations.

Our operating results and cash flow are affected by changes in the Canadian dollar exchange rate relative to the currencies of other countries. Exchange rate movements can have a significant impact on results as a significant portion of our operating costs are incurred in Canadian and other currencies and most revenues are earned in U.S. dollars. To reduce the exposure to currency fluctuations, we enter into limited foreign exchange contracts from time to time, but these hedges do not eliminate the potential that such fluctuations may have an adverse effect on us. In addition, foreign exchange contracts expose us to the risk of default by the counterparties to such contracts, which could have a material adverse effect on our business.

We may be adversely affected by interest rate changes.

Our exposure to changes in interest rates results from investing and borrowing activities undertaken to manage our liquidity and capital requirements. We have incurred indebtedness that bears interest at fixed and floating rates, and we have entered into interest rate swap agreements to effectively convert some fixed rate exposure to floating rate exposure. There can be no assurance that we will not be materially adversely affected by interest rate changes in the future. In addition, our use of interest rate swaps exposes us to the risk of default by the counterparties to such arrangements. Any such default could have a material adverse effect on our business.

Changes in environmental, health and safety laws may have a material adverse effect on our operations.

Environmental, health and safety legislation affects nearly all aspects of our operations, including mine development, worker safety, waste disposal, emissions controls and protection of endangered and protected species. Compliance with environmental, health and safety legislation can require significant expenditures and failure to comply with environmental, health or safety legislation may result in the imposition of fines and penalties, the temporary or permanent suspension of operations, clean-up costs arising out of contaminated properties, damages, and the loss of important permits. Exposure to these liabilities arises not only from our existing operations, but from operations that have been closed or sold to third parties. We are required to reclaim properties after mining is completed and specific requirements vary among jurisdictions. In some cases, we may be required to provide financial assurances as security for reclamation costs, which may exceed our estimates for such costs. Our historical operations have generated significant environmental contamination. We could also be held liable for worker exposure to hazardous substances. There can be no assurances that we will at all times be in compliance with all environmental, health and safety regulations or that steps to achieve compliance would not materially adversely affect our business.

Environmental, health and safety laws and regulations are evolving in all jurisdictions where we have activities. We are not able to determine the specific impact that future changes in environmental laws and regulations may have on our operations and activities, and our resulting financial position; however, we anticipate that capital expenditures and operating expenses will increase in the future as a result of the implementation of new and increasingly stringent environmental, health and safety regulations. For example, emissions standards for carbon dioxide and sulphur dioxide are becoming increasingly stringent as are laws relating to the use and production of regulated chemical substances. Further changes in environmental, health and safety laws, new information on existing environmental, health and safety conditions or other events, including legal proceedings based upon such conditions, or an inability to obtain necessary permits, could require increased financial reserves or compliance expenditures or otherwise have a material adverse effect on us. Changes in environmental, health and safety legislation could also have a material adverse effect on product demand, product quality and methods of production and distribution. In the event that any of our products were demonstrated to have negative health effects, we could be exposed to workers compensation and product liability claims which could have a material adverse effect on our business.

We are highly dependent on third parties for the provision of transportation services.

Due to the geographical location of many of our mining properties and operations, we are highly dependent on third parties for the provision of rail and port services. We negotiate prices for the provision of these services in circumstances where we may not have viable alternatives to using specific providers, or have access to regulated rate setting mechanisms. Contractual disputes, demurrage charges, rail and port capacity issues, availability of vessels and rail cars, weather problems or other factors can have a material adverse effect on our ability to transport materials according to schedules and contractual commitments.

Our Red Dog mine operates year-round on a 24 hour per day basis. The annual production of the mine must be stored at the port site and shipped within an approximate 100-day window when sea ice and weather conditions permit. Two purpose-designed shallow draft barges transport the concentrates to deep water moorings. The barges cannot operate in severe swell conditions.

Unusual ice or weather conditions, or damage to the barges or ship loading equipment could restrict our ability to ship all of the stored concentrate. Failure to ship the concentrate during the shipping season could have a material adverse effect on our sales, as well as on our Trail metallurgical operations, and could materially restrict mine production subsequent to the shipping season.

Aboriginal title claims and rights to consultation and accommodation may affect our existing operations as well as development projects and future acquisitions.

Governments in many jurisdictions must consult with aboriginal peoples with respect to grants of mineral rights and the issuance or amendment of project authorizations. Consultation and other rights of aboriginal people may require accommodations, including undertakings regarding employment and other matters in impact and benefit agreements. This may affect our ability to acquire within a reasonable time frame effective mineral titles in these jurisdictions, including in some parts of Canada in which aboriginal title is claimed, and may affect the timetable and costs of development of mineral properties in these jurisdictions. The risk of unforeseen aboriginal title claims also could affect existing operations as well as development projects and future acquisitions. These legal requirements may affect our ability to expand or transfer existing operations or to develop new projects.

We operate in foreign jurisdictions and face added risks and uncertainties due to different economic, cultural and political environments.

Our business operates in a number of foreign countries where there are added risks and uncertainties due to the different economic, cultural and political environments. Some of these risks include nationalization and expropriation, social unrest and political instability, uncertainties in perfecting mineral titles, trade barriers and exchange controls and material changes in taxation. Further, developing country status or an unfavorable political climate may make it difficult for us to obtain financing for projects in some countries.

We face risks associated with our development projects.

The Fort Hills project is at an early stage of development, and a project development decision has been deferred in light of significant project cost escalation. Petro-Canada Limited (“Petro-Canada”), as project operator, in consultation with UTS Energy Corporation (“UTS”) and us, will be responsible for further definition of the scope and parameters of the project and its design and development, and we have not developed a viable project execution plan. There can be no assurance that the development or construction activities will commence in accordance with current expectations or at all. The Galore Creek project is at a similar stage of development. Construction and development of these projects are subject to numerous risks, including, without limitation:

•

risks resulting from the fact that the Fort Hills project and the Galore Creek project are at an early stage of development and therefore are subject to development and construction risks, including the risk of significant cost overruns and delays in construction, and technical and other problems;

•	risks associated with delays in obtaining, or conditions imposed by, regulatory approvals;

•	risks associated with obtaining amendments to existing regulatory approvals and additional regulatory approvals which will be required;

•	risks of significant fluctuation in prevailing prices for copper, gold, oil, other petroleum products and natural gas, which may affect the profitability of the projects;

•	risks resulting from the fact that we are a minority partner in Fort Hills Partnership and major decisions with respect to project design and construction may be made without our consent;

•	risks associated with the fact that our company and NovaGold Canada Inc. are 50% partners in the Galore Creek project and major project decisions require the agreement of both parties;

•	risks associated with litigation;

•	risks resulting from dependence on third parties for services and utilities for the project;

•	risks associated with the ability of our partners to finance their respective shares of project expenditures; and

•	risks associated with our being in a position to finance our share of project costs, or obtaining financing for these projects on commercially reasonable terms or at all.

The interests of major shareholders may conflict with the interests of the holders of the notes.

Temagami Mining Company Limited (“Temagami”) has informed us that as of March 2, 2009, it beneficially owned or exercised direction or control, directly or indirectly, over 4,300,000 of our Class A common shares (representing 45.97% of the Class A common shares outstanding) and 860,000 of our Class B subordinate voting shares (representing 0.18% of the Class B subordinate voting shares outstanding), which shares represent 30.50% of the total votes attached to the combined outstanding Class A common shares and Class B subordinate voting shares. Although not a controlling interest per se, this is a significant voting interest. As with other shareholders, Temagami’s interests in our business, operations and financial condition from time to time may not be aligned with, or may conflict with, the interests of the holders of notes. So long as Temagami owns a significant amount of our outstanding common shares, it may have influence over our decisions.

Regulatory efforts to control greenhouse gas emissions could materially negatively affect our business.

Our businesses include several operations that emit large quantities of carbon dioxide, or that produce or will produce products that emit large quantities of carbon dioxide when consumed by end users. This is particularly the case with our metallurgical coal operations and our oil sands projects. Carbon dioxide and other greenhouse gases are the subject of increasing public concern and regulatory scrutiny.

The Kyoto Protocol is an international agreement that sets limits on greenhouse gas emissions from certain signatory countries. While the United States government has announced that it will not ratify the protocol, the Canadian Parliament voted to ratify its participation in this agreement and the Kyoto Protocol came into force in Canada on February 16, 2005. The Kyoto agreement commits Canada to limit its net greenhouse gas emissions to 6% below the levels emitted in 1990. Canada’s current level of greenhouse gas emissions significantly exceeds the agreed-upon limit.

In 2007, the Government of Canada announced a policy objective of reducing total Canadian greenhouse gas emissions by 20% below 2006 levels by 2020 and by 60% to 70% below that level by 2050. As part of this initiative, the federal government intends to require reductions in emission intensity levels from certain industrial facilities, including oil and gas facilities and smelting and refining facilities, by 6% per year for each year from 2007 to 2010 and 2% per year each year thereafter. Affected facilities will be permitted to meet reduction targets by emissions trading or contributions to a technology fund, in addition to emissions abatement. Additional policy measures are anticipated in coming years under this federal policy framework.

In Alberta, the Climate Change and Emissions Management Act and the Specified Gas Emitters Regulation require certain existing large emitters (facilities, including oil sands facilities, that are releasing 100,000 tonnes or more of greenhouse gas emissions in any calendar year after and including 2003) to reduce their emissions intensity by 12% starting July 1, 2007. The regulation also outlines options for meeting reduction targets. If reducing emissions intensity by 12% is not initially possible, large emitters will be able to invest in an Alberta-based technology fund to develop infrastructure to reduce emissions or to support research into innovative climate change solutions. Large emitters will be required to pay $15 per tonne to the technology fund for every tonne of emissions above the 12% reduction target. Alternatively, large emitters could also invest in Alberta-based projects outside their operations that reduce or offset emissions on their behalf.

In British Columbia, the provincial government has announced a policy goal of reducing greenhouse gas emission by at least 33% below current levels by 2020. In February 2008, the provincial government of British Columbia announced the imposition of carbon taxes on fuel beginning in July 2008. Under the proposal, the carbon tax rates on fuel increase annually through 2012. The legislation will increase our fuel costs, which would impact our competitiveness in the global marketplace. The provincial government is also currently contemplating “cap and trade” legislation that could impose additional costs on our operations located in the province.

The primary source of greenhouse gas emissions in Canada is the use of hydrocarbon energy. Our operations depend significantly on hydrocarbon energy sources to conduct daily operations, and there are typically no economic substitutes for these forms of energy. The federal and provincial governments have not finalized any formal regulatory programs to control greenhouse gases and it is not yet possible to reasonably estimate the nature, extent, timing and cost of any programs proposed or contemplated, or their potential effects on operations. Most of Teck Coal’s products are sold outside of Canada, and sales are not expected to be significantly affected by Canada’s Kyoto agreement ratification decision. However, the broad adoption by Kyoto agreement signatory countries and others of emission limitations or other regulatory efforts to control greenhouse gas emissions could materially negatively affect the demand for coal, oil and natural gas, as well as restrict development of new coal or oil sands projects and increase production and transportation costs.

Although we believe our financial statements are prepared with reasonable safeguards to ensure reliability, we cannot provide absolute assurance.

We prepare our financial reports in accordance with accounting policies and methods prescribed by Canadian GAAP. In the preparation of financial reports, management may need to rely upon assumptions, make estimates or use their best judgment in determining the financial condition of the company. Significant accounting policies are described in more detail in the notes to our consolidated financial statements, which are included in this prospectus. In order to have a reasonable level of assurance that financial transactions are properly authorized, assets are safeguarded against unauthorized or improper use and transactions are properly recorded and reported, we have implemented and continue to analyze our internal control systems for financial reporting. Although we believe our financial reporting and financial statements are prepared with reasonable safeguards to ensure reliability, we cannot provide absolute assurance in that regard.

We are subject to legal proceedings, the outcome of which may affect our business.

The nature of our business subjects us to numerous regulatory investigations, claims, lawsuits and other proceedings in the ordinary course of our business. The results of these legal proceedings cannot be predicted with certainty. There can be no assurances that these matters will not have a material adverse effect on our business.

Cautionary statement about forward-looking statements

This prospectus and certain documents incorporated by reference herein contain certain forward-looking information and forward-looking statements as defined in applicable securities laws. These statements relate to future events or our future performance. All statements other than statements of historical fact are forward-looking statements. The use of any of the words “anticipate,” “plan,” “continue,” “estimate,” “expect,” “may,” “will,” “project,” “predict,” “potential,” “should,” “believe” and similar expressions is intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in such forward-looking statements. These statements speak only as of the date of this prospectus or as of the date specified in the documents incorporated by reference in this prospectus, as the case may be. These forward-looking statements include, but are not limited to, statements concerning:

•	prices and price volatility for copper, coal, zinc, gold and other products and commodities that we produce and sell as well as oil, natural gas and petroleum products;

•	the long-term demand for and supply of copper, coal, zinc, gold and other products and commodities that we produce and sell;

•	the sensitivity of our financial results to changes in commodity prices;

•	our outstanding indebtedness, and our intentions with respect to the repayment or refinancing of that indebtedness;

•	treatment and refining charges;

•	our strategies and objectives;

•	our interest and other expenses;

•	our tax position, anticipated tax refunds and the tax rates applicable to us;

•

the proposed sale of an interest in the Waneta Dam, the timing of the closing, our use of the net proceeds to repay borrowings under the amended Facilities and the future supply of low cost power to the Trail smelting and refining complex;

•	political unrest or instability in countries such as Peru and its impact on our foreign assets, including our interest in the Antamina copper-zinc mine;

•

the timing of decisions regarding the timing and costs of construction and production with respect to, and the issuance of the necessary permits and other authorizations required for, certain of our development and expansion projects, including, among others, the Fort Hills project;

•	our estimates of the quantity and quality of our mineral and oil reserves and resources;

•	the production, reserve and financial implications of the geotechnical issues currently being assessed at Highland Valley Copper;

•	the production capacity of our operations and our planned production levels;

•	our planned capital expenditures and our estimates of reclamation and other costs related to environmental protection;

•

our future capital and mine production costs, including the costs and potential impact of complying with existing and proposed environmental laws and regulations in the operation and closure of various operations;

•	our cost reduction and other financial and operating objectives;

•	our exploration, environmental, health and safety initiatives;

•	the availability of qualified employees for our operations, including our new developments;

•	the satisfactory negotiation of collective agreements with unionized employees;

•	the outcome of legal proceedings and other disputes in which we are involved;

•	general business and economic conditions;

•	the outcome of our coal sales negotiations and negotiations with metals and concentrate customers concerning treatment charges, price adjustments and premiums;

•

our ability to comply with the financial and other covenants in our credit agreements and the other documents governing our outstanding debt as well as our ability to meet our financial obligations as they become due; and

•	our dividend policy.

Inherent in forward-looking statements are risks and uncertainties beyond our ability to predict or control, including risks that may affect our operating or capital plans; risks generally encountered in the permitting and development of mineral and oil and gas properties such as unusual or unexpected geological formations, unanticipated metallurgical difficulties, delays associated with permit appeals, ground control problems, adverse weather conditions, process upsets and equipment malfunctions; risks associated with labor disturbances and unavailability of skilled labor; fluctuations in the market price of our principal commodities which are cyclical and subject to substantial price fluctuations; risks created through competition for mining and oil and gas properties; risks associated with lack of access to markets; risks associated with mineral and oil and gas reserve and resource estimates; risks posed by fluctuations in exchange rates and interest rates, as well as general economic conditions; risks associated with environmental compliance and changes in environmental legislation and regulation; risks associated with our dependence on third parties for the provision of transportation and other critical services; risks associated with non-performance by contractual counterparties; risks associated with aboriginal title claims and other title risks; social and political risks associated with operations in foreign countries; risks of changes in tax laws or their interpretation; and risks associated with tax reassessments and legal proceedings.

Actual results and developments are likely to differ, and may differ materially, from those expressed or implied by the forward-looking statements contained in this prospectus or the documents incorporated by reference herein. Such statements are based on a number of assumptions which may prove to be incorrect, including, but not limited to, assumptions about:

•	general business and economic conditions;

•	interest rates and foreign exchange rates;

•

the supply and demand for, deliveries of, and the level and volatility of prices of copper, coal, zinc and gold and our other primary metals and minerals as well as oil, natural gas and petroleum products;

•	the timing of the receipt of regulatory and governmental approvals and permits for our development projects and other operations;

•	changes in credit market conditions and conditions in financial markets generally;

•	the availability of funding to refinance our borrowings as they become due or to finance our development projects on reasonable terms;

•	our costs of production and our production and productivity levels, as well as those of our competitors;

•	power prices;

•	our ability to secure adequate transportation for our products;

•	our ability to procure equipment and operating supplies in sufficient quantities and on a timely basis;

•	our ability to attract and retain skilled staff;

•	the impact of changes in Canadian-U.S. dollar and other foreign exchange rates on our costs and results;

•	engineering and construction timetables and capital costs for our development and expansion projects;

•	costs of closure of various operations;

•	market competition;

•	the accuracy of our reserve estimates (including, with respect to size, grade and recoverability) and the geological, operational and price assumptions on which these are based;

•	premiums realized over London Metal Exchange cash and other benchmark prices;

•	tax benefits and tax rates;

•	the outcome of our coal price and volume negotiations with customers;

•	the outcome of our copper, zinc and lead concentrate treatment and refining charge negotiations with customers;

•	the resolution of environmental and other proceedings or disputes;

•	our ability to comply with and timely renew environmental permits; and

•	our ongoing relations with our employees and with our business partners and joint venturers.

We caution you that the foregoing list of important factors and assumptions is not exhaustive. Events or circumstances could cause our actual results to differ materially from those estimated or projected and expressed in, or implied by, these forward-looking statements. You should also carefully consider the matters discussed under “Risk factors” in this prospectus. We undertake no obligation to update publicly or otherwise revise any forward-looking statements or the foregoing list of factors, whether as a result of new information or future events or otherwise.

Use of proceeds

We will not receive any cash proceeds from the issuance of the exchange notes in exchange for the outstanding initial notes. We are making this exchange solely to satisfy our obligations under the registration rights agreement entered into in connection with the offering of the initial notes. In consideration for issuing the exchange notes, we will receive initial notes in like aggregate principal amount.

The net proceeds from the offering of the initial notes, which were approximately US$3,875 million after the initial purchasers’ discounts and offering expenses, were used to repay a portion of the outstanding amended Bridge Facility, the terms of which are described under “Description of certain indebtedness.”

Capitalization

The following table sets forth our consolidated capitalization as at March 31, 2009, on an historical basis and, as adjusted to give effect to the amendments to the Facilities, as described under “Business and properties—Recent developments,” and to the receipt of the net proceeds of US$3,875 million from the issuance of the initial notes and the repayment of a portion of the outstanding amended Bridge Facility. You should read this table in conjunction with our consolidated financial statements and notes included in this prospectus.

	As at March 31, 2009
(C$ in millions)	Actual	As adjusted(4)
Cash and cash equivalents	$1,632	$478
Debt:
Existing indebtedness(1)
Revolving line of credit(2)	—	—
Bridge Facility	6,577	736
Term Facility	4,975	4,898
Capital leases	114	114
Antamina facility	117	117
7.00% notes due 2012	251	251
5.375% notes due 2015	375	375
6.125% notes due 2035	864	864
Other	4	4
Initial 2014 notes(3)	—	1,526
Initial 2016 notes (3)	—	1,222
Initial 2019 notes (3)	—	2,140

Total debt	$13,277	$12,247

Total shareholders’ equity	$11,262	$11,138

Total capitalization	$24,539	$23,385

(1)	See “Description of certain indebtedness.”
(2)	As at March 31, 2009 we had approximately $1.1 billion of unused credit lines under various bank credit facilities, including a US$800 million revolving line of credit facility.
(3)	U.S. dollar amounts were converted into Canadian dollar amounts at an exchange rate of US$0.7928 equal to C$1.00.
(4)	Gives effect to the amendments to the Facilities, which effectively rescheduled US$4.4 billion of the Bridge Facility and US$1.5 billion of the Term Facility (based on March 31, 2009 balances) from current portion to long-term and the effect of debt repayments totaling US$4,734 million from April to June 1, 2009.

Selected unaudited pro forma

consolidated historical financial data

You should read the following in conjunction with our unaudited pro forma consolidated financial statements and related notes. The following pro forma consolidated historical data gives effect to the Fording Acquisition as if it occurred at the beginning of the periods indicated. The pro forma consolidated historical data as at and for the year ended December 31, 2008 set forth below has been derived from our unaudited pro forma consolidated financial statements, which are included in this prospectus, and in the opinion of management include all normal recurring adjustments for a fair statement of the results for those interim periods. Our pro forma consolidated historical results are not necessarily indicative of results to be expected in future periods.

Unaudited pro forma consolidated statements of earnings for the year ended December 31, 2008

(C$ in millions)	Fiscal year ended December 31, 2008
Revenues	$9,246
Operating expenses	(4,831)
Depreciation	(1,063)

Operating profit(1)	3,352
Other expenses
General and administration	(143)
Interest and financing	(658)
Mineral exploration	(135)
Research and development	(23)
Asset impairment	(589)
Other income (expense)	(344)

Earnings before income and resource taxes and non-controlling interests	1,460
Provision for income and resource taxes	(727)
Non-controlling interests	(82)
Equity loss	(67)

Net earnings from continuing operations	584
Net loss from discontinued operations	(18)

Net earnings	$566

(1)	Operating profit is not a measure recognized under Canadian or United States GAAP. Operating profit consists of revenues less operating expenses and depreciation and amortization. We present operating profit because we believe it is an important supplemental measure of our performance and believe that it is frequently used by securities analysts, investors and others in the evaluation of our results. We believe these parties find it useful in measuring the capacity of our operations to generate earnings. However it is not intended to represent cash flow from operations or the overall profitability of the company. It may not be comparable to similarly titled amounts reported by other entities.

The unaudited pro forma consolidated statements of earnings for the year ended December 31, 2008 include adjustments to: amortize fair value adjustments relating to off-market contracts; remove the one time effect of the fair value adjustment which increased the carrying value of finished goods inventory on acquisition; depreciate and amortize the property, plant and equipment and mineral property fair value adjustments on acquisition; record interest expense and finance fees on the debt of US$9.8 billion incurred to finance the acquisition; eliminate interest expense on Fording debt that was repaid on acquisition; provide for taxes on the aforementioned items; record future income taxes on Fording earnings not required under the Trust structure; and eliminate our equity earnings from Fording units held prior to the acquisition from January 1, 2008 to October 29, 2008.

The effect of the material measurement differences between generally accepted accounting principles in Canada and the United States on our pro forma net earnings is summarized as follows:

(C$ in millions)	Fiscal year ended December 31, 2008
Pro forma net earnings under Canadian GAAP	$566

Add (deduct)
Exploration expenses	(37)
Derivative instruments
Non-hedge derivatives	26
Asset retirement obligations	(3)
Deferred stripping	(84)
Other	5
Tax effect of adjustments noted above	3

Pro forma net earnings under US GAAP	$476

Unaudited actual and pro forma consolidated balance sheets as at December 31, 2008 and March 31, 2009

(C$ in millions)	As at December 31, 2008	As at March 31, 2009	US GAAP As at December 31, 2008	US GAAP As at March 31, 2009
ASSETS

Current assets:
Cash and cash equivalents	$850	$1,632	$850	$1632
Temporary and short-term investments	11	139	11	139
Income taxes receivable	1,130	258	1,130	258
Accounts and settlements receivable	769	635	769	635
Inventories	1,339	1,415	1,339	1,415
Deferred debt issuance costs	—	—	106	115

	4,099	4,079	4,205	4,194

Investments	948	1,235	929	1,216

Property, plant and equipment	23,909	24,020	23,574	23,672

Other assets	853	882	734	754

Goodwill	1,724	1,754	1,724	1,754

	$31,533	$31,970	$31,166	$31,590

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$1,506	$1,018	$1,506	$1,018
Short-term debt	6,436	6,577	6,516	6,664
Current portion of long-term debt	1,336	1,851	1,362	1,879

	9,278	9,446	9,384	9,561

Long-term debt	5,102	4,849	5,164	4,902

Other liabilities	1,184	1,202	1,098	1,109

Future income and resource taxes	4,965	5,106	4,733	4,866

Non-controlling interests	104	105	—	—

Shareholders’ equity	10,900	11,262	10,787	11,152

	$31,533	$31,970	$31,166	$31,590

Other pro forma consolidated financial data

(C$ in millions, other than ratios)	Fiscal year ended December 31, 2008
EBITDA(1)	$3,914
Depreciation and amortization	1,063
EBITDA/Interest expense	5.95	x
Total debt(2)/EBITDA	3.29	x
Net debt(2)/EBITDA	3.07	x
Total debt/Capitalization	54%
Net debt/Capitalization	51%
Ratio of Earnings to fixed charges(3)	3.17	x

(1)	EBITDA is not a measure recognized under Canadian or U.S. GAAP. EBITDA consists of earnings before interest expense (net), tax expense, depreciation, amortization and accretion and other non-cash items. We present EBITDA because we believe it is an important supplemental measure of our performance and believe that it is frequently used by securities analysts, investors and others in the evaluation of companies in our industry. We believe these parties consider it useful in measuring the capacity of our company to service debt. However, it is not intended to represent cash flow or results of operations in accordance with Canadian GAAP or U.S. GAAP and may not be comparable to similarly titled amounts reported by other companies. EBITDA should be considered in addition to, and not as a substitute for, earnings (loss), cash flows and other measures of financial performance reported in accordance with Canadian GAAP or U.S. GAAP. A reconciliation of net earnings, the most directly comparable Canadian GAAP measure to EBITDA, is provided below:

(C$ in millions)	Fiscal year ended December 31, 2008
Reconciliation of Net Earnings to EBITDA:
Net earnings	$566
Interest expense	658
Interest income	(56)
Provision for income and resource taxes	727
Tax included in equity earnings, minority interest and discontinued operations	(40)
Depreciation and amortization	1,063
Asset impairment	589
Provision for marketable securities	292
Fort Hills write downs recorded as equity loss	115

EBITDA	$3,914

(2)	Total debt and net debt are not measures recognized under Canadian GAAP. Total debt includes both long-term debt and the current portion of long-term debt. Net debt consists of total debt, less cash and cash equivalents. We present total debt and net debt because we believe they are important supplemental measures of the financial position of a company. We believe that securities analysts, investors and others frequently use this measure to assess the debt capacity of a company and to calculate credit statistics used to assess financial risks of the securities of a company. A reconciliation of long-term debt, the most directly comparable Canadian GAAP measure to total debt and net debt, is provided below:

(C$ in millions)	As at December 31, 2008	As at March 31, 2009
Reconciliation of Long-term Debt to Total Debt and Net Debt (Cash):
Current portion of long-term debt	$7,772	$8,428
Long-term debt	5,102	4,849

Total Debt	12,874	13,277
Less cash and cash equivalents	(850)	(1,632)

Net Debt	$12,024	$11,645
(3)	For the ratio of earnings to fixed charges calculations, earnings consist of pre-tax income from continuing operations before minority interests in consolidated subsidiaries, income or loss from equity investees and fixed charges. Fixed charges include interest and that portion of rent deemed representative of interest.

Selected consolidated historical financial

and production data of Teck

You should read the following in conjunction with our consolidated financial statements and related notes and “Management’s discussion and analysis of financial position and operating results” in this prospectus. The selected consolidated historical data set forth below for each of the five years ended December 31, 2004, 2005, 2006, 2007 and 2008 and as at December 31, 2007 and 2008 have been derived from our consolidated financial statements, which are included in this prospectus. The selected consolidated historical data set forth below as at and for the three months ended March 31, 2008 and 2009 have been derived from our unaudited consolidated financial statements, which are included in this prospectus, and in the opinion of management include all normal recurring adjustments for a fair statement of the results for those interim periods. Our selected consolidated historical results, including for the three months ended March 31, 2009, are not necessarily indicative of results to be expected in future periods, including the full year 2009.

	Fiscal year ended December 31,						Three months ended March 31,
(C$ in millions)	2004	2005	2006	2007	2008		2008	2009
Statement of Earnings Data:
Revenues	$3,428	$4,415	$6,539	$6,371	$6,904		$1,542	$1,708
Operating expenses	(2,058)	(2,181)	(2,714)	(3,300)	(4,009)		(826)	(873)
Depreciation and amortization	(275)	(272)	(264)	(333)	(513)		(105)	(199)

Operating profit(1)	(1,095)	(1,962)	3,561	2,738	2,382		611	636
General and administration	(52)	(74)	(96)	(109)	(89)		(30)	(31)
Interest and financing	(61)	(69)	(97)	(85)	(182)		(20)	(137)
Exploration	(42)	(70)	(72)	(105)	(135)		(19)	(11)
Research and development	(14)	(13)	(17)	(32)	(23)		(8)	(6)
Asset impairment	—	—	—	(69)	(589	)(2	—	—
Other income (expense)	(44)	94	316	170	31		4	(69)

Earnings before the undernoted items	882	1,830	3,595	2,508	1,395		538	382
Provision for income and resource taxes	(292)	(524)	(1,213)	(795)	(658)		(176)	(141)
Non-controlling interests	(5)	(11)	(19)	(47)	(82)		(27)	(11)
Equity earnings (loss)	(9)	50	32	(5)	22		9	(1)

Net earnings from continuing operations	594	1,345	2,395	1,661	677		344	229
Net earnings (loss) from discontinued operations	23	—	36	(46)	(18)		1	12

Net earnings	617	1,345	$2,431	$1,615	$659		$345	$241

(1)	Operating profit is not a measure recognized under Canadian or United States GAAP. Operating profit consists of revenues less operating expenses and depreciation and amortization. We present operating profit because we believe it is an important supplemental measure of our performance and believe that it is frequently used by securities analysts, investors and others in the evaluation of our results. We believe these parties find it useful in measuring the capacity of our operations to generate earnings. However it is not intended to represent cash flow from operations or the overall profitability of the company. It may not be comparable to similarly titled amounts reported by other entities.
(2)	Asset impairment charges consist of a write-down of goodwill associated with the acquisition of Aur of $345 million, write-downs of property plant and equipment at the Lennard Shelf, Pend Oreille and Duck Pond mines totaling $179 million and $65 million is respect of exploration properties. See note 16 of our audited consolidated financial statements for the years ended December 31, 2006, 2007 and 2008, which are included in this prospectus, for further information.

	As at December 31						As at March 31,
(C$ in millions)	2004	2005	2006	2007	2008		2008	2009
Balance Sheet Data:
Cash and cash equivalents	$907	$2,098	$5,054	$1,408	$850		$1,060	$1,632
Working capital(1)	1,358	3,286	5,368	1,736	(5,179)		1,889	(5,367)
Property, plant and equipment	3,488	3,513	3,724	7,807	23,909	(2)	8,026	24,020
Total assets	6,059	8,809	11,447	13,573	31,533		13,806	31,970
Total debt	665	1,721	1,509	1,523	12,874		1,553	13,277
Shareholders’ equity	3,221	4,383	6,549	7,719	10,900		8,163	11,262

(1)	Working capital consists of current assets less current liabilities.
(2)	The increase in property, plant and equipment over 2007 is due primarily to the acquisition of the coal assets from Fording in October 2008. See note 4a of our audited consolidated financial statements for the years ended December 31, 2006, 2007 and 2008, which are included in this prospectus, for further information.

	Fiscal year ended December 31,					Three months ended March 31,
(C$ in millions, other than ratios)	2004	2005	2006	2007	2008	2008	2009
Other Financial Data:
EBITDA(1)	1,240	2,176	3,829	$2,615	$2,924	$633	$719
Depreciation and amortization	275	272	264	333	513	105	199
Cash provided by operations	1,082	1,626	2,910	1,761	2,132	157	1,127
Cash provided by (used in) financing activities	(63)	1,013	(840)	(1,123)	10,063	(250)	(104)
Cash (used in) investing activities	(203)	(1,382)	(876)	(3,989)	(13,032)	(331)	(271)
Capital expenditures	(216)	(326)	(391)	(571)	(939)	(130)	(132)
Ratio of earnings to fixed charges(2)	15.3x	27.4x	35.4x	26.9x	8.0x	23.7x	3.6x

(1)	EBITDA is not a measure recognized under Canadian or U.S. GAAP. EBITDA consists of earnings before interest expense (net), tax expense, depreciation, amortization, accretion and other non-cash items. We present EBITDA because we believe it is an important supplemental measure of our performance and believe that it is frequently used by securities analysts, investors and others in the evaluation of companies in our industry. We believe these parties consider it useful in measuring the capacity of our company to service debt. However, it is not intended to represent cash flow or results of operations in accordance with Canadian GAAP or U.S. GAAP and may not be comparable to similarly titled amounts reported by other companies. EBITDA should be considered in addition to, and not as a substitute for, earnings (loss), cash flows and other measures of financial performance reported in accordance with Canadian GAAP or U.S. GAAP. A reconciliation of net earnings, the most directly comparable Canadian GAAP measure to EBITDA, is provided below:

	Fiscal year ended December 31,					Three months ended March 31,
(C$ in millions)	2004	2005	2006	2007	2008	2008	2009
Reconciliation of Net Earnings to EBITDA:
Net earnings	$617	$1,345	$2,431	$1,615	$659	$345	$241
Interest expense	61	69	97	85	182	20	137
Interest income	(10)	(56)	(186)	(177)	(56)	(12)	(4)
Provision for income and resource taxes	292	524	1,213	795	658	174	141
Tax included in equity earnings, non-controlling interest and discontinued operations	5	22	10	(36)	(28)	(2)	5
Depreciation and amortization	275	272	264	333	513	108	199
Asset impairment	—	—	—	—	589	—	—
Write-down of marketable securities	—	—	—	—	292	—	—
Fort Hills equity loss	—	—	—	—	115	—	—

EBITDA	$1,240	$2,176	$3,829	$2,615	$2,924	$633	$719

(1)	Asset impairment charges consist of a write-down of goodwill associated with the acquisition of Aur resources of $345 million, write-downs of property plant and equipment at the Lennard Shelf, Pend Oreille and Duck Pond mines totaling $179 million and $65 million in respect of exploration properties. See note 16 of our audited consolidated financial statements for the years ended December 31, 2006, 2007 and 2008, which are included in this prospectus, for further information.
(2)	The write-down of marketable securities consists of other than temporary mark to market adjustments on available for sale marketable securities. These securities consist of common shares in exploration and development stage companies. See note 16 of our audited consolidated financial statements for the years ended December 31, 2006, 2007 and 2008, which are included in this prospectus, for further information.
(2)	For the ratio of earnings to fixed charges calculations, earnings consist of pre-tax income from continuing operations before minority interests in consolidated subsidiaries, income or loss from equity investees and fixed charges. Fixed charges include interest and that portion of rent deemed representative of interest.

	Fiscal year ended December 31,					Three months ended March 31,
	2004	2005	2006	2007	2008	2008	2009
Production & Operating Data:
Production (thousand tonnes except as noted) (our share)
Refined Zinc	296	223	296	292	270	74	58
Refined Lead	85	69	90	76	85	26	19
Zinc contained in concentrate	619	657	627	699	663	175	167
Copper contained in concentrate and copper cathodes	248	263	254	252	313	71	74
Lead contained in concentrate	119	110	129	146	133	39	33
Molybdenum contained in concentrate (thousands of pounds)	11,631	9,482	7,929	7,133	7,119	1,621	1,875
Gold (thousands of ounces)	261	245	263	285	279	66	76

	Fiscal year ended December 31,					Three months ended March 31,
	2004	2005	2006	2007	2008	2008	2009
Coal
Direct share(1)	9,277	9,948	8,657	9,024	11,282	2,357	3,966
Indirect share	1,386	1,376	1,147	1,552	2,345	707	—

Coal total	10,663	11,324	9,804	10,576	13,627	3,064	3,966

(1)    The direct share of coal production includes our 40% share of production from Teck Coal until October 30, 2008, the date of the Fording Acquisition, and 100% thereafter. The indirect share of coal production was the pro rata share of production represented by our previous investment in units of Fording. We owned approximately 9% of Fording from February 28, 2003 to September 27, 2007 when we increased our interest to 19.95%.

Sales (thousand tonnes except as noted) (our share)
Refined Zinc	296	228	290	292	266	73	57
Refined Lead	86	69	85	76	85	24	17
Zinc contained in concentrate	714	635	607	696	678	135	130
Copper contained in concentrate and copper cathodes	225	272	267	255	314	68	83
Lead contained in concentrate	130	113	120	155	149	3	1
Molybdenum contained in concentrate (thousands of pounds)	11,033	10,310	7,712	7,349	7,208	1,591	1,834
Gold (thousands of ounces)	259	242	257	271	278	69	80
Coal
Direct share	9,277	9,948	8,657	9,071	11,042	2,303	3,687
Indirect share	1,393	1,293	1,191	1,589	2,387	691	—

Coal total	10,670	11,241	9,848	10,660	13,429	2,994	3,687

(C$ in millions)
Operating Profit by Division(1)
Copper	615	980	1,617	$1,354	$882	$435	158
Zinc	323	461	1,493	1,180	301	155	40
Coal	125	512	444	209	1,160	15	429
Gold	32	9	7	(5)	39	6	9

Total	$1,095	$1,962	$3,561	$2,738	$2,382	$611	$636

(1)	Operating profit is a non-GAAP measure. Operating profit is not a measure recognized under Canadian or United States GAAP. Operating profit consists of revenues less operating expenses and depreciation and amortization. We present operating profit because we believe it is an important supplemental measure of our performance and believe that it is frequently used by securities analysts, investors and others in the evaluation of our results. We believe these parties find it useful in measuring the capacity of our operations to generate earnings. However it is not intended to represent cash flow from operations or the overall profitability of the company. It may not be comparable to similarly titled amounts reported by other entities. A reconciliation of revenues by division to operating profit by division is provided below:

	Fiscal year ended December 31,		Three months ended March 31,
(C$ in millions)	2007	2008	2008	2009
Reconciliation of revenues by division to operating profit by division:
Copper:
Revenue	2,186	2,156	716	447
Operating Expenses	727	1,010	228	216
Depreciation	105	264	53	73
Operating Profit	1,354	882	435	158

Zinc:
Revenue	3,052	2,071	573	348
Operating Expenses	1,725	1,631	384	280
Depreciation	147	139	34	28
Operating Profit	1,180	301	155	40

Coal:
Revenue	951	2,428	221	874
Operating Expenses	702	1,203	195	356
Depreciation	40	65	11	89
Operating Profit	209	1,160	15	429

Gold:
Revenue	182	249	32	39
Operating Expenses	146	165	19	21
Depreciation	41	45	7	9
Operating Profit	(5)	39	6	9

Total:
Revenue	6,371	6,904	1,542	1,708
Operating Expenses	3,300	4,009	826	873
Depreciation	333	513	105	199
Operating Profit	2,738	2,382	611	636

Selected consolidated historical financial data of Fording

You should read the following in conjunction with Fording’s consolidated financial statements and related notes. The selected consolidated historical data set forth below for each of the four years ended December 31, 2004, 2005, 2006 and 2007 and as at December 31, 2006 and 2007 have been derived from Fording’s consolidated financial statements, which are included in this prospectus. The selected consolidated historical data set forth below as at and for the six months ended June 30, 2007 and 2008 have been derived from Fording’s unaudited consolidated financial statements, which are included in this prospectus, and in the opinion of management include all normal recurring adjustments for a fair statement of the results for those interim periods.

	Fiscal year ended December 31,				Six months ended June 30,
(C$ in millions)	2004	2005	2006	2007	2007	2008
Statement of Earnings Data:
Revenues	$1,168	$1,830	$1,798	$1,427	$769	$1,148
Operating expenses	(904)	(979)	(1,033)	(1,040)	(516)	(617)
Depreciation and amortization	(61)	(48)	(49)	(51)	(26)	(29)

Operating profit(1)	203	803	716	336	227	502
General and administration	(33)	(27)	(33)	(28)	(15)	(23)
Interest on long-term debt	(13)	(11)	(19)	(21)	(10)	(8)
Other income (expense)	(20)	39	(30)	144	86	(39)

Earnings before income taxes and minority interests	137	804	634	431	288	432
Provision for income and resource taxes	13	34	(84)	(112)	(107)	(63)
Minority interests	—	(4)	(7)	3	2	5

Net earnings from continuing operations	150	834	543	322	183	374
Net earnings from discontinued operations(2)	—	—	(45)	11	11	—

Net earnings	150	$834	$498	$333	$194	$374

(1)	Operating profit is a not a measure recognized under Canadian or US GAAP. Operating profit consists of revenue less operating expenses and depreciation and amortization. We present operating profit because we believe it is an important supplemental measure of our performance and believe that it is frequently used by securities analysts, investors and others in the evaluation of our results. We believe these parties find it useful in measuring the capacity of our operations to generate earnings. However it is not intended to represent cash flow from operations or the overall profitability of the company. It may not be comparable to similarly titled amounts reported by other entities.
(2)	Net earnings from discontinued operations consist of earnings (loss) from Fording’s industrial minerals business that was sold in 2007. See note 16 Fording’s audited consolidated financial statements for the years ended December 31, 2005, 2006 and 2007, which are included in this prospectus, for further information.

	As at December 31,				As at June 30,
(C$ in millions)	2004	2005	2006	2007	2007	2008
Balance Sheet Data:
Cash and cash equivalents	65	100	$141	$152	$147	$273
Working capital	59	55	127	192	207	160
Property, plant and equipment	636	695	603	653	597	686
Total assets	968	1,183	1,074	1,087	1,089	1,446
Total debt	207	217	314	283	288	315
Shareholders’ equity	282	415	307	312	311	266

	Fiscal year ended December 31,				Six months ended June 30,
(C$ in millions)	2004	2005	2006	2007	2007	2008
Other Financial Data:
EBITDA(1)	$211	$859	$650	$517	$337	$474
Depreciation and amortization	61	48	49	51	26	29
Cash provided by operations	269	633	690	387	213	284
Cash used in financing activities	(198)	(476)	(620)	(369)	(228)	(105)
Cash provided by (used in) investing activities	(60)	(121)	(26)	(11)	17	(58)
Capital expenditures	73	119	29	49	20	57

(1)	EBITDA is not a measure recognized under Canadian or U.S. GAAP. EBITDA consists of earnings before interest expense (net), tax expense, depreciation, amortization, accretion and other non-cash items. We present EBITDA because we believe it is an important supplemental measure of our performance and believe that it is frequently used by securities analysts, investors and others in the evaluation of companies in our industry. We believe these parties consider it useful in measuring the capacity of our company to service debt. However, it is not intended to represent cash flow or results of operations in accordance with Canadian GAAP or U.S. GAAP and may not be comparable to similarly titled amounts reported by other companies. EBITDA should be considered in addition to, and not as a substitute for, earnings (loss), cash flows and other measures of financial performance reported in accordance with Canadian GAAP or U.S. GAAP. A reconciliation of net earnings, the most directly comparable Canadian GAAP measure to EBITDA, is provided below:

	Fiscal year ended December 31,				Six months ended June 30,
(C$ in millions)	2004	2005	2006	2007	2007	2008
Reconciliation of Net Earnings to EBITDA:
Net earnings	$150	$834	$498	$333	$194	$374
Interest expense	13	11	19	21	10	8
Tax expense	(13)	(34)	84	112	107	63
Depreciation and accretion	61	48	49	51	26	29

EBITDA	$211	$859	$650	$517	$337	$474

Ratio of earnings to fixed charges

Our ratio of earnings to fixed charges was as follows for the years presented:

	Years ended December 31,						Three months ended March 31,
	2004	2005	2006	2007	2008	Pro forma 2008(1)	2009	Pro forma 2009(1)
Ratio of earnings to fixed charges	15.0x	26.8x	35.6x	26.9x	8.0x	2.6x	3.6x	2.3x

(1)	The ratios presented on a pro forma basis give effect to the receipt of the net proceeds from the issuance of the initial notes and the repayment of a portion of the outstanding amended Bridge Facility with such proceeds.

For the ratio of earnings to fixed charges calculations, earnings consist of pre-tax income from continuing operations before minority interests in consolidated subsidiaries, income or loss from equity investees and fixed charges. Fixed charges include interest and that portion of rent deemed representative of interest. We computed pre-tax income using actual tax rates for each year.

Overview of financial condition,

liquidity and capital resources

Our primary sources of liquidity and capital resources are our cash and temporary investments, cash flow provided from operations, including expected tax refunds, and the proceeds of potential asset sales, which must be used to pay down our amended Bridge Facility.

Our cash position increased during the first quarter of 2009 by $782 million to $1.6 billion at March 31, 2009. Our cash position decreased during 2008 by $558 million to $850 million at December 31, 2008. During 2008, funds on hand and funds generated from operations were reinvested in capital equipment, investments and our oil sands projects in the amount of $1.6 billion. We also paid down debt of approximately $1.2 billion, including $374 million assumed as part of the Fording Acquisition. The cash portion of the Fording Acquisition was fully funded by the Facilities.

Total debt balances were $13.3 billion at March 31, 2009, of which $11.6 billion (US$9.3 billion) relates to the financing incurred in connection with the Fording Acquisition. We also had bank credit facilities aggregating $1.3 billion at March 31, 2009, 91% of which will mature in 2012 and beyond. Our unused credit lines under these facilities after drawn letters of credit amounted to $1.1 billion at March 31, 2009.

Below is a summary of our debt and other contractual obligations and commitments as at December 31, 2008.

(C$ in millions)	Less than 1 year	2 – 3 years	4 – 5 years	More than 5 years	Total
Debt	$7,845	$3,548	$357	$1,218	$12,968
Operating leases	38	56	22	39	155
Capital leases	63	61	29	—	153
Road and port lease at Red Dog(1)	22	44	44	630	740
Minimum purchase obligations(2)
Concentrate, supply and other purchases	186	19	8	7	220
Shipping and distribution	29	20	9	7	65
Pension funding(3)	62	—	—	—	62
Other non-pension post-retirement benefits(4)	11	23	26	188	248
Asset retirement obligations(5)	16	53	13	587	669
Other long-term liabilities(6)	81	35	15	51	182
Contributions to the Fort Hills oil sands project(7)	330	1,265	—	—	1,595
Contributions to Galore Creek(8)	16	20	—	—	36

Total	$8,699	$5,144	$523	$2,727	$17,093

(1)	We lease road and port facilities from the Alaska Industrial Development and Export Authority through which we ship metal concentrates produced at the Red Dog mine. Minimum lease payments are US$18 million per annum and are subject to deferral and abatement for force majeure events.
(2)	The majority of our minimum purchase obligations are subject to continuing operations and force majeure provisions.
(3)	As at December 31, 2008, the company had a net pension deficit of $11 million based on actuarial estimates prepared on a going concern basis. The amount of minimum funding for 2009 in respect of defined benefit pension plans is $62 million. The timing and amount of additional funding after 2009 is dependent upon future returns on plan assets, discount rates, and other actuarial assumptions.
(4)	We had a discounted, actuarially determined liability of $248 million in respect of other non-pension post-retirement benefits as at December 31, 2008. Amounts shown are estimated expenditures in the indicated years.
(5)	We accrue environmental and reclamation obligations over the life of our mining operations and amounts shown are estimated expenditures in the indicated years at fair value, assuming credit-adjusted risk-free discount rates between 5.75% and 16.5%, and inflation factors between 2.00% and 2.75%. The liability on an undiscounted basis before inflation is estimated to be approximately $1,833 million.
(6)	Other long-term liabilities include amounts for post-closure, environmental costs and other items.

(7)	In November 2005, we acquired a 15% interest in Fort Hills Partnership, which is developing the Fort Hills oil sands project in Alberta, Canada. In September 2007, we acquired an additional 5% interest, bringing our total interest to 20%. To earn our additional 5% interest, we are required to contribute 27.5% of project expenditures after project spending reaches $2.5 billion and before project spending reaches $7.5 billion. We have ongoing commitments to fund Fort Hills Partnership during this earn-in phase totalling $1.6 billion thereafter we are responsible for our 20% share of development costs. As the project is currently on hold pending cost re-evaluation, no additional commitments are presently shown.
(8)	In February 2009, we amended certain provisions of the partnership agreement relating to the Galore Creek project. Under the amended agreement, our committed funding on Galore Creek has been reduced from $72 million to $60 million including $15.8 million contributed by us on account of studies prior to December 31, 2008 and $8.6 million contributed by us on account of the November and December cash calls. Our net remaining committed funding is $36 million, which we expect to pay in 2009 and 2010.

The following table represents our total debt and other contractual obligations and commitments as at December 31, 2008, after giving effect to the amendments to the Facilities as described under “Business and properties—Recent developments” and payments on the Facilities made up to June 1, 2009 and the effect of issuing the initial notes.

	Due in:
(in millions)	2009	2010-2011	2012-2013	2014 and thereafter	Total
C$ total as at December 31, 2008 / US$.8210 = C$1.00	$7,845	$3,548	$357	$1,218	$12,968
US$ total as at December 31, 2008	6,441	2,913	293	1,000	10,647
US$ effect of amended debt repayment schedule	(4,431)	2,723	1,708	—	—
US$ effect of issuing initial notes	(979)	(2,896)	—	4,225	350
US$ repayments to June 1, 2009	(925)	—	—	—	(925)

US$ total as at June 1, 2009	106	2,740	2,001	5,225	10,072
C$ total as at June 1, 2009 / US$0.9166 = C$1.00	116	2,989	2,183	5,700	10,988

Management’s discussion and analysis of financial position

and operating results

This management’s discussion and analysis of financial position and operating results should be read in conjunction with our audited consolidated financial statements and the notes thereto as at December 31, 2008 and 2007 and for each of the years in the three year period ended December 31, 2008 and our unaudited consolidated financial statements and the notes thereto as at and for the three months ended March 31, 2009 and 2008. Unless the context otherwise dictates, a reference to “Teck,” “Teck Resources”, “Teck Cominco,” the “Company,” “us,” “we” or “our,” refers to Teck Resources Limited and its subsidiaries including Teck Metals and its subsidiaries; and a reference to “Aur” or “Aur Resources” refers to Aur Resources Inc. and its subsidiaries. All dollar amounts are in Canadian dollars, unless otherwise specified, and are based on our consolidated financial statements that are prepared in accordance with Canadian GAAP. The effect of significant differences between Canadian and U.S. GAAP are disclosed in note 24 to our audited consolidated financial statements. Certain comparative amounts have been reclassified to conform to the presentation adopted for 2008. In addition, in May 2007 our Class A common and Class B subordinate voting shares were split on a two-for-one basis. All comparative figures related to outstanding shares and per share amounts have been adjusted to reflect the share split.

Use of non-GAAP financial measures

Our financial statements are prepared in accordance with Canadian GAAP. This management’s discussion and analysis of financial position and operating results refers to adjusted net earnings, comparative net earnings, operating profit and operating profit before depreciation and pricing adjustments and EBITDA which are not measures recognized under GAAP in Canada or the United States and do not have a standardized meaning prescribed by GAAP. For adjusted net earnings and comparative net earnings, we adjust net earnings as reported to remove the effect of unusual and/or non-recurring transactions in these measures. Operating profit is revenues less operating expenses and depreciation and amortization. Operating profit before depreciation and pricing adjustments is operating profit with depreciation, amortization and pricing adjustments added or deducted as appropriate. Pricing adjustments are described under the heading “—Revenue and operating profit”. EBITDA consists of earnings before interest expense (net), tax expense, depreciation, amortization, accretion and other non-cash items. These measures may differ from those used by, and may not be comparable to such measures as reported by, other issuers. We disclose these measures, which have been derived from our financial statements and applied on a consistent basis, because we believe they are of assistance in understanding the results of our operations and financial position and are meant to provide further information about our financial results to shareholders.

Financial summary

	Three months ended March 31,		Fiscal year ended December 31,
(C$ in millions, except per share data)	2009	2008	2008	2007	2006
Revenue and earnings:
Revenues	$1,708	$1,542	$6,904	$6,371	$6,539
Operating profit(1)	$636	$611	$2,382	$2,738	$3,561
EBITDA(2)	$719	$633	$2,924	$2,615	$3,829
Net earnings from continuing operations	$229	$344	$677	$1,661	$2,395
Net earnings	$241	$345	$659	$1,615	$2,431

Cash Flow:
Cash flow from operations	$1,127	$157	$2,132	$1,761	$2,910
Capital expenditures	$132	$130	$939	$571	$391
Investments	$232	$203	$12,298	$3,911	$272

Balance Sheet:
Cash and temporary investments	$1,771	$1,060	$861	$1,408	$5,281
Total assets	$31,970	$13,806	$31,533	$13,573	$1,447
Debt, including current portion	$13,277	$1,553	$12,874	$1,523	$1,509

Per share amounts:
Net earnings from continuing operations
Basic	$0.47	$0.78	$.50	$3.85	$5.68
Diluted	$0.47	$0.77	$1.49	$3.83	$5.52
Net earnings
Basic	$0.50	$0.78	$1.46	$3.74	$5.77
Diluted	$0.50	$0.78	$1.45	$3.72	$5.60
Dividends declared per share	$—	$—	$0.50	$1.00	$1.00

(1)	Operating profit is a not a measure recognized under Canadian or US GAAP. Operating profit consists of revenue less operating expenses and depreciation and amortization. We present operating profit because we believe it is an important supplemental measure of our performance and believe that it is frequently used by securities analysts, investors and others in the evaluation of our results. We believe these parties find it useful in measuring the capacity of our operations to generate earnings. However it is not intended to represent cash flow from operations or the overall profitability of the company. It may not be comparable to similarly titled amounts reported by other entities. A reconciliation of revenues to operating profit is provided below:

	Three months ended March 31		Fiscal year ended December 31
(C$ in millions)	2009	2008	2008	2007	2006
Statement of Earnings Data:
Revenues	$1,708	$1,542	$6,904	$6,371	$6,539
Operating expenses	(873)	(826)	(4,009)	(3,300)	(2,714)
Depreciation and amortization	(199)	(105)	(513)	(333)	(264)

Operating profit	$636	$611	$2,382	$2,738	$3,561

(2)	EBITDA is not a measure recognized under Canadian or U.S. GAAP. EBITDA consists of earnings before interest expense (net), tax expense, depreciation, amortization, accretion and other non-cash items. We present EBITDA because we believe it is an important supplemental measure of our performance and believe that it is frequently used by securities analysts, investors and others in the evaluation of companies in our industry. We believe these parties consider it useful in measuring the capacity of our company to service debt. However, it is not intended to represent cash flow or results of operations in accordance with Canadian GAAP or U.S. GAAP and may not be comparable to similarly titled amounts reported by other companies. EBITDA should be considered in addition to, and not as a substitute for, earnings, (loss), cash flows and other measures of financial performance, reported in accordance with Canadian GAAP or U.S. GAAP. A reconciliation of net earnings, the most directly comparable Canadian GAAP measure to EBITDA, is provided below:

	Three months ended March 31,		Fiscal year ended December 31,
(C$ in millions)	2009	2008	2008		2007	2006
Reconciliation of Net Earnings to EBITDA:
Net earnings	$241	$345	$659		$1,615	$2,431
Interest expense	137	20	182		85	97
Interest income	(4)	(12)	(56)		(177)	(186)
Provision for income and resource taxes	141	174	658		795	1,213
Tax included in equity earnings, non-controlling interest and discontinued operations	5	(2)	(28)		(36)	10
Depreciation and amortization	199	108	513		333	2264
Asset impairment	—	—	589	(1)		—
Write-down of marketable securities	—	—	292	(2)	—	—
Fort Hills equity loss	—	—	115		—	—

EBITDA	$719	$633	$2,924		$2,615	$3,829

We record our financial results using the Canadian dollar and accordingly, our operating results and cash flows are affected by changes in the Canadian dollar exchange rate relative to the currencies of other countries. Exchange rate movements, particularly as they affect the U.S. dollar, can have a significant impact on our results as a significant portion of our operating costs are incurred in Canadian and other currencies and most of our debt and revenues are denominated in U.S. dollars.

Net earnings

Our net earnings for the three months ended March 31, 2009 were $241 million, or $0.50 per share, compared with $345 million, or $0.78 per share for the same period in 2008. Our net earnings for 2008, which included $856 million of after-tax asset impairment losses, were $659 million, or $1.46 per share, compared with $1.6 billion, or $3.74 per share, in 2007 and $2.4 billion, or $5.77 per share in 2006.

Our net earnings in the three months ended March 31, 2009 included positive after-tax pricing adjustments of $43 million, primarily due to rising copper prices, compared with $74 million in the same period last year. In addition, we recorded after-tax gains totalling $168 million from the sale of our interest in the Lobo-Marte gold project and our investment in El Brocal. This was offset by non-cash foreign exchange translation losses on our long-term debt of $203 million after-tax. We also recorded a $30 million tax recovery in respect of the effect of future provincial tax rate reductions in British Columbia.

In the latter part of 2008 general conditions in credit markets deteriorated substantially, which had a serious impact on the global economy and contributed to a significant and rapid decline in the demand for and selling price of our products. Average base metal prices were down significantly in the fourth quarter of 2008, with two of our major products, copper and zinc, dropping significantly from prices at the end of September 2008, resulting in negative pricing adjustments of $474 million ($270 million after-tax) in the fourth quarter alone.

Earnings were lower in 2008, due mainly to lower earnings from our copper and zinc business units as a result of the lower average base metal prices, with a significant portion of the decline coming in the last half of the year and the asset impairment charges that we recorded in the fourth quarter of the year. This was partially offset by a substantial increase in operating profit from our coal business unit due to the significant increase in coal prices and our acquisition of Fording’s 60% interest in Teck Coal in October 2008.

Our earnings in 2008 were also negatively affected by non-cash after-tax asset and goodwill impairment charges totalling $856 million taken against (i) the goodwill related to the three copper mines we acquired from Aur in 2007 ($345 million), (ii) the deferral of the upgrader portion of our Fort Hills oil sands project ($90 million), (iii) our Lennard Shelf, Pend Oreille and Duck Pond mines ($116 million), (iv) our Petaquilla copper project in Panama, Santa Fe nickel project in Brazil and other exploration properties ($60 million), and (v) $245 million in respect of marketable securities that we own in various development stage companies, whose decline in value is considered other-than-temporary. The Lennard Shelf zinc mine was closed in August 2008 and the Pend Oreille zinc mine was put on care and maintenance in February 2009 due to low zinc prices.

Prior to the Fording Acquisition, we owned a 52% effective interest in Teck Coal, comprised of a 40% direct interest in Teck Coal and a 19.6% interest in the outstanding units of Fording. These prior investments were acquired at a cost of approximately $1.3 billion. Upon acquisition of the additional 48%, we retained independent valuation experts from a large international accounting firm to assist us in the allocation of our investments to individual assets and liabilities. This allocation resulted in $883 million of goodwill. This goodwill arose primarily as a result of the accounting requirement to record the net future income and resource tax liabilities associated with the Fording Acquisition on an undiscounted basis as well as changes in expected future coal prices and U.S./Canadian dollar exchange rates between the date of the acquisition announcement in July 2008 and the closing of the Fording Acquisition on October 30, 2008. We subsequently tested goodwill relating to Teck Coal for impairment. This test compared the fair value of 100% of these operations to our carrying value as a whole and takes into account the lower cost base for our pre-existing interest. Based on expected future cash flows from 100% of the coal operations, the estimated fair value of the coal assets exceeds the carrying amount; therefore, we have determined that goodwill relating to Teck Coal is not impaired.

In addition, 2008 earnings included $329 million of after-tax negative pricing adjustments brought about by the sharp decline in base metal prices, occurring mainly in the fourth quarter of the year.

Our earnings in 2007 were affected by a $33 million equity loss ($50 million pre-tax) related to our investment in the Galore Creek project where mine construction was suspended due to escalating capital costs and a number of asset write downs totalling $51 million after taxes. The equity loss represents our after-tax share of the Galore Creek Partnership’s estimated demobilization costs. The asset write downs relate to our investment in Tahera Diamond Corporation, which was written down due to the severe financial difficulties facing the company.

Due to difficult mining conditions and low ore grades that impacted their ongoing profitability, we also wrote down the property, plant and equipment at our Pend Oreille and Lennard Shelf zinc mines. We also had a $59 million cumulative foreign exchange loss related to the repatriation of U.S. dollars to Canada to provide funds for our acquisition of Aur. We also had a $46 million loss on our contingent receivable related to the sale of our Cajamarquilla refinery compared with a $36 million gain in 2006.

In 2007, we also recorded after-tax negative pricing adjustments of $66 million during 2007 compared with $113 million of positive adjustments in 2006. An $80 million gain on the reduction of future tax liabilities due to the reduction in federal income tax rates in Canada and after-tax gains of $36 million on asset sales partially offset these effects.

Our 2006 net earnings included after-tax gains of $126 million on the sale of investments, including $103 million on the sale of our investment in Inco Limited (“Inco”).

Our earnings during the three months ended March 31, 2009 before non-recurring items and pricing adjustments were $227 million compared with $252 million in the same period in 2008. Our earnings in 2008 before non-recurring items and pricing adjustments were $1.7 billion compared with $1.7 billion in 2007 and $2.1 billion in 2006. Net earnings for 2008 were $659 million compared with $1.6 billion in 2007 and $2.4 billion in 2006. The table below shows the impact of these items on our earnings.

	Three months ended March 31,		Year ended December 31,
(C$ in millions)	2009	2008	2008	2007	2006
Net earnings as reported	$241	$345	$659	$1,615	$2,431
Add (deduct) the after-tax effect of:
Derivative (gains) losses, including discontinued operations	24	—	(167)	32	(36)
Asset impairment and equity losses	—	—	266	84	—
Goodwill impairment	—	—	345	—	—
Impairment of marketable securities	—	—	245	—	—
Asset sales and other	(168)	(8)	73	(36)	(126)
Foreign exchange losses on debt	203	—	—	—	—
Realization of cumulative translation adjustment loss	—	—	—	59	—
Tax items	(30)	(11)	(50)	(80)	(26)

	29	(19)	712	59	(188)

Adjusted net earnings(1)	270	326	1,371	1,674	2,243
Negative (positive) pricing adjustments	(43)	(74)	329	66	(113)

Comparative net earnings(1)	$227	$252	$1,700	$1,740	$2,130

(1)	Adjusted net earnings and comparative net earnings are non-GAAP financial measures. For adjusted net earnings and comparative net earnings, we adjust net earnings as reported to remove the effect of unusual and/or non-recurring transactions in these measures. These measures may differ from those used by, and may not be comparable to such measures as reported by, other issuers. We disclose these measures, which have been derived from our financial statements and applied on a consistent basis, because we believe they are of assistance in understanding the results of our operations and financial position and are meant to provide further information about our financial results to securityholders. See “- Use of non-GAAP financial measures” above for further information.

Pricing adjustments generally increase earnings in a rising commodity price environment and decrease earnings in a declining price environment. They are a normal part of our business but we exclude them from comparative earnings in the table above to provide a better understanding of how our company performed.

Cash flow

Cash flow from operations during the three months ended March 31, 2009 was $1.1 billion compared with $157 million in the same period in 2008. Cash flow from operations before working capital changes was up slightly despite lower earnings as the 2009 figures include a number of non-cash items including foreign exchange revaluations on our long term debt. A reduction in working capital also contributed to cash flow as tax refunds of $801 million were partially offset by payment of negative pricing adjustments from the previous quarter, currency hedges and seasonal items. In 2008 working capital was negatively impacted by large tax payments.

Cash flow from operations in 2008, before changes in non-cash working capital items, was $3.7 billion compared with $2.0 billion in 2007 and $2.6 billion in 2006. The changes in cash flow from operations are due mainly to the volatility in commodity prices and changes in the Canadian/U.S. dollar exchange rate. In 2008, our earnings included a $1.5 billion non-cash future tax provision and $881 million of non-cash asset impairment charges and a provision against our marketable securities. The decrease in 2007 from 2006 was mainly due to lower zinc and coal prices and the strengthening of the Canadian dollar.

Cash flow from operations, after changes in non-cash working capital items, less scheduled debt repayments, dividends and sustaining capital expenditures, was $1.3 billion in 2008 compared with $1.1 billion in 2007 and $2.1 billion in 2006.

At March 31, 2008, our cash and temporary investments were $1.8 billion. Total debt was $13.3 billion and our debt to debt-plus-equity ratio was 54%, the same as the ratio at December 31, 2008.

Revenue and operating profit

Our principal commodities are copper, metallurgical coal, and zinc, which accounted for 27%, 35%, and 15% of revenues respectively in 2008. Molybdenum is a significant by-product of our copper operations, and lead is a significant by-product of our zinc operations, respectively accounting for 3% and 5% of our 2008 revenues. In addition, our Antamina copper mine produces a significant volume of zinc concentrate. Other products produced at various operations include gold, silver, various specialty metals, chemicals and fertilizers, and electricity, and in total accounted for 15% of our revenue in 2008.

Our acquisitions of Aur in August 2007 and the Fording coal assets in October 2008 had a significant impact on our revenues, operating expenses and operating profits. In 2008, our results included a full year of results from the three mines we acquired from Aur compared with just over four months in 2007. In addition, our operating profit includes our 40% share of the results of Teck Coal until the end of October 2008 and 100% thereafter compared with only our 40% direct interest for all of 2007 and the first ten months of 2008. Accordingly, these two acquisitions account for a portion of the increase in revenues, operating expenses and depreciation and amortization.

Our operating profit is made up of our revenues less the operating, depreciation and amortization expenses at our producing operations. Income and expenses from our business activities that do not produce commodities for sale are included in our other income and expenses.

	Three months ended March 31,		Year ended December 31,
(C$ in millions)	2009	2008	2008	2007	2006
Revenues	$1,708	$1,542	$6,904	$6,371	$6,539
Operating expenses	873	826	4,009	3,300	2,714
Depreciation and amortization	199	105	513	333	264
Operating profit(1)	$636	$611	$2,382	$2,738	$3,561

(1)	Operating profit is a non-GAAP measure. Operating profit is not a measure recognized under Canadian or United States GAAP. Operating profit consists of revenues less operating expenses and depreciation and amortization. We present operating profit because we believe it is an important supplemental measure of our performance and believe that it is frequently used by securities analysts, investors and others in the evaluation of our results. We believe these parties find it useful in measuring the capacity of our operations to generate earnings. However it is not intended to represent cash flow from operations or the overall profitability of the company. It may not be comparable to similarly titled amounts reported by other entities. See “Presentation of financial information” and “—Use of non-GAAP financial measures.”

Our revenues are affected by sales volumes, which are determined by our production levels and demand for the commodities we produce, commodity prices and currency exchange rates. Commodity prices are determined by the supply of and demand for raw materials, which are influenced by global economic growth. We normally sell the products that we produce at prevailing market prices or at prices negotiated on annual contracts, particularly metallurgical coal. Prices for these products, particularly for exchange-traded commodities, can fluctuate widely and that volatility can have a material effect on our financial results.

Sales of metals in concentrate are recognized in revenue on a provisional pricing basis when title transfers and the rights and obligations of ownership pass to the customer, which usually occurs upon shipment. However, final pricing is typically not determined until a subsequent date, often in the following quarter. Accordingly, revenue in a quarter is based on current prices for sales occurring in the quarter and ongoing pricing adjustments from sales that are still subject to final pricing. These pricing adjustments result in additional revenues in a rising price environment and reductions to revenue in a declining price environment. The extent of the pricing adjustments also takes into account the actual price participation terms as provided in the concentrate sales agreements.

Revenues from operations were $1.7 billion in the first quarter of 2009 compared with $1.54 billion a year ago. Revenues from coal operations increased by $653 million, with $524 million attributed to our increased ownership interest in Teck Coal. This was partially offset by reduced copper and zinc revenues of $494 million due to lower base metal prices. In the first quarter of 2009, we had positive pricing adjustments of $73 million ($43 million after non-controlling interests, royalties and tax) compared with $128 million ($74 million after non-controlling interests, royalties and tax) in the first quarter of 2008. The 2009 amount is comprised of $22 million of pricing adjustments on sales from the previous quarter, and $51 million on sales that were initially recorded at the average price for the month of shipment and subsequently revalued to quarter end forward curve prices. At March 31, 2009, outstanding receivables included 113 million pounds of copper provisionally valued at an average of US$1.83 per pound and 95 million pounds of zinc valued at an average of US$0.60 per pound.

Our 2008 revenues of $6.9 billion increased by $502 million as a result of having a full year of revenue from the three mines acquired through our acquisition of Aur, the effect of significantly higher coal prices and 100% of the revenues of Teck Coal for the last two months of the year. This was partially offset by the decline in average base metal prices, particularly copper, zinc and lead in the fourth quarter of 2008 resulting in significant negative pricing adjustments and lower zinc sales volumes. We also recorded negative pricing adjustments of $386 million for sales recorded during 2008, most of which occurred in the fourth quarter due to the significant decline in base metal prices, compared with $96 million in 2007 and $182 million of positive adjustments in 2006.

Operating expenses

Our operating expenses include all of the expenses required to produce our products, such as labor, energy, operating supplies, concentrates purchased at our Trail refining and smelting operation, royalties, and marketing and distribution costs required to sell and transport our products to various delivery points. Due to the geographic locations of many of our operations, we are highly dependent on third parties for the provision of rail, port and other distribution services. In certain circumstances, we negotiate prices for the provision of these services where we may not have viable alternatives to using specific providers, or may not have access to regulated rate-setting mechanisms. Contractual disputes, demurrage charges, rail and port capacity issues, availability of vessels and railcars, weather problems and other factors can have a material effect on our ability to transport materials from our suppliers and to our customers in accordance with schedules and contractual commitments.

The magnitude of our operating expenses is dictated mainly by our production volumes, the costs of labor, operating supplies and concentrate purchases; by strip ratios, haul distances and ore grades; and by distribution costs, commodity prices and costs related to non-routine maintenance projects. Production volumes mainly affect our variable operating and our distribution costs. In addition, production may also affect our sales volumes and, when combined with commodity prices, affects profitability and ultimately our royalty expenses.

Operating expenses were $873 million in the first quarter of 2009 compared with $826 million a year ago. Our operating expenses were $4.0 billion in 2008, compared with $3.3 billion in 2007 and $2.7 billion in 2006. Like many of our competitors, we have been facing rising costs for labor, fuel and energy, consumables and other operating supplies. In addition to general cost increases, significant increases in our operating expenses arise from the three mines acquired from Aur in August 2007 and from the additional 60% of Teck Coal that we acquired from Fording on October 30, 2008.

We determine our depreciation and amortization expense using various methods. Plant and equipment are depreciated and amortized on a straight-line basis over their estimated useful lives at our refining and smelting operations in Trail. Plant and processing facilities at our mines are amortized on a units-of-production basis over the lesser of their useful lives or the estimated proven and probable ore reserves. Mobile equipment is depreciated and amortized using operating hours and buildings, and other site infrastructure over their estimated useful lives. Accordingly, our depreciation and amortization expense varies to some degree with our production volumes.

Our depreciation and amortization expense was $199 million in the first quarter of 2009 compared with $105 million in the first quarter of 2008, with the increase mainly due to the additional expense arising from our acquisition of the Fording assets in October 2008. In 2008 our depreciation expense was $513 million compared with $333 million in 2007 and $264 million in 2006. The main reasons for the increase were our acquisitions of Aur in August 2007 and the Fording assets in October 2008. These two acquisitions resulted in an additional $170 million of depreciation and amortization compared with 2007.

Other expenses

	Three months ended March 31,		Year ended December 31,
(C$ in millions)	2009	2008	2008	2007	2006
General and administration	$31	$30	$89	$109	$96
Interest and financing	137	20	182	85	97
Exploration	11	19	135	105	72
Research and development	6	8	23	32	17
Asset impairment	—	—	589	69	—
Other expense (income)	69	(4)	(31)	(170)	(316)
Provision for income and resource taxes	141	176	658	795	1,213
Non-controlling interests, net of tax	11	27	82	47	19
Equity loss (earnings), net of tax	1	(9)	(22)	5	(32)
Loss (earnings) from discontinued operations, net of tax	(12)	(1)	18	46	(36)

	$395	$266	$1,723	$1,123	$1,130

General and administration expenses were $31 million in the first quarter of 2009 compared with $30 million in 2008. On an annual basis, general and administration expense was $89 million in 2008 compared with $109 million in 2007 and $ 96 million in 2006. The decrease is mainly due to a decline in our share price, which resulted in a reduction of our stock based compensation expense. The increase in 2007 over 2006 was due to an increase in general business activities.

Interest expense was $137 million in the first quarter of 2009 compared with $20 million in 2008. The increase in interest expense is a result of the additional debt incurred to finance the Fording Acquisition. In addition, our pre-existing debt and the related interest charges were affected by the strengthening of the U.S. dollar in the period. Our average interest rate in the first quarter of 2009 was approximately 4% as interest on the new debt is based on LIBOR rates which are at historically low levels. Our interest expense of $182 million in 2008 was significantly higher than the $85 million for 2007, due mainly to the additional debt we incurred to finance our acquisition of Fording’s coal assets. Interest expense in 2007 was $12 million lower than 2006 due to our lower average debt levels, lower interest rates and the strengthening of the Canadian dollar.

We must continually replace our reserves as they are depleted in order to maintain production levels over the long term. We endeavor to do this through our exploration and development program and through acquisition of interests in new properties or in companies that own such properties. Exploration for minerals and oil and gas is highly speculative and the projects involve many risks. The vast majority of exploration projects are unsuccessful and there are no assurances that current or future exploration programs will find deposits that are ultimately brought into production. Our recent exploration efforts have focused on copper in North America, South America, and Namibia and zinc in Alaska, Australia and Ireland. We also participated in several equity financings with junior companies exploring for the same commodities in favorable jurisdictions.

Our exploration expense was $11 million in the first quarter of 2009, down from $19 million in the first quarter of 2008 due to reduced activities as part of our debt reduction plan. Exploration expense was $135 million in 2008 compared with $105 million in 2007 and $72 million in 2006. Increased exploration activities and the increase in costs of contractors were the main reasons for the rising exploration expense in 2008 and 2007. The 2008 expenditures included spending on development projects such as Quebrada Blanca, Relincho, Mesaba and Carrapateena (totalling approximately $44 million) and seafloor exploration ($16 million).

Our research and development expenditures are focused on advancing our proprietary CESL hydrometallurgical technology, the development of internal and external growth opportunities, and the development and implementation of process and environmental technology improvements at operations. Our research and development expense was $6 million in the first quarter of 2009 compared with $8 million a year ago. In 2008, our research and development expenditures were $23 million compared with $32 million in 2007 and $17 million in 2006.

Asset impairment charges in 2008 totalling $589 million before taxes included the following:

•	$345 million of goodwill arising out of the acquisition of Aur Resources,

•

$179 million in respect of our Duck Pond, Lennard Shelf and Pend Oreille mines. The Lennard Shelf mine ceased operations in August 2008 and Pend Oreille was put on care and maintenance in February 2009, and

•	$22 million to write-off our investment in the Petaquilla copper project in Panama, $35 million on the Santa Fe nickel project in Brazil, and $8 million for other exploration properties.

The asset impairment charges in 2007 were taken against the Lennard Shelf and Pend Oreille zinc mines and our investment in Tahera Diamonds, which sought creditor protection in early 2008 and has been operating under Canada’s Companies’ Creditors Arrangement Act since that time.

Other expenses, net of other income, was $69 million in the first quarter of 2009 compared with other income of $4 million in 2008. Significant items in the first quarter of 2009 included foreign exchange losses totalling $244 million and a $41 million loss on our copper and other commodity derivative positions. Partly offsetting these items were gains totalling $205 million from the sale of our Lobo-Marte gold project and our investment in El Brocal. The non-cash foreign exchange translation loss on our debt totalled $457 million, of which $241 million was recorded in other income and $216 million in other comprehensive income. The portion charged to other comprehensive income relates to that portion of our U.S. dollar debt that is designated as a hedge against our investments in subsidiaries whose functional currency is the U.S. dollar.

Other income, net of other expense was $31 million in 2008 compared with $170 million in 2007 and $316 million in 2006. 2008 included $285 million of gains on our derivative contracts, mainly from copper and zinc contracts, $56 million of interest income and a $69 million foreign exchange translation gain. This was partially offset by $71 million of reclamation and environmental expenses and a $292 million write down of marketable securities that we own in various development stage companies, whose decline in value is considered other-than-temporary. These investments are marked to market each period through other comprehensive income and this charge represents a transfer from other comprehensive income to regular earnings and does not affect their carrying value or our shareholders’ equity. In 2007, interest income was $177 million and we had $55 million of gains from the sale of investments. With the decline in the zinc price in the latter part of 2007, our derivative liability on the Duck Pond zinc positions was reduced by $53 million. Offsetting this other income was a $59 million cumulative foreign exchange loss related to the repatriation of U.S. dollars to Canada to provide funds for the acquisition of Aur, $26 million of reclamation at our closed operations and $25 million on non-hedge derivative losses mainly on our gold positions.

Income tax pools arising out of the Fording Acquisition shield us from cash income taxes in Canada, but we remain subject to cash taxes in foreign jurisdictions and mineral taxes in Canada. Approximately 40% of our tax provision in the first quarter of 2009 was deferred as a result of this and other items.

Our provision for income taxes in the first quarter of 2009 was reduced by $30 million as a result of the reduction of future tax rates in British Columbia, which caused us to revalue our net future tax liabilities. Before this reduction, our consolidated tax rate was 45% compared with 33% a year earlier. This increase in the effective rate is a result of higher interest charges and lower operating profits. Operating profits earned in Canada are subject to mineral taxes while interest and general corporate overhead are not deductible for mineral tax purposes.

Income and resource taxes were $658 million in 2008, or 47% of pre-tax earnings. This is substantially higher than the Canadian statutory tax rate of 31% as there is no tax recovery for our write downs related to goodwill and the write downs of our investments are taxed at lower capital gains rates. Offsetting these items were net tax items of $50 million related to the resolution of previously uncertain tax provisions and income tax rate reductions.

Our non-controlling interest expense relates to the ownership interests in our Highland Valley, Quebrada Blanca, Carmen de Andacollo and Elkview mines that are held by third parties. Non-controlling interest expense was $11 million in the first quarter of 2009 compared with $27 million in the same period in 2008. The decrease was due to lower earnings from our Quebrada Blanca and Andacollo operations in which third parties hold a 23.5% and 10% interest in each property. The $35 million increase in 2008 was due mainly to our partners sharing in a full year of earnings from the Quebrada Blanca and Carmen de Andacollo mines compared with just over three months in 2007 as we acquired those mines from Aur in late August 2007. The minority partners in the Elkview mine also benefitted from the higher 2008 coal year prices.

We account for our investments in Fording (until October 30, 2008), Fort Hills Partnership and Galore Creek Partnership using the equity method. In September 2007, we increased our interest in Fording to 19.95% by purchasing an additional 16.65 million units for $599 million.

We recorded a $1 million equity loss in the first quarter of 2009 related to care and maintenance costs from our interest in Galore Creek Partnership. In the first quarter of 2008, we recorded equity earnings of $9 million from our investment in Fording. Equity earnings on an annual basis were $22 million in 2008, an equity loss of $5 million in 2007 and earnings of $32 million in 2006. Our equity earnings from Fording were $89 million in 2008, $28 million in 2007 and $32 million in 2006. 2008 includes our share of earnings until we acquired Fording’s assets on October 30, 2008. The increase over 2007 was due to our higher ownership interest for the entire year and the substantial increase in coal prices. This increase was partially offset by foreign exchange losses. Our 2008 equity earnings from Galore Creek Partnership was $18 million compared with a $33 million equity loss in 2007 related to our share of demobilization costs resulting from the decision to suspend construction of the Galore Creek project. Demobilization activities have gone better than expected in 2008 resulting in a reduction of the provision for these costs, which is the main reason for the equity earnings in 2008. The equity earnings from Fording and Galore were offset by an $85 million equity loss from our investment in Fort Hills. The equity loss from Fort Hills related to asset impairment charges as a result of the deferral of the upgrader portion of the project and contract termination charges.

Our earnings from discontinued operations relate to our Hemlo gold operations and to a price participation provision in the agreement from the sale of our Cajamarquilla zinc refinery in 2004. Earnings from the Hemlo operations were $10 million, while the Cajamarquilla agreement resulted in a further gain of $2 million.

In February of 2009, we reached an agreement to sell our 50% interest in the Hemlo mines. The transaction has an effective date of January 1, 2009 and closed in April of 2009. On closing, we received net proceeds of US$50 million, being the US$65 million sales price, less the cash flow received from the mine since January 1, 2009 and resulted in a pre-tax gain of approximately $45 million in April.

The price participation provision in the 2004 agreement to sell our Cajamarquilla zinc refinery entitles us to additional consideration of US$365,000 for each US$0.01 by which the average annual price of zinc exceeds US$0.454 per pound. This zinc price participation expires at the end of 2009. The changes between 2006 and 2008 relate primarily to changes in the zinc price and new accounting rules implemented in 2007. In 2006, we accrued $36 million, net of taxes, for the additional consideration based on the average annual zinc price for the year. Effective January 1, 2007, upon adoption of the new accounting standard for financial instruments, we recorded an asset of $139 million by increasing our retained earnings in respect of the contingent receivable, which was valued based on the zinc price forward curve at December 31, 2006. The new standard for financial instruments required us to mark this receivable to market at the end of each quarter.

With the decline in the zinc price that occurred during 2007 from historical highs in late 2006, the mark-to-market adjustment in 2007 resulted in a $46 million after-tax reduction in the receivable and with the continuing decline in the zinc price, the mark-to-market adjustment in 2008 was $18 million. In January 2007, we received approximately US$36 million for the 2006 price participation payment, in January 2008, we received approximately US$38 million for the 2007 payment, and in the first quarter of 2009, we received approximately US$14 million for the 2008 payment.

Business unit results

The table below shows our share of production of our major commodities.

	Units (000’s)	Year ended December 31,					Three months ended March 31,
		2004	2005	2006	2007	2008	2008	2009
Principal Products:
Copper contained in concentrate(1)	tonnes	248	263	254	215	206	45	47
Copper cathodes(1)	tonnes	—	—	—	37	107	26	27

		248	263	254	252	313	71	74
Metallurgical coal(2)
Direct share	tonnes	9,277	9,948	8,657	9,024	11,282	2,357	3,966
Indirect share	tonnes	1,386	1,376	1,147	1,552	2,345	707	—

		10,663	11,324	9,804	10,576	13,627	3,064	3,966
Refined zinc(3)(4)	tonnes	413	223	296	292	270	74	58
Zinc contained in concentrate(1)	tonnes	619	657	627	699	663	175	167
Gold(3)(5)	ounces	261	245	263	285	279	66	76
Major by-Products:
Molybdenum contained in concentrate	pounds	11,631	9,482	7,929	7,133	7,119	1,621	1,875
Refined lead(4)	tonnes	85	69	90	76	85	26	19
Lead contained in concentrate	tonnes	119	110	129	146	133	39	33

(1)

In August 2007, we acquired the Quebrada Blanca, Andacollo and Duck Pond mines as a result of our acquisition of Aur Resources Inc. Quebrada Blanca and Andacollo produce cathode copper. Duck Pond produces copper and zinc concentrates. In March 2004, we increased our interest in the Highland Valley Copper mine from 63.9% to 97.5%. We report 100% of the production of Quebrada Blanca and Andacollo, even though we own 76.5% and 90%, respectively of these operations because we fully consolidate their results in our financial statements.

(2)	The direct share of coal production includes our proportionate share of production from Teck Coal (formerly Elk Valley Coal Partnership), which was 35% on February 28, 2003 and increased in various increments to 40% on April 1, 2006. Fording owned the remaining interest in Teck Coal. The indirect share of coal production was from our investment in units of Fording. We owned approximately 9% of Fording from February 28, 2003 to September 27, 2007 and on September 27, 2007 increased our interest in Fording to 19.95%. In October 2008, we acquired all of the assets of Fording, which consisted primarily of its 60% interest in the Teck Coal.
(3)	In April 2007, our Lennard Shelf zinc mine and Pogo gold mine achieved commercial production. The Lennard Shelf zinc mine ceased production in August 2008.
(4)	In 2005, refined zinc and lead production was affected by a three-month strike at our Trail metallurgical operation. In December 2004 we sold our Cajamarquilla zinc refinery.
(5)	Gold includes production from our Pogo and Hemlo mines. The Hemlo mines were sold in April 2009 and we expect to close the sale of our interest in the Pogo mine in July 2009.

Our business is the exploration for and development and production of natural resources. Through our interests in mining and processing operations in Canada, the United States and South America we are an important producer of copper and the world’s second largest zinc miner and also the second largest producer of seaborne high quality coking coal. Our principal products are copper, metallurgical coal and zinc. Gold, lead, molybdenum, various specialty and other metals, chemicals and fertilizers are also produced at our operations. We also sell electrical power that is surplus to the requirements of our Trail metallurgical operations and own a 20% interest in the Fort Hills oil sands project and a 50% interest in other oil sands leases in the Athabasca region of Alberta, Canada.

We manage our activities along commodity lines and are organized into business units as follows:

Copper	Coal	Zinc	Gold	Energy	Corporate

Our energy business unit consists of our investments in our oil sands projects, which are in various stages of exploration and development. We continue to regard the Fort Hills oil sands project as an attractive long-term asset. However, in light of the significant cost of participation in a near-term oil sands project at this stage of the business and commodity cycle, we are exploring strategic alternatives. Our corporate business unit includes all of our activities in other commodities, our corporate growth initiatives and groups that provide administrative, technical, financial and other support to all of our business units.

Average commodity prices and exchange rates for the three months ended March 31, 2009 and 2008 and the past three years, which are a key driver of our earnings, are summarized in the following tables.

	Three months ended March 31,			Year ended December 31,
(US$)	2009	2008	% chg	2008	% chg	2007	% chg	2006
Copper (LME Cash-$/pound)	1.56	3.54	-56%	3.17	-2%	3.23	+6%	3.05
Molybdenum ($/pound)	9	33	-73%	29	-3%	30	+20%	25
Coal (realized-$/tonne)	204	96	+113%	205	+109%	98	-13%	113
Zinc (LME Cash-$/pound)	0.53	1.10	-52%	0.85	-42%	1.47	-1%	1.49
Lead (LME Cash-$/pound)	0.53	1.31	60%	0.95	-19%	1.17	+98%	0.59
Gold (LME PM Fix-$/ounce)	908	928	-2%	872	+25%	697	+15%	604
Exchange rate (Bank of Canada)
US$1 = CDN$	1.24	1.00	+24%	1.07	—%	1.07	-5%	1.13
CDN$1 = US$	0.81	1.00	-19%	0.93	—%	0.93	+6%	0.88

	Three months ended March 31,			Year ended December 31,
(C$ equivalent)	2009	2008	% chg	2008	% chg	2007	% chg	2006
Copper (LME Cash-$/pound)	1.93	3.54	-45%	3.37	-3%	3.46	—	3.45
Molybdenum ($/pound)	11	33	-67%	31	-3%	32	+14%	28
Coal (realized-$/tonne)	237	96	+147%	220	+110%	105	-20%	131
Zinc (LME Cash-$/pound)	0.66	1.10	-40%	0.91	-42%	1.57	-7%	1.68
Lead (LME Cash-$/pound)	0.66	1.31	-50%	1.01	-19%	1.25	+87%	0.67
Gold (LME PM Fix-$/ounce)	1.126	928	+21%	931	+25%	746	+9%	683

*	The average commodity prices disclosed above are provided for information only. Our actual revenues are determined using commodity prices and other terms and conditions specified in our various sales contracts with our customers. The molybdenum price is the major supplier selling price published in Platts Metals Week.

Our revenues and operating profit by business unit is summarized in the following tables.

Revenue

	Three months ended March 31,		Year ended December 31,
(C$ in millions)	2009	2008	2008	2007	2006
Copper	$447	$716	$2,156	$2,186	$2,220
Coal	874	221	2,428	951	1,177
Zinc	348	573	2,071	3,052	2,999
Gold	39	32	249	182	143

Total	$1,708	$1,542	$6,904	$6,371	$6,539

Operating Profit (1)

	Three months ended March 31,		Year ended December 31,
(C$ in millions)	2009	2008	2008	2007	2006
Copper	$158	$435	$882	$1,354	$1,617
Coal	429	15	1,160	209	444
Zinc	40	155	301	1,180	1,493
Gold	9	6	39	(5)	7

Total	$636	$611	$2,382	$2,738	$3,561

(1)	Operating profit is a non-GAAP measure. Operating profit is not a measure recognized under Canadian or United States GAAP. Operating profit consists of revenues less operating expenses and depreciation and amortization. We present operating profit because we believe it is an important supplemental measure of our performance and believe that it is frequently used by securities analysts, investors and others in the evaluation of our results. We believe these parties find it useful in measuring the capacity of our operations to generate earnings. However it is not intended to represent cash flow from operations or the overall profitability of the company. It may not be comparable to similarly titled amounts reported by other entities. A reconciliation of revenues by business unit to operating profit by business unit is provided below:

	Fiscal year ended December 31,		Three months ended March 31,
(C$ in million)	2007	2008	2008	2009
Reconciliation of revenues by business unit to operating profit by business unit:

Copper:
Revenue	2,186	2,156	716	447
Operating Expenses	727	1,010	228	216
Depreciation	105	264	53	73
Operating Profit	1,354	882	435	158

Zinc:
Revenue	3,052	2,071	573	348
Operating Expenses	1,725	1,631	384	280
Depreciation	147	139	34	28
Operating Profit	1,180	301	155	40

Coal:
Revenue	951	2,428	221	874
Operating Expenses	702	1,203	195	356
Depreciation	40	65	11	89
Operating Profit	209	1,160	15	429

Gold:
Revenue	182	249	32	39
Operating Expenses	146	165	19	21
Depreciation	41	45	7	9
Operating Profit	(5)	39	6	9

Total:
Revenue	6,371	6,904	1,542	1,708
Operating Expenses	3,300	4,009	826	873
Depreciation	333	513	105	199
Operating Profit	2,738	2,382	611	636

Copper

We produced copper concentrates at Highland Valley Copper, Duck Pond and at Antamina, in which we have a joint-venture interest. Our Quebrada Blanca and Carmen de Andacollo mines in Chile produce cathode copper. Significant by-product zinc was produced in concentrates at both Duck Pond and Antamina, and by-product molybdenum in concentrates at Highland Valley Copper and Antamina.

In 2008, we acquired the Relincho copper project in Chile through our acquisition of Global Copper Corp. (“Global”). We also advanced low-risk, high return capital projects that will increase production or mine life at Carmen de Andacollo and Highland Valley Copper, and completed an estimate of a significant inferred resource at Quebrada Blanca.

In 2008, our copper operations accounted for 31% of our revenue and 37% of our operating profit with the details by operation summarized in the tables below.

Revenues

	Three months ended March 31,		Year ended December 31,
(C$ in millions)	2009	2008	2008	2007	2006
Highland Valley Copper	$186	$270	$789	$1,115	$1,413
Antamina	126	190	569	775	807
Quebrada Blanca	94	171	574	215	—
Andacollo	24	45	142	46	—
Duck Pond	17	40	82	35	—

Total	$447	$716	$2,156	$2,186	$2,220

Operating profit(1)

	Three months ended March 31,		Year ended December 31,
(C$ in millions)	2009	2008	2008	2007	2006
Highland Valley Copper	$72	$189	$378	$737	$1,019
Antamina	77	147	336	565	598
Quebrada Blanca	7	72	161	55	—
Andacollo	1	18	37	1	—
Duck Pond	1	9	(30)	(4)	—
Total	$158	$435	$882	$1,354	$1,617

(1)

Operating profit is a non-GAAP measure. Operating profit is not a measure recognized under Canadian or United States GAAP. Operating profit consists of revenues less operating expenses and depreciation and amortization. We present operating profit because we believe it is an important supplemental measure of our performance and believe that it is frequently used by securities analysts, investors and others in the evaluation of our results. We believe these parties find it useful in measuring the capacity of our operations to generate earnings. However it is not intended to represent cash flow from operations or the overall profitability of the company. It may not be comparable to similarly titled amounts reported by other entities. A reconcilation of revenues by copper operation to operating profit by copper operation is provided below:

	Three months ended March 31,		Year ended December 31,
(C$ in millions)	2009	2008	2008	2007	2006
Reconciliation of revenues by copper operation to operating profit by copper operation:
Highland Valley Copper
Revenue	$186	$270	$789	$1,115	$1,413
Operating Expenses	99	71	363	339	348
Depreciation	15	10	48	39	46
Operating Profit	72	189	378	737	1,019

Antamina:
Revenue	126	190	569	775	807
Operating Expenses	42	38	201	178	175
Depreciation	7	5	32	32	34
Operating Profit	77	147	336	565	598

Quebrada Blanca
Revenue	94	171	574	215	—
Operating Expenses	53	79	307	144	—
Depreciation	34	20	106	16	—
Operating Profit	7	72	161	55	—

Andacollo
Revenue	24	45	142	46	—
Operating Expenses	10	19	70	37	—
Depreciation	13	8	35	8	—
Operating Profit	1	18	37	1	—

Duck Pond
Revenue	17	40	82	35	—
Operating Expenses	11	21	69	29	—
Depreciation	5	10	43	10	—
Operating Profit	1	9	(30)	(4)	—

Total
Revenue	$447	$716	$2,156	$2,186	$2,220
Operating Expenses	215	228	1,010	727	523
Depreciation	74	53	264	105	80
Operating Profit	158	435	882	1,354	$1,617

Markets

While most base metal prices peaked in 2007 and have since been in decline, copper prices peaked in July 2008 at an all time high of US$4.07 per pound. However, during the last half of 2008 the price fell 69%, resulting in an average annual price of US$3.17 per pound in 2008. This was slightly off the 2007 average of US$3.23 per pound. Copper prices average US$1.56 per pound in the first quarter of 2009 compared with US$3.54 per pound in the first quarter of 2008.

In China, apparent annual consumption, as reported by the International Copper Study Group (“ICSG”), was up 13%, lower than their 2007 growth of 26%. Weak demand early in 2008 in Europe, the United States and Japan accelerated as a lack of confidence in global financial markets caused a pull back in investment and spending around the world.

Copper mine supply was again affected by large unexpected mine production losses. In 2007, global copper mine production losses from plan totalled over 1.0 million tonnes of contained copper due to lower grade ores, labor and weather disruptions, and equipment problems. In 2008, we believe these disruptions totalled close to 1.3 million tonnes of contained copper. Announcements of economic and grade-related production cuts for 2009 are already more than 1.2 million tonnes of contained copper.

Copper stocks on the London Metals Exchange (“LME”) fell in the first half of 2008 by 40% to just over 100,000 tonnes. Since the middle of July 2008, LME stocks nearly tripled to 340,000 tonnes, the highest levels since early 2004. Copper stocks on Shanghai Futures Exchange increased early in the year, up over 180%, to a high of 68,000 tonnes, but by the end of the year, stood at only 18,000 tonnes. At the end of 2008, total global stocks were up 90,000 tonnes compared to 2007, year end. Total global stocks (producer, consumer, merchant and terminal stocks) stood at 30 days of global consumption while 25-year average levels are estimated at 32 days of global consumption.

Continued increases in China’s smelting capacity pushed the global copper concentrate market further into deficit. Although a surplus of copper metal is expected in the global marketplace in 2009, a continuation of mine production disruptions could again push the metal market into deficit.

Molybdenum prices averaged US$29 per pound in 2008, slightly lower than in 2007. Molybdenum prices started the year at US$32.50 per pound and remained between US$30 and US$33 per pound until the end of October when within a month they dropped by 70% to US$9 per pound. Molybdenum prices averaged US$9 per pound in the first quarter of 2009 compared with US$33 per pound in the first quarter of 2008.

Chinese exports remained restricted as quotas were again reduced. Global mine production was estimated to be below demand in 2008, and proposed new projects were not due into the market until at least late 2009. Many of these projects have now been deferred or delayed.

In late September, a global decline in the demand for steel resulted in a dramatic and swift series of production cuts designed to offset rising steel inventories. These production cuts resulted in the deferral and cancellation of many supply contracts to the steel industry. Although molybdenum was one of the last inputs affected, the rapid liquidation of high priced molybdenum inventories caused the most significant decline of any metal in 2008.

With molybdenum prices trading below US$10 per pound going into 2009, several major projects have announced economic delays and deferrals. Junior and developing primary molybdenum miners are now finding it difficult to raise necessary financing. The lack of investment in new projects could have long-term effects on supply when demand recovers.

Highland Valley Copper mine

We have a 97.5% interest in Highland Valley Copper, located in south central British Columbia. Operating profit and revenues were $378 million and $789 million, respectively, in 2008 compared with $737 million and $1.1 billion, respectively, in 2007 and $1.0 billion and $1.4 billion, respectively, in 2006. The reduction in Highland Valley’s 2008 operating profit was due mainly to a 13% decrease in copper sales volumes driven by the lower production levels and negative pricing adjustments of $185 million compared with positive pricing adjustments of $18 million in 2007.

Highland Valley Copper is executing a two-phase extension that requires push backs of the east and west walls of the Valley pit, which will facilitate mining until 2019. On June 24, 2009 we announced that, based on preliminary assessments, measures to address recently identified geotechnical issues were expected to reduce Highland Valley Copper production in 2009 and 2010. Third party geotechnical consultants have been engaged to further assess the extent of the issues, and that work is expected to be completed by the end of the fourth quarter of 2009. As a result of these geotechnical issues, east wall stripping will continue into 2010. After this stripping is complete, work will commence on a buttress to provide long term stability to the east wall. West wall stripping is expected to start in mid 2009 and is scheduled to be largely complete by 2013. Mining equipment, including two shovels, eight haul trucks, a production loader and several large support equipment units were added to the mine’s fleet in 2008, positioning Highland Valley Copper to execute the life of mine extension requirements.

Operating results are summarized in the following table:

	Three months ended March 31,		Year ended December 31,
	2009	2008	2008	2007	2006
Tonnes milled (000’s)	10,972	10,459	44,888	42,593	45,356
Copper
Grade (%)	0.30	0.31	0.32	0.37	0.41
Recovery (%)	84.4	83.1	83.6	87.9	91.5
Production (000’s tonnes)	27.4	26.6	119.3	139.5	171.3
Sales (000’s tonnes)	34.5	25.6	122.3	140.2	186.0
Molybdenum
Production (million pounds)	1.4	0.8	4.2	4.1	4.1
Sales (million pounds)	1.3	0.8	4.0	4.0	4.1
Cost of sales (C$ millions)
Operating costs	$91	$64	$331	$308	$307
Distribution costs	$8	$7	$32	$31	$41
Depreciation and amortization	$15	$10	$48	$39	$46
Operating profit (C$ millions)
Before depreciation	$87	$199	$426	$776	$1,065
After depreciation	$72	$189	$378	$737	$1,019

Highland Valley Copper’s operating profit and revenues were $72 million and $186 million, respectively, in the first quarter of 2009 compared with $189 million and $270 million, respectively, in the same period in 2008. Positive pricing adjustments of $36 million were recorded in the quarter compared with $55 million in the first quarter of 2008. The reduction in operating profit before pricing adjustments was due to significantly lower copper prices partially offset by higher sales volumes and a weaker Canadian dollar. Copper sales volumes were 35% higher than the first quarter of 2008 due to timing of shipments.

Copper production in the first quarter was 3% higher than in 2008. Lornex ore accounted for 44% of mill throughput compared with 50% in the first quarter of 2008. Molybdenum production increased to 1.4 million pounds compared with 800,000 pounds in the first quarter of 2008 as a result of mining in a higher grade section of the Valley pit.

Highland Valley’s 2008 copper production was 119,300 tonnes, which was 14% lower than in 2007. The lower production was due to a higher proportion of material in the feed from the Lornex pit and the mill processed lower grade, softer ore in 2008 at lower recoveries. Molybdenum production was slightly higher than 2007 levels at 4.2 million pounds.

Antamina mine

We have a 22.5% interest in the Antamina mine, a large copper and zinc mine at high elevation in Peru. Our partners are BHP Billiton (33.75%), Xstrata plc (33.75%) and Mitsubishi Corporation (10%). Our share of operating profit and revenues were $336 million and $569 million, respectively, in 2008 compared with $565 million and $775 million, respectively, in 2007 and $598 million and $807 million, respectively, in 2006. The reduction in Antamina’s 2008 operating profit compared with 2007 was due mainly to lower average realized metal prices, and higher operating and distribution costs.

Operating results are summarized in the following table:

	Three months ended March 31,		Year ended December 31,
	2009	2008	2008	2007	2006
Tonnes milled (000’s)
Copper-only ore	3,803	3,892	18,578	20,326	22,875
Copper-zinc ore	4,050	2,626	11,860	10,848	7,381

	7,853	6,518	30,438	31,174	30,256
Copper(1)
Grade (%)	1.22	1.21	1.25	1.21	1.38
Recovery (%)	83.4	90.0	89.1	89.1	91.0
Production (000’s tonnes)	79.0	74.1	343.7	329.9	384.2
Sales (000’s tonnes)	88.4	62.7	338.2	326.9	385.5
Zinc(note 1)
Grade (%)	2.94	3.60	3.51	3.03	2.53
Recovery (%)	83.5	88.4	85.3	87.3	86.5
Production (000’s tonnes)	92.4	77.6	347.8	291.7	156.1
Sales (000’s tonnes)	85.5	58.0	347.4	292.5	158.3
Molybdenum
Production (million pounds)	2.1	3.8	13.4	14.1	17.4
Sales (million pounds)	2.5	3.5	14.7	15.3	17.6
Cost of sales (US$ millions)
Operating costs	$120	$85	$474	$395	$360
Distribution costs	$20	$22	$149	$99	$67
Royalties and other costs(2)	$8	$53	$138	$141	$136
Depreciation and amortization	$24	$30	$141	$140	$141
Our 22.5% share of operating profit (C$ millions)
Before depreciation	$84	$152	$368	$597	$632
After depreciation	$77	$147	$336	$565	$598

(1)	Copper ore grades and recoveries apply to all of the processed ores. Zinc ore grades and recoveries apply to copper-zinc ores only.
(2)	In addition to royalties paid by Antamina, we also pay a royalty to the vendor of our interest in Antamina equivalent to 7.4% of our share of cash flow distributed by the mine.

Our 22.5% share of Antamina’s operating profit, before positive pricing adjustments, and revenues were $56 million and $126 million, respectively, in the first quarter of 2009 compared with $104 million and $190] million, respectively, in the same period in 2008. The decline in operating profit was due to significantly lower copper and zinc prices partially offset by higher sales volumes. Our share of positive pricing adjustments in the first quarter was $21 million compared with $ 43 million in the same period a year ago.

Tonnes milled increased 20% as the main grinding mill operated at near full capacity in the first quarter of 2009, as performance last year was affected by 11 days of down time due to electrical problems. In addition, the new pebble crusher, which came on-line in the third quarter of 2008, increased throughput slightly. These items were partly offset by lower recoveries as a result of the type of ore processed in the quarter.

As a result of higher mill throughput, copper production in the first quarter increased by 7% to 79,000 tonnes compared with 74,100 tonnes a year ago. Zinc production in the quarter increased by 19% over last year to 92,400 tonnes due to processing a greater amount of copper-zinc ores, partly offset by lower ore grades due to mine sequencing.

Sales volumes were higher than production levels, significantly higher than the first quarter of 2008, as poor weather at the port had delayed shipments in the first quarter of 2008. The operating cost component of cost of sales increased by 41% in direct relation to an increase in the sales volumes of zinc and copper concentrates.

Antamina’s copper production in 2008 was 343,700 tonnes, or 4% higher than in 2007. Zinc production increased by 19% to 347,800 tonnes in 2008 as a result of higher ore grades and the processing of a greater amount of copper-zinc ores in the year. Molybdenum production totalled 13.4 million pounds, 5% lower than in 2007. Ore throughput was affected by a winding failure in the Semi Autogenous Grinding (SAG) mill motor in late 2007 and early in 2008, requiring mill down time and reduced milling rates throughout the year.

Antamina engaged in several major projects during 2008, including further raising of the tailings dam, finalization and commissioning of a pebble crushing circuit, commencement of new camp facilities, and the pre-feasibility study of a significant expansion of milling and flotation capacity. Antamina’s production in 2009 is expected to be 335,000 tonnes of copper, 400,000 tonnes of zinc and 9 million pounds of molybdenum.

Work will continue on a SAG mill by-pass that will allow continued operation of the ore processing circuit during repair and replacement of SAG mill motor components, and the potential expansion project will be progressed through further study and engineering design.

Quebrada Blanca mine

Quebrada Blanca is located in northern Chile, 240 kilometres southeast of the City of Iquique, at 4,400 metres elevation. We own 76.5% of Quebrada Blanca. Our partners are Inversiones Mineras S.A. (“IMSA”)(13.5%) and ENAMI (10%). The operation mines ore from an open pit and leaches the ore to produce copper cathodes via a conventional solvent extraction and electro-winning processes (“SX-EW”). Plant capacity is 85,000 tonnes per year. Operating profit and revenues were $161 million and $574 million, respectively, in 2008 compared with $55 million and $215 million, respectively, in 2007 when operating results reflected our ownership from late August 2007. In addition, we recorded a $149 million impairment charge in 2008 against the goodwill allocated to Quebrada Blanca as a result of the decline in copper prices.

The Quebrada Blanca supergene ore body has a mine life to 2014 with cathode production continuing until 2016. Production from Quebrada Blanca in 2008 was 85,400 tonnes representing a new production record. Similar production is expected for 2009.

Approximately 30,000 metres of in-fill drilling was completed to better define the hypogene resources below the existing supergene pit. In March 2008, we announced a new 1.03 billion tonne inferred resource grading 0.5% copper and 0.020% molybdenum, representing 11 billion pounds of contained copper and 450 million pounds of contained molybdenum.

A scoping study was commenced in 2008 to evaluate development alternatives for a future concentrator to exploit the hypogene resource. This work includes evaluating alternative plant site locations, water supply alternatives, power supply, concentrate pipeline routes and potential port sites. A limited program including additional drilling and metallurgical testing is planned for 2009. As part of our capital spending reductions for 2009, we have deferred further work on the study for the potential hypogene project.

Operating results are summarized in the following table:

	Three months ended March 31,		Year ended December 31,
	2009	2008	2008	2007
Tonnes placed (000’s):
Heap leach ore	1,836	1,669	7,506	2,608
Dump leach ore	1,573	2,500	10,120	3,769

	3,409	4,169	17,626	6,377
Grade (TCu%)(1):
Heap leach ore	1.23	1.21	1.26	1.23
Dump leach ore	0.48	0.64	0.56	0.53
Production (000’s tonnes)
Heap leach ore	15.7	15.5	65.0	22.9
Dump leach ore	5.9	5.4	20.4	7.5

	21.6	20.9	85.4	30.4
Sales (000’s tonnes)	21.2	19.9	84.8	32.1
Cost of sales (US$ millions):
Operating costs	$40	$53	$239	$72
Inventory adjustments(2)	$—	$23	$41	$71
Distribution costs	$2	$2	$9	$1
Depreciation and amortization	$27	$20	$99	$16
Operating profit (C$ millions)(3)
Before depreciation	$41	$92	$267	$71
After depreciation	$7	$72	$161	$55

(1)	TCu% is the percent assayed total copper grade.
(2)	Inventory adjustments consisted of mark-to-market adjustments of work in process inventory at the time of the acquisition of the mine from Aur Resources in August 2007, which were charged to earnings as the inventory was sold.
(3)	Results do not include a provision for the minority interests’ 23.5% share of Quebrada Blanca.

Quebrada Blanca’s operating profit, which included nominal pricing adjustments, and revenues were $7 million and $94 million, respectively, in the first quarter of 2009. This compares with $72 million and $171 million, respectively, in the first quarter of 2008, or $84 million of operating profit before positive pricing adjustments of $11 million and a $23 million charge in respect of inventory revaluations to fair value on the acquisition of the mine from Aur Resources.

Operating profit in the first quarter of 2009 benefited from the reversal of an $8 million inventory provision, which was initially provided for in December 2008 due to the sharp decline in copper prices at year end. As a result of higher copper prices and improved operating margins in the first quarter of 2009, the provision was reversed which reduced reported cost of sales in the period.

Copper production and sales volumes in the first quarter were slightly higher than last year at 21,600 tonnes and 21,200 tonnes, respectively. Operating costs, before changes in inventory, were US$42 million in the first quarter compared with US$60 million in the first quarter of 2008 due to lower sulphuric acid, energy and other input costs.

Carmen de Andacollo mine

We have a 90% interest in Carmen de Andacollo mine in Chile, located 350 kilometres north of Santiago, with the remaining 10% owned by ENAMI. Operating profit and revenues were $37 million and $142 million, respectively, in 2008 compared with $1 million and $46 million, respectively, in 2007 when operating results reflected our ownership from late August 2007. In addition, we recorded a $186 million impairment charge in 2008 against the goodwill allocated to Carmen de Andacollo as a result of the decline in copper prices.

Operating results are summarized in the following table:

	Three months ended March 31		Year ended December 31
	2009	2008	2008	2007
Tonnes placed (000’s):
Heap leach ore	959	894	3,828	1,289
Dump leach ore	237	215	711	344

	1,196	1,109	4,539	1,633
Grade (TCu%)(1):
Heap leach ore	0.63	0.63	0.64	0.54
Dump leach ore	0.29	0.24	0.27	0.23
Production (000’s tonnes)
Heap leach ore	4.2	3.8	16.5	5.5
Dump leach ore	1.1	1.4	4.6	0.9

	5.3	5.2	21.1	6.4
Sales (000’s tonnes)	5.3	5.3	20.9	6.6
Cost of sales (US$ millions):
Operating costs	$7	$12	$54	$13
Inventory adjustments(2)	$—	$6	$8	$24
Distribution costs	$1	$1	$3	$—
Depreciation and amortization	$11	$8	$32	$8
Operating profit (C$ millions)(3)
Before depreciation	$14	$26	$72	$9
After depreciation	$1	$18	$37	$1

(1)	TCu% is the percent assayed total copper grade.
(2)	Inventory adjustments consisted of mark-to-market adjustments of work in process inventory at the time of the acquisition of the mine from Aur Resources in August 2007, which were charged to earnings as the inventory was sold.
(3)	Results do not include a provision for the minority interests’ 10% share of Andacollo.

Andacollo’s operating profit was $1 million in the first quarter of 2009 after positive price adjustments and revenues of $1 million and $24 million, respectively. This compares with an operating profit and revenues of $22 million and $45 million, respectively, in the first quarter of 2008, before positive price adjustments of $2 million and a $6 million charge in respect of inventory revaluations to fair value on the acquisition of the mine from Aur Resources.

Operating profit in the first quarter of 2009 benefited from the reversal of a $6 million inventory provision, which was initially provided for in December 2008 due to the sharp decline in copper prices at year end. As a result of higher copper prices and improved operating margins in the first quarter of 2009, the provision was reversed which reduced reported cost of sales in the period.

Copper production of 5,300 tonnes in the first quarter was similar to the same period last year, and sales volumes were the same as last year, also at 5,300 tonnes.

The development of Andacollo’s concentrate project is progressing according to plan with production start up scheduled for 2010. The development consists of the construction of a 55,000 tonne per day concentrator and tailings facility and is expected to produce 76,000 tonnes (168 million pounds) of copper and 53,000 ounces of gold in concentrate, on average, annually over the first 10 years of the project. Detailed engineering on the project is complete. Concrete work is well advanced for the concentrator and steel erection for the mill has started. Approximately two thirds of the new 26.8 kilometre fresh water line has been laid and welded. The capital cost forecast for the project is US$425 million using a US$1 = 535 Chilean pesos exchange rate, of which US$281 million has been spent from inception to March 31, 2009.

On April 6, 2009, Andacollo announced the sale of an interest in the gold production from the Andacollo mine to Royal Gold. Based on Royal Gold’s recent common stock offering, proceeds to Andacollo are expected to be approximately US$218 million cash and 1.2 million common shares of Royal Gold.

Royal Gold will be entitled to payment based on 75% of the payable gold produced until total cumulative production reaches 910,000 ounces of gold, and 50% thereafter. Closing is subject to customary conditions and is expected to close by the end of July 2009. The proceeds received will be accounted for as deferred revenue and amortized to revenue based on the gold sold over the life of the hypogene project. Accordingly, no gain or loss will be recorded for this transaction.

Carmen de Andacollo produced 21,100 tonnes of copper cathode in 2008, while sales volumes were similar at 20,900 tonnes. The mine’s cathode copper production for 2009 is estimated at 17,000 tonnes.

Duck Pond operations

The Duck Pond copper-zinc operation is located in central Newfoundland and achieved commercial production in April 2007. Duck Pond’s operating loss was $30 million in 2008 compared with $4 million in 2007 when operating results reflected our ownership from late August 2007. In addition, we also recorded an impairment charge of $116 million against Duck Pond and wrote off $10 million of goodwill as a result of the decline in copper and zinc prices and the mine’s short life.

Copper production in 2008 was 12,800 tonnes while zinc production was 19,000 tonnes. Mill throughput and recovery targets were not achieved due to lack of available ore feed from the underground workings. Production was also affected by lower than planned feed grades due to dilution.

In the first quarter of 2009, Duck Pond’s operating profit and revenues were $1 million and $17 million, respectively, including $5 million in positive pricing adjustments. Copper and zinc production in the quarter were 3,000 tonnes and 4,300 tonnes respectively, compared with 2,500 tonnes and 4,400 tonnes in the same quarter a year ago. Sales volumes in the first quarter were 2,800 tonnes of copper and 7,300 tonnes of zinc. Underground ramp development to the lower part of the orebody is expected to be complete in the second quarter of 2009 which will allow access to new primary production areas in the second half of the year.

Exploration and development projects

Chile, Turkey, Canada, the United States, Mexico, Peru, Brazil, Argentina, Australia and Namibia were the main jurisdictions for porphyry copper, porphyry copper-gold, sediment hosted copper, and iron oxide copper-gold exploration in 2008. Approximately $78 million in project costs were incurred on our copper projects in 2008. Due to the present economic conditions, no significant work was done on our copper development projects during the first quarter of 2009.

In August 2007, we formed a 50/50 partnership with NovaGold Resources Inc. (“NovaGold”) to develop the Galore Creek copper-gold deposit in northwest British Columbia. After suspending construction activities in November 2007 due to escalating cost estimates and reduced operating margins, studies were initiated in 2008 aimed at re-evaluating and optimizing the project by defining a more realistic and lower risk development alternative. Alternative plant site and tailings locations were evaluated.

In February 2009, we amended certain provisions of the partnership agreement relating to the Galore Creek project. Under the amended agreement, our remaining committed funding on Galore Creek has been reduced to approximately $32 million, which must be contributed by December 31, 2012. While we are making these committed contributions, which will represent 100% of project funding, we will have a casting vote on the Galore Creek management committee with respect to the timing and nature of expenses to be funded. The new funding arrangements replace the arrangements agreed by us and NovaGold in November 2007, pursuant to which we had committed to spend an additional $72 million on studies to reassess the Galore Creek project, of which $15.8 million had been spent to December 31, 2008, in addition to our share of other project costs.

Our Relincho copper project, located in central Chile, was acquired from Global in August 2008. A total of 49,100 metres of in-fill drilling was completed on the property in 2008. In the third quarter, a scoping study was initiated to investigate various development alternatives, to identify potential power and water sources, and to consider access and concentrate transport aspects. The scoping study is expected to be completed in the third quarter of 2009.

A variety of work was carried out on the Mesaba copper-nickel project in northern Minnesota in 2008. A total of 13,900 metres of resource definition drilling was completed in 2008. Drilling was also carried out to provide material for a bulk sample. This sample was treated at a research facility in Minnesota to produce nine tonnes of copper-nickel concentrate which was delivered to our CESL test facility. This sample is being processed through the hydrometallurgical pilot plant at CESL to assess the feasibility of treatment for the production of copper and nickel.

A preliminary scoping study was carried out to assess the potential development of an underground copper-gold mine at the Carrapateena property in South Australia. Drilling on the project was completed in February 2008. A resource update was completed in the fall. The mineralized zone occurs at depths from 500 to 1,000 metres which precludes open pit mining. Preliminary metallurgical test work, environmental baseline studies and capital and operating cost estimates were carried out as part of the study.

We have the right to acquire 100% of the project by making a payment to the vendor equal to 66% of its fair market value with credit for our expenditures on the project to date. We are in discussions with the vendor regarding the exercise of our option.

CESL Limited

Our proprietary hydrometallurgical technology has been developed over many years by CESL to provide an environmentally superior method for treating copper, copper-gold and nickel-copper concentrates, particularly those that present challenges to conventional smelting due to their composition. Our efforts are focused on the final commissioning and start-up of the Vale 10,000 tonne per year copper plant in Carajas, Brazil, and the development and testing of an appropriate flow sheet to process a bulk copper-nickel concentrate from Mesaba in northern Minnesota. We continue to make process improvements, and to pursue internal and third party opportunities where the CESL process and the expertise of our staff can offer economic solutions for projects with challenging metallurgical issues or other logistical problems.

Coal

Through October 29, 2008, our coal business included a 52% direct and indirect interest in Teck Coal. We increased our ownership to 100%, effective October 30, 2008, with the purchase of the assets of Fording.

Teck Coal operates five metallurgical coal mines in British Columbia and one in Alberta. Together, these mines represent the world’s second largest exporter of seaborne hard coking coal, substantially all of which is used in the production of steel.

In 2008, our coal operations accounted for 35% of revenue and 49% of operating profit.

	Three months ended March 31,		Year ended December 31,
(C$ in millions)	2009	2008	2008	2007	2006
Revenues	$874	$221	$2,428	$951	$1,177
Operating profit	$429	$15	$1,160	$209	$444

	Three months ended March 31,		Year ended December 31,
(C$ in millions)	2009	2008	2008	2007	2006
Capital expenditures	$36	$18	$118	$35	$18
Production volumes-100% basis (000’s tonnes)	3,966	5,892	23,009	22,561	21,790
Sales volumes-100% basis (000’s tonnes)	3,687	5,758	22,978	22,677	22,614

Markets

High quality hard coking coal was in strong demand from integrated steel mills at the beginning of 2008. High steel prices and production levels were driven largely by the construction boom in China and other developing nations, while the steel industry was running at full capacity in the mature economies of Western Europe and the United States.

Concurrently, the supply of high quality hard coking coal, which had been failing to keep pace with demand by the second half of 2007 due to mine and infrastructure capacity constraints, was disrupted by severe flooding in Australia in January 2008. The confluence of strong demand and diminished supply resulted in the tripling of coal price settlements for the 2008 coal year, which runs April 1, 2008 through March 31, 2009. At the time coal settlements were completed, our average contracted U.S. dollar coal price for the 2008 coal year was expected to be US$275 per tonne.

During 2008, the financial crisis and resulting loss of consumer confidence worldwide affected the mainstream economy and caused a sudden reversal in the steel markets. By the end of 2008, most integrated steel mills were reducing their production levels and raw material consumption in response to fewer orders and lower steel prices. With the large Australian coal producers generally having recovered from the flooding early in the year, the seaborne metallurgical coal market ended 2008 in a state of oversupply. Recently announced production cuts by metallurgical coal producers are expected to bring production levels closer to demand in the near term.

As steel production was curtailed and the steel mills were faced with excess raw material stockpiles, they began to defer coal shipments on short notice. We responded by replacing a portion of these sales through the sale of thermal coal under market tenders at then-prevailing spot prices. Accordingly, coal sales volume of 23 million tonnes was at the low end of our guidance range and our average selling price of US$205 per tonne for calendar year 2008 was at the top end of our guidance range.

Our U.S. dollar coal prices and volumes for the 2008 coal year remain fixed under contract through March 31, 2009. However, our customers largely determine the timing of deliveries and it is not uncommon for coal sales volumes to be carried over and delivered in the following coal year. Currently we expect our 2009 coal sales to be at the upper end of the previously announced range of 18 to 20 million tonnes, 90% of which is expected to be hard coking coal. Actual volumes will depend on developments in global steel markets. To date we have concluded price negotiations with more than 80% of our traditional customers, with our highest quality coal products being priced at US$128 per tonne. Negotiations with the rest of our customers are ongoing. In addition, we have several customer commitments to accept delivery of 2.3 million tonnes of carryover tonnage at 2008 coal year prices. Negotiations on the remaining carryover tonnage are also ongoing.

It is anticipated that the global steel and metallurgical coal markets will continue to experience extreme volatility in the coming years. The rapid urbanization and industrialization of the developing nations is expected to continue, which should drive demand for steel and high quality hard coking coal once the current economic crisis passes. The development of new sources of high quality hard coking coal is expected to slow in the near term due to the lack of available investment capital and lower coal prices, which will likely contribute to imbalances in supply and demand in the future. Furthermore, metallurgical coal suppliers now appear to be responding more quickly to situations of oversupply with production cuts, which should result in shorter pricing downturns than were experienced in the past.

Operations

Operating results for Teck Coal are summarized in the following table:

	Three months ended March 31,		Year ended December 31,
	2009	2008	2008	2007	2006
Production (000’s tonnes)	3,966	5,892	23,009	22,561	21,790
Sales (000’s tonnes)	3,687	5,758	22,978	22,677	22,614

Average sale price
US$/tonne	$204	$96	$205	$98	$113
C$/tonne	$237	$96	$220	$105	$131
Operating expenses (C$/tonne)
Cost of product sold	$61	$48	$53	$42	$40
Inventory Adjustments	$—	$—	$17	$—	$—
Transportation	$36	$37	$39	$35	$37
Depreciation	$24	$5	$6	$5	$4
Our share of operating profit (C$ millions)(1)
Before depreciation	$519	$26	$1,226	$249	$483
After depreciation	$429	$15	$1,160	$209	$444

(1)	Represents our 100% direct interest commencing October 30, 2008 and 40% prior to that date.

On October 30, 2008, we acquired all the assets of Fording, which primarily consisted of Fording’s 60% interest in Teck Coal. The transaction increased our interest in the partnership from our effective 52% to a 100% direct interest. We began to fully consolidate the results of Teck Coal from October 30, 2008.

Operating profit and revenues in the first quarter increased significantly to $429 million and $874 million, respectively, compared with $15 million and $221 million, respectively, in 2008. The increase was due to our increased ownership and significantly higher coal prices, which averaged US$204 per tonne in the first quarter compared with US$96 per tonne in the first quarter of 2008. Our realized Canadian dollar coal price in the quarter benefited from the weaker Canadian dollar and averaged $237 per tonne compared with $96 per tonne last year. Approximately 275,000 tonnes of carryover tonnage from the 2007 coal year, 600,000 tonnes of thermal coal and 680,000 tonnes priced at the 2009 coal year prices were sold in the quarter, which reduced the average price by US$75 per tonne to US$204 per tonne in the first quarter, compared with US$96 per tonne in 2008.

Coal sales were 3.7 million tonnes in the first quarter or 36% lower than a year ago as our customers significantly reduced their coal deliveries beginning in late 2008 in response to lower steel production.

Coal production in the first quarter of 2009 was reduced to match the lower sales volume levels resulting in a 33% decrease in production to 4.0 million tonnes compared with the first quarter of 2008.

The unit cost of product sold increased to $61 per tonne compared with $48 per tonne for the first quarter of 2008. Lower production volumes, which increase fixed costs per tonne of coal produced, and higher strip ratios contributed to the unit cost increase. The benefits of lower fuel prices and shorter haul distances in the first quarter of 2009 were generally offset by higher labor costs and the impact of British Columbia carbon taxes, which became effective in July, 2008. The additional waste moved in the first quarter is expected to benefit strip ratios and production costs in the remaining three quarters of 2009.

Unit transportation costs of $36 per tonne were similar to a year ago as the higher port loading costs in the first quarter of 2009, which are variable in part with average selling prices, were generally offset by lower ocean freight rates and vessel demurrage costs.

We have settled coal contracts with the majority of our customers in Asia and with some of our customers in Europe and North America for the 2009 coal year that commenced April 1. Settlement prices of US$128 per tonne for our highest quality products are consistent with prices achieved by our Australian competitors. The negotiations have also included the treatment of carryover tonnage from the 2008 coal year, which is being negotiated independently from the pricing on 2009 coal year tonnage. Average selling prices for the 2009 coal year will reflect a range of hard coking coal products of various qualities as well as thermal and PCI coal, which normally comprise about 10% of our coal sales volume. For the 2009 calendar year, coal sales volumes are currently expected to be in the upper end of the previously announced range of 18 to 20 million tonnes. Further decreases in steel production and demand for hard coking coal could cause 2009 sales volumes to fall short of this guidance range.

2008 coal sales volumes of 23 million tonnes increased marginally from 2007 as continuing strong demand and fewer weather-related disruptions during the first three quarters of 2008 were offset by a marked reduction in deliveries in late 2008 as our customers took less coal in response to lower steel production. Average U.S. dollar coal prices for the 2008 calendar year doubled to US$205 per tonne due to the very high-price settlements for the 2008 coal year that began April 1, partially offset by the carry over of approximately 3 million tonnes of 2007 coal year business and some incremental thermal coal sales made at prevailing spot prices in late 2008. Average realized Canadian dollar coal prices also more than doubled to $220 per tonne in 2008 as the average US/Canadian dollar exchange rate was similar year-over-year.

Teck Coal’s operating profit and revenues were $1.2 billion and $2.4 billion, respectively in 2008, up significantly from $209 million and $951 million, respectively, in 2007 due to the substantial increase in the coal price and our acquisition of Fording’s 60% interest in Teck Coal in October 2008 that provided ten months of operating profit at the 40% ownership level and two months at 100% compared with 40% for all of 2007. This was partially offset by the effect of higher strip ratios, increases in labor, fuel and other input costs and higher port loading charges at Westshore Terminals, which are variable in part with average coal sales prices. In addition, contractual rail rates were higher for eastbound coal shipments, which represent approximately 10% of our sales volumes.

Zinc

Our zinc business unit includes our Trail refining and smelting complex, the Red Dog Operations and the Pend Oreille Operations. Our Lennard Shelf operation in Western Australia was permanently closed in August 2008, and Pend Oreille was placed on care and maintenance in February 2009.

In 2008, our zinc operations accounted for 30% of revenue and 12% of operating profit.

Revenues

	Three months ended March 31,		Year ended December 31,
(C$ in millions)	2009	2008	2008	2007	2006
Trail	292	441	$1,442	$1,839	$1,802
Red Dog	91	170	703	1,434	1,539
Corporate and Other	14	40	117	166	126
Inter-segment sales	(49)	(78)	(191)	(387)	(468)

Total	$348	573	$2,071	$3,052	$2,999

Operating Profit (1)

	Three months ended March 31,		Year ended December 31,
(C$ in millions)	2009	2008	2008	2007	2006
Trail	$18	$64	$157	$345	$395
Red Dog	21	87	171	819	1,079
Corporate and Other	2	4	(44)	—	38
Inter-segment sales	(1)	—	17	16	(19)

Total	$40	$155	$301	$1,180	$1,493

(1)	Operating profit is a non-GAAP measure. Operating profit is not a measure recognized under Canadian or United States GAAP. Operating profit consists of revenues less operating expenses and depreciation and amortization. We present operating profit because we believe it is an important supplemental measure of our performance and believe that it is frequently used by securities analysts, investors and others in the evaluation of our results. We believe these parties find it useful in measuring the capacity of our operations to generate earnings. However it is not intended to represent cash flow from operations or the overall profitability of the company. It may not be comparable to similarly titled amounts reported by other entities. A reconciliation of revenues by zinc operation to operating profit by zinc operation is provided below.

	Three months ended March 31,		Year ended December 31,
(C$ in millions)	2009	2008	2008	2007	2006
Reconciliation of revenues by zinc operation to operating profit by zinc operation:
Trail
Revenue	$292	$441	$1,442	$1,839	$1,802
Operating Expenses	261	364	1,234	1,443	1,360
Depreciation	13	13	51	51	47
Operating Profit	18	18	157	345	395

Red Dog
Revenue	91	170	703	1,434	1,539
Operating Expenses	56	67	462	549	401
Depreciation	14	16	69	66	59
Operating Profit	21	87	172	819	1,079

Corporate and Other:
Revenue	14	40	117	166	126
Operating Expenses	12	31	143	135	67
Depreciation	—	5	18	31	15
Operating Profit	2	4	(44)	—	44

Inter-Segment Sales:
Revenue	(49)	(78)	(191)	(387)	(468)
Operating Expenses	(48)	(78)	(208)	(403)	(443)
Depreciation	—	—	—	—	—
Operating Profit	(1)	—	17	16	(25)

Markets

Even with a global slowing in zinc consumption, growth estimates for zinc in 2008 were estimated at 1.5 % according to the International Lead and Zinc Study Group (“ILZSG”). China accounted for all the growth, more than offsetting declines in the United States, Japan and Western Europe.

LME stocks rose by 164,350 tonnes to 253,500 tonnes in 2008. Total reported refined inventories (LME, Shanghai Futures Exchange (“SHFE”), Producer, Consumer and Merchant) at year end were about 796,000 tonnes, or 25 days of global consumption, still well below the 25-year average of 39 days.

Prices of US$1.08 per pound at the start of the year fell to US$0.51 per pound by year end. In 2008, zinc prices averaged US$ 0.85 per pound, a decline of 42% from the 2007 average of US$1.47 per pound. Zinc prices averaged US$0.53 per pound in the first quarter of 2009 compared with US$1.10 per pound in the first quarter of 2008.

China imported 11% more zinc concentrates than in 2007 due to growth in refined production and capacity, while domestic mine production was reported to be flat versus 2007. In 2008, China was a net importer of 112,000 tonnes of refined zinc, versus net exports of 126,000 tonnes in 2007.

The zinc concentrate market in 2008 was close to a balanced market. Smelters had sufficient concentrates to supply their needs but no significant stockpiles were built. The profitability of zinc mining came under pressure as the price of zinc fell steadily throughout the year. Closures of mines and production cutbacks began in July 2008. As the price declined through the balance of the year, mine closures accelerated, reducing production by an estimated 580,000 tonnes in 2008.

The closures and cutbacks affected refined production, and we estimate close to 200,000 tonnes of refined zinc was cut from 2008 global planned production.

The global market for refined lead moved into surplus in 2008 after four consecutive years of deficits. As a result, lead prices fell throughout the year to US$0.43 per pound. The LME cash price average of US$0.95 per pound in 2008 was down from the 2007 average of US$1.17 per pound. LME stocks at the end of 2008 remained similar to 2007 levels at 45,200 tonnes. Lead prices averaged US$0.53 per pound in the first quarter of 2009 compared with US$1.31 per pound in the first quarter of 2008.

In 2008, for the seventh consecutive year, global refined lead consumption was above the 25-year trend growth of 1.6% per year. China’s growth was greater than the rest of the world combined, as China’s electric bike fleet increased the number of bikes sold by an estimated 10%. Electric bikes in China now account for 27% of China’s refined lead consumption. The export taxes instituted by China in 2007 continued to have an effect on lead exports from China. China exported on average 17,000 tonnes per month in 2007, while in the first six months of 2008 exports averaged 4,000 tonnes per month. In the second half of 2008, China turned from an exporter of refined lead to an importer.

Zinc operations

Trail operations

Our Trail Operations, located in British Columbia, include one of the world’s largest fully-integrated zinc and lead smelting and refining complexes, and the Waneta hydroelectric dam and transmission system. The metallurgical operations at Trail produce refined zinc and lead, and a variety of precious and specialty metals, chemicals and fertilizer products. The Waneta dam provides power to the metallurgical operations. Surplus power is sold through the transmission system to customers in British Columbia and the United States.

Operating results are summarized in the following table:

	Three months ended March 31,		Year ended December 31,
	2009	2008	2008	2007	2006
Metal production
Zinc (000’s tonnes)	58.4	73.7	269.9	291.9	296.1
Lead (000’s tonnes)	19.3	25.6	85.0	76.4	90.3
Metal sales
Zinc (000’s tonnes)	57.4	73.0	266.4	292.1	290.3
Lead (000’s tonnes)	17.3	23.7	85.0	76.3	88.1
Power
Surplus power sold (GW.h)	276.0	189.0	1,007.0	1,130.0	891.0
Power price (US$ /MW.h)	37.0	75.0	62.0	51.0	44.0
Cost of sales ($ millions)
Concentrate purchases	$158	$254	$785	$1,010	$959
Operating costs	$78	$86	$352	$348	$324
Distribution costs	$25	$25	$97	$85	$77
Depreciation and amortization	$13	$13	$51	$51	$48
Operating profit before depreciation ($ millions)
Metal operations	$20	$64	$146	$336	$406
Power sales	$11	$13	$62	$60	$37
Operating profit after depreciation ($ millions)
Metal operations	$10	$55	$107	$297	$370
Power sales	$8	$9	$50	$48	$25

	$18	$64	$157	$345	$395

Operating profit and revenues at Trail’s metal operations were $10 million and $279 million, respectively, in the first quarter of 2009 compared with $55 million and $427 million, respectively, in the same period last year due to significantly lower zinc and lead prices. As a result of implementing zinc production curtailments in late 2008 to better match market conditions, refined zinc sales volumes decreased 21% compared with the same period a year ago. The weaker Canadian dollar partly offset the lower metal prices and sales volumes.

Refined lead production will not be affected by the zinc production curtailments, although production declined by 21% in the first quarter due to accretions in the continuous drossing furnace that restricted proper flows.

Operating profit and revenues from surplus power sales in the first quarter of $8 million and $13 million, respectively, were slightly lower than a year ago. As a result of the zinc production curtailments, surplus power sales volumes increased to 276 gigawatt hours from 189 gigawatt hours in the first quarter of 2008. This was offset by a sharp decline in power prices, which averaged US$37 per megawatt hour compared with US$75 per megawatt hour in the same period last year.

Trail metal operations contributed $107 million and $1,374 million to operating profits and revenues, respectively in 2008 compared with $297 million and $1,776 million in 2007, with the reduction due primarily to lower prices for both lead and zinc and lower zinc sales. These lower zinc sales were partially offset by higher lead sales volumes and higher contribution margins from specialty metals and sulphur products.

Refined zinc production of 270,000 tonnes was 22,000 tonnes lower than in 2007. A series of technical and operational problems in the leaching and purification areas, which were resolved early in the third quarter, affected production.

Additionally, in response to changing market conditions we reduced refined zinc production by approximately 4,000 to 5,000 tonnes per month, commencing in November 2008. This 20% curtailment, which will continue until metal markets improve, leaves the operation with sufficient metal to meet customer needs. Refined lead production will not be affected. Power sales are expected to increase by approximately 15 gigawatt hours per month during the curtailment, improving profitability.

Refined lead production of 85,000 tonnes exceeded 2007 levels by 8,600 tonnes, but was lower than planned due to operational issues in the drossing plant. We achieved a refined germanium production record through improved recovery initiatives.

The Waneta dam is one of several hydroelectric generating plants in the region operated through contractual arrangements under which we currently receive approximately 2,750 gigawatt hours of energy entitlement per year, regardless of the water flow available for power generation. We sell energy surplus to our needs to third parties at market rates.

Higher average power prices boosted operating profit before depreciation and amortization from surplus power sales to $62 million in 2008 from $60 million the previous year. Sales volumes were down 11% as a result of generation reductions in the spring during off peak hours when prices were low.

Capital expenditures for the year totalled $44 million. The most significant projects completed were the replacement of an acid storage tank and upgrades to the silver refinery ventilation and security controls. The remaining expenditures were directed to upgrade projects, each totalling less than $2 million. In addition, we completed upgrade work on the Waneta dam electrical infrastructure at a cost of $6 million.

In 2009, we expect to produce 85,000 tonnes of refined lead and 17.6 million ounces of silver. We are curtailing refined zinc production by about 20% or about 4,000 to 5,000 tonnes per month until metal markets improve, at which time production rates may be increased depending on market conditions. Total zinc metal production at Trail in 2009 will depend on market demand.

Prior to our acquisition of a majority interest in Cominco Ltd. (now Teck Metals) in 2000, the Trail smelter discharged smelter slag into the Columbia River. These discharges commenced prior to Teck Metals’ acquisition of the Trail smelter in 1906 and continued until 1996. Slag was discharged pursuant to permits issued in British Columbia subsequent to the enactment of relevant environmental legislation in 1967. Slag and other non-slag materials released from the Trail smelter in British Columbia have travelled down river, as have substances discharged from many other smelting and industrial facilities located along the length of the Upper Columbia River system in Canada and the United States.

Slag is a glass-like compound consisting primarily of silica, calcium and iron, which contains small amounts of base metals including zinc, lead, copper and cadmium. It is sufficiently inert that it is not characterized as a hazardous waste under applicable Canadian or US regulations and is sold to the cement industry. While slag has been deposited into the river, further study is required to assess what effect the presence of slag in the river has had and whether it poses an unacceptable risk to human health or the environment.

At the instigation of the Colville Confederated Tribes, Region 10 of the United States Environmental Protection Agency (“EPA”) completed an expanded site assessment of the Upper Columbia River and Lake Roosevelt for metal contamination and determined that the site qualified for NPL (superfund) listing. The EPA identified our affiliate Teck Metals’ Trail Operations as the party principally responsible for metal contamination at the site and we were invited to enter into negotiations with the EPA with a view to settling an alternative to superfund agreement. Teck Cominco American Incorporated (now Teck American Incorporated) (“TCAI”), our U.S. affiliate, responded on behalf of us and submitted a comprehensive offer to study potential human health and environmental impacts of the hazards identified in the EPA assessment, and to fund studies and incur oversight costs with an aggregate estimated cost of US$13 million. Those negotiations were broken off by the

EPA in November 2003. In December 2003, the EPA issued information requests to us, Teck Metals, TCAI and Teck Cominco Alaska. The EPA also issued a Unilateral Administrative Order (“UAO”) to Teck Metals purporting to order the Canadian company to conduct a remedial investigation and feasibility study (“RI/FS”) in accordance with the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”) protocols. TCAI and Teck Cominco Alaska fully responded to the information requests. We and Teck Metals declined to participate in the information requests and Teck Metals advised the agency that it had no jurisdiction to issue the UAO.

In January 2004, the Canadian government delivered a Diplomatic Note to the U.S. State Department indicating its concern about the purported application of American law against a Canadian domestic company and formally requesting the EPA to rescind the Order to allow negotiations to proceed on a cooperative basis. Discussions between Canada and the United States in an attempt to find a neutral forum under which the studies could be conducted were unsuccessful. TCAI and Teck Metals continued to negotiate with the EPA and U.S. Department of Justice and in June 2006, TCAI concluded a settlement agreement with the U.S. and the EPA (the “Settlement Agreement”) pursuant to which it agreed to fund and conduct an RI/FS of the site under the supervision of the EPA. Teck Metals has guaranteed the performance of TCAI under the Settlement Agreement and TCAI placed US$20 million in escrow as financial assurance for its obligations under the Settlement Agreement. Concurrently with the execution of the Settlement Agreement, the EPA withdrew the UAO.

While the UAO was outstanding, two citizens of the State of Washington and members of the Colville Tribe supported by the State of Washington commenced an enforcement proceeding in Federal District Court under Section 310(1)(a) of CERCLA to enforce the UAO and to seek fines and penalties against Teck Metals for non-compliance. In September 2005, the Colville Tribe was added as an additional plaintiff and the Tribe and the State of Washington filed amended complaints in the District Court action claiming natural resource damages (“NRD”) and cost recovery under CERCLA.

On November 11, 2004, the District Court for Eastern Washington denied a motion by Teck Metals to dismiss the citizens’ suit. Teck Metals’ appeal of that decision to the 9th Circuit Court of Appeal was denied in July 2006. Teck Metals’ subsequent petition for review and reversal to the U.S. Supreme Court was denied in January 2008 and the case reverted to the District Court. The District Court has split the case into three phases: (1) issues related to the UAO; (2) liability; and (3) damages.

On September 19, 2008, the Court summarily dismissed all of the claims in first phase, dealing with the claims for penalties while the UAO was outstanding. On March 9, 2009, the Court granted the plaintiffs’ motion for an award of the costs of litigating the UAO claims. The plaintiffs have appealed the dismissal of the UAO claims and Teck Metals intends to appeal the cost award. The second phase of the case, dealing with Teck Metals’ liability under CERCLA for cost recovery and NRD is scheduled to be heard on October 4, 2010. The third phase, dealing with the claims for NRD and costs, has been deferred until there has been substantial progress on the RI/FS or it is completed.

To our knowledge, no human health or ecological risks associated with past activities of Teck Metals have been identified to date, for which the estimated cost of remediation would have a material adverse effect on us. TCAI commissioned a study by recognized experts in NRD assessment in 2008. Based on the assessment performed, the estimated compensable value of such damage would not have a material adverse effect on us. Until definitive studies and assessments have been conducted, however, it is not possible to assess our potential liability and its affiliates in respect of potential remedial obligations and costs.

Red Dog operations

Red Dog’s location in northwest Alaska exposes the operation to severe weather and winter ice conditions, which can significantly impact production and sales volumes and operating costs. In addition, the mine’s bulk supply deliveries and all concentrate shipments occur during a short ocean shipping window that normally runs from early July to late October. Because of this short ocean shipping window, Red Dog’s sales volumes are normally higher in the last six months of the year, which can result in significant volatility in its quarterly earnings, depending on metal prices.

Operating results are summarized in the following table:

	Three months ended March 31,		Year ended December 31,
	2009	2008	2008	2007	2006
Tonnes milled (000’s)	790	775	3,050	3,381	3,238
Zinc
Grade (%)	21.2	21.3	20.1	20.2	20.6
Recovery (%)	82.0	83.8	84.1	84.2	83.5
Production (000’s tonnes)	137.4	138.5	515.2	575.4	557.5
Sales (000’s tonnes)	97.9	103.4	528.4	575.7	536.0
Lead
Grade (%)	5.8	7.2	6.0	6.1	6.1
Recovery (%)	70.5	63.5	67.0	65.9	62.8
Production (000’s tonnes)	32.3	35.5	122.6	136.2	123.5
Sales (000’s tonnes)	—	—	138.9	144.3	114.8
Cost of sales (US$ millions)
Operating costs	$28	$26	$194	$193	$155
Distribution costs	$19	$18	$122	$104	$90
Royalties (NANA and State)	$(2)	$29	$111	$230	$112
Depreciation and amortization	$11	$10	$63	$60	$53
Operating profit (C$ millions)
Before depreciation	$35	$103	$240	$885	$1,138
After depreciation	$21	$87	$171	$819	$1,079

Red Dog’s operating profit, before pricing adjustments, and revenues declined to $15 million and $ 91 million, respectively in the first quarter compared with $82 million and $170 million, respectively in the same period last year due to significantly lower zinc prices. Positive pricing adjustments to operating profit were $6 million in the first quarter compared with $5 million in the first quarter of 2008.

Zinc production in the first quarter of 2009 was slightly lower than last year at 137,400 tonnes, as the higher mill throughput was offset by lower mill recoveries due to the ore types processed in the quarter. Lead production declined by 9% to 32,300 tonnes as the mining of higher grade sections had taken place in the first quarter of 2008. Operating costs increased slightly from a year ago due to higher fuel and labor costs, while NANA royalty costs decreased significantly from a year ago due to the decline in the operating profit margin in the quarter.

We continue to work towards the approval of a Supplemental Environmental Impact Statement (“SEIS”) for the Aqqaluk deposit, the next ore body scheduled to be developed by Red Dog. The mine’s effluent discharge permit is expected to be renewed in conjunction with the SEIS. In the interim, we are working with NANA and the EPA to ensure that the mine can discharge sufficient water under its existing water discharge permit to maintain a safe water level in the tailings impoundment.

At March 31, 2009 we had 120,000 tonnes of zinc in concentrate available for sale from the 2008 shipping season, excluding production inventory at site.

Zinc and lead production in 2008 declined by 10% due to lower mill availability. The availability was reduced by mechanical problems including the failure of a crusher shaft. Site operating costs increased 9% over 2007, resulting in a 20% increase in unit operating costs due to both higher fuel and supply costs, and lower concentrate production.

Red Dog’s 2008 shipping season began on July 11 and was completed on October 27. Final tonnages shipped for 2008 were 916,000 tonnes of zinc concentrate and 245,000 tonnes of lead concentrate. Due to sea-ice and adverse weather conditions, the last vessel departed without a full shipment. Metal in concentrate available for sale from January 1, 2009 to the beginning of next year’s shipping season is 221,000 tonnes of zinc in concentrate. All off site lead inventories had been sold as at December 31, 2008.

In accordance with the operating agreement governing Red Dog, the royalty to NANA is now at 25% of net proceeds of production. The NANA royalty charge in 2008 was US$92 million compared with US$190 million in 2007. The net proceeds royalty will increase by 5% every fifth year to a maximum of 50%. The increase to 30% of net proceeds of production will occur in 2012. NANA has advised us that it ultimately shares approximately 62% of the royalty with other Regional Alaskan Native Corporations pursuant to section 7(i) of the Alaskan Native Claims Settlement Act.

Red Dog’s operating profit before depreciation and amortization declined significantly to $240 million in 2008 from $885 million in 2007 and $1.1 billion in 2006. The reduction in 2008 operating profit compared with 2007 was due mainly to the lower realized price of zinc and lead and a 9% reduction in zinc sales volumes reflecting the lower production levels.

Capital spending in 2008 included US$15 million for tailings dams and US$26 million on other sustaining capital projects and US$4 million for drilling and other costs on the Aqqaluk deposit.

We continue with the long-term dewatering of our nearby shallow shale-gas exploration wells. The five-hole system commissioned in the first half of 2008 is operated continuously throughout the year. Although additional drilling and capital expenditures are on hold, we will continue to operate the dewatering system in 2009 with gas flow tests conducted when the formation has been sufficiently dewatered. The flow tests will form the basis for decisions related to the economic feasibility of converting from diesel-fired power to natural gas obtained from the shale formations.

We expect 2009 production to be approximately 570,000 tonnes of zinc in concentrate and 125,000 tonnes of lead in concentrate.

The approval process for the Aqqaluk SEIS and the time-table for the issuance of the renewal of our operation’s water discharge permit remain largely on schedule. We anticipate that the renewed permit will be issued during the fourth quarter of 2009. The issuance of the permit is subject to appeal by any party who has commented on the draft SEIS. The 2007 renewal of our water permit was appealed and the permit was subsequently withdrawn over procedural concerns. An appeal of the pending permit is also possible. This could result in a stay of the issuance of the permit and delay access to the Aqqaluk deposit. At current production rates, we estimate that the main pit will be exhausted by the end of the first quarter of 2011. If the permit is delayed beyond the first quarter of 2010, production at Red Dog could be limited or curtailed.

The mine is operating under a compliance order issued by the State of Alaska a consent decree as the existing permit contains end-of-pipe limitations on total dissolved solids (“TDS”) that the mine cannot meet on a sustained basis. The consent decree was entered in the U.S. District Court for the District of Alaska in connection with complaints filed under the Clean Water Act allowing exceedances of the TDS limits. TDS are non-toxic salts created because of the water treatment process to eliminate metals from the mine’s discharge water. The largest constituent of this TDS is gypsum, a common component in “hard” water. Pending approval of the SEIS and the issuance of the renewal permit, we will continue to operate under the existing water discharge permit. The mine’s discharge complies with the State order and the criteria in the consent decree and those anticipated in the renewed discharge permit, which the EPA has determined to be fully protective of the environment. However, there can be no assurance that the past and ongoing violations of the existing permit will not result in other civil claims. Appeals of the SEIS, renewed permit or other permits could delay the mining of Aqqaluk beyond 2010.

In addition to treating mill effluent and runoff from areas disturbed by mining, we collect and treat run-off from areas where naturally occurring acidic drainage historically impacted water quality. As a result, water quality has improved and fish now spawn in areas where pre-mining conditions caused fish mortality.

Pend Oreille operations

Our Pend Oreille mine, located in north-eastern Washington State, produces zinc and lead concentrates, which are delivered to our Trail smelter 80 kilometres to the northwest, in British Columbia.

Mine production in 2008 was 35,000 tonnes of zinc and 5,700 tonnes of lead compared with 28,800 tonnes of zinc and 4,200 tonnes of lead in 2007. Zinc production was 6,200 tonnes higher in 2008 than in 2007 as a result of increased throughput and higher-grade ore, coupled with better mill recoveries.

The mine incurred a $15 million operating loss before depreciation and amortization in 2008 compared with a profit of $17 million in 2007 due to significantly lower zinc and lead prices.

Due to reduced metal demand and persistent weakness in zinc prices, we also recorded a pre-tax impairment charge of $51 million. We placed our Pend Oreille mine on care and maintenance in February 2009 due to reduced metal demand and persistent weakness in zinc prices. The mine incurred an operating loss of $2 million in the first quarter compared with a $2 million operating profit in the same period a year ago.

Lennard shelf operations

In August, 2008, together with our partner Xstrata Zinc, we permanently closed the Pillara mine at Lennard Shelf in Western Australia. Production from the Pillara mine was 30,800 tonnes of zinc and 9,000 tonnes of lead in concentrate in 2008 compared with 42,100 tonnes of zinc and 12,400 tonnes of lead in 2007. Our share of the operating loss in 2008, before depreciation and amortization, was $18 million compared with a profit of $3 million in 2007. We also recorded a pre-tax impairment charge of $12 million due to the closure.

Technology marketing

The Product Technology Centre (“PTC”) in Mississauga, Ontario, supports our zinc customers by developing and implementing technologies and alloys for continuous and general galvanizing. In addition, the group supports the zinc market in collaboration with the International Zinc Association by pursuing independent research and development related to zinc-based batteries.

In lead, the battery technology group at PTC develops and markets technologies that improve the manufacture of lead acid batteries by decreasing weight and contained lead, and improving performance. The new Continuous Paste Mixer (CPM™) was brought to market in 2008 and shows a considerable amount of promise. PTC works with our wholly owned subsidiary H. Folke Sandelin AB (“Sandelin”) in Sweden in the development of the extruder (CRX™) for the manufacture of positive and negative plates for lead acid batteries. Sandelin, the leading producer of continuous extruders for the lead sheathing of power cables, benefitted from the strong cable business in 2008.

Exploration

Alaska, Ireland, and Australia were the main jurisdictions for sediment hosted and Irish-type zinc exploration. Approximately $16 million in project costs were incurred for zinc projects in 2008. Encouraging drill results warranting further exploration were returned from the Noatak project in the Red Dog district (Alaska) and the Limerick district of Ireland. An early-stage project for sediment-hosted zinc was initiated in northern Queensland, northeast of the Century mine. Zinc exploration in 2009 will be significantly reduced, focused on core assets and internal opportunities.

Gold

In April 2009, we sold our 50% interest in the Williams and David Bell mines in Ontario. Our gold business now consists of our 40% interest in the Pogo mine in Alaska, our 78.8% interest in the Morelos development project in Mexico and our 60% interest in the Agi Dagi and Kirazli projects in Turkey. In April, we entered into a non-binding memorandum of understanding to sell our interest in the Pogo mine for US$245 million, which we expect to close in July 2009. We are also pursuing the potential sale of our other gold assets.

In 2008, our gold operations accounted for 4% of revenue and 2% of operating profit.

Revenues

	Three months ended March 31,		Year ended December 31,
(C$ in millions)	2009	2008	2008	2007	2006
Pogo	$39	$32	$130	$59	$—
Hemlo	—	—	119	123	143

Total	$39	$32	$249	$182	$143

Operating profit (1)

	Three months ended March 31,		Year ended December 31,
(C$ in millions)	2009	2008	2008	2007	2006
Pogo	$9	$6	$23	$(1)	$—
Hemlo	—	—	16	(4)	7

Total	$9	$6	$39	$(5)	$7

(1)	Operating profit is a non-GAAP measure. Operating profit is not a measure recognized under Canadian or United States GAAP. Operating profit consists of revenues less operating expenses and depreciation and amortization. We present operating profit because we believe it is an important supplemental measure of our performance and believe that it is frequently used by securities analysts, investors and others in the evaluation of our results. We believe these parties find it useful in measuring the capacity of our operations to generate earnings. However it is not intended to represent cash flow from operations or the overall profitability of the company. It may not be comparable to similarly titled amounts reported by other entities. A reconciliation of revenues by gold operation to operating profit by gold operation is provided below:

Reconciliation of gold revenues by operation to operating profit by gold operation	Three months ended March 31,		Year ended December 31,
(C$ in millions)	2009	2008	2008	2007	2006
Pogo
Revenue	39	32	130	59	—
Operating Expenses	21	19	75	43	—
Depreciation	9	7	32	17	—
Operating Profit	9	6	23	(1)	—

Hemlo			16	(4)	7
Revenue	—	—	119	123	143
Operating Expenses	—	—	90	104	112
Depreciation	—	—	13	23	24
Operating Profit	—	—	16	(4)	7

Markets

Gold prices averaged US$872 per troy ounce in 2008, up 25% from the 2007 average. Growth in gold as an investment continues to be the main driver of the strong prices. A falling U.S. dollar and rising oil prices saw gold prices increase early in the year to their historic high of US$1,023 per troy ounce in March. The U.S. dollar strengthened over the summer and gold prices retreated to near US$700 per troy ounce. A flight from equities and commodities in the fourth quarter pushed gold prices back up to about US$900 per troy ounce.

Global mine production fell by 4% in 2008 to 2,385 tonnes while scrap supply rose 13% and net official sector sales fell by 43%. Overall supply fell 4% to 3,772 tonnes. Supply is expected to be marginally higher in 2009 with mine supply and scrap supply up marginally and net official sector sales likely to remain flat.

Global fabrication demand declined by 8% in 2008 to 2,824 tonnes, with an 11% fall in jewellery demand accounting for most of the drop. Demand for jewelry in the U.S. fell 25%, Europe fell 14% and the Indian subcontinent fell 16% on a year-over-year basis. Expectations for 2009 are for continued weakness in fabrication demand. However, persistent global financial uncertainty may continue to provide support for gold as an investment vehicle.

Gold operations

Pogo mine

The Pogo gold mine is located 145 kilometres southeast of Fairbanks, Alaska. We hold a 40% interest and are the operator of the mine. Pogo is a joint venture with SMM (51%) and Sumitomo Corporation (9%). The mine achieved commercial production in April 2007.

Operating results are summarized in the following table:

	Three months ended March 31,		Year ended December 31,
	2009	2008	2008	2007
Tonnes milled (000’s)	182	192	742	649
Grade (grams/tonne)	17.1	15.8	17.2	14.7
Mill recovery (%)	82.7	85.5	83.8	84.4
Production (000’s ounces)	91	83	347	260
Sales (000’s ounces)	87	87	351	233
Cash operating cost per ounce (US$ )	$500	$546	$500	$515
Our 40% share of operating profit (C$ millions)
Before depreciation	$18	$13	$55	$16
After depreciation	$9	$6	$23	$(1)

Pogo’s gold production in the first quarter was 90,800 ounces compared with 83,200 ounces in the same period a year ago, due to a draw down of work in process inventories.

Gold sales were 86,900 ounces in the first quarter at an average realized price of US$914 per ounce similar to 86,600 ounces and a realized price of US$919 per ounce in the first quarter of 2008. Our 40% share of Pogo’s operating profit and revenues were $9 million and $39 million, respectively, in the first quarter compared with $6 million and $32 million, respectively, in the same period last year.

Pogo’s 2008 gold production was 347,000 ounces. This significant increase over 2007 production of 260,000 ounces was primarily due to successfully stabilizing operations following start up. Site operating costs increased by 31%, which were partly due to higher energy and mine consumable costs as well as increased mill throughput.

Our share of the operating profit before depreciation and amortization was $55 million in 2008 compared to $16 million in 2007. A higher gold price largely contributed to the improved operating profit. Gold production in 2009 is expected to be 355,000 ounces with higher ore throughput being offset by lower grades. Capital expenditures are estimated at US$9 million primarily for the replacement of mine equipment and infrastructure.

Current proven and probable reserves provide sufficient ore through to 2016. Exploration is currently focused on near mine targets to extend the life of the existing operation.

Hemlo operations

The Hemlo operations, which consist of the Williams and David Bell mines, are located approximately 350 kilometres east of Thunder Bay, Ontario. In February 2009, we announced the sale of our 50% interest in the Hemlo operations to our joint venture partner, Barrick Gold Corporation for US$65 million, less cash flow received since January 1, 2009. The transaction closed on April 22, 2009 and resulted in a pre-tax gain of approximately $45 million.

Hemlo’s 2008 gold production was 260,000 ounces representing a 23% decrease from 2007. The decline in production was due primarily to lower ore grade and decreased throughput, reflective of a declining grade and production profile of a maturing operation.

Our share of Hemlo’s operating profit before depreciation and amortization was $29 million in 2008 compared to $19 million in 2007 and a $31 million in 2006.

Exploration

Turkey, Canada and Mexico were the main jurisdictions for gold exploration with expenditures totalling approximately $15 million.

Progress on the Morelos project in Mexico was inhibited by road blockades raised by a minority group of local landholders. Feasibility level drilling was completed on the Guajes West zone, but completion of in-fill drilling on the El Limon zone was prevented by the blockades. Feasibility engineering was not started pending resolution of the community issues. Preliminary geological modelling work on the Agi Dagi—Kirazli project in Turkey was updated in 2008 to include results from an additional 81 drill holes. No engineering or mine planning work has yet been carried out for the project.

Energy

Our energy business includes a 20% interest in Fort Hills Partnership, which is developing the Fort Hills oil sands project located in Northern Alberta, and our 50% interest in various oil sand leases that we jointly own with UTS.

Our oil sands projects are expected to be long-life assets with limited operating risks. These projects are based on substantial resources, will use conventional technology, build on our core skills of large-scale truck and shovel mining operations, include partners with synergistic skills and abilities, and are located in a politically stable jurisdiction.

Fort Hills oil sands project

The Fort Hills oil sands project includes approximately 24,720 contiguous hectares of oil sands leases located about 90 kilometres north of Fort McMurray in Northern Alberta. An upgrader that would be located in Sturgeon County, just north of Edmonton has been deferred by the partners. We hold a 20% interest in Fort Hills Partnership, which owns the Fort Hills project, with 20% being held by UTS and the remaining 60% held by the project operator, Petro-Canada.

In 2005, we acquired a 15% interest in Fort Hills Partnership by agreeing to fund 34% of the first $2.5 billion of project expenditure, or $850 million, and our 15% pro-rata share thereafter. In 2007, Teck and Petro-Canada each subscribed for an additional 5% interest in Fort Hills Partnership. We will earn our additional interest by funding a further $375 million of Fort Hills Partnership expenses beyond the existing earn-in obligations. We will satisfy our $375 million commitment by contributing 27.5% of Fort Hills Partnership expenses beyond the initial $2.5 billion and up to project spending of $7.5 billion. Thereafter we will fund our 20% pro rata share of project spending.

In 2008, our spending on the Fort Hills Project was $434 million, bringing our cumulative spending to $667 million at the end of 2008. Activities planned for 2009 include engineering studies, specifically for the review and finalization of the Front End Engineering Design (“FEED”) stage engineering, site preparation and early works. Our share of funding for the project in 2009, including our earn-in commitments, is expected to be approximately $330 million, of which $226 million was spent in the first quarter.

In November 2008, together with our partners in the Fort Hills Project, we announced that we will defer the final investment decision for the mining portion of the project until a cost estimate consistent with the current market environment can be established.

Engineering studies for the mining portion of the project are underway to evaluate opportunities for cost reductions and execution efficiencies and to update the cost estimate to take into account the current market conditions.

The regulatory hearing on the Sturgeon County upgrader was convened in the second half of 2008 and the Alberta Energy Resources Conservation Board (the “ERCB”) approved the project, in January 2009, subject to conditions and the commitments made by Petro-Canada. In March 2009, the partnership announced it had reached agreement with the Government of Alberta to extend the term of the Fort Hills oil sand leases until 2019, in exchange for a commitment to upgrade in Alberta the bitumen produced from the second phase of the Fort Hills Project.

Petro-Canada, the operator and 60% owner of the Fort Hills project, recently announced its intention to merge with Suncor Energy Inc. and also announced layoffs in its oil sands division, the majority of which are related to the Fort Hills project. As a result of these developments, the timing of a final investment decision on this project is uncertain at this time. We continue to explore strategic alternatives in connection with this asset.

Teck/UTS joint venture

We have jointly acquired, with UTS, oil sands leases located east and north of the Fort Hills Project totalling approximately 124,000 hectares. To date, we have spent $348 million for our 50% share of the acquisition, exploration and engineering costs of these leases. We expect to spend approximately $24 million for our share of studies and exploration drilling planned for 2009. The planned 2008/2009 exploration program consists of approximately 60 strategically placed wells with a view to maximize the resource potential per well.

In March 2008, a Public Disclosure Document was released describing preliminary development plans for two new oil sands mines. The Equinox oil sands project, which we formerly referred to as Lease 14, is located immediately west of the Fort Hills Project and the Frontier oil sands project, which includes Lease 311, is approximately 10 kilometres north of the Equinox Project. The filing of the Public Disclosure Document begins the formal regulatory process for the two projects.

The Equinox oil sands project consists of approximately 2,890 hectares of oil sands leases (Lease 14) and is immediately west of the Fort Hills Project. A draft Design Basis Memorandum (“DBM”) study to assess the feasibility of developing the Equinox Project as a stand-alone 50,000 barrel per day bitumen mining/extraction operation is under review by the joint venture.

The Frontier oil sands project consists of approximately 26,410 hectares of oil sands leases, including Lease 311, and is located on the west side of the Athabasca River approximately 10 kilometres north of the Equinox Project. The joint venture completed 353 core holes in the first quarter of 2008, of which 325 core holes were located in the Frontier Project area. Full assay and test results have been completed on the cores from the 2007/2008 winter exploration program, the geological model has been updated and a contingent resource estimate has been prepared for the southern portion of the Frontier Project. Engineering studies began on the Frontier Project in the second quarter 2009 assessing various development options for a stand-alone mine/extraction operation in the range of 100,000 to 160,000 barrels of bitumen per day.

The joint venture also holds additional oil sands leases both east of the Athabasca River (60,000 hectares) and west of the Athabasca River (34,700 hectares). Preliminary exploration drilling programs have been conducted on some of these leases. Further exploration core holes are planned during the 2008/2009 winter drilling program.

A bulk-sampling program completed during the first quarter of 2008, provided oil sands ore for extraction and froth treatment pilot testing started during the second half of 2008, to develop design parameters for both the Equinox and Frontier projects. The pilot testing and analysis are expected to be completed in 2009.

In September 2008 we completed the transition to become operator of the joint venture, a responsibility that was previously undertaken by UTS. The joint venture continues to advance the project through the regulatory permitting process and has ongoing consultations with stakeholders including project update meetings with key stakeholder groups.

Engineering studies continue on the Equinox Project, including pilot plant test work to support the design assumptions used for both the Equinox and Frontier Projects. A DBM study is now expected to be completed on Equinox in the second quarter of 2009. The joint venture continues to advance the project through the permitting process. Engineering studies are expected to start on the Frontier Project in 2009.

In February 2009 Alberta Environment issued the final terms of Reference for the Environmental Impact Assessment for both the Frontier and Equinox Oil Sand Mine Projects. This is an important step in the regulatory process and establishes the terms to complete the Environmental Impact Assessment for submission to Alberta Environment.

During the 2009 winter drilling season 54 core holes were completed on Leases 421, 022 and 023 (Lease 421 Area), bringing the total core holes completed to 59. Preliminary results indicate 49 of the core holes contain prospective oil sands that range in thickness from 10 to 40 metres (averaging 19 metres) with overburden thicknesses ranging from 17 to 68 metres (averaging 39 metres). Results from the core analysis for the 2009 wells are expected to be available in the fourth quarter of 2009.

Regulatory developments

In January 2008, the Government of Alberta announced a plan to reduce carbon emissions intensity to 50% below 1990 levels by 2020. Major emitters (those over 100,000 tonnes per year) are required to reduce their emissions intensity by 12% as compared to their established baseline. For new construction projects, the plan is applicable three years after start up. We are reviewing the effect of this legislation on our oil sands projects.

Corporate

Our corporate division includes all of our exploration and development projects not included in our other divisions, our business development activities and the activities undertaken by our various corporate groups that provided support to all of our divisions.

Nickel

Nickel laterite (Brazil) and sulphide (Canada) were the main targets in 2008. Approximately $7 million in project costs were incurred. The company will not be undertaking any significant nickel exploration in 2009.

A limited amount of work was done on the Santa Fe and Ipora lateritic nickel project in Brazil in 2008. Mechanical and magnetic upgrading tests were completed on sample material from pits. Reclamation work on all pits, drill sites and drill access roads is in progress. Geological and resource reports were filed for each exploration permit to meet tenure requirements. Surface access contracts for exploration were renegotiated with land owners. A limited program of baseline environmental studies was ongoing in 2008. The three partners have elected to put the project on care and maintenance in 2009 and will undertake limited programs to maintain tenure and environmental licenses. As a result of the low nickel price, we recorded a $35 million impairment charge against the project.

Diamonds

Approximately $3 million was spent on diamond exploration in Canada, mainly on the Darby project in Nunavut. Three new zones of kimberlite occurrences were discovered. We will not be undertaking exploration for diamonds in 2009.

Seafloor exploration

Approximately $16 million was spent on seafloor exploration in territorial waters off Papua New Guinea (“PNG”) and Tonga. The target was dormant or extinct “vents” on the seafloor that have deposited fields of high grade copper, zinc, gold, and silver mineralization. We operate the seaborne programs, and have been earning into a potential joint venture with Nautilus Minerals Inc. We discovered a total of 12 new sulphide occurrences, four in Tonga and eight in the Bismarck Sea off PNG. Average metal grades from the Tongan discoveries were 16 grams per tonne of gold, 8% copper, 12% zinc, and 184 grams per tonne of silver. Average metal grades for 3 of the Bismarck Sea discoveries were 1 gram per tonne of gold, 1.8% copper, 15.5% zinc, and 198 grams per tonne of silver.

In January 2009, we advised Nautilus that we would not continue with the option to earn into a joint venture on tenements in PNG and Tonga under the existing terms in the regional agreement. In doing so, we relinquished our rights to tenements in those countries but retained our option to participate in future seafloor exploration in Fiji, New Zealand, Japan, and the Northern Marianna Islands as defined in the regional agreement with Nautilus.

Applied Research and Technology (“ART”)

Our Applied Research and Technology Group in Trail, British Columbia develops tests and implements technologies for new projects and operations. The group works closely with our operations to define best practices, provide technology transfer, and assist with continuous improvement, unit cost reduction and value creation.

ART has expertise in applied mineralogy, mineral processing and environmental technology. In the growth area, these skills are used to characterize new ore bodies and verify existing ones, or provide alternative processing options. Currently much of this work is focused on our oil sands projects and the Aqqaluk ore body at Red Dog. Continuous improvement projects are developed in collaboration with operations where value is created through reduced costs, improved recovery, increased concentrate grade and other overall efficiencies. New technologies are applied to improve environmental performance at our operations and mitigate potential impacts. Much of the work focuses on issues related to water treatment, the potential for acid rock drainage and the safe stabilization of deleterious elements.

Financial position and liquidity

Our cash position increased during the first quarter by $782 million to $1.6 billion at March 31, 2009. Total debt balances were $13.3 billion at March 31, 2009, of which $11.6 billion (US$9.3 billion) relates to the financing incurred to acquire the Fording assets. We also had bank credit facilities aggregating $1.3 billion, 91% of which mature in 2012 and beyond. Our unused credit lines under these facilities after drawn letters of credit amounted to $1.1 billion.

Operating cash flow

Cash flow from operations was $1.1 billion in the first quarter compared with $157 million in the same period last year. Cash flow from operations before working capital changes was up slightly despite lower earnings as the 2009 figures include a number of non-cash items including foreign exchange revaluations on our long term debt. A reduction in working capital also contributed to cash flow as tax refunds of $801 million were partially offset by payment of negative pricing adjustments from the previous quarter, currency hedges and seasonal items. In 2008 working capital was negatively impacted by large tax payments.

Cash flow from operations was $2.1 billion in 2008 compared with $1.8 billion in 2007 and $2.9 billion in 2006. Factors which affected cash flow included the effect of sharp declines in commodity prices, which led to negative pricing adjustments on our receivables of $255 million from September to December, inclusive.

The Fording Acquisition also added directly to our cash flows in November and December 2008. Operating profits and revenues from the acquired assets were $186 million and $561 million in the year, which included a non-cash charge against income of $188 million related to acquisition accounting for inventories. These valuation adjustments reduced our recorded earnings from sales of acquired inventories, but not our cash flow. In addition, as part of the acquisition of the Fording assets, we assumed US$1.4 billion of U.S. dollar forward sales contracts with an average exchange rate of C$1.01 per US$1.00. Settlement of these contracts used $123 million of cash in the fourth quarter of 2008.

Investing activities

Expenditures on property, plant and equipment were $132 million in the first quarter and included $64 million on sustaining capital and $68 million on development projects. The largest components of sustaining expenditures were at Teck Coal, Antamina and Red Dog for equipment upgrades. Development expenditures included $20 million for preparatory stripping and capital equipment for Highland Valley Copper’s mine life extension project and $41 million on the development of the hypogene deposit at Andacollo. Investments in the first quarter totalled $232 million and included $226 million of funding for the Fort Hills oil sands project.

Capital expenditures were $939 million in 2008 and included $394 million on sustaining capital, $358 million on development projects, $137 million for the acquisition of the Relincho copper project (plus 6.9 million Class B subordinate voting shares valued at $287 million) and $50 million on our non-Fort Hills oil sands properties. The largest components of sustaining expenditures were $118 million at Teck Coal, $50 million at Antamina, $48 million at Red Dog and $44 million at Trail. Development expenditures included $170 million for preparatory stripping and capital equipment for Highland Valley Copper’s mine life extension project and $178 million on the development of the hypogene deposit at Carmen de Andacollo.

Investments in 2008 totalled $12.3 billion, of which $11.6 billion was for the acquisition of the Fording assets and $505 million was our share of costs for our investments in Fort Hills and the Galore Creek project.

Financing activities

We repaid US$66 million of the Bridge Facility with proceeds from asset sales in the first quarter of 2009. Total debt balances were $13.3 billion at March 31, 2009, of which $11.6 billion (US$9.3 billion) relates to the financing incurred to acquire the Fording assets. We also had bank credit facilities aggregating $1.3 billion, 91% of which mature in 2012 and beyond. Our unused credit lines under these facilities after drawn letters of credit amounted to $1.1 billion.

The major financing activity in 2008 was the debt incurred to partially finance our acquisition of Fording’s assets in October 2008. The acquisition financing included the US$5.8 billion 364-day Bridge Facility due October 29, 2009 and the US$4 billion three year amortizing Term Facility repayable in 11 equal quarterly installments starting in April 2009. During the last two months of 2008, we repaid US$460 million ($573 million) on the Bridge Facility and we paid US$150 million ($183 million) to retire the revolving credit facility that we assumed upon our acquisition of Aur Resources in 2007. The repayment of the Aur revolving credit facility in the third quarter, released US$153 million ($187 million) of cash collateral that was held as security for that facility, which we previously included in other assets on our balance sheet as this cash was not available for general corporate purposes. In addition, we also repaid US$305 million ($374 million) of long-term debt we assumed on the acquisition of Fording and $98 million of the 6.75% debentures we assumed on our acquisition of Aur.

Debt reduction plan

In order to finance the 2008 acquisition of the Fording assets, in September 2008 we entered into the Facilities with a consortium of lenders for a total of US$9.8 billion and the conditions precedent to the Fording Acquisition and our lenders’ funding obligations were substantially satisfied. Our original plan for the acquisition was to refinance a substantial portion of the acquisition facilities prior to or shortly after closing of the transaction with various types of long-term debt and to repay the balance with cash flow from operating activities prior to the maturity of the term facility. In the fourth quarter of 2008 and prior to the closing of the transaction, conditions in the credit markets deteriorated substantially, effectively closing the credit markets to us. These credit market conditions had a serious impact on the global economy, which has contributed to a significant and rapid decline in the demand for and selling price of the products we produce. As a result of these conditions, our credit ratings were lowered and our share price is substantially lower than it was prior to the purchase of the Fording assets.

Subsequent to year end markets for base metals have improved substantially. By April 15, 2009, prices for copper, zinc and lead had improved by 54%, 30% and 58% respectively from December 2008 year end prices. We have also settled a substantial portion of our metallurgical coal sales for the 2009 coal year at price levels which, while substantially lower than 2008, are the second highest ever.

On April 30, 2009, we entered into definitive agreements amending the Bridge Facility and Term Facility to extend the maturity date of the Bridge Facility and reschedule amortization payments in respect of the Term Facility. Further details on the amendments are provided below under the heading “— Amendments to Bridge and Term Facilities.”

We have also taken the following steps to assist us in meeting our obligations under our lending agreements:

•

To date, we have received proceeds of US$141 million from the sale of our investments in the Lobo-Marte gold property in Chile, US$35 million from the sale of our indirect interest in Sociedad Minera El Brocal S.A.A., and net proceeds of US$50 million (US$65 million less cash flow received from January 1, 2009 to closing) from the sale of our Hemlo mines.

•

We have announced the sale of a 75% interest in the future gold production from our Andacollo mine. The sale of a royalty interest in respect of Andacollo’s gold production is expected to close by the end of July 2009 with Andacollo realizing proceeds of US$218 million cash and 1.2 million shares of Royal Gold.

•	We have announced the potential sale of a one-third interest in the Waneta Dam for $825 million.

•	We have announced the potential sale of our Pogo gold mine for US$245 million. The sale is expected to close in July 2009.

•	We are in various stages of advanced negotiations and discussions with respect to the sale of other non-core assets.

•

We expedited the filing of our 2008 tax returns to accelerate the receipt of cash refunds expected to total approximately $1.1 billion. To date we have received approximately $1.03 billion of the expected cash refunds and have used all such refunds received to repay portions of the Bridge Facility.

•	We suspended our semi-annual dividend.

•	We have placed operations that have become unprofitable in the new commodity price environment on care and maintenance.

•	We reduced production at Trail and Teck Coal to better match supply to demand.

•	We have implemented workforce reductions totaling 1,400 positions and cut administrative overhead.

•	We have reduced our capital expenditure and exploration budgets, placed development projects on hold, and have entered into equipment leasing programs where appropriate to conserve cash.

Amendments to bridge and term facilities

On April 30, 2009, we entered into definitive documents amending and restating the Facilities. Under the terms of the amendments, the lenders agreed, among other things, to:

•	defer US$4.4 billion of payments previously scheduled in 2009;

•	extend the maturity date of US$3.5 billion of the Bridge Facility from October 29, 2009 to October 30, 2011; and

•	reschedule approximately US$3.4 billion of amortization payments under the Term Facility, with 50% of that rescheduled amount payable in quarterly installments during 2012.

In connection with the amendment of the Facilities, on April 30, 2009 we repaid approximately US$656 million of the Bridge Facility and the first US$53 million quarterly installment payment to the lenders that did not participate in the amendments to the Term Facility from cash on hand. As of June 1, 2009, approximately US$603 million of the amended Bridge Facility and US$4 billion of the amended Term Facility are outstanding.

As a result of the amendments to the Facilities, the mandatory payments previously due by October 30, 2009 under the Facilities were reduced from US$5.6 billion to approximately US$106 million. The table below summarizes the mandatory payments on the Facilities before and after the amendments, and also reflects payments made in respect of the Facilities on April 30, 2009 and the partial repayments of the amended Bridge Facility made in May 2009 with the net proceeds of the sale of the initial notes and the proceeds from the sale of out interest in the Hemlo gold mines.

(US$ in billions)	2009	2010	2011	2012	Total
Pre-amendment mandatory payments	$6.274	$1.455	$1.454	$—	$9.183
Payments made on April 30, 2009	(0.709)	—	—	—	(0.709)
Payments made in May 2009	(3.924)	—	—	—	(3.924)
Increase (decrease) in remaining payments	(1.535)	(0.389)	0.216	—	—

Amended mandatory payments	$0.106	$1.066	$1.670	$1.708	$4.550
The principal terms of the amendments, taking into account the partial repayments of the amended Bridge Facility in April and May 2009, are as follows:

Bridge facility

•	We must pay the remaining US$603 million outstanding under the Bridge Facility on or before October 30, 2011.

•	The interest rate will initially increase from LIBOR plus 2.5% to LIBOR plus 3.5% with 0.5% increases every six months thereafter.

•	Duration fees will be payable every six months at the rate of 3.5% if the outstanding balance of the loan exceeds US$3.35 billion and 2.5% if the balance is less than or equal to US$3.35 billion.

Term facility

•

The repayment terms for US$3.415 billion (or 85.4%) of the Term Facility were amended to eliminate installment payments in 2009. Semi-annual payments of US$427 million will be due at the end of April and October of 2010 and 2011 and quarterly payments of US$427 million will be due at the end of each calendar quarter in 2012.

•	The interest rate will initially increase from LIBOR plus 2.5% to LIBOR plus 3.5%, increasing to LIBOR plus 5% in 2012.

•

US$585 million (or 14.6%) of the Term Facility will remain subject to the original amortization schedule of 11 equal quarterly installments of approximately US$53 million beginning in April 30, 2009 and pricing of LIBOR plus 2.5% (based on our current credit ratings).

Other amendments

•

The obligations under the amended Facilities have been or will be guaranteed by Teck Metals, Teck Coal, and all our other material, wholly-owned subsidiaries and have been or will be secured by a first-priority security interest in all of our material properties and those of each guarantor, subject to certain exceptions including obtaining required consents, as applicable, with provision for the release of the security interest in connection with permitted asset sales. The security will fall away upon full repayment of the amended Bridge Facility and our receiving investment grade credit ratings with stable outlooks from both Moody’s and S&P. Our existing bonds and other credit facilities will be secured pari passu for so long as the security is in place.

•

The amended Bridge Facility is required to be prepaid in an amount equal to 100% of the net proceeds from asset sales or the incurrence or issuance of new debt or equity (subject to exceptions set out in the amended Bridge Facility), as well as 100% of the net proceeds received from tax refunds associated with the Fording Acquisition. Any excess cash flow must also be applied to the Bridge Facility balance, subject to a minimum cash balance of $500 million, deductions for committed capital expenditures and funds placed in escrow, if any, to meet Term Facility amortization payments scheduled in the next six months. Once all amounts outstanding under the Bridge Facility have been paid in full, the Term Facility will also be subject to prepayment requirements in respect of asset sales proceeds, new debt or equity and a cash sweep, with the prepayment percentage varying subject to our then leverage ratio.

•

The amended Facilities contain covenants in addition to those contained in the original Bridge Facility and Term Facility, including restrictions on new indebtedness, new liens, acquisitions and dispositions, capital expenditures and distributions. The previous debt to total capitalization covenant in our credit agreements has been replaced in the amended Facilities with a minimum interest coverage covenant and a maximum leverage covenant. These financial covenants require that we maintain (i) minimum interest coverage of not less than 3.5 to 1 for the 12 months ended June 30, 2009, 2.5 to 1 for the 12 month period ended September 30, 2009, and 2 to 1 thereafter; and (ii) a leverage ratio of not more than 4.75 to 1 for the 12 months ended June 30, 2009, 5.25 to 1 for the 12 month periods ended from September 30, 2009 to December 31, 2011, and 5 to 1, declining to 4.5 to 1 for the 12-month periods ending during each calendar quarter in 2012. Both of these tests will be calculated on a rolling four quarter basis.

Liquidity risk

Notwithstanding the amendment of the Facilities described above, our debt levels will constrain our capital spending and that may have an adverse effect on our operations. Our debt levels will also limit our ability to expand our operations or make other investments that would enhance our competitiveness.

Current weak global economic conditions and recent downgrades in our credit ratings make access to the credit and capital markets difficult for us. Although on May 1, 2009 we had approximately $1.1 billion in unused credit lines under various bank credit facilities, there can be no assurance, given our current financial condition, that these credit lines will be available to us if we should need to draw on them, or that our maturing credit lines of US$50 million and miscellaneous letters of credit totalling $258 million will be renewed in the ordinary course.

In a cyclical industry such as ours, history has shown that periodic spikes in commodity prices can result in substantial increases in our company’s cash flow. Many of our major operations are long-life assets with significant reserves and resources and have lives exceeding 20 years based on current production levels. If we are to realize the benefit of the economic recovery when it occurs, we must more closely match the term of our debt structure to the life of our assets. We believe that our access to financial resources through capital markets transactions has been limited mainly due to difficult capital market conditions. Accordingly, there is some risk that the steps described above will not be successful in allowing us to meet our obligations, which may require us to sell core assets or raise debt or equity capital, which may have a material adverse effect on our business and on the market prices of our equity and debt securities.

Our ability to repay or refinance the remaining portion of the amended Bridge Facility prior to its maturity and make the revised installment payments on the Term Facility depends on a number of factors, some of which are beyond our control. These include general global economic, credit and capital market conditions, and the demand for and selling price of our products, in particular, metallurgical coal. There can be no assurance that our credit ratings will not be downgraded further, which would further increase our costs of borrowing and further limit our ability to refinance our existing debt. There is no assurance that the expected cash flows from operations in combination with asset sales and other steps being taken will allow us to meet these obligations as they become due, or that we will continue to meet the financial covenants under our various lending agreements.

Outlook

The information below is in addition to the disclosure concerning specific operations included elsewhere in this the management’s discussion and analysis of financial position and operating results section of this prospectus.

General economic conditions

Exchange traded commodity prices, including base metals, have improved significantly in recent months, but remain significantly lower than a year ago. Volatility in these markets has also declined in the quarter. It is difficult in these conditions to forecast commodity prices or customer demand for our products. Credit market conditions have also increased the cost of obtaining capital and limited the availability of funds.

Capital expenditures

Our capital expenditures for the remainder of 2009, excluding the Fort Hills project, are expected to be approximately $370 million, including $190 million of sustaining capital expenditures and $180 million on development projects. Our development expenditures estimate of $180 million includes $135 million for Andacollo’s hypogene project and $45 million for Highland Valley’s mine expansion. We also expect to spend approximately $100 million on our share of costs for the Fort Hills oil sands project in the remainder of 2009. We continue to review our discretionary capital spending in light of current market conditions, our debt reduction targets and restrictions on capital spending arising from the amendments to our bridge and term loans.

Financing and exchange rates

US$4.6 billion is outstanding under the amended Facilities. Interest charges on the amended Facilities are based on LIBOR or U.S. prime rates and our credit rating. The debt under the Facilities has resulted in a substantial increase in our existing interest expense. As a result of the amendments to the Facilities, we expect our interest expense to increase further.

Our U.S. dollar denominated debt will be subject to revaluation based on changes in the Canadian/U.S. dollar exchange rate. We have designated approximately one-half of our U.S. dollar denominated debt as a hedge against our U.S. dollar denominated foreign operations. As a result, approximately 50% of any foreign exchange gains or losses arising on our debt will be recorded in net earnings with the remainder in other comprehensive income. The earnings impact of these revaluations will be reduced as we pay down the debt, although exchange rate fluctuations will also affect our debt to equity ratio and our interest expense.

Financial instruments and derivatives

We hold a number of financial instruments and derivatives, the most significant of which are marketable securities, foreign exchange forward sales contracts, fixed price forward metal sales contracts and settlements receivable. The financial instruments and derivatives are all recorded at fair values on our balance sheet with gains and losses in each period included in other comprehensive income, net earnings from continuing operations and net earnings from discontinued operations as appropriate. Some of our gains and losses on metal-related financial instruments are affected by smelter price participation and are taken into account in determining royalties and other expenses. All are subject to varying rates of taxation depending on their nature and jurisdiction.

The after-tax effect of financial instruments on our net earnings for the following periods is set out in the table below:

	Three months ended March 31,		Year ended December 31,
(C$ in millions)	2009	2008	2008	2007	2006
Positive (negative) price adjustments:
On prior year’s sales	$14	$50	$57	$(56)	$42
On current year’s sales	29	24	(386)	(10)	71

	43	74	(329)	(66)	113
Other financial instruments:
Derivative gains	(26)	(2)	185	14	—
Cajamarquilla sale price participation (discontinued operations)	2	2	(18)	(46)	36

	(24)	—	167	(32)	36

Total	$19	$74	$(162)	$(98)	$149

Critical accounting estimates

In preparing financial statements, management has to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Based on historical experience, current conditions and expert advice, management makes assumptions that are believed to be reasonable under the circumstances. These estimates and assumptions form the basis for judgments about the carrying value of assets and liabilities and reported amounts for revenues and expenses. Different assumptions would result in different estimates, and actual results may differ from results based on these estimates. These estimates and assumptions are also affected by management’s application of accounting policies. Critical accounting estimates are those that affect the consolidated financial statements materially and involve a significant level of judgment by management. Management’s critical accounting estimates apply to the assessment for the impairment of property, plant and equipment and the valuation of other assets and liabilities such as inventory, plant and equipment, goodwill, investments, restoration and post-closure costs, accounting for income and resource taxes, mineral reserves, contingencies and pension and other post-retirement benefits.

Property, plant and equipment

We capitalize development costs of mining projects when resources as defined under National Instrument 43-101 are present and it is expected that the expenditure can be recovered by future exploitation or sale. Once available for use, these costs are amortized over the proven and probable reserves to which they relate, calculated on a units of production basis. The estimation of the extent of reserves is a complex task in which a number of estimates and assumptions are made. These involve the use of geological sampling and models as well as estimates of future costs. New knowledge derived from further exploration and development of the ore body may affect reserve estimates. In addition, the estimation of economic reserves depends on assumptions regarding long-term commodity prices and in some cases exchange rates, which may prove to be incorrect.

Where impairment conditions may exist, the expected undiscounted future cash flows from an asset are compared with its carrying value. These future cash flows are developed using assumptions that reflect the long-term operating plans for an asset, given management’s best estimate of the most probable set of economic conditions. Commodity prices used reflect market conditions and expectations with respect to future prices at the time the model is developed. These models are updated from time to time, and lower prices are used should market conditions deteriorate. Inherent in these assumptions are significant risks and uncertainties. In management’s view, based on assumptions which management believes to be reasonable, a reduction in the carrying value of property, plant and equipment was required at December 31, 2008 for our Duck Pond, Pend Oreille and Lennard Shelf zinc mines as described on previous pages. In addition, we also recorded impairment charges for our Petaquilla copper project, the Santa Fe nickel property and certain other exploration projects. Changes in market conditions, reserve estimates and other assumptions used in these estimates may result in future write downs.

Goodwill

We allocate goodwill arising from business combinations to the reporting units acquired based on estimates of the fair value of the reporting unit. When performing goodwill impairment tests, we are also required to estimate the fair value of each reporting unit and, in some circumstances, the fair value of all identifiable assets and liabilities in a reporting unit. The fair values are estimated using a model of discounted cash flows based on proven and probable reserves and value beyond proven and probable reserves. Other major assumptions used include commodity prices, operating costs, foreign exchange rates and discount rates.

In 2008 we used a long-term copper price of US$1.85 per pound in these estimations. A long-term copper price of US$1.75 per pound would have resulted in an additional $150 million in impairment charges. A long-term copper price of US$ 1.90 per pound would have resulted in no impairment except for $10 million at Duck Pond. We used an after-tax discount rate of 9% for reserves and higher rates for resources and exploration potential. No impairment would have been indicated at an 8% discount rate and all goodwill associated with our copper operations would have been impaired at a 10% discount rate. The fair value of our copper assets will continue to be affected by changes in long-term commodity prices, discount rates, operating and capital costs, changes in mineral reserves and the advancement of projects to the operating stage.

Goodwill associated with our coal assets arose primarily on our recent acquisition of the net assets of Fording. The primary assets of Fording were an interest in Teck Coal. We previously owned a 52% direct and indirect interest in Teck Coal and the underlying business units to which the goodwill is associated. As we acquired the first 52% of the underlying business units at a much lower cost base, a significant valuation buffer existed at the time of the Fording Acquisition. We subsequently tested the goodwill using lower coal prices with no impairment of goodwill with long-term coal prices above US$100 per tonne.

Fair value estimation and impairment charges are based on management estimates and assumptions. Significant judgment is applied and actual results could differ from our estimates.

Income and resource taxes

The determination of our tax expense for the year and its future tax liabilities and assets involves significant management estimation and judgment involving a number of assumptions. In determining these amounts, management interprets tax legislation in a variety of jurisdictions and makes estimates of the expected timing of the reversal of future tax assets and liabilities. Management also makes estimates of the future earnings, which affects the extent to which potential future tax benefits may be used. We are subject to assessments by various taxation authorities who may interpret tax legislation differently. These differences may affect the final amount or the timing of the payment of taxes. We provide for these differences, where known, based on management’s best estimate of the probable outcome of these matters.

Pension and other post-retirement benefits

The cost of providing benefits through defined benefit pension plans and post-retirement benefit plans is actuarially determined. Cost and obligation estimates depend on management’s assumptions about future events, which are used by the actuaries in calculating such amounts. These include assumptions with respect to discount rates, the expected plan investment performance, future compensation increases, health care cost trends and retirement dates of employees. In addition, actuarial consultants utilize subjective assumptions regarding matters such as withdrawal and mortality rates. Actual results may differ materially from those estimates based on these assumptions.

Asset retirement obligations

The amounts recorded for asset retirement costs are based on estimates included in closure and remediation plans. These estimates are based on engineering studies of the work that is required by environmental laws or public statements by management that results in an obligation. These estimates are based on assumptions as to the timing of remediation work and the rate at which costs may inflate in future periods. Actual costs and the timing of expenditures could differ from these estimates.

Recognition of contingencies

We are subject to a number of lawsuits and threatened lawsuits. A provision is made for amounts claimed through these lawsuits when management believes that it is more likely than not that the plaintiffs will be awarded damages or a monetary settlement will be made. Management seeks the advice of outside counsel in making such judgments when the amounts involved are material.

Adoption of new accounting standards

Goodwill and intangible assets

In February 2008, the Canadian Institute of Chartered Accountants (“CICA”) issued Section 3064, “Goodwill and Intangible Assets,” which replaces Section 3062, “Goodwill and Other Intangible Assets.” This new standard provides guidance on the recognition, measurement, presentation and disclosure of goodwill and intangible assets. Concurrent with the adoption of this standard, CICA Emerging Issues Committee Abstract 27, “Revenues and Expenditures in the Pre-operating Period” (“EIC-27”), was withdrawn.

The standard is effective for our fiscal year beginning January 1, 2009. Adoption of this standard did not have a significant impact on our financial statements.

Credit risk and fair value of financial assets and liabilities

In January 2009, the CICA issued EIC-173, “Credit Risk and the Fair Value of Financial Assets and Financial Liabilities.” The EIC provides guidance on how to take into account credit risk of an entity and counterparty when determining the fair value of financial assets and financial liabilities, including derivative instruments.

This standard is effective for our fiscal year beginning January 1, 2009 with retrospective application. The application of this EIC did not have a significant effect on our financial statements.

Mining exploration costs

In March 2009, the CICA issued EIC-174, “Mining Exploration Costs.” The EIC provides guidance on accounting for capitalization and impairment of exploration costs. This standard is effective for our fiscal year beginning January 1, 2009. The application of this EIC did not have an effect on our financial statements.

Business combinations and related sections

In January 2009, the CICA issued Section 1582 “Business Combinations” to replace Section 1581. Prospective application of the standard is effective January 1, 2011, with early adoption permitted. This new standard effectively harmonizes the business combinations standard under Canadian GAAP with International Financial Reporting Standards (“IFRS”). The new standard revises guidance on the determination of the carrying amount of the assets acquired and liabilities assumed, goodwill and accounting for non-controlling interests at the time of a business combination.

The CICA concurrently issued Section 1601 “Consolidated Financial Statements” and Section 1602 “Non-Controlling Interests,” which replace Section 1600 “Consolidated Financial Statements.” Section 1601 provides revised guidance on the preparation of consolidated financial statements and Section 1602 addresses accounting for non-controlling interests in consolidated financial statements subsequent to a business combination. These standards are effective January 1, 2011, unless they are early adopted at the same time as Section 1582 “Business Combinations.”

International financial reporting standards changeover plan

Canadian GAAP for publicly listed entities will convert to IFRS on January 1, 2011. The transition from Canadian GAAP to IFRS is a significant undertaking, and as such, we have established a detailed plan for the conversion and hired a project manager to lead this process.

We have identified four phases to our conversion: scoping and planning, detailed assessment, implementation and post implementation. The scoping and planning phase involves establishing a project team and organizational structure, including oversight of the process; this includes a project charter, project management plan, stakeholder analysis and communication strategy. This phase also entails an initial assessment of the key areas where IFRS transition may have a significant impact and present significant challenges. This scoping and planning phase is substantially complete. The second phase, detailed assessment, involves in-depth technical analysis that will result in understanding potential impacts, decisions on accounting policy choices and the drafting of accounting policies. In addition this will result in identifying resource and training requirements, processes for preparing financial statements, establishing IT system requirements and preparing detailed transition plans. We are currently completing this phase and expect to complete this detailed technical analysis by end of third quarter of 2009. The implementation phase will identify and carry out the implementation requirements to effect management’s accounting choices, develop sample financial statements, implement business and internal control requirements, calculate the opening balance sheet at January 1, 2010 and other transitional reconciliations and disclosure requirements. The last phase of post implementation will involve continuous monitoring of changes in IFRS throughout the implementation process in 2011 and later as the roadmap for U.S. consideration for adopting IFRS is established.

We are developing our IFRS competencies by addressing training requirements at various levels of the organization. These sessions are ongoing and are provided by external advisors. We will continually assess resource and training requirements as the project progresses.

Disclosure controls and internal control over financial reporting

Disclosure controls and procedures

Disclosure controls and procedures are designed to provide reasonable assurance that material information is gathered and reported to senior management, including the Chief Executive Officer and Chief Financial Officer, as appropriate to permit timely decisions regarding public disclosure. Management, including the Chief Executive Officer and Chief Financial Officer, has evaluated the effectiveness of the design and operation of our disclosure controls and procedures, as defined in the rules of the SEC and Canadian Securities Administration, as at December 31, 2008. Based on this evaluation, the Chief Executive Officer and Chief Financial Officer have concluded that our disclosure controls and procedures were effective to ensure that information required to be disclosed in reports filed or submitted by us under United States and Canadian securities legislation is recorded, processed, summarized and reported within the time periods specified in those rules.

Management’s report on internal control over financial reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Any system of internal control over financial reporting, no matter how well designed, has inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation. Management has used the Committee of Sponsoring Organizations of the Treadway Commission (COSO) framework to evaluate the effectiveness of our internal control over financial reporting. Based on this assessment, management has concluded that as at December 31, 2008, our internal control over financial reporting was effective.

The effectiveness of our internal controls over financial reporting has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, who have expressed their opinion in their report included with our annual consolidated financial statements.

Changes in internal control over financial reporting

On October 30, 2008, we completed the Fording Acquisition, which primarily consisted of Fording’s 60% interest in the Elk Valley Coal Partnership. We consider the acquisition of Fording material to our results of operations, financial position and cash flows from the date of acquisition through December 31, 2008, and believe that the internal controls and procedures at Fording have a material effect on our internal control over financial reporting. Prior to the completion of this acquisition, we included Elk Valley Coal Partnership in our evaluation of the effectiveness of our internal control over financial reporting, due to our 40% interest in the assets. We have, therefore, included Fording in our annual assessment of internal control over financial reporting for the year ended December 31, 2008.

Although we have generally maintained our internal controls over financial reporting that were in effect prior to the acquisition of Fording, subsequent to the acquisition we have performed additional controls relating to the consolidation of financial information used in the preparation of the consolidated financial statements. We believe that these changes have not negatively affected our internal control over financial reporting during the year ended December 31, 2008.

There were no changes in our internal control over financial reporting during the quarter ended March 31, 2009 that have materially affected, or are reasonably likely to materially affect, internal control over financial reporting.

Business and properties

We are engaged primarily in the exploration for, and the development and production of, natural resources, with interests in mining and processing operations in Canada, Chile, Peru and the United States. We are the world’s second largest zinc miner and an important producer of copper and second largest producer of seaborne high quality coking coal. Our principal products are copper, zinc and, metallurgical coal. Gold, lead, molybdenum, various specialty and other metals, chemicals and fertilizers are produced as by-products of our operations. We also sell electrical power from our Waneta hydroelectric facility that is surplus to our requirements at the Trail metallurgical operations in British Columbia. We have a 20% interest in Fort Hills Partnership, which is developing the Fort Hills oil sands project in Alberta, and a 50% interest in certain exploration stage oil sands properties. As at May 1, 2009, we had interests in the following principal mining and processing operations:

	Ownership Interest	Type of operation	Jurisdiction
Antamina	22.5%	Copper/Zinc Mine	Ancash, Peru
Highland Valley	97.5%	Copper/Molybdenum Mine	British Columbia, Canada
Quebrada Blanca	76.5%	Copper Mine	Chile
Andacollo	90%	Copper Mine	Chile
Duck Pond	100%	Copper/Zinc Mine	Newfoundland, Canada
Trail	100%	Zinc/Lead Refinery	British Columbia, Canada
Red Dog	100%	Zinc/Lead Mine	Alaska, USA
Elkview	95%	Coal Mine	British Columbia, Canada
Fording River	100%	Coal Mine	British Columbia, Canada
Greenhills	80%	Coal Mine	British Columbia, Canada
Coal Mountain	100%	Coal Mine	British Columbia, Canada
Line Creek	100%	Coal Mine	British Columbia, Canada
Cardinal River	100%	Coal Mine	Alberta, Canada
Pogo(1)	40%	Gold Mine	Alaska, USA

(1)	We expect the sale of our interest in Pogo to close in July 2009. See “—Recent developments.”

Pursuant to the Fording Acquisition, we acquired 100% of the assets of Fording, which consisted principally of a royalty in respect of Fording’s 60% non-operating interest in the Elk Valley Coal Partnership, which was renamed Teck Coal on closing of the transaction. Prior to the Fording Acquisition, we owned a 52% effective interest in Teck Coal through our 40% direct interest in Teck Coal and ownership of 19.6% of the outstanding units of Fording. As a result of the Fording Acquisition, we indirectly own 100% of Teck Coal. In aggregate, we paid US$12.1 billion in cash and issued 36,828,787 Class B subordinate voting shares in connection with the Fording Acquisition. The cash portion of the consideration was funded by the Bridge Facility and the Term Facility, approximately US$2.4 billion of proceeds from the sale of the Fording units held by us prior to closing, and cash on hand. On April 30, 2009, we entered into agreements to amend and restate the Term Facility and the Bridge Facility, in order to, among other things, defer to 2011 and 2012 approximately US$4.8 billion of payments previously scheduled in 2009 and 2010. See “—Recent developments.”

The following table sets out our revenue by product for each of our last two financial years:

Revenue by product

	2008 $ (billions)%		2007 $ (billions)%
Copper(1)	1.827	27%	1.753	28%
Zinc(2)	1.056	15%	1.989	31%
Coal	2.428	35%	951	15%
Other(3)	1.593	23%	1.678	26%

Total	6.904	100%	6.371	100%

(1)	Copper revenues include sales of copper concentrate and cathode copper
(2)	Zinc revenues include sales of refined zinc and zinc concentrate
(3)	Other revenues include sales of gold, silver, lead, molybdenum, various specialty metals, chemicals, fertilizer and electrical power

Three-year history

2006

Prices for our principal products increased in 2006. LME cash zinc and copper prices averaged US$1.49 and US$3.05 per pound respectively compared with US$0.63 and US$1.67 per pound in 2005. Molybdenum prices declined somewhat to US$25 per pound compared to US$32 per pound in 2005. Realized coal prices increased from US$99 per tonne to US$113 per tonne in 2006. Revenues increased significantly over 2005, due mainly to substantially higher copper and zinc prices and higher refined metal sales from the Trail operations. Commodity price increases were offset somewhat by a weaker U.S. dollar.

In April 2006, we announced that we were further increasing the semi-annual dividend on our Class A common and Class B subordinate voting shares, commencing with the dividend payable to shareholders of record on June 19, 2006, from $0.40 per share to $1.00 per share.

On May 8, 2006, we announced an offer to acquire all of the outstanding common shares of Inco. We subsequently amended and extended our offer. The offer expired on August 17, 2006 when insufficient shares were tendered to satisfy the minimum tender condition. In December 2006, we tendered all of our Inco shares to a competing bid for cash proceeds of $770 million. After the settlement of our Inco exchangeable debentures and payment of transaction costs related to our offer for Inco, our pre-tax gain on the disposition of our investment in Inco was $120 million.

On June 29, 2006, our Class B subordinate voting shares were listed on the New York Stock Exchange under the ticker symbol “TCK.”

In January 2006, Ronald J. Vance was appointed our Senior Vice President, Corporate Development. In May 2006, Peter G. Kukielski was appointed our Executive Vice President and Chief Operating Officer and in August 2006, Boyd Payne was appointed President and Chief Executive Officer of Elk Valley Coal Partnership.

During the year, new collective agreements were entered into at the Line Creek, Elkview and Fording River coal mines, the Antamina copper, zinc mine in Peru and the Highland Valley copper mine.

In June 2006, we completed the exchange of approximately $112 million principal amount of exchangeable debentures due 2024 and issued 11,489,368 Class B subordinate voting shares in connection with the transaction.

Our cash and temporary investments as at December 31, 2006 were $5.3 billion and long-term debt was $1.5 billion.

2007

In 2007, prices for our principal products mainly declined during the year, although annual average prices for zinc and copper were relatively unchanged at US$1.47 and US$3.23 per pound, respectively, compared with US$1.49 and US$3.05 in 2006. The lead price increased substantially to an average of US$1.17 per pound compared with US$0.59 in 2006. Realized coal prices decreased from US$113 per tonne to US$98 per tonne in 2007. A weaker U.S. dollar adversely affected our revenues.

On April 19, 2007, we announced that we had agreed with UTS to acquire a 50% interest in an Alberta oil sands lease known as “Lease 14” for a purchase price based on a value of $1.00 per barrel of recoverable bitumen as determined by an independent estimate. In December 2007, the purchase price for our 50% interest was confirmed to be $200 million. During 2007, we also acquired a 50% interest in other oil sands leases in joint venture with UTS. At year end, we had a 50% interest in oil sands leases totaling approximately 285,000 acres (in addition to those held by Fort Hills Partnership).

Effective May 7, 2007, our Class A common shares and Class B subordinate voting shares were subdivided on a two-for-one basis.

On May 23, 2007, we announced the formation of a partnership to develop the Galore Creek copper-gold mine in northwestern British Columbia. To earn our 50% interest in the Galore Creek Partnership, we agreed to fund $528 million in construction costs. Construction activities at the project were suspended in the fourth quarter of 2007 as a result of our review of the first season of construction and a more detailed engineering study that predicted substantially higher capital costs and a longer construction schedule for the project. By agreement with our partner, NovaGold, at the time of the suspension, our funding obligations in connection with the project were amended.

On July 3, 2007, we announced a friendly $4.1 billion cash and share offer to acquire all of the outstanding shares of Aur Resources Inc. (“Aur”), a Canadian-based copper producer with operating mines in Chile and Canada. On August 22, 2007, we acquired approximately 93% of the outstanding shares of Aur. On September 28, 2007, we acquired the remaining Aur shares by way of compulsory acquisition under the Canada Business Corporations Act, and effective January 1, 2008, Aur amalgamated with Teck under the name “Teck Cominco Limited.”

In August 2007, Tim Watson was appointed our Senior Vice President, Project Development.

In September 2007, we agreed with UTS and Petro-Canada to subscribe for an additional 5% interest in the Fort Hills Limited Partnership by funding an additional $375 million of partnership expenditures beyond our current earn-in obligations. As a result, we own a 20% interest in the partnership. We will satisfy the subscription price for the additional interest by contributing 27.5% of Fort Hills project expenditures after project spending reaches $2.5 billion and before project spending reaches $7.5 billion.

On September 24, 2007, we announced our indirect acquisition of 16.65 million units of Fording, representing approximately 11.25% of the outstanding units, for cash consideration of $599 million. This increased our interest in Fording to approximately 19.95%. At the time of the acquisition, we agreed to pay additional amounts to the vendor if prior to July 31, 2008, we made an offer or announced an intention to acquire more than 50% of the outstanding Fording units, which transaction was subsequently completed, or sold Fording units, in either case at a price in excess of $36.00 per unit. In connection with the Fording Acquisition, we agreed to pay US$105 million upon completion of the Fording Acquisition to the vendor for amending these rights, which would otherwise have expired on July 31, 2008.

Our cash and temporary investments as at December 31, 2007 were $1.4 billion as against long term debt of $1.5 billion.

2008

In 2008, apart from coal, which more than doubled in price, prices for our principal products declined further. Annual average prices for zinc and copper were US$0.85 and US$3.17 per pound, respectively, compared with US$1.47 and US$3.23 per pound in 2007. The lead price declined to an average of US$0.95 per pound, compared with US$1.17 in 2007. Realized coal prices increased substantially from US$98 per tonne in 2007 to US$205 per tonne in 2008. While average prices for the year were down only modestly from 2007, commodity prices declined rapidly and substantially in the fourth quarter of 2008 as a consequence of the global economic slowdown.

On April 14, 2008 we agreed with Global to acquire Global by way of an arrangement pursuant to which Global’s assets, other than its principal asset, the Relincho copper/molybdenum deposit located in Northern

Chile, would be transferred to a new corporation, Lumina Copper Corp. The transaction effectively valued the Relincho project at approximately $424 million, and we issued 6.9 million Class B subordinate voting shares and paid approximately $137 million in cash in connection with the transaction. The transaction closed on August 1, 2008.

In June 2008, Roger Higgins was appointed our Senior Vice President, Copper.

On July 14, 2008, we announced, together with our partner Xstrata Zinc, that the Lennard Shelf zinc mine in Western Australia had become uneconomic as a result of low zinc prices, a stronger Australian dollar, high operating costs and lower than planned production. Lennard Shelf was closed in August 2008.

On July 29, 2008, we announced that we had agreed with Fording to acquire 100% of Fording’s assets, consisting principally of a royalty in respect of Fording’s 60% non-operating interest in the Elk Valley Coal Partnership (now Teck Coal). The purchase price was approximately $13.6 billion and was funded with approximately 36.8 million Class B subordinate voting shares valued at $1.5 billion and $12.1 billion of cash. The cash portion of the consideration was funded by the US$5.81 billion Bridge Facility and the US$4 billion Term Facility, the terms of which have been amended, approximately US$2.4 billion of proceeds from the sale of the Fording units held by us prior to closing, and cash on hand. The Fording Acquisition closed on October 30, 2008. Prior to the Fording Acquisition we owned a 52% effective interest in Teck Coal through our 40% direct interest in Teck Coal and ownership of 19.6% of the outstanding units of Fording. As a result of the Fording Acquisition, we indirectly own 100% of Teck Coal. One of our affiliates is the managing partner of Teck Coal.

Engineering work for the Fort Hills oil sands project continued during the year. In September, the partners in Fort Hills announced that preliminary results from the front end engineering and design work suggested that the estimated capital costs for the first phase of the mine and upgrader portions of the Fort Hills project had increased substantially. In November, the Fort Hills partners announced that they would defer a final investment decision on the mining portion of the Fort Hills project until a revised cost estimate more consistent with the current market environment could be established. The partners also announced that the upgrader portion of the project would be put on hold.

In October 2008 we announced an internal reorganization involving the creation of five separate business units focusing on copper, metallurgical coal, zinc, gold and energy, respectively, and that we proposed to seek approval at the annual meeting of our shareholders in April 2009 for our name to be changed to Teck Resources Ltd.

In December 2008 we announced the suspension of operations at the Pend Oreille mine in Washington State, as a result of low zinc prices.

Our cash and temporary investments as at December 31, 2008 were $861 million against total debt of $12.9 billion.

Recent developments

In January 2009, we sold our 60% interest in the Lobo-Marte gold project in Chile to Kinross for US$40 million in cash and approximately 5.6 million Kinross common shares. We will also receive a 1.75% net smelter return royalty, which shall not exceed US$40 million, in respect of 60% of production from Lobo-Marte, payable when gold prices exceed US$760 per troy ounce. On April 8, 2009, we announced that we sold the shares of Kinross acquired on the sale of our interest in the Lobo-Marte property. We received US$18 per share, or gross proceeds of approximately US$101 million, bringing our gross proceeds on the sale of Lobo-Marte to approximately US$141 million. We will record a pre-tax gain of $171 million on the Lobo-Marte transaction and the sale of shares, of which $160 million was recorded in the first quarter.

On April 6, 2009, we announced that Compañia Minera Carmen de Andacollo, one of our subsidiaries, had agreed with Royal Gold Inc. to sell an interest in the gold production from the Andacollo mine. Royal Gold was to pay US$100 million in cash plus approximately 4.45 million Royal Gold common shares (valued at approximately US$200 million based on a five day trailing volume weighted average price of US$44.90 per share). To the extent that Royal Gold completed a public offering of shares prior to closing, the cash portion of the purchase price was to increase by 50% of the net proceeds of the offering and the stock portion of the purchase price was to decrease by 50% of the shares sold in the offering. Royal Gold completed a public offering of 6.5 million of its shares on April 14, 2009, raising net proceeds of approximately US$235 million. Based on the results of Royal Gold’s public offering, the gross proceeds from this transaction are expected to consist of approximately US$218 million in cash plus approximately 1.2 million Royal Gold common shares. Under the agreement, Royal Gold is entitled to payment based on 75% of the payable gold produced until total cumulative production reaches 910,000 troy ounces of payable gold (the current projected life-of-mine gold production), and thereafter to payment based on 50% of any payable gold production above 910,000 troy ounces.

As with royalty agreements in general, Royal Gold also assumes the production risk associated with the mining and processing of the gold. Closing of the transaction is subject to customary conditions, including satisfactory completion of limited due diligence, there being no withdrawal or threatened withdrawal of material project permits, and completion of concentrate marketing agreements for a specified percentage of concentrate production from Andacollo. The transaction is expected to close by the end of July 2009.

We expect that a portion of the proceeds from the transaction with Royal Gold will provide funding to complete construction of the Andacollo expansion project, relieving us of a substantial funding obligation in 2009, and will also free up funds to repay a portion of the amended Bridge Facility. For accounting purposes, no gain or loss will be recorded. The proceeds received will be accounted for as deferred revenue and amortized to revenue based on the gold sold over the life of the Andacollo expansion project.

On April 22, 2009, we completed the sale of our 50% interest in the Hemlo operations to our joint venture partner, Barrick Gold Corporation, for US$65 million, less cash flow received since January 1, 2009. The transaction resulted in an expected pre-tax gain of approximately $45 million.

On April 30, 2009, we entered into a non-binding memorandum of understanding with Sumitomo Metal Mining Co. Ltd. (“SMM”) regarding the proposed sale of our 40% interest in the Pogo mine in Alaska for US$245 million, subject to adjustment for working capital. A definitive agreement regarding the sale was made as of June 19, 2009. SMM holds an indirect 51% interest in Pogo and an affiliate of Sumitomo Corp. holds a 9% interest in Pogo. The arrangement with SMM follows an offer received from a third party to acquire our interest in Pogo on comparable terms. Completion of the transaction is subject to customary conditions. We expect the transaction to close in July 2009.

On April 30, 2009 we entered into definitive agreements amending and restating the Facilities, which we had originally entered into in connection with the Fording Acquisition. Under the terms of the amendments, the lenders agreed, among other things, to:

•	defer US$4.4 billion of payments previously scheduled for 2009;

•	extend the maturity date of US$3.5 billion of the Bridge Facility from October 29, 2009 to October 30, 2011; and

•	reschedule approximately US$3.4 billion of amortization payments under the Term Facility, with 50% of that rescheduled amount payable in quarterly installments during 2012.

In connection with the amendment of the Facilities, on April 30, 2009 we repaid approximately US$656 million of the Bridge Facility and the first US$53 million quarterly installment payment to the lenders that did not participate in the amendments to the Term Facility from cash on hand.

In May 2009 we applied the net proceeds from the sale of our interest in the Hemlo gold mines and the net proceeds of the initial notes, totalling approximately US$3.9 billion, to repay a portion of the amended Bridge Facility, including all amounts thereunder due October 30, 2009. As a result of the amendments to the Bridge Facility and the partial repayment, the remaining principal amount outstanding under the amended Bridge Facility of US$603 million is due October 30, 2011. Lenders holding 85.4% of the Term Facility have agreed to reschedule the amortization schedule under the original Term Facility as it applies to them. As a result, semiannual amortization payments of US$427 million will be due at the end of April and October of 2010 and 2011 and quarterly payments of US$427 million will be due at the end of each calendar quarter in 2012. Lenders under the Term Facility who did not agree to reschedule their amortization payments will collectively receive 11 equal quarterly payments of approximately US$53 million beginning April 30, 2009. As a result of the amendments to the Facilities and the partial prepayment of the amended Bridge Facility, the mandatory payments previously due by October 30, 2009 under the Facilities have been reduced from US$5.6 billion to approximately US$106 million. The table below summarizes the mandatory payments on the Facilities before and after the amendments, and also reflects payments made in respect of the Facilities on April 30, 2009 and the partial repayments of the amended Bridge Facility in May 2009.

(US$ in billions)	2009	2010	2011	2012	Total
Pre-amendment mandatory payments	$6.274	$1.455	$1.454	$—	$9.183
Payments made on April 30, 2009	(0.709)	—	—	—	(0.709)
Payments made in May 2009	(3.924)	—	—	—	(3.924)
Increase (decrease) in remaining payments	(1.535)	(0.389)	0.216	1.708	—

Amended mandatory payments	$0.106	$1.066	$1.670	$1.708	$4.550

The amendments to the Bridge Facility initially increased the interest rate payable thereunder from LIBOR plus 2.50% to LIBOR plus 3.50%, with a further increase of 0.50% every six months thereafter. Duration fees on the outstanding balance of the loan will be payable every six months at the rate of 2.50%. The interest rate in respect of the amended portion of the Term Facility will initially increase from LIBOR plus 2.50% to LIBOR plus 3.50% through 2011, and then increase to LIBOR plus 5% in January 2012. We paid extension fees of approximately US$96 million in connection with the amended Facilities, a portion of which may be refundable if the Bridge Facility balance is reduced beyond certain specified thresholds within specific time periods in 2009.

Our obligations under the amended Facilities have been or will be guaranteed by Teck Metals, Teck Coal, and our material wholly-owned subsidiaries and have been or will be secured by a first-priority security interest in all of our material properties and those of each guarantor, subject to obtaining required consents, as applicable, with provision for the release of the security interest in connection with permitted asset sales. The security will fall away upon full repayment of the amended Bridge Facility and our receiving investment grade credit ratings with stable outlooks from both Moody’s and S&P. Our existing bonds and other credit facilities will be secured pari passu for so long as the security is in place.

The amended Bridge Facility is required to be prepaid in an amount equal to 100% of the net proceeds from asset sales or the incurrence or issuance of new debt or equity (subject to exceptions set out in the amended Bridge Facility), as well as 100% of the net proceeds received from tax refunds associated with the Fording Acquisition. Any excess cash flow must also be applied to the amended Bridge Facility balance, subject to a minimum cash balance of $500 million, deductions for committed capital expenditures and funds placed in escrow, if any, to meet amended Term Facility amortization payments scheduled in the next six months. Once all amounts outstanding under the amended Bridge Facility have been paid in full, the amended Term Facility will also be subject to prepayment requirements in respect of asset sales proceeds, new debt or equity and a cash sweep, with the prepayment percentage varying subject to our then leverage ratio. As a consequence of the amendments, until the amended Bridge Facility is repaid in full, a specified majority of amended Bridge Facility lender affiliates are entitled to issue a securities demand to us, requiring us to issue debt securities to refinance the amended Bridge Facility, on terms and in amounts required by such lender affiliates, subject to certain conditions and limitations.

The amended Facilities contain covenants in addition to those contained in the original Bridge Facility and Term Facility, including restrictions on new indebtedness, new liens, acquisitions and dispositions, capital expenditures and distributions. The previous debt to total capitalization covenant in our credit agreements was replaced in the amended Facilities with a minimum interest coverage covenant and a maximum leverage covenant. These financial covenants require that we maintain (i) minimum interest coverage of not less than 3.5 to 1 for the 12 months ended June 30, 2009, 2.5 to 1 for the 12 month period ended September 30, 2009, and 2 to 1 thereafter; and (ii) a leverage ratio of not more than 4.75 to 1 for the 12 months ended June 30, 2009, 5.25 to 1 for the 12 month periods ended from September 30, 2009 to December 31, 2011, and 5 to 1, declining to 4.5 to 1 for the 12-month periods ending during each calendar quarter in 2012. Both of these tests will be calculated on a rolling four quarter basis.

Our other existing bilateral and revolving credit facilities have been amended, effective May 15, 2009, to conform their covenants and events of default to the provisions of the amended Term Facility. The obligations under our existing bilateral and revolving credit facilities are also secured rateably with the amended Term Facility and the amended Bridge Facility for so long as the security thereunder is in place.

On June 17, 2009 we announced that we entered into a non-binding memorandum of understanding with BC Hydro regarding the proposed sale of a one-third interest in the Waneta Dam in southeastern British Columbia for $825 million. We intend to apply the net proceeds of the transaction to reduce indebtedness. Completion of the transaction is subject to the completion of due diligence and the definitive documentation, and to receipt of certain third party consents and necessary regulatory approvals.

Product summary

Copper

We produce both copper concentrates and cathode copper. Our principal market for copper concentrates is Asia, with lesser amounts sold in Europe and North America. Copper concentrates produced at Highland Valley Copper are distributed to customers in Asia by rail to a storage facility in Vancouver, British Columbia, and from there by ship. Copper concentrates produced at Antamina are transported by a slurry pipeline to a port at Huarmey, Peru and from there by ship to customers in Europe, Asia and North America. Copper cathode from our Quebrada Blanca and Andacollo mines is trucked from the mines and sold in the spot market.

The copper business is cyclical. Treatment charges rise and fall depending upon the supply of copper concentrates in the market and the demand for custom copper concentrates by the copper smelting and refining industry. Prices for copper cathode also rise and fall as a result of changes in demand for, and supply of, refined copper metal.

Zinc

Our principal markets for zinc concentrates are Asia and Europe. Approximately 25% of Red Dog’s concentrate production is sold to our metallurgical operations at Trail, British Columbia. The balance of Red Dog’s production is distributed to customers in Europe and Asia by ship.

Our principal markets for refined zinc are the United States and Asia. Refined zinc produced at Trail is distributed to customers in the United States by rail and/or truck and to customers in Asia by ship.

All of our revenues from sales of refined zinc and zinc concentrates (other than zinc concentrates produced at our mines and treated at Trail) are derived from sales to third parties. We strive to differentiate our products by producing the alloys, sizes and shapes best suited to our major customers’ needs.

Trail’s supply of zinc and lead concentrates other than those sourced from our own mines is provided through long-term and spot contracts with mine producers in North America, South America and Australia.

We have substantial long-term frame contracts for the sale of zinc concentrates from the Red Dog mine to customers in Asia and Europe. A portion of Red Dog concentrates are processed at Trail.

Treatment and refining charges rise and fall depending upon the supply of zinc concentrates in the market and the demand for custom zinc concentrates by the zinc smelting and refining industry.

Refined zinc is used primarily for galvanizing steel, and prices and premiums are highly dependent on the demand for steel products.

Metallurgical coal

Our principal markets for metallurgical coal are the hard coking coal markets in Asia and Europe. Teck Coal is the second largest supplier of seaborne hard coking coal in the world. Hard coking coal is a type of metallurgical coking coal used primarily for making coke by integrated steel mills, which account for substantially all global production of primary (i.e. non-recycled) steel.

Processed coal is primarily shipped by rail to the Westshore and Neptune Terminals in the lower mainland of British Columbia and from there by ship to customers, or directly by rail to North American customers or by rail and ship through Thunder Bay Terminals in Thunder Bay, Ontario. Rail service to the five Elk Valley mines is provided by Canadian Pacific Railway Limited (“CPR”), and Canadian National Railway provides rail service to the Cardinal River mine in central Alberta.

Substantially all of Teck Coal’s production is sold under evergreen or long-term agreements with coal prices and volumes that are negotiated annually. In response to decreased realized sales in the metallurgical coal markets resulting from the 2008 global financial crisis Teck Coal has made increased spot sales of thermal coal in the fourth quarter of 2008 and the first quarter of 2009.

Teck Coal competes primarily with producers in Australia and the United States. The supply of coal in global markets and the demand for hard coking coal among world steel producers has historically provided for a competitive seaborne market. Coal pricing is generally established in U.S. dollars and the competitive positioning among producers can be significantly affected by exchange rates. The competitive position of Teck Coal continues to be determined primarily by the quality of its various coal products and its reputation as a reliable supplier, as well as by its production and transportation costs compared to other producers throughout the world.

The seaborne hard coking coal markets are cyclical in nature. Over-supply in the years 1997 – 2000 and the economic downturn in a number of Asian countries caused prices to drop by more than 30%. Demand strengthened in 2003 and prices strengthened significantly through 2004 and 2005. In 2006 and 2007 hard coking coal prices moderated slightly from record levels in 2005, in part due to substitution by consumers of lower quality coking coals for hard coking coal.

Coal contracts for the 2008 contract year saw U.S. dollar coal prices increase significantly in comparison to 2007 due to strengthened demand for global steel production coupled with constrained coal exporting capacity and severe January 2008 flooding in the Australian coking coal production region. While coal contracts for the 2009 contract year have not been finalized, current market sentiment and decreasing global demand for steel suggest that 2009 U.S. dollar coal prices will decrease significantly in comparison to 2008. Teck Coal expects to reduce 2009 production to approximately 20 million tonnes of metallurgical coal.

Individual operations

Copper operations

Antamina mine, Peru (Copper, Zinc)

We own indirectly 22.5% of the Antamina copper-zinc mine in Peru, with the balance held indirectly by BHP Billiton (33.75%), Xstrata plc (33.75%) and Mitsubishi Corporation (10%). The participants’ interests are represented by shares of Compañía Minera Antamina S.A. (“CMA”), the Peruvian company that owns and operates the project. Our interest is subject to a net profits royalty of 1.667% on the project’s free cash flow after recovery of capital costs and an interest factor on 60% of project expenditures.

The Antamina mine is a modern mining facility constructed during 2000 and 2001 at a cost of US$2.2 billion. Since commissioning of the mine in mid-2001, capital expenditures have consisted mainly of sustaining capital expenditures. Our book value for our 22.5% interest in the Antamina’s property, plant and equipment was $458 million at December 31, 2008.

The Antamina project property consists of numerous mining concessions and mining claims (including surface rights) covering an area of approximately 14,000 hectares. CMA also owns a port facility located at Huarmey and an electrical substation located at Huallanca. In addition, CMA holds title to all easements and rights of way for the 302 kilometre concentrate pipeline from the mine to CMA’s port at Huarmey.

The deposit is located at an average elevation of 4,200 metres, 385 kilometres by road and 270 kilometres by air north of Lima, Peru. Antamina lies on the eastern side of the Western Cordillera in the upper part of the Rio Marañon basin, a tributary of the Amazon River.

The mine is an open pit, truck/shovel operation. The ore is crushed at the rim of the pit and conveyed through a 2.7 kilometre tunnel to a coarse ore stockpile at the mill. It is then processed utilizing a SAG mill, followed by ball mill grinding and flotation to produce separate copper, zinc, molybdenum and lead/bismuth concentrates. A 302 kilometre-long slurry concentrate pipeline, approximately 22 centimetres in diameter, with a single pump station at the minesite transports copper and zinc concentrates to the port where they are dewatered and stored prior to loading onto vessels for shipment to refineries and smelters world-wide.

Power for the mine is taken from the Peru national energy grid through an electrical substation constructed at Huallanca. Water requirements are sourced from a dam-created reservoir upstream from the tailings impoundment facility. The tailings impoundment facility is located next to the mill and waste dumps are located adjacent to the pit. Fresh water from mill operations is collected and contained in the tailings impoundment area. Mill process water is reclaimed from the tailings pond. The operation is subject to water and air permits issued by the Government of Peru and is in material compliance with those permits. The operation holds all of the permits that are material to its operations.

The Antamina polymetallic deposit is skarn-hosted. It is unusual in its persistent mineralization and predictable zonation, and has a SW-SE strike length of more than 2,500 metres and a width of up to 1,000 metres. The deposit is located mainly between elevation 4,350 and 3,790 metres, but outcrops up to elevation 4,650 metres. The deepest drill hole, which terminated at 3,632 metres elevation, was still in mineralized skarn. The skarn is well zoned symmetrically on either side of the central intrusion with the zoning used as the basis for four major subdivisions being a brown garnet skarn, green garnet skarn, wollastonite/diopside/green garnet skarn and a marbleized limestone with veins or mantos of wollastonite. Other types of skarn, including the massive sulphides, massive magnetite, and chlorite skarn, represent the remainder of the skarn and are randomly distributed throughout the deposit. The variability of ore types can result in significant changes in the relative proportions of copper and zinc produced in any given year.

Proven and probable reserves are sufficient for a remaining mine life at current production rates of approximately 22 years. In August 2008, Antamina announced a revised resource estimate, which represented a significant increase in resources.

Antamina has entered into long-term copper and zinc concentrate agreements with major smelting companies and refineries which in aggregate account for over 85% of the mine’s production of copper and zinc concentrates. The price of copper and zinc concentrate under these long-term sales agreements is based on LME prices during quotational periods determined with reference to the time of delivery, with treatment and refining charges negotiated with reference to current world market terms. The remaining copper and zinc concentrate is sold to affiliates of the Antamina project sponsors. Molybdenum concentrates are sold to third party refiners on market terms.

Highland Valley mine, Canada (Copper)

We have an aggregate 97.5% partnership interest in the Highland Valley copper mine located near Kamloops, British Columbia. The remaining 2.5% is held indirectly by third parties through their interests in Highmont Mining Company. Highland Valley is also a significant producer of molybdenum.

Our current interest is held through an 11.4% direct interest in the Teck Highland Valley Copper Partnership (“HVC”) and a 50.001% interest in Highmont Mining Company, which holds a 5% interest in HVC. Our remaining 83.6% interest is held directly and indirectly through Teck Metals. The property comprising the Highland Valley copper mine consists of mineral leases, mineral claims and crown grants which will be kept in good standing beyond the shutdown of operations. The mine covers a surface area of approximately 34,000 hectares and HVC holds the surface rights to that area pursuant to various leases, claims and licenses.

HVC was formed in 1986 with the combined mining assets of Lornex Mining Corporation and Cominco. The assets of Lornex and Cominco were initially constructed in the early 1970’s and early 1980’s, respectively. Since the formation of the Partnership, Highland Valley has completed a number of modernization projects with the current mobile equipment being a modern and efficient fleet. The mill facilities are approximately 30 years old. Our book value of Highland Valley Copper’s property, plant and equipment was $561 million at December 31, 2008.

The Highland Valley mine is located adjacent to a highway connecting Merritt, Logan Lake, and Ashcroft, British Columbia. The mine is approximately 80 kilometres southwest of Kamloops, and approximately 200 kilometres northeast of Vancouver. The mine operates throughout the year. Power is supplied by B.C. Hydro through a 138kv line which terminates at the Trans Canada Highway west of Spuzzum in the Thompson Valley. Mine personnel live in nearby areas, primarily Logan Lake, Kamloops, Ashcroft, Cache Creek, and Merritt.

The mine is an open pit operation. The mill, which uses semi-autogenous grinding and conventional flotation to produce metal in concentrate from the ore, has the capacity to process between 120,000 and 136,000 tonnes of ore per day, with the throughput rate dependent on ore characteristics. Based on the current life-of-mine plan, Highland Valley is expected to operate until 2019. Water from mill operations is collected and contained in a tailings impoundment area. Mill process water is reclaimed from the tailings pond. The operation is subject to water and air permits issued by the Province of British Columbia and is in material compliance with those permits. The operation holds all of the permits that are material to its operations.

Ore is mined from two main sources, the Lornex and Valley pits, as well as from the Highmont pit. These are located in the Guichon Batholith which hosts all of the orebodies located in the area. The Lornex ore body occurs in Skeena Quartz Diorite host rock, intruded by younger pre-mineral Quartz Porphyry and Aplite Dykes. The Skeena Quartz Diorite is an intermediate phase of the Guichon Batholith and is generally a medium to coarse grained equigranular rock distinguished by interstitial quartz and moderate ferromagnesian minerals. The sulphide ore is primarily fracture fillings of chalcopyrite, bornite and molybdenite with minor pyrite, magnetite, sphalerite and galena.

The host rocks of the Valley deposit are mainly porphyritic quartz monzonites and granodiorites of the Bethsaida phase of the Batholith. These rocks are medium to coarse-grained with large phenocrysts of quartz and biotite. The rocks of the deposit were subjected to hydrothermal alteration followed by extensive quartz veining, quartz-sericite veining, and silicification. Bornite, chalcopyrite and molybdenum were introduced with the quartz and quartz-sericite veins and typically fill angular openings in them. Accessory minerals consist of hornblende, magnetite, hematite, sphene, apatite and zircon. Pre-mineral porphyry and aplite dykes intrude the host rocks of the deposit.

Concentrates are transported by rail to customers in North America and to a port in Vancouver for export overseas, with the majority being sold under long-term sales contracts to smelters in several countries. Treatment and refining charges under long term contracts are negotiated annually on a “brick” system, under which annual negotiated treatment charges are averaged with prior years’ terms. The balance is sold on the spot market.

On June 24, 2009 we announced that, based on preliminary assessments, measures to address recently identified geotechnical issues were expected to reduce Highland Valley Copper production in 2009 and 2010. Third party geotechnical consultants have been engaged to further assess the extent of the issues, and that work is expected to be completed by the end of the fourth quarter of 2009. See “Management’s discussion and analysis of financial position and operating results-Highland Valley Copper mine.”

Quebrada Blanca mine, Chile (Copper)

The Quebrada Blanca property is owned by a Chilean private company, Compania Minera Quebrada Blanca S.A. (“CMQB”). We own 90% of the Series A shares of CMQB. IMSA, a Chilean private company, owns 10% of the Series A shares and 100% of the Series C shares of CMQB. ENAMI, a Chilean government entity, owns 100% of the Series B shares of CMQB. When combined with the Series B and Series C shares of CMQB, our 90% holding of the Series A shares equates to a 76.5% interest in CMQB’s total share equity.

The Quebrada Blanca mine was constructed in 1994 at a total cost of US$342 million. Capital expenditures since the date of commissioning of the mine have been sustaining in nature. Our book value of Quebrada Blanca’s property, plant and equipment was $2.67 billion at December 31, 2008, which includes $2.4 billion of allocated purchase costs related to the Aur acquisition.

CMQB owns the exploitation and/or exploration rights over an area of approximately 80 square kilometres in the immediate area of the Quebrada Blanca deposit pursuant to various mining concessions and other rights. In addition, CMQB owns surface rights covering the mine site and other areas aggregating approximately 3,150 hectares as well as certain other exploration rights in the surrounding area and certain water rights.

The Quebrada Blanca mine is located in northern Chile, approximately 170 kilometres southeast of the port city of Iquique and 1,500 kilometres north of the city of Santiago, the capital of Chile. Access to the mine site is via road from Iquique.

The Quebrada Blanca mine sources approximately 90% of its power from its own oil generated power house and its remaining requirements are acquired from a national electrical company provided under contract.

Quebrada Blanca is an open pit mine that produces an average of 22,000 tonnes per day of heap leach ore and 39,000 tonnes per day of lower grade dump leach ore. Copper bearing solutions are collected from the heap and dump leach pads for processing in an SX-EW plant which produces copper cathode. The SX-EW plant has a capacity of approximately 85,000 tonnes of copper cathode per year. Copper cathode is trucked to Iquique for shipment to purchasers. Based on the current life-of-mine plan, and not accounting for the hypogene mineralization described below, Quebrada Blanca has an expected remaining mine life of approximately 8 years.

The Quebrada Blanca orebody is a porphyry copper deposit located in a 30-40 km wide belt of volcanic and sedimentary rocks which contains a number of the world’s largest copper mines including Collahuasi (10 km to the east) and Chuquicamata (190 km to the south). All of these deposits are spatially related to a major north-south fault, the West Fissure Fault, or to splays off this fault.

The Quebrada Blanca orebody occurs within a 2 km x 5 km quartz monzonite intrusive stock. Supergene enrichment processes have dissolved and redeposited primary (hypogene) chalcopyrite as a blanket of supergene copper sulphides, the most important being chalcocite and covellite, with lesser copper oxides/silicates such as chrysocolla in the oxide zone. The supergene mineralization averages 80 metres in thickness and is, for the most part, overlain by a 100 metre thick, low grade or waste leached cap and unmineralized rock and gravels. Irregular transition zones, with (locally) faulted contacts separate the higher and lower grade supergene/dump leach ores from the leached cap and hypogene zones.

Approximately 500 tonnes per month of copper cathode is sold pursuant to a frame agreement with a metals trading entity. The remaining copper cathode is sold on the spot market.

In late 2007, we completed a 200 metre spaced drill program to define the hypogene mineralization exposed in the bottom of the current open pit at Quebrada Blanca. On March 3, 2008, we announced the completion of an estimate of an inferred resource for the hypogene mineralization (see “- Mineral reserves and resources”). Copper grade continuity in the mine area has been confirmed in all holes completed to date terminate in mineralization, leaving the deposit open at depth. The lateral extent of the deposit remains undefined. Development and exploitation of the hypogene resource would require construction of a concentrator, tailings facility and associated infrastructure. Development of the hypogene deposit will require various environmental and other permits and governmental authorizations, and may require additional water rights. Engineering studies have been largely suspended at present in light of current economic conditions.

Andacollo mine, Chile (Copper)

The Andacollo property is owned by a Chilean private company, Compañía Minera Carmen de Andacollo (“CDA”). We own 100% of the Series A shares of CDA while ENAMI owns 100% of the Series B shares of CDA. Our Series A shares of CDA and the Series B shares, respectively, equate to 90% and 10% of CDA’s total share equity.

The Andacolla mine was constructed in 1992. Our book value of Andacollo’s property, plant and equipment was $1.95 billion at December 31, 2008, which includes $1.5 billion of allocated purchase costs related to the Aur Resources acquisition.

CDA owns the exploitation and/or exploration rights over an area of approximately 206 square km in the area of the Andacollo supergene and hypogene deposits pursuant to various mining concessions and other rights. In addition, CDA owns the surface rights covering the mine site and other areas aggregating approximately 21 square km as well as certain water rights. CDA has, since 1996, been conducting mining operations on the supergene deposit on the Andacollo property which overlies the hypogene deposit.

The Andacollo property is located in Coquimbo Province in central Chile. The site is adjacent to the town of Andacollo, approximately 55 km southeast of the city of La Serena and 350 km north of Santiago. Access to the Andacollo mine is by paved roads from La Serena. The mine is located near the southern limit of the Atacama Desert at an elevation of approximately 1,000 metres. The climate around Andacollo is transitional between the desert climate of northern Chile and the Mediterranean climate of the Santiago area.

The Andacollo mine is an open pit mine producing approximately 10,500 tonnes of ore per day. Ore is transported to heap leach pads with a certain amount of lower grade ore being processed through dump leaching. Copper bearing solutions are processed in an SX-EW plant to produce LME grade A copper cathode.

The Andacollo mine sources 100% of its power provided under contract from a national power company.

The Andacollo orebody is a porphyry copper deposit consisting of disseminated and fracture-controlled copper mineralization contained within a gently dipping sequence of andesitic to trachytic volcanic rocks and sub-volcanic intrusions. The mineralization is spatially related to a feldspar porphyry intrusion and a series of deeply rooted fault structures. A primary copper-gold sulphide deposit (the “Hypogene Deposit”) containing principally disseminated and quartz vein-hosted chalcopyrite mineralization lies beneath the supergene deposit. The Hypogene Deposit was subjected to surface weathering processes resulting in the formation of a barren leached zone from 10 to 60 metres thick. The original copper sulphides leached from this zone were re-deposited below the barren leached zone as a copper-rich zone comprised of copper silicates (chrysocolla) and supergene copper sulphides (chalcocite with lesser covellite).

Approximately 1,200 tonnes per month of copper cathode produced by Andacollo in 2007 has been sold to a metal trading entity pursuant to a frame contract. The remaining Andacollo copper cathode production is sold in the spot market.

Andacollo is currently mining supergene mineralization. A hypogene deposit beneath the supergene deposit is being developed, with mill commissioning scheduled for late 2009, allowing for an expected additional 21 year mine life. The current capital cost estimate for the project, consisting primarily of a concentrator and tailings facility, is approximately US$425 million based on an exchange rate of US$1.00 = 535 Chilean pesos, of which US$281 million was spent as of March 31, 2009. Over the first 10 years of the project, production is expected to be 76,000 tonnes of copper and 53,000 ounces of gold in concentrate annually. Cathode copper production from the supergene deposit is scheduled to cease in 2011.

Duck Pond mine, Canada (Copper, Zinc)

We hold a 100% interest in the Duck Pond copper-zinc property located in central Newfoundland. We are required to pay a former owner of the property a 2% net smelter returns royalty on production from the property. The Duck Pond mine achieved commercial production on April 1, 2007.

The Duck Pond property is located in central Newfoundland, approximately 100 km southwest of the city of Grand Falls-Windsor. The property covers 12,847 hectares and is held under various mining and surface leases, mineral licenses and contractual mining rights. The access road to the Duck Pond mine is a shared all weather gravel access road. The road is approximately 40 kilometres from local public paved highway.

The Duck Pond mine was constructed in 2006 at a total cost of approximately $125 million. Commercial production began in April 2007. Our book value of Duck Pond’s property, plant and equipment was $117 million at December 31, 2008.

The Duck Pond deposit is a relatively flat-lying Cambrian-age, volcanogenic massive sulphide (VMS) lens enriched in copper and zinc with lesser lead, silver and gold.

The Duck Pond deposit is to be mined through combination of open pit and underground mining methods. Production is expected to average 37 million pounds of copper and 51 million pounds of zinc annually until the end of 2013, based on existing reserves. Conventional flotation produces copper and zinc concentrates that are trucked to the port of St. Georges on the west coast of Newfoundland.

Duck Pond sources all of its power from the provincial power grid authority.

Copper and zinc concentrates produced at the Duck Pond mine are sold under concentrate sales agreements to smelters in North America and overseas.

Copper projects

In August 2008 we acquired a 100 percent interest in the Relincho copper project, located in central Chile, through our acquisition of Global by way of a plan of arrangement. A total of 49,100 metres of in-fill drilling was completed on the property in 2008. In the third quarter, a scoping study was initiated to investigate various development alternatives, to identify potential power and water sources, and to consider access and concentrate transport aspects. The scoping study is expected to be completed at the end of the third quarter of 2009.

Galore Creek, Canada

We have a 50% interest in a partnership formed in 2007 to develop the Galore Creek copper project in northwestern British Columbia. NovaGold holds the other 50% of the partnership.

Galore Creek is a major copper/gold resource. Construction activities on the project were suspended in the fourth quarter of 2007 as a result of our review of the first season of construction and a more extensive and detailed engineering study that anticipated substantially higher capital costs and a longer construction schedule for the project than previously anticipated. In February 2009, we amended certain provisions of the partnership agreement relating to the Galore Creek project. Under the amended agreement, our remaining committed funding on Galore Creek has been reduced to approximately $36 million, which must be contributed by December 31, 2012. While we are making these committed contributions, which will represent 100% of project funding, we will have a casting vote on the Galore Creek management committee with respect to the timing and nature of expenses to be funded. The new funding arrangements replace the arrangements agreed by us and NovaGold in November 2007, pursuant to which we had committed to spend an additional $72 million on studies to reassess the Galore Creek project, of which $15.8 million had been spent to December 31, 2008, in addition to our share of other project costs.

San Nicolas project, Mexico (Copper, Zinc)

The San Nicolas property, which is located in Zacatecas State, Mexico, is a major massive sulphide deposit containing copper, zinc, gold and silver. The property is held by Minas de San Nicolas S.A. de C.V., which is owned 40% directly by us and 60% by Minera Tama S.A. de C.V. (“Tama”). Tama in turn is owned 65% by us and 35% by Western Copper Holdings Ltd. (now a subsidiary of Goldcorp Inc.) resulting in our holding a net 79% interest in the property. Our interest may vary depending on certain financing elections the parties may make under the agreements governing the project. The project is being held on a care and maintenance basis.

Zinc

Mining operations

Red Dog mine, United States (Zinc, Lead)

The Red Dog zinc-lead mine, concentrator and shipping facility in the Northwest Arctic Borough near Kotzebue, Alaska, commenced production in December 1989 and began shipping concentrates in July 1990. The Red Dog mine is 100% owned and operated by Teck Alaska Incorporated, subject to a royalty as described below. There is no direct road access to the Red Dog mine. Access to the mine is either by air or by sea to our port site, with access to the mine site by an all weather gravel road. Mine personal and staff access the mine by chartered aircraft on a regular scheduled basis. Limited operating supplies can be provided to the mine by aircraft. The port is accessible approximately 100 days of the year between July and October because of sea ice conditions.

The Red Dog mine was constructed in 1989. The mine expanded and completed a production rate increase during 1998 and 2000. Annual capital expenditures have been sustaining in nature. Our book value of Red Dog’s property, plant and equipment was $869 million at December 31, 2008.

The mining method employed is conventional drill and blast open pit mining. Reserves in the vicinity of the processing facilities are expected to be sufficient for a mine life of 20 years. The mineral processing facilities employ conventional grinding and sulphide flotation methods to produce zinc and lead concentrates.

The Red Dog mine sources 100% of its power from its own diesel generated power house. Diesel fuel is delivered to the port site during the shipping season in July through October when the port is accessible.

The mine and concentrator properties are leased from, and are being developed under the terms of a development and operating agreement with NANA, an Alaskan native development corporation. Since the third quarter of 2007, we pay NANA a percentage of the net proceeds of production from the mine, starting at 25% and increasing to 50% by successive increments of 5% at five-year intervals. In addition to the royalties payable to NANA, the operation is subject to state and federal income taxes.

All contaminated water from the mine area and waste dumps is collected and contained in a tailings impoundment and seasonally discharged through a water treatment plant. Mill process water is reclaimed from the tailings pond. The mine and an associated port facility operate under effluent permits issued by the EPA and air permits issued by the State of Alaska. In 2007, the EPA withdrew the mine’s recently renewed water discharge permit for procedural reasons. The previous permit has been extended pending the issuance of a new permit to be issued in connection with the permitting of the Aqqaluk deposit, the next orebody to be developed. The existing permit contains end-of-pipe limitations on total dissolved solids that the mine cannot meet on a sustained basis. The mine is operating under a consent decree and is in material compliance with the consent decree and with State water quality limits. Otherwise, the operation is in material compliance with all of its permits and related regulatory instruments and has obtained all of the permits that are material to its current operations.

At current production rates, the main pit is expected to be exhausted by the end of the first quarter of 2011. Taking into account the need to prepare and pre-strip the Aqqaluk deposit, we estimate that we will need to access the new deposit by the first quarter of 2010. The approval process for the SEIS for Aqqaluk and the time-table for the issuance of the renewal of the water discharge permit and other required permits remain largely on schedule. We expect that the permit will be issued in mid-2009. However, there is a substantial risk that the issuance of the permit will be appealed leading to a further delay of 18 months to two years. In that event, production at Red Dog could be limited or curtailed until the appeal is resolved.

Red Dog is comprised of a number of sedimentary hosted exhalative (“SEDEX”) lead-zinc sulphide deposits hosted in Mississippian-age to Pennsylvanian-age sedimentary rocks. The orebodies are lens shaped and occur within structurally controlled (thrust faults) plates, are relatively flat-lying and are hosted by marine clastic rocks (shales, siltstones, turbidites) and lesser chert and carbonate rocks. Barite rock is common in and above the sulphide units. Silicification is the dominant alteration type.

The sulphide mineralization consists of semi-massive to massive sphalerite, pyrite, marcasite and galena. Common textures within the sulphide zone include massive, fragmental, veined and, rarely, sedimentary layering.

Approximately 25% of the zinc concentrate produced at Red Dog is shipped to our metallurgical facilities at Trail, British Columbia and the balance to customers in Asia and Europe. The lead concentrate production is also shipped to Trail and to customers in Asia and Europe. The majority of concentrate sales are pursuant to long-term contracts at market prices subject to annually negotiated treatment charges. The balance is sold on the spot market at prices based on prevailing market quotations. The shipping season at Red Dog is restricted to approximately 100 days per year because of sea ice conditions and Red Dog’s sales are seasonal with the majority of sales in the last five months of each year. Concentrate is stockpiled at the port facility and is typically shipped between July and October.

Pend Oreille mine, United States (Zinc, Lead)

We own 100% of the Pend Oreille mine, near Metaline Falls, Washington, which began commercial production in early 2004. All of the concentrate from Pend Oreille is trucked to our Trail metallurgical operations for processing. Access to the Pend Oreille mine is from a paved state highway.

Pend Oreille holds all permits necessary for its operation and is in material compliance with these permits.

The Pend Oreille mine is a carbonate hosted zinc-lead ore body situated within the Metaline Formation in the southern portion of the Kootenay arc, an arcuate, narrow belt of sedimentary, volcanic and metamorphic rocks separating Precambrian metasediments to the east and Mesozoic volcanic and sedimentary units to the west. Metaline carbonates host the known zinc-lead deposits within the district.

Mineralization at the Pend Oreille mine is located within the Yellowhead horizon of the Metaline Formation, an intensely altered stratabound dolomitic solution breccia, which has been invaded and replaced by fine-grained pyrite with lesser zinc and lead sulphides. The sulphide zone has relatively simple mineralogy. Sphalerite and galena are the two ore minerals of interest. Gangue minerals include pyrite, dolomite and calcite.

The Pend Oreille mine is an underground mine. The mineral processing facilities employ conventional grinding and sulphide flotation methods to produce high quality zinc and lead concentrates. Annual mill throughput in 2007 was 638,000 tonnes of ore, producing 49,000 tonnes of zinc in concentrate and 8,300 tonnes of lead in concentrate. In February 2009, we temporarily suspended operations and put the mine on care and maintenance as a result of low zinc prices. See “—Mineral reserves and resources.”

Pillara mine, Lennard Shelf, Australia (Zinc)

We own a 50% share interest in Lennard Shelf Pty Ltd., which owns the Pillara underground mine in the Kimberly region of Western Australia, 2,600 kilometres northeast of Perth and 400 kilometres east of Broome along the Great Northern Highway. In August 2008, mining operations were suspended and reclamation is currently underway.

Refining and smelting

Trail metallurgical operations, Canada

Teck Metals owns and operates the integrated smelting and refining complex at Trail, British Columbia. The complex’s major products are refined zinc and lead. It also produces silver and gold, germanium dioxide, indium, cadmium and copper compounds as metal co-products, along with a variety of sulphur products and ammonium sulphate fertilizers. Access to the operation is by public highway.

The Trail metallurgical operations were initially constructed in the early 1900’s. Trail has undergone a number of modernization programs with the most recent in 1977, the early eighties, and the installation of the new Kivcet lead smelter in 1998. Our book value of Trail’s property, plant and equipment was $1.1 billion at December 31, 2008.

Trail’s zinc operations consist of six major metallurgical plants, one fertilizer plant and two specialty metal plants. The facility has an annual capacity of approximately 295,000 tonnes of refined zinc. Zinc concentrates are initially treated in roasters or pressure leach facilities. The zinc and other elements are put into solution before the zinc is purified and electroplated onto cathodes in an electrolytic refining plant. Refined zinc is produced by remelting the zinc cathodes and then casting the zinc into various shapes, grades and alloys to meet customer requirements. A range of valuable metals, including indium and germanium, are extracted as co-products. Lead concentrates, recycled batteries, residues from the zinc circuits and various other lead- and silver-bearing materials are treated in the KIVCET flash furnace and electro-refined into lead in the refinery. Silver and gold are also recovered from this circuit after further processing. In 2007, the facility started to recycle electronic waste and processed 8,275 tonnes of such material in 2008.

Metallurgical effluent and drainage water from the smelter site that requires treatment is collected in ponds and treated through a water treatment plant. The smelter operates under a variety of permits, including effluent and air emission permits issued by the British Columbia Ministry of Environment. The operation is in material compliance with all of its environmental permits and has obtained all of the permits that are material to its operations.

On March 12, 2009, Teck Metals was charged by the British Columbia Ministry of the Environment with five counts of contravening the Environment Management Act and one count of contravening the Fisheries Act, arising out of a spill of lead electrolyte at the Trail Smelter on May 28, 2008. The proceeding, scheduled to commence on May 14, 2009 in the Provincial Court of British Columbia, may result in the imposition of a fine. We do not expect the spill to require any cleanup. Based upon Teck Metals’ investigation to date, we do not expect any fines or other obligations arising out of the spill to be material to operations or results.

Teck Metals also owns the Waneta hydroelectric power plant near Trail. It has an installed capacity of approximately 490 megawatts and an annual average output of approximately 2,700 gigawatt hours of energy. This plant, pursuant to agreements with B.C. Hydro and Fortis Inc., provides electric power to the Trail metallurgical operation. The operation of Waneta and other hydroelectric plants in the watershed is governed by the Canal Plant Agreement (“CPA”), a contractual arrangement with B.C. Hydro and other related parties under which we receive approximately 2,700 gigawatt hours per year of energy even during low water years. The term of the CPA extends until 2035. Our CPA entitlement may be reduced by approximately 150 gigawatt hours per year to the extent that Waneta Expansion Power Corporation proceeds with an expansion of the facility in accordance with expansion rights sold to the provincial government in 1994.

We also own a 15 kilometre transmission line from Waneta to the United States power distribution system. Power that is surplus to our needs at Trail Metallurgical Operations is sold at prevailing market rates in Canada and the United States.

On June 17, 2009 we announced that we entered into a non-binding memorandum of understanding with BC Hydro regarding the proposed sale of a one-third interest in the Waneta Dam in southeastern British Columbia for $825 million. We intend to apply the net proceeds of the transaction to reduce indebtedness. Completion of the transaction is subject to the completion of due diligence and the definitive documentation, and to receipt of certain third party consents and necessary regulatory approvals.

Coal

Teck Coal Partnership, Canada

Teck Coal has six operating mines. It wholly owns Fording River, Coal Mountain, Line Creek and Cardinal River, has a 95% partnership interest in the Elkview mine, and has an 80% joint venture interest in the Greenhills mine. The Cardinal River mine is located in west central Alberta. The other five mines are located in close proximity to each other in the Elk Valley region of southeast British Columbia. All of Teck Coal’s mines are open pit operations and are designed to operate on a continuous basis, 24 hours per day, 365 days per year. Operating schedules can be varied depending on market conditions and are subject to shutdowns for maintenance activities. All of the mines are accessed by two lane all-weather roads which connect to public highways and source their power from provincial power grids. All the mines operate under permits granted by Provincial and Federal regulatory authorities. Provincial remediation reclamation permits are placed to permit all facets of the mining process. From time to time each of the mines may require additional permits in respect of the location of additional dumps and tailings impoundment areas that will be required as mining operations proceed. All permits necessary for the current operations of the mines are in hand and in good standing.

The following chart lists significant coal rights held by Teck Coal as at December 31, 2008:

Mineral Holdings (thousand hectares, rounded)	Fee simple	Crown lease and license	Total
Coal:
British Columbia	39	68	107
Alberta	1	39	40

All Mines and Minerals except:
Petroleum & Natural Gas British Columbia	6	—	6

Total	46	107	153

In British Columbia, coal licenses are issued for one-year terms and have an initial cost of $7 per hectare, increasing by $5 per hectare every five years to a maximum of $30 per hectare. Teck Coal currently pays license fees ranging from $7 to $30 per hectare. Coal leases are granted for periods of 30 years and have an annual cost of $10 per hectare. In Alberta, Crown leases are granted by the provincial government and are generally issued for 15 years. Annual lease rentals are approximately $3.50 per hectare. In the past, renewals of these licenses and leases have generally been granted although there can be no assurance that this will continue in the future.

Five of Teck Coal’s six coal mines operate in British Columbia and are therefore subject to mineral taxes. British Columbia mineral tax is a two-tier tax with a minimum rate of 2% and a maximum rate of 13%. A minimum tax of 2% applies to operating cash flows, as defined by the regulations. A maximum tax rate of 13% applies to cash flows after taking available deductions for capital expenditures and other permitted deductions. Alberta Crown royalties are assessed on a similar basis, at rates of 1% and 3%, and apply to the Cardinal River mine.

Teck Coal’s mines employ conventional open pit mining techniques and coal preparation plants. Following mining, the coal is washed using a variety of conventional techniques and conveyed to coal or gas fired dryers for drying. Processed coal is conveyed to clean coal silos or other storage facilities for storage and load-out to railcars.

Coal transportation and sales

Teck Coal typically transports approximately 90% of its coal shipments from the Teck Coal mines to west-coast ports in British Columbia pursuant to long-term rail contracts. Rail service to the five mines located in the Elk Valley to the port facilities is provided by CPR. The agreement with CPR expired March 31, 2009, and CPR continues to provide service while Teck Coal and CPR are in negotiations to establish rates and conditions of service for westbound shipments. If negotiations are not successful, Teck Coal has recourse to final offer arbitration under the Canada Transportation Act which would establish those rates and conditions for a maximum period of 12 months. Rail service to the Cardinal River mine is provided by Canadian National Railway Company under a tariff which expires in January 2010.

Westshore Terminals Ltd. provides ship-loading services at Roberts Bank for approximately 75% of Teck Coal’s metallurgical coal pursuant to long-term contracts. The contract in respect of the Elkview mine expires in March 2010, and the contract in respect of Fording River, Greenhills, Line Creek and Coal Mountain expires in February 2012. Neptune Terminals, in which Teck Coal has a 46% ownership interest, provides ship-loading services for the balance of Teck Coal’s metallurgical coal loaded at the west coast. Approximately 10% of Teck Coal’s metallurgical coal products are shipped from the mine sites to eastern North American customers either directly by rail or by rail and ship via Thunder Bay Terminals in Thunder Bay, Ontario.

Coal is sold principally under evergreen contracts at annually negotiated prices to approximately 45 customers around the world. Coal is generally priced, particularly in Asia and Europe, on an annual basis for the 12-month period beginning April 1 in each year, referred to as a “coal year”.

Elkview mine, Canada

Teck Coal has a 95% partnership interest in the Elkview mine. The remaining 5% is held equally by Nippon Steel Corporation and POSCO, a Korean steel producer, each of which acquired a 2.5% interest in 2005 for US$25 million. The Elkview mine is an open pit coal mine located in the Elk Valley in southeastern British Columbia. The mine has a current production capacity of approximately 5.6 million tonnes of clean coal. Capacity may be restricted for reasons including availability of truck tires and actual production will depend on sales volumes. At 2008 production rates, the Elkview mine is estimated to have a remaining reserve life of approximately 50 years.

The mine is a conventional open pit operation comprised of 27,054 hectares of coal lands of which 3,599 hectares have been mined or are scheduled for mining. The mine proper and the associated fee simple lands at Elkview cover a portion of the Crowsnest coal field that runs from just north of the Elkview property to 20 kilometres south of the City of Fernie, British Columbia. The mineral reserves associated with the Elkview mine lie in the Mist Mountain formation of the Crowsnest coal field with the mine exploiting 16 coal seams in the area of Baldy and Natal Ridge, just outside the Town of Sparwood, British Columbia, bounded by Michel Creek to the south and the Elk River to the west.

Annual in-fill drilling programs are conducted to confirm and update the geological model used to develop the yearly mine plans.

The coal produced is a high-quality mid-volatile hard coking coal. Lesser quantities of lower grade hard coking coal are also produced. The Elkview mine uses conventional open pit truck/ shovel mining methods. The preparation plant, which has a capacity of 6.5 million tonnes per year of clean coal, is a conventional coal washing plant, using standard technology of cyclones and heavy media flotation.

The book value of Elkview’s property, plant and equipment was $3.1 billion at December 31, 2008, which includes $2.8 billion of allocated purchase costs related to the Fording Acquisition.

Fording River mine, Canada

The Fording River mine is located 29 kilometres northeast of the community of Elkford, in southeastern British Columbia. The mine is a conventional open pit operation comprised of 20,304 hectares of coal lands of which 4,263 hectares have been mined or are scheduled for mining. Fording River has been in operation since 1969.

Coal mined at Fording River is primarily metallurgical coal, although a small amount of thermal coal is also produced. The current annual production capacity of the mine is 8.3 million tonnes and the preparation plant is 10 million tonnes. Annual in-fill drilling programs are conducted to refine mine plans and confirm and update the geological model.

The majority of current production is derived from the Eagle Mountain pit. Proven and probable reserves at Fording River are projected to support mining at 2008 production rates for a further 32 years. Fording River’s reserve areas include Eagle Mountain, Turnbull, Henretta, and Castle Mountain.

The book value of Fording River’s property, plant and equipment was $5.7 billion at December 31, 2008, which includes $5.3 billion of allocated purchase costs related to the Fording Acquisition.

Greenhills, Canada

The Greenhills mine is located eight kilometres northeast of the community of Elkford, in southeastern British Columbia. The mine site is comprised of 11,806 hectares of coal lands of which approximately 2,265 hectares have been mined or are scheduled for mining.

Coal mined at Greenhills is primarily metallurgical coal, although a small amount of thermal coal is also produced. The current annual production capacities of the mine and preparation plant (on a 100% basis) are 4.5 and 4.5 million tonnes, respectively.

Greenhills is operated under a joint venture agreement (the “Greenhills Joint Venture Agreement”) among Teck Coal, POSCO Canada Limited (“POSCAN”) and POSCAN’s parent, POSCO. Pursuant to the agreement,

Teck Coal has an 80% interest in the joint venture while POSCAN has a 20% interest. The mine equipment and preparation plant are owned by Teck Coal and POSCAN in proportion to their respective joint venture interests. Under the Greenhills Joint Venture Agreement, Teck Coal is the manager and operator of Greenhills. Teck Coal and POSCAN bear all costs and expenses incurred in operating Greenhills in proportion to their respective joint venture interests. POSCAN, pursuant to a property rights grant, has a right to 20% of all of the coal mined at Greenhills from certain defined lands until the Greenhills Joint Venture Agreement terminates on the earlier of: (i) the date the reserves on the defined lands have been depleted; and (ii) March 31, 2015.

Production is derived from the Cougar reserve, which is divided into two distinct pits, Cougar North and Cougar South. Cougar North is expected to be mined out in 2009. Development and pre-stripping of Cougar South has progressed sufficiently to now be a long-term source of coal. Proven and probable reserves at Greenhills are projected to support mining at 2008 production rates for a further 18 years.

The book value of Greenhills’s property, plant and equipment was $2.2 billion at December 31, 2008, which includes $2.1 billion of allocated purchase costs related to the Fording Acquisition.

Coal Mountain, Canada

The Coal Mountain mine is located 30 kilometres southeast of Sparwood in southeastern British Columbia. The mine site is comprised of 3,836 hectares of coal lands of which approximately 1,016 hectares are currently being mined or are scheduled for mining. Coal Mountain produces both metallurgical and thermal coal. The current annual production capacities of the mine and preparation plant are 2.7 and 3.5 million tonnes, respectively. Proven and probable reserves at Coal Mountain are projected to support mining at 2008 production rates for a further 11 years.

The book value of Coal Mountain’s property, plant and equipment was $1.4 billion at December 31, 2008, which includes $1.3 billion of allocated purchase costs related to the Fording Trust acquisition.

Line Creek, Canada

The Line Creek mine is located approximately 25 kilometres north of Sparwood in southeastern British Columbia. Line Creek supplies metallurgical and thermal coal to a variety of international and domestic customers. The Line Creek property consists of 8,183 hectares of coal lands of which approximately 2,267 hectares are currently being mined or are scheduled for mining.

The mine is a conventional open pit operation. Raw coal is transferred to an 11 kilometre coal conveyor for transportation to a processing plant, where it is cleaned and dried using conventional technology. The current annual production capacities of the mine and preparation plant are 2.2 and 3.5 million tonnes, respectively.

The metallurgical and thermal coal at Line Creek is mined from 10 coal seams that occur on the steep dipping limbs of a syncline. The seams range between 2 and 15 metres in thickness. At 2008 production rates Line Creek has an estimated remaining reserve life of approximately 6 years.

The book value of Line Creek’s property, plant and equipment was $1.4 billion at December 31, 2008, which includes $1.3 billion of allocated purchase costs related to the Fording Acquisition.

Cardinal River mine, Canada

The Cardinal River mine is located approximately 42 kilometres south of Hinton, Alberta. In 2005, Teck Coal completed the development of the Cheviot Creek pit located approximately 20 kilometres south of the Cardinal River coal plant. The current annual production capacities of the mine and preparation plant are 2.0 and 3.0 million tonnes, respectively. At 2008 production rates, Cardinal River is expected to have a mine life of approximately 22 years.

The book value of Cardinal River’s property, plant and equipment was $1.0 billion at December 31, 2008, which includes $0.8 billion of allocated purchase costs related to the Fording Trust acquisition.

Gold

Pogo mine, United States (Gold)

In June 1997, we entered into an agreement with Sumitomo Metal Mining America Inc. and SC Minerals America Inc. to earn a 40% joint venture interest in the Pogo gold deposit located in Alaska, 40 air miles (64 kilometres) northeast of Delta Junction at the terminus of the Alaska Highway. In 2007, we satisfied the final conditions necessary to fully vest our interest in the mine. We are the project operator and are entitled to a management fee.

The Pogo property is approximately 16,700 hectares in size. Access to the site is provided by a dedicated 50 mile all-season road from the Richardson Highway north of Delta Junction to the property. The mine area is the subject of a mining lease, which requires annual rental payments. The balance of the property is comprised of 1,281 state mining claims, each requiring a specified nominal amount of annual assessment work.

The project consists of an underground mine and 2,500 tonne per day mill expected to produce 350,000 to 450,000 ounces of gold per year over a 10 year mine life. The mining methods are cut and fill and drift and fill. The mill utilizes conventional milling, and gravity, flotation, cyanide leaching and carbon-in-pulp technology. The gold from both the gravity and carbon-in-pulp circuits is produced as doré bullion. Pogo sources all of its power under contract from a public power company.

Construction of the Pogo mine was completed in the second quarter of 2006. The final construction cost for the project was US$350 million. The Pogo mine commenced operations in January with the first gold bar poured on February 12, 2006. Commercial production was reached in April 2007.

The property is subject to a 1.5% net smelter return royalty payable by the venturers on the first two million ounces of gold produced. After the first two million ounces of gold is produced, the 1.5% net smelter return royalty is no longer payable. However, we (through our indirect wholly-owned subsidiary, Teck-Pogo Inc. (“TPI”)) must then pay Sumitomo Metal Mining America Inc. and SC Minerals America Inc. a production royalty on TPI’s share of any additional ounces of gold that it takes as its share of production from the property. This royalty on each ounce of gold to TPI’s account is equal to the greater of 5% of the price of gold and US$25.

On April 30, 2009, we entered into a non-binding memorandum of understanding with SMM regarding the proposed sale of our 40% interest in the Pogo mine for US$245 million subject to adjustment for working capital. A definitive agreement regarding the sale was made as of June 19, 2009. SMM holds an indirect 51% interest in Pogo and an affiliate of Sumitomo Corp. holds a 9% interest in Pogo. The arrangement with SMM follows an offer received from a third party to acquire our interest in Pogo on comparable terms. Completion of the transaction is subject to customary conditions. We expect the transaction to close in July 2009.

Morelos, Mexico (Gold)

Prefeasibility work continues on the Morelos gold project in Mexico, in which we have a 78% interest. The project is located in Guerrero State, approximately 200 kilometres from Mexico City During the latter part of 2007, road access to part of the project was interrupted by an illegal blockade, which continued through 2008, and work on the property itself is suspended.

Oil sands

Fort Hills project

On November 30, 2005, we acquired a 15% limited partnership interest in Fort Hills Partnership, which owns the Fort Hills oil sands project. On September 19, 2007, we entered into an agreement to increase our interest in Fort Hills Partnership to 20%. The other limited partners are Petro-Canada, with a 60% limited partnership interest and UTS with a 20% interest. Relations among the partners are governed by a limited partnership agreement and a unanimous shareholder agreement pertaining to the governance of Fort Hills Energy Corporation, the general partner of Fort Hills Partnership, in which the limited partners hold pro rata share interests. Pursuant to the limited partnership agreement, we are required to contribute 34% (or $850 million) of the first $2.5 billion of project expenditures made after March 1, 2005, and 27.5% (or $1.375 billion) of the next $5 billion of project expenditures. These amounts include the subscription price for our 20% interest. The partners will fund further project expenditures in proportion to their respective partnership interests. Our share of project expenditures to the end of 2008 was $667 million.

The Fort Hills project is a project to develop, mine, extract and sell the recoverable bitumen found in certain oil sands deposits underlying Alberta Oil Sands Lease No. 7598060T05 (“Lease 5”), Alberta Oils Sands Lease No. 7281020T52 (“Lease 52”) and Alberta Oil Sands Lease No. 7400120008 (“Lease 8”) (collectively, with certain other leases acquired for tailings disposal, the “Leases”). The Leases are located approximately 90 kilometres north of Fort McMurray, Alberta. The Leases cover a contiguous area of approximately 24,720 hectares on the east bank of the Athabasca River. The current terms of Lease 5 and Lease 52 continue indefinitely, provided the mine development plan approved by Alberta Energy is met. The development plan, initially submitted by TrueNorth Energy L.P., a predecessor to Fort Hills Partnership, was amended in 2005 to provide for a commitment to construct a mine with a capacity of 100,000 barrels per day of bitumen by 2011. The development plan includes certain other interim milestones. Lease 8, which is not subject to the development plan, covers approximately 2,286 hectares and its primary term continues to 2015.

An affiliate of Petro-Canada acts as contract operator of the project pursuant to an operating services contract. The contract operator has exclusive authority to operate the project, subject to the oversight of a management committee on which each of the shareholders of the general partner is represented. Certain fundamental decisions concerning the project require super-majority approval of the management committee. The Fort Hills Partnership agreement contemplates that the contract operator will market 100% of project production on behalf of the partnership for a minimum initial period of 4 years after first commercial production of bitumen. Subject to certain exceptions, limited partners have a right of first refusal in the event of a transfer of another’s limited partnership interest.

Fort Hills Partnership is proceeding with the FEED stage of the project and the Environmental Impact Assessment and regulatory approval for the upgrader. The Fort Hills project is currently planned to be developed in two phases, with the first producing 160,000 barrels per day of bitumen in late 2011 to be upgraded to 140,000 barrels per day of synthetic crude oil commencing in mid 2012. The second phase is expected to double capacity to 280,000 barrels per day of synthetic crude.

In September, together with our partners in the Fort Hills project, we announced that the preliminary results from the FEED work suggest that the estimated capital costs for the first phase of the mine and upgrader portions of the project, as currently conceived, have increased in the range of 50% from the estimate of $18.8 billion (including third party costs) announced by the partners in June 2007.

The partners are reviewing the preliminary estimates and are assessing various options for development of the project, including phasing of the various aspects of the project, with the selected options to be reflected in the final FEED report. Once the FEED work is complete, Fort Hills will develop a definitive cost estimate for the selected development option, which will be the basis for the final investment decision by the project partners. At this point the partners contemplate making an investment decision in 2009 only for the mining and extraction portion of the project, located north of Fort McMurray. The upgrader portion of the project, located in Sturgeon County, has been put on hold and a decision on whether to proceed with the upgrader will be made at a later date, which would substantially reduce project costs prior to first bitumen production.

Fort Hills Partnership remains committed to the retention of the oil sands leases and is holding discussions with the Government of Alberta on the current lease term. Proceeding with the project is also subject to certain regulatory approvals. In October 2008, the ERCB released its decision regarding the proposed mine amendment requested by Petro-Canada on behalf of Fort Hills Partnership. The decision, which is subject to Order in Council, provides for the required revision to the mine footprint to enable construction to proceed for the first phase of the mine and extraction portion of the Fort Hills project. The ERCB has requested a revised assessment of the cumulative effects and mine plan by December 31, 2009 to facilitate the request to increase the total recoverable resource. The regulatory hearing on the Sturgeon County upgrader was convened in the second half of 2008 and the ERCB decision report was released in January 2009. The decision, which is subject to Order in Council, found the upgrader to be in the public interest and approved the project subject to conditions and the commitments made by Petro-Canada.

In light of the substantial capital commitment associated with Fort Hills, we are exploring strategic alternatives with respect to our interest in the project.

Teck/UTS joint venture

Under a joint bidding agreement with UTS, we have acquired a 50% interest in approximately 124,000 hectares of oil sands leases in the Athabasca region of Alberta. Our total acquisition and exploration costs of these leases were $ 348 million. The planned 2008/2009 exploration program consists of approximately 60 strategically placed wells with a view to maximizing the resource potential per well.

In March 2008, a Public Disclosure Document was released describing preliminary development plans for two new oil sands mines for certain leases that we jointly hold with UTS. The Equinox oil sands project, which we formerly referred to as Lease 14, is located immediately west of the Fort Hills project and the Frontier oil sands project, which includes Lease 311, is approximately 10 kilometres north of the Equinox project. The filing of the Public Disclosure Document begins the formal regulatory process for the two projects.

Frontier and Equinox projects

The Equinox oil sands project consists of approximately 2,890 hectares of oil sands lease (Lease 14) immediately west of the Fort Hills project. A draft Design Basis Memorandum (DBM) study to assess the feasibility of developing the Equinox project as a stand-alone 50,000 barrel per day bitumen mining/extraction operation is under review by the joint venture.

The Frontier oil sands project consists of approximately 26,410 hectares of oil sands leases, including Lease 311, and is located on the west side of the Athabasca River approximately 10 kilometres north of the Equinox project. The joint venture completed 353 core holes in the first quarter of 2008, of which 325 core holes were located in the Frontier project area. Full assay and test results have been completed on the cores from the 2007/2008 winter exploration program.

Engineering studies began on the Frontier project in the second quarter 2009 assessing various development options for a stand alone mine/extraction operation in the range of 100,000 to 160,000 barrels of bitumen per day.

Other oil sands interests

Teck and UTS also jointly hold additional oil sands leases both east of the Athabasca River (60,000 hectares) and west of the Athabasca River (34,700 hectares). Preliminary exploration drilling programs have been conducted during 2006/2007 and 2007/2008 winter seasons on some of these leases. Further exploration core holes are planned during the upcoming 2008/2009 winter drilling program.

Exploration

In 2008, our exploration expense was $135 million. Approximately 81% of expenditures was dedicated to exploration for gold and copper and the balance on nickel, diamonds and polymetallic projects. Of the total expenditures, approximately 30% was spent in North America, 39% in South America, 10% in Europe, and 7% in Australia.

Exploration is carried out through sole funding and joint ventures with major and junior exploration companies. Exploration is focused on areas in proximity to our existing operations or development projects in regions that we consider have high potential for discovery. Planned expenditures for 2009 are approximately $37 million excluding mine exploration, coal exploration and development projects.

Mineral reserves and resources

This prospectus incorporates estimates of mineral resources as well as disclosure regarding mineral reserves that were prepared to comply with NI 43-101, as required by Canadian securities regulatory authorities. For United States reporting purposes, the SEC Industry Guide 7 applies different standards in order to classify mineralization as a reserve. Mineral resources are concentrations or occurrences of minerals that are judged to have reasonable prospects for economic extraction, but for which the economics of extraction cannot be assessed, whether because of insufficiency of geological information or lack of feasibility analysis, or for which economic extraction cannot be justified at the time of reporting. Consequently, mineral resources are of a higher risk and are less likely to be accurately estimated or recovered than mineral reserves. See “Reserve and resource estimates” and “Risk factors—Our reserve and resource estimates may prove incorrect” as well as the notes to the following Mineral Reserves and Mineral Resources tables.

Mineral reserves(1) at December 31, 2008

	Proven		Probable		Total		Teck interest
	Tonnes (000’s)	Grade (%)	Tonnes (000’s)	Grade (%)(4)	Tonnes (000’s)	Grade (%)
Copper:
Highland Valley Copper	416,200	0.39	14,300	0.20	430,500	0.38	97.5%
Antamina
Copper only ore	93,000	1.12	451,000	1.04	544,000	1.06	22.5%
Copper-zinc ore	40,000	0.96	147,000	1.05	186,000	1.04	22.5%

	133,000	1.07	598,000	1.04	730,000	1.05	22.5%
Quebrada Blanca
Heap leach ore(2)	43,000	0.88	500	0.71	43,500	0.88	76.5%
Dump leach ore(2)	112,000	0.29	9,800	0.26	121,800	0.29	76.5%

	155,000	0.46	10,300	0.28	165,300	0.45	76.5%
Andacollo
Heap leach ore(2)	3,400	0.57	1,400	0.55	4,800	0.56	90%
Dump leach ore(2)	1,000	0.24	300	0.27	1,300	0.25	90%

	4,400	0.50	1,700	0.49	6,100	0.50	90%
Andacollo hypogene	25,300	0.46	374,500	0.39	399,800	0.39	90%
Duck Pond	2,000	3.11	1,500	3.03	3,500	3.07	100%
Molybdenum:
Highland Valley Copper	416,200	0.007	14,300	0.017	430,500	0.007	97.5%
Antamina	93,000	0.036	451,000	0.031	544,000	0.032	22.5%
Zinc:
Red Dog	9,200	20.0	52,200	16.6	61,400	17.1	100%
Pend Oreille(8)	1,700	6.4	300	4.4	2,000	6.1	100%
Antamina	40,000	2.2	147,000	2.1	186,000	2.1	22.5%
Duck Pond	2,000	4.8	1,500	4.1	3,500	4.5	100%
Lead:
Red Dog	9,200	5.4	52,200	4.4	61,400	4.5	100%
Pend Oreille(8)	1,700	1.3	300	0.6	2,000	1.2	100%
Coal(3):
Fording River	186,100		70,400		256,500		100%
Elkview	164,700		67,900		232,600		95%
Greenhills	64,300		17,000		81,300		80%
Coal Mountain	27,400		500		27,900		100%
Line Creek	14,900				14,900		100%
Cardinal River	6,700		31,000		37,700		100%

Mineral reserves(1) at December 31, 2008

	Proven		Probable		Total
	Tonnes (000’s)	Grade (g/t)	Tonnes (000’s)	Grade (g/t)(4)	Tonnes (000’s)	Grade (g/t)	Teck interest
Gold:
Pogo(9)	2,400	16.59	3,600	14.28	6,000	15.20	40%
Williams:(9)
Underground	1,700	4.82	1,100	4.82	2,800	4.82	50%
Open pit	8,700	1.82	900	1.73	9,600	1.81	50%
David Bell(9)	400	10.72			400	10.72	50%
Andacollo hypogene	19,100	0.12	374,400	0.13	393,500	0.13	90	%(10)

Mineral resources(1) at December 31, 2008

	Measured		Indicated		Inferred		Teck interest
	Tonnes (000’s)	Grade (%)	Tonnes (000’s)	Grade (%)	Tonnes (000’s)	Grade (%)
Copper:
Highland Valley Copper			154,400	0.31	40,800	0.17	97.5%
Antamina:
Copper only ore	31,000	0.48	128,000	0.83	488,000	0.83	22.5%
Copper-zinc ore	13,000	0.49	21,000	1.07	94,000	0.86	22.5%

	44,000	0.48	149,000	0.86	582,000	0.84	22.5%
Quebrada Blanca:
Heap leach ore(2)	2,300	1.02	600	0.71	100	0.68	76.5%
Dump leach ore(2)	18,100	0.30	9,500	0.28	1,100	0.26	76.5%

	20,400	0.38	10,100	0.31	1,200	0.28	76.5%
Quebrada Blanca hypogene					1,030,000	0.50	76.5%
Andacollo hypogene					51,100	0.32	90%
Galore Creek	4,700	0.52	781,000	0.52	357,700	0.36	50%
Duck Pond	100	2.19	7	2.56	1,000	2.84	100%
San Nicolas	1,900	0.73	78,100	1.34	7,000	1.28	79%
Kudz Ze Kayah(5)					12,800	0.81	100%
Relincho			648,000	0.47	36,000	0.37	100%
Molybdenum:
Highland Valley Copper			154,400	0.013	40,800	0.018	97.5%
Antamina	31,000	0.041	128,000	0.022	488,000	0.017	22.5%
Quebrada Blanca hypogene					1,030,000	0.020	76.5%
Relincho			648,000	0.026	36,000	0.023	100%
Zinc:
Red Dog			5,900	20.0	3,100	11.0	100%
Pend Oreille(8)					2,700	5.9	100%
Antamina	13,000	0.8	21,000	1.4	94,000	1.6	22.5%
Duck Pond	100	6.7	7	4.5	1,000	4.7	100%
San Nicolas	1,900	3.6	78,100	1.8	7,000	1.4	79%
Kudz Ze Kayah(5)					12,800	5.9	100%
Lead:
Red Dog			5,900	6.6	3,100	4.0	100%
Pend Oreille(8)					2,700	1.2	100%
Kudz Ze Kayah(5)					12,800	1.7	100%
Titanium:
White Earth(5) (6)			428,000	11	1,031,000	10	100%
Coal(7):
Fording River	422,000		920,000		925,000		100%
Elkview	437,200		194,900		196,700		95%
Greenhills	143,800		241,700		201,300		80%
Coal Mountain	63,900		27,100		15,600		100%
Line Creek	348,000		319,300		211,400		100%
Cardinal River	59,700		3,300		100		100%
Mt Babcock	66,500		138,300		157,300		100%
Mt Duke	25,700		101,000		110,200		92.7%
Elco	32,200		158,900		135,700		75%
Marten Wheeler	24,400		85,300		174,000		100%

Mineral resources(1) at December 31, 2008

	Measured		Indicated		Inferred		Teck interest
	Tonnes (000’s)	Grade (g/t)(4)	Tonnes (000’s)	Grade (g/t)(4)	Tonnes (000’s)	Grade (gt)(4)
Gold:
Pogo(9)	200	11.96	600	21.51	600	19.78	40%
Williams:(9) -
Underground	300	4.31	400	4.89	2,100	5.35	50%
Open pit	1,200	0.73	200	0.74	500	1.08	50%
David Bell(9)	100	9.74	100	6.52			50%
Andacollo hypogene					51,100	0.32	90	%(10)
Morelos			26,200	3.55	200	2.99	78.8%
Galore Creek	4,700	0.37	781,000	0.29	357,700	0.18	50%
Kudz Ze Kayah(5)					12,800	1.38	100%

(1)	Mineral reserves and resources are mine and property totals and are not limited to our proportionate interests.
(2)	For heap leach and dump leach operations, copper grade is reported as % soluble copper rather than % total copper. Soluble copper is defined by an analytical methodology which uses acid and cyanide reagents to approximate the portion of copper recoverable in the heap and dump leach process.
(3)	Coal reserves expressed as tonnes of clean coal.
(4)	g/t = grams per tonne.
(5)	Historical Resource Estimates. These estimates pre-date the adoption of NI 43-101. These estimates are reported using resource classification categories that conform to those prescribed by NI 43-101, but are not supported by quality assurance and quality control procedures that conform to current practice. In some cases, management has reclassified material from the measured or indicated resource category to the inferred category. Nonetheless, management believes these estimates are reliable and relevant because they are based on engineering and feasibility studies prepared prior to 2000 in accordance with then-prudent engineering practice.
(6)	Grade reported as %TiO2.
(7)	Coal resources expressed as tonnes of raw coal.
(8)	In mid-December 2008, we announced the temporary suspension of operations at the Pend Oreille operation due to reduced metal demand and the persistent weakness in zinc prices. The operation was placed on “care and maintenance” in February 2009.
(9)	We announced the sale of Pogo on April 30, 2009 and Williams and David Bell were sold in April 2009.
(10)	On April 6, 2009, we announced that an interest in the gold production from the Andacollo mine had been sold. See “—Recent developments.”

Standard

Proven and Probable Mineral Reserves and Measured, Indicated and Inferred Mineral Resources have been estimated in accordance with the definitions of these terms adopted by the Canadian Institute of Mining, Metallurgy and Petroleum (“CIM”) in November 2005 and incorporated in NI 43-101, by Canadian securities regulatory authorities. Estimates of coal reserves and resources have been prepared and classified using guidance from the Geological Survey of Canada Paper 88-21. Classification terminology for coal conforms to CIM definitions incorporated into NI 43-101. Mineral Resources are reported separately from and do not include that portion of the Mineral Resources that is classified as Mineral Reserves. That portion of Mineral Resource which is not classified as Mineral Reserve does not have demonstrated economic value.

Definitions

The CIM definitions on Mineral Resources and Mineral Reserves provide as follows:

A Mineral Resource is a concentration or occurrence of diamonds, natural solid inorganic material, or natural solid fossilized organic material including base and precious metals, coal, and industrial minerals in or on the earth’s crust in such form and quantity and of such a grade or quality that it has reasonable prospects for economic extraction. The location, quantity, grade, geological characteristics and continuity of a Mineral Resource are known, estimated or interpreted from specific geological evidence and knowledge.

An Inferred Mineral Resource is that part of a Mineral Resource for which quantity and grade or quality can be estimated on the basis of geological evidence and limited sampling and reasonably assumed, but not verified, geological and grade continuity. The estimate is based on limited information and sampling gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes.

An Indicated Mineral Resource is that part of a Mineral Resource for which quantity, grade or quality, densities, shape and physical characteristics can be estimated with a level of confidence sufficient to allow the appropriate application of technical and economic parameters, to support mine planning and evaluation of the economic viability of the deposit. The estimate is based on detailed and reliable exploration and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough for geological and grade continuity to be reasonably assumed.

A Measured Mineral Resource is that part of a Mineral Resource for which quantity, grade or quality, densities, shape, and physical characteristics are so well established that they can be estimated with confidence sufficient to allow the appropriate application of technical and economic parameters, to support production planning and evaluation of the economic viability of the deposit. The estimate is based on detailed and reliable exploration, sampling and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough to confirm both geological and grade continuity.

A Mineral Reserve is the economically mineable part of a Measured or Indicated Mineral Resource demonstrated by at least a Preliminary Feasibility Study. This Study must include adequate information on mining, processing, metallurgical, economic and other relevant factors that demonstrate, at the time of reporting, that economic extraction can be justified. A Mineral Reserve includes diluting materials and allowances for losses that may occur when the material is mined.

A Probable Mineral Reserve is the economically mineable part of an Indicated and, in some circumstances, a Measured Mineral Resource demonstrated by at least a Preliminary Feasibility Study. This Study must include adequate information on mining, processing, metallurgical, economic, and other relevant factors that demonstrate, at the time of reporting, that economic extraction can be justified.

A Proven Mineral Reserve is the economically mineable part of a Measured Mineral Resource demonstrated by at least a Preliminary Feasibility Study. This Study must include adequate information on mining, processing, metallurgical, economic, and other relevant factors that demonstrate, at the time of reporting, that economic extraction is justified.

Methodologies and assumptions

Mineral reserve and resource estimates are based on various assumptions relating to operating matters, including with respect to production costs, mining and processing recoveries, mining dilution, cut-off values or grades, as well as assumptions relating to long-term commodity prices and, in some cases, exchange rates. Cost estimates are based on feasibility study estimates or operating history.

Methodologies used in reserve and resource estimates vary from property to property depending on the style of mineralization, geology and other factors. Geostatistical methods, appropriate to the style of mineralization, have been used in the estimation of reserves at our material base metal and gold properties.

Assumed metal prices vary from property to property for a number of reasons. We have interests in a number of joint ventures for which assumed metal prices are a joint venture decision. In certain cases, assumed metal prices are historical assumptions made at the time of the relevant reserve and resource estimates. For operations with short remaining lives, assumed metal prices may reflect shorter-term commodity price forecasts.

Comments on individual operations

Highland Valley copper

In 2008, the mine removed 34.5 million tonnes from reserve and processed an additional 10.7 million tonnes of low grade material. The low grade, which was not previously included in reserve, was processed to take advantage of short-term metal prices. Mineral reserves adopted US$1.50/lb copper, US$9.00/lb molybdenum and will sustain the operation until 2019. Mineral resource estimates were based on US$1.95/lb to US$2.05/lb copper and US$10.35/lb to US$10.90/lb molybdenum. All reserve and resource estimates assume a $1.10 per US$1.00 exchange rate.

Antamina

Two general ore types occur at Antamina. These are copper ores from which copper and molybdenum concentrates are produced and copper-zinc ores, from which copper and zinc concentrates are recovered.

The most significant change in 2008 was the conversion of 344 million tonnes of resource to reserve status and the discovery of 358 million tonnes of new resource below the known deposit. Reported mineral reserves and resource estimates assumed US$1.39/lb copper, US$0.64/lb zinc and US$9.67/lb molybdenum. In 2008, mine production processed 32 million tonnes from reserve.

Quebrada Blanca

Changes to the 2008 heap leach and dump leach reserve correspond to the removal of 18 million tonnes through normal mine depletion and 24 million tonnes due to increased operating cost. Heap and dump leach reserves and resources assumed US$1.75/lb copper, a 0.60% soluble copper cutoff for the heap leach and 0.10% soluble copper cutoff for dump leach. Leach reserves are expected to sustain mine operations until 2014.

In late 2007, we reported a 1.03 billion tonne, low strip hypogene (primary) resource below the current open pit. The 2007 resource was drill defined at 200 metre centres and assumed: a 0.3% copper cutoff, US$1.50/lb copper and US$10.00/lb molybdenum. Resource estimates will be updated in late 2009, to reflect 2008 and 2009 definition drilling.

Andacollo

The Andacollo project includes an operating heap-dump leach operation as well as a copper-gold hypogene (primary) development project. The hypogene concentrator is expected to be commissioned in 2009. Mineral reserves and resources estimates assume US$1.50/lb copper and US$480/oz gold. Proven reserves are drill defined at 50 metre intervals and probable reserves at 75 to 100 metre intervals.

In 2008, the leach operation mined 6.6 million tonnes from reserve. Leach reserves will continue to feed the SXEW plant until 2011. Hypogene reserve and resource estimates have been compiled above a 0.20% copper equivalent cutoff. Proven and probable hypogene reserves are expected to feed the concentrator until 2029.

Duck Pond

The Duck Pond mine began commercial production in April 2007. Reserve reductions associated with 2008 mine production (585,000 tonnes) were offset by refinements to the reserve model and mine design. Reserve and resource estimates were prepared using US$2.75/lb copper, US$0.95/lb zinc, US$13.50/oz silver and a C$1.05 per US$1.00 exchange rate.

Red Dog

Reserve changes at Red Dog are consistent with normal mining depletion. Mine production removed 3 million tonnes of reserves from the main pit in 2008. Proven reserves have been drill defined at 30 metre centres, probable reserves at 60 metre centres and indicated resources at greater than 60 metre centres. All mineral reserves and indicated resources are mineable by open pit methods and assume a US$0.75/lb zinc and US$0.40/lb lead price.

Pend Oreille

In mid-December, we announced the temporary suspension of operations at the Pend Oreille operation due to reduced metal demand and the persistent weakness in zinc prices. The operation will be placed on “care and maintenance” until market conditions improve. Mineral reserves and resources estimates assume US$0.95/lb zinc and US$0.90/lb lead.

Other copper and zinc resources

In 2008, we acquired a 100% interest in the Relincho property in central Chile. Indicated and inferred resources, compiled in the 2008 statement, were prepared using US$1.80/lb copper and US$10.00/lb molybdenum.

Mineral resource estimates at San Nicolas were based on assumed prices of US$0.90/lb copper and US$0.50/lb zinc (2001 study). Historic estimates at Kudz Ze Kayah were prepared in 1995 prior to the adoption of NI 43-101 reporting standards. These estimates are reported using resource classification categories that conform to those prescribed by NI 43-101 but are not supported by quality assurance and quality control procedures that conform to current practice. Management has reclassified material from the measured or indicated resource category to the inferred category. Nonetheless, management believes these estimates are reliable and relevant because they are based on engineering studies prepared prior to 2000 in accordance with then-prudent engineering practice.

Teck Coal

In 2008, we increased our interest in the Elk Valley Coal Partnership to 100% and renamed it Teck Coal. At all coal operations, coal reserves are reported in metric tonnes of clean coal after mining and processing losses. Reserve and resource estimates assume a US$90/t coking coal price (FOB) at Roberts Bank terminal. All reserve and resource estimates assume a $1.10 per US$1.00 exchange rate. Proven and probable reserves, at the six operating coal mines, were increased by 24 million tonnes to 651 million tonnes of clean coal. A major redesign of the Greenhills North Pit at Fording River (+46 million tonnes), in conjunction with additional drilling, accounted for all of the increase as well as offsetting the overall Teck Coal production of 23.9 million tonnes. Resources are reported as raw coal and do not include losses for mining and processing. Resources were reduced as a result of a change in methodology (except at Elkview and Fording River where the new methodology was used for 2007 reporting). Measured and Indicated Resources dropped 655 million tonnes (15%) to 3,813 million tonnes, and Inferred Resources decreased 1,247 million tonnes (37%) to 2,127 million tonnes.

Pogo

Pogo reserves have increased slightly since 2007. The combined impact of higher gold price, operating costs and drill definition offset 2008 mine production. Mineral reserve and resource estimates assume a US$750/oz gold price will sustain mine operations until 2015.

Other gold properties

Mineral resources at Morelos were estimated using an assumed gold price of US$500/oz. A prefeasibility study and additional drill definition of the deposit was completed in 2007.

Risks and uncertainties

Mineral Reserves and Mineral Resources are estimates of the size and grade of the deposits based on the assumptions and parameters currently available. These assumptions and parameters are subject to a number of risks and uncertainties, including, but not limited to, future changes in metals prices and/or production costs, differences in size, grade, continuity, geometry or location of mineralization from that predicted by geological modeling, recovery rates being less than those expected and changes in project parameters due to changes in production plans. There are no known environmental, permitting, legal, title, taxation, sociopolitical, marketing or other issues that are currently expected to materially affect the mineral reserves or resources. Certain operations will require further permits over the course of their operating lives in order to continue operating. Where management expects such permits to be issued in the ordinary course, material that may only be mined after such permits are issued is included in proven and probable reserves. Specific current permitting issues are described in the narrative concerning the relevant operation under the heading “—Individual operations.”

Qualified persons

Estimates of the mineral reserves and resources for our material properties, other than Antamina, Elkview, Fording River, Greenhills, Coal Mountain, Line Creek and Cardinal River, have been prepared under the general supervision of Paul C. Bankes, P.Geo., who is an employee of Teck. Mineral reserve and resource estimates for Antamina have been prepared under the supervision of Americo Zuzunaga, AIMM, who is an employee of CMA. Messrs. Bankes and Zuzunaga are Qualified Persons for the purposes of NI 43-101. Estimates of reserves and resources at Elkview, Fording River, Greenhills, Coal Mountain, Line Creek and Cardinal River were prepared under the general supervision of Don Mills, P.Geol. and Ross Pritchard, P.Eng., employees of Teck Coal Limited, who are the Qualified Persons for the purposes of NI 43-101.

Fort Hills project

We hold a 20% limited partnership interest in Fort Hills Partnership, which is developing the Fort Hills oil sands project. Fort Hills Partnership retained Sproule, independent reserves evaluators, to prepare a geological audit of the contingent bitumen resource estimated for the Fort Hills project as at December 31, 2008.

Teck /UTS joint venture

Frontier and Equinox projects

Together with UTS, we have jointly acquired oil sands leases on approximately 285,000 acres of land in the Athabasca region of northern Alberta. The Equinox Project (formerly known as Lease 14) covers approximately 7,150 acres and adjoins the northwest corner of the Fort Hills property.

The Teck /UTS Joint Venture completed 353 core holes in the first quarter of 2008, of which 325 holes were in the Frontier Project area. Full assay and test results have been completed on the cores from the 2007/2008 winter exploration program, the geological model has been updated and a contingent resource estimate has been prepared by Sproule for the southern portion of the Frontier project. Engineering studies are expected to start on the Frontier Project in 2009.

Engineering studies continue on the Equinox Project, which included running a 1,500 tonne bulk sample through a pilot plant in the second half of 2008 to develop process design parameters for both the Equinox and Frontier Projects. A draft DBM study is under review by the joint venture. The joint venture continues to advance the project through the permitting process.

Safety and environmental protection

Our current and future operations, including development activities and commencement of production on our properties or areas in which we have an interest, are subject to laws and regulations in Canada and elsewhere governing occupational health and safety, protection and remediation of the environment, site reclamation, management of toxic substances and similar matters. Compliance with these laws and regulations affects the costs of and can affect the schedule for planning, designing, developing, constructing, operating, closing and remediating our mines, refineries and other facilities.

Whether in Canada or abroad, we attempt to apply technically proven and economically feasible measures to protect the environment and worker health throughout exploration, mining, processing and closure. Although we believe that our operations and facilities are currently in substantial compliance in all material respects with all existing laws, regulations and permits, there can be no assurance that additional significant costs will not be incurred to comply with current and future regulations or that liabilities associated with non-compliance will not occur. We are often an active participant in public regulatory review, revision and development processes with government agencies, and as such typically have reasonable insight regarding emerging regulatory developments and trends. Through this activity we are able to more accurately estimate risks and liabilities associated with current and future safety and environmental matters. We conduct regular environmental and safety and health audits. The overall objective of our audits is to identify environment, health and safety risks, assess regulatory compliance and conformance with applicable laws, and assess conformance with appropriate environment, health and safety management systems and good management practices.

For accounting purposes, current costs associated with permit compliance are treated as normal operating costs necessary to maintain operations on an ongoing basis. In addition, amounts are accrued in our accounts to provide for certain and likely future reclamation, site restoration and other closure costs. Financial guarantees of various forms are posted, if required, with various governmental authorities as security to cover estimated reclamation obligations. Our provisions for future reclamation and site restoration are estimated based on known requirements. The reclamation programs are guided by land capability assessments, which integrate several factors in the reclamation approach including biological diversity, establishment of sustainable vegetation, diversity of physical landforms and requirements for wildlife habitat. All of our mining operations have closure and reclamation plans in place and these undergo regular updates. In addition to reclamation of operating mines, certain idle and closed mines are under continuous care and maintenance as well as progressive closure. Cost estimates for these planned and anticipated closure and remediation activities are reviewed on a regular basis and revised as plans for individual sites are refined and implemented, typically with input and oversight from regulatory agencies and other stakeholders. We estimate our Asset Retirement Obligations as at December 31, 2008 to be $669 million. Of that amount, we expect to spend approximately $16 million in 2009. We have letters of credit and other bonding in place to secure our reclamation obligations in the aggregate amount of approximately $376 million.

Climate change is clearly one of the most significant environmental issues facing society. Regulations are rapidly being developed in many jurisdictions and current and anticipated future costs, while still highly uncertain, are becoming somewhat clearer. Of the jurisdictions in which we operate, the province of British Columbia, Canada was one of the first to introduce climate change regulations which had a direct cost associated with fossil fuel use. For the second half of 2008 our seven British Columbia-based operations paid approximately $5.9 million in provincial carbon tax. We anticipate that this will increase to approximately $35-40 million per year in carbon tax in British Columbia by 2012 as a consequence of planned increases in the tax rate from $10/tonne of CO2e to $30/tonne of CO2e. We may in the future face similar taxation in other jurisdictions.

In January of 2008, the government of Alberta announced a plan to reduce carbon emissions intensity to 50% below 1990 levels by 2020. Major emitters (those over 100,000 tonnes/yr.) are required to reduce their emissions intensity by 12% as compared to their established baseline. For new construction projects, the plan is applicable three years after start-up. We are reviewing the effect of this legislation on the design and costs of our oil sands projects.

While climate change regulations have yet to be finalized in most other jurisdictions in which we operate we anticipate that regional, national, or international regulations will ultimately be established which seek to reduce GHG emissions. It appears likely that many will be based on cap and trade mechanisms. A reduction target that has been frequently proposed by several governments is a 20% net reduction in emissions by 2020. For us, 20% of current direct GHG emissions equates to roughly 500,000 tonnes of CO2e. Compliance costs for that amount of GHG emissions reduction or an equivalent purchase of credits or offsets are highly uncertain at this point. However, if costs are assumed to fall in the range of $10 to $50/tonne of CO2e then our compliance costs might be roughly in the order of $5 to $25 million per year. These figures are only meant to be illustrative of the order of magnitude of costs that might be anticipated for us if all jurisdictions in which we operated implemented cap and trade regulations of this nature. The cost of our activities to comply with various climate change regulations will ultimately be determined by the regulations themselves and by the markets which evolve for carbon credits and offsets.

In order to obtain mining permits and approvals from regulatory authorities, mine operators must submit a reclamation plan for restoring, upon the completion of mining operations, the mined property to its prior condition, productive use or other permitted condition. Typically, we submit the necessary permit applications several months or even years before we plan to begin mining. Some of our required permits are becoming increasingly more difficult and expensive to obtain, and the application and review processes are taking longer to complete and becoming increasingly subject to challenge.

Recent changes to other key environmental and similar regulations that could have a material impact on our business include:

•

In October 2008, the EPA revised the National Ambient Air Quality Standard (NAAQS) for lead. The new standard of 0.15 µg/m3, which is 10 times lower than the previous standard, will be phased in over the next few years with attainment ultimately required by 2017. This new standard poses some challenges for the primary and secondary lead industries in the U.S. Our Red Dog mine anticipated this change and has already started the process of determining whether this change will impact the operation.

Safety performance and workplace hygiene are key priorities for us. Safety statistics are collected from each operation monthly. Targets for safety performance are set each year and are used in determining management compensation. Safety and worker hygiene incidents are thoroughly investigated and finding reports are shared across our business, and occasionally across the industry, to assist in the prevention of similar incidents. At this time we does not anticipate significant liability associated with long-term occupational health issues.

Social and environmental policies

We have adopted and implemented social and environmental policies that are fundamental to our operations. Our operating practices are governed by the principles set out in our Charter of Corporate Responsibility (the “Charter”) and Code of Business, Environmental and Health & Safety Practices (the “Practices Code”). The Charter sets out corporate commitments related to ethical business conduct, providing a workplace free of discrimination, open and fair dealings with all stakeholders, and support for sustainable development.

The Practices Code sets out specific requirements in areas related to (i) legal compliance and ethical business conduct, (ii) prohibition of discriminatory conduct and commitment to job selection on the basis of merit and ability, (iii) identification, control and promotion of safety and health performance, (iv) sound environmental conduct and continuous improvement in performance, (v) regular auditing of environmental, health, safety and emergency preparedness, (vi) continual improvement of environmental, health and safety management systems, (vii) closure and reclamation planning as a component of all development projects, (viii) the safe use, reuse and recycling of products, (ix) support for research on environmental, health and safety performance, (x) fostering dialogue with stakeholders and respect for the rights, interests, and aspirations of indigenous people, and (xi) support for local communities and their development.

In addition to the Charter and Practices Code, we have adopted a Health and Safety Policy, a Health and Safety Guide for Exploration, and a Code of Ethics. We have taken steps to implement the Charter, Practices Code and policies through adoption of Environmental, Health and Safety Management Standards, which provide direction to all operations and auditable criteria against which performance is measured.

We set objectives in these areas for improvement on an annual basis and these are used to determine specific objectives for corporate and operational groups within our organization. Overall responsibility for achievement of objectives rests with senior personnel. Our Safety and Sustainability Committee of the Board which reports to the Board of Directors, and our Corporate Environment and Risk Management Committee and our Product Stewardship Committee, which are comprised of members of senior management, provide oversight in these areas.

We measure our performance on an ongoing and comprehensive basis. Internal monthly and quarterly environmental reporting tracks performance indicators including compliance with permits, environmental monitoring, health and safety performance, materials inputs and outputs, community concerns expressed and actions taken in response, and reclamation and remediation activities. We report publicly on our performance through our Sustainability Report and website.

Human Resources

As at December 31, 2008 there were approximately 9,000 employees working at the various operations we managed. Collective bargaining agreements covering unionized employees at our material operations are as follows:

Expiry date of collective agreement
Trail	May 31, 2012
Antamina	July 24, 2009
Highland Valley Copper	September 30, 2011
Quebrada Blanca	January 31, 2012
Andacollo	December 31, 2011
Elkview	October 31, 2010
Coal Mountain	December 31, 2009
Line Creek	May 31, 2009
Fording River	April 30, 2011
Cardinal River	June 30, 2012

Technology

We undertake and participate in a number of research and development projects designed to improve exploration, extraction, product and operational technologies, and reduce costs by improving efficiencies.

We have research and technology facilities located in our CESL research facility in Richmond, British Columbia, our Product Technology Center in Mississauga, Ontario and our Applied Research and Technology group located in Trail, British Columbia. The primary focus of these facilities is the development of new mineral processing technologies and the development of new applications for, and the refinement of existing technologies using, our principal refined products. Other business units receive support on an as-needed basis.

Our research and development expense for 2008 and 2007 was $23 million and $32 million, respectively.

Foreign operations

The Red Dog mine and the Pogo mine located in Alaska, U.S.A., the Pend Oreille mine in Washington, U.S.A., the Antamina mine located in Peru and the Quebrada Blanca and Andacollo mines located in Chile are our significant assets located outside of Canada. We hold our 22.5% interest in Antamina through our equity interest in the operating company for the mine, CMA. We hold a 100% interest in the Red Dog mine, subject to the royalty in favor of NANA described under the heading “- Individual Operations—Zinc—Red Dog” above. We hold a 50% interest in the Pillara mine at Lennard Shelf. We own 76.5% and 90%, respectively, of the Chilean operating companies that own Quebrada Blanca and Andacollo. Foreign operations accounted for 32% of our 2008 consolidated revenue and represented approximately 31% of our total assets as at December 31, 2008.

We also have interests in various exploration and development projects in various foreign countries, with significant activities in the United States, Ireland, Mexico, Peru, Chile, Brazil, Australia, Turkey and Namibia. We currently have foreign exploration offices in all of the foregoing countries.

See “Risk factors—We operate in foreign jurisdictions and face added risks and uncertainties due to different economic, cultural and political environments” for further information on the risks associated with these foreign properties.

Competitive condition

Our business is to sell base metals, metal concentrates, by-product metals and concentrate, metallurgical coal and gold at prices determined by world markets over which we have no influence or control. These markets are cyclical. Our competitive position is determined by our costs compared to those of other producers throughout the world, and by our ability to maintain our financial integrity through metal and coal price cycles and currency fluctuations. Costs are governed principally by the location, grade and nature of orebodies and mineral deposits, the location of our metal refining facility and its cost of power and, as well, by operating and management skill.

Over the long term, our competitive position will be determined by our ability to locate, acquire and develop economic orebodies and replace current production, as well as by our ability to hire and retain skilled employees. In this regard, we also compete with other mining companies for employees, for mineral properties, for joint venture agreements and for the acquisition of investments in other mining companies.

Management

Set forth below is information concerning certain members of our senior management.

Name, province/state and country of residence	Age	Office held with company and principal occupations within previous five years
Norman B. Keevil West Vancouver, British Columbia Canada	71	Chairman of Teck; Chief Executive Officer of Teck prior to July 25, 2001

Donald R. Lindsay Vancouver, British Columbia, Canada	50	President of Teck from January 2005 to present; appointed CEO of Teck in April, 2005; prior thereto President, CIBC World Markets Inc.

Michael E. Agg Vancouver, British Columbia, Canada	59	Senior Vice President, Zinc of Teck since August 2008; previously Vice President, Refining and Metal Sales since December 1, 2005; General Manager, Trail Operations from 2003 to 2005, and General Manager of Cajamarquilla from 1998 to 2003

Roger J. Higgins Vancouver, British Columbia, Canada	58	Senior Vice President, Copper of Teck since June 1, 2008; previously Vice President Project Development, BHP Billiton, Base Metals from 2002-2005 and Vice President and Chief Operating Officer, Australia BHP Billiton, Base Metals from 2005-2007

Douglas H. Horswill West Vancouver, British Columbia, Canada	60	Senior Vice President, Sustainability and External Affairs since August 2008; previously Senior Vice President, Environment and Corporate Affairs

G. Leonard Manuel West Vancouver, British Columbia, Canada	65	Senior Vice President and General Counsel; previously Vice President and General Counsel

Ronald A. Millos Vancouver, British Columbia, Canada	51	Senior Vice President, Finance and Chief Financial Officer of Teck since October 3, 2005; previously Vice President and Chief Financial Officer of the Fording Canadian Coal Trust, Fording LP (formerly known as Fording Inc.) and Elk Valley Coal Corporation since June 1, 2003

Boyd Payne Calgary, Alberta, Canada	60	Senior Vice President, Coal of Teck and President and Chief Executive Officer, Teck Coal since October 30, 2008; President and Chief Executive Officer, Elk Valley Coal 2006-2008; previously Vice President Marketing, BHP Billiton 2001-2006

Peter C. Rozee West Vancouver, British Columbia, Canada	48	Senior Vice President, Commercial Affairs since October 1, 2005; previously Vice President, Commercial and Legal Affairs from 2001 to 2005

Ronald J. Vance Evergreen, Colorado, USA	56	Senior Vice President, Corporate Development of Teck since January 1, 2006; previously Managing Director and Senior Advisor, Rothschild Inc.

Timothy C. Watson Vancouver, British Columbia, Canada	50	Senior Vice President, Project Development of Teck since August 6, 2007; previously Chief Operating Officer, Power and Process with AMEC PLC

Description of certain indebtedness

Credit facilities

We and our subsidiaries are party to various credit agreements establishing the following credit facilities (collectively, the “credit facilities”):

•	A US$800 million revolving credit facility provided by a syndicate of lenders which matures on February 15, 2013 and which is undrawn.

•	A US$50 million revolving credit facility in favor of Teck Alaska Incorporated established by Royal Bank of Canada which matures on July 2, 2009, and which is drawn to the extent of US$23 million.

•

A $100 million revolving credit facility established by a syndicate of lenders, with Bank of Montreal as administrative agent which matures on March 3, 2013 and which is drawn to the extent of $81 million.

•	A $100 million term credit facility established by The Toronto Dominion Bank which matures on September 24, 2013, and which is drawn to the extent of $21 million.

•	A $75 million term credit facility established by Royal Bank of Canada which matures on August 31, 2012 and which is drawn to the extent of $64 million.

•

The US$4 billion three-year amended Term Facility established by a syndicate of lenders, under which 11 equal quarterly payments of approximately US$53 million are due, with the first such payment being made on April 30, 2009, semiannual amortization payments of US$427 million are due at the end of April and October of 2010 and 2011 and quarterly payments of US$427 million are due at the end of each calendar quarter in 2012.

•	The US$4.527 billion amended Bridge Facility established by a syndicate of lenders. We must pay the remaining US$603 million on or before October 30, 2011.

In addition to the credit facilities, we have arranged for $268 million of letters of credit to be issued, primarily for environmental bonding purposes.

Our proportionate share of Antamina’s US$411 million senior revolving credit facility is US$92 million. At inception, this facility was a syndicated five-year term revolving facility that is non-recourse to us and the other Antamina project sponsors and may be renewed and extended annually with the concurrence of the participating banks. The facility matures on August 31, 2012.

Our obligations under the amended Term Facility and the amended Bridge Facility have been guaranteed by Teck Metals, Teck Coal, and all our other material wholly-owned subsidiaries, and have been or will be secured by a first-priority security interest in all of our material properties and those of each guarantor, subject to obtaining required consents, as applicable, with provision for the release of the security interest in connection with permitted asset sales. The security will fall away upon full repayment of the amended Bridge Facility and our receiving investment grade credit ratings with stable outlooks from both Moody’s and S&P.

The amended Bridge Facility is required to be prepaid in an amount equal to 100% of the net proceeds from asset sales or the incurrence or issuance of new debt or equity (subject to exceptions set out in the amended Bridge Facility), as well as 100% of the net proceeds received from tax refunds associated with the Fording Acquisition. Any excess cash flow must also be applied to the amended Bridge Facility balance, subject to a minimum cash balance of $500 million, deductions for committed capital expenditures and funds placed in escrow, if any, to meet amended Term Facility amortization payments scheduled in the next six months. Once all amounts outstanding under the amended Bridge Facility have been paid in full, the amended Term Facility will also be subject to prepayment requirements in respect of asset sales proceeds, new debt or equity and a cash sweep, with the prepayment percentage varying subject to our then leverage ratio.

The amended Facilities contain varying restrictive and financial covenants, including restrictions regarding new indebtedness, new liens, fundamental changes, asset dispositions, lines of business, investments, guarantees, acquisitions, hedge agreements, restricted payments, transactions with affiliates, restrictive agreements, sales and leasebacks, capital expenditures, changes to existing debt documents, fiscal year and use of proceeds under existing debt documents, as well as a minimum interest coverage covenant and a maximum leverage covenant. These financial covenants require that we maintain (i) minimum interest coverage of not less than 3.5 to 1 for the 12 months ended June 30, 2009, 2.5 to 1 for the 12 month period ended September 30, 2009, and 2 to 1 thereafter; and (ii) a leverage ratio of not more than 4.75 to 1 for the 12 months ended June 30, 2009, 5.25 to 1 for the 12 month periods ended from September 30, 2009 to December 31, 2011, and 5 to 1, declining to 4.5 to 1 for the 12-month periods ending during each calendar quarter in 2012. Both of these tests will be calculated on a rolling four quarter basis.

The amended Facilities also provide for customary events of default, including non-payment of principal when due, non-payment of interest, fees or other amounts, inaccuracy of representations and warranties, violation of covenants (subject, in the case of certain affirmative covenants, to a grace period), cross-default, bankruptcy events, certain ERISA events, material judgments, and certain matters relating to the security.

Our other existing bilateral and revolving credit facilities have been amended, effective May 15, 2009, to conform their covenants and events of default to the provisions of the amended Term Facility. The obligations under our existing bilateral and revolving credit facilities will also be secured rateably with the amended Term Facility and the amended Bridge Facility for so long as the security is in place.

Public indebtedness

On September 12, 2002, we issued US$200 million in aggregate principal amount of 7.00% notes due September 15, 2012 (the “2012 notes”) under an indenture dated September 12, 2002 with The Bank of New York (now The Bank of New York Mellon) as trustee (the “Indenture”). On September 28, 2005, we issued a further US$300 million in aggregate principal amount of 5.375% notes due October 1, 2015 (the “2015 notes”) and US$700 million in aggregate principal amount of 6.125% notes due October 1, 2035 (the “2035 notes”), also under the Indenture. The 2012 notes, 2015 notes and 2035 notes are hereinafter referred to collectively as the “existing notes”).

Proceeds from these note offerings were advanced to our subsidiary, Teck Metals, which in turn issued us notes (the “Metals notes”) in the amount of each such offering. The principal amount of the existing notes, plus (i) accrued interest thereon at least equal to accrued interest on the existing notes, and (ii) other monetary obligations payable pursuant to the Metals notes, will become due and payable on demand by us, or upon an event of default under the Indenture governing the existing notes, on demand by us or our assignee. Each Metals note has been pledged in favor of the trustee under the Indenture governing the existing notes. A breach under the collateral documents relating to a pledge of the Metals notes will be an event of default under the Indenture. As a result, for so long as any of these intercompany arrangements and pledges are in place, upon the occurrence of an event of default under the Indenture, the trustee on behalf of the holders of the existing notes will have the right to make a demand on the Metals notes and will have a claim against Teck Metals in an amount equal to the amount due under the existing notes.

The exchange offer

Terms of the exchange offer

We will exchange US$1,315,000,000 aggregate principal amount of our 2014 exchange notes for a like aggregate principal amount of our initial 2014 notes, US$1,060,000,000 aggregate principal amount of our 2016 exchange notes for a like aggregate principal amount of our initial 2016 notes and US$1,850,000,000 aggregate principal amount of our 2019 exchange notes for a like aggregate principal amount of our initial 2019 notes.

The exchange notes that we propose to issue in this exchange offer will be substantially identical to the applicable initial notes except that, unlike the initial notes, the exchange notes will have no transfer restrictions or registration rights. You should read the description of the exchange notes in the section in this prospectus entitled “Description of the notes.”

We reserve the right in our sole discretion to purchase or make offers for any initial notes that remain outstanding following the expiration or termination of this exchange offer and, to the extent permitted by applicable law, to purchase initial notes in the open market or privately negotiated transactions, one or more additional tender or exchange offers or otherwise. The terms and prices of these purchases or offers could differ significantly from the terms of this exchange offer.

Expiration date; extensions; amendments; termination

This exchange offer will expire at 5:00 p.m., New York City time, on                     , 2009, unless we extend it in our reasonable discretion. The expiration date of this exchange offer will be at least 20 business days after the commencement of the exchange offer in accordance with Rule 14e-1(a) under the Securities Exchange Act of 1934 (“Exchange Act”).

We expressly reserve the right to delay acceptance of any initial notes, extend or terminate this exchange offer and not accept any initial notes that we have not previously accepted if any of the conditions described below under “—Conditions to the exchange offer” have not been satisfied or waived by us. We will notify the exchange agent of any extension by oral notice promptly confirmed in writing or by written notice. We will also notify the holders of the initial notes by a press release or other public announcement communicated before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date unless applicable laws require us to do otherwise.

We also expressly reserve the right to amend the terms of this exchange offer in any manner. If we make any material change, we will promptly disclose this change in a manner reasonably calculated to inform the holders of our initial notes of the change including providing public announcement or giving oral or written notice to these holders. A material change in the terms of this exchange offer could include a change in the timing of the exchange offer, a change in the exchange agent and other similar changes in the terms of this exchange offer. If we make any material change to this exchange offer, we will disclose this change by means of a post-effective amendment to the registration statement which includes this prospectus and will distribute an amended or supplemented prospectus to each registered holder of initial notes. In addition, we will extend this exchange offer for an additional five to ten business days as required by the Exchange Act, depending on the significance of the amendment, if the exchange offer would otherwise expire during that period. We will promptly notify the exchange agent by oral notice, promptly confirmed in writing, or written notice of any delay in acceptance, extension, termination or amendment of this exchange offer.

Procedures for tendering initial notes

To tender your initial notes in this exchange offer, you must use one of the two alternative procedures described below:

(1) Book-entry delivery procedure: Send a timely confirmation of a book-entry transfer of your initial notes, if this procedure is available, into the exchange agent’s account at The Depository Trust Company in accordance with the procedures for book-entry transfer described under “—Book-entry delivery procedure” below, on or before 5:00 p.m., New York City time, on the expiration date.

(2) Guaranteed delivery procedure: If time will not permit you to complete your tender by using the procedures described above before the expiration date and this procedure is available, comply with the guaranteed delivery procedures described under “—Guaranteed delivery procedure” below.

The method of delivery of the letter of transmittal and all other required documents is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand-delivery service. If you choose the mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send any letters of transmittal to us.

Only a holder of initial notes may tender initial notes in this exchange offer. A holder is any person in whose name initial notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

If you are the beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you must contact that registered holder promptly and instruct that registered holder to tender your notes on your behalf.

If you wish to tender your initial notes on your own behalf, you must before completing and executing the letter of transmittal either make appropriate arrangements to register the ownership of these notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

You must have any signatures on a letter of transmittal or a notice of withdrawal guaranteed by:

(1) a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.,

(2) a commercial bank or trust company having an office or correspondent in the United States, or

(3) an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act, unless the initial notes are tendered:

(a)	by a registered holder or by a participant in The Depository Trust Company whose name appears on a security position listing as the owner, who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal and only if the exchange notes are being issued directly to this registered holder or deposited into this participant’s account at The Depository Trust Company, or

(b)	for the account of a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act.

The letter of transmittal must be endorsed or accompanied by bond powers and a proxy that authorize this person to tender the initial notes on behalf of the registered holder. Trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity should so indicate when signing.

To tender your initial notes in this exchange offer, you must make the following representations:

(1) you are authorized to tender, sell, assign and transfer the initial notes tendered and to acquire exchange notes issuable upon the exchange of such tendered initial notes, and that we will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim when the same are accepted by us,

(2) any exchange notes acquired by you pursuant to the exchange offer are being acquired in the ordinary course of business, whether or not you are the holder,

(3) you or any other person who receives exchange notes, whether or not such person is the holder of the exchange notes, has no arrangement or understanding with any person to participate in a distribution of such exchange notes within the meaning of the Securities Act and is not participating in, and does not intend to participate in, the distribution of such exchange notes within the meaning of the Securities Act,

(4) you or such other person who receives exchange notes, whether or not such person is the holder of the exchange notes, is not an “affiliate,” as defined in Rule 405 of the Securities Act, of ours, or if you or such other person is an affiliate, you or such other person will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable,

(5) if you are not a broker-dealer, you represent that you are not engaging in, and do not intend to engage in, a distribution of exchange notes, and

(6) if you are a broker-dealer that will receive exchange notes for your own account in exchange for initial notes, you represent that the initial notes to be exchanged for the exchange notes were acquired by you as a result of market-making or other trading activities and acknowledge that you will deliver a prospectus in connection with any resale, offer to resell or other transfer of such exchange notes.

You must also warrant that the acceptance of any tendered initial notes by the issuers and the issuance of exchange notes in exchange therefor shall constitute performance in full by the issuers of its obligations under the registration rights agreement relating to the initial notes.

To effectively tender notes through The Depository Trust Company, the financial institution that is a participant in The Depository Trust Company will electronically transmit its acceptance through the Automatic Tender Offer Program. The Depository Trust Company will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. An agent’s message is a message transmitted by The Depository Trust Company to the exchange agent stating that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the notes that this participant has received and agrees to be bound by the terms stated herein, and that we may enforce this agreement against this participant.

Book-entry delivery procedure

Any financial institution that is a participant in The Depository Trust Company’s systems may make book-entry deliveries of initial notes by causing The Depository Trust Company to transfer these initial notes into the exchange agent’s account at The Depository Trust Company in accordance with The Depository Trust Company’s procedures for transfer. To effectively tender notes through The Depository Trust Company, the financial institution that is a participant in The Depository Trust Company will electronically transmit its acceptance through the Automatic Tender Offer Program. The Depository Trust Company will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. An agent’s message is a message transmitted by The Depository Trust Company to the exchange agent stating that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the notes that this participation has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant. The exchange agent will make a request to establish an account for the initial notes at The Depository Trust Company for purposes of the exchange offer within two business days after the date of this prospectus.

A delivery of initial notes through a book-entry transfer into the exchange agent’s account at The Depository Trust Company will only be effective if an agent’s message with any required signature guarantees and any other required documents is transmitted to and received by the exchange agent at the address indicated below under “—Exchange agent” on or before the expiration date unless the guaranteed delivery procedures described below are complied with. Delivery of documents to The Depository Trust Company does not constitute delivery to the exchange agent.

Guaranteed delivery procedure

If you are a registered holder of initial notes and desire to tender your notes and the procedures for book-entry transfer cannot be completed on a timely basis and an agent’s message delivered, you may still tender in this exchange offer if:

(1) you tender through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act, and

(2) on or before the expiration date, the exchange agent receives a notice of guaranteed delivery, substantially in the form provided by us, with your name and address as holder of the initial notes and the amount of notes tendered, stating that the tender is being made by that notice and guaranteeing that within three New York Stock Exchange trading days after the expiration date the certificates for all the initial notes tendered, in proper form for transfer, or a book-entry confirmation with an agent’s message, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent.

Acceptance of initial notes for exchange; delivery of exchange notes

Your tender of initial notes will constitute an agreement between you and us governed by the terms and conditions provided in this prospectus.

We will be deemed to have received your tender as of the date a timely confirmation of a book-entry transfer of these notes into the exchange agent’s account at The Depository Trust Company with an agent’s message or a notice of guaranteed delivery from an eligible institution is received by the exchange agent.

All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tenders will be determined by us in our sole discretion. Our determination will be final and binding.

We reserve the absolute right to reject any and all initial notes not properly tendered or any initial notes which, if accepted, would, in our opinion or our counsel’s opinion, be unlawful. We also reserve the absolute right to waive any conditions of this exchange offer or irregularities or defects in tender as to particular notes with the exception of conditions to this exchange offer relating to the obligations of broker dealers, which we will not waive. If we waive a condition to this exchange offer, the waiver will be applied equally to all note holders. Our interpretation of the terms and conditions of this exchange offer will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of initial notes must be cured within such time as we shall determine. We, the exchange agent or any other person will be under no duty to give notification of defects or irregularities with respect to tenders of initial notes. We and the exchange agent or any other person will incur no liability for any failure to give notification of these defects or irregularities. Tenders of initial notes will not be deemed to have been made until such irregularities have been cured or waived. The exchange agent will return without cost to their holders any initial notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived promptly following the expiration date.

If all the conditions to the exchange offer are satisfied or waived on the expiration date, we will accept all initial notes properly tendered and will issue the exchange notes promptly thereafter. Please refer to the section of this prospectus entitled “—Conditions to the exchange offer” below. For purposes of this exchange offer, initial notes will be deemed to have been accepted as validly tendered for exchange when, as and if we give oral or written notice of acceptance to the exchange agent.

We will issue the exchange notes in exchange for the initial notes tendered pursuant to a notice of guaranteed delivery by an eligible institution and the receipt by the exchange agent of a timely confirmation of a book-entry transfer of initial notes into the exchange agent’s account at The Depository Trust Company with an agent’s message, in form satisfactory to us and the exchange agent.

If any tendered initial notes are not accepted for any reason provided by the terms and conditions of this exchange offer or if initial notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged initial notes will be credited to an account maintained with the book-entry transfer facility, promptly after withdrawal, rejection of tender or the expiration or termination of the exchange offer.

By tendering into this exchange offer, you will irrevocably appoint our designees as your attorney-in-fact and proxy with full power of substitution and resubstitution to the full extent of your rights on the notes tendered. This proxy will be considered coupled with an interest in the tendered notes. This appointment will be effective only when, and to the extent that we accept your notes in this exchange offer. All prior proxies on these notes will then be revoked and you will not be entitled to give any subsequent proxy. Any proxy that you may give subsequently will not be deemed effective. Our designees will be empowered to exercise all voting and other rights of the holders as they may deem proper at any meeting of note holders or otherwise. The initial notes will be validly tendered only if we are able to exercise full voting rights on the notes, including voting at any meeting of the note holders, and full rights to consent to any action taken by the note holders.

Withdrawal of tenders

Except as otherwise provided in this prospectus, you may withdraw tenders of initial notes at any time before 5:00 p.m. New York City time, on the expiration date.

Any notice of withdrawal must:

(1) specify the name of the person having tendered the initial notes to be withdrawn,

(2) identify the notes to be withdrawn, including, if applicable, the registration number or numbers and total principal amount of these notes,

(3) be signed by the person having tendered the initial notes to be withdrawn including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee for the initial notes to register the transfer of these notes into the name of the person having made the original tender and withdrawing the tender,

(4) specify the name in which any of these initial notes are to be registered, if this name is different from that of the person having tendered the initial notes to be withdrawn, and

(5) if applicable because the initial notes have been tendered through the book-entry procedure, specify the name and number of the participant’s account at The Depository Trust Company to be credited, if different than that of the person having tendered the initial notes to be withdrawn.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of all notices of withdrawal and our determination will be final and binding on all parties. Initial notes that are withdrawn will be deemed not to have been validly tendered for exchange in this exchange offer.

You may retender properly withdrawn initial notes in this exchange offer by following one of the procedures described under “—Procedures for tendering initial notes” above at any time on or before the expiration date.

Conditions to the exchange offer

We will complete this exchange offer only if:

(1) there is no change in the laws and regulations which would reasonably be expected to impair our ability to proceed with this exchange offer,

(2) there is no change in the current interpretation of the staff of the Commission which permits resales of the exchange notes,

(3) there is no stop order issued by the Commission or any state securities authority suspending the effectiveness of the registration statement which includes this prospectus or the qualification of the indenture for our exchange notes under the Trust Indenture Act of 1939 and there are no proceedings initiated or, to our knowledge, threatened for that purpose,

(4) there is no action or proceeding instituted or threatened in any court or before any governmental agency or body that would reasonably be expected to prohibit, prevent or otherwise impair our ability to proceed with this exchange offer, and

(5) we obtain all governmental approvals that we deem in our sole discretion necessary to complete this exchange offer.

These conditions are for our sole benefit. We may assert any one of these conditions regardless of the circumstances giving rise to it and may also waive any one of them, in whole or in part, at any time and from time to time, if we determine in our reasonable discretion that it has not been satisfied, subject to applicable law. Notwithstanding the foregoing, all conditions to the exchange offer must be satisfied or waived before the expiration of this exchange offer. If we waive a condition to this exchange offer, the waiver will be applied equally to all note holders. We will not be deemed to have waived our rights to assert or waive these conditions if we fail at any time to exercise any of them. Each of these rights will be deemed an ongoing right which we may assert at any time and from time to time.

If we determine that we may terminate this exchange offer because any of these conditions is not satisfied, we may:

(1) refuse to accept and return to their holders any initial notes that have been tendered,

(2) extend the exchange offer and retain all notes tendered before the expiration date, subject to the rights of the holders of these notes to withdraw their tenders, or

(3) waive any condition that has not been satisfied and accept all properly tendered notes that have not been withdrawn or otherwise amend the terms of this exchange offer in any respect as provided under the section in this prospectus entitled “—Expiration date; extensions; amendments; termination.”

Accounting treatment

We will record the exchange notes at the same carrying value as the initial notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. We will amortize the costs of the exchange offer and the unamortized expenses related to the issuance of the exchange notes over the term of the exchange notes.

Exchange agent

We have appointed The Bank of New York Mellon as exchange agent for this exchange offer. You should direct all questions and requests for assistance on the procedures for tendering and all requests for additional copies of this prospectus to the exchange agent as follows:

By mail or hand/overnight delivery:

The Bank of New York Mellon Reorganization Unit

101 Barclay Street, 7E

New York, NY 10286

Facsimile Transmission: [        ]

Confirm by Telephone: [        ]

Attention:

Fees and expenses

We will bear the expenses of soliciting tenders in this exchange offer, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

We will not make any payments to brokers, dealers or other persons soliciting acceptances of this exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with this exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses for forwarding copies of the prospectus, letters of transmittal and related documents to the beneficial owners of the initial notes and for handling or forwarding tenders for exchange to their customers.

We will pay all transfer taxes, if any, applicable to the exchange of initial notes in accordance with this exchange offer. However, tendering holders will pay the amount of any transfer taxes, whether imposed on the registered holder or any other persons, if:

(1) certificates representing exchange notes or initial notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the notes tendered,

(2) tendered initial notes are registered in the name of any person other than the person signing the letter of transmittal, or

(3) a transfer tax is payable for any reason other than the exchange of the initial notes in this exchange offer.

If you do not submit satisfactory evidence of the payment of any of these taxes or of any exemption from this payment, we will bill you directly the amount of these transfer taxes.

Your failure to participate in the exchange offer will have adverse consequences

The initial notes were not registered under the Securities Act or under the securities laws of any state and you may not resell them, offer them for resale or otherwise transfer them unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your initial notes for exchange notes in accordance with this exchange offer, or if you do not properly tender your initial notes in this exchange offer, you will not be able to resell, offer to resell or otherwise transfer the initial notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

In addition, except as set forth in this paragraph, you will not be able to obligate us to register the initial notes under the Securities Act. You will not be able to require us to register your initial notes under the Securities Act unless:

(1) Teck and the Subsidiary Guarantors are not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy; or

(2) any Holder notifies Teck within 20 business days following consummation of the exchange offer that:

(a)	it is prohibited by law or SEC policy from participating in the exchange offer (other than by reason of being an “affiliate” (as defined in Rule 144 under the Securities Act) of Teck),

(b)	other than by reason of being an affiliate of Teck, it may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales; or

(c)	it is a broker-dealer and owns notes acquired directly from Teck or an affiliate of Teck;

in which case the registration rights agreement requires us to file a registration statement for a continuous offer in accordance with Rule 415 under the Securities Act for the benefit of the holders of the initial notes described in this sentence. We do not currently anticipate that we will register under the Securities Act any notes that remain outstanding after completion of the exchange offer.

Delivery of prospectus

Each broker-dealer that receives exchange notes for its own account in exchange for initial notes, where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of distribution.”

Description of the notes

Definitions of certain terms used in this description of the notes may be found under the caption “—Certain definitions.” For purposes of this section, the term “Company” refers only to Teck Resources Limited and not to any of its subsidiaries.

The Company issued the initial notes and will issue the exchange notes under an indenture (the “Indenture”) dated May 8, 2009, among the Company, the Subsidiary Guarantors and The Bank of New York Mellon, as Trustee, a copy of which is available upon request to the Company.

References in this “Description of the notes” to “2014 notes” mean both the initial 2014 notes and the 2014 exchange notes. References in this “Description of the notes” to “2016 notes” mean both the initial 2016 notes and the 2016 exchange notes. References in this “Description of the notes” to “2019 notes” mean both the initial 2019 notes and the 2019 exchange notes. When we refer to the “notes” in this “Description of the notes”, we mean both the initial notes and the exchange notes. The initial notes are subject to a Registration Rights Agreement, dated as of May 8, 2009, by and among us, the Subsidiary Guarantors and the several initial purchasers party to it (the “Registration Rights Agreement”). The terms of the notes include those stated in the Indenture and made part of the Indenture by reference to the TIA.

The 2014 notes, the 2016 notes and the 2019 notes are three separate series (each a “series”) of notes under the Indenture for purposes of, among other things, payments of principal and interest, Events of Default and consents to amendments to the Indenture and the notes.

The following description is meant to be only a summary of the material provisions of the Indenture. It does not restate the terms of the Indenture in its entirety. We urge that you carefully read the Indenture as it, and not this description, governs your rights as Holders.

Overview of the notes

Each series of notes and the related Subsidiary Guarantees:

•	are general senior obligations of the Company and the Subsidiary Guarantors, respectively;

•	rank equally in right of payment with the notes of the other series and with all existing and future Senior Indebtedness of the Company and the Subsidiary Guarantors, respectively;

•	are senior in right of payment to any future Subordinated Obligations of the Company and the Subsidiary Guarantors, respectively; and

•	are effectively subordinated to all liabilities (including Trade Payables) and Preferred Stock of each Subsidiary of the Company that is not a Subsidiary Guarantor.

The notes are secured by a pledge of a Senior Secured Pledge Bond, which pledge bond is secured by a security interest in the Collateral. The notes rank ratably with other indebtedness (including without limitation, the Bridge Credit Agreement and the Term Credit Agreement) secured by other Senior Secured Pledge Bonds that secure the Credit Facilities and the Bridge Credit Agreement as described below under “—Security for the notes.” Certain of the Collateral may be pledged after the issuance of the notes.

All of our subsidiaries that guarantee the Senior Secured Pledge Bonds that secure the Credit Facilities and the Bridge Credit Agreement guarantee the notes and the Senior Secured Pledge Bond that secures the notes. The guarantees of the Senior Secured Pledge Bond that secures the notes are secured by substantially all of the assets of such subsidiaries subject to certain exceptions including certain assets in respect of which required third party consents are not obtained as described below under “—Security for the notes.”

At March 31, 2009 after giving effect to the offering of the initial notes and the application of the proceeds thereof, the aggregate amount of the Indebtedness of the Company would have been approximately US$9,603 million on a consolidated basis, all of which would have been secured equally and ratably; except that entities that are proportionately consolidated in the accounts of the Company and subsidiaries of the Company that are not Subsidiary Guarantors would have had an aggregate of US$96 million of outstanding Indebtedness structurally senior to the notes. In addition, Compañía Minera Antamina S.A., in which the Company has a 22.5% interest, had outstanding at March 31, 2009, US$138 million of revolving debt, trade payables and accrued liabilities, the Company’s proportionate share of which is reflected in the Company’s consolidated balance sheet as at such date.

Principal, maturity and interest

The Company issued the initial 2014 notes in an aggregate principal amount of US$1,315,000,000, the initial 2016 notes in an aggregate principal amount of US$1,060,000,000 and the initial 2019 notes in an aggregate principal amount of US$1,850,000,000, and the Company will issue up to US$1,315,000,000 in aggregate principal amount of 2014 exchange notes, US$1,060,000,000 in aggregate principal amount of 2016 exchange notes and US$1,850,000,000 in aggregate principal amount of 2019 exchange notes in this exchange offer. The 2014 notes will mature on May 15, 2014, the 2016 notes will mature on May 15, 2016 and the 2019 notes will mature on May 15, 2019. The Company will issue the notes in fully registered form, without coupons, in denominations of US$2,000 and any integral multiple of US$1,000 in excess thereof.

The 2014 notes will bear interest at a rate of 9.75% per annum, the 2016 notes will bear interest at a rate of 10.25% per annum and the 2019 notes will bear interest at a rate of 10.75% per annum, in each case, beginning on May 8, 2009 or from the most recent date to which interest has been paid or provided for. The Company will pay interest semiannually to Holders at the close of business on the May 1 or November 1 immediately preceding the interest payment date on May 15 and November 15 of each year. Interest will be calculated on the basis of a 360-day year comprised of twelve 30-day months.

The initial notes were issued with original issue discount and as a result, each exchange note should be treated as having been issued with original issue discount. United States holders of notes should be aware that they generally must include original issue discount in gross income, as it accrues, in advance of receipt of cash attributable to that income. For more details, see “Certain federal income tax considerations—Material United States federal income tax considerations”.

Indenture may be used for future issuances

The Company may issue from time to time additional notes of each series having identical terms and conditions to the notes of such series currently offered (the “Additional Notes”). The Company will only be permitted to issue such Additional Notes if such issuance is in compliance with the covenants contained in the Indenture. The notes of a particular series and any Additional Notes of such series will be treated as the same class for all purposes under the Indenture, including those with respect to amendments, waivers, redemptions and offer to purchase. For purposes of this “Description of the notes,” reference to the notes includes Additional Notes unless otherwise indicated.

Paying agent and registrar

Except as described below, the Company will pay the principal of, premium, if any, and interest on the notes of each series at any office of the Company or any agency designated by the Company which is located in the Borough of Manhattan, The City of New York. The Trustee is initially acting as paying agent and registrar for the notes, and the Company has initially designated the corporate trust office of the Trustee to act as the agent of the Company in such matters. The Company may change the paying agent or registrar without prior notice to the Holders, and the Company or any of its subsidiaries may act as paying agent and registrar. The location of the corporate trust office is 101 Barclay Street, 4E, New York, New York, 10286. The Company, however, reserves the right to pay interest to Holders by check mailed directly to Holders at their registered addresses. If a Holder has given wire transfer instructions to the Company, the Company will pay all principal, interest and premium, if any, on such Holder’s notes in accordance with such instructions.

Holders may exchange or transfer their notes in accordance with the provisions of the Indenture. No service charge will be made for any registration of transfer or exchange of notes. Holders will be required to pay any transfer tax or other similar governmental charge payable in connection with any such transfer or exchange. The registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes.

Redemption

Optional redemption

2014 notes

Prior to May 15, 2012, the Company may, on one or more occasions, redeem up to a maximum of 35% of the original aggregate principal amount of the 2014 notes (calculated giving effect to any issuance of Additional Notes of such series) with the Net Cash Proceeds of one or more Equity Offerings by the Company, at a redemption price equal to 109.75% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption:

(1) at least 65% of the aggregate principal amount of the 2014 notes (calculated giving effect to any issuance of Additional Notes of such series) remains outstanding; and

(2) any such redemption by the Company must be made within 60 days of such Equity Offering and must be made in accordance with certain procedures set forth in the Indenture.

At any time the Company will be entitled at its option to redeem the 2014 notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the 2014 notes plus the Applicable Premium as of, and accrued and unpaid interest, if any, to (but not including), the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date).

Notice of an optional redemption must be mailed by first-class mail to the registered address of each Holder, not less than 30 nor more than 60 days prior to the redemption date.

2016 notes

Except as set forth in the following two paragraphs and under “—Tax redemption,” the Company may not redeem the 2016 notes prior to May 15, 2013. On and after this date, the Company may redeem the 2016 notes, in whole or in part, at its option, upon not less than 30 nor more than 60 days prior notice, at the following redemption prices (expressed as percentages of the principal amount thereof), plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on May 15 of the years set forth below:

Year	Redemption price
2013	105.125%
2014	102.563%
2015 and thereafter	100.000%

In addition, prior to May 15, 2012, the Company may, on one or more occasions, also redeem up to a maximum of 35% of the original aggregate principal amount of the 2016 notes (calculated giving effect to any issuance of Additional Notes of such series) with the Net Cash Proceeds of one or more Equity Offerings by the Company, at a redemption price equal to 110.25% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption:

(1) at least 65% of the aggregate principal amount of the 2016 notes (calculated giving effect to any issuance of Additional Notes of such series) remains outstanding; and

(2) any such redemption by the Company must be made within 60 days of such Equity Offering and must be made in accordance with certain procedures set forth in the Indenture.

Prior to May 15, 2013 the Company will be entitled at its option to redeem the 2016 notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the 2016 notes plus the Applicable Premium as of, and accrued and unpaid interest, if any, to (but not including), the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date).

Notice of an optional redemption must be mailed by first-class mail to the registered address of each Holder, not less than 30 nor more than 60 days prior to the redemption date.

2019 notes

Except as set forth in the following two paragraphs and under “—Tax redemption,” the Company may not redeem the 2019 notes prior to May 15, 2014. On and after this date, the Company may redeem the 2019 notes, in whole or in part, at its option, upon not less than 30 nor more than 60 days prior notice, at the following redemption prices (expressed as percentages of the principal amount thereof), plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on May 15 of the years set forth below:

Year	Redemption price
2014	105.375%
2015	103.583%
2016	101.792%
2017 and thereafter	100.000%

In addition, prior to May 15, 2012, the Company may, on one or more occasions, also redeem up to a maximum of 35% of the original aggregate principal amount of the 2019 notes (calculated giving effect to any issuance of Additional Notes of such series) with the Net Cash Proceeds of one or more Equity Offerings by the Company, at a redemption price equal to 110.75% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption:

(1) at least 65% of the aggregate principal amount of the 2019 notes (calculated giving effect to any issuance of Additional Notes of such series) remains outstanding; and

(2) any such redemption by the Company must be made within 60 days of such Equity Offering and must be made in accordance with certain procedures set forth in the Indenture.

Prior to May 15, 2014 the Company will be entitled at its option to redeem the 2019 notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the 2019 notes plus the Applicable Premium as of, and accrued and unpaid interest, if any, to (but not including), the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date).

Notice of an optional redemption must be mailed by first-class mail to the registered address of each Holder, not less than 30 nor more than 60 days prior to the redemption date.

Mandatory redemption

The Company is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Tax redemption

The notes of any series will be subject to redemption at any time, in whole but not in part, at a redemption price equal to the principal amount thereof, together with accrued and unpaid interest to, but not including, the date fixed for redemption (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date), upon the giving of a notice as described below, if the Company determines that:

•

as a result of (A) any change (without limitation, including any announced change) in, repeal of or amendment to any laws (or any regulations or rulings promulgated thereunder) of Canada (or the jurisdiction of organization of the Company’s successor) or of any political subdivision or taxing authority thereof or therein affecting taxation, or (B) any change in the official position regarding the application or interpretation of such laws, regulations or rulings by any legislative body, court, governmental agency or regulatory authority (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after (i) May 5, 2009, or (ii) the date a party organized in a jurisdiction other than Canada or the United States becomes the Company’s successor, the Company or such successor, as applicable, has or will become obligated to pay, on the next succeeding date on which interest is due, Additional Amounts (as defined below) with respect to the notes of such series; or

•

on or after (i) May 5, 2009, or (ii) the date a party organized in a jurisdiction other than Canada or the United States becomes the Company’s successor, any action has been taken by any taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, Canada (or the jurisdiction of organization of the Company’s successor) or any political subdivision or taxing authority thereof or therein, including any of those actions specified in the first bullet, whether or not such action was taken or such decision was rendered with respect to the Company or such successor, as applicable, or any change, amendment, application or interpretation will be officially proposed, which, in any such case, in the written opinion of the Company’s legal counsel, will result in the Company’s, or the successor, as applicable, becoming obligated to pay, on the next succeeding date on which interest is due, Additional Amounts with respect to the notes of such series, and, in any such case, the Company (or its successor), in its business judgment, determine that such obligation cannot be avoided by the use of reasonable measures available to it.

In the event that the Company (or its successor) elects to redeem the notes of any series pursuant to the provisions set forth in the preceding paragraph, the Company will deliver to the Trustee an Officers’ Certificate stating that it is entitled to redeem the notes of such series pursuant to their terms.

Notice of intention to redeem the notes of any series will be given not more than 60 nor less than 30 days prior to the date fixed for redemption and will specify the date fixed for redemption.

Selection

If the Company partially redeems the notes of any series, the Trustee will select the notes of such series to be redeemed on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no note of US$2,000 in original principal amount or less will be redeemed in part. If the Company redeems any note of any series in part only, the notice of redemption relating to such note shall state the portion of the principal amount thereof to be redeemed. A new note of such series in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption so long as the Company has deposited with the Paying Agent funds sufficient to pay the principal amount of, plus the Applicable Premium and accrued and unpaid interest, if any, on the notes to be redeemed.

Guarantees

All of the Company’s subsidiaries that Guarantee Indebtedness under the Credit Facilities and the Bridge Credit Agreement as of the Issue Date are Subsidiary Guarantors. In addition, any Restricted Subsidiary of the Company that Guarantees any of the Company’s or a Subsidiary Guarantor’s Indebtedness will be obligated to become a Subsidiary Guarantor. See “—Certain covenants—Future subsidiary guarantors.” The Subsidiary Guarantors jointly and severally guarantee, on a senior basis, the Company’s obligations under the notes of each series and under the Indenture. The obligations of each Subsidiary Guarantor under its Subsidiary Guarantees will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law.

The Subsidiary Guarantors also guarantee the Senior Secured Pledge Bond that secures the notes, and the guarantees of such pledge bond are secured by substantially all of the assets of the Subsidiary Guarantors subject to certain exceptions including certain assets in respect of which required third party consents are not obtained as described below under “—Security for the notes.”

Pursuant to the Indenture, (A) a Subsidiary Guarantor may amalgamate, consolidate or enter into a statutory plan of arrangement with, merge with or into, or directly or indirectly transfer all or substantially all its assets to, any other Person to the extent described below under “—Merger and consolidation” and (B) the Capital Stock of a Subsidiary Guarantor may be sold or otherwise disposed of to another Person to the extent described below under “—Certain covenants—Limitation on sales of assets and subsidiary stock;” provided, however, that in the case of the amalgamation, consolidation statutory plan of arrangement, merger or direct or indirect transfer of all or substantially all the assets of such Subsidiary Guarantor, if such other Person is not the Company or a Subsidiary Guarantor, such Subsidiary Guarantor’s obligations under its Subsidiary Guarantees must be expressly assumed by such other Person, except that such assumption will not be required in the case of:

(1) the sale or other disposition (including by way of amalgamation, consolidation, statutory plan of arrangement or merger) of a Subsidiary Guarantor, including the sale or disposition of Capital Stock of a Subsidiary Guarantor, following which such Subsidiary Guarantor is no longer a Restricted Subsidiary; or

(2) the sale or disposition of all or substantially all the assets (including by way of amalgamation, consolidation, statutory plan of arrangement or merger) of a Subsidiary Guarantor;

in each case other than to the Company or an Affiliate of the Company and as permitted by the Indenture and if in connection therewith the Company provides an Officers’ Certificate to the Trustee to the effect that the Company will comply with its obligations under the covenant described under “—Certain covenants—Limitation on sales of assets and subsidiary stock” in respect of such disposition. Upon any sale or disposition described above, the obligor on the related Subsidiary Guarantees will be automatically released from its obligations thereunder.

The Subsidiary Guarantees of a Subsidiary Guarantor also will be automatically released:

(1) upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary;

(2) if the Company exercises its legal defeasance option or its covenant defeasance option as described under “—Defeasance” or if its obligations under the Indenture are satisfied and discharged as described under “—Satisfaction and discharge”; or

(3) upon the release or discharge of the Guarantee that resulted in the creation of such Subsidiary Guarantee pursuant to the covenant described under “—Certain covenants—Future subsidiary guarantees” (including in the case of the initial Subsidiary Guarantors, the Term Credit Agreement, the Revolving Credit Agreement and the Bridge Credit Agreement), except a discharge or release by or as a result of payment under such Guarantee.

Security for the notes

Description of Collateral

The initial notes are and, upon their issuance, the exchange notes will be secured by a bond (“Senior Secured Pledge Bond”) issued by the Company under a trust indenture (the “Master Trust Indenture”) dated as of April 30, 2009, between the Company, as issuer, and CIBC Mellon Trust Company, as trustee (the “Pledge Bond Trustee”), and pledged as collateral security for the new notes and the relevant exchange notes.

The Company has also issued Senior Secured Pledge Bonds in connection with the Bridge Credit Agreement, the Term Credit Agreement, the Revolving Credit Agreement, the Existing Notes, the Bilateral Credit Agreements and certain Hedging Obligations (collectively, the “Secured Debt”). The indebtedness, liabilities and obligations of the Company for which the Senior Secured Pledge Bonds are pledged as security will initially be equally and ratably secured by the Senior Secured Pledge Bonds, subject to the amount of such indebtedness not exceeding the amount of the Senior Secured Pledge Bond pledged in favor of the relevant creditor of such indebtedness. The Senior Secured Pledge Bonds have been or will be pledged to and held by (and for the benefit of the holders of the Secured Debt) (i) in the case of the initial notes and the exchange notes, the Trustee, (ii) in the case of the Existing Notes, the trustee for such Existing Notes, (iii) in the case of each of the Bridge Credit Agreement and the Term Credit Agreement, each administrative (or other similar) agent therefor, (iv) in the case of each Hedging Obligation and the Bilateral Credit Agreements, the counterparty thereto, and (v) in the case of any additional debt that is secured by a Senior Secured Pledge Bond, the additional lender thereof or trustee or agent in respect of a group of additional lenders as shall be designated in the instrument pursuant to which such additional debt was issued (each of the agents, trustees and counterparties above are collectively referred to as the “Pledge Bond Holders”). The Master Trust Indenture permits the issuance of additional Senior Secured Pledge Bonds to secure Specified Debt following the receipt by the Pledge Bond Trustee of (a) a written order in the form prescribed in the Master Trust Indenture of the Company as to the delivery of such Senior Secured Pledge Bonds: (i) stating the names and addresses of the new or existing Pledge Bond Holder to whom the Senior Secured Pledge Bond is to be issued; (ii) stating the principal amount of the Senior Secured Pledge Bond to be issued and the date and place of delivery of each such Senior Secured Pledge Bond which principal amount will secure the US Dollar equivalent amount of any Specified Debt denominated in a currency other than US Dollars; (iii) certifying that (A) no event of default has occurred and is continuing under the Master Trust Indenture, (B) no event of default has occurred and is continuing under any document governing the terms of any Specified Debt or any document pursuant to which any Additional Debt has been issued, and (C) the issuance of such Senior Secured Pledge Bonds will not result in (x) an event of default under the Master Trust Indenture, or (y) an event of default under any such other agreement document or indenture; (iv) certifying that such Senior Secured Pledge Bonds are to be delivered subject to a pledge to be executed and delivered on the date of issuance of such Senior Secured Pledge Bonds, and are being issued for obligations constituting Specified Debt; and (v) containing any other provisions deemed advisable by the Company; and (b) a duly executed copy of the Pledge relating to such Senior Secured Pledge Bond. Under the terms of the Master Trust Indenture, Specified Debt includes the initial notes, upon their issuance, the Exchange Notes, the

Existing Notes, secured indebtedness of the Company or any Pledge Bond Guarantor (as defined below) incurred in connection with the Term Credit Agreement, the Bridge Credit Agreement, the Revolving Credit Agreement, the Bilateral Credit Agreements, certain Hedging Obligations, and certain other additional secured indebtedness.

The following description is meant to be only a summary of the material provisions of the Master Trust Indenture and the amended Facilities. It does not restate the terms of the Master Trust Indenture and the amended Facilities in their entirety. We urge you to carefully read the Master Trust Indenture and the amended Facilities as they, and not this description, govern the security for the Senior Secured Pledge Bond. See “Where you can find more information”.

Security

Guarantees from wholly-owned Canadian and U.S. Subsidiaries with consolidated total assets and consolidated gross revenues representing not less than 5% of the consolidated total assets or consolidated gross revenues of the Company, as the case may be (in each case net of minority interests) (each, a “Material Subsidiary”) and certain other wholly-owned subsidiaries were granted to the Pledge Bond Trustee for the benefit of the Senior Secured Pledge Bonds on or prior to the Issue Date. The wholly-owned foreign subsidiaries specified in the Bridge Credit Agreement and the Term Credit Agreement have also provided guarantees. The amended Facilities provide the Senior Secured Pledge Bonds will be secured by a first priority lien (subject to existing liens and other Permitted Liens as defined in the Bridge Credit Agreement and the Term Credit Agreement) in favor of the Pledge Bond Trustee on substantially all of the material present and future real property and personal property and assets, including the capital stock of subsidiaries (collectively, the “Collateral”) of the Company and each material Subsidiary (each, a “Pledge Bond Guarantor”) subject to certain exceptions including certain assets in respect of which required third party consents are not obtained as described below. The first priority liens on the assets of the Company and the Pledge Bond Guarantors in favor of the Pledge Bond Trustee are subject to certain existing Liens and other Permitted Liens (as such term is defined in the Bridge Credit Agreement).

In addition, the existing security does not extend to any property to the extent that the grant of such security in such property would breach any applicable law or any material contractual provision to which the person granting the security is a party or by which any person is bound.

The Company has agreed to grant specific Liens on its principal wholly-owned mines and processing operations and those of its wholly-owned Subsidiaries, and/or its partnership or joint venture interests in respect of such properties, and certain equity, leasehold, partnership and other interests in such properties and entities holding such properties on or before July 15, 2009, or, in the case of the Company’s partnership interest in Fort Hills Energy Limited Partnership, August 15, 2009 (subject in each case to the ability of the agent under the Bridge Credit Agreement and the Term Credit Agreement to, in its reasonable discretion, grant to the Company an extension beyond such date for a period of up to 120 days from the date of the amended Facilities or, in circumstances to waive, in whole or in part, such obligations and subject to the ability of the lenders under the Bridge Credit Agreement and Term Credit Agreement to waive, in whole or in part, such obligations of the Company).

The granting of a security interest in certain of the properties requires the consent of one or more third parties. The Company has agreed with the lenders under the Bridge Credit Agreement and the Term Credit Agreement to use reasonable commercial efforts to secure these consents. If despite such efforts the Company is unable to obtain any such consent, then, in the case of those properties where a consent requirement has been identified in the Bridge Credit Agreement and Term Credit Agreement, the property subject to such consent requirement need not be made subject to a Lien and will not comprise a portion of the Collateral. In addition, the agent under the Bridge Credit Agreement and the Term Credit Agreement may, in certain circumstances and in its reasonable discretion, waive, in whole or in part, such obligations, and the lenders under the Bridge Credit Agreement and the Term Credit Agreement may, without the consent of the Holders or the Trustee, waive the Company’s obligation to grant security in respect of any assets, with the result that any assets subject to any such waiver would not comprise a portion of the Collateral.

Any such waiver may be granted by lenders under the Bridge Credit Agreement and Term Credit Agreement holding more than 50% of the loans thereunder, provided that if the aggregate book value of the properties in respect of which waivers are sought exceeds C$1 billion, the consent of lenders holding more than 75% of the loans thereunder will be required.

Subject to the receipt of necessary consents, the mining and processing operations of the Company and its wholly-owned Subsidiaries subject to specific Liens consist of the following:

•	The assets comprising the Duck Pond mine in Newfoundland, Canada;

•	The partnership interest held by the Company and its wholly-owned Subsidiaries in the Teck Highland Valley Copper Partnership, which owns the Highland Valley copper mine in British Columbia, Canada;

•	The partnership interest held by the Company in the Fort Hills Energy Limited Partnership;

•	100% of the partnership interests in Teck Coal Partnership;

•	The assets comprising the following coal mines:

•	Fording River;

•	Coal Mountain;

•	Line Creek; and

•	Cardinal River;

•	The shares held by the Company’s wholly-owned Subsidiaries in the Chilean corporations that own the Andacollo and Quebrada Blanca mines in Chile; and

•	The Relincho copper development property in Chile.

In addition, the Company and the Pledge Bond Guarantors have pledged or will pledge the shares or certain partnership interests held in various entities that directly or indirectly hold certain of the mining assets or equity interests described above.

In particular, and without limitation of any other consent requirements, the Company has agreed in favor of the lenders under the Bridge Credit Agreement and the Term Credit Agreement to use reasonable commercial efforts to obtain the consent of the direct or indirect minority partners in the Teck Highland Valley Copper Partnership (which the Company owns directly and indirectly as to 97.5%) and the Elkview Mine Limited Partnership (in which the Company has an indirect 95% interest) to having those entities issue Subsidiary Guarantees and Pledge Bond Guarantees, secured in the latter instance by Liens on the assets comprising the Highland Valley Copper and Elkview Mines. The Company sought these consents but was informed by the relevant parties that they would not be granted. In addition, the interest of Teck Alaska Incorporated in the Red Dog mine consists of a leasehold interest, which cannot be pledged or assigned as security without the consent of the lessor, NANA. The Company has requested this consent but was informed by NANA that it would not be granted.

If the Company or any Pledge Bond Guarantor acquires or creates a wholly-owned subsidiary, 100% of the Company’s or such Pledge Bond Guarantor’s equity interest, as applicable, in such new subsidiary must be pledged in favor of the Pledge Bond Trustee unless such new subsidiary does not have (but only for so long as such new subsidiary does not have) assets of more than $10 million. In addition, such new subsidiary is required, among other things, to execute and deliver in favor of the Pledge Bond Trustee, a Subsidiary Guarantee and such other security under which it grants a first priority Lien over its assets (subject to Permitted Liens).

Event of Default Under Master Trust Indenture

Upon the occurrence and continuation of an event of default, acceleration and demand under the agreement or instrument governing an obligation for which a Senior Secured Pledge Bond is pledged to a Pledge Bond

Holder and 10 days notice having been given to the Pledge Bond Trustee and each other Pledge Bond Holder by such Pledge Bond Holder, any Pledge Bond Holder may declare its Senior Secured Pledge Bond, and the Pledge Bond Holders collectively may by Extraordinary Resolution (as defined below) declare all Senior Secured Pledge Bonds to be immediately due and payable and, in each case, instruct the Pledge Bond Trustee to take such legal action as it deems expedient to protect and enforce its rights and the rights of the Pledge Bond Holders under the Master Trust Indenture and the Pledge Bond Trustee may proceed to exercise the remedies under any or all of the Security Documents. In addition, as described below under “—Modification and Governing Law” the Pledge Bond Holder may by Extraordinary Resolution direct the Pledge Bond Trustee not to take such legal action.

Except as may be required by the Master Trust Indenture, by law or by the order of a court, the proceeds from any realization of the Collateral or by Extraordinary Resolution will be applied by the Pledge Bond Trustee in the following order: (i) firstly, to pay all Liens on the Collateral ranking (or capable of ranking) in priority to the Security Documents on the charged assets, (ii) secondly, to pay all amounts due to the Pledge Bond Trustee under the Master Trust Indenture, (iii) thirdly, to proportionally pay all amounts due on each Specified Debt, and (iv) fourthly, any remaining amounts shall be paid to the Company or its assigns or otherwise in accordance with applicable law.

Modification and Governing Law

The Master Trust Indenture provides that certain amendments thereto may be made if authorized by a resolution in writing or certified by the Pledge Bond Trustee or by the secretary of any meeting as duly passed at a meeting of the Pledge Bond Holders by Pledge Bond Holders representing not less than 75% of the aggregate indebtedness in respect of all outstanding Senior Secured Pledge Bonds (an “Extraordinary Resolution”). In particular, an Extraordinary Resolution is required in order to (i) amend or otherwise modify, among other things, the rights of the Pledge Bond Holders or the Pledge Bond Trustee or any of them against the Company or any other person, (ii) direct or authorize the Pledge Bond Trustee to exercise or refrain from exercising any power, right, remedy or authority given to it under the Master Trust Indenture or any other agreement in respect of the Security Documents or the Pledge Bonds, (iii) waive any event of default under the Master Trust Indenture, (iv) sanction the exchange of Senior Secured Pledge Bonds for, or the conversion of Senior Secured Pledge Bonds into, bonds, debentures, notes or other obligations of the Company, (v) repeal, modify or amend any Extraordinary Resolution previously passed, or (vi) remove the Pledge Bond Trustee and appoint a successor.

The Master Trust Indenture and the Senior Secured Pledge Bonds are governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Release of Security Under the Master Trust Indenture

The Bridge Credit Agreement and the Term Credit Agreement permit the sale, transfer or other disposition by the Company or any Subsidiary of certain assets such as (a) equity securities and other assets (provided that where such securities or assets have a Fair Market Value equal to or less than $375,000,000, approval from senior management of the Company and the Board of Directors is obtained and where Fair Market Value is greater than $375,000,000, approval of senior management of the Company and the Board of Directors is obtained and a fairness opinion is rendered) and (b) exploration property for consideration not exceeding $50,000,000 in the aggregate (provided that in each case, the amount of cash consideration does not exceed $5,000,000, the value of share consideration does not exceed $5,000,000, and the senior management of the Company has approved such disposition). The Bridge Credit Agreement and the Term Credit Agreement prohibit the sale of the following assets without the written consent of a majority of the lenders thereunder:

•	The partnership interests in Teck Coal Partnership;

•	The assets comprising the following mines:

•	Fording River;

•	Coal Mountain;

•	Line Creek;

•	Cardinal River;

•	Greenhills;

•	Elkview;

•	Highland Valley; and

•	Red Dog;

•	The Company’s direct and indirect interests in Compania Minera Antamina SA; the Andacollo mine and the Quebrada Blanca mine;

•	The Trail Smelter; and

•	Equity Securities of any Subsidiary Guarantor directly or indirectly owning any interest in any of the foregoing.

The Bilateral Credit Agreements and the Revolving Credit Agreement also contain similar provisions with respect to dispositions of certain assets, including the prohibition of the sale of the assets specified above without obtaining a consent thereunder.

So long as any sale, transfer or other disposition of assets of the type noted in clauses (a) or (b) above is in a transaction or other circumstance not prohibited by the asset disposition provisions of the Bridge Credit Agreement, the Term Credit Agreement, the Bilateral Credit Agreements and the Revolving Credit Agreement, as applicable, or is consented to under such agreements, at the time of such sale, transfer or other disposition, to the extent of the interest sold, transferred or otherwise disposed of, the Company is entitled thereunder to obtain the release of the Lien created under the Master Trust Indenture and the Security Documents in the applicable Collateral.

The Company is also entitled to the release of any security or guarantee granted by a Subsidiary whose equity is sold, in whole or in part. The Company may request the release of any guarantee or any Lien under the Security Documents by executing and delivering a certificate (a “Release Certificate”) of an officer of the Company to the Pledge Bond Trustee and each Pledge Bond Holder (each Pledge Bond Holder to which such certificate is delivered, a “Notified Pledge Bond Holder”). If any Notified Pledge Bond Holder objects to the requested release and discharge of such guarantee or Lien, such Notified Pledge Bond Holder must deliver to the Pledge Bond Trustee a written notice of objection within two Business Days. A right to object only arises if the contemplated release and discharge would constitute a breach of the terms of, or an event of default under, the Specified Debt owed to such Pledge Bond Holder. If, in the opinion of counsel, there is a reasonable ground for such objection, the Pledge Bond Trustee will notify the other Pledge Bond Holders of such objection and such release or discharge shall require an Extraordinary Resolution.

Upon approval of an Extraordinary Resolution or, if within two Business Days of receipt of a Release Certificate, no Notified Pledge Bond Holder has delivered to the Pledge Bond Trustee a written objection or if all Pledge Bond Holders have indicated their consent on such certificate, the Pledge Bond Trustee shall execute and deliver to the Company such releases and discharges as were requested in the certificate and any additional documentation to effect the purposes thereof.

Pursuant to the provisions of the Indenture, holders of a series of notes shall be deemed to have consented, subject to the compliance with the procedures set forth in the immediately preceding two paragraphs, to:

(1) upon payment in full of the initial notes and the Exchange Notes of such series, the release of the pledge of the Senior Secured Pledge Bonds with regard to such series of initial notes and the related Exchange Notes;

(2) upon satisfaction and discharge of the Indenture with respect to such series as set forth under the caption “—Satisfaction and Discharge”, the release of the pledge of the Senior Secured Pledge Bonds with regard to such series of initial notes and the related Exchange Notes;

(3) upon a Legal Defeasance or Covenant Defeasance with respect to such series as set forth under the caption “—Defeasance”, the release of the pledge of the Senior Secured Pledge Bonds with regard to such series of initial notes and the related Exchange Notes;

(4) as to any Collateral held by a Restricted Subsidiary, upon (i) such Restricted Subsidiary being designated an Unrestricted Subsidiary in accordance with the terms of the Indenture or (ii) the sale of equity interests in such Restricted Subsidiary to a third party, the release of Liens and guarantees on such Collateral;

(5) as to the pledge of all or substantially all of the Senior Secured Pledge Bonds with the Trustee with regard to such series, with the consent of the holders of 100% in principal amount of the initial notes of such series or the related Exchange Notes (as the case may be) (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the notes or Exchange Notes) the release of such pledge in respect of such series of initial notes and the related Exchange Notes;

(6) as to any Collateral, if the Liens regarding such Collateral securing the Credit Facilities and the Bridge Credit Agreement are released simultaneously, the release of Liens and guarantees on such Collateral; or

(7) as to any Collateral (i) that is sold or otherwise disposed of by the Company or any of its Restricted Subsidiaries in a transaction permitted by the Indenture, at the time of such sale or disposition, to the extent of the interest sold or disposed of in accordance with the terms of the covenant described below under the caption “—Certain covenants—Limitation on sales of assets and subsidiary stock”, including provisions relating to the requirement, subject to certain conditions, of the Company to purchase the notes or (ii) that is owned or at any time acquired by a Subsidiary Guarantor that has been released from its Subsidiary Guarantee, concurrently with the release thereof, the release of Liens and guarantees on such Collateral.

The Master Trust Indenture provides that the Security Documents and the Liens thereunder will be released and discharged and the Master Trust Indenture terminated if (i) all amounts owing under the Bridge Credit Agreement (which has a final maturity date of October 30, 2011) have been repaid in full, (ii) the Company has achieved a corporate credit rating of at least BBB- from S&P and a corporate credit rating of at least Baa3 from Moody’s, in each case with a stable or positive outlook and (iii) the steps outlined above regarding a request for release and discharge have been complied with. Notwithstanding the foregoing, in accordance with the Indenture, the Liens under the Security Documents may only be released and discharged if, after giving effect to such release and discharge, there are no Liens on the Collateral other than Liens permitted by the covenant described below under “—Certain Covenants—Limitation on Liens” without equally and ratably securing the notes.

Although the indebtedness, liabilities and obligations of the Company for which the Senior Secured Pledge Bonds are pledged as security will initially be equally and ratably secured by the Senior Secured Pledge Bonds, subject to the amount of such indebtedness not exceeding the amount of the Senior Secured Pledge Bond pledged in favor of the relevant lender of such indebtedness, it is possible, based on the conditions for release of the pledge of the Senior Secured Pledge Bonds for the benefit of the holders of initial notes of a series and the related Exchange Notes, that release of such pledge may (subject to compliance with the covenants in the Indenture then applicable) occur prior to a similar release with regard to other Specified Debt depending on the terms of such Specified Debt, in which case holders of initial notes of such series and the related Exchange Notes would be effectively subordinated to any such Specified Debt with regard to the Collateral for such period as such Specified Debt retains its pledge of Senior Secured Pledge Bonds.

Liabilities of subsidiaries versus notes

Substantially all of the Company’s operations are conducted through its subsidiaries. The Subsidiary Guarantors guarantee the notes and the Company’s obligations under the Indenture. As described above under “—Guarantees,” the Subsidiary Guarantees, including any future Subsidiary Guarantees, may be released under certain circumstances. Claims of creditors of non-guarantor subsidiaries, including trade creditors and creditors holding indebtedness or Guarantees issued by such non-guarantor subsidiaries, and claims of preferred stockholders of such non-guarantor subsidiaries generally will have priority with respect to the assets and earnings of such non-guarantor subsidiaries over the claims of the Company’s creditors, including Holders. Accordingly, the notes will be effectively subordinated to such creditors and preferred stockholders, if any, of the Company’s non-guarantor subsidiaries.

At March 31, 2009, the total assets and total liabilities (including trade payables) of our subsidiaries that are not Subsidiary Guarantors, which includes Elkview Mine Limited Partnership, Teck Highland Valley Copper Partnership, Compania Mineral Quebrada Blanca S.A. and Compania Minera Carmen de Andacollo S.A., were approximately $10.6 billion and $3.3 billion, respectively. For the year ended December 31, 2008, the Company’s subsidiaries that are not Subsidiary Guarantors, which includes Elkview Mine Limited Partnership, Teck Highland Valley Copper Partnership, Compania Mineral Quebrada Blanca S.A. and Compania Minera Carmen de Andacollo S.A. generated approximately 31% and approximately 32% of the Company’s consolidated revenues and EBITDA, respectively. See “—Certain covenants—Limitation on indebtedness.”

Change of control

Upon the occurrence of a Change of Control, each Holder will have the right to require the Company to purchase all or any part of such Holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to, but not including, the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that notwithstanding the occurrence of a Change of Control, the Company shall not be obligated to purchase the notes of a series pursuant to this section in the event that it has exercised its right to redeem all the notes of such series under the terms of the section titled “Optional redemption” or “Tax redemption”.

Within 45 days following any Change of Control (except as provided in the proviso in the first paragraph of this “Change of control” section), the Company shall mail a notice to each Holder, with a copy to the Trustee (the “Change of Control Offer”), stating:

(1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase all or a portion of such Holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to, but not including, the date of purchase (subject to the right of Holders on the relevant record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts regarding such Change of Control;

(3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4) the instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its notes purchased.

Notwithstanding the foregoing, the Company will not be required to make a Change of Control Offer with respect to a series of notes upon a Change of Control if a third party makes the Change of Control Offer in the manner, at or prior to the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer (it being understood that such third party may make a Change of Control Offer that is conditioned on and prior to the occurrence of a Change of Control pursuant to this paragraph if a definitive agreement is in place with respect to such Change of Control).

The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company’s capital structure or credit ratings. Restrictions on the ability of the Company to Incur additional Indebtedness are contained in the covenants described under “—Certain covenants—Limitation on indebtedness,” “—Limitation on liens” and “—Limitation on sale and leaseback transactions.” Such restrictions can only be waived with respect to a series of notes with the consent of the Holders of a majority in principal amount of the notes of such series then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

The occurrence of certain of the events which would constitute a Change of Control would constitute a default under one or more of the Credit Agreements. The Term Credit Agreement, the Revolving Credit Agreement, the Bilateral Credit Agreements and the Bridge Credit Agreement do, and future Senior Indebtedness of the Company may, contain prohibitions of certain events which would constitute a Change of Control or require such Senior Indebtedness to be repurchased or repaid upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to purchase the notes could cause a default under the Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company’s ability to pay cash to the Holders upon a purchase may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. The provisions under the Indenture relative to the Company’s obligation to make an offer to purchase the notes of a series as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the notes of such series.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Company to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder may require the Company to make a Change of Control Offer as described above.

Certain covenants

The Indenture contains covenants including, among others, those summarized below, with respect to each series of notes.

Covenant suspension

Following the first day (the “Suspension Date”) that:

(1) the notes of a series have an Investment Grade Rating from both of the Rating Agencies; and

(2) no Default or Event of Default with respect to such series of notes has occurred and is continuing under the Indenture,

(together, the “Suspension Conditions”) the Company and the Restricted Subsidiaries will not be subject to the following provisions of the Indenture with respect to such series of notes:

•	“—Limitation on indebtedness”;

•	“—Limitation on restricted payments”;

•	“—Limitation on sales of assets and subsidiary stock”;

•	“—Transaction with Affiliates”;

•	“—Restrictions on dividends by Restricted Subsidiaries”;

•	clause (3) of paragraph (a) of the covenant described under “—Merger and consolidation”; and

•	paragraph (a) of the covenant described under “—Limitation on liens.”

(collectively, the “Suspended Covenants”), and in addition, the Company and the Restricted Subsidiaries will be subject as of such date to the following provisions of the Indenture with respect to such series of notes:

•	paragraph (b) of the covenant described under “—Limitation on liens” (the “Investment Grade Covenant”).

In the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants with respect to a series of notes for any period of time as a result of the preceding sentence and, on any subsequent date (the “Reversion Date”), (i) a Default or Event of Default with respect to such series of notes (other than as a result of any breach of the Suspended Covenants) occurs, is not cured within any applicable grace or cure period and is continuing or (ii) either or both of the Rating Agencies withdraw their ratings or downgrade their ratings assigned to the notes of such series below the required Investment Grade Ratings, then the Company and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants until the Suspension Conditions are again satisfied and will not be subject to the Investment Grade Covenant with respect to future events with respect to the notes of such series until the Suspension Conditions are again satisfied. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period.” Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period. During any Suspension Period, the Company may not designate any Subsidiary as an Unrestricted Subsidiary unless the Company would have been permitted to designate such Subsidiary as an Unrestricted Subsidiary if a Suspension Period had not been in effect for any period.

On the Reversion Date, all Indebtedness Incurred during the Suspension Period will be classified to have been Incurred pursuant to paragraph (a) of the covenant described under “—Limitation on indebtedness” or one of the clauses set forth in paragraph (b) of the covenant described under “—Limitation on indebtedness” (to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness would not be so permitted to be Incurred pursuant to paragraph (a) or (b) of the covenant described under “—Limitation on indebtedness,” such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (3) of paragraph (b) of the covenant described under “—Limitation of indebtedness.” Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under the covenant described under “—Limitation on restricted payments” will be made as though the covenant described under “—Limitation on restricted payments” had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under paragraph (a) of the covenant described under “—Limitation on restricted payments” and the items specified in subclauses (4)(C)(i) through (4)(C)(iv) of paragraph (a) of the covenant described under “—Limitation on restricted payments” will increase the amount available to be made under paragraph (a) thereof. For purposes of determining compliance with paragraph (a) of the covenant described under “—Limitation of sales of assets and subsidiary stock,” the amount of Net Available Cash from all Asset Dispositions not applied in accordance with the covenant will be deemed to be reset to zero.

Limitation on indebtedness

(a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company or any Restricted Subsidiary that is a Subsidiary Guarantor may Incur Indebtedness if on the date of such Incurrence and after giving effect thereto the Consolidated Coverage Ratio would be greater than 2.0 to 1.0.

(b) Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness:

(1) Indebtedness Incurred pursuant to the Credit Facilities in an aggregate amount at any one time outstanding not to exceed US$5,065 million less the aggregate amount of all Net Available Cash from Asset Sales applied by the Company or its Restricted Subsidiaries to permanently repay any such Indebtedness pursuant to the covenant described under “—Limitation on sales of assets and subsidiary stock”;

(2) Indebtedness of the Company owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Company or any Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof, (B) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the notes and (C) if a Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness, is expressly subordinated to the prior payment in full in cash of all obligations of such Subsidiary Guarantor with respect to its Subsidiary Guarantees;

(3) Indebtedness (A) represented by the initial notes (not including any Additional Notes) and any Subsidiary Guarantees and the Exchange Notes (as defined below) and the Subsidiary Guarantees thereof, (B) outstanding on the Issue Date (other than the Indebtedness described in clauses (1) and (2) above and (10) below but including the Existing Notes) after giving effect to the application of the proceeds of the notes, (C) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (3) (including Indebtedness that is Refinancing Indebtedness) or the foregoing paragraph (a) and (D) consisting of Guarantees of any Indebtedness permitted by the terms of the Indenture;

(4) Indebtedness (A) in respect of performance bonds, bankers’ acceptances, letters of credit and surety, environmental, reclamation or appeal bonds provided by the Company and the Restricted Subsidiaries in the ordinary course of their business, and (B) under Interest Rate Agreements, Currency Agreements and Commodity Price Protection Agreements entered into for bona fide hedging purposes (not for speculation) of the Company or any Restricted Subsidiary in the ordinary course of business;

(5) Purchase Money Indebtedness and Capitalized Lease Obligations in an aggregate amount not in excess of the greater of US$750 million and 2.5% of Total Assets at any time outstanding;

(6) Indebtedness (other than Indebtedness permitted to be Incurred pursuant to the foregoing paragraph (a) or any other clause of this paragraph (b)) in an aggregate amount on the date of Incurrence that, when added to all other Indebtedness Incurred pursuant to this clause (6) and then outstanding, will not exceed US$500 million;

(7) with respect to any Restricted Subsidiary that is not a Subsidiary Guarantor, Indebtedness in an aggregate amount that together with all other Indebtedness Incurred pursuant to this clause (7) and then outstanding, will not exceed 5% of Consolidated Net Tangible Assets;

(8) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that (A) such Indebtedness is not reflected on the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (A)) and (B) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and any Restricted Subsidiaries in connection with such disposition;

(9) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two Business Days of its Incurrence;

(10) Indebtedness Incurred pursuant to the Bridge Credit Agreement, together with any Indebtedness Incurred to Refinance such Indebtedness, in an aggregate amount not to exceed the amount outstanding on the Issue Date (after giving effect to the repayment from the net proceeds of the offering of the notes), which amount shall be reduced for any repayment other than with the proceeds of Indebtedness Incurred to Refinance such Indebtedness; and

(11) any Non-Recourse Indebtedness incurred by the Company or any Restricted Subsidiary to finance the acquisition or development of any new mining project after the Issue Date in an aggregate amount not to exceed 5% of Consolidated Net Tangible Assets at any one time outstanding; for greater certainty, this clause (11) shall not permit the Company or any Subsidiary to Incur Non-Recourse Indebtedness in respect of any mining project which is already developed or which is under construction as at the Issue Date.

(c) Notwithstanding the foregoing, neither the Company nor any Subsidiary Guarantor may Incur any Indebtedness pursuant to paragraph (b) above if the proceeds thereof are used, directly or indirectly, to repay, prepay, redeem, defease, retire, refund or refinance any Subordinated Obligations of the Company or any Subsidiary Guarantor unless such Indebtedness will be subordinated to the notes or the applicable Subsidiary Guarantee on substantially the same terms, taken as a whole, as such Subordinated Obligations.

(d) For purposes of determining compliance with this covenant:

(1) Any Indebtedness Incurred or available pursuant to the Credit Facilities prior to or on the Issue Date shall be treated as Incurred pursuant to clause (1) of paragraph (b) above;

(2) Any Indebtedness Incurred or available pursuant to the Bridge Credit Agreement prior to or on the Issue Date shall be treated as Incurred pursuant to clause (10) of paragraph (b) above;

(3) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness; and

(4) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in this covenant, the Company will be permitted, in its sole discretion, to divide, classify or reclassify all or a portion of such item of Indebtedness and only be required to include the amount of such Indebtedness in one of such clauses; provided, that all Indebtedness outstanding or available pursuant to the Credit Facilities on the Issue Date will be treated as Incurred as of the Issue Date under clause (1) of paragraph (b) above and, provided further, that all Indebtedness outstanding or available pursuant to the Bridge Credit Agreement on the Issue Date will be treated as Incurred under clause (10) of paragraph (b) above.

(e) For purposes of determining compliance with any U.S. dollar denominated restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the Incurrence of such Indebtedness;

provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such Currency Agreement. The principal amount of any Refinancing Indebtedness Incurred in the same currency as the Indebtedness being Refinanced will be the U.S. Dollar Equivalent of the Indebtedness Refinanced, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a Currency Agreement, in which case the Refinancing Indebtedness will be determined in accordance with the preceding sentence, and (2) the principal amount of the Refinancing Indebtedness exceeds the principal amount of the Indebtedness being Refinanced, in which case the U.S. Dollar Equivalent of such excess, as appropriate, will be determined on the date such Refinancing Indebtedness is Incurred. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates, commodity prices or currency values.

Limitation on restricted payments

(a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to:

(1) declare or pay any dividend, make any distribution on or in respect of its Capital Stock or make any similar payment (including any payment in connection with any amalgamation, merger, statutory plan of arrangement or consolidation involving the Company or any Subsidiary of the Company) to the direct or indirect holders of its Capital Stock, except (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) of the Company and (y) dividends or distributions payable to the Company or a Restricted Subsidiary (and, if such Restricted Subsidiary has shareholders other than the Company or other Restricted Subsidiaries, to its other shareholders on a pro rata basis);

(2) purchase, repurchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company held by Persons other than a Restricted Subsidiary or any Capital Stock of any Restricted Subsidiary held by any Person (other than the Company or a Restricted Subsidiary);

(3) purchase, repurchase, redeem, retire, defease or otherwise acquire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Subordinated Obligations of the Company or any Subsidiary Guarantor (other than (a) from the Company or a Restricted Subsidiary or (b) the purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations acquired in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition); or

(4) make any Investment other than a Permitted Investment,

(any such dividend, distribution, payment, purchase, redemption, repurchase, defeasance, retirement, or other acquisition or Investment being herein referred to as a “Restricted Payment”) if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(A) a Default will have occurred and be continuing (or would result therefrom);

(B) the Company could not Incur at least US$1.00 of additional Indebtedness under paragraph (a) of the covenant described under “—Limitation on indebtedness;” or

(C) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors, whose determination will be conclusive and evidenced by a resolution of the Board of Directors) declared or made subsequent to the Issue Date would exceed the sum, without duplication, of:

(i) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter ending March 31, 2009 to the end of the most recent fiscal quarter for which financial statements are available prior to the date of such Restricted Payment (or, in case such Consolidated Net Income will be a deficit, minus 100% of such deficit);

(ii) the aggregate Net Cash Proceeds and the Fair Market Value of property or assets received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to (x) a Subsidiary of the Company or (y) an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries) and 100% of the aggregate amount of cash and the Fair Market Value of marketable securities or other property contributed to the capital of the Company subsequent to the Issue Date;

(iii) the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company’s consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company or its Restricted Subsidiaries which is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash or the Fair Market Value of other property distributed by the Company or any Restricted Subsidiary upon such conversion or exchange); and

(iv) with respect to Investments (other than Permitted Investments) made by the Company and its Restricted Subsidiaries after the Issue Date, the amount equal to the net reduction in Investments resulting from (x) payments of dividends, repayments of the principal of loans or advances or other transfers of assets to the Company or any Restricted Subsidiary or from the sale of any such Investment or (y) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed, in case the amount of such Investments previously made by the Company or any Restricted Subsidiary in such Person, which amount was included in the calculation of the amount of Restricted Payments.

(b) The provisions of the foregoing paragraph (a) will not prohibit:

(1) any purchase, repurchase, redemption, retirement or other acquisition for value of Capital Stock or Subordinated Obligations of the Company or a Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale or incurrence of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries); provided, however, that:

(A) such purchase, repurchase, redemption, retirement or other acquisition for value will be excluded in the calculation of the amount of Restricted Payments; and

(B) the Net Cash Proceeds and Fair Market Value from such sale applied in the manner set forth in this clause (1) will be excluded from the calculation of amounts under clause (4)(C)(ii) of paragraph (a) above;

(2) any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations of the Company or a Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale or Incurrence of, Indebtedness of such Person that is permitted to be Incurred pursuant to paragraph (b)(3)(C) of the covenant described under “—Limitation on indebtedness;” provided, however, that such prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value will be excluded in the calculation of the amount of Restricted Payments;

(3) any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations from Net Available Cash to the extent permitted by the covenant described under “—Limitation on sales of assets and subsidiary stock;” provided, however, that such prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value will be included in the calculation of the amount of Restricted Payments;

(4) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividends would have complied with this covenant; provided, however, that such dividends will be included in the calculation of the amount of Restricted Payments, except to the extent otherwise provided in clause (5) below;

(5) dividends on the Company’s Class A common shares and Class B subordinate voting shares at a rate not to exceed $0.25 per share per quarter (such amount to be appropriately adjusted to reflect any stock split, reverse stock split, stock dividend or similar transaction occurring after the Issue Date so that the aggregate amount of dividends permitted after such transaction is the same as the amount permitted immediately prior to such transaction); provided, that at the time of declaration of any such dividend, the Consolidated Leverage Ratio of the Company is less than 2.5 to 1.0; provided further, that such dividends shall be excluded in the calculation of the amount of Restricted Payments;

(6) any purchase, repurchase, redemption, retirement or other acquisition for value of shares of, or options to purchase shares of, common stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell, or are granted the option to purchase or sell, shares of such common stock; provided, however, that the aggregate amount of such purchases, repurchases, redemptions, retirements and other acquisitions for value will not exceed US$5 million in any calendar year (with unused amounts carried over to subsequent years with a maximum amount in any one calendar year not to exceed US$10 million); provided further, however, that such purchases, repurchases, redemptions, retirements and other acquisitions for value shall be included in the calculation of the amount of Restricted Payments;

(7) repurchases of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options; provided, however, that such Restricted Payments will be excluded in the calculation of the amount of Restricted Payments;

(8) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of the covenant described under this subheading (as determined in good faith by the Board of Directors); provided further, however, that such payments will be excluded in the calculation of the amount of Restricted Payments;

(9) in the event of a Change of Control, and if no Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or any Subsidiary Guarantor, in each case, at a purchase price not greater than 101% of the principal amount of such Subordinated Obligations, plus any accrued and unpaid interest thereon; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company (or a third party to the extent permitted by the Indenture) has made a Change of Control Offer with respect to the notes of each series as a result of such Change of Control and has repurchased all of the notes of each series validly tendered and not withdrawn in connection with such Change of Control Offers; provided further, however, that such payments, purchases, redemptions, defeasances or other acquisitions or retirements will be included in the calculation of the amount of Restricted Payments;

(10) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any of its Restricted Subsidiaries or preferred stock of a Restricted Subsidiary, in each case incurred in accordance with the covenant described under “—Limitation on indebtedness”; provided, that such dividends are included in the definition of Consolidated Interest Expense; provided further, however, that 50% of such payments will be excluded in the calculation of the amount of Restricted Payments; or

(11) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (11) not to exceed US$500 million; provided, that such Restricted Payment will be included in the calculation of the amount of Restricted Payments.

Limitation on sales of assets and subsidiary stock

(a) The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:

(1) the Company or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the Fair Market Value of the shares and assets subject to such Asset Disposition;

(2) except in the case of a Permitted Asset Swap, at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents; provided, that, for purposes of this provision, each of the following will be deemed to be cash: (i) any liabilities, as shown on the Company’s or such Restricted Subsidiary’s most recent internal balance sheet (other than contingent liabilities, liabilities that are by their terms subordinated to the notes and liabilities to the extent owned by the Company or any Restricted Subsidiary), that are assumed by the transferee of any such assets (or a third party on behalf of the transferee) and for which the Company or such Restricted Subsidiary has been validly released by all creditors in writing and (ii) any securities, notes or other obligations or assets received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion, within 90 days following the closing of the Asset Sale;

(3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be):

(A) first, to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, purchase, repurchase, redeem, retire, defease or otherwise acquire for value amounts payable under or in respect of the Bridge Credit Agreement, the Term Credit Agreement or other Credit Facilities (other than any notes, bonds or other instruments issued and sold in a public offering, Rule 144A, or other private transaction (together with any related indentures, note purchase agreements or similar agreements)) or Indebtedness (other than obligations in respect of Preferred Stock) of a Restricted Subsidiary that is not a Subsidiary Guarantor (in each case other than Indebtedness owed to the Company or an Affiliate of the Company and other than obligations in respect of Disqualified Stock) within 365 days after the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

(B) second, to the extent of the balance of Net Available Cash after application in accordance with clause (A), to the extent the Company or such Restricted Subsidiary elects, to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary) within 365 days from the later of such Asset Disposition or the receipt of such Net Available Cash;

(C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an Offer (as defined in paragraph (b) of this covenant below) to purchase notes pursuant to and subject to the conditions set forth in paragraph (b) of this covenant; provided, however, that if the Company elects (or is required by the terms of any other Senior Indebtedness), such Offer may be made ratably to purchase such notes and other Senior Indebtedness of the Company; provided further, that such other Senior Indebtedness is secured by first priority Liens on the Collateral if the notes are so secured; and

(D) fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C), for any general corporate purpose permitted by the terms of the Indenture;

provided, however, that in connection with any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness pursuant to clause (A) or (C) above, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid, purchased, repurchased, redeemed, retired, defeased or otherwise acquired for value.

Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Cash Equivalents or applied to temporarily reduce revolving credit indebtedness.

(b) In the event of an Asset Disposition that requires the purchase of notes (and other Senior Indebtedness of the Company) pursuant to clause (a)(3)(C) of this covenant, the Company will be required (i) to purchase notes tendered pursuant to an offer by the Company for such notes (the “Offer”) at a purchase price of 100% of their principal amount plus accrued and unpaid interest to, but not including, the date of purchase (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture and (ii) to purchase other Senior Indebtedness of the Company on the terms and to the extent contemplated thereby (provided, that in no event shall the Company offer to purchase such other Senior Indebtedness of the Company at a purchase price in excess of 100% of its principal amount (without premium)), plus accrued and unpaid interest thereon. If the aggregate purchase price of the securities tendered exceeds the Net Available Cash allotted to their purchase, the Company will select the securities to be purchased on a pro rata basis but in round denominations, which in the case of the notes will be denominations of US$2,000 principal amount or integral multiples of US$1,000 in excess thereof. If the aggregate purchase price of notes and other Senior Indebtedness tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of the notes (and other Senior Indebtedness), the Company will apply the remaining Net Available Cash in accordance with clause (a)(3)(D) of this covenant. The Company will not be required to make an Offer for notes pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clauses (a)(3)(A) and (B)) is less than US$150 million for any particular Asset Disposition (which lesser amount will be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

(c) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

Limitation on liens

The Company will not, and will not permit any Restricted Subsidiary,

(a) other than during a Suspension Period, to create, Incur or otherwise permit to exist any Lien of any kind (other than Permitted Liens) upon (i) the Collateral and (ii) with respect to any of their property or assets, now owned or hereafter acquired, that does not constitute the Collateral, unless all payments due under the Indenture and the notes are secured by a Lien on such property or assets on an equal and ratable basis with the obligations so secured (or, in the case of Indebtedness subordinated to the notes or the Subsidiary Guarantees, senior in priority thereto, with the same relative priority as the notes will have with respect to such subordinated Indebtedness) until such time as such obligations are no longer secured by a Lien.

(b) during a Suspension Period, to create or Incur any Mortgage on or over any Principal Property now owned or hereafter acquired by the Company or a Restricted Subsidiary to secure any Indebtedness, or on shares of stock or Indebtedness of any Restricted Subsidiary now owned or hereafter acquired by the Company or a Restricted Subsidiary to secure any Indebtedness, unless at the time thereof or prior thereto the notes then outstanding (together with, if and to the extent we so determine, any other Indebtedness then existing or thereafter created) are secured (for the avoidance of doubt, but only to the extent of any Mortgage not otherwise permitted pursuant to the below proviso to this paragraph) equally and ratably with (or prior to) any and all such Indebtedness for so long as such Indebtedness is so secured by such Mortgage; provided, however, such negative pledge will not apply to or operate to prevent or restrict the following permitted encumbrances:

(1) any Mortgage on property, shares of stock or Indebtedness of any Person existing at the time such Person becomes a Restricted Subsidiary or created or Incurred in connection with the acquisition of any such person;

(2) any Mortgage on any Principal Property created or Incurred at or prior to the time such property became a Principal Property or existing at the time of acquisition of such Principal Property by the Company or a Restricted Subsidiary, whether or not assumed by the Company or such Restricted Subsidiary; provided, that no such Mortgage will extend to any other Principal Property of the Company or any Restricted Subsidiary;

(3) any Mortgage on all or any part of any Principal Property (including any improvements or additions to improvements on a Principal Property) hereafter acquired, developed, expanded or constructed by the Company or any Restricted Subsidiary to secure the payment of all or any part of the purchase price, cost of acquisition or cost of development, expansion or construction of such Principal Property or of improvements or additions to improvements thereon (or to secure any Indebtedness Incurred by the Company or a Restricted Subsidiary for the purpose of financing all or any part of the purchase price, cost of acquisition or cost of development, expansion or construction thereof or of improvements or additions to improvements thereon) created prior to, at the time of, or within 360 days after the later of, the acquisition, development, expansion or completion of construction (including construction of improvements or additions to improvements thereon), or commencement of full operation of such Principal Property; provided, that no such Mortgage will extend to any other Principal Property of the Company or a Restricted Subsidiary other than, in the case of any such construction, improvement, development, expansion or addition to improvement, all or any part of any other Principal Property on which the Principal Property so constructed, developed or expanded, or the improvement or addition to improvement, is located;

(4) any Mortgage on any Principal Property of any Restricted Subsidiary to secure Indebtedness owing by it to the Company or to another Restricted Subsidiary;

(5) any Mortgage on any Principal Property of the Company to secure Indebtedness owing by it to a Restricted Subsidiary;

(6) any Mortgage on any Principal Property or other assets of the Company or any Restricted Subsidiary existing on the date of the indenture, or arising thereafter pursuant to contractual commitments entered into prior to the date of the indenture;

(7) any Mortgage on any Principal Property or other assets of the Company or any Restricted Subsidiary created for the sole purpose of extending, renewing, altering or refunding any of the foregoing Mortgages, provided, that the Indebtedness secured thereby will not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal, alteration or refunding, plus an amount necessary to pay fees and expenses, including premiums, related to such extensions, renewals, alterations or refundings, and that such extension, renewal, alteration or refunding Mortgage will be limited to all or any part of the same Principal Property and improvements and additions to improvements thereon and/or shares of stock and Indebtedness of a Restricted Subsidiary which secured the Mortgage extended, renewed, altered or refunded or either of such property or shares of stock or Indebtedness; or

(8) any Mortgage on any Principal Property or on any shares of stock or Indebtedness of any Restricted Subsidiary created or Incurred to secure Indebtedness of the Company or any Restricted Subsidiary, which would otherwise be prohibited, provided, that the aggregate amount of Indebtedness outstanding and secured under this clause and the Attributable Debt in respect of all Sale and Leaseback Transactions entered into after the date of the indenture (not including Attributable Debt in respect of any such Sale and

Leaseback Transactions the proceeds of which are applied as set forth below under “—Limitation on sale and leaseback transactions”) would not (calculated at the time of the granting of the Mortgage) exceed 10% of Consolidated Net Tangible Assets.

For purposes of this paragraph (b) and the covenant below entitled “—Limitation on sale and leaseback transactions”, the giving of a Guarantee which is secured by a Mortgage on a Principal Property or on shares of stock or Indebtedness of any Restricted Subsidiary, and the creation of a Mortgage on a Principal Property or on shares of stock or Indebtedness of any Restricted Subsidiary to secure Indebtedness which existed prior to the creation of such Mortgage, will be deemed to involve the creation of Indebtedness in an amount equal to the principal amount guaranteed or secured by such Mortgage but the amount of Indebtedness secured by Mortgages on any Principal Property and shares of stock and Indebtedness of Restricted Subsidiaries will be computed without cumulating the underlying Indebtedness with any guarantee thereof or Mortgage securing the same.

The following types of transactions will be deemed not to be Mortgages securing Indebtedness: any acquisition by the Company or any Restricted Subsidiary of any property or assets subject to any reservation or exception under the terms of which any vendor, lessor or assignor creates, reserves or excepts or has created, reserved or excepted an interest in base metals, precious metals, oil, gas or any other mineral or timber in place or the proceeds thereof; any conveyance or assignment whereby the Company or any Restricted Subsidiary conveys or assigns to any person or persons an interest in base metals, precious metals, oil, gas or any other mineral or timber in place or the proceeds thereof; or any Mortgage upon any property or assets owned or leased by the Company or any Restricted Subsidiary or in which the Company or any Restricted Subsidiary owns an interest to secure to the person or persons paying the expenses of developing or conducting operations for the recovery, storage, transportation or sale of the mineral resources of the said property (or property with which it is utilized) the payment to such person or persons of the Company’s or the Restricted Subsidiary’s proportionate part of such development or operating expense; provided, that such Mortgage does not extend beyond such property or assets and that the principal amount of any Indebtedness secured thereby does not exceed the amount of such expenses.

Transactions with affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer, exchange or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate, officer or director of the Company (each an “Affiliate Transaction”) unless:

(1) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arm’s length transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(2) the Company delivers to the Trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of US$10 million, a resolution of the Board of Directors of the Company set forth in an Officers’ Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this covenant and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors of the Company; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of US$25 million, an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction or series of related Affiliate Transactions from a financial point of view issued by an independent accounting, appraisal or investment banking firm of national standing in the United States or Canada.

The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business of the Company or such Restricted Subsidiary;

(2) transactions between or among the Company and/or its Restricted Subsidiaries;

(3) transactions with a Person that is an Affiliate of the Company solely because the Company owns Capital Stock in such Person; provided, that such transactions are on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arm’s length transaction by the Company or such Restricted Subsidiary with an unrelated Person;

(4) payment of reasonable directors fees in the ordinary course of business;

(5) sales of Capital Stock of the Company, other than Disqualified Stock, to Affiliates of the Company;

(6) any agreement or arrangement as in effect on the Issue Date or any amendment thereto or any transaction contemplated thereby, including pursuant to any amendment thereto, in any replacement agreement or arrangement thereto so long as any such amendment or replacement agreement or arrangement is not more disadvantageous to the Company or its Restricted Subsidiaries, as the case may be, in any material respect than the original agreement as in effect on the Issue Date ; and

(7) Restricted Payments that are permitted by the provisions of the indenture described under the caption “—Limitations on restricted payments”.

Restrictions on dividends by restricted subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any other Restricted Subsidiary, or with respect to any other interest or participation in, or measured by, its profits, or pay any liabilities owed to the Company or any other Restricted Subsidiary;

(2) make loans or advances, or guarantee any such loans or advances, to the Company or any other Restricted Subsidiary; or

(3) transfer any of its properties or assets to the Company or any other Restricted Subsidiary.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Indebtedness, the Credit Facilities and the Bridge Credit Agreement as in effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided, however, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Indebtedness, the Credit Facilities and the Bridge Credit Agreement, as in effect on the Issue Date;

(2) applicable law or any applicable rule, regulation or order;

(3) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred or issued in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided, however, that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred at the time of such acquisition;

(4) customary non-assignment provisions in leases entered into in the ordinary course of business;

(5) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired;

(6) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(7) Refinancing Indebtedness; provided, however, that the restrictions contained in the agreements governing such Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(8) Permitted Liens that limit the right of the debtor to dispose of the assets subject to any such Lien;

(9) provisions with respect to the disposition or distribution of ownership interests, assets or property in joint venture agreements, partnership agreements, limited liability company governance agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(10) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(11) any Indebtedness or any agreement pursuant to which such Indebtedness was issued if the encumbrance or restriction applies only upon a payment or financial covenant default or event of default contained in such Indebtedness or agreement and (A) the encumbrance or restriction is not materially more disadvantageous to Holders than is customary in comparable financings (as determined in good faith by the Board of Directors of the Company) and (B) the Company delivers to the Trustee an Officers’ Certificate evidencing its determination at the time such agreement is entered into, that such encumbrance or restriction will not materially impair the Company’s ability to make payments on the notes.

Future subsidiary guarantors

The Company will cause each Restricted Subsidiary (other than Subsidiary Guarantors) that enters into a Guarantee of any of the Company’s or a Subsidiary Guarantor’s Indebtedness to become a Subsidiary Guarantor, and execute and deliver to the Trustee a supplemental indenture in the form set forth in the Indenture pursuant to which such Subsidiary will Guarantee payment of the notes and the obligations under the Indenture and a joinder to the Security Documents. Each Subsidiary Guarantee will be limited to an amount not to exceed the maximum amount that can be Guaranteed by that Subsidiary Guarantor without rendering the Subsidiary Guarantee, as it relates to such Subsidiary Guarantor voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Limitation on sale and leaseback transactions

The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction; provided, that the Company or any Restricted Subsidiary may enter into a Sale and Leaseback Transaction if:

(1) the Company or such Restricted Subsidiary, as applicable, could have (a) Incurred Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “—Limitation on liens;”

(2) the gross cash proceeds of that Sale and Leaseback Transaction are at least equal to the Fair Market Value of the property that is the subject of that Sale and Leaseback Transaction; and

(3) the transfer of assets in that Sale and Leaseback Transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption “—Limitation on sales of assets and subsidiary stock.”

Provision of financial information

Whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Company will provide to the Trustee:

•	within 90 days after the end of each fiscal year, the information required to be contained in annual reports on Form 20-F, Form 40-F or Form 10-K as applicable (or any successor form); and

•

within 60 days after the end of each of the first three fiscal quarters of each fiscal year, the information required to be provided in quarterly reports under the laws of Canada or any Province thereof to security holders of a corporation with securities listed on the Toronto Stock Exchange, whether or not the Company has any of its securities listed on such exchange.

Whether or not required by the SEC, the Company will comply with the periodic reporting requirements of the Exchange Act and will file the reports specified in the preceding paragraph with the SEC within the time periods specified in the SEC’s rules and regulations unless the SEC will not accept such a filing. The Company will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Company’s filings for any reason, the Company will post the reports referred to in the preceding paragraph on its website within the time periods that would apply if the Company were required to file those reports with the SEC.

Any provision to the contrary notwithstanding, provided, that the Company is eligible to use such form to satisfy its annual reporting obligations with the SEC for its common shares and provided further, that no reporting obligation under Sections 12(g) or 15(d) of the Exchange Act applies with respect to the notes, then the Company’s obligations under this covenant shall be satisfied with regard to a fiscal year by the filing with the SEC (or providing to the Trustee, as applicable) of an annual report on Form 40-F (or any successor form) with regard to such fiscal year.

Merger and consolidation

(a) The Company will not amalgamate, consolidate or enter into a statutory plan of arrangement with or merge with or into, or convey, directly or indirectly transfer or lease all or substantially all its assets to, any Person, unless:

(1) the Successor Person to the Company (the “Successor Company”) will be a corporation organized and existing under the laws of the United States of America, any State thereof, the District of Columbia, Canada or any Province thereof and the Successor Company (if not the Company) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the notes, the Indenture and the Security Documents;

(2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(3) immediately after giving effect to such transaction, the Company or the Successor Company would be able to Incur an additional US$1.00 of Indebtedness under paragraph (a) of the covenant described under “—Limitation on indebtedness;”

(4) each Subsidiary Guarantor, unless such Subsidiary Guarantor is the Person with which the Company has entered into a transaction under this covenant, will have by amendment to its Subsidiary Guarantee confirmed that its Subsidiary Guarantee will apply to the obligations of the Company or the Successor Company in accordance with the notes, the Indenture and the Security Documents; and

(5) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, statutory plan of arrangement, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but the predecessor Company in the case of a conveyance, transfer or lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the notes.

(b) The Company will not permit any Subsidiary Guarantor to amalgamate, consolidate or enter into a statutory plan of arrangement with or merge with or into, or directly or indirectly convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to, any Person unless:

(1) except in the case of a Subsidiary Guarantor (x) that has been disposed of in its entirety to another Person (other than to the Company or an Affiliate of the Company), whether through a merger, amalgamation, consolidation, statutory plan of arrangement or sale of Capital Stock or assets or (y) that, as a result of the disposition of all or a portion of its Capital Stock, ceases to be a Subsidiary, in both cases, if in connection therewith the Company provides an Officers’ Certificate to the Trustee to the effect that the Company will comply with its obligations under the covenant described under “—Limitation on sales of assets and subsidiary stock” in respect of such disposition, the Successor Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, any State thereof, the District of Columbia, Canada or any Province thereof, and such Person shall expressly assume, by a Guarantee Agreement, in a form satisfactory to the Trustee, all the obligations of such Subsidiary, if any, under its Subsidiary Guarantee and the Security Documents;

(2) immediately after giving effect to such transaction or transactions (and treating any Indebtedness which becomes an obligation of the Successor Person formed or continuing as a result of such transaction as having been issued by such Successor Person at the time of such transaction), no Default shall have occurred and be continuing; and

(3) the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, statutory plan of arrangement, merger or transfer and such Guarantee Agreement, if any, complies with the Indenture.

Notwithstanding the foregoing:

(A) any Restricted Subsidiary may amalgamate, consolidate or enter into a statutory plan of arrangement with, merge with or into or directly or indirectly transfer all or part of its properties and assets to the Company; and

(B) the Company may amalgamate, consolidate or enter into a statutory plan of arrangement with or merge with or into an Affiliate incorporated under the laws of the United States of America, any State thereof, the District of Columbia, Canada or any Province thereof solely for the purpose of reincorporating the Company in another jurisdiction to realize tax or other benefits, provided, that the Successor Company expressly assumes, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all of the obligations of the Company under the notes and the Indenture, and provided further, that as a result of such amalgamation, consolidation, statutory plan of arrangement or merger the Company or Successor Company would not become required to make any deductions or withholding on account of taxes as described below under “—Payment of additional amounts” that the Company would not have been required to make had the amalgamation, consolidation, statutory plan of arrangement or merger not occurred.

Payment of additional amounts

All payments made by or on behalf of the Company under or with respect to any series of the notes (or by any Subsidiary Guarantor with respect to any Guarantee of any notes) will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) imposed or levied by or on behalf of the Government of Canada or any Province or territory thereof or by any authority or agency therein or thereof having power to tax (hereinafter “Canadian Taxes”), unless the Company is required to withhold or deduct Canadian Taxes by law or by the interpretation or administration thereof by the relevant government authority or agency. If the Company is so required to withhold or deduct any amount for or on account of Canadian Taxes from any payment made under or with respect to the notes, the Company will pay to each Holder as additional interest such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each Holder after such withholding or deduction (and after deducting any Canadian Taxes on such Additional Amounts) will not be less than the amount such Holder would have received if such Canadian Taxes had not been withheld or deducted, except as described below. However, no Additional Amounts will be payable to a Holder (herein, an “Excluded Holder”) with respect to:

•

a payment which is subject to such Canadian Taxes by reason of the Holder or beneficial owner being a Person with which the Company (or a relevant Subsidiary Guarantor) does not deal at arm’s length (for the purposes of the Income Tax Act (Canada)) at the time of the making of such payment;

•

a payment which is subject to such Canadian Taxes by reason of the Holder or beneficial owner being a resident, domiciliary or national of, or engaged in business or maintaining a permanent establishment or other presence in or otherwise having some present or former connection with Canada or any Province or territory thereof otherwise than by the mere holding of the notes or the receipt of payments thereunder;

•

a payment which is subject to such Canadian Taxes by reason of the Holder’s or beneficial owner’s failure to comply with any certification, identification, documentation or other reporting requirements if compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or a reduction in the rate of deduction or withholding of, such Canadian Taxes; or

•	a payment which is subject to such Canadian Taxes because the Holder or beneficial owner is not entitled to the benefit of an applicable treaty by reason of the legal nature of such Person, or

•	any combination of the above items.

The Company will also:

•	make such withholding or deduction; and

•	remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.

The Company will furnish to Holders, within 60 days after the date the payment of any Canadian Taxes is due pursuant to applicable law, certified copies of tax receipts or other documents evidencing such payment by it.

The Company will indemnify and hold harmless each Holder (other than an Excluded Holder) and upon written request reimburse each such Holder for the amount (excluding any Additional Amounts that have previously been paid by us) of:

•	any Canadian Taxes so levied or imposed and paid by such Holder as a result of payments made under or with respect to the notes;

•	any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; and

•	any Canadian Taxes imposed with respect to any reimbursement under the preceding two bullet points, but excluding any such Canadian Taxes on such Holder’s net income.

Wherever in the Indenture there is mentioned, in any context, the payment of principal (and premium, if any), interest, if any, or any other amount payable under or with respect to a debt security, such mention will be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Defaults

Each of the following is an Event of Default with respect to a series of notes:

(1) a default in any payment of interest on any note of such series when due and payable continued for 30 days;

(2) a default in the payment of principal of any note of such series when due and payable at its Stated Maturity, upon required redemption or repurchase, upon declaration or otherwise;

(3) the failure by the Company or any Restricted Subsidiary to comply with its obligations under the covenants described under “—Merger and consolidation” and “—Change of control” above;

(4) the failure by the Company or any Restricted Subsidiary to comply for 60 days after notice with its other agreements contained in such series of notes or the Indenture with respect to such series of notes;

(5) the failure by the Company or any Restricted Subsidiary to pay any Indebtedness or any interest thereon within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds US$100 million or its foreign currency equivalent (the “cross acceleration provision”);

(6) certain events of bankruptcy, insolvency or reorganization of the Company, a Subsidiary Guarantor or a Significant Subsidiary (the “bankruptcy provisions”);

(7) the rendering of any judgment or decree for the payment of money in excess of US$100 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers) against the Company or a Restricted Subsidiary if:

(A) an enforcement proceeding thereon is commenced by any creditor; or

(B) such judgment or decree remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed (the “judgment default provision”);

(8) any Subsidiary Guarantee with respect to such series of notes ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guarantee or pursuant to the terms of the Indenture) or any Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guarantee with respect to such series of notes; or

(9) with respect to any Collateral having a Fair Market Value in excess of US$100 million, any Lien purported to be created by any Security Document shall be asserted by the Company or a Subsidiary Guarantor not to be a valid, perfected, first priority Lien (except as otherwise expressly provided in the Indenture or such Security Document and subject to Permitted Liens).

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clause (4) will not constitute an Event of Default with respect to a series of notes until the Trustee notifies the Company or the Holders of at least 25% in principal amount of the outstanding notes of such series notify the Company and the Trustee of the default and the Company or the Restricted Subsidiary, as applicable, does not cure such default within the time specified in clause (4) hereof after receipt of such notice.

If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary) with respect to a series of notes occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding notes of such series by notice to the Company and the Trustee may declare the principal of and accrued but unpaid interest on all the notes of such series to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary occurs, the principal of and interest on all the notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding notes of a series may rescind any such acceleration with respect to the notes of such series and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of a series of notes unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a note of a series may pursue any remedy with respect to the Indenture or the notes of such series unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2) Holders of at least 25% in principal amount of the outstanding notes of such series have requested the Trustee in writing to pursue the remedy;

(3) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the Holders of a majority in principal amount of the outstanding notes of such series have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding notes of a series will be given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee with respect to such series. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a note of such series or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

If a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder of a note of each series to which such Default applies a notice of the Default within 30 days after it is known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Holders. In addition, the Company will be required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company will also be required to deliver to the Trustee, within five Business Days after the occurrence thereof, written notice of any event which would constitute certain Default or Events of Default, their status and what action the Company is taking or proposes to take in respect thereof.

Amendments and waivers

Subject to certain exceptions, the Indenture may be amended with respect to the notes of a series with the written consent of the Holders of a majority in principal amount of the notes of such series then outstanding and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the notes of such series then outstanding. However, without the consent of each Holder of an outstanding note of a series affected, no amendment may, with respect to such series, among other things:

(1) reduce the amount of such notes whose Holders must consent to an amendment;

(2) reduce the rate of or extend the time for payment of interest on any such note;

(3) reduce the principal of or extend the Stated Maturity of any such note;

(4) reduce the premium payable upon the redemption of any such note or change the time at which any such note may be redeemed as described under “—Optional redemption” above;

(5) make any such note payable in money other than that stated in such note;

(6) impair the right of any Holder of such notes to receive payment of principal of, and interest (including Additional Amounts, if any) on, such Holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s notes;

(7) make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions;

(8) make any change in the ranking or priority of any note of such series that would adversely affect the Holders of such notes;

(9) release the Senior Secured Pledge Bond securing the notes, except in accordance with the provisions of the Indenture and the pledge agreement regarding such Senior Secured Pledge Bond; or

(10) make any change in, or release other than in accordance with the Indenture, any Subsidiary Guarantee that would adversely affect the Holders of such series.

Without the consent of any Holder of notes of a series, the Company, the Subsidiary Guarantors and the Trustee may amend the Indenture with respect to such series to:

•	cure any ambiguity, omission, defect or inconsistency;

•	provide for the assumption by a successor corporation of the obligations of the Company or any Subsidiary Guarantor under the Indenture;

•

provide for uncertificated notes in addition to or in place of certificated notes of such series (provided, however, that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code);

•	add Guarantees with respect to the notes of such series or to secure the notes of such series;

•

add to the covenants of the Company or any Subsidiary Guarantor for the benefit of the Holders of the notes of such series or to surrender any right or power conferred upon the Company or any Subsidiary Guarantor with respect to such series;

•	make any change that does not adversely affect the rights of any Holder, subject to the provisions of the Indenture;

•	provide for the issuance of Additional Notes;

•	comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA; or

•	conform the text of the Indenture to any provision of this Description of the notes to the extent this Description of the notes was intended to be a verbatim recitation of the Indenture.

The consent of the Holders will not be necessary to approve the particular form of any proposed amendment. It will be sufficient if such consent approves the substance of the proposed amendment.

After an amendment becomes effective, the Company is required to mail to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

Neither the Company nor any Affiliate of the Company may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless such consideration is offered to all Holders and is paid to all Holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

Transfer and exchange

A Holder will be able to transfer or exchange notes. Upon any transfer or exchange, the registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company will require a Holder to pay any taxes required by law or permitted by the Indenture. The Company will not be required to transfer or exchange any note selected for redemption or to transfer or exchange any note for a period of 15 days prior to a selection of notes to be redeemed. The notes will be issued in registered form and the Holder will be treated as the owner of such note for all purposes.

Satisfaction and discharge

When the Company (1) delivers to the Trustee all outstanding notes of a series for cancellation or (2) all outstanding notes of a series have, or will within 60 days, become due and payable, whether at maturity or on a redemption date as a result of the mailing of notice of redemption, and, in the case of clause (2), the Company irrevocably deposits with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding notes of such series, including interest thereon to maturity or such redemption date, and if in either case the Company pays all other sums payable under the Indenture relating such series of notes, then the Indenture shall, subject to certain exceptions, cease to be of further effect with respect to such series of notes.

Defeasance

The Company may at any time terminate all its obligations under the notes of any series and the Indenture with respect to such series (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes of such series, to replace mutilated, destroyed, lost or stolen notes of such series and to maintain a registrar and paying agent in respect of the notes of such series.

In addition, the Company may at any time with respect to a series of notes terminate:

(1) its obligations under “—Change of control” with respect to such series of notes and the covenant described under “—Certain covenants” with respect to such series of notes; and

(2) the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiary Guarantors and Significant Subsidiaries and the judgment default provision described under “—Defaults” above and the limitations contained in clause (3) under the first paragraph of “—Merger and consolidation” above (“covenant defeasance”).

The Company may exercise its legal defeasance option with respect to a series of notes notwithstanding its prior exercise of its covenant defeasance option with respect to such series. If the Company exercises its legal defeasance option with respect to a series of notes, payment of the notes of such series may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option with respect to a series of notes, payment of the notes of such series may not be accelerated because of an Event of Default with respect to such series specified in clause (4), (5), (6) (with respect only to Subsidiary Guarantors and Significant Subsidiaries), (7) (with respect only to Significant Subsidiaries) or (8) under “Defaults” above or because of the failure of the Company to comply with clause (3) under the first paragraph of “—Merger and consolidation” above with respect to such series. If the Company exercises its legal defeasance option or its covenant defeasance option with respect to a series of notes, each Subsidiary Guarantor will be released from all of its obligations with respect to its Subsidiary Guarantee of such series.

In order to exercise either defeasance option with respect to a series of notes, the Company must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money in an amount sufficient or U.S. Government Obligations, the principal of and interest on which (in the case of U.S. Government Obligations) will be sufficient or a combination thereof sufficient to pay the principal of, premium (if any) and interest on, the notes of such series to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders of such series will not recognize income, gain or loss for U.S. or Canadian Federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. or Canadian Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable U.S. Federal income tax law).

Concerning the Trustee

The Bank of New York Mellon is to be the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the notes.

Governing law

The Indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Certain definitions

“Additional Assets” means:

(1) any property or assets (other than current assets, Indebtedness and Capital Stock) used or to be used by the Company or a Restricted Subsidiary in a Permitted Business;

(2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary;

(3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; or

(4) capital expenditures relating to an asset used or useful in a Permitted Business provided, however, that any such Restricted Subsidiary described in clauses (2) or (3) above is primarily engaged in a Permitted Business.

“Additional Interest” means all additional interest owing on the notes pursuant to the Registration Rights Agreement.

“Adjusted Treasury Rate” means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after May 15, 2014 in the case of the 2014 notes, May 15, 2013 in the case of the 2016 notes, or May 15, 2014 in the case of the 2019 notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the redemption date, plus .50%.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“After-Acquired Property” means any property of the Company or any Subsidiary Guarantor acquired after the Issue Date of a type that secures the notes and the Subsidiary Guarantees.

“Applicable Premium” as calculated by the Company, means (i) with respect to a 2014 note at any redemption date, the greater of (A) 1.00% of the principal amount of such 2014 note and (B) the excess of (1) the present value at such redemption date of the principal amount of such note at May 15, 2014 plus all required remaining scheduled interest payments due to and including May 15, 2014 (excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate, over (2) the principal amount of such note on such redemption date; and (ii) with respect to a 2016 note or a 2019 note at any redemption date, the greater of (A) 1.00% of the principal amount of such note and (B) the excess of (1) the present value at such redemption date of (a), in the case of the 2016 notes, the redemption price of such notes on May 15, 2013 (such redemption price being described in the first paragraph under “—Optional redemption—2016 notes”) or, in the case of the 2019 notes, the redemption price of such notes on May 15, 2014 (such redemption price being described in the first paragraph under “—Optional redemption—2019 notes”) in each case exclusive of any accrued interest plus (b) all required remaining scheduled interest payments due on such note through May 15, 2013 in the case of the 2016 notes, or May 15, 2014 in the case of the 2019 notes, (but, in each case, excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate, over (2) the principal amount of such note on such redemption date.

“Asset Disposition” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of an amalgamation, merger, statutory plan of arrangement, consolidation, or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(1) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

(2) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary; or

(3) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary other than, in the case of (1), (2) and (3) above,

(a) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary,

(b) a disposition effected in compliance with clause (a) of the covenant described under “—Merger and consolidation”;

(c) a disposition subject to the covenant described under “Certain covenants—Limitation on restricted payments” or a Permitted Investment;

(d) a disposition of assets with a Fair Market Value of less than US$300 million;

(e) a disposition of cash or Cash Equivalents;

(f) the creation of a Lien (but not the sale or other disposition of the property subject to such Lien);

(g) a disposition of (i) any equipment that has become damaged, worn out or obsolete or (ii) no longer used or useful material or equipment which are not material in the aggregate;

(h) licenses granted to third parties in the ordinary course of business; and

(i) a disposition of accounts receivable in connection with the compromise, settlement or collection thereof.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, as at the time of determination, the present value calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP of the total obligations of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale and Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations.” For purposes of the covenant described under “—Certain covenants—Limitation on liens,” an Attributable Debt will be deemed to be secured by a Lien on the property being leased.

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing:

(1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or scheduled redemption or similar payment with respect to such Preferred Stock, multiplied by the amount of such payment by

(2) the sum of all such payments.

“Bilateral Credit Agreements” means certain credit agreements between the Company and, in each case, the lenders parties thereto existing on the Issue Date, as may have been or may hereafter be amended, restated, supplemented, modified or replaced from time to time.

“Board of Directors” means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of the Board of Directors of the Company.

“Bridge Credit Agreement” means the Amended and Restated Bridge Credit Agreement dated as of April 30, 2009 among the Company, the lenders from time to time parties thereto and JPMorgan Chase Bank, N.A., as administrative agent thereunder, which provides for the terms and conditions relating to the bridge credit facility in the aggregate principal amount of US$4,527 million, as such amount may be reduced in accordance with the terms of the Bridge Credit Agreement, as the same may be amended, restated, supplemented, modified or replaced from time to time.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount (at the time any determination is to be made) of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Cash Equivalents” means any of the following:

(1) direct obligations of the United States of America, or any agency thereof, or the Government of Canada or any Canadian province, or any agency thereof, or obligations Guaranteed by the United States of America, or any agency thereof, or the Government of Canada or any Canadian province or any agency thereof;

(2) investments in time deposit accounts, certificates of deposit and bankers’ acceptances maturing within 180 days of the date of acquisition thereof, and money market deposits issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of US$250,000,000 (or the foreign currency equivalent thereof) and whose long-term debt is rated “A-” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);

(3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a financial institution meeting the qualifications described in clause (2) above;

(4) investments in commercial paper, maturing not more than six months after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P;

(5) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, or Province of territory of Canada or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s;

(6) investment funds investing at least 95% of their assets in cash and securities of the types described in clauses (1) through (5) above; and

(7) instruments equivalent to those referred to in clauses (1) through (6) above denominated in U.S. dollars or any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation or statutory plan of arrangement or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than to the Company or one of its Subsidiaries;

(2) the consummation of any transaction (including, without limitation, any merger, amalgamation or statutory plan of arrangement or consolidation) the result of which is that any Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) (other than the Permitted Holders) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the Company’s Voting Stock or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares;

(3) the Company consolidates, amalgamates, or enters into a statutory plan of arrangement with, or merges with or into, any Person, or any Person consolidates, amalgamates, or enters into a statutory plan of arrangement with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the Company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, Voting Stock representing more than 50% of the combined voting power of the surviving person immediately after giving effect to such transaction;

(4) the first day on which the majority of the members of the Board of Directors cease to be Continuing Directors; or

(5) the adoption of a plan relating to the liquidation or dissolution of the Company.

Notwithstanding the foregoing, any holding company whose only significant asset is Capital Stock of the Company or any of its direct or indirect parent companies shall not itself be considered a “Person” or “group” for purposes of clause (2) above.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commodity Price Protection Agreement” means any forward contract, commodity swap, commodity option or other similar agreement or arrangement relating to, or the value of which is dependent upon or which is designed to protect such Person against, fluctuations in commodity prices.

“Comparable Treasury Issue” means, with respect to the notes of a series, the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes of such series from the redemption date to May 15, 2014, in the case of the 2014 notes, from the redemption date to May 15, 2013, in the case of the 2016 notes, or from the redemption date to May 15, 2014, in the case of the 2019 notes, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to May 15, 2014, in the case of the 2014 notes, May 15, 2013, in the case of the 2016 notes, or May 15, 2014 in the case of the 2019 notes.

“Comparable Treasury Price” means, with respect to any redemption date, if clause (ii) of the Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the Company, Reference Treasury Dealer Quotations for such redemption date.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of:

(1) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending immediately prior to the date of such determination for which financial statements are available, to

(2) Consolidated Interest Expense for such period;

provided, however, that:

(a) if the Company or any Restricted Subsidiary has Incurred any Indebtedness (other than ordinary working capital borrowings) since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an incurrence of Indebtedness, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period;

(b) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Cash Equivalents used to repay, repurchase, defease or otherwise discharge such Indebtedness;

(c) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets that are the subject of such Asset Disposition for such period, or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period, and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(d) if since the beginning of such period the Company or any Restricted Subsidiary (by amalgamation, merger, statutory plan of arrangement or otherwise) shall have made an Investment in any Person that becomes a Restricted Subsidiary or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(e) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (C) or (D) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition of assets occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets or other Investment, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term as at the date of determination in excess of 12 months). If any Indebtedness is incurred under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation.

“Consolidated Interest Expense” means, for any period, the total interest expense less interest income of the Company and its Consolidated Restricted Subsidiaries, plus, to the extent Incurred by the Company and its Consolidated Restricted Subsidiaries in such period but not included in such interest expense, without duplication:

(1) interest expense attributable to Capitalized Lease Obligations and the interest expense attributable to leases constituting part of a Sale and Leaseback Transaction;

(2) amortization of debt discount and debt issuance costs;

(3) capitalized interest;

(4) non-cash interest expense;

(5) commissions, discounts and other fees and charges attributable to letters of credit and bankers’ acceptance financing;

(6) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Company or any Restricted Subsidiary;

(7) net payments pursuant to Interest Rate Agreements (including amortization of fees);

(8) dividends in respect of all Disqualified Stock of the Company and all Preferred Stock of any of the Subsidiaries of the Company, to the extent held by Persons other than the Company or a Restricted Subsidiary; and

(9) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.

“Consolidated Leverage Ratio” means, as of the date of calculation (the “Calculation Date”), the ratio of (1) the aggregate outstanding Indebtedness of the Company and its Restricted Subsidiaries on the Calculation Date, on a consolidated basis, to (2) the EBITDA of the Company and its Restricted Subsidiaries for the most recently ended four fiscal quarters for which internal financial statements are available, immediately preceding the Calculation Date. The amount in clause (1) shall include the Indebtedness, Disqualified Stock or Preferred Stock giving rise to the need to make such calculation. The Consolidated Leverage Ratio shall be calculated in the same manner as set forth in sub-paragraphs (a) through (e) and the final two paragraphs of the definition of Consolidated Coverage Ratio.

“Consolidated Net Income” means, for any period, the net income of the Company and its Consolidated Subsidiaries for such period; provided, however, that there shall not be included in such Consolidated Net Income:

(1) any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

(a) subject to the limitations contained in clause (4) below, the Company’s equity in the net income of any such person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

(b) the Company’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

(2) any net income (or loss) of any Person acquired by the Company or a Subsidiary of the Company for any period prior to the date of such acquisition;

(3) any net income (or loss) of any Restricted Subsidiary if such Restricted Subsidiary to the extent that at the date of determination the payment of dividends or the making of distributions of that net income is not permitted without any prior approval (that has not been obtained), pursuant to the terms of its charter and all agreement, instrument, judgments, decrees, orders, statutes, rules or governmental regulation applicable by such Restricted Subsidiary or its stockholders (unless such restriction with respect to the payment of dividends or the making of distributions has been waived) except that:

(a) subject to the limitations contained in clause (4) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to another Restricted Subsidiary, to the limitation contained in this clause); and

(b) the Company’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

(4) any gain (or loss) realized upon the sale or other disposition of any asset of the Company or its Consolidated Subsidiaries (including pursuant to any Sale and Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(5) any extraordinary gains or losses;

(6) the cumulative effect of a change in accounting principles;

(7) any non-cash gain or loss attributable to any Commodity Price Protection Agreement until such time as it is settled, at which time the net gain or loss shall be included;

(8) any non-cash impairment charges resulting from the write-down of goodwill or other long-lived assets and any amortization of intangibles in each case in accordance with GAAP;

(9) any net after-tax gain or loss on disposal of discontinued operations;

(10) any non-cash compensation expense realized from grants of stock appreciation or similar rights, stock options, restricted stock, restricted stock units or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries;

(11) any cumulative non-cash translation gains or losses recorded in net income in accordance with GAAP; and

(12) unrealized gains or losses on foreign exchange contracts or Investments;

in each case, for such period. Notwithstanding the foregoing, for the purpose of the covenant described under “—Certain covenants—Limitation on restricted payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(4)(C)(iv) thereof.

“Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (1) all current liabilities (excluding any portion thereof constituting Funded Debt); and (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent consolidated balance sheet of the Company and computed in accordance with GAAP.

“Consolidation” means the consolidation of the accounts of each of the Restricted Subsidiaries, with those of the Company in accordance with GAAP consistently applied; provided, however, that “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Restricted Subsidiary in an Unrestricted Subsidiary will be accounted for as an investment. The term “Consolidated” has a correlative meaning.

“Continuing Director” means, as of any date of determination, any member of the Board of Directors who:

(1) was a member of the Board of Directors on the date of the closing of the offering of the notes; or

(2) was nominated for election, elected or appointed to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Facilities” means (1) one or more debt facilities (including, without limitation, the Term Credit Agreement, the Revolving Credit Agreement and the Bilateral Credit Agreements, but excluding the Bridge Credit Agreement) or commercial paper facilities, in each case with banks or other lenders providing for revolving credit loans, term loans, receivables financing or letters of credit, and (2) any notes, bonds or other instruments issued and sold in a public offering, Rule 144A, or other private transaction (together with any related indentures, note purchase agreements or similar agreements), in each case as to clause (1) and (2), as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Currency Agreement” means, with respect to any Person, any foreign exchange contract, currency swap agreements or other similar agreement or arrangement to which such Person is a party or of which it is a beneficiary.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event:

(1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary; provided, however, that any such conversion or exchange shall be deemed an Incurrence of Indebtedness or Disqualified Stock, as applicable); or

(3) redeemable at the option of the holder thereof, in whole or in part,

in the case of each of clauses (1), (2) and (3), on or prior to the first anniversary of the Stated Maturity of the notes of a series; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the first anniversary of the Stated Maturity of the notes of such series shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions of the covenants described under “—Change of control” and “—Certain covenants—Limitation on sales of assets and subsidiary stock.”

“EBITDA” for any period means the Consolidated Net Income for such period, plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income:

(1) provision for taxes based on income, profits or capital of the Company and its Consolidated Restricted Subsidiaries;

(2) Consolidated Interest Expense;

(3) depreciation and depletion expense of the Company and its Consolidated Restricted Subsidiaries;

(4) amortization expense of the Company and its Consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period);

(5) any unusual or non-recurring charges, write-downs or losses (and minus any such gains); and

(6) all other non-cash charges of the Company and its Consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash expenditures in any future period) less all non-cash items of income (other than accrual of revenue in the ordinary course of business) of the Company and its Restricted Subsidiaries, in each case, for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders, unless such restriction with respect to dividends has been waived.

“Equity Offering” means a primary offering of Capital Stock other than (i) Disqualified Stock, (ii) Preferred Stock, (iii) issuances to a Subsidiary of the Company or (iv) public offerings with respect to the Company’s common stock made pursuant to an employee benefit plan only to employees of the Company or its Subsidiaries.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Existing Notes” means the Company’s US$200,000,000 7.00% Notes due 2012, its US$300,000,000 5.375% Notes due 2015 and its US$700,000,000 6.125% Notes due 2035.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value will be determined in good faith by the Board of Directors, whose determination will be conclusive and evidenced by a resolution of such Board of Directors; provided, however, that for purposes of clause (a)(4)(C) under “—Certain covenants—Limitation on restricted payments,” if the Fair Market Value of the property or assets in question is so determined to be in excess of US$300 million, such determination must be confirmed by an Independent Qualified Party.

“Funded Debt” means, as applied to any Person, all Indebtedness created or assumed by such person maturing after, or renewable or extendable at the option of such person beyond, 12 months from the date of creation thereof.

“GAAP” means generally accepted accounting principles in Canada as in effect as of the Issue Date. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP.

“General Security Agreements” means, collectively, the General Security Agreement, dated as of April 30, 2009, among the Company, the Canadian debtors parties thereto and CIBC Mellon Trust Company, as trustee and the General Security Agreement dated as of April 30, 2009 among the U.S. debtors parties thereto and CIBC Mellon Trust Company, as trustee.

“Government Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents) and in each case with maturities not exceeding two years from the date of acquisition;

(2) investments in any fund that invests exclusively in investments of the type described in clause (1) which fund may also hold immaterial amounts of cash pending investment and/or distribution; and

(3) corresponding instruments in Canada customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2) entered into for the primary purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantor” shall mean any Person Guaranteeing any obligation.

“Guarantee Agreement” means a supplemental indenture, in a form reasonably satisfactory to the Trustee, pursuant to which a Subsidiary Guarantor guarantees the Company’s obligations with respect the notes on the terms provided for in the Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement;

(2) any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement; or

(3) any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

“Holder” means the Person in whose name a note is registered on the Registrar’s books.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by amalgamation, merger, statutory plan of arrangement, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with “—Certain covenants—Limitation on indebtedness”:

(1) amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

(2) the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms; and

(3) the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or the making of a mandatory offer to purchase such Indebtedness will not be deemed to be the Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person on any date of determination, without duplication:

(1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all obligations of such Person in respect of letters of credit (including reimbursement obligations with respect thereto);

(4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables), which purchase price is due more than six months after acquiring such property or the completion of such services;

(5) all Capitalized Lease Obligations and all Attributable Debt in respect of a Sale and Leaseback Transaction of such Person;

(6) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7) all obligations of the type referred to in clauses (1) through (6) above of other Persons secured by a Lien on any asset of such Person, whether or not such indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of:

(a) the Fair Market Value of such asset at such date of determination and

(b) the amount of such obligations of such other Persons;

(8) to the extent not otherwise included in this definition, Hedging Obligations of such Person; and

(9) all obligations of the type referred to in clauses (1) through (8) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. The amount of any Indebtedness described in clauses (1) and (2) will be:

(1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount thereof, in the case of any other Indebtedness.

The amount of Indebtedness described in clause (8) will be the net amount payable if such Hedging Obligations were terminated at that time due to default by such Person (after giving effect to any contractually permitted set-off).

Notwithstanding the foregoing, “Indebtedness” shall not include (a) accrued expenses and royalties arising in the ordinary course of business; and (b) asset retirement obligations and obligations in respect of reclamation, mine rehabilitation and workers’ compensation (including superannuation, pensions and retiree medical care) that are not overdue by more than 90 days.

“Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm of national standing in Canada of the United States; provided, however, that such firm is not an Affiliate of the Company.

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such Person is party or of which it is a beneficiary.

“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers and accounts receivable in the ordinary course of business) or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. The acquisition by the Company or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third person as of the date of such acquisition. Except as otherwise provided for herein, the amount of an Investment shall be its Fair Market Value at the time the Investment is made and without giving effect to subsequent changes in value.

For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain covenants—Limitation on restricted payments”:

(1) “Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) the Company’s “Investment” in such Subsidiary at the time of such redesignation, less

(b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Issue Date” means the date of the Indenture.

“Legal Holiday” means a Saturday, Sunday or other day on which banking institutions are not required by law or regulation to be open in the State of New York.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Moody’s” means Moody’s Investors Services, Inc. or any successor to the rating agency business thereof.

“Mortgage” means any mortgage, deed of trust, pledge, hypothéc, lien, encumbrance, charge or security interest of any kind.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition or any distribution of the proceeds thereof by a Restricted Subsidiary to the Company or another Restricted Subsidiary;

(2) all payments made on any Indebtedness (other than the Credit Agreements) which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(4) appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds” means, with respect to any issuance or sale of Capital Stock, the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Non-Recourse Indebtedness” of any Person means any Indebtedness of such Person with respect to which recourse for payment is limited solely to specific assets encumbered by a Lien securing such Indebtedness (or, in the case of a single purpose entity, is limited to such entity); provided, however, that personal recourse of a holder of Indebtedness against any obligor with respect thereto for fraud, misrepresentation, misapplication of cash, waste and other circumstances customarily excluded from non-recourse provisions in non-recourse financing shall not, by itself, prevent any Indebtedness from being characterized as Non-Recourse Indebtedness, provided further, that if a recourse claim is made in connection therewith, such claim shall no longer constitute Non-Recourse Indebtedness for the purposes of this Agreement.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary of the Company.

“Officers’ Certificate” means a certificate signed by two Officers.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash between the Company or any of its Restricted Subsidiaries and another Person; provided, that any cash received must be applied in accordance with the “Limitation on asset sales” covenant.

“Permitted Business” means any business engaged in by the Company or any Restricted Subsidiary on the Issue Date and any Related Business.

“Permitted Holders” means (a) any lineal descendent of Dr. Norman B. Keevil Sr. (treating for this purpose, any legally adopted descendant as a lineal descendant); (b) the spouse of any Person listed in clause (a); (c) the estate trustee or administrator of any Person listed in clauses (a) and (b); (d) any trust (whether testamentary or inter vivos) primarily for the lineal descendants of Dr. Norman B. Keevil Sr. or spouses of such lineal descendants; (e) Sumitomo Metal Mining Co., Ltd. or its subsidiaries; and (f) any and all corporations or other entities which are directly or indirectly Controlled by any one or more of the foregoing.

“Permitted Investment” means:

(1) any Investment in the Company or in a Restricted Subsidiary of the Company;

(2) any Investment in cash, Cash Equivalents or Government Securities;

(3) any Investment by the Company or any of its Restricted Subsidiaries in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Company; or

(b) such Person, in one transaction or a series of transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or any of its Restricted Subsidiaries;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with the covenant described under “—Certain covenants—Limitation on sales of assets and subsidiary stock;”

(5) any acquisition of assets or Capital Stock solely in exchange for the issuance of Capital Stock (other than Disqualified Stock) of the Company;

(6) Interest Rate Agreements, Currency Agreements or Commodity Price Protection Agreements entered into in the ordinary course of business of the Company or any of its Restricted Subsidiaries and not for speculative purposes;

(7) payroll, travel and similar advances to officers, directors, employees and consultants of the Company and its Restricted Subsidiaries for business-related travel expenses, moving expenses and other similar expenses made in the ordinary course of business;

(8) Guarantees issued in accordance with the covenants described under “—Certain covenants—Limitation on indebtedness” and “—Certain covenants—Future subsidiary guarantees”;

(9) any Investment in a Person (other than the Company or a Restricted Subsidiary) pursuant to the terms of any agreements in effect on the Issue Date and any Investment that replaces, refinances or refunds an existing Investment; provided, that the new Investment is in an amount that does not exceed the amount replaced, refinanced or refunded (after giving effect to write-downs or write-offs with respect to such Investment), and is made in the same Person as the Investment replaced, refinanced or refunded;

(10) any Investment made in the ordinary course of business, and of a nature that is or shall have become customary, in a Permitted Business as a means of actively exploiting, exploring for, acquiring, developing, producing or processing natural resources; and

(11) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (11) since the Issue Date not to exceed the greater of US$500 million and 1.5% of Total Assets; provided, however, that if any Investment pursuant to this clause (11) is made in a Person that is not a Restricted Subsidiary of the Company at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Company after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (11) for so long as such Person continues to be a Restricted Subsidiary; provided, however, that with respect to any Investment, the Company may, in its sole discretion, allocate all or any portion of any Investment to one or more of the above clauses (1) through (11) so that the entire Investment would be a Permitted Investment.

“Permitted Liens” means:

(1) Liens in favor of the Pledge Bond Trustee for the equal and ratable benefit of the holders or lenders of (a) Indebtedness Incurred under clauses (1) and (10) of the covenant described under “—Certain covenants—Limitation on indebtedness”, (b) the Existing Notes or (c) the notes and the Exchange Notes (not including any Additional Notes);

(2) Liens in favor of the Company or any Restricted Subsidiaries of the Company;

(3) Liens on property of a Person existing at the time such Person enters into a statutory plan of arrangement with, is merged with or into or consolidated or amalgamated with, the Company or any Restricted Subsidiary; provided, that such Liens were in existence prior to the contemplation of such statutory plan of arrangement, amalgamation, merger or consolidation and do not extend to any assets other than those of the Person that enters into a statutory plan of arrangement with, merged with or into or consolidated or amalgamated with, the Company or the Restricted Subsidiary;

(4) Liens on property (including Capital Stock) existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided, that such Liens were in existence prior such acquisition, were not incurred in contemplation of such acquisition and do not extend to any property other than the property so acquired by the Company or the Restricted Subsidiary;

(5) Liens securing the initial notes, the Exchange Notes and the Subsidiary Guarantees;

(6) Liens existing on the Issue Date (other than any Liens securing Indebtedness described under clause (1) hereof);

(7) Liens securing Refinancing Indebtedness; provided, that such Liens do not extend to any property or assets other than the property or assets that secure the Indebtedness being refinanced (plus improvements and accessions to, such property or proceeds or distributions thereof);

(8) Liens on property or assets securing Indebtedness used to defease or to satisfy and discharge the notes; provided, that (a) the Incurrence of such Indebtedness was not prohibited by the Indenture and (b) such defeasance or satisfaction and discharge is not prohibited by the Indenture;

(9) Liens which rank equally with any Lien securing the notes that secure obligations that do not exceed the greater of US$300 million and 1% of Total Assets at any one time outstanding;

(10) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (5) of the second paragraph of the covenant described under “—Certain covenants—Limitation on indebtedness”; provided, that any such Lien covers only the assets acquired, constructed or improved with such Indebtedness;

(11) Liens on cash or Cash Equivalents securing Hedging Obligations of the Company or any Restricted Subsidiary (a) that are Incurred for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, or (b) securing letters of credit that support such Hedging Obligations;

(12) Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance, old-age pensions or other social security obligations;

(13) Lien, deposits or pledges to secure the performance of bids, tenders, contracts (including, without limitation, joint venture, shareholder agreements and partnership agreements but other than contracts for the payment of Indebtedness), leases, or other similar obligations arising in the ordinary course of business;

(14) survey exceptions, encumbrances, easements or reservations (including severances, leases or reservations of oil, gas, coal, minerals or water rights) of, or rights of other for, rights of way, zoning or other restrictions as to the use of properties, and defects in title which, in the case of any of the foregoing, were not incurred or created to secure the payment of Indebtedness, and which in the aggregate do no materially adversely affect the value of such properties or materially impair the use for the purposes of which such properties are held by the Company or any Restricted Subsidiary;

(15) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves or other appropriate provision have been made;

(16) Liens, deposits or pledges to secure public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds or obligations; and Liens, deposits or pledges in lieu of such bonds or obligations, or to secure such bonds or obligations, or to secure letters of credit in lieu of or supporting the payment of such bonds or obligations;

(17) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or any Subsidiary thereof on deposit with or in possession of such bank;

(18) any interest or title of a lessor, licensor or sublicensor in the property subject to any lease, license or sublicense (other than any property that is the subject of a Sale and Leaseback Transaction);

(19) Liens for taxes, assessments and governmental charges not yet delinquent or being contested in good faith and for which adequate reserves or other appropriate provisions have been established to the extent required by GAAP;

(20) Liens arising from precautionary UCC financing statements (or the equivalent in other jurisdictions outside of the United States) regarding operating leases or consignments;

(21) statutory Liens or landlords and carriers’, warehouseman’s, mechanics’, suppliers’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business;

(22) Liens securing Non-Recourse Indebtedness Incurred pursuant to clause (11) of the covenant described under “—Certain covenants—Limitation on indebtedness”;

(23) Liens securing Indebtedness Incurred pursuant to clause (7) of the covenant described under “—Certain covenants—Limitation on indebtedness.”

(24) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other assets relating to such letters of credit and products and proceeds thereof;

(25) contract mining agreements granted to others that do not materially interfere with the ordinary conduct of business of the Company or any of its Restricted Subsidiaries;

(26) licenses of intellectual property in the ordinary course of business;

(27) Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(28) Liens to secure a defeasance trust;

(29) Liens securing insurance premium financing arrangements, provided that such Lien is limited to the applicable insurance contracts;

(30) covenants restricting or prohibiting access to or from real property abutting on controlled access highways, which covenants do not adversely impair in any material respect the use of the real property concerned in the operation of the business conducted on such real property; and

(31) any option, contract or other agreement to sell an asset; provided such sale is not otherwise prohibited under the indenture.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Principal” of a note means the principal of the note plus the premium, if any, payable on the note which is due or overdue or is to become due at the relevant time.

“Principal Property” means the interest of the Company or any Restricted Subsidiary in (1) the property located near Sparwood, British Columbia, Canada, known as the “Elkview Mine”, the property located near Elkford, British Columbia, Canada, known as the “Fording River Mine”, the property located near Kamloops, British Columbia, Canada, known as the “Highland Valley copper mine” and the property located near Kotzebue,

Alaska, U.S.A., known as the “Red Dog mine”; and (2) any (a) mineral property or (b) manufacturing or processing plant, building, structure, dam or other facility, together with the land upon which it is erected and fixtures comprising a part thereof, whether owned as of the date of the indenture or thereafter acquired or constructed by the Company or any Restricted Subsidiary, which, in the case of the items enumerated in each of 2(a) and 2(b) above, is located in Canada or the United States or its territories or possessions, the net book value of which interest, in each case, on the date as of which the determination is being made, is an amount which exceeds 10% of Consolidated Net Tangible Assets, except any such mineral property, plant, building, structure, dam or other facility or any portion thereof, together with the land upon which it is erected and fixtures comprising a part thereof, (i) acquired or constructed principally for the purpose of controlling or abating atmospheric pollutants or contaminants, or water, noise, odor or other pollution or (ii) which the board of directors of the Company by resolution declares is not of material importance to the total business conducted by the Company and its Restricted Subsidiaries considered as one enterprise.

“Purchase Money Indebtedness” means Indebtedness:

(1) consisting of the deferred purchase price of an asset, conditional sale obligations, obligations under any title retention agreement and other purchase money obligations, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and

(2) Incurred to finance the construction, exploration, development, acquisition or lease of, or repairs, improvement or addition to, any asset by the Company or a Restricted Subsidiary, including the Capital Stock of a Person that becomes a Restricted Subsidiary;

provided, however, that such Indebtedness is incurred within 180 days after the acquisition by the Company or such Restricted Subsidiary of such asset.

“Quotation Agent” means the Reference Treasury Dealer selected the Company.

“Rating Agencies” means Moody’s and S&P or, if S&P or Moody’s or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company, which shall be substituted for S&P or Moody’s or both, as the case may be, with respect to the notes.

“Reference Treasury Dealer” means J. P. Morgan Securities, Inc. and its successors and assigns, Banc of America Securities LLC and its successors and assigns and Citigroup Global Markets Inc. and its successors and assigns.

“Reference Treasury Dealer Quotations” means with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day immediately preceding such redemption date.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, replace, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that is Incurred to Refinance (including pursuant to any defeasance or discharge mechanism) any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture (including Indebtedness of the Company that Refinances Refinancing Indebtedness); provided, however, that:

(1) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

(2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

(3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding, or, if greater, the committed amount, of the Indebtedness being Refinanced, plus an amount necessary to pay any fees and expenses, including premiums, related to such Refinancing; and

(4) if the Indebtedness being Refinanced is subordinated in right of payment to the notes or any Subsidiary Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the notes or such Subsidiary Guarantee on substantially the same terms, taken as a whole, as the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include:

(a) Indebtedness of a Restricted Subsidiary that Refinances Indebtedness of the Company; or

(b) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

“Related Business” means any business related, ancillary or complementary to the businesses of the Company and the Restricted Subsidiaries on the Issue Date.

“Related Business Asset” means assets (other than cash) used or useful in a Permitted Business or a Related Business, provided, that any assets received by the Company or a Restricted Subsidiary in exchange for assets transferred by the Company or a Restricted Subsidiary shall not be deemed to be Related Business Assets if the assets consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Revolving Credit Agreement” means the credit agreement dated as of March 7, 2002 among the Company, the lenders from time to time parties thereto, and JPMorgan Chase Bank, N.A., as administrative agent, as such credit agreement may be amended, restated, supplemented, modified or replaced from time to time.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. or any successor to the rating agency business thereof.

“Sale and Leaseback Transaction” means, with respect to any Person, any transaction involving any of the assets or properties of such Person whether now owned or hereafter acquired, whereby such Person sells or otherwise transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which such Person intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Company or a Subsidiary Guarantor secured by a Lien.

“Security Documents” means the Master Trust Indenture, the Senior Secured Pledge Bonds, the General Security Agreements and all security agreements, mortgages, deeds of trust, pledges, collateral assignments and other agreements or instruments evidencing or creating interests or Liens in favor or for the benefit of the Pledge Bond Trustee or the Pledge Bond Holders in any or all of the Collateral.

“Senior Indebtedness” of any Person means the principal of, premium (if any) and accrued and unpaid interest on (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of such Person, regardless of whether or not a claim for post-filing interest is allowed in such proceedings), and fees and other amounts owing in respect of, Indebtedness of such Person whether outstanding on the Issue Date or thereafter Incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided, that such obligations are subordinated in right of payment to the notes or the Subsidiary Guarantee with respect to the notes of such Person; provided, however, that Senior Indebtedness of such Person shall not include:

(1) any obligation of such Person to the Company or any Subsidiary of the Company;

(2) any liability for federal, state, provincial, territorial, local or other taxes owed or owing by such Person;

(3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

(4) any Indebtedness or obligation of such Person (and any accrued and unpaid interest in respect thereof) that by its terms is subordinate or junior in any respect to any other Indebtedness or obligation of such Person, including any Subordinated Obligations of such Person;

(5) any obligations with respect to any Capital Stock; or

(6) any Indebtedness Incurred in violation of the Indenture.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Obligation” means any Indebtedness of a Person (whether outstanding on the Issue Date or thereafter Incurred) that is subordinate or junior in right of payment to the notes or a Subsidiary Guarantee of such Person, as the case may be, pursuant to a written agreement.

“Subsidiary” of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or Controlled, directly or indirectly, by:

(1) such Person;

(2) such Person and one or more Subsidiaries of such Person; or

(3) one or more Subsidiaries of such Person.

“Subsidiary Guarantee” means each Guarantee of the obligations with respect to the notes issued by a Subsidiary of the Company pursuant to the terms of the Indenture.

“Subsidiary Guarantor” means any Subsidiary that has issued a Subsidiary Guarantee.

“Successor Person” means, with respect to any Person, the resulting Person formed by or continuing from such consolidation or amalgamation or into which such Person is merged or with which such Person enters into a statutory plan of arrangement or the acquiring Person that acquires or leases all or substantially all of such Person’s properties and assets.

“Term Credit Agreement” means the Amended and Restated Term Credit Agreement dated as of April 30, 2009 among the Company, the lenders from time to time parties thereto and JPMorgan Chase Bank, N.A., as administrative agent, which provides for the terms and conditions relating to the term credit facility in the aggregate principal amount of US$3,947 million, as such amount may be reduced in accordance with the terms of the Term Credit Agreement, as the same may be amended, restated, supplemented, modified or replaced from time to time.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the Issue Date.

“Total Assets” means the total assets of the Company and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Company (determined on a pro forma basis to give effect to any acquisition or disposition of assets made after such balance sheet date and on or prior to the date of determination).

“Trade Payables” means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Transfer Restricted Note” means each initial note until the earliest of:

(1) the date on which such note has been exchanged in a Registered Exchange Offer by a Person other than a Participating Broker-Dealer for a freely transferable Exchange Note evidencing the same Indebtedness as the initial notes,

(2) following the exchange by a Participating Broker-Dealer in the Registered Exchange Offer of a note for an Exchange Note, the date on which such Exchange Note is sold to a purchaser who receives from such Participating Broker-Dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement (or such a prospectus is made available to such Participating Broker-Dealer by the Company pursuant to the Registration Rights Agreement),

(3) the date on which such note has been disposed of in accordance with the Shelf Registration Statement, or

(4) the date on which such note is distributed to the public pursuant to Rule 144 under the Securities Act or is saleable pursuant to Rule 144(b)(1) under the Securities Act.

“Trustee” means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

“Trust Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject and who shall direct responsibility for the administration of this Indenture.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its

Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either:

(a) the Subsidiary to be so designated has total Consolidated assets of US$1,000 or less; or

(b) if such Subsidiary has Consolidated assets greater than US$1,000, then such designation would be permitted under the covenant described under “—Certain covenants—Limitation on restricted payments.”

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x)(1) the Company could incur US$1.00 of additional Indebtedness under paragraph (a) of the covenant described under “—Certain covenants—Limitation on indebtedness”, or (2) the Consolidated Interest Coverage Ratio for the Company and its Restricted Subsidiaries would be equal to or greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation; and

(y) no Default shall have occurred and be continuing.

Any such designation of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency, as published in The Wall Street Journal in the “Exchange Rate” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

Except as described under “—Certain covenants—Limitation on indebtedness,” whenever it is necessary to determine whether the Company has complied with any covenant in the Indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Subsidiary” means a Restricted Subsidiary of the Company, all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly Owned Subsidiary.

Book-entry, delivery and form

Except as described below, we will initially issue the exchange notes in the form of one or more registered notes in global form without coupons. We will deposit each global note on the date of the closing of this exchange offer with, or on behalf of, The Depository Trust Company in New York, New York, and register the exchange notes in the name of The Depository Trust Company or its nominee, or will leave these notes in the custody of the trustee.

Depository Trust Company procedures

For your convenience, we are providing you with a description of the operations and procedures of The Depository Trust Company, the Euroclear System and Clearstream Banking, S.A. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge you to contact the system or its participants directly to discuss these matters.

The Depository Trust Company has advised us that it is a limited purpose trust company created to hold securities for its participating organizations and to facilitate the clearance and settlement of transactions in those securities between its participants through electronic book entry changes in the accounts of these participants. These direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Access to The Depository Trust Company’s system is also indirectly available to other entities that clear through or maintain a direct or indirect, custodial relationship with a direct participant. The Depository Trust Company may hold securities beneficially owned by other persons only through its participants and the ownership interests and transfers of ownership interests of these other persons will be recorded only on the records of the participants and not on the records of The Depository Trust Company.

The Depository Trust Company has also advised us that, in accordance with its procedures,

(1) upon deposit of the global notes, it will credit the accounts of the direct participants with an interest in the global notes, and

(2) it will maintain records of the ownership interests of these direct participants in the global notes and the transfer of ownership interests by and between direct participants.

The Depository Trust Company will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, indirect participants or other owners of beneficial interests in the global notes. Both direct and indirect participants must maintain their own records of ownership interests of, and the transfer of ownership interests by and between, indirect participants and other owners of beneficial interests in the global notes.

Investors in the global notes may hold their interests in the notes directly through The Depository Trust Company if they are direct participants in The Depository Trust Company or indirectly through organizations that are direct participants in The Depository Trust Company. Investors in the global notes may also hold their interests in the notes through Euroclear and Clearstream if they are direct participants in those systems or indirectly through organizations that are participants in those systems. Euroclear and Clearstream will hold omnibus positions in the global notes on behalf of the Euroclear participants and the Clearstream participants, respectively, through customers’ securities accounts in Euroclear’s and Clearstream’s names on the books of their respective depositories, which are Morgan Guaranty Trust Company of New York, Brussels office, as operator of Euroclear, and Citibank, N.A. and The Chase Manhattan Bank, N.A., as operators of Clearstream. These depositories, in turn, will hold these positions in their names on the books of DTC. All interests in a global note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of The Depository Trust Company. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of those systems.

The laws of some states require that some persons take physical delivery in definitive certificated form of the securities that they own. This may limit or curtail the ability to transfer beneficial interests in a global note to these persons. Because The Depository Trust Company can act only on behalf of direct participants, which in turn act on behalf of indirect participants and others, the ability of a person having a beneficial interest in a global note to pledge its interest to persons or entities that are not direct participants in The Depository Trust Company or to otherwise take actions in respect of its interest, may be affected by the lack of physical certificates evidencing the interests.

Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders of these notes under the indenture for any purpose.

Payments with respect to the principal of and interest on any notes represented by a global note registered in the name of The Depository Trust Company or its nominee on the applicable record date will be payable by the trustee to or at the direction of The Depository Trust Company or its nominee in its capacity as the registered holder of the global note representing these notes under the indenture. Under the terms of the indenture, we and the trustee will treat the person in whose names the notes are registered, including notes represented by global notes, as the owners of the notes for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal and interest on global notes registered in the name of The Depository Trust Company or its nominee will be payable by the trustee to The Depository Trust Company or its nominee as the registered holder under the indenture. Consequently, none of Teck, the Subsidiary Guarantors, the trustee or any of their respective agents has or will have any responsibility or liability for:

(1) any aspect of The Depository Trust Company’s records or any direct or indirect participant’s records relating to, or payments made on account of, beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any of The Depository Trust Company’s records or any direct or indirect participant’s records relating to the beneficial ownership interests in any global note or

(2) any other matter relating to the actions and practices of The Depository Trust Company or any of its direct or indirect participants.

The Depository Trust Company has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes, including principal and interest, is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the security as shown on its records, unless it has reasons to believe that it will not receive payment on the payment date. Payments by the direct and indirect participants to the beneficial owners of interests in the global note will be governed by standing instructions and customary practice and will be the responsibility of the direct or indirect participants and will not be the responsibility of The Depository Trust Company, the trustee or us.

None of Teck, the Subsidiary Guarantors or the trustee will be liable for any delay by The Depository Trust Company or any direct or indirect participant in identifying the beneficial owners of the notes and Teck, the Subsidiary Guarantors and the trustee may conclusively rely on, and will be protected in relying on, instructions from The Depository Trust Company or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes.

Transfers between participants in The Depository Trust Company will be effected in accordance with The Depository Trust Company’s procedures, and will be settled in same day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the participants in The Depository Trust Company, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through The Depository Trust Company in accordance with The Depository Trust Company’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in The Depository Trust Company, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to The Depository Trust Company. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

The Depository Trust Company has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account The Depository Trust Company has credited the interests in the global notes and only in respect of the portion of the aggregate principal amount of the notes as to which the participant or participants has or have given that direction. However, if there is an event of default with respect to the notes, The Depository Trust Company reserves the right to exchange the global notes for legended notes in certificated form and to distribute them to its participants.

Although The Depository Trust Company, Euroclear and Clearstream have agreed to these procedures to facilitate transfers of interests in the global notes among participants in The Depository Trust Company, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform these procedures and may discontinue them at any time. None of Teck, the Subsidiary Guarantors, the trustee or any of their respective agents will have any responsibility for the performance by The Depository Trust Company, Euroclear or Clearstream or their direct or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Book-Entry Notes for Certificated Notes

A global note will be exchangeable for definitive notes in registered certificated form if:

(1)The Depository Trust Company notifies us that it is unwilling or unable to continue as depository for the global notes and we fail to appoint a successor depository within 90 days,

(2)The Depository Trust Company ceases to be a clearing agency registered under the Exchange Act and we fail to appoint a successor within 90 days,

(3)we elect to cause the issuance of the certificated notes upon a notice of the trustee, or

(4)a default or an event of default under the indenture for the notes has occurred and is continuing.

In all cases, certificated notes delivered in exchange for any global note or beneficial interests in a global note will be registered in the name, and issued in any approved denominations, requested by or on behalf of The Depository Trust Company, in accordance with its customary procedures.

Exchange of Certificated Notes for Book-Entry Notes

Initial notes issued in certificated form may be exchanged for beneficial interests in the global note.

Same Day Settlement

We expect that the interests in the global notes will be eligible to trade in The Depository Trust Company’s Same Day Funds Settlement System. As a result, secondary market trading activity in these interests will settle in immediately available funds, subject in all cases to the rules and procedures of The Depository Trust Company and its participants. We expect that secondary trading in any certificated notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a participant in The Depository Trust Company will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of The Depository Trust Company. The Depository Trust Company has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a participant in The Depository Trust Company will be received with value on the settlement date of The Depository Trust Company but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following The Depository Trust Company’s settlement date.

Payment

The Indenture requires that payments in respect of the notes represented by global notes, including principal and interest, be made by wire transfer of immediately available funds to the accounts specified by the holder of the global notes. With respect to notes in certificated form, we will make all payments of principal and interest on the notes at our office or agency maintained for that purpose within the city and state of New York. This office will initially be the office of the Paying Agent maintained for that purpose. At our option however, we may make these installments of interest by

(1) check mailed to the holders of notes at their respective addresses provided in the register of holder of notes or

(2) transfer to an account maintained by the payee.

Certain federal income tax considerations

Material United States federal income tax considerations

The following is a general summary of certain material United States federal income tax consequences of the exchange of the initial notes for exchange notes pursuant to the exchange offer and the ownership and disposition of exchange notes by United States Holders, as defined below. This discussion is based on existing provisions of the United States Internal Revenue Code of 1986, as amended (the “Code”), final and temporary Treasury Regulations promulgated thereunder, administrative pronouncements or practice, judicial decisions, and interpretations of the foregoing, all as of the date hereof. Future legislative, judicial or administrative modifications, revocations or interpretations, which may or may not be retroactive, may result in United States federal income tax consequences significantly different from those discussed herein. This discussion is not binding on the United States Internal Revenue Service (the “IRS”). No ruling has been or will be sought or obtained from the IRS with respect to any of the United States federal income tax consequences discussed herein. There can be no assurance that the IRS will not challenge any of the conclusions described herein or that a United States court will not sustain such challenge.

As used herein, a “United States Holder” is any beneficial owner of an initial note or an exchange note that is (i) a citizen or individual resident of the United States; (ii) a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or any of its political subdivisions; (iii) an estate the income of which is subject to United States federal income taxation regardless of its source; and (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (b) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a United States person. If a pass-through entity, including a partnership or other entity taxable as a partnership for United States federal income tax purposes, holds an initial note or an exchange note, the United States federal income tax treatment of an owner or partner generally will depend upon the status of such owner or partner and upon the activities of the pass-through entity. You are urged to consult your own tax advisor if you are a United States person and an owner or partner of a pass-through entity holding an initial note or an exchange note.

This discussion does not address any United States federal alternative minimum tax, United States federal estate, gift, or other non-income tax; or state, local or non-United States tax consequences of the exchange of an initial note for an exchange note pursuant to the exchange offer or the ownership and disposition of an exchange note. In addition, this discussion does not address the United States federal income tax consequences to certain categories of United States Holders subject to special rules, including United States Holders that are (i) banks, financial institutions or insurance companies; (ii) regulated investment companies or real estate investment trusts; (iii) brokers or dealers in securities or currencies or traders in securities that elect to use a mark-to-market method of accounting; (iv) tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax-deferred accounts; (v) holders that hold an initial note or an exchange note as part of a hedge, straddle, conversion transaction or a synthetic security or other integrated transaction; (vi) holders that have a “functional currency” other than the United States dollar; and (vii) United States expatriates. This discussion assumes that an initial note and an exchange note are held as capital assets, within the meaning of Section 1221 of the Code.

YOU SHOULD CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL TAX LAWS TO YOUR PARTICULAR CIRCUMSTANCES AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, NON-UNITED STATES OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Exchange of initial notes for exchange notes

The exchange of an initial note for an exchange note pursuant to the exchange offer, will not constitute a taxable exchange for United States federal income tax purposes. Consequently, if you exchange an initial note for an exchange note, you will not recognize any gain or loss upon the receipt of an exchange note. Your holding period for an exchange note will include the holding period for the initial note exchanged therefor, and your basis in the exchange note immediately after the exchange will be the same as your basis in such initial note immediately before the exchange. Further, any original issue discount (“OID”), market discount or bond premium (as discussed below) applicable to the initial notes should carry over to the exchange notes. The United States federal income tax consequences of holding and disposing of an exchange note generally should be the same as the United States federal income tax consequences of holding and disposing of an initial note.

Payments of interest

Absent an election to the contrary (see “—Original Issue Discount—Election to treat all interest as OID” below), you will be taxed on qualified stated interest (as defined below) on your exchange note as ordinary income at the time it accrues or is received, depending on your method of accounting for United States federal income tax purposes. In addition to interest on the exchange notes, you will be required to include as income any additional amounts we may pay to cover any Canadian taxes withheld from interest payments. As a result, you may be required to include more interest in gross income than the amount of cash you actually receive.

Interest paid on the exchange notes is income from sources outside the United States for purposes of computing the foreign tax credit allowable to a United States Holder. Interest income on an exchange note will be considered either “passive category income” or “general category income” for United States foreign tax credit purposes. You may be entitled to deduct or credit Canadian withholding taxes, if any, subject to applicable limitations in the Code. The rules governing the foreign tax credit are complex, and you should consult your tax advisor regarding the availability of the credit under your particular circumstances.

Original issue discount

Under the United States federal income tax rules governing obligations issued with OID, a debt instrument will be treated as issued with OID if it has a term of more than one year and the “stated redemption price at maturity” of the debt instrument exceeds its issue price by more than a de minimis amount.

The “stated redemption price at maturity” of a debt instrument generally is the total amount of payments provided by the debt instrument other than “qualified stated interest” payments. Generally, an interest payment on a debt instrument is “qualified stated interest” if it is one of a series of stated interest payments on a debt instrument that are unconditionally payable at least annually at a single fixed rate, with certain exceptions for lower rates paid during some periods, applied to the outstanding principal amount of the debt instrument. Qualified stated interest payable on an exchange note will generally be taxable to you as described above under “—Payments of interest” (unless you make an election described below in “—Election to treat all interest as OID”).

The initial notes were issued with OID, and as a result, each exchange note should be treated as having been issued with OID. Accordingly, you will be required to include OID in gross income for United States federal income tax purposes as it accrues (regardless of your method of accounting), which may be in advance of receipt of the cash attributable to that income. OID accrues under the constant-yield method, based on a compounded yield to maturity, as described below. Accordingly, you generally will be required to include in income increasingly greater amounts of OID in successive accrual periods.

The annual amounts of OID includible in income by you will equal the sum of the “daily portions” of the OID with respect to an exchange note for each day on which you own the exchange note during the taxable year. Generally, you determine the daily portions of OID by allocating to each day in an “accrual period” a pro rata portion of the OID that is allocable to that accrual period. The term “accrual period” means an interval of time with respect to which the accrual of OID is measured and which may vary in length over the term of an exchange note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on either the first or last day of an accrual period. The amount of OID allocable to an accrual period will be the excess of (i) the product of the “adjusted issue price” of the exchange note at the beginning of the accrual period and its yield to maturity over (ii) the aggregate amount of any qualified stated interest payments allocable to the accrual period. The amount of OID allocable to a final accrual period is the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price of the exchange note at the beginning of the final accrual period. Special rules will apply for calculating OID for an initial short accrual period.

The adjusted issue price of an exchange note at the beginning of any accrual period is equal to the issue price of the initial note (which will be exchanged for the exchange note pursuant to this exchange offer), increased by the amount of OID previously included in gross income and reduced by the amount of any payment (other than a payment of qualified stated interest) previously made on the initial note and the exchange note received in exchange therefor. For this purpose, the “issue price” of the initial note is the first price at which a substantial amount of initial notes were sold to persons other than bond houses, brokers or similar persons or organization acting in the capacity of underwriters, placement agents or wholesalers.

Election to treat all interest as OID. You may elect to include in gross income under a constant yield method all amounts that accrue on your note (including the amounts that have accrued on your initial note, which will be exchanged for an exchange note pursuant to this exchange offer) that are treated as interest for United States federal income tax purposes (i.e., stated interest, OID and de minimis OID, market discount and de minimis market discount, as adjusted by any amortizable bond premium). The election is to be made for the taxable year in which you acquired the initial note and may not be revoked without the consent of the IRS. You should consult your tax advisor as to the desirability, mechanics and collateral consequences of making this election.

Market discount, acquisition premium and bond premium

Market Discount. If you purchased an initial note for an amount that is less than its “revised issue price,” the amount of the difference will be treated as market discount for United States federal income tax purposes. The amount of any market discount will generally be treated as de minimis and disregarded (unless you make an election described above in “—Original Issue Discount—Election to treat all interest as OID”) if it is less than  1/4 of 1 percent of the revised issue price of the initial note, multiplied by the number of complete years to maturity. For this purpose, the “revised issue price” of an initial note generally equals the issue price of the initial note, increased by the amount of any OID previously accrued on the initial note (without regard to the amortization of any acquisition premium) and decreased (although the statute does not so state) by the amount of any payments previously made on the initial note (other than payments of qualified stated interest). If you hold an initial note that has de minimis market discount, the rules described below do not apply to you.

Under the market discount rules, you are required to treat any principal payment on, or any gain on the sale, exchange, redemption or other disposition of, an exchange note as ordinary income to the extent of any market discount that has not previously been included in income. If you dispose of an exchange note in a nontaxable transaction (other than certain specified nonrecognition transactions), you will be required to include any accrued market discount as ordinary income as if you had sold the exchange note at its then fair market value. In addition, you may be required to defer, until the maturity of the exchange note or its earlier disposition in a taxable transaction, the deduction of a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the initial note or the exchange note received in exchange therefor.

Market discount accrues ratably during the period from the date on which you acquired the initial note through the maturity date of the exchange note (for which the initial note was exchanged), unless you make an irrevocable election to accrue market discount under a constant yield method. You may elect to include market discount in income currently as it accrues (either ratably or under the constant-yield method), in which case the rule described above regarding deferral of interest deductions will not apply. If you make an election to include market discount in income currently, your adjusted basis in an exchange note will be increased by any market discount that you include in income. An election to include market discount currently will apply to all market discount obligations acquired during or after the first taxable year in which the election is made, and the election may not be revoked without the consent of the IRS. If you make the election described above in “—Original Issue Discount—Election to treat all interest as OID” for a market discount note, you would be treated as having made an election to include market discount in income currently as discussed in this paragraph.

Acquisition Premium. If you purchased an initial note for an amount that is less than or equal to the sum of all amounts (other than qualified stated interest) payable on the initial note after the purchase date but is greater than the adjusted issue price of such initial note, the excess is acquisition premium. If you do not make the timely election to treat all interest on the exchange note as included in gross income using the constant-yield method, then you are required to reduce the daily portions of OID on exchange note by a fraction equal to (i) the excess of your adjusted basis in the initial note immediately after the purchase (generally your cost of the initial note) over the adjusted issue price of the initial note, divided by (ii) the excess of the sum of all amounts payable (other than qualified stated interest) on the initial note after the purchase date over the adjusted issue price of the initial note.

Bond Premium. If you purchased your initial note (which will be exchanged for a exchange note pursuant to this exchange offer) for an amount in excess of its principal amount, you may treat the excess as amortizable bond premium. If you make this election, you will reduce the amount required to be included in your income each year with respect to interest on your exchange note by the amount of amortizable bond premium allocable to that year. The election, once made, is irrevocable without the consent of the IRS and applies to all taxable bonds held during the taxable year for which the election is made or subsequently acquired. If you do not make this election, you will be required to include in gross income the full amount of interest on the exchange note in accordance with its regular method of tax accounting, and will include the premium in its tax basis for the exchange note for purposes of computing the amount of its gain or loss recognized on the taxable disposition of the exchange note. You should consult your own tax advisors concerning the computation and amortization of any bond premium on the exchange note.

Sale, exchange and retirement of the notes

Your tax basis in your exchange note generally will be the cost of the initial note exchanged therefor, increased by any accrued OID and market discount previously included in income through the date of disposition and reduced by the amount of any payment (other than a payment of qualified stated interest) previously made on the initial note or the exchange note received in exchange therefor. You will generally recognize a capital gain or loss on the sale, exchange or retirement of your exchange note equal to the difference between the amount you realize on the sale, exchange or retirement, excluding any amounts attributable to accrued but unpaid interest (which will generally be taxed as interest) and your adjusted tax basis in your exchange note. Such gain or loss generally will constitute long-term capital gain or loss if your holding period for the exchange note (which includes the holding period for the initial note exchanged therefor) is more than one year and otherwise will be short-term capital gain or loss. Under current law, net long-term capital gains of non-corporate United States Holders (including individuals) are, under some circumstances, taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations. Any such gain or loss will be treated as United States source income or loss for purposes of computing the foreign tax credit allowable to a United States Holder, unless it is attributable to an office or other fixed place of business outside of the United States and certain other conditions are met.

Payments upon early redemptions

As described under the heading “Description of the notes—Change of control,” we will be required to make an offer to repurchase all or any part of the exchange notes at a price equal to 101% of their principal amount plus accrued and unpaid interest upon the occurrence of a Change of Control. It is possible that our obligation to redeem, or offer to repurchase, the exchange notes at a premium could implicate the provisions of Treasury Regulations relating to “contingent payment debt instruments.” If the exchange notes were characterized as contingent payment debt instruments, you might, among other things, be required to accrue interest income in different amounts and at different times than the stated interest on the exchange notes and to treat any gain recognized on the sale or other disposition of an exchange note as ordinary income rather than as capital gain.

We intend to take the position that the likelihood of such redemption or repurchase of the exchange notes at a premium is remote, and thus, that the exchange notes should not be treated as contingent payment debt instruments. Our determination that these contingencies are remote is binding on you unless you disclose your contrary position in the manner required by applicable Treasury Regulations. Our determination, however, is not binding on the IRS, and the IRS could challenge this determination.

Information reporting and backup withholding

Payments of interest on an exchange note made within the United States (including payments made by wire transfer from outside the United States to an account you maintain in the United States) and a payment of the proceeds from the sale or other taxable disposition of an exchange note effected at a United States office of a broker generally will be subject to information reporting. Backup withholding, currently at the rate of 28%, will generally apply if you (a) fail to furnish your correct taxpayer identification number (generally on an IRS Form W-9), (b) furnish an incorrect taxpayer identification number, (c) are notified by the IRS that you have previously failed to report properly items subject to backup withholding, or (d) fail to certify, under penalty of perjury, that you have furnished your correct taxpayer identification number and that the IRS has not notified you that you are subject to backup withholding. If you are a corporation or a person that is not a United States person, you may be exempted from information reporting and backup withholding requirements, provided that you establish your exemption by certifying your status on an IRS Form W-8 or W-9 (or a successor form) as applicable.

Backup withholding is not an additional United States federal income tax. Any amounts withheld under the United States backup withholding rules will be allowed as a credit against your United States federal income tax liability, if any, or will be refunded to the extent it exceeds such liability, if you furnish required information to the IRS in a timely manner.

THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON YOUR PARTICULAR SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, NON-UNITED STATES AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES OR OTHER TAX LAWS.

Certain Canadian federal income tax considerations

The following is, as of the date hereof, a summary of the principal Canadian federal income tax considerations generally applicable to holders who acquired initial notes upon issue, as beneficial owners, and who, at all relevant times, for the purposes of the Income Tax Act (Canada) (the “Canadian Tax Act”) and any applicable income tax treaty or convention (i) are not resident or deemed to be resident in Canada, (ii) hold the initial notes and the exchange notes (collectively in this section, the “Notes”) as capital property, (iii) deal at arm’s length with (and are not affiliated with) Teck, any subsidiary or successor, and with any transferees resident in Canada to whom the holders dispose of Notes, (iv) have not used or held, or been deemed to use or hold, the Notes in, or in connection with, a trade or business carried on, or deemed to be carried on, in Canada and, in the case of insurers, have not carried on an insurance business in Canada with which Notes are effectively connected or in respect of which the Notes would be designated insurance property for the purposes of the Canadian Tax Act. Holders who meet all of the foregoing requirements are referred to as “Holder” or “Holders” in this summary of Canadian federal income tax considerations, and this summary only addresses such Holders.

This summary is based upon the current provisions of the Canadian Tax Act and regulations thereunder and on our understanding of the current published administrative and assessing practices and policies of the Canada Revenue Agency. This summary takes into account all specific proposals to amend the Canadian Tax Act and the regulations thereunder publicly announced by or on behalf of the Minister of Finance prior to the date hereof (the “Proposed Amendments”). This summary is not exhaustive of all Canadian federal income tax considerations and, except as mentioned above, does not take into account or anticipate possible changes in the law or in administrative or assessing practices and policies whether by legislative, regulatory, administrative or judicial action. This summary does not take into account foreign (i.e. non-Canadian) tax considerations or Canadian provincial or territorial tax considerations, which may vary significantly from the Canadian federal income tax considerations described herein. No assurance can be given that the Proposed Amendments will be enacted as proposed or at all.

Under the Canadian Tax Act, interest, principal, discount or premium, if any, paid or credited, or deemed to be paid or credited, by the Company to a Holder on the Notes will be exempt from Canadian withholding tax. No other taxes on income (including taxable capital gains) will be payable under the Canadian Tax Act by a Holder on interest, principal or premium, or on the exchange of initial notes for exchange notes under the exchange offer or on the proceeds received by a Holder on the disposition of a Note including on redemption or payment on maturity, in each case solely as a consequence of the acquisition, holding, redemption, exchange or disposition of the Notes.

Each of these summaries under this section “Certain federal income tax considerations” is of a general nature only and is not intended to be, and should not be construed to be, legal or tax advice to any particular holder, and no representation is made with respect to the tax consequences to any particular holder. Accordingly, prospective purchasers should consult their own tax advisors for advice with respect to the tax considerations relevant to them having regard to their particular circumstances.

Plan of distribution

Each broker-dealer who holds initial notes that are transfer restricted securities that were acquired for its own account as a result of market-making activities or other trading activities (other than transfer restricted securities acquired directly from us or any of our affiliates), may exchange such transfer restricted securities under the exchange offer.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for initial notes acquired by such broker-dealer as a result of market making or other trading activities may be deemed to be an “underwriter” within the meaning of the Securities Act and, therefore, must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales, offers to resell or other transfers of the exchange notes received by it in connection with the exchange offer. Accordingly, each such broker-dealer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes. By acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration of this exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. By acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Legal matters

The validity of the exchange notes and guarantees offered hereby will be passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York. Lang Michener LLP, Toronto and Vancouver, Canada, will pass on certain matters of Canadian federal laws and the laws of the Province of British Columbia relating to the exchange notes offered hereby. Lang Michener LLP will pass on certain matters of Canadian law relating to the guarantees by Teck Metals Ltd., TCL U.S. Holdings Ltd., Teck Coal Limited, Fording Coal Limited and 6069789 Canada Inc. Bennett Jones LLP will pass on certain matters of the laws of the Province of Alberta relating to the guarantees by Cardinal River Coals Ltd., Fording Limited Partnership and Teck Coal Partnership. Lang Michener LLP will pass on certain matters of the laws of the Province of British Columbia relating to the guarantees by Teck Resources Mining Partnership, The Quintette Coal Partnership and Teck Resources Coal Partnership. Stewart McKelvey will pass on certain matters of the laws of the Province of Nova Scotia relating to the guarantee by Teck Nova Scotia Company. Teck American Incorporated will pass on certain matters of Washington law relating to the guarantees by C. Bruce DiLuzio of Teck American Incorporated and TCAI Incorporated. Hartig Rhodes Hoge & Lekisch, P.C. will pass on certain matters of Alaskan law relating to the guarantees by Teck Alaska Incorporated and Teck-Pogo Inc. Beatty & Wozniak, P.C. will pass on certain matters of Colorado law relating to the guarantee by Teck Colorado Inc. Higgs & Johnson will pass on certain matters of Bahamian law relating to the guarantee by Relincho Bahamas Limited. Conyers Dill & Pearman will pass on certain matters of Bermuda law relating to the guarantees by Teck Base Metals Ltd. and Teck Financial Corporation Ltd. Conyers Dill & Pearman will pass on certain matters of Cayman law relating to the guarantees by Aur QB Inc., Canada Tungsten (Cayman) Inc. and Aurcay Holdings Inc. Carey y Cia Ltda. will pass on certain matters of Chilean law relating to the guarantees by Minera Relincho Copper S.A., Teck Operaciones Mineras Chile Limitada and Minera Canada Tungsten Chile Ltda. Deri & Lovrecz will pass on certain matters of Hungarian law relating to the guarantee by Teck Hungary Kft. Paul, Weiss, Rifkind, Wharton & Garrison LLP has relied upon the opinions of these other firms as to matters of law in the indicated jurisdictions.

Peter Mangoff, of the law firm Deri & Lovrecz, currently serves as a managing director of Teck Hungary Kft.

Bruce DiLuzio is an employee of Teck American Incorporated, a wholly owned indirect subsidiary of Teck Resources Limited.

Experts

Our consolidated financial statements as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2008 included in this Prospectus have been so included in reliance on the report(s) of PricewaterhouseCoopers LLP, our independent auditors, given on the authority of said firm as experts in auditing and accounting

The consolidated financial statements of Fording as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2007 included in this Prospectus have been so included in reliance on the report(s) of PricewaterhouseCoopers LLP, our independent auditors, given on the authority of said firm as experts in auditing and accounting.

The statements as to our mineral reserves and resources and our oil and gas resources which appear herein and in certain documents incorporated by reference herein have been included and incorporated herein upon the authority of the following experts. Paul C. Bankes, P.Geo., Americo Zuzunaga, AIMM, Don Mills, P.Geol. and Ross Pritchard, P.Eng. have acted as Qualified Persons in connection with the estimates of mineral reserves and resources presented in this prospectus or documents incorporated by reference herein. Mr. Bankes is an employee of Teck. Mr. Zuzunaga is an employee of CMA., in which we hold a 22.5% share interest. Messrs. Mills and Pritchard are employees of Teck Coal Limited, which is directly and indirectly wholly owned by us. Sproule

Unconventional Limited has acted as an independent reserves evaluator in connection with our interest in the Fort Hills oil sands project. Messrs. Bankes, Zuzunaga, Mills and Pritchard, and principals of Sproule Unconventional Limited hold beneficially, directly or indirectly, less than 1% of any class of our securities.

Where you can find more information

We file with the British Columbia Securities Commission (“BCSC”), a commission of authority in the Province of British Columbia, Canada, similar to the SEC, and with the various securities commissions or similar authorities in each of the provinces and territories of Canada, annual and quarterly reports, material change reports and other information. We are also an SEC registrant subject to the information requirements of the U.S. Securities Exchange Act of 1934, as amended, and accordingly, file with, or furnish to, the SEC certain reports and other information. Under a multijurisdictional disclosure system adopted by the United States and Canada, these reports and other information (including financial information) may be prepared in accordance with the disclosure requirements of Canada, which differ from those in the United States. We have also filed with the SEC a registration statement on Form F-4 to register the exchange notes. This prospectus, which forms part of the registration statement, does not contain all of the information included in that registration statement. For further information about us and the exchange notes offered in this prospectus, you should refer to the registration statement and its exhibits. You may read and copy any document we file with or furnish to the SEC at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Copies of these reports and information may be obtained at prescribed rates from the Public Reference Room. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, the SEC maintains a web site that contains reports and other information regarding registrants, such as us, that file electronically with the SEC. The address of this web site is http://www.sec.gov.

Anyone who receives a copy of this prospectus may obtain a copy of the indenture without charge by writing to the attention of our Corporate Secretary at Teck Resources Limited, Suite 3300, Bentall 5, 550 Burrard Street, Vancouver, BC Canada V6C 0B3, (604)699-4000.

Incorporation of certain documents by reference

This document incorporates by reference the documents set forth below that we have previously filed with the BCSC and/or the SEC. These documents contain important information about us and the information incorporated by reference is considered to be a part of this prospectus, other than to the extent superseded hereby. We incorporate by reference:

•	Our Annual Report on Form 40-F filed with the SEC on March 24, 2009 for the fiscal year ended December 31, 2009, which includes:

(a)	our annual information form dated March 13, 2009 for the year ended December 31, 2008;

(b)	our audited consolidated financial statements, and the related notes thereto, as at December 31, 2008 and 2007 and for each of the years in the three year period ended December 31, 2008 and the auditors’ report thereon;

(c)	management’s discussion and analysis of financial position and operating results for the year ended December 31, 2008;

Our	Report of Foreign Issuer on Form 6-K filed with the SEC on April 21, 2009, which includes:

(a)	our unaudited consolidated interim financial statements, and the related notes thereto, for the three months ended March 31, 2009 and 2008;

(b)	management’s discussion and analysis of financial position and operating results for the three months ended March 31, 2009;

•	Our Report of Foreign Issuer on Form 6-K filed with the SEC on March 20, 2009, which includes:

(a)	our management proxy circular dated March 2, 2009 for our annual and special meeting of shareholders held on April 22, 2009.

•

Information we file, to the extent specified in such filing to be incorporated by reference into this prospectus, with the SEC after the date of this prospectus and prior to the consummation of the exchange offer.

Glossary

The definitions set forth below shall apply to the indicated terms as used in this prospectus.

ball mill: a rotating horizontal cylinder in which ore is ground using metal balls.

bitumen: a naturally occurring heavy viscous crude oil.

carbon-in-pulp: a process used to recover gold that has been dissolved after cyanide leach agitation.

cathode: an electrode in an electrolytic cell which receives electrons and which represents the final product of an electrolytic refining process.

clean coal: coal that has been processed to separate impurities and is in a form suitable for sale.

coking coal: those metallurgical coals possessing physical and chemical characteristics that facilitate the manufacture of coke.

concentrate: a product containing valuable minerals from which most of the waste mineral in the ore has been eliminated in a mill or concentrator.

crude oil: unrefined liquid hydrocarbons, excluding natural gas liquids.

custom concentrate: concentrate sold to third party smelters for smelting.

doré: unrefined gold and silver bullion bars.

drift: a horizontal passage from one underground working place to another and parallel to the strike of the ore.

extraction plant: a facility in which bitumen is separated from sand, water and other impurities.

flotation: a method of mineral separation in which a froth created in water by a variety of reagents floats certain finely crushed minerals, whereas other minerals sink, so that the valuable minerals are concentrated and separated from the waste.

grade: the classification of an ore according to its content of economically valuable material, expressed as grams per tonne for precious metals and as a percentage for most other metals.

hard coking coal: a type of metallurgical coal used primarily for making coke in integrated steel mills.

hypogene: primary sulphide ore located beneath shallow zones of ore affected by weathering processes.

indicated mineral resource: that part of a mineral resource for which quantity, grade or quality, densities, shape and physical characteristics can be estimated with a level of confidence sufficient to allow the appropriate application of technical and economic parameters, to support mine planning and evaluation of the economic viability of the deposit. The estimate is based on detailed and reliable exploration and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough for geological and grade continuity to be reasonably assumed.

inferred mineral resource: that part of a mineral resource for which quantity and grade or quality can be estimated on the basis of geological evidence and limited sampling and reasonably assumed, but not verified, geological and grade continuity. The estimate is based on limited information and sampling gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes.

KIVCET furnace: a smelting furnace which produces lead bullion and slag.

measured mineral resource: that part of a mineral resource for which quantity, grade or quality, densities, shape, and physical characteristics are so well established that they can be estimated with confidence sufficient to allow the appropriate application of technical and economic parameters, to support production planning and evaluation of the economic viability of the deposit. The estimate is based on detailed and reliable exploration, sampling and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough to confirm both geological and grade continuity.

metallurgical coal: various grades of coal suitable for making steel, such as coking coal.

mill: a plant in which ore is ground and undergoes physical or chemical treatment to extract and produce a concentrate of the valuable minerals.

mineral reserve: the economically mineable part of a measured or indicated mineral resource demonstrated by at least a preliminary feasibility study. This study must include adequate information on mining, processing, metallurgical, economic and other relevant factors that demonstrate, at the time of reporting, that economic extraction can be justified. A mineral reserve includes diluting materials and allowances for losses that may occur when the material is mined.

mineral resource: a concentration or occurrence of diamonds, natural solid inorganic material, or natural solid fossilized organic material including base and precious metals, coal, and industrial minerals in or on the earth’s crust in such form and quantity and of such a grade or quality that it has reasonable prospects for economic extraction. The location, quantity, grade, geological characteristics and continuity of a mineral resource are known, estimated or interpreted from specific geological evidence and knowledge.

oil sands: sand and rock material that contains bitumen.

ore: naturally occurring material from which minerals of economic value can be extracted at a reasonable profit.

orebody: a contiguous, well defined mass of material of sufficient ore content to make extraction economically feasible.

pci coal: pulverized thermal coal that is used to replace coking coal in a blast furnace.

probable mineral reserve: the economically mineable part of an indicated and, in some circumstances, a measured mineral resource demonstrated by at least a preliminary feasibility study. This study must include adequate information on mining, processing, metallurgical, economic, and other relevant factors that demonstrate, at the time of reporting, that economic extraction can be justified.

proven mineral reserve: the economically mineable part of a measured mineral resource demonstrated by at least a preliminary feasibility study. This study must include adequate information on mining, processing, metallurgical, economic, and other relevant factors that demonstrate, at the time of reporting, that economic extraction is justified.

pressure leaching: extracting a soluble metallic compound from an ore or concentrate by dissolving it in a chemical solvent, accelerated by means of increased temperature and pressure.

raw coal: coal that has been removed or exposed for removal from a mine, but has not been processed.

refinery: a plant in which metal or minerals are extracted from an ore or concentrate, or in which metallic products of a smelting process are refined to higher purity.

roasting: the treatment of sulphide ore or concentrate by heat and air, or oxygen-enriched air, in order to oxidize sulphides and remove other elements.

semi-autogenous grinding (“SAG”): a method of grinding rock into fine particles in which the rock itself performs some of the function of a grinding medium, such as steel balls.

shaft: a vertical or inclined passageway to an underground mine through which a mine is worked, e.g., for ventilation, moving personnel, equipment, supplies and material, including ore and waste rock.

slag: a substance formed by way of chemical action and fusion at furnace operating temperatures: a by-product of the smelting process.

smelter: a plant in which concentrates are processed into an upgraded product by application of heat.

stope: an underground excavation formed by the extraction of ore.

strike: the direction, course or bearing taken by a structural surface as it intersects the horizontal.

sulphide: a mineral compound containing sulphur but no oxygen.

supergene: near-surface ore that has been subject to secondary enrichment by weathering.

SX-EW: an abbreviation for Solvent Extraction – Electrowinning, a hydrometallurgical process to produce cathode copper from leached copper ores.

synthetic crude oil: crude oil produced by upgrading bitumen to a mixture of hydrocarbons similar to light crude oil produced either by the removal of carbon (coking) or the addition of hydrogen (hydrotreating) which alters the original hydrocarbon mark in the upgrading process.

tailings: the effluent that remains after recoverable metals have been removed from the ore during processing.

thermal coal: coal that is used primarily for its heating value and that tends not to have the carbonization properties possessed by metallurgical coals.

treatment and refining charges: the charge a mine pays to a smelter to cover the cost of conversion of concentrates into refined metal.

TV:BIP: means a measure of the total volume mined relative to the bitumen in-place and expressed as cubic metres of material mined per cubic metre of bitumen.

upgrading: means the process of converting bitumen into synthetic crude oil.

Independent auditors’ report

To the shareholders of Teck Cominco Limited

We have completed integrated audits of Teck Cominco Limited’s 2008, 2007 and 2006 consolidated financial statements and of its internal control over financial reporting as at December 31, 2008. Our opinions, based on our audits, are presented below.

Consolidated financial statements

We have audited the accompanying consolidated balance sheets of Teck Cominco Limited as at December 31, 2008 and December 31, 2007, and the related consolidated statements of earnings, comprehensive income, shareholders’ equity and cash flows for each of the years in the three year period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits of the Company’s financial statements as at December 31, 2008 and for each of the years in the three year period then ended in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. A financial statement audit also includes assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as at December 31, 2008 and December 31, 2007 and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2008 in accordance with Canadian generally accepted accounting principles.

Internal control over financial reporting

We have also audited Teck Cominco Limited’s internal control over financial reporting as at December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as at December 31, 2008 based on criteria established in Internal Control—Integrated Framework issued by the COSO.

(signed) PricewaterhouseCoopers LLP

Chartered Accountants

Vancouver BC

March 4, 2009

Consolidated statements of earnings

Years ended December 31

(C$ in millions, except per share data)	2008	2007	2006

Revenues	$ 6,904	$ 6,371	$ 6,539
Operating expenses	(4,009)	(3,300)	(2,714)

	2,895	3,071	3,825
Depreciation and amortization	(513)	(333)	(264)

Operating profit	2,382	2,738	3,561

Other expenses:
General and administration	(89)	(109)	(96)
Interest and financing (Note 11(h))	(182)	(85)	(97)
Exploration	(135)	(105)	(72)
Research and development	(23)	(32)	(17)
Asset impairment (Note 16)	(589)	(69)	—
Other income (expense) (Note 17)	31	170	316

Earnings before the undernoted items	1,395	2,508	3,595
Provision for income and resource taxes (Note 13)	(658)	(795)	(1,213)
Non-controlling interests	(82)	(47)	(19)
Equity earnings (loss) (Note 6(c))	22	(5)	32

Net earnings from continuing operations	677	1,661	2,395
Net earnings (loss) from discontinued operations (Note 21(b))	(18)	(46)	36

Net earnings	$ 659	$ 1,615	$ 2,431

Earnings per share (Note 15(h)):
Basic	$ 1.46	$ 3.74	$ 5.77
Basic from continuing operations	$ 1.50	$ 3.85	$ 5.68
Diluted	$ 1.45	$ 3.72	$ 5.60
Diluted from continuing operations	$ 1.49	$ 3.83	$ 5.52
Weighted average shares outstanding (millions)	452.1	432.2	421.9
Shares outstanding at end of year (millions)	486.9	442.7	432.4

The accompanying notes are an integral part of these financial statements.

Consolidated statements of cash flows

Years ended December 31

(C$ in millions)	2008	2007	2006

Operating activities:
Net earnings from continuing operations	$ 677	$ 1,661	$ 2,395
Items not affecting cash
Depreciation and amortization	513	333	264
Provision (recovery) for future income and resource taxes	1,488	(97)	59
Equity (earnings) loss	(22)	5	(32)
Non-controlling interests	82	47	19
Asset impairment	589	69	—
Provision for marketable securities	292	—	—
Gain on sale of investments and assets	(16)	(55)	(201)
Other	28	55	70
Distributions received from equity accounted investments	65	25	37
Net change in non-cash working capital items (Note 19(b))	(1,564)	(282)	299

	2,132	1,761	2,910

Investing activities:
Property, plant and equipment	(939)	(571)	(391)
Investments and other assets	(659)	(724)	(272)
Acquisition of Fording Canadian Coal Trust (Note 4(a))	(11,639)	(599)	—
Acquisition of Aur Resources Inc. (Note 4(d))	—	(2,588)	—
Proceeds from sale of investments and assets	29	194	885
Proceeds from other assets	187	—	—
Decrease (increase) in temporary investments	(11)	194	759
Decrease (increase) in cash held in trust	—	105	(105)

	(13,032)	(3,989)	876

Financing activities:
Issuance of debt	11,842	14	123
Repayment of debt (Note 11(i))	(1,228)	—	(333)
Issuance of Class B subordinate voting shares	6	13	16
Purchase and cancellation of Class B subordinate voting shares	—	(577)	—
Dividends paid	(442)	(426)	(296)
Distributions to non-controlling interests	(102)	(42)	(5)
Redemption of exchangeable debentures	—	(105)	(340)
Other	(13)	—	(5)

	10,063	(1,123)	(840)
Effect of exchange rate changes on cash and cash equivalents held in U.S. dollars	241	(335)	10

Increase (decrease) in cash and cash equivalents from continuing operations	(596)	(3,686)	2,956
Cash received from discontinued operations (Note 21(b))	38	40	—

Increase (decrease) in cash and cash equivalents	(558)	(3,646)	2,956
Cash and cash equivalents at beginning of year	1,408	5,054	2,098

Cash and cash equivalents at end of year	$ 850	$ 1,408	$ 5,054

The accompanying notes are an integral part of these financial statements.

Consolidated balance sheets

As at December 31

(C$ in millions)	2008	2007

ASSETS
Current assets:
Cash and cash equivalents	$850	$1,408
Temporary investments	11	—
Income taxes receivable	1,130	33
Accounts and settlements receivable	769	560
Inventories (Note 5)	1,339	1,004

	4,099	3,005

Investments (Note 6)	948	1,506
Property, plant and equipment (Note 7)	23,909	7,807
Other assets (Note 8)	853	592
Goodwill (Note 9)	1,724	663

	$31,533	$13,573

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities (Note 10)	$1,506	$1,238
Current portion of long-term debt (Note 11)	1,336	31
Short-term debt (Note 11)	6,436	—

	9,278	1,269

Long-term debt (Note 11)	5,102	1,492
Other liabilities (Note 12)	1,184	994
Future income and resource taxes (Note 13(c))	4,965	2,007
Non-controlling interests (Note 14)	104	92
Shareholders’ equity (Note 15)	10,900	7,719

	$31,533	$13,573

Liquidity risk (Note 2)

Commitments and contingencies (Note 20)

Subsequent events (Note 4(e), 6(a) and 20(a))

Approved on behalf of the Board of Directors

HUGH J. BOLTON	KEITH E. STEEVES
Chairman of the Audit Committee	Director

The accompanying notes are an integral part of these financial statements.

Consolidated statements of shareholders’ equity

Years ended December 31

(C$ in millions)	2008	2007	2006

Class A common shares (Note 15):
Balance—beginning of year	$ 7	$ 7	$ 7

Balance—end of year	7	7	7

Class B subordinate voting shares:
Balance—beginning of year	3,274	2,398	2,148
Issued on exercise of options (Note 15(e))	7	16	20
Issued on settlement of exchangeable debentures	—	—	230
Issued on business acquisitions (Note 4(a) and 4(d))	1,504	952	—
Issued on asset acquisition (Note 4(b))	287	—	—
Purchased through share repurchase program (Note 15(j))	—	(92)	—

Balance—end of year	5,072	3,274	2,398

Retained earnings:
Balance—beginning of year as previously reported	5,038	4,225	2,228
Adoption of financial instruments standards	—	112	—
Net earnings	659	1,615	2,431
Dividends declared	(221)	(431)	(431)
Class B subordinate voting shares repurchased (Note 15(j))	—	(483)	—
Interest on exchangeable debentures, net of taxes (Note 15(d))	—	—	(3)

Balance—end of year	5,476	5,038	4,225

Contributed surplus:
Balance—beginning of year	71	64	61
Stock-based compensation expense (Note 15(e))	13	11	7
Transfer to Class B subordinate voting shares on exercise of options	(2)	(2)	(4)
Share repurchase program (Note 15(j))	—	(2)	—

Balance—end of year	82	71	64
Accumulated other comprehensive income (loss) (Note 15(g))	263	(671)	(145)

Total shareholders’ equity	$10,900	$7,719	$6,549

Consolidated statements of comprehensive income

Years ended December 31

(C$ in millions)	2008	2007	2006

Net earnings	$ 659	$1,615	$2,431

Other comprehensive income (loss) in the year:
Changes in foreign currency translation adjustments	1,003	(550)	23
Changes in unrealized gains and losses of available-for-sale instruments	(48)	(36)	—
Changes in unrealized gains and losses of derivatives designated as cash flow hedges	(21)	10	—

Total other comprehensive income (loss) (Note 15(g))	934	(576)	23

Comprehensive income	$1,593	$1,039	$2,454

The accompanying notes are an integral part of these financial statements.

Notes to consolidated financial statements

Years ended December 31, 2008, 2007 and 2006

1. Nature of operations

Teck Cominco Limited and its subsidiaries (“we,” “us,” or “our”) are engaged in mining and related activities including exploration, development, processing, smelting and refining. Our major products are copper, metallurgical coal and zinc. We also produce precious metals, lead, molybdenum, electrical power, fertilizers and various specialty metals. Metal products are sold as refined metals or concentrates. We also own an interest in certain oil sands leases and have a partnership interest in an oil sands development project.

2. Liquidity risk

Our consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities in the normal course of business. Liquidity risk is the risk that we will not be able to meet our financial obligations as they become due.

On September 30, 2008, we entered into definitive financing agreements related to bridge and term loan facilities and the conditions precedent to our purchase of the assets of the Fording Canadian Coal Trust (“Fording”) and our lenders’ funding obligations were substantially satisfied. Our original plan for the acquisition was to refinance a substantial portion of the acquisition facilities prior to or shortly after closing of the transaction with various types of long-term debt and to repay the balance with cash flow from operating activities prior to the maturity of the term facility. In the fourth quarter of 2008 and prior to the closing of the transaction, conditions in the credit markets deteriorated substantially, effectively closing the credit markets to us. These credit market conditions had a serious impact on the global economy, which has contributed to a significant and rapid decline in the demand for and selling price of the base metal products we produce. As a result of these conditions, which have continued into 2009, our credit ratings were lowered and our share price has declined substantially.

Current weak global economic conditions and the downgrade in our credit ratings make access to the credit and capital markets difficult for us, which may compromise our ability to repay or refinance all or a portion of the acquisition loans as they become due. We are currently in compliance with the financial covenants under our credit agreements, which establish a maximum debt to total capitalization ratio of 60% at the end of each calendar quarter until it declines to 50% at September 30, 2009. At December 31, 2008, our debt to total capitalization ratio was 54%. To maintain our current production forecasts for 2009, we expect capital spending of approximately $500 million in 2009 and with the re-scaling of that project, our contributions to the Fort Hills Energy Limited Partnership (“FHELP”) are expected to decline to $330 million for our share of the remaining costs necessary to get to a sanctioning decision. Based on expected free cash flow we will not generate sufficient funds from operations to repay the entire obligation on the bridge facility that is due on October 29, 2009, and will need to generate funds from other sources to do so, or will need an extension or refinancing of the bridge loan.

As at December 31, 2008, US$5.3 billion of the bridge facility and US$4 billion of the term facility were outstanding. All of the bridge facility and US$1.1 billion of the term facility is due on or before October 29, 2009.

To address our near-term liquidity requirements, we have begun discussions with our lenders to negotiate amendments to the bridge facility to provide us with additional time to generate cash and/or access appropriate sources of long-term financing to repay the bridge facility. There can be no assurance that these negotiations will be successful. We have also taken a number of other steps to assist us in meeting our repayment obligations, including suspending the dividends on our Class A common and Class B subordinate voting shares, reducing capital and discretionary spending, expediting tax refunds of $1.1 billion, closing unprofitable operations and reducing the size of our global workforce by approximately 13%. To date we have sold our interest in the Lobo-Marte gold property for US$40 million, and 5.6 million Kinross shares, and have announced the sale of our interest in the Hemlo mines for US$65 million, and our indirect interest in a Peruvian company, Sociedad Minera El Brocal S.A.A., for US$35 million. We are also pursuing other potential asset sales. There can be no assurance that we will be able to complete further sufficient asset sales on a timely basis.

Our ability to repay or refinance the bridge facility prior to its maturity and make the quarterly instalment payments on the term facility depends on a number of factors, some of which are beyond our control. These include general global economic, credit and capital market conditions, and the demand for and selling price of our products, in particular, metallurgical coal. There can be no assurance that our credit ratings will not be downgraded further, which would further increase our costs of borrowing and further limit our ability to refinance our existing debt. There is no assurance that the expected cash flows from operations in combination with asset sales and other steps being taken will allow us to meet these obligations as they become due, that we will continue to meet the financial covenants under our various lending agreements, or that we will be successful in renegotiating or refinancing the bridge facility. Accordingly, it is possible that we could be in default of our various lending agreements prior to the end of 2009, which could result in outstanding obligations becoming immediately due and payable unless we can obtain waivers from the lenders.

Although we have approximately $1.1 billion in unused credit lines under various bank credit facilities, there can be no assurance, given our current financial condition, that these credit lines will be available to us if we should need to draw on them, or that our maturing credit lines of US$50 million and miscellaneous letters of credit totalling $258 million will be renewed in the ordinary course. Our existing debt obligations will constrain our capital spending and that may have an adverse effect on our operations. Our debt levels will also limit our ability to expand our operations or make other investments that would enhance our competitiveness.

In a cyclical industry such as ours, history has shown that periodic spikes in commodity prices can result in substantial increases in our company’s cash flow. Many of our major operations are long-life assets with significant reserves and resources and have lives exceeding 20 years based on current production levels. If we are to realize the benefit of the economic recovery when in occurs, we must more closely match the term of our debt structure to the life of our assets. We believe that our access to financial resources through capital markets transactions has been limited mainly due to the effective closure of the capital markets brought about by the significant deterioration in the financial markets in the latter half of 2008, which we believe has also contributed to the significant decline in the demand for and selling price of our products. Accordingly, there is some risk that the steps described above will not be successful in allowing us to meet our obligations, which may require us to sell core assets or raise debt or equity capital, which management believes would enable us to satisfy our obligations as they fall due. However, these actions may have a material adverse effect on our business and on the market prices of our equity and debt securities.

3. Significant accounting policies

a) Basis of presentation, accounting principles and adoption of new accounting standards

Generally accepted accounting principles

Our consolidated financial statements are prepared using Canadian Generally Accepted Accounting Principles (“Canadian GAAP”). Note 24 reconciles the consolidated financial statements prepared in accordance with Canadian GAAP to financial statements prepared in accordance with United States Generally Accepted Accounting Principles (“US GAAP”).

Basis of presentation

Our consolidated financial statements include the accounts of Teck Cominco Limited and all of its subsidiaries. Our significant operating subsidiaries include Teck Cominco Metals Ltd. (“TCML”), Teck Cominco American Inc. (“TCAI”), Teck Cominco Alaska Inc. (“TCAK”), Highland Valley Copper Partnership (“Highland Valley Copper”), Teck Coal Partnership (“Teck Coal,” previously known as Elk Valley Coal Partnership), Compañia Minera Quebrada Blanca S.A. (“Quebrada Blanca”) and Compañia Minera Carmen de Andacollo (“Andacollo”).

Many of our mining activities are conducted through interests in entities where we share joint control including Compañia Minera Antamina (“Antamina”) and Pogo Joint Venture (“Pogo”). These entities are accounted for using the proportionate consolidation method. We shared joint control of Teck Coal prior to our acquisition of Fording’s 60% interest in Teck Coal in October 2008 (Note 4(a)). We also consolidate entities that are variable interest entities where we are the primary beneficiary.

Certain comparative figures have been reclassified to conform to the presentation adopted for the current period. All dollar amounts are in Canadian dollars unless otherwise specified.

Inventories

In June 2007, the Canadian Institute of Chartered Accountants (“CICA”) issued Section 3031 “Inventories” to replace Section 3030. The new section, which was effective on January 1, 2008, establishes standards for the measurement and disclosure of inventories. Retrospective application of this standard did not have an effect on our financial statements.

b) Significant accounting policies

Use of estimates

The preparation of our financial statements in conformity with GAAP requires estimates and assumptions that affect the amounts reported in the consolidated financial statements. Significant areas where judgment is applied include asset and investment valuations, ore reserve estimation, finished and in-process inventory quantities, plant and equipment lives, goodwill, contingent liabilities including matters in litigation, variable interest entities, tax rates, provisions and future tax balances including valuation allowances in respect of future tax balances, asset retirement obligations, other environmental liabilities, pension and other post-retirement benefits and other accrued liabilities.

As at December 31, 2008, global market conditions were unsettled and volatile. In these circumstances, assumptions for value of non-exchange traded assets and business units are even more subject to variability. These valuations are the basis of impairment testing, particularly in respect of goodwill. Actual results could differ from our estimates.

Translation of foreign currencies

The functional currency of Teck Cominco Limited, the parent entity, is the Canadian dollar. For our integrated foreign operations, monetary assets and liabilities are translated at year end exchange rates and other assets and liabilities are translated at historical rates. Revenues, expenses and cash flows are translated at monthly average exchange rates. Gains and losses on translation of monetary assets and monetary liabilities are charged to earnings.

The accounts of our self-sustaining foreign operations are translated at year end exchange rates, and revenues and expenses are translated at monthly average exchange rates. Differences arising from these foreign currency translations are recorded in other comprehensive income until they are realized by a reduction in the investment.

Financial instruments

We recognize financial assets and liabilities on the balance sheet when we become a party to the contractual provisions of the instrument.

Cash and cash equivalents

Cash and cash equivalents include cash on account, demand deposits and money market investments with maturities from the date of acquisition of three months or less, which are readily convertible to known amounts of cash and are subject to insignificant changes in value.

Temporary investments

Temporary investments are designated as available-for-sale. These investments include money market instruments with maturities of greater than three months from the date of acquisition.

Trade receivables and payables

Trade receivables and payables are non-interest bearing and are stated at carrying values, which approximate fair values due to the short terms to maturity. Where necessary, trade receivables are net of allowances for uncollectable amounts.

Investments in marketable securities

Investments in marketable securities are designated as available-for-sale and recorded at fair value. Fair values are determined by reference to quoted market prices at the balance sheet date. Unrealized gains and losses on available-for-sale investments are recognized in other comprehensive income until investments are disposed of or when an other-than-temporary decline in value occurs. Investment transactions are recognized on the trade date with transaction costs included in the underlying balance. At each balance sheet date, we assess for any impairment in value that is considered to be other than temporary, and record such impairments in net earnings for the period.

Short-term debt and long-term debt

Short-term debt and long-term debt are initially recorded at total proceeds received less direct issuance costs. Debt is subsequently measured at amortized cost, calculated using the effective interest rate method.

Derivative instruments

Derivative instruments, including embedded derivatives, are recorded on the balance sheet at fair value. Unrealized gains and losses on derivatives held for trading are recorded as part of other income (expense) in net earnings. Fair values for derivative instruments held for trading are determined using valuation techniques. These valuations use assumptions based on market conditions existing at the balance sheet date. Derivatives embedded in non-derivative contracts are recognized separately unless they are closely related to the host contract.

Hedging

Certain derivative investments may qualify for hedge accounting. For fair value hedges, any gains or losses on the hedging instrument relating to both the effective and ineffective portion of the hedge are recognized in net earnings, which offsets the fair value changes in the hedged item.

For cash flow hedges, any unrealized gains and losses on the hedging instrument relating to the effective portion of the hedge are initially recorded in other comprehensive income. Gains and losses are recognized in net earnings upon settlement of the hedging instrument, when the hedged item ceases to exist, or when the hedge is determined to be ineffective.

For hedges of net investments in self-sustaining operations, any foreign exchange gains or losses on the hedging instrument relating to the effective portion of the hedge are initially recorded in other comprehensive income. Gains and losses are recognized in net earnings on the ineffective portion of the hedge, or when there is a reduction in the net investment in the self-sustaining operation being hedged.

Inventories

Finished products, work in process and raw material inventories are valued at the lower of cost and net realizable value. Raw materials include concentrates for use at smelting and refining operations. Work in process inventory includes inventory in the milling, smelting or refining process and stockpiled ore at mining operations.

For work in process and finished product inventories, cost includes all direct costs incurred in production including direct labour and materials, freight, depreciation and amortization and directly attributable overhead costs. Waste rock stripping costs related to mine production are included in the cost of inventories as incurred.

When inventories have been written down to net realizable value, we make a new assessment of net realizable value in each subsequent period. If the circumstances that caused the write-down no longer exist, the amount of the write-down is reversed.

We use both joint-product and by-product costing for work in process and finished product inventories. Joint costing is applied to primary products at the Red Dog, Antamina, Duck Pond and Pend Oreille mines and the Trail operations, where the profitability of the operation is dependent upon the production of a number of primary products. Joint costing allocates total production costs based on the relative values of the products. Where by-product costing is used, by-products are allocated the incremental costs of processes that are specific to the production of that product.

Supplies inventory is valued at the lower of average cost and net realizable value. Cost includes acquisition, freight and other directly attributable costs.

Investments subject to significant influence

Investments over which we exercise significant influence are accounted for using the equity method. We also equity account for variable interest entities of which we are not the primary beneficiary. At each balance sheet date, we assess the value of these investments for impairment.

Property, plant and equipment

Plant and equipment

Plant and equipment are recorded at cost. The cost of buildings, plant and processing equipment at our mining operations is amortized on a units-of-production basis over the lesser of the estimated useful life of the asset and the estimated proven and probable ore reserves. Amortization of plant and equipment at our smelting operations is calculated on a straight-line basis over the estimated useful life of the asset. Mobile equipment is depreciated over the estimated equipment operating hours. Buildings are amortized on a straight-line basis over their estimated useful life, not exceeding the estimated life of the mine.

When we incur debt directly related to the construction of a new operation or major expansion, the interest and financing costs associated with such debt are capitalized during the construction period.

Mineral properties and mine development costs

The cost of acquiring and developing mineral properties or property rights, including costs incurred during production to increase future output by providing access to additional sources of reserves, are deferred. Once available for use, mineral properties and mine development costs are amortized on a units-of-production basis over the proven and probable reserves to which they relate.

Underground mine development costs are amortized using the block amortization method. Development costs associated with each distinct section of the mine are amortized over the reserves to which they relate.

Exploration and evaluation costs are charged to earnings in the year in which they are incurred, except where these costs relate to specific properties for which resources, as defined under National Instrument 43-101, exist and it is expected that the expenditure can be recovered by future exploitation or sale, in which case they are deferred.

Development costs of oil sands properties

The costs of acquiring, exploring, evaluating and developing oil sands properties are deferred when it is expected that these costs will be recovered through future exploitation or sale of the property.

Asset impairment

We perform impairment tests on our property, plant and equipment when events or changes in circumstances occur that indicate the carrying value of an asset may not be recoverable. Estimated future cash flows are calculated using estimated future prices, mineral resources, operating and capital costs on an undiscounted basis. When the carrying value of the mine or development project exceeds estimated undiscounted future cash flows, the asset is impaired. Write-downs are recorded to the extent the carrying value exceeds the discounted value of the estimated future cash flows.

Repairs and maintenance

Repairs and maintenance costs, including shutdown maintenance costs, are charged to expense as incurred, except when these repairs significantly extend the life of an asset or result in an operating improvement. In these instances the portion of these repairs relating to the betterment is capitalized as part of plant and equipment.

Goodwill

We allocate goodwill arising from business combinations to the reporting units acquired based on estimates of the fair value of the reporting unit. Any excess of the fair value of a reporting unit over the fair value of the sum of its individual assets and liabilities is considered goodwill for that reporting unit.

We perform goodwill impairment tests annually and when there are impairment indicators. This impairment assessment involves estimating the fair value of each reporting unit that has been assigned goodwill. We compare the fair value to the total carrying amount of each reporting unit, including goodwill. If the carrying amount exceeds fair value, then we estimate the fair values of all identifiable assets and liabilities in the reporting unit, and compare this net fair value of assets less liabilities to the estimated fair value of the entire reporting unit. The difference represents the fair value of goodwill. If the carrying amount of goodwill exceeds this amount, we reduce goodwill by a charge to earnings in the amount of the excess.

The fair value of assets and liabilities are estimated using a model of discounted cash flows based on proven and probable reserves and value beyond proven and probable reserves. Other major assumptions include commodity prices, operating costs, foreign exchange rates and discount rates.

Circumstances which result in an impairment and write-down of goodwill could arise through a variety of factors including a reduction in the reserve or resource base of the mineral property, a reduction in expected future prices for the commodities produced, or other factors, including changes in the timing of project development, host country tax regime and external economic factors. In addition, general economic and capital market conditions at the balance sheet date could result in a diminution of fair value that would result in an impairment of goodwill.

Revenue recognition

Sales are recognized when title transfers, the rights and obligations of ownership pass to the customer and the price is reasonably determinable. The majority of our metal concentrates are sold under pricing arrangements where final prices are determined by quoted market prices in a period subsequent to the date of sale. In these circumstances, revenues are recorded at the time of sale based on forward prices for the expected date of the final settlement. As a result, the value of our concentrate receivables change as the underlying commodity market prices vary. This component of the contract is an embedded derivative, which is recorded at fair value with changes in fair value recorded in revenues.

Income and resource taxes

Current income taxes are recorded based on the estimated income and resource taxes receivable or payable on taxable income for the current year. Future income tax assets and liabilities are recognized based on the difference between the tax and accounting values of assets and liabilities and are calculated using substantively enacted tax rates for the periods in which the differences are expected to reverse. Tax rate changes are recognized in earnings in the period of substantive enactment. Future tax assets are recognized to the extent that they are considered more likely than not to be realized.

We are subject to assessments by various taxation authorities which may interpret tax legislation differently. The final amount of taxes to be paid depends on a number of factors including outcomes of audits, appeals, disputes, negotiations and litigation. We provide for such differences based on our best estimate of the probable outcome of these matters.

Pension and other employee future benefits

Defined benefit pension plans

Defined benefit pension plan obligations are based on actuarial determinations. The projected benefit method prorated on services is used to determine the accrued benefit obligation. Actuarial assumptions used in the determination of defined benefit pension plan liabilities and non-pension post-retirement benefits are based upon our best estimates, including discount rate, expected plan performance, salary escalation, expected health care costs and retirement dates of employees. The expected return on plan assets is estimated based on the fair value of plan assets, asset allocation and expected long-term rates of return.

Past service costs and transitional assets or liabilities are amortized on a straight-line basis over the expected average remaining service period of active employees expected to receive benefits under the plan up to the full eligibility date.

Differences between the actuarial liabilities and the amounts recorded in the financial statements will arise from changes in plan assumptions, changes in benefits, or through experience as results differ from actuarial assumptions. Cumulative differences which are greater than 10% of either the fair value of the plan assets or the accrued benefit obligation, whichever is greater, are amortized over the average remaining service life of the related employees.

Defined contribution pension plans

The cost of providing benefits through defined contribution plans is charged to earnings as the obligation to contribute is incurred.

Non-pension post-retirement plans

We provide certain health care benefits for certain employees when they retire. The cost of these benefits is expensed over the period in which the employees render services. These non-pension post-retirement benefits are funded by us as they become due.

Stock-based compensation

The fair value method of accounting is used for stock-based compensation awards. Under this method, the cost of options and other stock-based compensation arrangements is recorded based on the estimated fair values at the grant date and charged to earnings over the vesting period. For employees eligible for normal retirement prior to vesting, the expense is charged to earnings over the period from the grant date to the date they are eligible for retirement.

Stock-based compensation expense relating to deferred and restricted share units is accrued over the vesting period of the units based on the quoted market value of Class B subordinate voting shares. As these awards will be settled in cash, the expense and liability are adjusted each reporting period for changes in the underlying share price.

Research and development

Research costs are expensed as incurred. Development costs are only deferred when the product or process is clearly defined, the technical feasibility has been established, the future market for the product or process is clearly defined and we are committed to, and have the resources to, complete the project.

Asset retirement obligations

Future obligations to retire an asset including dismantling, remediation and ongoing treatment and monitoring of the site are initially recognized and recorded as a liability at fair value, based on estimated future cash flows, our current credit adjusted risk-free discount rate and an estimated inflation factor. The liability is adjusted for changes in the expected amounts and timing of cash flows required to discharge the liability and accreted to full value over time through periodic charges to earnings. For operating properties, the amount of the asset retirement liability initially recognized and any subsequent adjustments are capitalized as part of the asset’s carrying value and amortized over the asset’s estimated useful life. For closed properties, any adjustments to the liability are charged to other income (expense). Asset retirement obligations are only recorded when the timing or amount of remediation costs can be reasonably estimated.

Earnings per share

Earnings per share are calculated based on the weighted average number of shares outstanding during the year. We follow the treasury stock method for the calculation of diluted earnings per share. Under this method, dilution is calculated based upon the net number of common shares issued should “in-the-money” options and warrants be exercised and the proceeds be used to repurchase common shares at the average market price in the year. Dilution from convertible securities is calculated based on the number of shares to be issued after taking into account the reduction of the related after-tax interest expense.

c) New canadian accounting pronouncements

Goodwill and intangible assets

In February 2008, the CICA issued Section 3064, “Goodwill and Intangible Assets,” which replaces Section 3062, “Goodwill and Other Intangible Assets.” This new standard provides guidance on the recognition, measurement, presentation and disclosure of goodwill and intangible assets.

Concurrent with the adoption of this standard, CICA Emerging Issues Committee Abstract 27, “Revenues and Expenditures in the Pre-operating Period,” (“EIC-27”) was withdrawn.

This standard is effective for our fiscal year beginning January 1, 2009 with retrospective application. Deferred start-up costs of $19 million, net of tax of $10 million, at December 31, 2008 will be written-off.

Business combinations and related sections

In January 2009, the CICA issued Section 1582 “Business Combinations” to replace Section 1581. Prospective application of the standard is effective January 1, 2011, with early adoption permitted. This new standard effectively harmonizes the business combinations standard under Canadian GAAP with International Financial Reporting Standards (“IFRS”). The new standard revises guidance on the determination of the carrying amount of the assets acquired and liabilities assumed, goodwill and accounting for non-controlling interests at the time of a business combination.

The CICA concurrently issued Section 1601 “Consolidated Financial Statements” and Section 1602 “Non-Controlling Interests,” which replace Section 1600 “Consolidated Financial Statements.” Section 1601 provides revised guidance on the preparation of consolidated financial statements and Section 1602 addresses accounting for non-controlling interests in consolidated financial statements subsequent to a business combination. These standards are effective January 1, 2011, unless they are early adopted at the same time as Section 1582 “Business Combinations.”

4. Acquisitions and dispositions

a) Acquisition of fording Canadian coal trust

In October 2008, we acquired all of the assets of Fording, which consisted primarily of a royalty interest in respect of Fording’s 60% non-operating interest in Teck Coal, previously known as Elk Valley Coal Partnership (“EVCP”). Teck Coal operates six metallurgical coal mines located in south eastern British Columbia and west central Alberta.

Prior to the acquisition we were the managing partner of Teck Coal and owned a 52% effective interest in the partnership. This was comprised of a 40% direct interest in Teck Coal and a 19.6% interest in the outstanding units of Fording. We acquired an 8.7% interest in Fording in 2003 for $150 million and a further 11.2% interest in 2007 for $599 million. Our 19.6% interest in Fording, represented by 29.5 million Fording units, was an effective 11.8% interest in Teck Coal and we accounted for this interest using the equity method. We recorded equity earnings from Fording until October 30, 2008.

As part of the plan of arrangement to acquire the assets of Fording, we sold our Fording units. The net proceeds of approximately $2.9 billion were used to partially fund the acquisition of Fording’s assets. The net proceeds from the disposition of the units have been offset against the purchase price of Fording’s assets. These transactions resulted in the acquisition of an 80.4% interest in the assets and liabilities of Fording.

The separate acquisitions have been accounted for using the purchase method. Accordingly, the values assigned to assets acquired and liabilities assumed from Fording reflect the nature of a step-by-step purchase with the assets and liabilities measured at their estimated individual fair values on each respective date of acquisition. Our consolidated earnings and cash flows include 100% of Fording’s results of operations from October 30, 2008.

The purchase cost of $13,644 million was funded with a combination of cash and Class B subordinate voting shares as follows:

(C$ in millions)

Cash	$14,635
Issuance of 36,828,787 Class B subordinate voting shares	1,504
Proceeds on disposal of Fording units	(2,870)
Transaction costs, including taxes	375

Total purchase price	$13,644

Each Class B subordinate voting share was valued at $42.98, being the average closing price on the Toronto Stock Exchange for two trading days before and one trading day after the announcement of our offer for Fording, less deemed issuance costs.

Our allocation of the purchase cost to the assets acquired and liabilities assumed is based upon estimated fair values at the time of acquisition. We have substantially completed the process of determining fair values for assets acquired and liabilities assumed. Matters still under review principally relate to income and resource taxes and could affect values assigned to future tax liabilities and goodwill. As a result, the purchase price allocation is subject to change in 2009 as the valuation process is completed.

Our current allocation of the purchase price to the estimated fair value of the assets and liabilities of Fording from the various steps is as follows:

(C$ in millions)	2003 and 2007	2008	Total

Cash	$25	$101	$126
Accounts receivable	45	187	232
Inventory	33	327	360
Property, plant and equipment	849	13,438	14,287
Goodwill	308	883	1,191
Future income and resource tax assets	—	1,400	1,400
Other	5	15	20

Total assets acquired	1,265	16,351	17,616
Current liabilities	(50)	(292)	(342)
Derivative instrument liability	(58)	(239)	(297)
Long-term debt	(8)	(281)	(289)
Long-term liabilities	(36)	(147)	(183)
Future income and resource tax liabilities	(273)	(1,735)	(2,008)
Non-controlling interests	(1)	(13)	(14)

Total liabilities assumed	(426)	(2,707)	(3,133)

Net assets acquired	$839	$13,644	$14,483

The goodwill balances arising from the Fording acquisitions are in part due to the accounting requirement to recognize a future tax liability but also reflect, for the 2008 purchase, changes in expected future coal prices and US/Canadian dollar exchange rates between the date of the acquisition announcement in July 2008 and the closing of the acquisition on October 30, 2008.

The net cash cost of the acquisition was as follows:

(C$ in millions)	2008

Cash paid to Fording unit holders	$14,635
Less cash proceeds on disposal of Fording units	(2,870)
Less Fording’s cash balance on acquisition date	(126)

$11,639

b) Acquisition of Relincho copper project

In August 2008, we completed the acquisition of the Relincho copper project in Chile by way of a plan of arrangement involving Global Copper Corp., the owner of the project. The purchase price was $424 million, being $136 million paid in cash, the issuance of 6.9 million Class B subordinate voting shares valued at $287 million, less $1 million of transaction costs. We accounted for this transaction as an asset acquisition and recorded a future income tax liability based upon the difference between the accounting and tax basis of the assets acquired. The purchase price has been allocated as follows: $681 million to mineral properties, $252 million to future income tax liability and $5 million to net liabilities assumed.

c) Disposition of Minera Petaquilla

In March 2008, we satisfied contractual requirements to earn a 26% equity interest in Minera Petaquilla S.A. (“MPSA”), the Panamanian company that holds the Petaquilla concession. We also entered into an agreement with Inmet Mining Corporation (“Inmet”), whereby Inmet would provide our share of the required project funding on an interim basis, and act as operators of the project on our behalf. In November 2008, we elected to withdraw from the Petaquilla project and our 26% interest in MPSA was assigned to Inmet. We have no further funding obligations for this project.

Our withdrawal from the project resulted in a pre-tax, non-cash charge of $22 million, which is included in the asset impairment charges disclosed in Note 16.

d) Acquisition of Aur Resources Inc.

In August 2007, we acquired 100% of the outstanding common shares of Aur Resources Inc. (“Aur”) for $4,054 million. Aur owned interests in the Quebrada Blanca (76.5%) and Andacollo (90%) copper mines located in Chile and the Duck Pond (100%) copper-zinc mine located in Newfoundland, Canada. We accounted for the acquisition of Aur using the purchase method. Aur’s results of operations are included in our consolidated financial statements from August 22, 2007.

The purchase cost of $4,054 million was funded with a combination of cash and Class B subordinate voting shares as follows:

(C$ in millions)

Cash	$3,089
Issuance of 21,971,906 Class B subordinate voting shares	952
Transaction costs	13

Total purchase price	$4,054

Each Class B subordinate voting share was valued at $43.33, being the average closing price on the Toronto Stock Exchange for two trading days before and one day after the announcement of our offer for Aur, less deemed issuance costs.

In 2008 we completed the process of determining fair values for the assets and liabilities acquired from Aur. The significant changes from the preliminary allocation at December 31, 2007 include an increase to goodwill of $44 million, a $15 million increase to other assets, an increase to the future income tax liability of $62 million and a $3 million adjustment to other accounts.

Our final allocation of the purchase price to the estimated fair value of the assets and liabilities of Aur is as follows:

(C$ in millions)

Cash	$501
Inventory	267
Property, plant and equipment	4,135
Goodwill	750
Other	345

Total assets acquired	5,998
Current liabilities	(197)
Long-term liabilities	(393)
Future income tax liability	(1,325)
Non-controlling interests	(29)

Total liabilities assumed	(1,944)

Net assets acquired	$4,054

The net cash cost of the acquisition was as follows:

(C$ in millions)

Cash paid to Aur shareholders	$3,089
Less Aur’s cash balance on acquisition date	(501)

$2,588

The goodwill balance arising from the Aur acquisition is a result of the accounting requirement to recognize a future tax liability calculated as the difference between the fair values of the assets and liabilities and the tax bases on an undiscounted basis.

As a result of the decline in commodity prices in the fourth quarter of 2008, a goodwill impairment test was performed for Aur which indicated that a write-down of the goodwill arising in the acquisition was required (Note 16(b)).

e) Dispositions subsequent to December 31, 2008

In January 2009, we sold our 60% interest in the Lobo-Marte gold project in Chile to Kinross Gold Corporation (“Kinross”) for US$40 million in cash and approximately 5.6 million Kinross common shares valued at US$97 million at the date of the sale. We also received a 1.75% net smelter return royalty, which shall not exceed US$40 million, in respect of 60% of the gold produced from Lobo-Marte payable when gold prices on the London Metal Exchange exceed US$760 per ounce. An estimated pre-tax gain of $160 million will be recognized in the first quarter of 2009.

The Kinross shares received as consideration are subject to a four month restriction on resale that expires on May 6, 2009. We can enter into a transaction that has the economic effect of a sale of the Kinross shares with the consent of Kinross, which cannot be unreasonably withheld.

In February 2009, we announced the sale of our interest in the Williams and David Bell (“Hemlo”) mines for US$65 million to an affiliate of Barrick Gold Corporation. The transaction will have an effective date of January 1, 2009. Closing is subject to customary conditions, including receipt of regulatory approvals and is expected to occur in the second quarter. An estimated pre-tax gain of $60 million will be recognized upon closing.

Also in February 2009, we announced the sale of our indirect interest in Sociedad Minera El Brocal S.A.A. for US$35 million. Closing is subject to customary conditions and is expected to occur in the first quarter of 2009. An estimated pre-tax gain of $42 million will be recognized upon closing.

5. Inventories

(C$ in millions)	2008	2007

Finished product	$534	$312
Work in process	371	350
Raw materials	91	153
Supplies	343	189

	$1,339	$1,004

Operating expenses include $300 million (2007 – $(2) million, 2006 – $(59) million) of costs of inventories. As at December 31, 2008 we recorded a write-down of $24 million (2007 – nil) on a portion of our product inventory to its net realizable value of $116 million.

6. Investments

(C$ in millions)	2008		2007
	Carrying value	Fair value	Carrying value	Fair value

Available-for-sale investments:
Marketable securities	$104	$104	$308	$308

Held for trading investments:
Warrants	—	—	1	1

	104	$104	309	$309

Investments accounted for under the equity method:
Fording Canadian Coal Trust (Note 4(a))	—		750
Galore Creek Partnership (50% interest) (a)	299		214
Fort Hills Energy Limited Partnership (20% interest) (b)	545		233

	$948		$1,506

a) Galore creek partnership

In August 2007, we formed a 50/50 partnership with NovaGold Resources Inc. (“NovaGold”) to develop the Galore Creek copper-gold deposit in northwest British Columbia. In November 2007, construction activities at the project were suspended as a result of our review of the first season of construction, and a more extensive engineering study that anticipated substantially higher capital costs and a longer construction schedule.

The funding agreement was amended with NovaGold at the time of the suspension in November 2007. Our funding obligation for project costs incurred after August 1, 2007 was reduced from the original $528 million to $403 million. Of this total, $264 million had been spent by us as of the suspension date. In addition, of the next $100 million of project costs, we were to fund two-thirds and NovaGold would fund one-third. Thereafter, each partner would fund its pro rata share of partnership costs. In addition, we were committed to spend an additional $72 million on studies to reassess the Galore Creek Project by December 31, 2012.

During the fourth quarter of 2008 the optimization study for the Galore Creek project was completed. Due to the present economic situation the decision was made not to proceed with updating the final feasibility based upon the results of the optimization study, but rather place the Galore Creek site on care and maintenance. During 2008 the Galore Creek Partnership incurred $15 million of care and maintenance costs, which were expensed as incurred.

In February 2009, we further amended certain provisions of the partnership agreement relating to the Galore Creek project. Under the amended agreement, our committed funding on Galore Creek has been reduced from $72 million to $60 million including $15.8 million contributed by us on account of studies prior to December 31, 2008 and $8.6 million contributed by us on account of the November and December 2008 cash calls. While we are making these committed contributions, which will represent 100% of project funding, we will have a casting vote on the Galore Creek management committee with respect to the timing and nature of expenses to be funded.

The Galore Creek partnership is a variable interest entity (“VIE”). NovaGold is determined to be the primary beneficiary. Accordingly we account for our interest in the partnership using the equity method. In 2008, we recorded equity earnings of $18 million, which primarily represents a recovery of previously accrued costs.

b) Fort hills energy limited partnership

In November 2005, we acquired a 15% interest in the Fort Hills Energy Limited Partnership, which is developing the Fort Hills oil sands project in Alberta, Canada. As consideration for our initial 15% interest, we are required to contribute 34% of the first $2.5 billion of project expenditures. In September 2007, we acquired an additional 5% interest, bringing our interest to 20%. To earn our additional 5% interest, we are required to contribute 27.5% of project expenditures after project spending reaches $2.5 billion and before project spending reaches $7.5 billion. Thereafter, we are responsible for funding our 20% share of development costs. In the event that the project is abandoned, all limited partners are required to make additional contributions such that the aggregate contributions of all partners equal $7.5 billion and any unexpended amount will be distributed to the partners according to their partnership interest. Project spending totaled $1.9 billion as of December 31, 2008. Our interest in FHELP is recorded as an investment using the equity method of accounting. In November 2008, FHELP announced that it will defer the final investment decision on the mining and extraction portion of the Fort

Hills oil sands project until a cost estimate consistent with the current market environment can be established. The partnership now anticipates making a final investment decision in 2009. The upgrader portion of the project, located in Sturgeon County, has been put on hold and a decision whether to proceed with the upgrader will be made at a later date. As a result of this deferral, we recorded an equity loss of $85 million relating to costs associated with the upgrader.

We have ongoing commitments to fund FHELP which we expect to total $330 million in 2009 and $1,265 million thereafter.

c) Equity earnings (loss) is as follows:

(C$ in millions)	2008	2007	2006

Fording Canadian Coal Trust (Note 4(a))	$89	$28	$32
Galore Creek Partnership (a)	18	(33)	—
Fort Hills Energy Limited Partnership (b)	(85)	—	—

	$22	$(5)	$32

7. Property, plant and equipment

(C$ in millions)	2008	2007

Operating:
Mines and mining facilities	$25,241	$9,013
Accumulated depreciation and amortization	(3,502)	(2,695)

	21,739	6,318
Smelter and refineries	1,818	1,778
Accumulated depreciation and amortization	(764)	(717)

	1,054	1,061

Other Resource Properties:
Mineral properties	768	132
Oil sands leases	348	296

	$23,909	$7,807

During 2008, we capitalized $90 million (2007 – $44 million) of waste rock stripping costs associated with mine expansion at Highland Valley Copper and as at December 31, 2008, we have cumulative capitalized waste rock stripping costs of $158 million (2007 – $68 million), all of which represents the capitalized expansion costs at Highland Valley Copper. In addition, we have $35 million (2007 – $41 million) of remaining unamortized capitalized stripping costs related to the transitional balance on adoption of EIC-160 in 2006.

8. Other assets

(C$ in millions)	2008	2007

Future income and resource tax assets (net of current portion of $nil (2007 – $3 million)) (Note 13(c))	$357	$70
Pension assets (Note 12(b))	241	210
Long-term receivables	120	51
Long-term deposits	25	20
Derivative assets (net of current portion of $174 million (2007 – $nil)) (Note 21(c))	21	—
Cajamarquilla contingent receivable (net of current portion of $17 million (2007 – $37 million)) (Note 21(b))	3	42
Restricted cash pledged as security (Note 11(c))	—	151
Other	86	48

	$853	$592

9. Goodwill

(C$ in millions)

Balance at beginning of year	$663
Finalization of Aur purchase price (Note 4(d))	44
Foreign exchange translation	171
Impairment (Note 16(b))	(345)

533
Fording—previously equity accounted (Note 4(a))	308
Fording—arising in current year acquisition (Note 4(a))	883

Balance at end of year	$1,724

10. Accounts payable and accrued liabilities

(C$ in millions)	2008	2007

Trade payables	$670	$506
Current derivative liabilities	252	21
Payroll related liabilities	176	93
Capital project accruals	82	25
Commercial and government royalties	78	251
Resource taxes payable	69	—
Accrued interest	68	22
Current portion of asset retirement obligations (Note 12(a))	16	28
Dividends payable	—	221
Other	95	71

	$1,506	$1,238

11. Debt

	2008		2007
(C$ in millions)	Carrying value	Fair value	Carrying value	Fair value

Bridge facility (US$ 5.35 billion)(a)	$ 6,436	$ 6,378	$ —	$ —
Term facility (US$4.0 billion)(a)	4,794	4,714	—	—
6.125% debentures due October 2035 (US$700 million)(b)	835	408	675	637
5.375% debentures due October 2015 (US$300 million)(b)	363	194	293	287
7.0% debentures due September 2012 (US$200 million)(b)	242	164	196	212
6.75% debentures due March 2010 (US$94 million)(c)	—	—	94	96
Revolving credit facility(c)	—	—	148	148
Antamina senior revolving credit facility due August 2012(d)	113	113	92	92
Other	91	91	25	25

	12,874	12,062	1,523	1,497
Less short-term debt and current portion of long-term debt	(7,772)	(7,700)	(31)	(31)

	$ 5,102	$ 4,362	$ 1,492	$ 1,466

The fair values of debt are determined using market values where available and discounted cash flows based on our expected cost of borrowing on other items.

a)	The bridge facility and the term facility are unsecured and rank pari passu with our other senior unsecured debt. The bridge facility is due on October 29, 2009 and the term facility is repayable in 11 equal quarterly instalments commencing April 30, 2009. Both facilities are guaranteed by our wholly owned subsidiary, TCML and bear interest at LIBOR, US Prime Rate or US Base Rate, plus a margin that varies based on our credit rating.

b)	The 6.125%, 5.375% and 7.0% debentures are unsecured and can be called at any time by repaying the greater of the principal amount plus accrued interest and the present value of the principal and interest amounts discounted at a comparable treasury yield plus a stipulated spread.

c)	Upon our acquisition of Aur in 2007, we assumed $94 million of 6.75% debentures due in March 2010 and a revolving credit facility permitting borrowings of up to US$150 million. The terms of the revolving credit facility required a subsidiary to provide cash collateral to the lender equal to any amount outstanding under the facility plus US$3 million. The outstanding amounts under both facilities were repaid in 2008 and the cash collateral held as security for the revolving credit facility was released.

d)	The Antamina senior revolving credit facility is our proportionate share of a syndicated five-year revolving term bank facility with a bullet repayment due at maturity and is the obligation of Compañia Minera Antamina (Note 3(a)). The facility is non-recourse to Teck and the other Antamina project sponsors and may be renewed and extended annually with the concurrence of the participating banks. The outstanding amount under the facility bears interest at LIBOR plus a margin.

e)	At December 31, 2008, we had revolving credit facilities aggregating $1.3 billion, of which $1.2 billion is available until 2013. Net of $191 million of letters of credit the unused portion of the credit facilities is $1,120 million as at December 31, 2008. In addition, we have issued stand alone letters of credit for $258 million in respect of environmental bonding requirements.

f)	Our bank credit facilities require the maintenance of a defined debt to capitalization ratio (Note 22). As at December 31, 2008, we are in compliance with all debt covenants and default provisions.

g)	Excluding financing fees and discounts, we have scheduled principal repayments on our debt of $7,845 million due in 2009, $1,772 million in 2010, $1,776 million in 2011, $357 million in 2012, nil in 2013 and $1,218 million thereafter.

h)	We incurred interest expense and financing fees on short-term debt and long-term debt as follows:

(C$ in millions)	2008	2007	2006

Interest expense on short-term debt	$ 58	$ —	$ —
Interest expense on long-term debt	118	95	102

Total interest expense	176	95	102
Amortization of financing fees	20	—	—
Less amounts capitalized	(14)	(10)	(5)

	$ 182	$ 85	$ 97

i)	Debt payments made during the year:

(C$ in millions)	2008	2007	2006

Bridge facility	$ 573	$ —	$ —
Fording revolving bank credit facility	307	—	—
6.75% debentures	98	—	—
Revolving credit facility	183	—	141
6.875% debentures	—	—	172
Teck Coal facility	67	—	20

	$1,228	$ —	$333

12. Other liabilities

(C$ in millions)	2008	2007

Asset retirement obligations(a)	$ 653	$492
Other environmental and post-closure costs	108	88

Pension and other employee future benefits(b)
Defined benefit pension plans	51	35
Non-pension post-retirement benefits	254	209
Long-term contractual obligations	76	—
Derivative liabilities (net of current portion of $252 million (2007 – $37 million)) (Note 21(c))	—	78
Other	42	92

	$1,184	$994

a) Asset Retirement Obligations

We have recorded an asset retirement obligation for each of our operating mines and closed properties. Our Trail refining and smelting facilities are considered to be indefinite life operations and neither the amounts that may be required to retire these facilities nor the timing of required expenditures can be reasonably estimated at this time. For the Trail operation, our recorded liability is limited to components of the facility where costs and expected dates of existing retirement and remediation requirements can be estimated.

The following table summarizes the movements in the asset retirement obligation for the years ended December 31, 2008 and 2007:

(C$ in millions)	2008	2007

At January 1	$520	$449

Changes in cash flow estimates:
Operating mines	(1)	42
Closed properties	17	22
Expenditures and settlements	(25)	(20)
Accretion expense	34	26
Obligations assumed on acquisition (Note 4(a) and (d))	76	36
Foreign currency translation adjustments	48	(35)

At December 31	669	520
Less current portion	(16)	(28)

	$653	$492

Asset retirement obligations are initially recorded as a liability at fair value, assuming credit adjusted risk-free discount rates between 5.75% and 16.50%, and inflation factors between 2.00% and 2.75%. The liability on an undiscounted basis before inflation is estimated to be approximately $1,833 million.

The change in cash flow estimates and accretion relating to asset retirement obligations at closed properties are recognized in other income (expense) (Note 17).

Our operations are affected by federal, provincial, state and local laws and regulations concerning environmental protection. Provisions for future reclamation and site restoration are based on known requirements. It is not possible to estimate the effect on operating results, if any, of future legislative or regulatory developments.

b) Pension and other employee future benefits

Defined contribution plans

We have defined contribution pension plans for certain groups of employees. Our share of contributions to these plans is expensed in the year it is earned by the employee.

Defined benefit plans and non-pension post-retirement benefits

We have various defined benefit pension plans that provide benefits based principally on employees’ years of service. These plans are only available to certain qualifying employees. The plans are “flat-benefit” or “final-pay” plans which are not indexed. Annual contributions to these plans are actuarially determined and made at or in excess of minimum requirements prescribed by legislation.

All of our defined benefit pension plans are actuarially evaluated for funding purposes on a three-year cycle. The most significant plan, which accounts for 49% of our accrued benefit obligation at December 31, 2008, was last actuarially evaluated on December 31, 2007. The measurement date used to determine all of the accrued benefit obligation and plan assets for accounting information was December 31, 2008. We also have several post-retirement plans, which provide post-retirement medical and life insurance benefits to certain qualifying employees.

i. Actuarial valuation of plans:

	2008		2007

(C$ in millions)	Defined benefit pension plans	Non-pension post- retirement benefit plans	Defined benefit pension plans	Non-pension post- retirement benefit plans

Accrued benefit obligation:
Balance at beginning of year	$1,260	$ 272	$1,270	$ 316
Current service cost	26	8	25	6
Benefits paid	(85)	(10)	(77)	(8)
Interest cost	69	15	63	16
Actuarial revaluation	11	(3)	(2)	(46)
Past service costs arising from plan improvements	33	—	7	—
Foreign currency exchange rate changes	18	8	(13)	(7)
Changes in methodology and assumptions	9	6	4	3
Assumed on acquisitions	140	17	14	—
Effect of new discount rate at year end	(257)	(65)	(36)	(9)
Other	—	—	5	1

Balance at end of year	1,224	248	1,260	272

Plan assets:
Fair value at beginning of year	1,257	—	1,275	—
Actual return on plan assets	(153)	—	21	—
Benefits paid	(85)	(10)	(77)	(8)
Foreign currency exchange rate changes	15	—	(10)	—
Contributions	48	10	32	8
Assumed on acquisitions	131	—	17	—
Other	—	—	(1)	—

Fair value at end of year	1,213	—	1,257	—

Funding surplus (deficit)	(11)	(248)	(3)	(272)
Unamortized actuarial costs	108	(28)	110	33
Unamortized past service costs	93	22	68	30

Net accrued benefit asset (liability)	$ 190	$(254)	$ 175	$ (209)

Represented by:
Pension assets (Note 8)	$ 241	$ —	$ 210	$ —
Accrued benefit liability(a)	(51)	(254)	(35)	(209)

Net accrued benefit asset (liability)	$ 190	$(254)	$ 175	$ (209)

ii. Funded status

The funded status of our defined benefit pension plans is as follows:

	2008			2007
(C$ in millions)	Plans where assets exceed benefit obligations	Plans where benefit obligations exceed assets	Total	Plans where assets exceed benefit obligations	Plans where benefit obligations exceed assets	Total

Plan assets	$746	$467	$1,213	$1,007	$250	$1,257
Benefit obligations	(658)	(566)	(1,224)	(928)	(332)	(1,260)

Excess (deficit) of plan assets over benefit obligations	$88	$(99)	$(11)	$79	$(82)	$(3)

Our total cash payments for pension and other employee future benefits for 2008, including cash contributed to defined benefit and defined contribution pension plans and cash payments made directly to beneficiaries, were $71 million (2007 – $52 million). We expect to contribute $78 million to our defined contribution and defined benefit pension plans in 2009 based on minimum funding requirements.

The estimated future benefit payments to pensioners for the next five years and the five years thereafter are as follows:

(C$ in millions)	2009	2010	2011	2012	2013	2014 - 2018

	$92	$97	$101	$107	$114	$665

iii. Significant assumptions

The assumptions used to calculate annual expenses are those used to calculate the accrued benefit obligation at the end of the previous year. Weighted average assumptions used to calculate the accrued benefit obligation at the end of each year are as follows:

	2008		2007		2006
	Defined benefit pension plans	Non-pension post- retirement benefit plans	Defined benefit pension plans	Non-pension post- retirement benefit plans	Defined benefit pension plans	Non-pension post- retirement benefit plans

Discount rate	7.22%	7.09%	5.27%	5.36%	5.02%	5.13%
Assumed long-term rate of return on assets	7%	—	7%	—	7%	—
Rate of increase in future compensation	4%	4%	4%	4%	4%	4%
Initial medical trend rate	—	8%	—	9%	—	10%
Ultimate medical trend rate	—	5%	—	5%	—	5%
Years to reach ultimate medical trend rate	—	7	—	4	—	5
Dental trend rates	—	5%	—	5%	—	5%

The expected long-term rate of return on plan assets is developed based on the historical and projected returns for each asset class, as well as the target asset allocation for the pension portfolio. Projected rates of return for fixed income securities and equities are developed using a model that factors in long-term government debt rates, real bond yield trend, inflation and equity premiums, based on a combination of historical experience and future long-term expectations.

The discount rate used to determine the accrued benefit obligation is determined by reference to the market interest rates of high quality debt instruments at the measurement date.

iv. Employee future benefits expense:

	2008		2007		2006
(C$ in millions)	Defined benefit pension plans	Non-pension post- retirement benefit plans	Defined benefit pension plans	Non-pension post- retirement benefit plans	Defined benefit pension plans	Non-pension post- retirement benefit plans

Current service cost	$ 26	$ 8	$ 25	$ 6	$ 25	$ 5
Interest cost	69	15	63	16	62	15
Expected gain on assets	(87)	—	(86)	—	(77)	—
Actuarial loss recognized	7	3	3	7	10	7
Past service cost recognized	17	6	14	6	9	1
Other	—	—	7	—	3	—

	$ 32	$ 32	$ 26	$ 35	$ 32	$ 28

The defined contribution expense for 2008 was $12 million (2007 – $11 million; 2006 – $8 million).

Certain employee future benefit costs incurred in the year and the actual return on plan assets in excess of or short of the actuarially assumed return are not taken into income in the year but are amortized over the expected average remaining service life of employees. Employee future benefit expenses recognized in the year are reconciled to employee future benefit costs incurred as follows:

	2008		2007		2006
(C$ in millions)	Defined benefit pension plans	Non-pension post- retirement benefit plans	Defined benefit pension plans	Non-pension post- retirement benefit plans	Defined benefit pension plans	Non-pension post- retirement benefit plans

Expense recognized	$32	$32	$26	$35	$32	$28
Difference between expected and actual return on plan assets	240	—	66	—	(66)	—
Difference between actuarial losses (gains) amortized and actuarial losses (gains) arising	(264)	(59)	(36)	(59)	1	1
Difference between past service costs amortized and past service costs arising	16	(6)	(7)	(6)	34	21
Other	—	—	(4)	—	(3)	—

	$24	$(33)	$45	$(30)	$(2)	$50

v. Health care sensitivity

A one percent change in the initial and ultimate medical trend rates assumptions would have the following effect on our post-retirement health care obligations and expense:

(C$ in millions)	Increase (decrease) in service and interest cost	Increase (decrease) in obligation

Effect of 1% increase in medical trend rate	$3	$29
Effect of 1% decrease in medical trend rate	(3)	(24)

vi. Investment of plan assets

The assets of our defined benefit pension plans are managed by pension asset fund managers under the oversight of the Teck Cominco Limited Executive Pension committee.

Our pension plan investment strategies support the objectives of each defined benefit plan and are related to the plan demographics and timing of expected benefit payments to plan members. The objective for the plan asset portfolios is to achieve an annual portfolio return over a four-year period equal to at least the annual percentage change in the Consumer Price Index plus 4%. To achieve this objective, a strategic asset allocation policy has been developed for each defined benefit plan. The asset allocation is monitored quarterly and rebalanced if the funds in an asset class exceed their allowable allocation ranges. We review the investment guidelines for each plan at least annually and the portfolio and investment managers’ performance is monitored quarterly.

The composition of the defined benefit pension plan assets at December 31, 2008 and 2007, and the target composition for 2009 are as follows:

	2009 target	2008 actual	2007 actual

Equity securities	50%	43%	55%
Debt securities	40%	44%	36%
Real estate and other	10%	13%	9%

	100%	100%	100%

13. Income and resource taxes

a) Provision for Income and resource taxes from continuing operations:

(C$ in millions)	2008	2007	2006

Current:
Canadian income tax	$(1,235)	$388	$483
Foreign income and resource tax	220	398	499
Canadian resource tax	185	106	172

	(830)	892	1,154

Future:
Canadian income tax	1,483	(101)	34
Foreign income and resource tax	(25)	(12)	19
Canadian resource tax	30	16	6

	1,488	(97)	59

	$658	$795	$1,213

b) Reconciliation of income and resource taxes calculated at the statutory rates to the actual tax provision:

(C$ in millions)	2008	2007	2006

Tax expense at the statutory income tax rate of 31.2% (2007 – 34.1%; 2006 – 34.6%)	$435	$857	$1,244

Tax effect of:
Resource taxes, net of resource and depletion allowances	130	(18)	(7)
Non-temporary differences, including one-half of capital gains and losses and goodwill impairment	185	(19)	(41)
Benefit of current tax losses not recognized (recognition of previously unrecognized losses)	(2)	21	14
Benefit of tax rate reduction	(38)	(81)	(21)
Difference in tax rates in foreign jurisdictions	(4)	(13)	32
Other	(48)	48	(8)

	$658	$795	$1,213

c) Temporary differences giving rise to future income and resource tax assets and liabilities:

(C$ in millions)	2008	2007

Future income and resource tax assets:
Net operating loss carry forwards	$310	$111
Property, plant and equipment	459	(98)
Asset retirement obligations	49	57
Amounts relating to partnership year ends	(347)	—
Other	14	80
Valuation allowance	(128)	(77)

	$357	$73

Future income and resource tax liabilities:
Property, plant and equipment	$5,051	$1,895
Asset retirement obligations	(170)	(132)
Amounts relating to partnership year ends	94	305
Other	(10)	(61)

	$4,965	$2,007

d) Earnings by jurisdiction

Our earnings before income and resource taxes, non-controlling interests and equity earnings (losses) from continuing operations are earned in the following tax jurisdictions:

(C$ in millions)	2008	2007	2006

Canada	$1,192	$1,181	$1,404
Foreign	203	1,327	2,191

	$1,395	$2,508	$3,595

e) Non-Resident subsidiaries

We have non-resident subsidiaries that have undistributed earnings. For certain non-resident subsidiaries, undistributed earnings are not expected to be repatriated in the foreseeable future and therefore, taxes have not been provided.

f) Loss carry forwards

At December 31, 2008, we had $579 million of Canadian federal net operating loss carry forwards. These loss carry forwards expire at various dates between 2010 and 2028. At December 31, 2008, we had United States federal net operating loss carry forwards of $95 million (2007 – $103 million). These loss carry forwards expire at various dates between 2009 and 2027.

g) Valuation allowance

We have provided a valuation allowance of $128 million (2007 – $77 million) relating to tax assets in jurisdictions that do not have established sources of taxable income.

h) Taxation assessments

In the normal course of business, we are subject to audit by taxation authorities. These audits may alter the timing or amount of taxable income or deductions. The amount ultimately reassessed upon resolution of issues raised may differ from the amounts accrued.

For our primary Canadian entities, audits by various Canadian taxation authorities for years after 2002 have not been completed. For US federal, state and local tax purposes, our principal US entities are subject to examination by US tax authorities for the years 1991 to the present. We are subject to audit by Peruvian taxation authorities for the years 2006 to the present. For Chilean tax purposes, we are subject to examination by tax authorities for years 2006 to the present.

14. Non-controlling interests

(C$ in millions)	2008	2007

Highland Valley Copper (3%)	$10	$56
Carmen de Andacollo (10%)	34	21
Quebrada Blanca (23.5%)	41	10
Elkview Mine Partnership (5%)	19	5

	$104	$92

15. Shareholders’ equity

a) Authorized share capital

Our authorized share capital consists of an unlimited number of Class A common shares without par value, an unlimited number of Class B subordinate voting shares without par value and an unlimited number of preferred shares without par value issuable in series.

Class A common shares carry the right to 100 votes per share. Class B subordinate voting shares carry the right to one vote per share. Each Class A common share is convertible, at the option of the holder, into one Class B subordinate voting share. In all other respects, the Class A common shares and Class B subordinate voting shares rank equally.

The attributes of the Class B subordinate voting shares contain so called “coattail provisions,” which provide that, in the event that an offer (an “Exclusionary Offer”) to purchase Class A common shares, which is required to be made to all or substantially all holders thereof, is not made concurrently with an offer to purchase Class B subordinate voting shares on identical terms, then each Class B subordinate voting share will be convertible into one Class A common share.

The Class B subordinate voting shares will not be convertible in the event that an Exclusionary Offer is not accepted by holders of a majority of the Class A common shares (excluding those shares held by the person making the Exclusionary Offer). If an offer to purchase Class A common shares does not, under applicable securities legislation or the requirements of any stock exchange having jurisdiction, constitute a “take-over bid,” or is otherwise exempt from any requirement that such offer be made to all or substantively all holders of Class A common shares, the coattail provisions do not apply.

b) Class A common shares and Class B subordinate voting shares:

Shares (in 000’s)	Class A common shares	Class B subordinate voting shares

At December 31, 2005	4,674	199,127
Options exercised(e)	—	907
Issued in settlement of exchangeable debentures due 2024(d)	—	11,489

At December 31, 2006	4,674	211,523
Share split(c)	4,674	211,523
Issued on acquisition of Aur (Note 4(d))	—	21,972
Options exercised(e)	—	1,373
Share repurchase program(j)	—	(13,100)
Other	5	7

At December 31, 2007	9,353	433,298
Issued for business acquisitions (Note 4(a))	—	36,829
Issued for asset acquisition (Note 4(b))	—	6,918
Options exercised(e)	—	578
Other	—	(111)

At December 31, 2008	9,353	477,512

c) Share split

On April 25, 2007, shareholders approved a two-for-one share split of our Class A common shares and Class B subordinate voting shares effective as of the close of business on May 7, 2007. All share, per share, share option and DSU and RSU information included in the consolidated financial statements and accompanying notes (other than information in Note 15(b)) for the period prior to the share spilt has been adjusted to reflect this share split for all periods presented.

d) Exchangeable debentures due 2024

On June 1, 2006, we completed a series of transactions culminating in the redemption of our exchangeable debentures issued in 1999. In the course of these transactions, all outstanding debentures were exchanged and we issued 11.5 million Class B subordinate voting shares. By virtue of our option to deliver a fixed number of Class B subordinate voting shares to satisfy the principal payments, the debentures net of issue costs and taxes were classified as a component of shareholders’ equity and the interest, net of taxes, was charged directly to retained earnings. This interest, net of taxes, totaled $3 million in 2006. The exchange was a non-monetary transaction and did not affect our cash flow or earnings. In 2006, current tax benefits of $124 million on these transactions were recorded directly to shareholders’ equity.

e) Share options

Under our share option plan, 6 million Class B subordinate voting shares have been set aside for the grant of share options to full-time employees and directors. The exercise price for each option is the closing price for our Class B subordinate voting shares on the last trading day before the date of grant. We issue new shares upon exercise of share options.

During the year ended December 31, 2008, we granted 1,655,000 Class B subordinate voting share options at market price to employees. These share options have a weighted average exercise price of $34.43, vest in equal amounts over three years and have a term of 8 years.

The weighted average fair value of Class B subordinate voting share options granted in the year was estimated at $10 per option (2007 – $16; 2006 – $12) at the grant date based on the Black-Scholes option-pricing model using the following assumptions:

	2008	2007	2006

Dividend yield	2.94%	0.95%	1.04%
Risk free interest rate	6.35%	5.15%	4.11%
Expected life	4.2 years	4.2 years	5.0 years
Expected volatility	31%	35%	35%

Outstanding share options:

	2008		2007
	Shares (in 000’s)	Weighted average exercise price	Shares (in 000’s)	Weighted average exercise price

Outstanding at beginning of year	3,670	$22.86	4,274	$14.40
Granted	1,655	34.43	839	43.74
Exercised	(578)	9.39	(1,373)	9.44
Forfeited	(215)	33.86	(70)	19.52
Expired	—	—	—	—

Outstanding at end of year	4,532	$28.28	3,670	$22.86

Vested and exercisable at end of year	2,265	$20.09	2,141	$12.58

Information relating to share options outstanding at December 31, 2008:

Outstanding share options (in 000’s)	Vested share options (in 000’s)	Price range	Weighted average exercise price on outstanding options	Weighted average exercise price on vested options	Weighted average remaining life of outstanding options (months)

658	658	$ 4.48 – $10.10	$ 5.54	$ 5.54	8
438	438	$10.11 – $15.16	12.55	12.55	14
490	490	$15.17 – $22.75	22.64	22.64	26
2,120	421	$22.76 – $34.14	33.73	33.20	78
826	258	$34.15 – $49.17	44.07	43.74	75

4,532	2,265		$28.28	$20.09	55

The weighted average remaining life of vested options at December 31, 2008 was 30 months. The intrinsic value of a share option is the difference between the current market price for our Class B subordinate voting share and the exercise price of the option. At December 31, 2008, the aggregate intrinsic value of vested and unvested options, based on the December 31, 2008 closing price of $6.02 for the Class B subordinate voting shares, was nominal for outstanding and vested options.

Further information about our share options:

(C$ in millions)	2008	2007	2006

Total compensation cost recognized	$13	$11	$7
Total fair value of share options vested	9	8	5
Total intrinsic value of share options exercised	19	46	54

The unrecognized compensation cost for non-vested share options at December 31, 2008 was $9 million. The weighted average period over which it is expected to be recognized is 1.5 years.

f) Deferred share units and restricted share units

Under our Deferred Share Unit (“DSU”) or Restricted Share Unit (“RSU”) plan, directors and employees may receive either DSUs or RSUs, each of which entitle the holder to a cash payment equal to the market value of one Class B subordinate voting share at the time they are redeemed for employees. These units vest immediately for directors and after three years for employees. Upon normal retirement the units vest immediately and when early retirement occurs, units vest on a pro-rata basis. Should employees be terminated without cause, units vest on a pro-rata basis. Should employees resign or be terminated with cause, units are forfeited.

DSUs may only be redeemed within twelve months from the date a holder ceases to be an employee or director while RSUs must be redeemed at the end of a three-year period measured from the end of the year immediately preceding the grant.

Additional units are issued to holders of DSU’s and RSU’s to reflect dividends paid on Class B subordinate voting shares and other adjustments to Class B subordinate voting shares.

At December 31, 2008, 1,101,200 DSUs and RSUs were outstanding (2007 – 1,044,198).

Non-vested DSU and RSU activity:

	2008		2007
	DSUs and RSUs (in 000’s)	Weighted average grant date fair value	DSUs and RSUs (in 000’s)	Weighted average grant date fair value

Non-vested at beginning of year	692	$39.06	718	$29.36
Granted	495	35.66	359	42.98
Forfeited	(244)	38.33	(19)	26.00
Vested	(290)	35.28	(366)	24.58

Non-vested at end of year	653	$38.24	692	$39.06

Further information about our DSUs and RSUs:

(C$ in millions, except weighted average)	2008	2007	2006

Weighted average grant date fair value of the units granted	$35.74	$44.02	$35.63
Total fair value of units vested	4	13	8
Total compensation cost recognized	(19)	10	17
Tax benefits realized	—	4	2
Cash used to settle DSUs and RSUs	1	12	6

The unrecognized compensation cost for non-vested DSUs and RSUs at December 31, 2008 was $14 million. The weighted average period over which it is expected to be recognized is 1.7 years.

g) Accumulated comprehensive income:

(C$ in millions)	2008	2007	2006

Accumulated other comprehensive loss – beginning of year	$(671)	$(145)	$(168)
Adoption of new accounting standards	—	50	—

	(671)	(95)	(168)

Other comprehensive income (loss) in the year:

Currency translation adjustment:
Unrealized gains (losses)	1,260	(665)	20
Foreign exchange differences on debt designated as a hedge of self-sustaining foreign subsidiaries	(257)	56	1
Losses reclassified to net earnings on realization	—	59	2

	1,003	(550)	23

Available-for-sale instruments:
Unrealized losses (net of tax of $48 for 2008 and $9 for 2007)	(298)	(47)	—
Losses reclassified to net earnings (net of tax of $40 for 2008 and $2 for 2007)	250	11	—

	(48)	(36)	—

Derivatives designated as cash flow hedges:
Unrealized losses (net of taxes of $47 for 2008 and nil for 2007)	(72)	—	—
Losses reclassified to net earnings on realization (net of tax of $33 for 2008 and $7 for 2007)	51	10	—

	(21)	10	—

Total other comprehensive income (loss)	934	(576)	23

Accumulated other comprehensive income (loss)—end of year	263	(671)	(145)
Retained earnings—end of year	5,476	5,038	4,225

Accumulated comprehensive income	$5,739	$4,367	$4,080

The components of accumulated other comprehensive income (loss) are:

(C$ in millions)	2008	2007

Currency translation adjustment	$308	$(695)
Unrealized gains (losses) on investments (net of tax of ($1) in 2008 and ($9) in 2007)	(6)	42
Unrealized losses on cash flow hedges (net of tax of $28 in 2008 and $14 in 2007)	(39)	(18)

Accumulated other comprehensive income (loss)	$263	$(671)

h) Earnings per share

The following table reconciles our basic and diluted earnings per share:

(C$ in millions, except per share data)	2008	2007	2006

Basic earnings:
Earnings from continuing operations	$677	$1,661	$2,395
Less interest on exchangeable debentures, net of taxes	—	—	(3)

Earnings from continuing operations, less interest on exchangeable debentures, net of taxes	677	1,661	2,392
Earnings (loss) from discontinued operations	(18)	(46)	36

Net earnings available to common shareholders	$659	$1,615	$2,428

Diluted earnings:
Earnings from continuing operations	$677	$1,661	$2,395
Earnings (loss) from discontinued operations	(18)	(46)	36

Net diluted earnings available to common shareholders	$659	$1,615	$2,431

Weighted average shares outstanding (000’s)	452,124	432,236	421,902

Effect of dilutive securities
Incremental shares from share options	1,119	2,229	3,318
Shares issuable on conversion of exchangeable debentures	—	—	9,574

Weighted average diluted shares outstanding	453,243	434,465	434,794

Basic earnings per share	$1.46	$3.74	$5.77
Basic earnings per share from continuing operations	$1.50	$3.85	$5.68
Diluted earnings per share	$1.45	$3.72	$5.60
Diluted earnings per share from continuing operations	$1.49	$3.83	$5.52

At December 31, 2008 there were 2,295,933 (2007 – 828,000, 2006 – nil) potentially dilutive shares that have not been included in the diluted earnings per share calculation for the periods presented because their effect is anti-dilutive.

i) Dividends

Dividends declared in 2008, 2007 and 2006 totaled $0.50 per share, $1.00 per share, and $1.00 per share respectively. Dividends paid on or after January 1, 2007 are eligible for the enhanced federal and provincial dividend tax credits.

j) Share purchase program

We have a share purchase program that allows us to purchase up to 40 million of our outstanding Class B subordinate voting shares by way of a normal course issuer bid until March 10, 2009. Purchases, if any, are made at the prevailing market price of the Class B subordinate voting shares as traded on the Toronto Stock Exchange and any shares purchased are cancelled. We have not purchased any Class B subordinate voting shares under this program during 2008.

During 2007, we purchased 13.1 million Class B subordinate voting shares at a cost of $577 million pursuant to a normal course issuer bid that expired on February 21, 2008.

16. Asset impairment charges

(C$ in millions)	2008	2007	2006

Property, plant and equipment(a)	$179	$43	$—
Goodwill(b) (Note 9)	345	—	—
Exploration and development properties and other(c)	65	26	—

	$589	$69	$—

a)	We review the carrying value of our property, plant and equipment whenever events or changes in circumstances indicate that the carrying amounts of the related assets or groups of assets may not be recoverable. When we no longer expect to recover the full carrying value of a mine or property over its expected life, we write down its carrying value to its fair value based on internal estimates of discounted future cash flows or our estimate of its salvage values.

During 2008, we recorded an impairment charge of $116 million against our Duck Pond copper-zinc mine, an additional impairment charge of $51 million (2007 – $31 million) against our Pend Oreille zinc mine and an asset impairment charge of $12 million (2007 – $12 million) against our Lennard Shelf zinc mine in Western Australia. These impairment charges were taken as a result of low commodity prices, short mine lives and operating losses. Lennard Shelf was closed in August 2008 and Pend Oreille was placed on care and maintenance in February 2009.

b)	The carrying value of goodwill is reviewed at least annually and when impairment indicators exist. Asset valuations and impairment charges are based on management estimates and assumptions.

During the fourth quarter of 2008, we evaluated the carrying amount of goodwill assigned to reporting units for potential impairment. This assessment involves estimating the fair value of each reporting unit that has been assigned goodwill.

As a result of our goodwill impairment testing, we recorded total goodwill impairment charges of $345 million, representing impairment charges of $10 million at our Duck Pond mine, $149 million at our Quebrada Blanca copper mine and $186 million at our Carmen de Andacollo copper mine. The goodwill balance of $10 million for Duck Pond was written off primarily a result of lower commodity prices and the short remaining life of the mine. The goodwill impairment charges for Quebrada Blanca and Carmen de Andacollo were due to declines in near term commodity prices and unfavourable capital market conditions that reduced the fair value of these operations at year end. Also contributing to this was an increase in the estimated future capital for development of the hypogene resource for Quebrada Blanca. The extent of these write-downs was mitigated by the program of mine expansion at Carmen de Andacollo and the establishment of significant additional reserves at Quebrada Blanca.

c)	During 2008, we elected to withdraw from the Petaquilla copper project in Panama and therefore, have recorded an impairment charge of $22 million on our investment in Minera Petaquilla S.A. During 2008, we also recorded an impairment charge of $35 million for capitalized exploration costs relating to a nickel property in Brazil and $8 million in respect of other exploration properties as these costs are no longer expected to be recoverable.

During 2007, we recorded an impairment charge of $26 million on our investment in Tahera Diamond Corporation (“Tahera”). Tahera announced the suspension of operations at its primary asset, the Jericho mine, and subsequently filed for creditor protection, indicating an other-than-temporary decline in market value.

17. Other income (Expense)

(C$ in millions)	2008	2007	2006

Interest income	$ 56	$ 177	$ 186
Derivative gains on forward copper and zinc sales	291	53	—
Other derivative losses	(6)	(25)	—
Foreign exchange gains (loss)	69	6	(7)
Gain on sale of investments and assets, net of losses(a)	16	55	201
Realization of cumulative translation losses	—	(59)	—
Reclamation expense for closed properties	(22)	(26)	(17)
Provision for marketable securities(b)	(292)	—	—
Other	(81)	(11)	(47)

	$ 31	$ 170	$ 316

a)	The gain on sale of investments and assets in 2006 included $120 million from the sale of Inco shares and redemption of Inco exchange debentures. In 2006, we sold our common shares of Inco Limited (“Inco”), some of which were pledged as security for $248 million of debentures we issued in 1996. The debentures were exchangeable at the option of the holder for common shares of Inco, subject to adjustment in certain circumstances.

b)	At December 31, 2008, we determined that the mark-to-market loss on our available-for-sale marketable securities recorded through other comprehensive income was an other-than-temporary decline and transferred the loss to other income (expense).

18. Partnerships and joint ventures

Our operations that are accounted for using the proportionate consolidation method are the Antamina, Pogo, Hemlo and Lennard Shelf mines. The Lennard Shelf mine was permanently closed in August of 2008. We proportionately consolidated our 40% interest in Teck Coal, prior to the acquisition of Fording’s assets on October 30, 2008 (Note 4(a)). Our share of the assets and liabilities, revenues and expenses and cash flows of these operations is as follows:

(C$ in millions)	2008	2007	2006

Assets:
Cash and cash equivalents	$ 113	$ 108	$ 88
Other current assets	142	316	347
Mineral properties, plant and equipment	741	1,101	1,252

	$ 996	$ 1,525	$ 1,687

Liabilities and equity:
Current liabilities	$103	$ 194	$ 274
Long-term debt	113	114	123
Other long-term liabilities	134	278	245
Equity	646	939	1,045

	$ 996	$ 1,525	$ 1,687

Earnings:
Revenues	$ 2,410	$ 1,955	$ 2,127
Operating and other expenses	(1,289)	(1,232)	(1,077)
Provision for income and resource taxes	(124)	(205)	(222)

Net earnings	$ 997	$ 518	$ 828

Cash flow:
Operating activities	$ 1,107	$ 652	$ 981
Financing activities	40	11	(38)
Investing activities	(183)	(71)	(76)
Distributions	(979)	(559)	(945)
Effect of exchange rates on cash	20	(13)	—

Increase (decrease) in cash	$ 5	$ 20	$ (78)

Income and resource taxes relate only to incorporated joint ventures. The liability for income taxes for partnerships and unincorporated joint ventures rests at the parent entity level and is not included in this table.

19. Supplemental cash flow information

(C$ in millions)	2008	2007	2006

(a) Cash and cash equivalents:
Cash	$ 294	$ 695	$ 156
Money market investments with maturities from the date of acquisition of 3 months or less	556	713	4,898

	$ 850	$ 1,408	$ 5,054

(b) Net change in non-cash working capital items:
Accounts and settlements receivable	$ 118	$ 178	$ (192)
Inventories	113	(94)	(118)
Accounts payable and accrued liabilities	(276)	99	321
Current income and resource taxes payable	(1,519)	(465)	288

	$(1,564)	$ (282)	$ 299

(c) Interest and taxes paid:
Interest paid	$ 135	$ 90	$ 111
Income and resource taxes paid	$ 645	$ 1,283	$ 846

(d) Non-cash financing transaction:
Shares issued on conversion of debt (Note 15(d))	$ —	$ —	$ 107
Shares issued for acquisitions (Note 4)	$ 1,791	$ 952	$ —

20. Commitments and contingencies

We consider provisions for all our outstanding and pending legal claims to be adequate. The final outcome with respect to actions outstanding or pending as at December 31, 2008, or with respect to future claims, cannot be predicted with certainty. Significant commitments and contingencies not disclosed elsewhere in the notes to our financial statements are as follows:

a) Restructuring

On January 8, 2009 we announced a workforce reduction of approximately 1,400 positions as part of our broader strategy to reduce costs. In total, about 1,000 employee and 400 contractor positions will be eliminated by the end of 2009, with the majority of the reductions to be completed in the first quarter. Severance and other related costs associated with this reduction will be charged to net earnings in the first quarter of 2009.

b) Upper columbia river basin (lake roosevelt)

Prior to our acquisition in 2000 of a majority interest in Cominco Ltd. (“TCML”), the Trail smelter discharged smelter slag into the Columbia River. These discharges commenced prior to TCML’s acquisition of the Trail smelter in 1906 and continued until 1996. Slag was discharged pursuant to permits issued in British Columbia subsequent to the enactment of relevant environmental legislation in 1967. Slag and other non-slag materials released from the Trail smelter in British Columbia have travelled down river, as have substances discharged from many other smelting and industrial facilities located along the length of the Upper Columbia River system in Canada and the United States.

Slag is a glass-like compound consisting primarily of silica, calcium and iron, which contains small amounts of base metals including zinc, lead, copper and cadmium. It is sufficiently inert that it is not characterized as a hazardous waste under applicable Canadian or US regulations and is sold to the cement industry.

While slag has been deposited into the river, further study is required to assess what effect the presence of slag in the river has had and whether it poses an unacceptable risk to human health or the environment.

A large number of studies regarding slag deposition and its effects have been conducted by various governmental agencies on both sides of the border. The historical studies of which we are aware have not identified unacceptable risks resulting from the presence of slag in the river. In June 2006, TCML and its affiliate, TCAI, entered into a Settlement Agreement (the “EPA Agreement”) with the US Environmental Protection Agency (“EPA”) and the United States under which TCAI is paying for and conducting a remedial investigation and feasibility study (“RI/FS”) of contamination in the Upper Columbia River (the “Studies”) under the oversight of the EPA. This multi-year study will use the latest science developed by the EPA and other researchers to determine the true risks in the reservoir system. The RI/FS is scheduled for completion in 2011 and is being prepared by independent consultants approved by the EPA and retained by TCAI. TCAI is paying the EPA’s oversight costs and providing funding for the participation of other governmental parties, the State of Washington and two native tribes, the Confederated Tribes of the Colville Nation (the “Colville Tribe”) and the Spokane Tribe. TCML has guaranteed TCAI’s performance of the Agreement. TCAI has also placed US$20 million in escrow as financial assurance of its obligations under the Agreement and we have accrued our estimate of the costs of the Studies. Contemporaneously with the execution of the Agreement, the EPA withdrew a unilateral administrative order (“UAO”) purporting to compel TCML to conduct the Studies.

The RI/FS process requires TCAI to submit a work plan for the assessment of site conditions to the EPA which, when approved, will lead to the development of a set of sampling and other plans and actual field work. Data from field work will be used to determine whether further studies are required. When sufficient data have been compiled to adequately assess risk, a baseline human health and environmental risk assessment (“RA”) will be produced to identify risks, if any, that may exist to humans and to various environmental receptors. The RA will form the basis for the RI/FS. The remedial investigation will identify potential remedial options available to mitigate any unacceptable risks; the feasibility study will consider engineering, procedural and practical constraints to these remedial options. Based on the RI/FS, the EPA will determine whether and what remedial actions are appropriate in accordance with criteria that take into account, among other factors, technical feasibility, effectiveness, cost, effects on the environment resulting from the remediation action, and acceptability of the relevant remedial option to the community. Each work product and plan in this process is subject to EPA approval. Internal consultation processes of the EPA will include consultation with state and other federal agencies and the two Indian Tribes bordering the site.

While the UAO was outstanding, two citizens of Washington State and members of the Colville Tribe commenced an enforcement proceeding under Section 310(a)(i) of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) to enforce the UAO and to seek fines and penalties against TCML for non-compliance. TCML sought to have all claims dismissed on the basis that the court lacked jurisdiction because the CERCLA statute, in TCML’s view was not intended to govern the discharges of a facility occurring in another country. That case proceeded through US Federal District Court and the Federal Court of Appeals for the 9th Circuit. The 9th Circuit affirmed the District Court decision denying TCML’s motion to dismiss the case on jurisdictional grounds and found that CERCLA could be applied to TCML’s disposal practices in British Columbia because they may have had an effect in Washington State. The 9th Circuit issued a stay of its decision pending the resolution of a further appeal by TCML to the US Supreme Court.

In February 2007, TCML filed a petition for review and reversal with the US Supreme Court. TCML’s petition was supported by amicus briefs filed by Canada, the Province of British Columbia, the Mining Association of Canada, the US National Mining Association, the US Association of Manufacturers, the Canadian and US Chambers of Commerce and the Consumer Electronics Association. In January 2008, the US Supreme Court denied TCML’s petition for a review of the 9th Circuit decision. The denial of review is not a decision on the merits of TCML’s defence, but rather reflects the US Supreme Court’s decision not to take up the case at this particular time.

Following the denial of our petition for review by the U.S. Supreme Court in January 2008, the Lake Roosevelt litigation reverted to the Federal District Court for Eastern Washington. Judgment on the first phase of the litigation dealing with issues associated with an EPA order issued in December, 2003 and withdrawn in June 2008 was delivered on September 19, 2008. All of the claims associated with the order were dismissed including the plaintiffs’ claims for costs and attorneys’ fees. On October 3, 2008, the plaintiffs filed a joint motion for partial reconsideration of the decision and asked that it be entered as a final judgment.

In November, 2008, TCML filed a motion to stay the plaintiffs’ CERCLA cost recovery declaratory relief claim. On December 30, 2008, the Court denied the motion and discovery and briefing of the liability phase of the litigation will occur in 2009.

The hearing of the plaintiffs’ claims for natural resource damages and costs has been deferred until the remedial investigation and feasibility study being conducted by TCML’s affiliate Teck Cominco American Incorporated under the EPA Agreement have been substantially advanced or completed. Natural resource damages (“NRD”) are assessed for injury to, destruction of, or loss of natural resources including the reasonable cost of a damage assessment. Teck American commissioned a study by recognized experts in NRD assessment in 2008. Based on the assessment performed, Teck Cominco estimates that the compensable value of such damage will not be material.

TCAI will continue to fulfill its obligations under the settlement agreement reached with the United States and the EPA in June 2006 and complete the RI/FS mentioned above. The settlement agreement is not affected by the litigation.

There can be no assurance that TCML will ultimately be successful in its defence of the litigation or that TCML or its affiliates will not be faced with further liability in relation to this matter. Until the studies contemplated by the Agreement and additional damage assessments are completed, it is not possible to estimate the extent and cost, if any, of remediation or restoration that may be required or to assess the company’s potential liability for damages. The studies may conclude, on the basis of risk, cost, technical feasibility or other grounds, that no remediation should be undertaken. If remediation is required and damage to resources found, the cost of remediation and/or the damage assessment may be material.

c) Red dog commitments

In 2008, Teck Alaska (Red Dog) entered into a settlement with plaintiffs from the Village of Kivalina who filed a complaint alleging violations of the Clean Water Act. A consent decree constituting a full and complete settlement of the claims has been entered with the Court.

In 2006, in accordance with the operating agreement governing the Red Dog mine, the royalty to the North Alaska Nature Association (“NANA”) increased to 25% of net proceeds of production. Previously, we paid an advance royalty of 4.5% of net smelter returns. The increase in royalty rate is partially offset by a decline in the base on which royalties are calculated, as operating, distribution, selling and management fees, an allowance for future reclamation and closure costs, capital costs and deemed interest are deductible in the calculation of the royalty. The 25% royalty became payable in the third quarter of 2007 after we had recovered the cumulative advance royalties previously paid to NANA. The net proceeds of production royalty rate will increase by 5% every fifth year to a maximum of 50%. The increase to 30% of net proceeds of production will occur in 2012.

TCAK leases, road and port facilities from the Alaska Industrial Development and Export Authority though which it ships all concentrates produced at the Red Dog mine. The lease requires TCAK to pay a minimum annual user fee of US$18 million, but has no minimum tonnage requirements. There are also fee escalation provisions based on zinc price and annual budgets.

TCAK has also entered into agreements for the transportation and handling of concentrates from the mill site. These agreements have varying terms expiring at various dates through 2015 and include provisions for extensions. There are minimum tonnage requirements and the minimum annual fees amount to approximately US$15 million in 2009, US$7 million in 2010, US$5 million in 2011 and US$4 million thereafter with adjustment provisions based on variable cost factors.

d) Antamina royalty

Our interest in the Antamina mine is subject to a net profits royalty equivalent to 7.4% of our share of the project’s required free cash flow after recovery of capital costs and an interest factor on approximately 60% of project costs. The recovery of accumulated capital costs together with interest was completed in 2006 and an expense of $20 million was recorded in 2008 (2007 – $22 million) in respect of this royalty.

e) Operating leases

Amounts payable under operating leases are $155 million, with annual payments of $38 million in 2009, $33 million in 2010, $23 million in 2011, $14 million in 2012, $8 million in 2013, and $39 million thereafter. The leases are primarily for office premises, mobile equipment and rail cars.

f) Forward purchase commitments

We have a number of forward purchase commitments for the purchase of concentrates and power and for shipping and distribution of products, which are incurred in the normal course of business. The majority of these contracts are subject to force majeure provisions.

21. Accounting for financial instruments

a) Financial risk management

Our activities expose us to a variety of financial risks, which include foreign exchange risk, interest rate risk, commodity price risk, credit risk and liquidity risk. From time-to-time, we may use foreign exchange forward contracts, commodity price contracts and interest rate swaps to manage exposure to fluctuations in foreign exchange, metal prices and interest rates. We do not have a practice of trading derivatives. Our use of derivatives is based on established practices and parameters, which are subject to the oversight of our Hedging Committee and our Board of Directors.

Liquidity risk

Liquidity risk arises from our general and capital funding needs. Further discussion on liquidity risk is included in Note 2.

Contractual undiscounted cash flow requirements for financial liabilities as at December 31, 2008:

(C$ in millions)	Total	Less than 1 year	1-3 years	4-5 years	More than 5 years

Short-term debt (Note 11(g))	$6,516	$6,516	$—	$—	$—
Long-term debt (Note 11(g))	6,452	1,329	3,905	—	1,218
Estimated interest payments on debt	2,107	436	411	144	1,116
Derivative liabilities	252	252	—	—	—

Foreign exchange risk

We operate on an international basis and therefore, foreign exchange risk exposures arise from transactions denominated in a foreign currency. Our foreign exchange risk arises primarily with respect to the US dollar. Our cash flows from Canadian operations are exposed to foreign exchange risk as commodity sales are denominated in US dollars, and the majority of operating expenses are denominated in Canadian dollars.

We have hedged a portion of our future cash flows from US dollar coal sales until April 2009 with US dollar forward sales contracts. We have elected not to actively manage other foreign exchange exposures at this time.

We also have various investments in US dollar self-sustaining operations, whose net assets are exposed to foreign currency translation risk. This currency exposure is managed in part through our US dollar denominated debt as a hedge against these self-sustaining operations. As at December 31, 2008, $5.3 billion of debt was designated in this manner. Foreign exchange fluctuations on the remaining balance of US dollar denominated debt will affect the statement of earnings in the period of change. Changes in the US dollar exchange rate may result in significant fluctuations in our net earnings. This exposure is expected to be reduced as we pay down the debt, generate US dollar cash balances or generate and retain profits in US dollar self-sustaining operations.

US dollar financial instruments subject to foreign exchange risk:

(US$ in millions)	2008	2007

Net working capital	$ 293	$ 235
US dollar forward sales contracts	(183)	—
Short-term debt	(5,350)	—
Long-term debt	(5,293)	(1,457)
Net investment in foreign self-sustaining operations	5,273	5,335

As at December 31, 2008, with other variables unchanged, a $0.01 strengthening (weakening) of the Canadian dollar against the US dollar would have a $50 million effect (2007 – nominal) on net earnings resulting from our financial instruments. There would also be a $11 million (2007 – nil) decrease (increase) in other comprehensive income from our US dollar forward sales contracts designated as cash flow hedges, and there would be no significant (2007 – $41 million) decrease (increase) in other comprehensive income resulting from our net US dollar investment in self-sustaining operations.

Interest rate risk

Our interest rate risk mainly arises from our cash and cash equivalents, floating rate debt and interest rate swaps. Our interest rate management policy is generally to borrow at fixed rates to match the duration of our long lived assets. However, floating rate funding may be used, as in the case of our acquisition of Fording. The fair value of fixed-rate debt fluctuates with changes in market interest rates, but unless we make a prepayment, the cash flows in US dollars do not.

Cash flows related to floating rate debt fluctuate with changes in market interest rates, but the fair value in US dollars does not. Cash and cash equivalents have short terms to maturity and receive interest based on market interest rates. Interest rate risk associated with cash and cash equivalents is not significant.

The fair value of our derivative interest rate swap changes with fluctuations in market interest rates. Unless we settle the contract early, the future cash outflows do not change.

As at December 31, 2008, with other variables unchanged, a 1% change in the LIBOR rate would have a $75 million effect (2007 – nil) on net earnings. There would be no effect on other comprehensive income.

Commodity price risk

We are subject to price risk from fluctuations in market prices of the commodities that we produce. From time-to-time, we may use commodity price contracts to manage our exposure to fluctuations in commodity prices. At the balance sheet date, we had copper, gold and zinc forward sales contracts outstanding.

Our commodity price risk associated with financial instruments primarily relates to changes in fair value caused by settlement adjustments to receivables and payables, the Cajamarquilla contingent receivable and forward contracts for copper, gold and zinc.

Sales of metals in concentrate are recognized in revenue on a provisional pricing basis when title transfers and the rights and obligations of ownership pass to the customer, which usually occurs upon shipment. However, final pricing is typically not determined until a subsequent date.

Accordingly, revenue in any period is based on current prices for sales occurring in the period and ongoing pricing adjustments from sales that are still subject to final pricing. These pricing adjustments result in additional revenues in a rising price environment and reductions to revenue in a declining price environment, taking into account the actual price participation terms in the concentrate sales agreements. The effect of these adjustments on earnings is mitigated by the effect that changing commodity prices have on price participation clauses in the concentrate sales agreements, royalties, taxes and non-controlling interests.

The following represents the effect of financial instruments on after-tax net earnings from a 10% increase to commodity prices, based on the December 31, 2008 prices. There is no effect on other comprehensive income.

	Price on December 31,		Increase (decrease) on after-tax net earnings
(C$ in millions)	2008	2007	2008	2007

Copper	US$1.40/lb	US$3.03/lb	$ 15	$ 29
Zinc	US$0.51/lb	US$1.04/lb	1	(3)
Lead	US$0.43/lb	US$1.15/lb	1	4
Gold	US$865/oz	US$837/oz	(3)	(4)

Credit risk

Credit risk arises from the non-performance by counterparties of contractual financial obligations. Our primary counterparties related to our money market investments and derivative contracts carry investment grade ratings as assessed by external rating agencies. There is ongoing review to evaluate the creditworthiness of these counterparties. We manage credit risk for trade and other receivables through established credit monitoring activities. We do not have a significant concentration of credit risk with any single counterparty or group of counterparties. Our maximum exposure to credit risk at the reporting date is the carrying value of our cash and cash equivalents, receivables and derivative assets. While we are exposed to credit losses due to the non-performance of our counterparties, we consider any material risk of this to be unlikely despite the current market conditions.

b) Derivative financial instruments and hedges

Sales and purchases contracts

The majority of our metal concentrates are sold under pricing arrangements where final prices are determined by quoted market prices in a period subsequent to the date of sale. In these circumstances, revenues are recorded at the time of sale based on forward prices for the expected date of the final settlement. Metal concentrates for smelting and refining operations are purchased under similar arrangements. Adjustments to the balance of our concentrate receivables and payables from changes in underlying market prices affect revenue or operating costs as appropriate.

Contingent receivable related to sale of discontinued operations

As a result of the sale of our Cajamarquilla zinc refinery in 2004, we are entitled to additional consideration linked to the price of zinc. Accordingly, we recorded the fair value of this additional consideration at the time of the sale and revalued it each period. This zinc price participation expires in 2009 and is considered an embedded derivative. This instrument is valued based on discounted cash flows using a zinc forward price curve, US dollar forward price and our credit adjusted risk-free interest rate. We recorded an after-tax loss of $18 million in respect of these items for the year in our earnings as discontinued operations (2007 – $46 million loss, 2006 – $36 million gain). These amounts are net of taxes of $3 million, $9 million and $7 million respectively. The pre-tax price participation due for 2008 is US$14 million (2007 – US$38 million).

Cash flow hedges

US dollar forward sales contracts

At December 31, 2008, US dollar forward sales contracts with a notional amount of $1.1 billion remained outstanding. This amount includes contracts that were assumed as part of our purchase of Fording’s assets. The contracts mature at varying dates from January to April 2009. These contracts have been designated as cash flow hedges of a portion of our future cash flows from anticipated US dollar coal sales. We have determined they are highly effective hedges from inception to December 31, 2008.

Unrealized gains and losses on our US dollar forward sales contracts are recorded in other comprehensive income. Realized gains and losses on settled contracts are recorded in revenue.

Economic hedge contracts

Copper, zinc and gold forward sales contracts

We enter into commodity forward sales contracts to mitigate the risk of price changes for a portion of our sales. These contracts economically lock in prices for a portion of our copper, zinc and gold sales. We do not apply hedge accounting to the commodity forward sales contracts.

Zinc forward purchase contracts

Certain customers purchase refined metal products at fixed forward prices from our smelter and refinery operations. The forward purchase commitments for these metal products are matched to these fixed price sales commitments to customers.

c) The fair value of our fixed forward sale and purchase contracts is calculated using a discounted cash flow method based on forward metal prices. A summary of our fixed forward sales contracts as at December 31, 2008 is as follows:

(C$ in millions)	2009	2010	2011	Total	Fair Value

Zinc (millions of lbs):
Fixed forward sales contracts	57	57	57	171
Average price (US$/lb)	0.72	0.67	0.63	0.68	$ 19
Zinc (millions of lbs):
Fixed forward purchase contracts	3	—	—	3
Average price (US$/lb)	0.84	—	—	0.84	(2)
Gold (thousands of ozs):
Forward sales contracts	43	—	—	43
Average price (US$/oz)	350	—	—	350	(28)
US dollars (millions of US$):
Forward sales contracts	1,073	—	—	1,073
Average rate (C$/US$)	1.01	—	—	1.01	(223)
US dollars (millions of $):
Forward purchase contracts	167	—	—	167
Average rate (C$/US$)	1.22	—	—	1.22	—
Copper (millions of pounds):
Forward sales contracts	135	—	—	135
Average price (US$/lb)	2.40	—	—	2.40	163

					$ (71)

We have an interest rate swap on our long-term debt whereby we have swapped a 7% interest rate on US$100 million to LIBOR plus 2.14%. The interest rate swap matures in September 2012 and has a fair market value of $13 million as at December 31, 2008.

22. Capital risk management

Our objectives when managing capital are to safeguard our ability to continue as a going concern, to provide an adequate return to shareholders, and to meet external capital requirements on our debt and credit facilities. We monitor capital based on the debt to capitalization ratio.

Covenant requirements

Our credit facilities and certain contracts establish a maximum total debt to total capitalization ratio of 60% or lower before September 30, 2009, and a ratio of 50% or lower on September 30, 2009 and thereafter. Management actively monitors this ratio.

Total debt is generally defined as all interest bearing liabilities, plus any guarantees of debt. Total capitalization is defined as total debt plus accumulated other comprehensive income, share capital, contributed surplus and retained earnings.

As at December 31, 2008, our total debt to total capitalization ratio was 54% (2007 – 17%). In order to meet our covenant requirements, we may adjust our capital structure, by issuing new shares, issuing new debt with different characteristics to replace existing debt, or selling assets to reduce debt and reducing expenditure levels. As part of our capital management plan, we suspended dividends for 2009, and announced the sale of the Lobo-Marte gold project in Chile, the Hemlo gold mines in Canada and our indirect interest in a Peruvian company, Sociedad Minera El Brocal S.A.A., and are actively seeking buyers for certain other assets.

Long-term capital management

Our long-term strategy is to keep the total debt to total capitalization ratio below 40%. However, the ratio may be higher for periods of time due to certain transactions such as an acquisition. These transactions, while causing the ratio to be out of range for a period of time, are intended to help us meet our capital management objectives in the long run. The ratio was significantly higher in 2008 due to our acquisition of Fording’s assets.

Our actions to meet our covenant requirements, such as suspension of dividend payments and sale of assets, also help to ensure we meet our long-term capital management goals.

23. Segmented information

We have six reportable segments: copper, coal, zinc, gold, energy and corporate, based on the primary products we produce or are developing. The corporate segment includes all of our initiatives in other commodities, our corporate growth activities and groups that provide administrative, technical, financial and other support to all of our business units. Other income (expense) includes general and administrative costs, research and development, and other income (expense). Prior year comparatives have been restated to conform to current year presentation.

	2008
(C$ in millions)	Copper	Coal	Zinc	Gold	Energy	Corporate	Total

Segment revenues	$2,156	$2,428	$2,262	$249	$ —	$ —	$7,095
Less inter-segment revenues	—	—	(191)	—	—	—	(191)

Revenues	2,156	2,428	2,071	249	—	—	6,904
Operating profit	882	1,160	301	39	—	—	2,382
Interest and financing	(12)	(1)	—	—	—	(169)	(182)
Exploration	(94)	—	(16)	(15)	—	(10)	(135)
Asset impairment	(483)	—	(71)	—	—	(35)	(589)
Other income (expense)	283	—	—	(25)	—	(339)	(81)

Earnings before taxes, non-controlling interests, equity earnings and discontinued operations	576	1,159	214	(1)	—	(553)	1,395
Capital expenditures	596	118	117	19	50	39	939
Goodwill	533	1,191	—	—	—	—	1,724
Total assets	7,941	18,008	3,172	404	895	1,113	31,533

	2007
(C$ in millions)	Copper	Coal	Zinc	Gold	Energy	Corporate	Total

Segment revenues	$ 2,186	$ 951	$ 3,439	$ 182	$ —	$ —	$ 6,758
Less inter-segment revenues	—	—	(387)	—	—	—	(387)

Revenues	2,186	951	3,052	182	—	—	6,371

Operating profit (loss)	1,354	209	1,180	(5)	—	—	2,738
Interest and financing	(13)	(1)	—	—	—	(71)	(85)
Exploration	(46)	—	(20)	(22)	—	(17)	(105)
Asset impairment	—	—	(43)	—	—	(26)	(69)
Other income (expense)	—	—	—	(28)	—	57	29

Earnings before taxes, non-controlling interests, equity earnings and discontinued operations	1,295	208	1,117	(55)	—	(57)	2,508
Capital expenditures	259	35	150	30	70	27	571
Goodwill	663	—	—	—	—	—	663
Total assets	6,524	1,359	2,865	357	529	1,939	13,573

	2006
(C$ in millions)	Copper	Coal	Zinc	Gold	Energy	Corporate	Total

Segment revenues	$ 2,220	$ 1,177	$ 3,467	$ 143	$ —	$ —	$ 7,007
Less inter-segment revenues	—	—	(468)	—	—	—	(468)

	2,220	1,177	2,999	143	—	—	6,539
Revenues:
Operating profit	1,617	444	1,493	7	—	—	3,561
Interest and financing	(11)	(2)	—	—	—	(84)	(97)
Exploration	(38)	—	(4)	(24)	—	(6)	(72)
Asset impairment	—	—	—	—	—	—
Other expense	(10)	—	—	—	—	213	203

Earnings before taxes, non-controlling interests, equity earnings and discontinued operations	1,558	442	1,489	(17)	—	123	3,595
Capital expenditures	102	18	133	44	73	21	391
Goodwill	—	—	—	—	—	—	—
Total assets	1,211	779	4,431	402	190	4,434	11,447

The geographic distribution of our property, plant and equipment and external sales revenue, with revenue attributed to regions based on the location of the customer, is as follows:

	Property, plant and equipment		Revenues
(C$ in millions)	2008	2007	2008	2007	2006

Canada	$ 16,936	$ 2,687	$ 614	$ 649	$ 724
United States	1,132	1,059	1,230	1,563	1,487
Latin America	5,810	4,020	479	361	251
Asia	4	5	3,204	2,673	2,770
Europe	6	3	1,317	993	1,201
Australia	21	33	45	126	106
Africa	—	—	15	6	—

	$ 23,909	$ 7,807	$ 6,904	$ 6,371	$ 6,539

24. Generally accepted accounting principles in Canada and the United States

The effect of the material measurement differences between generally accepted accounting principles in Canada and the United States on our net earnings is summarized as follows:

(C$ in millions, except per share data)	2008	2007	2006

Net earnings under Canadian GAAP	$ 659	$1,615	$2,431
Add (deduct):
Exchangeable debentures due 2024(b)	—	—	(4)
Unrealized holding losses on investments(c)	—	—	(14)
Deferred start-up costs(d)	5	3	(11)
Exploration expenses(e)	(37)	(32)	(21)
Derivative instruments(f)
Embedded derivatives	—	—	94
Non-hedge derivatives	26	18	(53)
Asset retirement obligations(g)	(3)	(3)	(3)
Deferred stripping(h)	(84)	(40)	(17)
Cumulative translation adjustment on partial redemption of subsidiary(i)	—	59	—
Other(j)	—	(3)	(2)
Tax effect of adjustments noted above(l)	3	37	40
Tax benefit on redemption of exchangeable debentures(b)	—	—	124

Net earnings under US GAAP before comprehensive income adjustments	569	1,654	2,564

Other comprehensive income under Canadian GAAP	934	(576)	—

Add (deduct):
Unrealized gains (losses) on investments(c)
Arising during the period	—	—	104
Less: reclassification adjustments to net income	—	—	(78)

	—	—	26

Losses on derivatives designated as cash flow hedges(f):
Arising during the period	—	—	—
Less: reclassification adjustments to net income	(26)	(18)	(13)

	(26)	(18)	(13)

Cumulative translation adjustment(i)(k)	4	(63)	21
Additional pension liability(m)	50	42	8
Tax effect of adjustments(l)	(15)	(10)	(2)

Other comprehensive income under US GAAP	947	(625)	40

Comprehensive income(k)	$1,516	$1,029	$2,604

Earnings per share under US GAAP before comprehensive income adjustments:
Basic	$ 1.26	$ 3.83	$ 6.09
Diluted	$ 1.26	$ 3.81	$ 5.92
Basic from continuing operations	$ 1.30	$ 3.94	$ 5.82
Diluted from continuing operations	$ 1.30	$ 3.92	$ 5.65

Balance sheets under Canadian GAAP and US GAAP:

	2008		2007
(C$ in millions)	Canadian GAAP	US GAAP	Canadian GAAP	US GAAP

ASSETS
Current assets:
Cash and cash equivalents	$ 850	$ 850	$ 1,408	$ 1,408
Temporary investments	11	11	—	—
Income taxes receivable	1,130	1,130	33	33
Accounts and settlements receivable	769	769	560	560
Inventories	1,339	1,339	1,004	1,004
Deferred debt issuance costs(p)	—	106	—	—

	4,099	4,205	3,005	3,005

Investments(j)	948	929	1,506	1,494
Property, plant and equipment(d)(e)(g)(h)(j)	23,909	23,574	7,807	7,576
Other assets(m)(p)	853	734	592	435
Goodwill	1,724	1,724	663	663

	$31,533	$31,166	$13,573	$13,173

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$ 1,506	$ 1,506	$ 1,238	$ 1,238
Current portion of long-term debt(p)	1,336	1,362	31	31
Short-term debt(p)	6,436	6,516	—	—

	9,278	9,384	1,269	1,269

Long-term debt(p)	5,102	5,164	1,492	1,492
Other liabilities(g)(m)	1,184	1,098	994	974
Future income and resource taxes(l)	4,965	4,733	2,007	1,768
Non-controlling interests	104	105	92	92
Shareholders’ equity	10,900	10,682	7,719	7,578

	$31,533	$31,166	$13,573	$13,173

Shareholders’ equity under Canadian GAAP and US GAAP:

	2008		2007
(C$ in millions)	Canadian GAAP	US GAAP	Canadian GAAP	US GAAP

Capital stock	$5,079	$4,955	$3,281	$3,157
Retained earnings	5,476	5,561	5,038	5,213
Contributed surplus	82	82	71	71
Accumulated other comprehensive income(loss)(k)	263	84	(671)	(863)

	$10,900	$10,682	$7,719	$7,578

a) Adoption of new accounting standards

i. Fair value measurements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Statement No. 157, “Fair Value Measurements.” The standard defines fair value, establishes a framework for measuring fair value in US GAAP, and expands disclosure about fair value measurements. This standard does not require any new fair value measurements. In February 2008, the FASB issued FSP FAS 157-2, which delays the effective date of FAS 157 to fiscal years beginning after November 15, 2008 for nonfinancial assets and liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis. In 2008, we adopted FAS 157 for financial assets and liabilities recognized at fair value on a recurring basis. The adoption did not have a material effect on our financial results. The disclosures required by FAS 157 for financial assets and liabilities measured at fair value on a recurring basis as at December 31, 2008 are included in Note 24(n).

We will apply the requirements of FAS 157 for fair value measurements of financial and nonfinancial assets and liabilities not valued on a recurring basis in 2009. We are currently evaluating the effect of this application on our financial reporting and disclosures.

On October 10, 2008, the FASB issued FSP FAS 157-3, which clarifies the application of FAS 157 in determining the fair value of a financial asset when the market for that asset is not active. FSP FAS 157-3 is effective as of the issuance date and has not affected the valuation of our financial assets.

ii. Fair value option for financial assets and financial liabilities

In February 2007, the FASB issued FAS 159, “Fair Value Option for Financial Assets and Financial Liabilities,” which allows an irrevocable option, the Fair Value Option, to carry eligible financial assets and liabilities at fair value. The election is made on an instrument-by-instrument basis. Changes in fair value for these instruments are recorded in earnings. The objective of FAS 159 is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions.

We applied FAS 159 prospectively in 2008. We have not adopted the Fair Value Option for any of our eligible financial instruments, which primarily include available-for-sale securities, equity-method investments and long-term debt.

iii. The hierarchy of generally accepted accounting principles

In May 2008, FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles,” which identifies the sources of accounting and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with US GAAP. SFAS 162 became effective in November 2008. The adoption of SFAS 162 did not result in any changes in our financial statements.

iv. Accounting for transfers and servicing of financial assets and extinguishments of liabilities and consolidation of variable interest entities

In December 2008 the FASB issued Staff Position (“FSP”) No. FAS 140-4 and FIN 46(R)-8, which amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, to require public entities to provide additional disclosures about transfers of financial assets. It also amends FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, to require public enterprises to provide additional disclosures about their involvement with variable interest entities. The disclosures required by this FSP are intended to provide greater transparency to financial statement users about a transferor’s continuing involvement with transferred financial assets and an enterprise’s involvement with variable interest entities and qualifying SPEs. This FSP is effective for the first reporting period (interim or annual) ending after December 15, 2008. The adoption of the FSP in 2008 had no effect on our financial statement disclosures.

b) Exchangeable debentures due 2024

Our exchangeable debentures due 2024, redeemed in 2006, were classified as equity with related interest being charged directly to retained earnings. Under US GAAP, we classified these instruments as liabilities and interest was charged against current period earnings. The redemption of the debentures in 2006 was treated as a non-monetary transaction and the carrying value of the debentures was transferred to share capital. Tax benefits arising on the settlement of the debt instrument were recorded in earnings for US GAAP purposes.

c) Unrealized holding gains (losses) on investments

Under Canadian GAAP, prior to adopting the new financial instruments accounting standards, we recorded investments in marketable securities at cost. For US GAAP, our marketable securities are designated as available-for-sale. Available-for-sale securities are carried at fair value with unrealized gains or losses included in other comprehensive income until realized, or until an other-than-temporary decline occurs. With the adoption of the new Canadian financial instruments standards on January 1, 2007, we recognize our marketable securities at fair value for Canadian GAAP.

d) Deferred start-up costs

Prior to December 31, 2008, we deferred mine start-up costs under Canadian GAAP until a mine reaches commercial levels of production and amortized these amounts over the life of the project. Under US GAAP, we expensed mine start-up costs as incurred.

e) Exploration expense

Under Canadian GAAP, we capitalize exploration expenditures where resources, as defined under National Instrument 43-101, exist and it is expected that the expenditures can be recovered by future exploitation or sale. For US GAAP, exploration expenditures are expensed unless proven and probable reserves have been established by a feasibility study.

f) Derivative instruments

Under Canadian GAAP, we adopted the financial instruments accounting standards on January 1, 2007. Prior to adoption, derivative instruments, to which hedge accounting was applied, were held off-balance sheet with realized gains and losses recorded in net earnings. Non-hedge derivative instruments were recorded on the balance sheet at fair value with changes in fair value recorded in other income (expense).

For US GAAP purposes, all derivatives are recorded on the balance sheet as either assets or liabilities at fair value.

i. The Inco exchangeable debentures, settled in 2006, included an option to settle the debt with Inco shares. Under US GAAP, this option constituted an embedded derivative which was accounted for as a separate derivative instrument and recorded on the balance sheet at fair value with changes in fair value included in net earnings.

ii. TCAK’s agreement with the Northwest Arctic Borough includes an escalation clause based on zinc price. This constitutes an embedded derivative and the derivative instrument has been separately valued and recorded at fair value on the balance sheet. Changes in fair value are included in net earnings. With the adoption of the new Canadian GAAP financial instruments standards on January 1, 2007, we recognized this embedded derivative for Canadian GAAP.

iii. Our contingent consideration from the sale of Cajamarquilla based on zinc prices (Note 21(b)) constitutes an embedded derivative under US GAAP and the derivative instrument has been separately valued and recorded at fair value on the balance sheet. Changes in fair value are included in net earnings. With the adoption of the Canadian GAAP financial instruments standards on January 1, 2007 we recognized this embedded derivative for Canadian GAAP.

iv. With the adoption of the Canadian GAAP financial instruments accounting standards on January 1, 2007, our unrealized losses on cash flow hedges were charged, net of taxes, directly to opening accumulated other comprehensive income. As these previously designated cash flow hedges mature, losses are brought into net earnings. Under US GAAP, these derivatives were not designated as cash flow hedges, and accordingly, unrealized gains and losses were recorded in net earnings.

g) Asset retirement obligations

For US GAAP purposes, we adopted FASB Statement No. 143, “Accounting for Asset Retirement Obligations,” effective January 1, 2003. We adopted the provisions of CICA 3110, “Asset Retirement Obligations,” for Canadian GAAP purposes effective January 1, 2004.

The United States and Canadian standards for asset retirement obligations are substantially the same, however, due to the difference in adoption dates, different discount rate assumptions were used in initial liability recognition. This resulted in differences in the asset and liability balances on adoption and will result in different amortization and accretion charges over time.

h) Deferred stripping

Canadian GAAP differs from US GAAP in that it allows the capitalization of deferred stripping costs when such costs are considered a betterment of the asset. Under US GAAP, all stripping costs are treated as variable production costs.

i) Cumulative translation losses

Under Canadian GAAP, when a foreign subsidiary pays a dividend to the parent company and there has been a reduction in the net investment, a gain or loss equivalent to a proportionate amount of cumulative translation adjustment is recognized in net income.

Under US GAAP, a gain or loss from the cumulative translation adjustment is only recognized when the foreign subsidiary is sold, or the parent completely or substantially liquidates its investment.

j) Other

Other adjustments include differences in respect of equity earnings, interest capitalization and other items.

k) Comprehensive income

Under US GAAP, comprehensive income is recognized and measured in accordance with FASB Statement No. 130, “Reporting Comprehensive Income.” Comprehensive income includes all changes in equity other than those resulting from investments by owners and distributions to owners. Comprehensive income includes two components, net income and other comprehensive income. Other comprehensive income includes amounts that are recorded as an element of shareholders’ equity, but are excluded from net income as these transactions or events were attributable to changes from non-owner sources. These items include pension liability adjustments, holding gains and losses on certain investments, gains and losses on certain derivative instruments and foreign currency gains and losses related to self-sustaining foreign operations (cumulative translation adjustment). We adopted the Canadian GAAP standard for comprehensive income and other comprehensive income on January 1, 2007.

l) Income taxes

The adjustment to tax expense is the tax effect of adjustments under US GAAP. The computation of income taxes related to adjustments is based on the nature of the adjustment and the jurisdiction in which the adjustment originated. The company operates in various jurisdictions which are subject to local tax legislation, resulting in varying rates for each reconciling item.

The model for recognition and measurement of uncertain tax positions is different under US GAAP. For US GAAP purposes, our unrecognized tax benefits on January 1, 2007 and 2008 were $11 million. There were additions, reductions and settlements to unrecognized tax benefits throughout the year and, as a result, the unrecognized tax benefits on December 31, 2008 increased to $27 million.

Our unrecognized tax benefits, if recognized, would not significantly affect our effective tax rate. We recognize interest and penalties related to unrecognized tax benefits in other income and expenses. During the years ended December 31, 2008, 2007 and 2006, we did not recognize any significant tax related interest or penalties. We also did not accrue significant amounts of tax related interest and penalties at December 31, 2008 and 2007. The balance of the adjustment to tax expense is the tax effect of adjustments to net earnings under US GAAP.

m) Pension liability

For US GAAP purposes, we are required to report the overfunded asset or underfunded liability of our defined benefit pension and other post-retirement plans on the balance sheet. Since the adoption of SFAS No. 158 on December 31, 2006, changes in the funded status are recorded through other comprehensive income. The information set out below should be read in conjunction with the information disclosed under Canadian GAAP requirements for pension and other employee future benefits provided in Note 12(b).

The funded status at the end of the year and the related amounts recognized on the statement of financial position for US GAAP purposes are as follows:

	2008		2007
(C$ in millions)	Pension benefits	Other post- retirement benefits	Pension benefits	Other post- retirement benefits

Funded status at end of year:
Fair value of plan assets	$1,213	$ —	$1,257	$ —
Benefit obligations	1,224	248	1,260	272

Funded status	$ (11)	$(248)	$ (3)	$ (272)

Amounts recognized in the balance sheet:
Non-current asset	$ 88	$ —	$ 79	$ —
Current liability	(8)	(10)	(4)	(10)
Non-current liability	(91)	(238)	(78)	(262)

	$ (11)	$(248)	$ (3)	$ (272)

Amounts recognized in accumulated other comprehensive income:
Net actuarial loss (gain)	$ 108	$ (28)	$ 110	$ 33
Prior service cost	93	22	68	30

	$ 201	$ (6)	$ 178	$ 63

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for pension plans with an accumulated benefit obligation in excess of plan assets at December 31, 2008 and 2007 were as follows:

(C$ in millions)	2008	2007

Accumulated benefit obligation in excess of plan assets:
Projected benefit obligation	$297	$347
Accumulated benefit obligation	285	321
Fair value of plan assets	212	269

The estimated amounts that will be amortized from accumulated other comprehensive income into net periodic benefit cost in 2009 are as follows:

(C$ in millions)	Pension benefits	Other post- retirement benefits

Actuarial (gain) loss	$ 6	$ (1)
Prior service cost	21	6

Total	$27	$ 5

n) Fair value measurements

Our financial assets and liabilities are measured at fair value on a recurring basis and classified in their entirety based on the lowest level of input that is significant to the fair value measurement. There are three levels of fair value hierarchy that prioritize the inputs to valuation techniques used to measure fair value, with level 1 inputs having the highest priority. The levels and the valuation techniques used to value our financial assets and liabilities are described below:

Level 1–	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Cash equivalents, including demand deposits and money market instruments, are valued using quoted market prices. Marketable equity securities are valued using quoted market prices in active markets, obtained from securities exchanges. Accordingly, these items are included in level 1 of the fair value hierarchy.

Level 2–	Quoted prices in markets that are not active, quoted prices for similar assets or liabilities in active markets, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability.

Derivative instruments are included in level 2 of the fair value hierarchy as they are valued using pricing models or discounted cash flow models. These models require a variety of inputs, including, but not limited to, contractual terms, market prices, forward price curves, yield curves, and credit spreads. These inputs are obtained from or corroborated with the market where possible. Also included in level 2 are settlements receivable and settlements payable from provisional pricing on concentrate sales and purchases because they are valued using quoted market prices for similar assets and liabilities such as the forward price curves for copper, zinc and lead.

Level 3–	Unobservable (supported by little or no market activity) prices.

We include investments in debt securities in level 3 of the fair value hierarchy because they trade infrequently and have little price transparency. We review the fair value of these instruments periodically and estimate an impairment charge based on management’s best estimates, which are unobservable inputs.

The fair values of our financial assets and liabilities at December 31, 2008 are summarized in the following table:

(C$ in millions)	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total

Assets:
Cash and cash equivalents	$850	$—	$—	$850
Marketable equity securities	104	—	—	104
Marketable debt securities	—	—	25	25
Settlements receivable	—	184	—	184
Derivative instruments	—	195	—	195

	954	379	25	1,358

Liabilities:
Derivative instruments		252	—	252
Settlements payable	—	141		141

	$—	$393	$—	$393

o) Proportionate consolidation

US GAAP requires investments in joint ventures to be accounted for under the equity method, while under Canadian GAAP the accounts of joint ventures are proportionately consolidated. All of our joint ventures qualify for the Securities and Exchange Commission’s accommodation, which allows us to continue to follow proportionate consolidation. Additional information concerning our interests in joint ventures is presented in Note 18.

p) Debt issuance costs

Under Canadian GAAP, short-term and long-term debt are initially recorded at total proceeds received less direct issuance costs. Under US GAAP, direct issuance costs are recorded separately as an asset.

q) Recent US accounting pronouncements

i. Business combinations

In December 2007 the FASB issued FAS 141(R), “Business Combinations,” which replaces FAS 141 prospectively for business combinations consummated in the fiscal year commencing after the effective date of December 15, 2008. Early adoption is not permitted. Under FAS 141(R), business acquisitions are accounted for under the “acquisition method,” compared to the “purchase method” mandated by FAS 141.

The standard also presents revised guidance for a number of areas, including the measurement of assets acquired, liabilities assumed, and non-controlling interest in an acquisition of less than 100% of the acquiree, the definition of a business for the purpose of acquisitions, the measurement date for equity interests issued by the acquirer, the adjustment of income tax estimates in the acquisition, the treatment of acquisition-related costs of the acquirer, and the disclosure requirements around the nature and financial effects of the business combination. This statement will affect our financial statements for any business combinations commencing in 2009.

ii. Non-controlling interests in consolidated financial statements

In December 2007 the FASB issued FAS 160, “Non-controlling Interests in Consolidated Financial Statements,” which is effective for fiscal year 2009. Under FAS 160, non-controlling interests are measured at 100% of the fair value of assets acquired and liabilities assumed. Under current standards, the non-controlling interest is measured at book value. For presentation and disclosure purposes, non-controlling interests are classified as a separate component of shareholders’ equity.
In addition, FAS 160 revises how changes in ownership percentages are accounted for, including when a parent company deconsolidates a subsidiary but retains a non-controlling interest. As well, attribution of losses to the non-controlling interests is no longer limited to the original carrying amount.

The provisions of FAS 160 are to be applied prospectively with the exception of the presentation and disclosure provisions, which are to be applied for all prior periods presented in the financial statements. Early adoption is not permitted. We are currently evaluating the potential effect of adopting this statement on our financial statements.

iii. Disclosures about derivative instruments and hedging activities

In March 2008, the FASB issued FAS 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133,” which requires entities to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under FAS 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. We are currently evaluating the potential effect of adopting this standard on our note disclosures.

iv. Equity method investment accounting

In November 2008, the FASB issued EITF Issue No. 08-6 “Equity-Method Investment Accounting.” EITF 08-6 concludes that the cost basis of a new equity-method investment would be determined using a cost-accumulation model, which would continue the practice of including transaction costs in the cost of investment and would exclude the value or contingent consideration. Equity method investments should be subject to other-than-temporary impairment analysis. It also requires that a gain or loss be recognized on the portion of the investor’s ownership sold. EITF 08-6 is effective for fiscal years beginning after December 15, 2008. We are currently evaluating the effect the adoption of this ETIF may have on our financial statements.

v. Employers’ disclosures about post-retirement benefit plan assets

In December 2008, the FASB issued FSP FAS 132(R)-1, “Employers’ Disclosures about Post-retirement Benefit Plan Assets”, which amends FAS 132 and provides guidance on an employer’s disclosures about plan assets of a defined benefit pension or other post-retirement plan. FSP FAS 132(R)-1 requires employers to consider certain overall objectives in providing disclosures about plan assets including how investment allocation decisions are made, the major categories of plan assets, the inputs and valuation techniques used to measure the fair value of plan assets, the effect of fair value measurements using significant unobservable inputs on changes in plan assets for the period and significant concentrations of risk within plan assets. FSP FAS 132(R)-1 is effective for disclosures about plan assets provided for fiscal years ending after December 15, 2009. We are currently evaluating the potential effect of adopting this standard on our note disclosures.

Teck Cominco Limited

Consolidated statements of earnings

(Unaudited)

	Three months ended March 31
(C$ in millions, except for share data)	2009	2008

Revenues	$1,708	$1,542
Operating expenses	(873)	(826)

	835	716
Depreciation and amortization	(199)	(105)

Operating profit	636	611

Other expenses
General and administration	(31)	(30)
Interest and financing (Note 10)	(137)	(20)
Exploration	(11)	(19)
Research and development	(6)	(8)
Other income (expense) (Note 11)	(69)	4

Earnings before the undernoted items	382	538
Provision for income and resource taxes	(141)	(176)
Non-controlling interests	(11)	(27)
Equity earnings (loss)	(1)	9

Net earnings from continuing operations	229	344
Net earnings from discontinued operations (Note 4)	12	1

Net earnings	$ 241	$ 345

Earnings per share
Basic	$ 0.50	$ 0.78
Basic from continuing operations	$ 0.47	$ 0.78
Diluted	$ 0.50	$ 0.78
Diluted from continuing operations	$ 0.47	$ 0.77
Weighted average shares outstanding (millions)	486.9	442.7
Shares outstanding at end of period (millions)	486.9	442.9

The accompanying notes are an integral part of these financial statements.

Teck Cominco Limited

Consolidated statements of cash flows

(Unaudited)

	Three months ended March 31
(C$ in millions)	2009	2008

Operating activities:
Net earnings from continuing operations	$229	$344
Items not affecting cash
Depreciation and amortization	199	105
Provision for future income and resource taxes	58	9
Equity (earnings) loss	1	(9)
Non-controlling interests	11	27
Gain on sale of investments and assets	(205)	(1)
Unrealized foreign exchange losses on debt	244	7
Other	23	10
Distributions received from equity accounted investments	—	15

	560	507
Net change in non-cash working capital items	567	(350)

	1,127	157

Investing activities:
Property, plant and equipment	(132)	(130)
Investment in oil sands and other assets	(232)	(203)
Proceeds from the sale of investments and assets	95	2
Increase in temporary investments	(2)	—

	(271)	(331)

Financing activities:
Repayment of debt	(82)	(31)
Repayment of capital leases	(9)	—
Issuance of Class B subordinate voting shares	—	2
Dividends paid	—	(221)
Distributions to non-controlling interests	(13)	—

	(104)	(250)
Effect of exchange rate changes on cash and cash equivalents held in U.S. dollars	17	36

Increase (decrease) in cash and cash equivalents from continuing operations	769	(388)
Cash received from discontinued operations (Note 4)	13	40

Increase (decrease) in cash and cash equivalents	782	(348)
Cash and cash equivalents at beginning of period	850	1,408

Cash and cash equivalents at end of period	$1,632	$1,060

Supplemental cash flow information (Note 13)

The accompanying notes are an integral part of these financial statements.

Teck Cominco Limited

Consolidated balance sheets

(Unaudited)

(C$ in millions)	March 31, 2009	December 31, 2008

ASSETS:
Current assets:
Cash and cash equivalents	$ 1,632	$ 850
Temporary and short-term investments	139	11
Income taxes receivable	258	1,130
Accounts receivable	635	769
Inventories	1,415	1,339

	4,079	4,099
Investments (Note 5)	1,235	948
Property, plant and equipment	24,020	23,909
Other assets (Note 6)	882	853
Goodwill	1,754	1,724

	$31,970	$31,533

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$ 1,018	$ 1,506
Short-term debt	6,577	6,436
Current portion of long-term debt	1,851	1,336

	9,446	9,278
Long-term debt	4,849	5,102
Other liabilities (Note 7)	1,202	1,184
Future income and resource taxes	5,106	4,965
Non-controlling interests	105	104
Shareholders’ equity (Note 8)	11,262	10,900

	$31,970	$31,533

Contingencies (Note 15)
Subsequent events (Notes 2, 4 and 14)

The accompanying notes are an integral part of these financial statements.

Teck Cominco Limited

Consolidated statements of shareholders’ equity

(Unaudited)

	Three months ended March 31
(C$ in millions)	2009	2008

Share capital:
Class A common shares	$7	$7
Class B subordinate voting shares	5,072	3,276

	5,079	3,283
Contributed surplus	85	73
Accumulated comprehensive income:
Retained earnings at beginning of period	5,476	5,038
Net earnings	241	345

Retained earnings at end of period	5,717	5,383
Accumulated other comprehensive income (loss) (Note 9)	381	(576)

	6,098	4,807

	$11,262	$8,163

Consolidated statements of comprehensive income

(Unaudited)

	Three months ended March 31
(C$ in millions)	2009	2008

Net earnings	$ 241	$345

Other comprehensive income (loss) in the period:
Currency translation adjustment:
Unrealized gains (losses)	219	184
Exchange differences on debt designated as hedge of self-sustaining foreign subsidiaries	(186)	(49)

	33	135
Available-for-sale instruments:
Unrealized gains (losses) (net of taxes of $7 and $6)	61	(43)

Derivatives designated as cash flow hedges:
Unrealized gains (losses) (net of taxes of ($5) and $nil)	(17)	—
Losses reclassified to net earnings on realization (net of tax of $26 and $1)	41	3

	24	3

Total other comprehensive income	118	95

Comprehensive income	$ 359	$440

The accompanying notes are an integral part of these financial statements.

Teck Cominco Limited

Notes to consolidated financial statements

(Unaudited)

1. Basis of presentation

Our interim consolidated financial statements have been prepared in accordance with Canadian Generally Accepted Accounting Principles (“GAAP”) using standards for interim financial statements and do not contain all of the information required for annual financial statements. Our statements follow the same accounting policies and methods of application as our most recent annual financial statements, except as described in Note 3. Accordingly, they should be read in conjunction with our most recent annual financial statements. All dollar amounts are disclosed in Canadian currency unless otherwise noted.

Certain comparative figures have been reclassified to conform to the presentation adopted for the current period.

2. Liquidity risk

Our consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liabilities in the normal course of business. Liquidity risk is the risk that we will not be able to meet our financial obligations as they become due.

On September 30, 2008, we entered into the definitive financing agreements related to the bridge and term loan facilities and the conditions precedent to our purchase of Fording’s assets and our lenders’ funding obligations were substantially satisfied. Our original plan for the acquisition was to refinance a substantial portion of the acquisition facilities prior to or shortly after closing of the transaction with various types of long-term debt and to repay the balance with cash flow from operating activities prior to the maturity of the term facility. In the fourth quarter of 2008 and prior to the closing of the transaction, conditions in the credit markets deteriorated substantially, effectively closing the credit markets to us. These credit market conditions had a serious impact on the global economy, which has contributed to a significant and rapid decline in the demand for and selling price of the products we produce. As a result of these conditions, our credit ratings were lowered and our share price is substantially lower than it was prior to the purchase of the Fording assets.

As of April 21, 2009, US$5.2 billion of the bridge facility and US$4 billion of the term facility are outstanding. On April 21, 2009 we entered into a commitment letter with certain lenders under the bridge and term loans pursuant to which the lenders have agreed to amend and restate the bridge and term loan credit agreements to extend the maturity date of the bridge loan and reschedule amortization payments in respect of the term loan.

As a result of these amendments, the remaining mandatory payments on the two loans due by October 30, 2009 have been reduced by US$4.4 billion, from US$6.3 billion to approximately US$1.9 billion. The table below summarizes the remaining mandatory payments on the bridge and term loans after the repayment of US$101 million made to the bridge loan on April 9, 2009.

(in billions of U.S. dollars)	2009	2010	2011	2012	Total

Remaining mandatory payments	$6.274	$1.455	$1.454	$—	$9.183
Increase (decrease)	(4.412)	(0.380)	3.120	1.672	—

Amended mandatory payments	$1.862	$1.075	$4.574	$1.672	$9.183

The principal terms contemplated by the commitment letter and associated agreements are as follows:

Bridge loan

•	We must reduce the amount outstanding under the bridge loan to US$3.5 billion by October 30, 2009 and pay the remaining US$3.5 billion on or before October 30, 2011.

•	The interest rate will increase from LIBOR plus 2.5% to LIBOR plus 3.5% with 0.5% increases every six months thereafter.

•	Duration fees will be payable every six months at the rate of 3.5% if the outstanding balance of the loan exceeds US$3.35 billion and 2.5% if the balance is less than or equal to US$3.35 billion.

•

Subject to certain exceptions, at any time while the bridge loan is outstanding the majority lenders will be entitled to issue a securities demand requiring us to issue debt securities to refinance the bridge loan on terms and in amounts required by such lenders, subject to certain conditions and limitations.

Term loan

•

The repayment terms for US$3.344 billion (or 83.6%) of the term loan have been amended to eliminate instalment payments in 2009. Semi-annual payments of US$418 million will be due at the end of April and October of 2010 and 2011 and quarterly payments of US$418 million will be due at the end of each calendar quarter in 2012.

•	The interest rate will increase from LIBOR plus 2.5% to LIBOR plus 3.5% increasing to LIBOR plus 5% in 2012.

•

US$656 million (or 16.4%) of the term loan will remain subject to the original amortization schedule of 11 equal quarterly instalments beginning in April 30, 2009 and pricing of LIBOR plus 2.5% (based on our current credit ratings) unless the lenders agree to the revised amortization schedule and pricing described above.

Other amendments

•

The obligations under the bridge and term loans will be guaranteed by Teck Cominco Metals Ltd., Teck Cominco Coal Partnership, and all of our other subsidiaries, subject to certain exceptions, and will be secured by a first priority security interest in all of our material properties and those of our guarantors, with provision for the release over substantially all of our assets and those of our subsidiaries with provisions to allow for refinancing under separate collateral arrangements, subject to certain limitations. Security will be automatically released, subject to certain limitations, to accommodate asset dispositions. The security will fall away upon full repayment of the bridge loan and our achievement of investment grade credit ratings with stable outlooks from both Moody’s and S&P. Our existing bonds will be secured pari passu to the extent required under the negative pledge in the relevant trust indentures.

•

Net proceeds received from tax refunds associated with the Fording acquisition and any proceeds from asset sales, capital market transactions and/or operating cash flow must be applied to the bridge loan balance, subject to a minimum cash balance of C$500 million, deductions for certain environmental and reclamation obligations and funds placed in escrow, if any, to meet the next scheduled term loan amortization payment. Once all amounts outstanding under the bridge loan have been paid in full, the term loan will also be subject to prepayment requirements with proceeds from asset sales proceeds and capital market transactions and a cash sweep to be agreed.

•

The amended loans will contain covenants in addition to those contained in the original bridge and term loans, including restrictions on new indebtedness, new liens, acquisitions and dispositions, capital expenditures and distributions. However, the debt to total capitalization covenant in our current credit agreements will be replaced in the amended loans with a minimum interest coverage covenant and a maximum leverage covenant. Both of these tests will be calculated at the end of each calendar quarter and based on EBITDA and interest expense for the previous twelve months.

•

Extension fees of approximately US$96 million are payable to the lenders, a portion of which may be refundable if the balance of the bridge loan is reduced below certain specified amounts within specific time periods in 2009.

The amendments are subject to various conditions, including the settlement and execution of definitive financing documentation in form and substance satisfactory to the lenders, the making of corresponding amendments to our revolving and bilateral credit agreements, the granting of first-priority security interests in the material property of Teck and its guarantors, there not having been a material adverse effect in respect of Teck, and the prepayment on the bridge loan of all tax refunds received by us or any of our subsidiaries that are attributable to the Fording acquisition.

We are currently in compliance with the financial covenants under our credit agreements prior to the amendments described above, which require us to maintain a maximum debt to total capitalization ratio of 60% at the end of each calendar quarter declining to 50% at September 30, 2009. At March 31, 2009, our debt to total capitalization ratio was 54%.

Notwithstanding the proposed amendment of the bridge and term loans described above, our debt levels will constrain our capital spending and that may have an adverse effect on our operations. Our debt levels will also limit our ability to expand our operations or make other investments that would enhance our competitiveness.

Our ability to repay or refinance the amended bridge facility prior to its maturity and make the revised instalment payments on the term facility depends on a number of factors, some of which are beyond our control. These include general global economic, credit and capital market conditions, and the demand for and selling price of our products, in particular, metallurgical coal. There can be no assurance that our credit ratings will not be downgraded further, which would further increase our costs of borrowing and further limit our ability to refinance our existing debt. There is no assurance that the expected cash flows from operations in combination with asset sales and other steps being taken will allow us to meet these obligations as they become due, or that we will continue to meet the financial covenants under our various lending agreements.

3. Adoption of new accounting standards

Goodwill and intangible assets

In February 2008, the Canadian Institute of Chartered Accountants (“CICA”) issued Section 3064, “Goodwill and Intangible Assets,” which replaces Section 3062, “Goodwill and Other Intangible Assets.” This new standard provides guidance on the recognition, measurement, presentation and disclosure of goodwill and intangible assets. Concurrent with the adoption of this standard, CICA Emerging Issues Committee Abstract 27, “Revenues and Expenditures in the Pre-operating Period,” (“EIC-27”) was withdrawn.

The standard is effective for our fiscal year beginning January 1, 2009. Adoption of this standard did not have a significant effect on our financial statements.

Credit risk and fair value of financial assets and liabilities

In January 2009, the CICA issued EIC-173, “Credit Risk and the Fair Value of Financial Assets and Financial Liabilities.” The EIC provides guidance on how to take into account credit risk of an entity and counterparty when determining the fair value of financial assets and financial liabilities, including derivative instruments.

This standard is effective for our fiscal year beginning January 1. Adoption of this EIC did not have a significant effect on the company’s financial statements.

Mining exploration costs

In March 2009, the CICA issued EIC-174, “Mining Exploration Costs.” The EIC provides guidance on the accounting and the impairment review of exploration costs. This standard is effective for our fiscal year beginning January 1, 2009. The application of this EIC did not have an effect on the company’s financial statements.

4. Dispositions and discontinued operations

a) Dispositions

Lobo-marte

In January 2009, we sold our 60% interest in the Lobo-Marte gold project in Chile to Kinross Gold Corporation (“Kinross”) for US$40 million in cash and approximately 5.6 million Kinross common shares valued at US$97 million at the date of the sale. We also received a 1.75% net smelter return royalty, which shall not exceed US$40 million, in respect of 60% of the gold produced from Lobo-Marte payable when gold prices on the London Metal Exchange exceed US$760 per ounce. A pre-tax gain of C$160 million was realized on the transaction.

In April 2009, we sold the 5.6 million Kinross shares for US$101 million for an additional pre-tax gain of C$11 million. At March 31, 2009, the Kinross shares are classified as short-term investments.

El brocal

In February, 2009 we sold our indirect interest in Sociedad Minera El Brocal S.A.A. for US$35 million. A pre-tax gain of C$45 million was realized and included in other income (expense).

Andacollo gold stream

On April 6, 2009, Compañia Minera Carmen de Andacollo announced the sale of an interest in the gold production from the Andacollo mine to Royal Gold, Inc. (“Royal Gold”). Based on Royal Gold’s recent common stock offering, proceeds to Andacollo are expected to be approximately US$218 million and 1.2 million common shares of Royal Gold, assuming the underwriters’ over-allotment option is not exercised.

Royal Gold will be entitled to payment based on 75% of the payable gold produced until total cumulative production reaches 910,000 ounces of gold, and 50% thereafter.

Closing is subject to customary conditions and is expected to occur in the second quarter of 2009.

The proceeds received will be accounted for as deferred revenue and amortized to revenue based on the gold sold over the life of the Andacollo concentrate project. Accordingly, no gain or loss will be recorded for this transaction.

b) Discontinued operations

Hemlo mines

In February 2009, we announced the sale of our interest in the Williams and David Bell (“Hemlo”) mines for US$65 million to an affiliate of Barrick Gold Corporation. The transaction will have an effective date of January 1, 2009. Closing is subject to customary conditions, including receipt of regulatory approvals and is expected to occur in the second quarter. An estimated pre-tax gain of C$45 million will be recognized upon closing. Cash proceeds will be adjusted by the excess of revenues from gold sales over cash provided to the mines since January 1, 2009. As a result of the pending sale, the Hemlo operations have been classified as discontinued operations in these financial statements.

Selected financial information of discontinued operations, including Hemlo and Cajamarquilla (Note 14(d)), in the consolidated financial statements include:

	Three months ended March 31
(C$ millions)	2009	2008

Earnings from discontinued operations:
Revenue	$49	$29
Cost of sales	(33)	(26)
Other income (expense)	3	(3)
Income taxes	(7)	1

Net earnings	12	1
Cash flows of discontinued operations:
Operating activities	14	42
Investing activities	(1)	(2)
Financing activities	—	—

	13	40

	March 31, 2009	December 31, 2008

Assets and liabilities classified as held-for-sale:
Current assets	26	30
Property, plant and equipment	34	37
Accounts payable and accrued liabilities	(11)	(13)
Other liabilities	(35)	(29)

Net assets	$14	$25

5. Investments

(C$ in millions)	March 31, 2009	December 31, 2008

Available-for-sale investments:
Marketable securities	$161	$104

Investments accounted for under the equity method:
Galore Creek Partnership (50% interest)	303	299
Fort Hills Energy Limited Partnership (20% interest)	771	545

	1,074	844

	$1,235	$948

6. Other assets

(C$ in millions)	March 31, 2009	December 31, 2008

Pension assets	$243	$241
Future income and resource tax assets	383	357
Derivative assets, net of current portion of $41 million	13	21
Long-term deposits	26	25
Long-term receivables	122	120
Other	95	89

	$882	$853

7. Other liabilities

(C$ in millions)	March 31, 2009	December 31, 2008

Asset retirement obligations	$ 670	$ 653
Other environmental and post-closure costs	108	108
Pension and other employee future benefits	309	305
Long-term contract obligations	65	76
Other	50	42

	$1,202	$1,184

8. Shareholders’ equity

Stock-based compensation

During the quarter, we granted 2,342,750 Class B subordinate voting share options to employees. These options have a weighted exercise price of $4.15, a term of 10 years and vest in equal amounts over 3 years. The weighted average fair value of Class B subordinate voting share options issued was estimated at $2.30 per share option at the grant date using the Black-Scholes option-pricing model. The option valuations were based on an average expected option life of 4.25 years, a risk-free interest rate of 2.09%, a dividend yield of 2.0% and an expected volatility of 74%.

During the quarter, we issued 2,686,544 deferred and restricted share units to employees and directors. Deferred and restricted share units issued vest immediately for directors and vest in three years for employees. The total number of deferred and restricted share units outstanding at March 31, 2009 was 3,779,080.

Stock-based compensation expense of $8 million (2008 – $11 million) was recorded for the three months ended March 31, 2009 in respect of all outstanding share options and units.

9. Accumulated other comprehensive income (loss)

	Three months ended March 31,
(C$ in millions)	2009	2008

Accumulated other comprehensive income (loss) at beginning of period	$263	$(671)
Other comprehensive income for the period	118	95

Accumulated other comprehensive income (loss) at end of period	$381	$(576)

The components of accumulated other comprehensive income are:

(C$ in millions)	March 31, 2009	December 31, 2008

Currency translation adjustment	$341	$308
Unrealized gains (losses) on investments (net of tax of $(8) and $(1))	55	(6)
Unrealized gains (losses) on cash flow hedges (net of tax of $7 and $28)	(15)	(39)

	$381	$263

10. Interest and financing costs

	Three months ended March 31
(C$ in millions)	2009	2008

Interest expense	$107	$23
Amortization of financing fees	40	—
Less amounts capitalized	(10)	(3)

	$137	$20

11. Other income (Expense)

	Three months ended March 31
(C$ in millions)	2009	2008

Gain on sale of investments and assets	$ 205	$ 1
Foreign exchange losses on debt	(244)	(7)
Derivative gain (losses)	(41)	3
Interest income	4	12
Reclamation for closed properties	(2)	(3)
Restructuring	(25)	—
Other	34	(2)

	$ (69)	$ 4

12. Employee future benefits expense

	Three months ended March 31
(C$ in millions)	2009	2008

Pension plans	$17	$ 8
Post-retirement benefit plans	6	8

	$23	$16

13. Supplementary cash flow information

	Three months ended March 31
(C$ in millions)	2009	2008

Income and resource taxes paid (received), net	$(804)	$208
Interest paid	$ 122	$ 13

14. Accounting for financial instruments

Our derivative positions at March 31, 2009 are as follows:

a) Forward sales and purchase contracts

	2009	2010	2011	Total	Fair Value

					(C$ in millions)

Zinc (millions of lbs):
Fixed forward sales contracts	48	57	57	162
Average price (US$/lb)	0.72	0.67	0.63	0.67	$ 9

Zinc (millions of lbs)(i):
Fixed forward purchase contracts	17	—	—	17
Average price (US$/lb)	0.52	—	—	0.52	(2)

Gold (thousands of ozs):
Forward sales contracts	33	—	—	33
Average price (US$/oz)	350	—	—	350	(23)

US dollars (millions of $):
Forward sales contracts	39	—	—	39
Average rate (US$/C$)	1.02	—	—	1.02	(10)

Copper (millions of pounds):
Forward sales contracts	45	—	—	45
Average price (US$/lb)	1.69	—	—	1.69	(8)

					$(34)

(i)	From time-to-time, certain customers purchase refined metal products at fixed forward prices from the company’s smelter and refinery operations. The forward purchase commitments for these metal products are matched to these fixed price sales commitments to customers.

In April 2009, we entered into forward sales contracts to fix the copper price for a portion of our copper sales. These contracts, totalling 38 million pounds, are at an average price of US$2.05 per pound and mature at varying dates to July, 2009.

b) Interest rate swap

We have an interest rate swap on our long-term debt whereby we have swapped a 7% interest rate on US$100 million to LIBOR plus 2.14%. The interest rate swap matures in September 2012 and has a fair value gain of $12 million as at March 31, 2009.

c) Pricing adjustments

Sales of metals in concentrates are recognized in revenue on a provisional pricing basis when title transfers and the rights and obligations of ownership pass to the customer, which usually occurs on shipment. However, the final pricing for the product sold is not determined at that time as it is contractually linked to market prices at a subsequent date. These arrangements have the characteristics of a derivative instrument as the value of our receivable will vary as prices for the underlying commodities vary in the metal markets. The net income impact of gains and losses on these financial instruments is mitigated by smelter price participation, royalty interests, taxes and non-controlling interests.

d) Cajamarquilla

As a result of the sale of our Cajamarquilla zinc refinery in 2004, we are entitled to additional consideration linked to the price of zinc. This zinc price participation expires in 2009 and is considered an embedded derivative. This instrument is valued based on discounted cash flows using a zinc forward price curve, US dollar forward price and our credit adjusted, risk-free interest rate. A $2 million gain (2008 – $2 million) is included in our earnings as discontinued operations.

15. Contingencies

We consider provisions for all our outstanding and pending legal claims to be adequate. The final outcome with respect to actions outstanding or pending as at March 31, 2009, or with respect to future claims, cannot be predicted with certainty. Significant commitments and contingencies not disclosed elsewhere in the notes to our financial statements are as follows:

Upper Columbia River Basin (Lake Roosevelt)

On December 31, 2008, the EPA approved the work plan required for the assessment of site conditions which will lead to the development of a set of sampling and other plans and field work in 2009. A beach sediment sampling plan was approved in March, 2009. Data from field work expected to be conducted this summer will be used to determine whether further studies are required.

Following the denial of our petition for review by the U.S. Supreme Court in January 2008, the Lake Roosevelt litigation reverted to the Federal District Court for Eastern Washington. Judgment on the first phase of the litigation dealing with issues associated with an EPA order issued in December 2003 and withdrawn in June 2008 was delivered on September 19, 2008. All of the claims associated with the order were dismissed. The plaintiffs have appealed the dismissal to the 9th Circuit Court of Appeal.

In November, 2008, Teck Cominco Metals Ltd. (“TCML”) filed a motion to stay the plaintiffs’ CERCLA cost recovery declaratory relief claim. On December 30, 2008, the Court denied the motion and discovery and briefing of the liability phase of the litigation will occur in 2009. The hearing for this phase of the litigation is set for October 4, 2010.

On March 9, 2009, the Court granted the plaintiffs motion for an award of the costs of litigating the CERCLA enforcement proceeding. The Court certified its order for immediate appeal and we intend to appeal the decision to the 9th Circuit.

The hearing of the plaintiffs’ claims for natural resource damages and costs has been deferred until the remedial investigation and feasibility study being conducted by TCML’s affiliate Teck American Incorporated (“TAI”) under the EPA Agreement have been substantially advanced or completed. Natural resource damages (“NRD”) are assessed for injury to, destruction of, or loss of natural resources including the reasonable cost of a damage assessment. Teck American commissioned a study by recognized experts in NRD assessment in 2008. Based on the assessment performed, we estimate that the compensable value of such damage will not be material.

There can be no assurance that TCML will ultimately be successful in its defense of the litigation or that TCML or its affiliates will not be faced with further liability in relation to this matter. Until the studies contemplated by the Agreement and additional damage assessments are completed, it is not possible to estimate the extent and cost, if any, of remediation or restoration that may be required or to assess the company’s potential liability for damages. The studies may conclude, on the basis of risk, cost, technical feasibility or other grounds, that no remediation should be undertaken. If remediation is required, the cost of remediation may be material.

16. Seasonality of sales

Due to ice conditions, the port serving our Red Dog mine is normally only able to ship concentrates from July to October each year. As a result, zinc and lead concentrate sales volumes are generally higher in the third and fourth quarter of each year than in the first and second quarter.

17. Segmented information

We have six reportable segments: copper, coal, zinc, gold, energy and corporate based on the primary products we produce or are developing. The corporate segment includes all of our initiatives in other commodities, our corporate growth activities and groups that provide administrative, technical, financial and other support to all of our business units. Other corporate income (expense) includes general and administrative costs, research and development and other income (expense).

	Three months ended March 31, 2009
(C$ in millions)	Copper	Coal	Zinc	Gold	Energy	Corporate	Total

Segmented revenues	$ 447	$ 874	$ 397	$ 39	$ —	$ —	$ 1,757
Less inter-segment revenues	—	—	(49)	—	—	—	(49)

Revenues	447	874	348	39	—	—	1,708
Operating profit	158	429	40	9	—	—	636
Interest and financing	(3)	—	—	—	—	(134)	(137)
Exploration	(9)	—	(1)	(1)	—	—	(11)
Other corporate income (expense)	(29)	—	(10)	153	—	(220)	(106)

Earnings (loss) before taxes, non-controlling interests, equity earnings and discontinued operations	117	429	29	161	—	(354)	382
Capital expenditures	76	37	8	1	7	3	132

Total assets	8,236	17,880	2,758	539	1,129	1,428	31,970

	Three months ended March 31, 2008
(C$ in millions)	Copper	Coal	Zinc	Gold	Energy	Corporate	Total

Segmented revenues	$ 716	$ 221	$ 651	$ 32	$ —	$ —	$ 1,620
Less inter-segment revenues	—	—	(78)	—	—	—	(78)

Revenues	716	221	573	32	—	—	1,542
Operating profit	435	15	155	6	—	—	611
Interest and financing	(5)	—	—	—	—	(15)	(20)
Exploration	(12)	—	(1)	(3)	—	(3)	(19)
Other corporate income (expense)	1	—	(1)	(7)	—	(27)	(34)

Earnings (loss) before taxes, non-controlling interests, equity earnings and discontinued operations	419	15	153	(4)	—	(45)	538
Capital expenditures	84	18	17	3	3	5	130

Total assets	6,959	1,377	3,002	371	626	1,471	13,806

Independent auditors’ report

To the unitholders of

fording canadian coal trust

We have completed integrated audits of the consolidated financial statements and internal control over financial reporting of Fording Canadian Coal Trust as at December 31, 2007 and 2006 and an audit of its 2005 consolidated financial statements. Our opinions, based on our audits, are presented below.

Consolidated financial statements

We have audited the accompanying consolidated balance sheets of Fording Canadian Coal Trust as at December 31, 2007 and December 31, 2006, and the related consolidated statements of income and comprehensive income, accumulated earnings and cash flows for each of the years in the three year period ended December 31, 2007. These financial statements are the responsibility of the Trust’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits of the Trust’s financial statements as at December 31, 2007 and 2006 and for the years then ended in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). We conducted our audit of the Trust’s financial statements as at and for the year ended December 31, 2005 in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. A financial statement audit also includes assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Trust as at December 31, 2007 and December 31, 2006 and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2007 in accordance with Canadian generally accepted accounting principles.

Internal control over financial reporting

We have also audited Fording Canadian Coal Trust’s internal control over financial reporting as at December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Trust’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on the effectiveness of the Trust’s internal control over financial reporting based on our audit.

We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

An entity’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. An entity’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the entity; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the entity are being made only in accordance with authorizations of management and directors of the entity; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the entity’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Trust maintained, in all material respects, effective internal control over financial reporting as at December 31, 2007 based on criteria established in Internal Control—Integrated Framework issued by the COSO.

“PricewaterhouseCoopers LLP”

Chartered Accountants

Calgary, Alberta, Canada

March 11, 2008

Fording Canadian Coal Trust

Consolidated balance sheets

	As at December 31
(millions of Canadian dollars)	2007	2006

Assets

Current assets:
Cash and cash equivalents*	$151.5	$141.4
Accounts receivable	72.4	128.5
Fair value of foreign exchange forward contracts (note 10)	38.7	—
Inventory (note 4)	134.0	125.4
Prepaid expenses	4.9	4.9
NYCO assets held for sale (note 16)	—	23.9

	401.5	424.1
Capital assets (note 5)	652.8	603.2
Goodwill	12.9	12.9
Other assets (note 6)	19.6	20.8
NYCO assets held for sale (note 16)	—	12.8

	$1,086.8	$1,073.8

Liabilities

Current liabilities:
Accounts payable and accrued liabilities	$111.5	$119.6
Income taxes payable	18.3	31.8
Distributions payable	78.6	139.7
Current portion of long-term debt (note 7)	1.6	1.7
NYCO liabilities held for sale (note 16)	—	4.4

	210.0	297.2
Long-term debt (note 7)	280.9	312.5
Other long-term liabilities (note 8)	157.2	100.1
Future income taxes (note 9)	126.9	53.9
NYCO liabilities held for sale (note 16)	—	3.4

	775.0	767.1

Commitments and contingencies (note 10)

Unitholders’ equity (note 11)
Trust units	399.3	359.7
Accumulated earnings	2,005.9	1,672.6
Accumulated cash distributions	(2,093.4)	(1,734.6)
Accumulated other comprehensive income	—	9.0

	311.8	306.7

	$1,086.8	$1,073.8

*	Note that cash and cash equivalents for 2006 exclude $3.2 million of NYCO cash, which is included in NYCO assets held for sale.

The accompanying notes to the consolidated financial statements are an integral part of these statements.

Fording Canadian Coal Trust

Consolidated statements of income and

comprehensive income

	Years ended December 31
(millions of Canadian dollars, except per unit amounts)	2007	2006	2005

Revenues	$1,427.3	$1,798.2	$1,829.9

Expenses:
Cost of product sold	562.0	532.3	469.2
Transportation	478.0	500.3	510.2
Selling, general and administration	28.3	33.3	26.4
Depreciation and depletion	50.8	49.4	47.9

	1,119.1	1,115.3	1,053.7

Income from operations	308.2	682.9	776.2

Other income (expenses):
Interest expense	(21.4)	(18.8)	(11.3)
Other items, net (note 13)	147.4	(36.8)	35.0

Income before taxes	434.2	627.3	799.9
Income tax expense (reversal) (note 9)	111.7	84.4	(34.4)

Net income from continuing operations	$ 322.5	$ 542.9	$ 834.3
Income (loss) from discontinued operation—NYCO (note 16)	10.8	(45.0)	(0.1)

Net income	$ 333.3	$ 497.9	$ 834.2

Other comprehensive income (loss) (note 11)	(4.5)	4.1	(2.6)

Comprehensive income	$ 328.8	$ 502.0	$ 831.6

Weighted average number of units outstanding (millions) (note 11):
Basic	147.9	147.0	147.0
Diluted	147.9	147.1	147.0

Basic and diluted earnings per unit:
Net income from continuing operations	$ 2.18	$ 3.69	$5.68
Net income (loss) from discontinued operation—NYCO	$ 0.07	$ (0.30)	$ (0.01)

Net Income	$ 2.25	$ 3.39	$ 5.67

Consolidated statements of accumulated earnings

	Years ended December 31
(millions of Canadian dollars)	2007	2006	2005

Balance—beginning of year	$1,672.6	$1,174.8	$ 340.6

Net income	333.3	497.9	834.2
Redemption of units	—	(0.1)	—

Balance—end of year	$2,005.9	$1,672.6	$1,174.8

The accompanying notes to the consolidated financial statements are an integral part of these statements.

Fording Canadian Coal Trust

Consolidated statements of cash flows

	Years ended December 31
(millions of Canadian dollars)	2007	2006	2005

Operating activities:
Net income from continuing operations	$322.5	$542.9	$834.3
Items not using (providing) cash:
Depreciation and depletion	50.8	49.4	47.9
Loss (gain) on disposal of assets	(2.0)	(1.7)	0.3
Provision for asset retirement obligations, net	2.7	3.2	3.1
Unrealized gain on foreign exchange forward contracts	(38.7)	—	—
Unrealized foreign exchange loss (gain) on long-term debt	(47.2)	4.2	(8.1)
Future income tax expense (reversal)	73.0	9.2	(97.0)
Other items, net	5.0	1.8	0.6
Non-controlling interest	3.4	6.8	3.9
Change in accounting policy for in-process inventory (note 13)	—	31.7	—
Gain on reduction of interest in EVCP	—	—	(6.1)
Gain on issuance of partnership interest (note 8)	—	—	(27.2)
Operating cash flow from discontinued operation—NYCO (note 16)	(0.3)	2.3	5.4

	369.2	649.8	757.1
Decrease (increase) in non-cash working capital (note 14)	17.9	40.6	(124.3)

Cash from operating activities	387.1	690.4	632.8

Investing activities:
Additions to capital assets	(49.0)	(29.2)	(118.8)
Proceeds on disposal of assets	4.0	2.1	1.4
Other investing activities, net	(0.1)	2.1	(1.8)
Proceeds on sale of NYCO (note 16)	34.3	—	—
Investing cash flow from discontinued operation—NYCO (note 16)	(0.6)	(0.8)	(2.2)

Cash used in investing activities	(11.4)	(25.8)	(121.4)

Financing activities:
Distributions paid (notes 11 and 14)	(380.4)	(705.7)	(529.0)
Increase in long-term debt	17.1	94.8	23.1
Issuance of units, net	—	0.3	1.7
Redemption of units	—	(0.1)	—
Other financing activities, net	(5.5)	(9.4)	(3.0)
Proceeds on issuance of partnership interest	—	—	36.4
Financing cash flow from discontinued operation—NYCO (note 16)	—	—	(5.0)

Cash used in financing activities	(368.8)	(620.1)	(475.8)

Increase in cash and cash equivalents	6.9	44.5	35.6

Cash and cash equivalents—beginning of year	144.6	100.1	64.5

Cash and cash equivalents—end of year	$151.5	$144.6	$100.1

The accompanying notes to the consolidated financial statements are an integral part of these statements.

Fording Canadian Coal Trust

Notes to consolidated financial statements

December 31, 2007

1. Structure of Fording Canadian Coal Trust and nature of operations

Fording Canadian Coal Trust (the Trust) is an open-ended mutual fund trust existing under the laws of Alberta and governed by its declaration of trust. The Trust was formed in connection with a plan of arrangement effective February 28, 2003 (the 2003 Arrangement). These consolidated financial statements reflect the financial position, results of operations and cash flows as if the Trust had always carried on the businesses formerly carried on by its predecessor company, Fording Inc., being the public company existing prior to the 2003 Arrangement (Old Fording).

Prior to August 24, 2005, the Trust held all of the shares and subordinated notes of its operating subsidiary company, Fording Inc. (the Corporation). Effective August 24, 2005, the Trust reorganized its structure pursuant to a plan of arrangement, (the 2005 Arrangement), under which substantially all of the assets of the Corporation were transferred to a new entity, Fording Limited Partnership (Fording LP), and the Trust. The 2005 Arrangement created a flow-through structure whereby the Trust directly and indirectly owns all of the partnership interests of Fording LP, which holds the partnership interests in Elk Valley Coal Partnership (the Partnership) previously held by the Corporation.

Effective January 1, 2007, the Trust reorganized its structure pursuant to a plan of arrangement (the 2006 Arrangement). The 2006 Arrangement resulted in the establishment of a royalty interest for the Trust in the income of Fording LP. As a royalty trust, current provisions of the Canadian Income Tax Act do not limit the level of foreign ownership of the units of the Trust. The 2006 Arrangement did not impact the consolidated financial statements of the Trust.

The Trust is a flow-through structure under Canadian income tax regulations and all taxable income of the Trust is generally distributed to the unitholders without being taxed at the Trust level. The Trust does pay provincial mineral taxes and Crown royalties on behalf of its subsidiaries. On June 22, 2007, the Federal Government of Canada announced changes to Canadian income tax regulations that will result in the taxation of income and royalty trusts that were publicly traded as of October 31, 2006, other than certain real estate investment trusts, at effective rates similar to Canadian corporations commencing in 2011.

The principal asset of the Trust is its 60% interest in Elk Valley Coal, which was created in connection with the 2003 Arrangement and is accounted for by the Trust as a joint venture. Elk Valley Coal combined the metallurgical coal mining operations and assets formerly owned by Old Fording, Teck Cominco Limited and/or its affiliates (Teck Cominco) and the Luscar/CONSOL joint ventures. Elk Valley Coal produces and sells metallurgical coal from six mines located in British Columbia and Alberta, Canada.

At the date of the 2003 Arrangement, the Corporation held a 65% interest in Elk Valley Coal and the remaining 35% interest was held by Teck Cominco. The agreement governing Elk Valley Coal provided for an increase in Teck Cominco’s interest to a maximum of 40% to the extent that synergies from the combination of various metallurgical coal assets contributed to Elk Valley Coal exceeded certain target levels. Teck Cominco’s interest in Elk Valley Coal increased from 35% to

38% effective April 1, 2004, increased from 38% to 39% effective April 1, 2005, and increased from 39% to 40% effective April 1, 2006. The change in interest resulted in a corresponding reduction in the Trust’s share of all of the assets and liabilities of Elk Valley Coal and a net charge to earnings of $32.1 million over the two years ended December 31, 2005.

The Trust previously held a 100% interest in NYCO, which consisted of the Trust’s subsidiaries that mined and processed wollastonite and tripoli at two operations in the United States and one operation in Mexico. NYCO was sold in June 2007 and is accounted for as a discontinued operation in the consolidated financial statements. The accompanying comparative financial statements for 2006 and 2005 reflect NYCO as a discontinued operation.

2. Significant accounting policies

Basis of presentation

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Canada and include the accounts of the Trust and its subsidiaries, all of which are wholly owned.

A significant portion of the Trust’s results are from activities conducted on a joint-venture basis. The consolidated financial statements reflect the Trust’s proportionate interest in such ventures. A joint venture is an economic activity resulting from a contractual arrangement whereby two or more venturers jointly control the economic activity. Joint control of an economic activity is the contractually agreed sharing of the continuing power to determine its strategic operating, investing and financing policies. Investments in companies over which the Trust does not exercise either control or joint control, but for which the Trust exercises significant influence over the operating, investing and financing decisions, are accounted for using the equity method.

The material differences between Canadian and United States generally accepted accounting principles as they apply to the Trust are discussed in note 17.

Certain of the comparative figures have been reclassified to conform to the current year presentation.

Use of estimates

The consolidated financial statements include estimates which, by their nature, are uncertain. The impacts of such estimates are pervasive throughout the consolidated financial statements and may require accounting adjustments based on future occurrences. The most significant estimates relate to asset retirement obligations; income taxes; capital assets, including coal reserves, depreciation and depletion, and impairment testing; employee future benefits and inventory valuation.

Asset retirement obligations

Reclamation programs and cost estimates are developed to meet existing government regulations and standards. These estimates require extensive judgement about the nature, cost and timing of the work to be completed and may change with future changes to costs, environmental laws, regulations and remediation practices. Increases in estimates of future costs may cause the asset retirement obligation to increase, which would result in an increase in both the capitalized asset retirement costs, which are included in capital assets, and the asset retirement obligation. Earnings would not generally be impacted immediately by the increase in the asset retirement obligation, but the increase would result in higher depletion expense being recorded against the capitalized asset retirement costs and higher accretion expense being recorded on the asset retirement obligations in future periods.

Income taxes

The net future tax liability is based on estimated gross temporary differences that relate primarily to the difference between the net book value of the Trust’s capital assets for accounting purposes and their tax basis. The estimates of temporary differences and the timing of their reversals are complex and require significant judgment. These estimates may change in the future and the future tax liability and future income tax expense may fluctuate as a result of changes in these estimates.

Capital assets, including coal reserves, depreciation and depletion, and impairment testing

The determination of coal reserves involves the use of a number of estimates and assumptions, including geological sampling and modeling, and estimates of future costs. Knowledge derived from ongoing exploration and development of coal deposits may also affect reserve estimates. In addition, the determination of economic reserves is dependent upon a number of assumptions, including long-term coal prices and foreign exchange rates.

Depreciation and depletion of capital assets are dependent upon estimates of useful lives of buildings and equipment and coal reserve estimates, both of which are determined with the exercise of judgement. Changes in these estimates may result in increases or decreases in the amount of depreciation and depletion expense recorded in future periods.

Capital assets are tested for impairment of value whenever possible impairment indicators are identified. When such indicators are identified for a particular capital asset, an undiscounted cash flow projection is prepared based on the long-term operating plans for the asset. If the estimated undiscounted future cash flows from the asset are less than its net book value, then the asset is written-down to its fair value. Fair value is generally determined based on the estimated discounted future cash flows of the asset. The estimates of future cash flows used in these evaluations are highly subjective and require significant judgement, particularly because the future cash flows are typically projected many years into the future and are highly dependent on uncertain variables such as future coal sales volumes and prices, foreign exchange rates, operating costs and capital requirements. Changes in these estimates could result in an impairment charge being recorded against capital assets in a future period.

Employee future benefits

Employee post-retirement benefit plans include pension plans and other post-retirement benefit plans, the costs of which are based on estimates. Employee future benefits are subject to actuarial calculations that are complex and utilize a number of economic and demographic assumptions that are continually updated and may prove to be incorrect. Major estimates and assumptions relate to expected plan performance, salary escalation, discount rates, retirement ages of employees and future cost trends. In addition, actuaries incorporate more subjective factors into their assumptions, such as withdrawal and mortality rates. Changes in these estimates could result in increases or decreases in compensation expense in future periods.

Inventory valuation

Inventories are valued at the lower of net realizable value and average cost. The net realizable value of finished and in-process product inventory is an estimate based on various factors such as economic and market conditions, expected selling prices, freight and other transportation costs, and foreign exchange rates. The net realizable value of stores and materials inventory is an estimate based on the age and condition of the items, economic and market conditions, and freight and other transportation costs. Changes in estimates of net realizable value may result in reductions in the carrying value of inventory and corresponding charges to cost of product sold in future periods.

Cash and cash equivalents

Temporary investments with maturities of 90 days or less at the time of purchase are considered to be cash equivalents and are recorded at cost, which approximates fair value.

Accounts receivable

Certain trade accounts receivable are sold at a discount for cash such that ownership of the accounts receivable is transferred to the purchaser. No interests are retained in the accounts receivable other than the deductible associated with trade credit insurance and any obligations arising from commercial disputes with respect to the product sold. The accounts receivable are sold at a discount that reflects a financing rate from the time of the sale to the date of maturity of the accounts receivable. The accounts receivable are removed from the balance sheet when sold and consideration is received, and the discount is charged to earnings. Any provision for the trade credit insurance deductible is considered together with any allowance for doubtful collection of unsold accounts receivable.

Inventory

Finished and in-process product inventories are valued at the lower of average cost and net realizable value. Average cost includes direct and indirect expenses associated with extracting and processing minerals from the mines, as well as certain allocated expenses such as depreciation, depletion and overhead that can be attributed to bringing inventories to their present location and condition. Net realizable value is the expected difference between the average selling price for the finished product less the costs to get the product into saleable form and to the selling location.

Stores and materials inventory represents consumable spare parts on hand, which are valued at the lower of average cost or net realizable value. Net realizable value, if held for use, is average cost less any provision for obsolescence. If held for sale, net realizable value is the fair value of the parts less any costs associated with their disposal.

Capital assets

Land, buildings and equipment are recorded at cost and maintenance and repairs are expensed as incurred. Buildings are depreciated on a straight-line basis over their useful lives, ranging from 15 to 40 years. Equipment is depreciated on a straight-line basis over its useful life, determined by the number of hours expected to be in operation, which ranges from an equivalent of 5 to 35 years.

Mineral properties and development include expenditures to acquire and develop identified mineral properties and reserves and net costs relating to production during the development phase. Depletion on producing properties is provided using a unit-of-production method based upon the proven and probable mineral reserve position of the mine at the beginning of the year. Development costs incurred to expand the capacity of operating mines, to develop new ore bodies or to develop mine areas substantially in advance of current production are capitalized and charged to operations on a unit-of-production method based upon proven and probable mineral reserves.

Exploration costs are charged to earnings in the period in which they are incurred, except where these costs relate to specific properties for which economically recoverable reserves have been established, in which case they are capitalized. Upon commencement of production, these capitalized costs are charged to operations on a unit-of-production method based upon proven and probable mineral reserves.

The costs of stripping activities during the production phase of a mine are generally expensed as variable production costs. The costs are capitalized if they can be shown to represent a betterment to the mineral property. A betterment occurs when the stripping activity provides access to sources of reserves that will be produced in future periods that would not have otherwise been accessible in absence of the stripping activity. Any capitalized stripping costs are described as investing activities in the cash flow statement and are depleted on a unit-of-production basis over the life of the mineral reserves that directly benefit from the specific stripping activity.

Capital assets are tested for impairment if there is an indication that the carrying amount of such assets may not be fully recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. If impairment is indicated the capital asset is written down to its fair value. Fair value is generally determined based on the estimated discounted future cash flows of the asset.

Goodwill

Goodwill is the excess of the cost of the acquired investment over the fair value amounts assigned to the identifiable assets acquired and liabilities assumed. Goodwill is tested for impairment annually or when an event or circumstance occurs that would indicate that the asset may be impaired. Impairment losses are recognized in current period earnings.

Research and development

Research costs are charged to earnings in the period in which they are incurred.

Development costs related to products and processes for which the technical and economic feasibilities are established are deferred until commercial production or until the process is in use, at which point they are depreciated over the useful life of the asset.

Capitalized interest

Interest is capitalized on major capital projects under development based on the borrowing rate of debt related to the project, or the average cost of borrowing.

Asset retirement obligations

Asset retirement obligations are recognized in the period in which they are incurred if a reasonable estimate of fair value can be determined. The fair value of the estimated asset retirement costs is capitalized as part of the carrying amount of the long-lived asset and depleted using a unit-of-production method based upon the proven and probable mineral reserve position of the mine. Increases in the asset retirement obligations resulting from the passage of time are recorded as accretion expense. Actual expenditures incurred are charged against the accumulated obligation. The asset retirement obligation is reviewed annually and revised for changes in estimated future costs and regulatory requirements.

Foreign currency translation

Transactions denominated in a foreign currency are translated into Canadian dollars at the exchange rate in effect on the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are translated into Canadian dollars at period-end exchange rates and gains or losses are recorded as a component of Other items, net in the consolidated statements of income.

Financial instruments

All financial instruments are initially recorded at fair value. Financial assets are designated upon inception as either i) held-to-maturity, ii) held-for-trading, iii) available-for-sale, or iv) other loans and receivables. The designation determines the method by which the financial assets are carried on the balance sheet subsequent to inception and how changes in value are recorded.

All of the Trust’s financial assets, other than derivative financial instruments, have been designated as either held-to-maturity or other loans and receivables and are carried on the balance sheet at amortized cost. Held-to-maturity financial assets are restricted to fixed term investments that the Trust has the intent and ability to hold to maturity. The Trust does not have any financial assets that are designated as held-for-trading other than its derivative financial instruments. The Trust utilizes foreign exchange forward contracts to manage its foreign currency exposure to changes in the Canadian/U.S. dollar exchange rate. The Trust’s policy is to not employ derivative financial instruments for trading or speculative purposes.

Derivative financial instruments are carried on the balance sheet at fair value with unrealized gains or losses reported through earnings, unless hedge accounting is elected. Effective January 1, 2007, the Trust elected not to employ hedge accounting for its foreign exchange forward contracts and accordingly, changes in the fair value of the contracts are recognized as Other items, net in the consolidated statements of income. The Trust does not have any financial assets that are designated as available-for-sale.

Financial liabilities are designated as either i) held-for-trading or ii) other liabilities. All of the Trust’s financial liabilities, other than derivative financial instruments, have been designated as other liabilities and are carried on the balance sheet at amortized cost.

Transaction costs associated with held-for-trading financial instruments are expensed as incurred, while transaction costs associated with all other financial instruments are added to the initial carrying amount of the asset or liability.

Revenue recognition

Sales revenues are recognized when the risks and rewards of ownership pass to the customer. This occurs when coal is either loaded onto a train, truck or an ocean going vessel or when it is unloaded at the final destination, depending on the terms of the sales contract.

Income taxes

Future tax assets and liabilities are based on differences between the value of assets and liabilities in the financial statements and their values for income tax, provincial mineral tax and Crown royalty purposes, using substantively enacted tax and royalty rates. The effect of changes in income tax, provincial mineral tax and Crown royalty rates on future income tax assets and liabilities is recognized in the period that the change occurs. A future tax asset is recognized if it is more likely than not to be realized.

Unit-based compensation

The fair-value method of accounting for stock-based compensation related to unit options was adopted for all awards granted, modified or settled on or after January 1, 2003. No unit options have been granted since the 2003 Arrangement.

A unit equivalent plan is in place for Trustees and Directors, who receive a portion of their compensation in unit equivalents. The unit equivalents when granted are valued using the five-day weighted average trading price of a unit immediately preceding the award date and vest over a one-year period. The vested unit equivalents are re-valued quarterly based on the closing price of the units trading on the Toronto Stock Exchange, with an equivalent charge to earnings. Notional distributions earned on the vested unit equivalents are charged to earnings. These unit equivalents are paid in either cash or units at the option of the holder.

A deferred unit equivalent incentive plan was implemented effective January 1, 2007, which provides grants of unit equivalents to certain employees. The unit equivalents are granted once per year and are initially valued at the five-day weighted average unit price immediately preceding the grant date. The unit equivalents vest at the end of a three year period and the initial value of the unit equivalents on the grant date is charged to earnings ratably over the vesting period. The accrued unit equivalents are re-valued quarterly based on the closing price of the units on the Toronto Stock Exchange with an equivalent charge to earnings. Notional distributions earned on the accrued unit equivalents are charged to earnings. These unit equivalents are paid in cash at the end of the three year vesting period. No actual units are issued under the plan.

Employee future benefits

The costs of pensions and other post-retirement benefits, which are primarily health care and life insurance, are actuarially determined using the projected benefit method prorated on service and management’s best estimate of expected plan investment performance, salary escalation, retirement ages of employees and expected costs. The expected return on plan assets is estimated based on the fair value of plan assets. The projected benefit obligation is discounted using a market interest rate at year end for high quality corporate debt instruments.

For defined benefit pension plans, employee future benefit expense includes the cost of pension benefits earned during the current year, the interest cost on pension obligations, the expected return on pension plan assets, the amortization of adjustments arising from pension plan amendments, and the amortization of actuarial gains or losses when they exceed 10% of the greater of the benefit obligation and the related fair value of plan assets. The amortization period for adjustments and net actuarial gains or losses is the expected average remaining service lives of employees covered by the various plans.

Contributions to defined contribution pension plans are expensed when the benefits are earned.

The costs of post-retirement benefits other than pensions are recognized on an accrual basis over the estimated remaining service lives of employees.

3. Recent and upcoming changes in accounting policies

Financial instruments, hedges and comprehensive income

CICA Handbook section 3855, Financial Instruments—Recognition and Measurement, section 3865, Hedges, and section 1530, Comprehensive Income, became applicable to the Trust on January 1, 2007.

Section 3855 establishes standards for recognizing and measuring financial instruments and non-financial derivatives. The standard specifies how financial instruments should be recorded on the balance sheet and how gains and losses from the changes in fair value of financial instruments should be recognized. The standard effectively provides the option of carrying all financial instruments on the balance sheet at fair value. For certain financial instruments, such as derivatives, fair value recognition is mandatory while for others there is the option of using either fair value or amortized cost as the basis of measurement. With respect to financial instruments other than derivatives, the adoption of section 3855 did not have a material impact because the Trust’s non-derivative financial instruments continue to be carried at amortized cost under the new accounting standard.

Section 3865 replaces AcG-13, Hedging Relationships, and provides new standards for the accounting treatment of qualifying hedging relationships and the related disclosures. The recommendations of this section are optional and are only required if the entity is applying hedge accounting. The Trust has elected not to apply hedge accounting under section 3865 at this time.

The adoption of section 3855 and the Trust’s election not to designate the foreign exchange forward contracts as hedges may contribute to earnings volatility and have a material impact on reported net income in a given period depending on the variability of the U.S./Canadian dollar exchange rate and the amount of forward contracts outstanding. The Trust has entered into a significant number of foreign exchange forward contracts, in accordance with its regular ongoing foreign currency risk management program. These derivatives are now carried at fair value in the consolidated balance sheets with changes in the fair value of the derivative between the date of inception and the maturity date recorded as gains or losses in net income.

As a result of the Trust’s decision not to apply hedge accounting, both the realized and unrealized gains or losses on its foreign exchange forward contracts are recorded as components of Other items, net in the consolidated statements of income and comprehensive income. Prior to 2007, the foreign exchange forward contracts were designated as hedges under the previous accounting standards and, accordingly, unrealized gains or losses on the contracts were not recorded in net income and the realized gains or losses on the contracts were included in Revenues.

Section 1530 introduced the concept of comprehensive income and provides alternatives for the disclosure of other comprehensive income. Accumulated other comprehensive income is a new caption within the unitholders’ equity section of the consolidated balance sheet. Other comprehensive income includes certain unrealized items affecting the carrying amounts of assets and liabilities that are not included in net income. For the Trust, the major item included in accumulated other comprehensive income was the foreign currency translation adjustment. On January 1, 2007, the foreign currency translation account balance of $9.0 million was reclassified to accumulated other comprehensive income. This reclassification did not affect total unitholders’ equity or net income. The comparative figures have been restated to reflect the reclassification of the foreign currency translation account to accumulated other comprehensive income and to reflect foreign currency translation adjustments as other comprehensive income. During 2007, the foreign currency translation account balance was eliminated due to the sale of NYCO—see note 16.

Inventories

CICA Handbook Section 3031 provides new guidelines for accounting for inventories. Section 3031 will become applicable to the Trust on January 1, 2008, and is not expected to have a material impact on its consolidated financial statements.

Financial instruments and capital disclosures

CICA Handbook Section 1535, Capital Disclosures, and CICA Handbook Section 3863, Financial Instruments—Presentation are new disclosure requirements that will become effective for the Trust beginning January 1, 2008. Any additional disclosures related to the Trust’s financial instruments and capital management strategies will be added to existing disclosures provided by the Trust in the notes to the consolidated financial statements beginning in the first quarter of 2008.

Intangible assets

CICA Handbook Section 3064, Intangible Assets, will become applicable to the Trust on January 1, 2009. The new guidance will replace Section 3062, Goodwill and Other Intangible Assets, and is issued with the withdrawal of other accounting pronouncements dealing with intangible assets. Section 3064 provides guidance that clarifies the recognition and initial measurement of intangible assets, especially internally generated intangibles, and will virtually eliminate the practise of deferring costs that no longer meet the definition of an asset. The Trust is currently evaluating the impact of this standard on the consolidated financial statements.

International financial reporting standards (IFRS)

The use of IFRS for financial reporting in Canada will become applicable for all publicly accountable enterprises for the year beginning January 1, 2011. The Trust, as a publicly accountable enterprise, is in the process of developing an implementation strategy to establish timelines and identify significant differences between Canadian GAAP and IFRS. The impact on the consolidated financial statements of converting to IFRS are unknown at this time.

4. Inventory

	As at December 31
(millions of Canadian dollars)	2007	2006

Finished and in-process product inventories	$ 86.7	$ 82.0
Stores and materials	47.3	43.4

	$134.0	$125.4

5. Capital assets

	As at December 31, 2007
(millions of Canadian dollars)	Cost	Accumulated Amortization	Net book Value

Land, buildings and equipment	$793.6	486.0	307.6
Mineral properties and development	479.1	136.3	342.8
Capital leases	3.2	0.8	2.4

	$1,275.9	623.1	652.8

	As at December 31, 2007
(millions of Canadian dollars)	Cost	Accumulated Amortization	Net book Value

Land, buildings and equipment	$686.7	459.5	227.2
Mineral properties and development	495.3	121.9	373.4
Capital leases	3.1	0.5	2.6

	$1,185.1	$581.9	$603.2

At December 31, 2007, costs of $24.0 million (2006 – $11.8 million) were capitalized for reserves and coal deposits located on properties not currently being mined and for equipment not yet placed in service, which are not being amortized. During 2006 and 2007, no interest was capitalized for major projects under construction.

Prior to the 2003 Arrangement, certain stripping costs incurred during the production phase of mining were deferred. No stripping costs were deferred in 2006 or 2007. The net book value of these deferred stripping costs at December 31, 2007 was $36.5 million (2006 – $37.8 million), which is included in mineral properties and development. The balance is being depleted using a unit-of-production method based upon proven and probable mineral reserves. Depletion expense on these deferred stripping costs was $1.3 million for 2007 (2006 – $1.3 million).

6. Other assets

	As at December 31
(millions of Canadian dollars)	2007	2006

Long-term receivables	$6.3	$6.5
Accrued pension benefits (note 8)	11.2	12.0
Other	2.1	2.3

	$19.6	$20.8

7. Long-term debt and banking facilities

	As at December 31
(millions of Canadian dollars)	2007	2006

Long-term debt:
Five-year bank credit facilities:
US$283.0 million (2006 – US$250.0 million) in LIBOR rate loans with an average interest rate of 5.5% (2006 – 5.9%)	$279.6	$291.3
Revolving bankers acceptances	—	18.0

Other debt:
Equipment financing due 2009 bearing an interest rate of 5.1%	1.4	2.8
Capital lease obligations expiring in 2011 with an interest rate of 5.3%	1.5	2.1

	282.5	314.2
Less current portion	(1.6)	(1.7)

	$280.9	$312.5

The Trust and Elk Valley Coal together have a five-year revolving bank credit facility with a syndicate of banks. The banks have committed up to $400.0 million to the Trust and up to $200.0 million to Elk Valley Coal, of which the Trust’s share is $120.0 million. The borrowings can be an equivalent amount in either Canadian or U.S. dollars. The facility is due February 11, 2012, but it may be extended annually for one additional year at the request of the borrowers and with the concurrence of the banking syndicate. The facility may be used for general corporate purposes and to issue letters of credit or guarantee. The forms of borrowings are at the discretion of the borrowers. Short-term borrowings may be rolled over at the sole discretion of the borrowers, unless an event of default has occurred, in which case the maximum period is one month. Both the Trust’s and Elk Valley Coal’s borrowings are currently in the form of U.S. LIBOR rate loans. The facility requires no repayment until its due date. The Trust’s borrowings under the facility are collateralized by its proportionate interest in the assets of Elk Valley Coal and guarantees provided by Elk Valley Coal. Elk Valley Coal’s borrowings are secured by limited recourse guarantees or security agreements from the partners in proportion to their ownership interests. A default by either the Trust or Elk Valley Coal triggers a default under the facility.

At December 31, 2007, the Trust’s share of other uses of bank facilities and unused lines of credit are summarized in the following table:

	As at December 31
(millions of Canadian dollars)	2007	2006

Other use of bank credit facilities:
Issued and outstanding letters of credit and guarantee:
The Trust	$ —	$ 0.1
Elk Valley Coal (Trust’s share)	47.3	51.3

	$ 47.3	$ 51.4

Unused bank credit facilities:
The Trust	$153.0	$108.6
Elk Valley Coal (Trust’s share)	40.1	50.7

	$193.1	$159.3

8. Other long-term liabilities

	As at December 31
(millions of Canadian dollars)	2007	2006

Asset retirement obligations	$119.9	$ 67.5
Pension and other post-retirement benefits	29.0	24.7
Non-controlling interest	6.4	7.0
Other, net	1.9	0.9

	$157.2	$100.1

Asset retirement obligations

Asset retirement obligations are based on the fair value of known or estimated costs to reclaim all disturbed sites to meet existing regulatory standards. The estimated costs include allowances for the reclamation of all pits, spoils, tailings ponds and mine infrastructure and are based on the existing cost structure for these activities at each of the operations. Reclamation is normally carried out continuously over the life of each mining operation and is largely controlled by the rate that mining progresses over specific areas as those areas become available for reclamation. The calculations of the asset retirement obligations include estimates of reclamation spending over the next 44 years. Reclamation plans and scheduling are predicated on completing a large proportion of the outstanding reclamation prior to depleting the reserves contained in the long-range mine plan. Reclamation of buildings and processing plants is expected to occur at the end of mining operations in the general area. These obligations are funded from general cash resources at the time reclamation work is completed.

The following table presents the reconciliation of asset retirement obligations:

	As at December 31
(millions of Canadian dollars)	2007	2006

Balance—beginning of year	$ 67.5	$69.5
Liabilities incurred	1.0	1.6
Liabilities settled	(2.6)	(1.6)
Accretion expense	4.4	4.3
Revision in estimated costs	49.4	(6.9)
Other	0.2	0.6

Balance—end of year	$119.9	$67.5

Asset retirement obligations and costs are periodically reviewed and are revised for changes in future estimated costs and regulatory requirements. At December 31, 2007, the total estimated undiscounted cost to settle the obligations is $225.4 million (2006 – $143.2 million), which using an average credit adjusted risk-free rate of 6.5% (2006 – 6.8%) and an annual inflation factor of 2.75% (2006 – 2.0%), results in a discounted obligation of $119.9 million (2006 – $67.5 million).

Pension and other post-retirement benefit obligations

	As at December 31
(millions of Canadian of dollars)	2007	2006

Pensions	$13.6	$11.7
Other post retirement benefits	15.4	13.0

	$29.0	$24.7

Substantially all employees participate in either a defined benefit or defined contribution pension plan.

There are several defined contribution plans which require minimum matching contributions by the employees and some of these plans permit additional voluntary contributions to be made by the employees. The cost of these plans for the year ended December 31, 2007 was $3.5 million (2006 – $3.6 million; 2005 – $2.8 million), which includes the employer contributions and payments of fees to third party service providers. There have been no significant changes to these plans which would affect the comparability to prior year’s compensation expense.

There are three defined benefit plans, all of which do not require employee contributions. The benefits are determined using two alternative methodologies depending on the plan. Under the “best average pay” plans, the pension benefit is determined by applying a formula to the best average earnings over a given period. Under the “flat benefit” plans, the pension benefit is a fixed dollar amount per month for each year of service. For accounting purposes the accrued benefit obligation and fair value of plan assets are measured at December 31, 2007.

Actuarial valuations are completed every three years. The purpose of the actuarial valuation is to confirm the actuarial liability relating to members in the plan and to establish the minimum contributions that are required to be made in order to fund the plan from the date of the actuarial valuation to the effective date of the next actuarial valuation. Two of the defined benefit plans had actuarial valuations completed as at December 31, 2006. The third plan was completed as at December 31, 2005. Actuarial valuations are also completed every three years for the other post retirement benefit plans with the next valuation to be completed as at December 31, 2007.

Investment strategies support the objectives of each defined benefit pension plan and are related to the plan demographics and timing of expected benefit payments to plan members. The objective is to achieve an annual return on plan assets over a four-year period equal to at least the general inflation rate plus 4.0%. The assets of the defined benefit pension plans are managed by pension fund managers under the oversight of the Elk Valley Coal pension committee. An asset allocation mix has been developed for each defined benefit pension plan to help achieve this objective. The plan assets are monitored quarterly and rebalanced when the asset classes exceed their target asset allocations. Reviews of the investment guidelines for each plan are undertaken annually and portfolio and investment managers’ performance is monitored quarterly.

In addition to pension benefits, other post retirement benefits including health care and life insurance benefits are provided for retired employees, depending upon their respective terms of employment. These other post-retirement benefits are unfunded.

Defined benefit pension expense and other post-retirement benefit expense includes the following components for the year ended December 31, 2007 and are included in Cost of product sold and Selling, general and administration expense:

	Years ended December 31
	2007		2006		2005
(millions of Canadian dollars)	Defined benefit pension plans	Other post- retirement benefits	Defined benefit pension plans	Other post- retirement benefits	Defined benefit pension plans	Other post- retirement benefits

Current service cost of benefits	$ 7.3	$0.9	$ 6.4	$0.9	$ 4.6	$0.7
Interest cost on projected benefit obligation	9.8	1.2	9.0	0.9	7.7	0.7
Actual return on pension fund assets	(2.3)	—	(16.1)	—	(11.8)	—
Difference between actual and expected rate of return on plan assets	(7.6)	—	8.5	—	4.8	—
Amortization of actuarial losses	1.5	0.6	2.9	—	1.2	—
Amortization of past service costs	3.3	—	2.9	—	0.7	—

Net expense	$12.0	$2.7	$13.6	$1.8	$ 7.2	$1.4

Actuarial gains or losses for the defined benefit pension plans are deferred and amortized to pension expense over the expected average remaining service lives of employees. Past service costs are amortized to pension expense on a straight-line basis over the remaining service period of employees. The following expense would represent the net pension expense if these items were not deferred:

	Years ended December 31
	2007		2006		2005
(millions of Canadian dollars)	Defined benefit pension plans	Other post- retirement benefits	Defined benefit pension plans	Other post- retirement benefits	Defined benefit pension plans	Other post- retirement benefits

Net pension expense above	$12.0	$2.7	$13.6	$1.8	$7.2	$1.4

Amounts deferred for later recognition:
Difference between expected and actual return on plan assets	7.6	—	(8.5)	—	(4.8)	—
Difference between past service costs amortized and past service costs incurred	(3.3)	—	13.8	—	(0.7)	—
Difference between actuarial losses amortized and actuarial losses (gains) incurred	(16.2)	(0.6)	2.9	—	24.4	—

	$0.1	$2.1	$21.8	$1.8	$26.1	$1.4

Information about the defined benefit pension plans and other post-retirement benefit plans, in aggregate, is as follows:

	2007		2006
(millions of Canadian dollars)	Defined benefit pension plan	Other post- retirement benefits	Defined benefit pension plan	Other post- retirement benefits

Change in benefit obligations:

Benefit obligations—beginning of year	$191.2	$ 21.3	$159.0	$ 17.6
Actuarial revaluation	(6.1)	1.1	5.8	—
Current service cost	7.3	0.9	6.4	0.9
Interest cost	9.8	1.2	9.0	0.9
Benefits paid	(6.4)	(0.4)	(5.8)	(0.3)
Transfers to other plans	0.4	—	—	—
Impact of new discount rate	(8.6)	(1.1)	—	—
Plan improvements	—	—	16.7	—
Other	(0.2)	0.1	0.1	2.2

Benefit obligations—end of year	187.4	23.1	191.2	21.3

Change in fund assets:

Fair value of fund assets—beginning of year	139.1	—	112.3	—
Actual return on fund assets	2.3	—	16.1	—
Employer contributions	9.3	0.4	16.4	0.3
Benefits paid	(6.4)	(0.4)	(5.8)	(0.3)
Other	0.4	—	0.1	—

Fair value of fund assets—end of year	144.7	—	139.1	—

Funded status—plan deficit	(42.7)	(23.1)	(52.1)	(21.3)
Unamortized prior service cost	11.1	—	14.4	—
Unamortized net actuarial loss	29.2	7.7	38.0	8.3

Accrued benefit asset (liability)	$ (2.4)	$(15.4)	$ 0.3	$(13.0)

Represented by:
Accrued benefit assets (note 6)	$ 11.2	$ —	$ 12.0	$ —
Accrued pension liability	(13.6)	(15.4)	(11.7)	(13.0)

	$ (2.4)	$(15.4)	$ 0.3	$(13.0)

None of the defined benefit pension plans included in the above table were fully funded as of December 31, 2007 or December 31, 2006.

Pension fund assets consist of the following investments based on fair values:

	As at December 31
(millions of Canadian dollars)	2007	2006

Cash and cash equivalents	$ 0.6	$ 3.2
Fixed income	52.8	53.4
Canadian equity	32.3	43.0
U.S. equity	26.7	25.4
European, Australian and Asian equity	21.4	14.1
Real estate	7.6	—
Infrastructure	3.3	—

	$144.7	$139.1

There are no investments in related parties included in the fund assets at December 31, 2007. In 2006 the fund assets included investments in Teck Cominco, a related party, equal to 0.4% of the total fair value.

Annual contributions to the defined benefit pension plans are not less than the minimum amounts required by legislation. Based on the latest actuarial valuation reports and applicable legislation, contributions of $9.3 million (2006 – $16.4 million) were made to the defined benefit pension plans for the year ending December 31, 2007. Contributions in 2006 included a $10.8 million voluntary employer contribution. Expected contributions for 2008 are $6.7 million, which reflects the minimum amount required by legislation. No voluntary employer contributions were made in 2007 and none are expected to be made in 2008.

Estimated benefit payments for each of the next five years through 2012 and the aggregate of the five years thereafter are as follows:

(millions of Canadian dollars)	Pension Benefits	Other Post-Retirement Benefits

2008	7.2	0.4
2009	8.2	0.5
2010	9.4	0.5
2011	10.7	0.6
2012	12.4	0.7
2013 to 2017	118.7	6.9

Actuarial assumptions used to calculate the defined benefit pension expense and benefit obligations and to calculate other post-retirement benefit expense and obligations are:

	Years ended December 31
	2007	2006	2005

Discount rate for plan expense	5.0%	5.0%	6.0%
Discount rate for plan obligations	5.3%	5.0%	5.0%
Projected future salary increases	4.0%	4.0%	4.0%
Expected rate of return on fund assets	7.0%	7.0%	7.3%

Projected health care cost increases:
Provincial	4.0%	4.0%	3.0%
Extended care	9.0%	10.0%	9.5%
Assumed health care cost trend rate*	9.0% to 5.0%	10.0% to 5.0%	9.5% to 5.0%

*	Ultimate trend rate expected to be achieved in 2011.

The expected long-term rate of return on fund assets is developed based on projected returns for each asset class, as well as the target asset allocation of the pension portfolio.

Sensitivities

A one percentage point change in health care costs would have the following impact on the components of other post-retirement benefit obligations:

(millions of Canadian dollars)	1% increase	1% decrease

Increase (decrease) in total service and interest cost	$0.1	$(0.1)
Increase (decrease) in benefit obligation	$0.2	$(0.1)

Non-controlling interest

Effective August 1, 2005 two steel producers each acquired a 2.5% equity investment in the Elkview Mine Limited Partnership. This transaction resulted in a dilution gain of $27.2 million, which was reported as a component of Other items, net in the 2005 consolidated statement of income and comprehensive income.

9. Income taxes

Income tax expense is made up of the following components:

	Years ended December 31
(millions of Canadian dollars)	2007	2006	2005

Current income tax expense (reversal):
Provincial mineral taxes and Crown royalties	$ 38.3	$75.5	$ 58.7
Canadian corporate income taxes	0.4	(0.3)	3.9

	38.7	75.2	62.6

Future income tax expense (reversal):
Provincial mineral taxes and Crown royalties	2.0	9.2	31.3
Canadian corporate income taxes	71.0	—	(128.3)

	73.0	9.2	(97.0)

Total income tax expense (reversal)	$111.7	$84.4	$(34.4)

Prior to the 2005 Arrangement, income tax expense had consisted of current and future Canadian corporate income taxes, provincial mineral taxes and Crown royalties. Coincident with the 2005 Arrangement and the creation of a flow-through structure, the Trust reversed its accumulated balance of future Canadian corporate income taxes outstanding on the date of the 2005 Arrangement of $164.3 million. On June 22, 2007, legislation was enacted that effectively imposes income tax for income trusts, including royalty trusts, for taxation years beginning in 2011. The enactment of this legislation triggered the recognition of future Canadian corporate income tax assets and liabilities, with a corresponding impact on future Canadian corporate income tax expense, based on temporary differences expected to reverse after the date that the taxation changes take effect. A $71.0 million future income tax liability at December 31, 2007 and a $71.0 million charge to income tax expense were recorded based on estimated gross temporary differences of approximately $253.0 million that are expected to reverse after 2010, using an effective tax rate of 28%.

The following table reconciles the income tax expense calculated using statutory tax rates to the actual income tax expense.

	Years ended December 31
(millions of Canadian dollars)	2007	2006	2005

Expected income tax expense at Canadian statutory tax rate of 39% (2006 – 39%; 2005 – 39%)	$ 169.3	$ 244.6	$ 312.0

Increase (decrease) in taxes resulting from:
Allocation of net income to unitholders	(169.1)	(246.3)	(231.6)
Provincial mineral taxes and Crown royalties	40.5	84.7	89.9
Future Canadian corporate income taxes recognized as a result of the taxation change	71.0	—	—
Loss on reduction of interest in Elk Valley Coal	—	—	(3.7)
Resource allowance	—	—	(26.1)
Gain on issuance of partnership interest	—	—	(10.6)
Reversal of future income taxes	—	—	(164.3)
Other	—	1.4	—

Income tax expense (reversal)	$ 111.7	$ 84.4	$ (34.4)

The temporary differences comprising the future income tax assets and liabilities are as follows:

	As at December 31
(millions of Canadian dollars)	2007	2006

Future income tax assets:
Asset retirement obligations	$ 48.2	$ 8.5

Future income tax liabilities:
Capital assets carrying value in excess of tax basis	187.7	63.1
Other	(12.6)	(0.7)

	175.1	62.4

Net future income tax liabilities	$126.9	$53.9

The Trust recognized future provincial mineral tax assets of $8.7 million in 2006 and $22.8 million in 2005. The recognition of these future tax assets reduced goodwill by the same amounts because the future tax assets existed but were unrecognized at the time of the 2003 Arrangement. During 2007, none of these future tax assets were utilized (2006 – $13.1 million).

10. Commitments, contingencies, credit risk management and fair values

Foreign exchange forward contracts

Foreign exchange forward contracts are used to fix the rate at which certain future anticipated flows of U.S. dollars are exchanged into Canadian dollars. As at December 31, 2007, the Trust had outstanding foreign exchange forward contracts totalling US$256.0 million at an average exchange rate of US$0.87. All of the contracts mature in the first quarter of 2008.

At December 31, 2007, unrealized gains on foreign exchange forward contracts were $38.7 million (2006 – $4.5 million loss; 2005 – $56.8 million gain) based on an average forward U.S./Canadian dollar exchange rate of US$1.01. Realized gains on foreign exchange forward contracts in 2007 were $74.5 million (2006 – $59.4 million; 2005 – $107.2 million).

Leases

Elk Valley Coal leases mining equipment, vehicles and rail cars. The minimum lease payments are payable in both Canadian and U.S. dollars and at December 31, 2007 the Trust’s portion of these minimum payments is as follows:

(millions of dollars)	US$	CDN$	Total CDN$ equivalent

2008	$1.8	$15.1	$16.8
2009	0.9	4.7	5.5
2010	0.4	1.6	2.1
2011	0.4	0.8	1.2
2012 and thereafter	0.4	0.6	1.0

	$3.9	$22.8	$26.6

U.S. dollar commitments have been translated to the Canadian dollar equivalent using the year-end U.S./Canadian dollar exchange rate of US$1.01.

Credit risk management

Export-coal sales represent the principal component of Elk Valley Coal’s revenues. Coal is sold under contract or in the spot market to approximately 45 customers worldwide. The majority of these customers are steel producers. Coal sales are typically contracted in U.S. dollars and terms of payment generally range from seven to 60 days. To manage its credit risk, Elk Valley Coal obtains, to the extent practical, either export trade credit insurance or confirmed irrevocable letters of credit.

The Trust, directly and through its interest in Elk Valley Coal, is exposed to credit losses in the event of non-performance by counterparties to financial instruments, including the Trust’s foreign exchange forward contracts. However, the Trust and Elk Valley Coal deal with counterparties of high credit quality to mitigate the risk of non-performance. In addition, the Trust does not believe that there are any significant concentrations of credit risk.

Fair values

The carrying amounts of short-term financial assets and liabilities as presented in the consolidated balance sheets are reasonable estimates of fair values due to the relatively short periods to maturity and the commercial terms of these instruments. The carrying amount of long-term debt excluding capital leases and equipment financing of $279.6 million at December 31, 2007 is considered to be a reasonable estimate of fair value.

Sale of receivables

Elk Valley Coal has entered into a US$100 million facility, which is renewable annually, allowing it to sell certain U.S. dollar receivables. The proceeds from the sale of receivables are 100% of the invoiced amount less a discount equal to the applicable market financing rate, as applied to the period from the date of sale to the date of maturity of the receivable. When selling a receivable, Elk Valley Coal transfers ownership of the receivable and assigns its interest in any applicable trade credit insurance coverage. Elk Valley Coal expends minimal effort to manage the accounts receivable subsequent to their sale and ascribes no value to this effort.

At the time of their sale, the receivables are removed from the balance sheet and the discount is charged to Other items, net in the consolidated statements of income. The Trust’s share of receivables sold in 2007 amounted to US$753.4 million (2006 – US$662.9 million). The Trust’s portion of accounts receivable sold and outstanding under this agreement as at December 31, 2007 amounted to US$6.1 million (2006 – US $8.2 million).

Neptune terminals

By virtue of its 46% ownership interest in Neptune Bulk Terminals (Canada) Ltd. (Neptune Terminals), a terminal operation located in Vancouver, Canada, Elk Valley Coal is effectively obligated for its share of the bank indebtedness and asset retirement obligations of Neptune Terminals. The Trust’s share of these obligations at December 31, 2007 was $13.0 million (2006 – $11.4 million) and $3.3 million (2006 – $3.3 million), respectively. The interest in Neptune Terminals is accounted for using the equity method.

Other

During the normal course of business activity, the Trust is occasionally involved in litigation proceedings. Management considers the aggregate liability, if any, to the Trust in respect of these actions and proceedings not to be material.

11. Unitholders’ equity

Authorized

The Trust has an unlimited number of units authorized for issuance pursuant to the declaration of trust. The units represent a beneficial interest in the Trust. All units share equally in all distributions from the Trust and have equal voting rights.

No conversion, retraction or pre-emptive rights are attached to the units. Trust units are redeemable at the option of the unitholder at a price that is the lesser of 90% of the average closing price of the units on the principal trading market for the previous 10 trading days and the closing market price on the date of tender for redemption, subject to restrictions on the amount redeemable each quarter.

Trust units

(millions of units and Canadian dollars)	Units	Amount

Balance at December 31, 2005	147.0	$359.4
Units issued on exercise of options	—	0.3

Balance at December 31, 2006	147.0	359.7
Units issued on exercise of options	0.1	0.1
Units issued under distribution reinvestment plan	1.2	39.5

Balance at December 31, 2007	148.3	$399.3

Distribution reinvestment plan

During 2007, the Trust implemented a distribution reinvestment plan. Approximately 1,250,000 units were issued under the plan in 2007 in lieu of cash distributions of $39.5 million. In addition, approximately 380,000 units were issued in January 2008 in lieu of cash distributions of $13.5 million.

Distribution payments are reflected in the consolidated statements of cash flows net of reinvestments under the distribution reinvestment plan of $39.5 million for the year ended December 31, 2007.

Accumulated cash distributions

Cash distributions to unitholders are made after being declared by the Trustees in accordance with the distribution policy of the Trust. The declaration of trust requires the Trust to make distributions annually in an amount sufficient to eliminate its liability for current Canadian corporate income taxes.

	As at December 31
(millions of Canadian dollars)	2007	2006

Balance-beginning of year	$1,734.6	$1,124.4
Distributions declared	358.8	610.2

Balance-end of year	$2,093.4	$1,734.6

Cash distributions to unitholders can exceed net income. Should this persist, unitholders’ equity may decline. Further, the 2003 Arrangement resulted in the assets and liabilities of the Trust being recorded at the historical net book values recorded by Old Fording. At the time of the 2003 Arrangement, the market capitalization of the Trust was $1.4 billion and its net book value was $300.0 million. If the assets had been revalued at that time, the impact of distributions on unitholders’ equity would not be as significant.

Accumulated other comprehensive income

Accumulated other comprehensive income is made up of the following components:

	Years ended December 31,
(millions of Canadian dollars)	2007	2006	2005

Accumulated other comprehensive income, beginning of year:
Foreign currency translation account balance	$9.0	$4.9	$7.5
Fair value of foreign exchange forward contracts outstanding on January 1, 2007	(4.5)	—	—

	4.5	4.9	7.5

Other comprehensive income (loss):
Settlement of foreign exchange forward contracts outstanding on January 1, 2007	4.5	—	—
Release of foreign currency translation account balance on sale of NYCO	(6.8)	—	—
Foreign currency translation adjustments related to NYCO	(2.2)	4.1	(2.6)

	(4.5)	4.1	(2.6)

Accumulated other comprehensive income, end of year	$—	$9.0	$4.9

The adoption of new accounting standards for financial instruments on January 1, 2007 required the Trust to record its foreign exchange forward contracts outstanding on January 1, 2007 (the transition date) as a liability at their fair value of $4.5 million in the 2007 opening balance sheet.

These derivatives outstanding on the transition date were not designated as hedges under the new accounting standards. Under the transition provisions of the new accounting standards, the Trust recorded a charge to the 2007 opening balance of accumulated other comprehensive income of $4.5 million. All of the foreign exchange forward contracts outstanding on the transition date settled during 2007 and, accordingly, the $4.5 million balance in accumulated other comprehensive income was released to income as a component of Other items, net.

The foreign currency translation adjustments resulted from the translation of NYCO’s U.S. dollar financial statements into Canadian dollars. The foreign currency translation account balance was eliminated on the sale of NYCO as explained in note 16.

Earnings per unit

In calculating diluted earnings per unit, net income remains unchanged from the basic earnings per unit calculation and the number of units outstanding is increased for the dilutive effect of outstanding unit options. The treasury stock method is used to determine the dilutive effect of unit options. The weighted average number of units outstanding for purposes of calculating basic and diluted earnings per unit is outlined in the following table:

	As at December 31
(millions of units)	2007	2006	2005

Weighted average number of units outstanding, basic	147.9	147.0	147.0
Effect of dilutive securities, unit options	—	0.1	—

Weighted average number of units outstanding, diluted	147.9	147.1	147.0

12. Unit-based compensation

The Trust has four unit-based compensation arrangements, including an option plan, an employee unit purchase plan, a unit equivalent plan for Trustees and Directors, and a deferred unit equivalent incentive plan for certain employees. These plans resulted in compensation expense of $2.8 million in 2007 (2006 – expense recovery of $0.3 million; 2005 – expense of $2.4 million).

Option plan

Under the 2003 Arrangement, all options to purchase common shares of Old Fording were exchanged for options to purchase units of the Trust. The Trust has not granted any options since the 2003 Arrangement.

	Number	Weighted Average Exercise Price

Options—December 31, 2005	92,358	$5.21
Exercised	50,130	6.34

Outstanding—December 31, 2006	42,228	3.87
Exercised	12,684	3.66
Expired	7,725	3.80

Outstanding—December 31, 2007	21,819	$4.01

At December 31, 2007, the details of options outstanding, all of which are exercisable, were as follows:

Range of exercise prices	Number outstanding and exercisable	Weighted average remaining contractual life	Weighted average exercise price

$ 3-5	17,919	2.2	$3.19
5-10	3,900	4.0	7.79

$3-10	21,819	2.5	$4.01

Employee unit purchase plan

An employee unit purchase plan is in place whereby units of the Trust are purchased on the open market for employees. The plan allows all employees to contribute up to 6% of their base earnings while the employer contributes $1 for every $3 contributed by the employee. The cost of the plan is included in earnings and is recognized over a one-year vesting period.

The total number of units purchased on behalf of employees under the employee unit purchase plan in 2007, including the employer’s contributions, was 91,396 units (2006 – 81,421 units; 2005 – 53,606 units) with the Trust’s share costing $0.5 million (2006 – $0.5 million; 2005 – $0.4 million).

Unit equivalent plan

Unit equivalents are issued to Directors and Trustees. There were 27,355 unit equivalents awarded during 2007 (2006 – 15,223 unit equivalents; 2005 – 11,625 unit equivalents). The total compensation expense for 2007 was $0.9 million (2006 – expense recovery of $0.8 million; 2005 – expense of $2.0 million) and included the cost of vested unit equivalents and any changes in the fair value of the vested units during the year.

Deferred unit equivalent incentive plan

Compensation expense related to the deferred unit equivalent incentive plan was $1.4 million in 2007.

13. Other items, net

	Years ended December 31
(millions of Canadian dollars)	2007	2006	2005

Interest and investment income	$ 6.0	$ 4.7	$ 2.0
Net foreign exchange gains (losses)	31.0	(5.6)	4.2
Realized gains on foreign exchange forward contracts	74.5	—	—
Unrealized gains on foreign exchange forward contracts	38.7	—	—
Non-controlling interest	(3.4)	(6.8)	(3.9)
Other	0.6	2.6	0.1
Change in accounting policy for in-process inventory	—	(31.7)	—
Gain on issuance of partnership interest (note 8)	—	—	27.2
Gain on corporate reorganization	—	—	5.4

	$147.4	$(36.8)	$35.0

Realized gains and losses on foreign exchange forward contracts were included in Revenues in 2005 and 2006 under previous accounting standards. Unrealized gains and losses on the contracts were not recorded in 2005 and 2006 because the contracts were designated as hedges under the previous accounting standards.

Effective January 1, 2006, the Trust adopted EIC-160, Stripping Costs Incurred in the Production Phase of a Mining Operation, which changed its practice of recognizing raw coal exposed in the mining bench and stockpiled in the pit as in-process inventory. Under EIC-160, this raw coal is not considered to be inventory until extracted from the mine. The value of the in-pit raw coal inventories at January 1, 2006 was eliminated, which resulted in a pre-tax charge to income of $31.7 million in the quarter ended March 31, 2006.

14. Supplemental information

Changes in non-cash working capital

	Years ended December 31
(millions of Canadian dollars)	2007	2006	2005

Decrease (increase) in current assets:
Accounts receivable	$56.1	$16.9	$ (66.6)
Inventory, net of change in accounting policy for in-process inventory	(8.6)	19.3	(72.3)
Prepaid expenses	—	(2.3)	(0.9)

Increase (decrease) in current liabilities:
Accounts payable, excluding capital accruals	(11.1)	9.1	(16.0)
Income taxes payable	(13.5)	(4.0)	25.5
Other	(5.0)	1.6	6.0

	$17.9	$40.6	$(124.3)

Financing activities related to distributions

	Years ended December 31
(millions of Canadian dollars)	2007	2006	2005

Distributions declared	$(358.8)	$(610.2)	$(700.6)
Increase (decrease) in distributions payable	(61.1)	(95.5)	171.6
Distribution reinvestment plan (note 11)	39.5	—	—

Distributions paid	$(380.4)	$(705.7)	$(529.0)

Interests in joint ventures

Substantially all of the activities of the Trust’s subsidiaries are conducted through interests in joint ventures and are accounted for on a proportionate consolidation basis. The consolidated financial statements include the proportionate share of joint venture activities as follows:

	Years ended December 31
(millions of Canadian dollars)	2007	2006	2005

Revenues	$1,427.3	$1,767.7	$1,797.1
Operating and other expenses	1,122.2	1,143.1	1,032.3

Net income	305.1	624.6	764.8

Current assets	218.9	270.9	325.9
Long-term assets	655.3	607.1	628.4
Current liabilities	106.6	113.3	107.9
Long-term obligations	168.0	136.9	126.6

Cash from operating activities	399.7	746.8	628.9
Cash from financing activities	15.2	0.6	16.4
Cash used in investing activities	(48.0)	(23.3)	(82.9)

Cash transactions

The following amounts are actual cash outlays made during the respective periods and will not agree with amounts reported on the consolidated financial statements due to changes in accruals.

	Years ended December 31
(millions of Canadian dollars)	2007	2006	2005

Income taxes paid	$55.0	$81.7	$39.9
Interest paid	$21.3	$18.0	$ 9.9

Geographic information

The number of customers who account for greater than 10% of revenues for Elk Valley Coal are as follows:

	Years ended December 31
(millions of Canadian dollars)	2007	2006	2005

Number of customers contributing greater than 10% of revenues	3	1	1
% of revenue from these customers	35.0%	10.7%	10.2%

Revenues generated from customers located in Japan represented 33% of total revenues in 2007 (2006 – 28%; 2005 – 27%). Revenues generated from customers located in South Korea represented 14% of total revenues in 2007 (2006 – 10%; 2005 – 11%).

Economic dependence

Substantially all of Elk Valley Coal’s export coal is transported to customers and port facilities by one railway company for which there is currently no cost effective alternative. Most of Elk Valley Coal’s export sales are loaded through two port facilities for which there are generally no cost-

effective alternatives. The lack of alternative service providers impacts the negotiated service rates. In addition, interruption of rail or port services could have a significant adverse impact on Elk Valley Coal.

15. Related party transactions

Elk Valley Coal has entered into agreements with Teck Cominco, its managing partner, for the provision of certain management services in the ordinary course of operations. Elk Valley Coal also sells coal to Teck Cominco at market prices. The Trust’s share of related party revenues for 2007 were $4.2 million (2006 – $4.9 million; 2005 – $3.1 million). Expenses paid to Teck Cominco were recorded at the exchange amounts, the Trust’s share of which were $0.5 million in 2007 (2006 – $0.5 million; 2005 – $1.0 million). These related party expenses include cost of sales of $0.2 million (2006 – $0.2 million; 2005 – $0.7 million) and selling, general and administration expense of $0.3 million (2006 – $0.3 million; 2005 – $0.3 million). Related party accounts receivable with Teck Cominco were $0.4 million at December 31, 2007 (2006 – $0.4 million), and related party accounts payable were $0.1 million (2006 – nil).

In the normal course of operations Elk Valley Coal makes shipments of coal on a cost of service basis through Neptune Terminals, a co-operative entity in which Elk Valley Coal holds a 46% equity interest. The Trust’s share of these costs are included in transportation costs and totalled $13.5 million during 2007 (2006 – $13.1 million; 2005 – $9.4 million). The Trust’s share of related party accounts receivable with this entity were $0.9 million at December 31, 2007 (2006 – $0.6 million), and related party accounts payable were $0.4 million (2006 – $0.5 million).

16. Discontinued operation—NYCO

The sale of NYCO was completed in June 2007 and the Trust received cash proceeds of $36.5 million, net of withholding taxes. The proceeds on the sale are reflected in the 2007 consolidated statement of cash flows net of the $2.2 million NYCO cash balance that was sold.

The estimated income taxes payable on the net proceeds from the sale of NYCO are $6.0 million. The proceeds received, net of income taxes paid and payable, exceeded the net carrying value of NYCO, which resulted in a gain of $4.0 million being recorded upon closing of the sale. In addition, the foreign currency translation account balance related to the translation of NYCO’s U.S. dollar financial statements into Canadian dollars of $6.8 million was released to income as a result of the sale.

For accounting purposes, NYCO has been disclosed as a discontinued operation and its financial results are presented as a separate item in the consolidated statements of income and comprehensive income, and cash flows. The NYCO assets and liabilities consolidated by the Trust in 2006 have been segregated in the consolidated balance sheets as assets and liabilities held for sale.

Prior to 2007, the Trust reported segment information for its two reportable operating segments—Elk Valley Coal and NYCO. With the sale of NYCO and the classification of NYCO as a discontinued operation, the Trust now has only one reportable operating segment—Elk Valley Coal.

A $52.5 million pre-tax write-down of NYCO’s capital assets was recorded in 2006 based on the difference between the net book value of NYCO as of December 31, 2006 and the estimated proceeds from the sale of the business.

Income (loss) from discontinued operation:

	Years ended December 31
(millions of Canadian dollars)	2007	2006	2005

Revenues	$ 19.4	$ 47.1	$ 44.9
Cost of product sold	(13.6)	(29.1)	(28.2)
Transportation	(3.7)	(8.7)	(7.3)
Selling, general and administration	(0.7)	(4.1)	(4.3)
Depreciation and depletion	(1.5)	(3.7)	(4.4)

Income (loss) from operations	(0.1)	1.5	0.7
Write-down of NYCO	—	(52.5)	—
Gain on sale of NYCO	4.0	—	—
Release of foreign currency translation account on sale of NYCO	6.8	—	—
Interest expense	—	0.1	—
Other expenses	—	(0.1)	(0.3)
Income tax reversal (expense)	0.1	6.0	(0.5)

Income (loss) from discontinued operation	$ 10.8	$(45.0)	$ (0.1)

17. United States accounting principles and reporting

The consolidated financial statements of the Trust have been prepared in accordance with generally accepted accounting principles (GAAP) in Canada. The material differences between Canadian and U.S. GAAP relating to measurement and recognition are explained below, along with their effect on the Trust’s consolidated statements of income and balance sheets. There are no material differences on the consolidated statements of cash flows. Certain additional disclosures as required under U.S. GAAP have not been provided as permitted by the rules of the Securities and Exchange Commission (SEC).

Joint ventures

U.S. GAAP requires investments in joint ventures to be accounted for under the equity method, while under current Canadian GAAP the accounts of joint ventures are proportionately consolidated. However, under rules promulgated by the SEC, a foreign registrant may, subject to the provision of additional information, continue to follow proportionate consolidation for the purposes of registration and other filings if the joint venture is jointly controlled by all of its owners. The Trust has elected to avail itself of this accommodation and, therefore, the consolidated balance sheets have not been adjusted to restate the accounting for joint ventures under U.S. GAAP. Additional information concerning the Trust’s interests in joint ventures is presented in note 14. There are no material differences between the information in note 14 prepared under Canadian GAAP and U.S. GAAP.

Consolidated statements of cash flows

Under U.S. GAAP, the separate subtotal within operating activities would not be presented.

A) Derivative instruments and hedging

FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities (FAS 133) requires that all derivatives be recorded on the balance sheet as either assets or liabilities at their fair value. Changes in the fair values of derivatives are recognized in current period net income unless hedge accounting is elected and specific hedge accounting criteria are met.

Through December 31, 2006, the Trust had designated all foreign exchange forward contracts entered into after January 1, 2002 as hedges under FAS 133 and utilized hedge accounting for those contracts. Outstanding foreign exchange forward contracts designated as hedges did not impact current period net income under either U.S. or Canadian GAAP. On January 1, 2007, the Trust adopted CICA Handbook Section 3855, Financial Instruments—Recognition and Measurement, and Section 3865, Hedges, which brought Canadian GAAP substantially in line with U.S. GAAP on this matter on a prospective basis. Also, effective January 1, 2007, the Trust no longer designates the foreign exchange forward contracts as hedges under FAS 133 or under Canadian GAAP.

The foreign exchange forward contracts that were outstanding on December 31, 2006 matured during 2007. The fair value of these contracts was a liability of $4.5 million as at December 31, 2006, which was credited to other comprehensive income for U.S. GAAP purposes in 2007 upon realization of the contracts. In addition, future income taxes of $29.2 million were credited to other comprehensive income and charged to income tax expense for U.S. GAAP purposes upon final realization in 2007 of the contracts that were outstanding at the time of the 2005 Arrangement.

B) Employee future benefits

For 2005, in accordance with FASB Statement No. 87, Employers’ Accounting for Pensions, (FAS 87) an additional pension liability was recorded for underfunded pension plans representing the excess of unfunded accumulated benefit obligations over the pension assets. The increase in liabilities required for U.S. GAAP purposes was charged to other comprehensive income.

Effective December 31, 2006 the Trust adopted SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (FAS 158), which requires an employer to recognize the overfunded or underfunded status of a single-employer defined benefit postretirement plan as an asset or liability in its balance sheet and to recognize changes in that funded status in the year in which the changes occur through other comprehensive income. Under FAS 158, the funded status of a benefit plan is measured as the difference between plan assets at fair value and the benefit obligation. For a pension plan, the obligation is the projected benefit obligation. For any other post retirement benefit plan, such as a retiree health care plan, the obligation is the accumulated post retirement benefit obligation. The adoption of FAS 158 did not change the calculation of periodic pension expense under U.S. GAAP. The $1.7 million decrease in the minimum pension liability calculated under FAS 87 for 2006 was credited to other comprehensive income. In accordance with the transition provisions of FAS 158, the $38.6 million increase in liabilities required under U.S. GAAP for 2006 was charged directly to the ending balance of accumulated other comprehensive income as at December 31, 2006.

At December 31, 2007, the underfunded amount of the defined benefit and other post-retirement benefit plans was $48.0 million (2006 – $63.6 million, including $3.1 million related to NYCO). The decrease in the underfunded amount of $15.6 million in 2007 was credited to other comprehensive income.

C) Comprehensive income

On January 1, 2007, the Trust adopted CICA Handbook Section 1530, Comprehensive Income, which brought Canadian GAAP substantially in line with U.S. GAAP on this matter on a prospective basis. Canadian GAAP previously did not require similar disclosure of comprehensive income. Other comprehensive income items in 2005 and 2006 for U.S. GAAP purposes included foreign currency translation adjustments, minimum pension liability adjustments and unrealized gains or losses on derivative financial instruments designated in a cash flow hedging relationship.

D) Production-phase deferred stripping costs

FASB EITF 04-6, Accounting for Stripping Costs Incurred during Production in the Mining Industry, addresses the issue of accounting for the cost of stripping activities during the production phase of a mine. All production-phase stripping costs should be included in the costs of inventory produced and extracted from the mine. The EITF was adopted on a retroactive basis by the Trust for U.S. GAAP reporting purposes in the year ended December 31, 2006. The Trust did not defer any stripping costs in 2005, 2006 or 2007.

With respect to production-phase stripping costs deferred in prior years, the EITF provided the option of either restating prior periods or recording the write-off of the deferred stripping costs as a cumulative effect charge to opening accumulated earnings. The Trust elected to record a cumulative effect charge to the January 1, 2006 opening balance of accumulated earnings for U.S. GAAP purposes of $34.0 million, which was net of future mineral taxes of $5.1 million, to reflect the new accounting standards. For Canadian GAAP purposes, the balance of these deferred stripping costs from prior years will remain on the consolidated balance sheet and will continue to be depleted using a unit-of-production method based upon proven and probable mineral reserves.

E) Write-down of NYCO

The $52.5 million pre-tax write-down of NYCO’s capital assets in 2006, described in note 16, was calculated based on the net book value of NYCO as of December 31, 2006. The net book value of NYCO for U.S. GAAP reporting purposes was $3.1 million lower than the net book value under Canadian GAAP due to NYCO pension liabilities that were recorded for U.S. GAAP reporting purposes under FAS 158. Accordingly, the write-down of NYCO’s capital assets in 2006 would be $3.1 million lower under U.S. GAAP than it was under Canadian GAAP.

F) Income taxes

FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109 (FIN 48) became effective for the Trust on January 1, 2007. FIN 48 clarified the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN 48 prescribes that an entity should use a more-likely-than-not recognition threshold based on the technical merits of the tax position taken. Under Canadian GAAP, there is currently no accounting standard specifically on this matter. The adoption of FIN 48 in 2007 resulted in a cumulative adjustment to accumulated earnings for U.S. GAAP purposes of $5.8 million, an increase in income tax expense for U.S. GAAP purposes of $3.6 million, and a reduction in income taxes payable for U.S. GAAP purposes of $2.2 million.

During 2007, Canadian income tax legislation was changed and the Trust will become subject to Canadian corporate income taxes beginning in 2011. The net future income tax liability and the charge to income tax expense associated with this change in tax rates applicable to the Trust beginning in 2011 is $21.0 million lower for U.S. GAAP purposes than for Canadian GAAP purposes due to differences in the carrying amounts of assets and liabilities related to employee future benefits and production-phase deferred stripping costs.

Net income is reconciled from Canadian to U.S. GAAP in the following manner:

	Years ended December 31
(millions of Canadian dollars)	REF	2007	2006	2005

Net income—Canadian GAAP		$333.3	$497.9	$834.2
Increased (decreased) by:
Derivative instruments—foreign exchange forward contracts	A	—	(11.8)	(23.2)
Production-phase deferred stripping costs	D	1.3	1.3	—
Write-down of NYCO	E	(3.1)	3.1	—
Income tax (expense) recovery	A,F	(12.0)	(0.2)	40.1

Net income—U.S. GAAP		$319.5	$490.3	$851.1

Other comprehensive income:
Employee future benefits (net of tax of nil in 2007, 2006 and 2005)	B	$ 15.6	$ 1.7	$ (13.4)
Realization of foreign exchange forward contracts outstanding on December 31, 2006	A	33.7	—	—
Unrealized losses on derivative instruments—foreign exchange forward contracts (net of tax of nil for 2006 and 2005)	A	—	(51.5)	(34.2)
Foreign currency translation adjustments related to NYCO	C	(9.0)	4.1	(2.6)

Comprehensive income		$359.8	$444.6	$800.9

Basic and diluted earnings per unit:
Net income—U.S. GAAP		$ 2.16	$ 3.34	$ 5.79

Had the consolidated balance sheets been prepared under U.S. GAAP, the balances would have been higher (lower) under U.S. GAAP as follows:

	As at December 31
(millions of Canadian dollars)	REF	2007	2006

Assets:
Non-current assets:
Capital assets:
Production-phase deferred stripping costs	D	$(36.5)	$(37.8)
Accrued pension benefit	B	(11.2)	(11.9)
NYCO assets held for sale		—	0.7

Total assets		$(47.7)	$(49.0)

Liabilities and unitholders’ equity:
Current liabilities
Derivative instruments—foreign exchange forward contracts	A	$ —	$ 4.5
Income taxes payable	F	(2.2)	—
Non-current liabilities
Employee future benefits	B	36.8	48.6
Future taxes	D,F	(25.7)	(4.9)
NYCO liabilities held for sale		—	0.6

		8.9	48.8

Unitholders’ equity
Accumulated earnings	D	(13.8)	(5.8)
Accumulated other comprehensive income	B,C	(42.8)	(92.0)

		(56.6)	(97.8)

Total liabilities and unitholders’ equity		$(47.7)	$(49.0)

Recent and upcoming changes in U.S. accounting principles

Fair value measurements

In September 2006, the FASB issued FASB Statement 157, Fair Value Measurements (FAS 157), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. FAS 157 applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, FAS 157 does not require any new fair value measurements; however, for some entities, its application will change current practice. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Trust will adopt this standard in 2008 and is in the process of assessing the impact of adopting this standard on the consolidated balance sheets and statements of income.

The fair value option for financial assets and financial liabilities

FASB Statement 159, The Fair Value Option for Financial Assets and Financial Liabilities (FAS 159), becomes effective for the Trust for the year beginning January 1, 2008. FAS 159 permits entities to choose to measure certain financial instruments at fair value. The Trust has determined that it will not elect fair value measurements for financial assets or liabilities that are included in the scope of FAS 159 and, therefore, the adoption of this statement is not expected to materially affect the Trust’s consolidated balance sheets and statements of income.

Non-controlling interest in consolidated financial statements

In December 2007 the FASB issued FASB Statement 160, Non-controlling Interest in Consolidated Financial Statements (FAS 160), which requires all entities to report non-controlling (minority) interests in subsidiaries as equity in the balance sheet. FAS 160 eliminates the diversity that currently exists in accounting for transactions between an entity and non-controlling interests by requiring that they be treated as equity transactions. FAS 160 will be effective for the Trust in 2009. The Trust is currently evaluating the impact of FAS 160 on the consolidated balance sheets.

Consolidated statements of income and

comprehensive income

(unaudited)

	Three months ended June 30		Six months ended June 30
(millions of Canadian dollars, except per unit amounts)	2008	2007	2008	2007

Revenues	$815.6	$418.3	$1,147.6	$768.8

Expenses:
Cost of product sold	175.1	148.8	334.7	278.8
Transportation	153.5	130.2	282.1	237.6
Selling, general and administration	13.3	9.1	22.9	14.8
Depreciation and depletion	14.7	13.4	29.2	25.5

	356.6	301.5	668.9	556.7

Income from operations	459.0	116.8	478.7	212.1

Other income (expense):
Interest expense	(3.3)	(4.7)	(7.8)	(9.7)
Other items, net (note 4)	(22.4)	88.9	(34.0)	88.1

Income before taxes	433.3	201.0	436.9	290.5
Income tax expense (note 5)	60.3	94.6	63.4	107.3

Net income from continuing operations	373.0	106.4	373.5	183.2
Income from discontinued operation—NYCO (note 13)	—	10.6	—	10.8

Net income	$373.0	$117.0	$ 373.5	$194.0

Other comprehensive loss (note 12)	—	(8.3)	—	(4.5)

Comprehensive income	$373.0	$108.7	$ 373.5	$189.5

Weighted average number of units outstanding (millions) (note 11):
Basic	148.9	147.4	148.8	147.2
Diluted	148.9	147.4	148.8	147.3

Basic and diluted amounts per unit:
Net income from continuing operations	$ 2.51	$ 0.72	$ 2.51	$ 1.24
Net income from discontinued operation—NYCO	$ —	$ 0.07	$ —	$ 0.07

Net income	$ 2.51	$ 0.79	$ 2.51	$ 1.31

Consolidated statements of accumulated earnings

(unaudited)

	Three months ended June 30		Six months ended June 30
(millions of Canadian dollars)	2008	2007	2008	2007

Balance—beginning of period	$2,006.4	$1,749.6	$2,005.9	$1,672.6
Net income	373.0	117.0	373.5	194.0

Balance—end of period	$2,379.4	$1,866.6	$2,379.4	$1,866.6

The accompanying notes to the unaudited consolidated financial statements are an integral part of these statements.

Consolidated statements of cash flows

(unaudited)

	Three months ended June 30		Six months ended June 30
(millions of Canadian dollars)	2008	2007	2008	2007

Operating activities:
Net income from continuing operations	$ 373.0	$106.4	$373.5	$183.2
Items not using (providing) cash:
Depreciation and depletion	14.7	13.4	29.2	25.5
Loss (gain) on disposal of capital assets	(0.1)	(2.4)	(0.1)	(2.3)
Provision for asset retirement obligations, net	1.2	0.2	1.7	1.1
Increase (decrease) in unrealized losses on foreign exchange forward contracts	25.5	(58.0)	65.0	(65.1)
Unrealized foreign exchange loss (gain) on long-term debt	(2.6)	(22.8)	8.6	(25.9)
Future income tax expense	8.5	80.0	7.6	80.9
Other items, net	1.6	3.3	3.4	3.7
Non-controlling interest	5.6	1.0	5.5	2.0
Operating cash flow from discontinued operation—NYCO	—	0.5	—	(0.3)

	427.4	121.6	494.4	202.8
Decrease (increase) in non-cash working capital	(186.5)	18.2	(210.3)	10.2

Cash from operating activities	240.9	139.8	284.1	213.0

Investing activities:
Additions to capital assets	(30.8)	(13.7)	(57.0)	(19.9)
Proceeds on disposal of capital assets	0.4	3.0	0.4	3.5
Other investing activities, net	(1.1)	0.2	(1.1)	0.1
Investing cash flow from discontinued operation—NYCO	—	33.8	—	33.7

Cash from (used in) investing activities	(31.5)	23.3	(57.7)	17.4

Financing activities:
Distributions paid	(74.3)	(84.6)	(152.9)	(224.3)
Proceeds from distribution reinvestment plan (note 11)	13.9	—	27.4	—
Increase in long-term debt	25.0	0.2	25.0	0.2
Other financing activities, net	(3.9)	(2.3)	(4.7)	(3.6)

Cash used in financing activities	(39.3)	(86.7)	(105.2)	(227.7)

Increase in cash and cash equivalents	170.1	76.4	121.2	2.7
Cash and cash equivalents—beginning of period	102.6	70.9	151.5	144.6

Cash and cash equivalents—end of period	$ 272.7	$147.3	$272.7	$147.3

The accompanying notes to the unaudited consolidated financial statements are an integral part of these statements.

Consolidated balance sheets

(unaudited)

(millions of Canadian dollars)	June 30 2008	December 31 2007

Assets
Current assets:
Cash and cash equivalents	$272.7	$151.5
Accounts receivable	294.7	72.4
Fair value of foreign exchange forward contracts	—	38.7
Inventory	152.9	134.0
Prepaid expenses	6.6	4.9

	726.9	401.5
Capital assets	686.4	652.8
Goodwill	12.9	12.9
Other assets	19.9	19.6

	$1,446.1	$1,086.8

Liabilities
Current liabilities:
Accounts payable and accrued liabilities	$149.7	$111.5
Fair value of foreign exchange forward contracts	26.3	—
Income taxes payable	16.8	18.3
Distributions payable	372.3	78.6
Current portion of long-term debt (note 6)	1.5	1.6

	566.6	210.0
Long-term debt (note 6)	313.8	280.9
Other long-term liabilities (note 7)	165.2	157.2
Future income taxes (note 5)	134.4	126.9

	1,180.0	775.0

Commitments and contingencies (note 8)
Unitholders’ equity (note 11)
Trust units	426.7	399.3
Accumulated earnings	2,379.4	2,005.9
Accumulated cash distributions	(2,540.0)	(2,093.4)
Accumulated other comprehensive income (note 12)	—	—

	266.1	311.8

	$1,446.1	$1,086.8

The accompanying notes to the unaudited consolidated financial statements are an integral part of these statements.

Notes to consolidated financial statements

(unaudited)

1. Structure of fording canadian coal trust and nature of operations

Fording Canadian Coal Trust (the Trust) is an open-ended mutual fund trust existing under the laws of Alberta and governed by its Declaration of Trust. The Trust does not carry on any active business. The Trust directly and indirectly owns all of the interests of Fording LP, which holds a 60% interest in Elk Valley Coal. Elk Valley Coal owns and operates six metallurgical coal mines in British Columbia and Alberta. The Trust previously held a 100% interest in NYCO, which was sold in June 2007 and is accounted for as a discontinued operation in the consolidated financial statements. The Trust uses the cash it receives from its investments to make quarterly distributions to its unitholders.

Elk Valley Coal is a general partnership between Fording LP and affiliates of Teck Cominco Limited (Teck Cominco). Teck Cominco is the managing partner of Elk Valley Coal and is responsible for managing its business and affairs, subject to certain matters that require the agreement of the Trust and Teck Cominco. The consolidated financial statements of the Trust reflect its proportionate interest in Elk Valley Coal.

These consolidated financial statements should be read in conjunction with the Trust’s 2007 annual consolidated financial statements and notes thereto and other public disclosure documents of the Trust.

The preparation of these consolidated financial statements requires management to make certain estimates and assumptions that affect amounts reported and disclosed in the consolidated financial statements and related notes. Actual amounts could differ from those estimates. A discussion of the accounting estimates that are significant in determining the Trust’s financial results is contained in the Management’s Discussion and Analysis for 2007.

2. Significant accounting policies

These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles and follow the same accounting principles and methods of application as described in the Trust’s annual financial statements for 2007, except as discussed in note 3. Certain of the comparative figures have been reclassified to conform to the current year presentation.

3. Changes in accounting policies

Inventories

The Trust adopted CICA Handbook Section 3031, Inventories, effective January 1, 2008. Section 3031 provides new guidelines for accounting for inventories. The adoption of Section 3031 did not have a material impact on the consolidated financial statements of the Trust.

Financial instruments

The Trust adopted CICA Handbook Sections 3862, Financial Instruments—Disclosures, and 3863, Financial Instruments—Presentation, effective January 1, 2008. Additional quantitative and qualitative information regarding the Trust’s financial instruments and the associated risks is provided in note 9.

Capital disclosures

The Trust adopted CICA Handbook Section 1535, Capital Disclosures, effective January 1, 2008. This section requires the Trust to disclose its objectives and requirements for managing its capital. This new disclosure is provided in note 10.

Goodwill and intangible assets

In February 2008, the CICA issued Section 3064, Goodwill and Intangible Assets, which replaces Section 3062, Goodwill and Other Intangible Assets. This new standard provides guidance on the recognition, measurement, presentation and disclosure of goodwill and intangible assets and is effective for the Trust beginning January 1, 2009. Concurrent with the adoption of this standard, Emerging Issues Committee Abstract EIC-27, Revenues and Expenditures in the Pre-operating Period, will be withdrawn. This will result in a change to the Trust’s accounting for the start up of mining operations, as pre-commercial production costs will no longer be capitalized as an asset. As the change must be applied retroactively, the Trust is currently assessing the impact of this new standard on the consolidated financial statements.

International Financial Reporting Standards (IFRS)

The use of IFRS for financial reporting in Canada will become applicable to the Trust for the year beginning January 1, 2011. The Trust is currently in the process of developing an implementation strategy to establish timelines and identify significant differences between Canadian GAAP and IFRS. The impacts on the consolidated financial statements of converting to IFRS are unknown at this time.

4. Other items, net

	Three months ended June 30		Six months ended June 30
(millions of Canadian dollars)	2008	2007	2008	2007

Interest and investment income	$ 2.1	$ 1.4	$ 3.3	$ 2.6

Foreign exchange gains (losses) from financial instruments:
Foreign exchange gain (loss) on revaluation of U.S. dollar-denominated accounts receivable	1.4	(9.3)	5.0	(10.3)
Unrealized foreign exchange gain (loss) on revaluation of U.S. dollar-denominated long-term debt	2.6	22.8	(8.6)	25.9
Realized gain on foreign exchange forward contracts	2.5	15.0	37.3	5.3
Changes in unrealized gains or losses on foreign exchange forward contracts	(25.5)	58.0	(65.0)	65.1
Other	(5.5)	1.0	(6.0)	(1.5)

	$ (22.4)	$88.9	$ (34.0)	$88.1

5. Income taxes

Income tax expense is comprised of the following components:

	Three months ended June 30		Six months ended June 30
(millions of Canadian dollars)	2008	2007	2008	2007

Current income tax expense:
Canadian corporate income taxes	$—	$—	$0.7	$0.2
Provincial mineral taxes and Crown royalties	51.8	14.6	55.1	26.2

	51.8	14.6	55.8	26.4

Future income tax expense (reversal):
Canadian corporate income taxes	0.1	79.3	(2.4)	79.3
Provincial mineral taxes and Crown royalties	8.4	0.7	10.0	1.6

	8.5	80.0	7.6	80.9

Total income tax expense	$60.3	$94.6	$63.4	$107.3

The following table reconciles the income tax expense calculated using statutory tax rates to the actual income tax expense.

	Three months ended June 30		Six months ended June 30
(millions of Canadian dollars)	2008	2007	2008	2007

Expected income tax expense at Canadian statutory tax rate of 39% (2007 – 39%)	$169.0	$83.3	$170.4	$118.2

Increase (decrease) in taxes resulting from:
Allocation of net income to unitholders	(169.0)	(83.3)	(170.4)	(118.0)
Provincial mineral taxes and Crown royalties	60.2	15.3	65.1	27.8
Future Canadian corporate income taxes recognized as a result of the taxation change	0.1	79.3	(2.4)	79.3
Other	—	—	0.7	—

Income tax expense	$60.3	$94.6	$63.4	$107.3

The temporary differences comprising the future income tax assets and liabilities are as follows:

(millions of Canadian dollars)	June 30 2008	December 31 2007

Future income tax assets:
Asset retirement obligations	$49.6	$48.2
Other	9.3	12.6

	58.9	60.8
Future income tax liabilities:
Capital assets carrying value in excess of tax basis	193.3	187.7

Net future income tax liabilities	$134.4	$126.9

6. Long-term debt and banking facilities

(millions of Canadian dollars)	June 30 2008	December 31 2007

Long-term debt:
Five-year bank credit facilities: US$283.0 million in LIBOR rate loans with an average interest rate of 3.2% (2007 – 5.5%)	$288.3	$279.6
Revolving banker’s acceptances bearing an average interest rate of 3.8%	25.0	—
Other debt	2.0	2.9

	315.3	282.5
Less current portion	(1.5)	(1.6)

	$313.8	$280.9

The Trust and Elk Valley Coal together have a five-year revolving bank credit facility with a syndicate of banks that will mature on February 11, 2012. The banks have committed up to $400.0 million to the Trust and up to $200.0 million to Elk Valley Coal, of which the Trust’s share is $120.0 million.

At June 30, 2008, the Trust’s share of other uses of the bank credit facility in the form of issued and outstanding letters of credit and guarantees was $35.1 million. The Trust’s share of unused bank facilities at June 30, 2008 was $171.6 million.

In addition to the bank credit facility, Elk Valley Coal has a separate unsecured credit line for the purpose of issuing letters of credit. At June 30, 2008, the Trust’s share of letters of credit issued and outstanding under this credit line was $11 million.

7. Other long-term liabilities

(millions of Canadian dollars)	June 30 2008	December 31 2007

Asset retirement obligations	$123.5	$119.9
Pension and other post-retirement benefits	31.6	29.0
Non-controlling interest	8.2	6.4
Other, net	1.9	1.9

	$165.2	$157.2

Pension and other post-retirement benefits

Substantially all employees participate in either a defined benefit or defined contribution plan. The pension expense for the three and six month periods ended June 30, 2008 was $4.6 million and $9.5 million, respectively (2007 – $5.4 million and $10.5 million, respectively).

8. Commitments and contingencies

Neptune terminals guarantee

By virtue of its 46% ownership interest in Neptune Bulk Terminal (Canada) Ltd. (Neptune Terminals), Elk Valley Coal is contingently obligated for its share of the bank indebtedness and asset retirement obligations of Neptune Terminals. The Trust’s share of these contingent obligations was $16.3 million as at June 30, 2008.

Foreign exchange forward contracts

At June 30, 2008, the Trust had outstanding foreign exchange forward contracts totalling US$2,502 million at an average contracted exchange rate of US$0.99. All of the contracts mature prior to March 31, 2009. As of June 30, 2008, the fair value of the outstanding contracts was an unrealized loss of $26.3 million, which is recorded as a current liability in the consolidated balance sheet. As at June 30, 2008, the U.S./Canadian dollar exchange rate was US$0.98.
9. Accounting for financial instruments

The Trust’s financial instruments include cash and cash equivalents, accounts receivable and payable, derivative financial instruments, distributions payable, and long-term debt. The carrying amounts for cash and cash equivalents, accounts receivable, accounts payable, and distributions payable recorded on the consolidated balance sheet are reasonable estimates of their fair values due to the relatively short periods to maturity and the commercial terms of these instruments. The carrying amount of the Trust’s long-term debt approximates fair value due to the floating interest rate on the debt.

Cash and cash equivalents are classified as held-to-maturity and are recorded at amortized cost on the consolidated balance sheet. Accounts receivable are classified as loans and receivables and are also recorded at amortized cost.

Derivative financial instruments, which consist of foreign exchange forward contracts, are classified as held-for-trading and are recorded at fair value on the consolidated balance sheet. Fair value is measured using the quoted market rate for forward contracts of a similar maturity date.

Accounts payable, distributions payable, and long-term debt are classified as other financial liabilities and are recorded at amortized cost. The Trust’s principal financial liability is its long-term debt and substantially all of the interest expense reported in the consolidated statements of income and comprehensive income is associated with this long-term debt.

Gains or losses and fees associated with all financial instruments are included in Other items, net in the consolidated statements of income and comprehensive income.

Financial instruments risk exposure and management

The Trust is exposed to various risks associated with its financial instruments. These risks are categorized as credit risk, liquidity risk and market risk.

Credit risk

The Trust is exposed to credit losses in the event of non-payment of accounts receivable by Elk Valley Coal’s customers. However, Elk Valley Coal normally sells to large, well established customers of high credit quality. In addition, Elk Valley Coal obtains, to the extent practical, either export or domestic trade credit insurance or confirmed irrevocable letters of credit as security for all accounts receivable. The export trade credit insurance is provided by a Canadian Crown corporation and the domestic trade credit insurance is provided by one of the largest private trade credit insurance providers in the world. The likelihood of default by these insurance providers is considered by Elk Valley Coal to be remote. For confirmed irrevocable letters of credit, Elk Valley Coal requires that they be issued by a major international bank of high credit quality. The maximum credit risk that the Trust is exposed to by way of its accounts receivable is equal to the carrying amount of $294.7 million at June 30, 2008. The Trust believes that it has no significant concentrations of credit risk related to its accounts receivable.

The Trust is also exposed to credit risk associated with the performance of counterparties to its foreign exchange forward contracts. This risk is mitigated by entering into contracts with several different financial institutions that are of high credit quality. The Trust believes that it has no significant concentrations of credit risk related to its foreign exchange forward contracts.

As of June 30, 2008 there are no financial assets that the Trust deems to be impaired or that are past due according to their terms and conditions.

Liquidity risk

Liquidity risk is the risk that the Trust will encounter difficulty in meeting obligations associated with its financial liabilities. The table below summarizes the future undiscounted cash flow requirements for financial liabilities at June 30, 2008:

(millions of Canadian dollars)	less than 1 month	less than 1 year	less than 5 years	Total

Accounts payable and accrued liabilities	$149.7	$—	$—	$149.7
Distributions payable	372.3	—	—	372.3
Long-term debt	—	1.5	313.8	315.3

	$522.0	$1.5	$313.8	$837.3

For a description of how the Trust manages its liquidity to ensure it can meet its short and long-term obligations, please refer to the Liquidity and Capital Resources section of the Trust’s 2007 Management’s Discussion and Analysis dated March 14, 2008 and the Management’s Discussion and Analysis for the second quarter of 2008 included in this earnings report.

Market risk

The significant market risk exposures affecting the financial instruments held by the Trust are those related to foreign currency exchange rates and interest rates which are explained as follows:

Foreign currency exchange rates

The Trust’s U.S. dollar-denominated accounts receivable, foreign exchange forward contracts and long-term debt are exposed to foreign currency exchange rate risk because the value of these financial instruments will fluctuate with changes in the U.S./Canadian dollar exchange rate. For each US$0.01 decrease in the U.S./Canadian dollar exchange rate (i.e. the U.S. dollar strengthening against the Canadian dollar), the net value of the Trust’s financial instruments outstanding as of June 30, 2008 would decrease by approximately $28.8 million, which would be charged to net income.

Interest rates

The Trust is exposed to interest rate risk on its long-term debt and, to a minor extent, on its interest bearing investments in cash and cash equivalents. The Trust’s long-term debt bears a floating interest rate that is derived from the London Interbank Offered Rate (LIBOR). A 1% (i.e. 100 basis point) increase in LIBOR would have caused interest expense for the three month period ended June 30, 2008 to increase by approximately $0.7 million.

10. Capital disclosures

The capital structure of the Trust consists of long-term debt and unitholders’ equity, which is comprised of issued units and accumulated earnings, less accumulated cash distributions.

Due to the nature of the Trust and its formation, including the requirement under the Declaration of Trust to pay annual distributions in an amount sufficient to ensure the Trust is not liable under currently applicable income tax legislation for corporate income taxes, the amount of unitholders’ equity tends to be relatively low. In addition, the Trust’s investment in a cyclical resource business results in volatility in its net income and cash flows. As a result of these factors, the Trust’s borrowing capacity is determined based on its earnings and cash flows as opposed to debt-to-equity ratios. The Trust’s objective is to maintain debt levels relative to its earnings and cash flows such that the debt could be considered equivalent to investment-grade.

A distribution reinvestment plan was implemented during 2007 that has the effect of increasing units outstanding over time as additional units are issued each quarter in lieu of cash distributions. For the second quarter 2008 distribution to be paid in July 2008, unitholders representing approximately 25% of the Trust’s outstanding units elected to participate in the distribution reinvestment plan.

Under the syndicated bank credit facility, the Trust is required to comply with certain ratios of debt to earnings before interest, taxes, depreciation, depletion and amortization (EBITDA) and EBIDTA to interest expense. To date, the Trust has complied with these externally imposed capital requirements.

The Trust will become subject to Canadian corporate income taxes beginning in 2011 based on changes to Canadian income tax legislation that will become applicable to the Trust at that time. This may result in changes to the capital structure of the Trust or the nature of the Trust itself.

11. Unitholders’ equity

Units issued and outstanding

	Three months ended June 30, 2008		Six months ended June 30, 2008
(in millions of units and Canadian dollars)	Units	Amount	Units	Amount

Balance, beginning of period	148.7	$412.8	148.3	$399.3
Units issued under distribution reinvestment plan	0.2	13.9	0.6	27.4

Balance, end of period	148.9	$426.7	148.9	$426.7

At June 30, 2008, there were approximately 18,600 options outstanding to purchase units, all of which are fully vested. The options have a weighted average exercise price of $3.94 per unit and the remaining weighted average contractual life is 2.0 years.

Accumulated distributions to unitholders

	Three months ended June 30		Six months ended June 30
(millions of Canadian dollars)	2008	2007	2008	2007

Opening accumulated cash distributions	$2,167.7	$1,830.2	$2,093.4	$1,734.6
Distributions declared and payable	372.3	95.9	446.6	191.5

Closing accumulated cash distributions	$2,540.0	$1,926.1	$2,540.0	$1,926.1

Earnings per unit

For the periods presented, in calculating diluted earnings per unit, net income remains unchanged from the basic earnings per unit calculation and the number of units outstanding is increased for the dilutive effect of outstanding unit options. The treasury stock method is used to determine the dilutive effect of unit options and other dilutive instruments.

Distribution reinvestment plan

Approximately 241,000 units were issued under the distribution reinvestment plan during the quarter ended June 30, 2008 in lieu of cash distributions of $13.9 million. In addition, approximately 1.3 million units were issued in July 2008 in lieu of cash distributions of $93.0 million.

In 2007, distribution payments were reflected in the consolidated statements of cash flows net of reinvestments under the distribution reinvestment plan. Effective January 1, 2008, the proceeds from the distribution reinvestment plan are shown as a separate cash inflow in the consolidated statements of cash flows.

12. Accumulated other comprehensive income

Accumulated other comprehensive income is made up of the following components:

	Three months ended June 30		Six months ended June 30
(millions of Canadian dollars)	2008	2007	2008	2007

Accumulated other comprehensive income, beginning of period:
Foreign currency translation account balance	$—	$ 8.3	$—	$ 4.5
Other comprehensive income (loss):
Settlement of foreign exchange forward contracts outstanding on January 1, 2007	—	—	—	4.5
Release of foreign currency translation account balance on the sale of NYCO	—	(6.8)	—	(6.8)
Foreign currency translation adjustments related to NYCO	—	(1.5)	—	(2.2)

Accumulated other comprehensive income, end of period	$—	$ —	$—	$ —

13. Discontinued operation—NYCO

The sale of NYCO was completed in June 2007. For accounting purposes, NYCO is classified as a discontinued operation.

Income from discontinued operation for the three and six month periods ended June 30, 2007 was as follows:

	June 30, 2007
(millions of Canadian dollars)	Three months ended	Six months ended

Revenues	$ 7.8	$ 19.4
Cost of product sold	(5.4)	(13.6)
Transportation	(1.6)	(3.7)
Selling, general and administration	(1.0)	(0.7)
Depreciation and depletion	(0.5)	(1.5)

Loss from operations	(0.7)	(0.1)

Gain on sale of NYCO	4.0	4.0
Release of foreign currency translation account balance on sale of NYCO	6.8	6.8
Income tax recovery	0.5	0.1

Income from discontinued operation	$ 10.6	$ 10.8

14. Related party transactions

Elk Valley Coal has entered into agreements with Teck Cominco, its managing partner, for the provision of certain management services in the ordinary course of operations. Elk Valley Coal also sells coal to Teck Cominco at market prices. The Trust’s share of related party revenues for the first half of 2008 were $1.5 million (2007 – $2.1 million). Expenses paid to Teck Cominco for management services were recorded at the exchange amounts, the Trust’s share of which was $0.3 million in the first half of 2008 (2007 – $0.3 million).

Teck Cominco arranges insurance coverage on behalf of Elk Valley Coal with arm’s length insurance providers. During 2008, Elk Valley Coal began paying premiums for certain types of insurance coverage at market rates to an affiliate of Teck Cominco, the Trust’s share of which totaled $2.8 million for the first half of 2008.

As at June 30, 2008, related party accounts receivable with Teck Cominco were $0.3 million (December 31, 2007 – $0.4 million) and related party accounts payable were $0.8 million (December 31, 2007 – $0.1 million).

In the normal course of operations Elk Valley Coal makes shipments of coal on a cost of service basis through Neptune Terminals, a co-operative entity in which Elk Valley Coal holds a 46% equity interest. The Trust’s share of these costs are included in transportation costs and totaled $6.8 million during the first half of 2008 (2007 – $6.2 million).

Teck Resources Limited

Pro forma consolidated statement of earnings

For the year ended December 31, 2008

($ millions, unaudited)

			Pro Forma Adjustments
	Teck	Fording	Note 3	Amounts	Pro Forma Teck

	A	B		C	A + B + C
Revenues	$ 6,904	$ 2,342			$ 9,246
Operating expenses	(4,009)	(1,061)	a	51	(4,831)
			b	188
Depreciation	(513)	(47)	c	(503)	(1,063)

Operating profit	2,382	1,234			3,352
Other expenses:
General and administration	(89)	(54)			(143)
Interest and financing	(182)	(12)	d	(476)	(658)
			e	12
Mineral exploration	(135)	—			(135)
Research and development	(23)	—			(23)
Asset impairment charges	(589)	—			(589)
Other income (expense)	31	(375)			(344)

	(987)	(441)			(1,892)

	1,395	793			1,460
Provision for income and resource taxes	(658)	(161)	f	248	(727)
			g	(156)
Non-controlling interests	(82)	—			(82)
Equity earnings (loss)	22	—	h	(89)	(67)

Net earnings from continuing operations	677	632			584
Discontinued operations	(18)	—			(18)

Net earnings	$ 659	$ 632			$ 566

Earnings per share:		Pro forma earnings per share (Note 5)
Basic	$ 1.46				$ 1.17
Diluted	$ 1.45				$ 1.17
Earnings per share from continuing operations:		Pro forma earnings per share from continuing operations (Note 5)
Basic	$ 1.50				$ 1.21
Diluted	$ 1.49				$ 1.21

Teck Resources Limited

Pro forma consolidated statement of earnings

Expressed in Canadian dollars unless otherwise indicated

(Unaudited)

1. Basis of presentation

This unaudited pro forma consolidated statement of earnings (pro forma statement of earnings) of Teck Resources Limited (Teck) has been prepared in accordance with generally accepted accounting principles in Canada. This pro forma statement of earnings should be read in conjunction with the most recent annual and interim financial statements of Teck, and the most recent annual and interim financial statements Fording Canadian Coal Trust (Fording).

This pro forma statement of earnings has been prepared assuming that the acquisition of the assets of Fording had been completed on January 1, 2008. The unaudited pro forma statement of earnings for the year ended December 31, 2008 has been prepared from the statements of earnings of Teck and Fording. The statement of earnings for Teck has been obtained from the statement of earnings for the year ended December 31, 2008 and includes the results of Fording from the actual acquisition date, October 30, 2008. The statement of earnings for Fording has been derived from the statement of earnings of Fording for the ten months ended October 29, 2008.

This pro forma statement of earnings is not intended to reflect the results of operations had the transaction been effected on January 1, 2008 and may not be indicative of future results.

2. Significant accounting policies

Accounting policies used in the preparation of this pro forma statement of earnings are those disclosed in Teck’s audited consolidated financial statements for the year ended December 31, 2008. For the purposes of this pro forma statement of earnings, no attempt has been made to harmonize the accounting policies of Teck and Fording.

3. Pro forma adjustments

The pro forma statement of earnings assumes the completion of a business combination at January 1, 2008 whereby all of the assets of Fording are acquired by way of a plan arrangement for total consideration of $13,644 million, comprising 36.8 million Class B Subordinate Voting Shares of Teck, and $12,140 million in cash. The measurement of the share component of the purchase consideration is based on the Teck Class B Subordinate Voting Share price of C$42.98, the average closing price on the Toronto Stock Exchange for two trading days before and one trading day after the announcement of our offer for Fording, less deemed issuance costs.

Income Statement Adjustments:

a	To amortize fair value adjustments relating to off-market contracts.

b	To remove the one time effect of the fair value adjustment which increased the carrying value of finished goods inventory on acquisition.

c	To depreciate and amortize the Property Plant & Equipment and Mineral Property fair value adjustments on acquisition.

d	To record interest expense and finance fees on the debt of $9.8 billion incurred to finance the acquisition.

e	To eliminate interest expense on Fording debt which was repaid on acquisition.

f	To provide for taxes on the above items.

g	To record future income taxes on Fording earnings not required under the trust structure.

h	To eliminate Teck’s equity earnings from Fording units held prior to the acquisition from January 1, 2008 to October 29, 2008.

4. Items not adjusted

The adjustments made to the pro forma consolidated statement of earnings reflect only those items that are expected to recur. In addition, the pro forma consolidated statements of earnings do not give effect to operating efficiencies, cost savings and synergies that may have resulted from the acquisition.

This pro forma consolidated statement of earnings also includes $380 million of foreign exchange losses in other income (expense) relating to foreign exchange forward sales contracts held by Fording prior to the acquisition and not acquired by Teck.

5. Pro forma earnings per share information

Year Ended December 31, 2008

Basic pro forma earnings per share computation:
Numerator ($ millions):
Pro forma net earnings from continuing operations	$ 584
Pro forma net earnings from discontinued operation	(18)

Pro forma net earnings available to shareholders	$ 566

Denominator (thousands of shares):
Teck weighted average shares outstanding	445,885
Shares issued to Fording unitholders	36,829

Pro forma weighted average shares outstanding	482,714

Basic pro forma earnings per share	$ 1.17
Basic pro forma earnings per share from continuing operations	$ 1.21

Diluted pro forma earnings per share computation:
Numerator ($ millions):
Pro forma net earnings available to shareholders, assuming dilution	$ 566
Pro forma net earnings available to shareholders from continuing operations, assuming dilution	584
Denominator (thousands of shares):
Pro forma weighted average shares outstanding	482,714
Dilutive effect of Teck share options	1,119

Pro forma weighted average shares outstanding, assuming dilution	483,833
Diluted pro forma earnings per share	$ 1.17
Diluted pro forma earnings per share from continuing operations	$ 1.21

PricewaterhouseCoopers LLP
Chartered Accountants
PricewaterhouseCoopers Place
250 Howe Street, Suite 700
Vancouver, British Columbia
Canada V6C 3S7
Telephone +1 604 806 7000
Facsimile +1 604 806 7806

Report of Independent Auditors

on Accompanying Schedule of Condensed Consolidating Financial Information

To the Board of Directors and shareholders of Teck Resources Limited:

Our audits of the consolidated financial statements of Teck Resources Limited and of the effectiveness of internal control over financial reporting referred to in our report dated March 4, 2009 appears on page F-2 of this Registration Statement. That audit was conducted for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The consolidating information is presented for purposes of additional analysis of the consolidated financial statements rather than to present the financial position, results of operations and cash flows of the individual companies or groups of companies. Accordingly, we do not express an opinion on the financial position, results of operations and cash flows of the individual companies or groups of companies. However, the consolidating financial information has been subjected to the auditing procedures applied subsequent to the audits of the consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the consolidated financial statements taken as a whole.

Chartered Accountants

Vancouver, British Columbia
July 2, 2009

“PricewaterhouseCoopers” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership, or, as the context requires, the PricewaterhouseCoopers global network or other member firms of the network, each of which is a separate and independent legal entity.

SUPPLEMENTAL GUARANTOR CONDENSED FINANCIAL INFORMATION

These schedules provide condensed consolidating financial information for the parent company, Teck Resources Limited, which has issued 9.75% Senior Secured Notes due 2014, 10.25% Senior Secured Notes due 2016 and 10.75% Senior Secured Notes due 2019, for the wholly owned subsidiaries which have provided guarantees of these notes and for other subsidiaries which have not provided guarantees for these notes. All the guarantees are full and unconditional and joint and several. The investments in subsidiaries held by the parent, guarantors and nonguarantors have been accounted for using the equity method of accounting. The respective parent company’s basis has been pushed down to the respective subsidiaries.

Teck Resources Limited

Schedule of Condensed Consolidating Financial Information

Year Ended December 31, 2008

As Reported in Canadian GAAP (in millions of Canadian dollars)

	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidating Adjustments	Consolidated Totals
CONDENSED CONSOLIDATING BALANCE SHEET INFORMATION
Cash and cash equivalents	282	383	182	3	850
Temporary investments	—	—	11	—	11
Income taxes receivable	47	1,023	—	60	1,130
Accounts receivable	7,999	1,701	329	(9,260)	769
Inventories	27	959	307	46	1,339

Current assets	8,355	4,066	829	(9,151)	4,099
Investments	19,390	6,628	—	(25,070)	948
Property, plant and equipment	539	14,546	8,333	491	23,909
Other assets	2,313	3,296	1,056	(5,812)	853
Goodwill	—	933	791	—	1,724

	30,597	29,469	11,009	(39,542)	31,533

Accounts payable and accrued liabilities	3,435	8,807	967	(11,703)	1,506
Short-term debt	6,436	—	—	—	6,436
Current portion of long-term debt	1,304	5	17	10	1,336

Current liabilities	11,175	8,812	984	(11,693)	9,278
Long-term debt	8,392	1,225	299	(4,814)	5,102
Other liabilities	53	549	316	266	1,184
Future income and resource taxes	77	2,272	2,533	83	4,965
Non-controlling interests	—	—	104	—	104
Shareholders’ equity	10,900	16,611	6,773	(23,384)	10,900

	30,597	29,469	11,009	(39,542)	31,533

CONDENSED CONSOLIDATING STATEMENT OF EARNINGS INFORMATION
Revenues	162	3,999	2,146	597	6,904
Operating expenses	152	2,519	1,148	190	4,009
Depreciation and amortization	37	200	224	52	513

Operating profit (loss)	(27)	1,280	774	355	2,382
Interest and financing	341	47	3	(209)	182
Exploration	18	34	83	—	135
Asset impairment	148	9	432	—	589
General, administration and other expense (income)	(543)	(764)	—	1,388	81

Earnings (loss) before the undernoted items	9	1,954	256	(824)	1,395
Recovery (Provision) for income and resource taxes	36	135	(137)	(692)	(658)
Non-controlling interests	—	—	(82)	—	(82)
Equity earnings (loss)	614	128	—	(720)	22

Net earnings (loss) from continuing operations	659	2,217	37	(2,236)	677
Net earnings (loss) from discontinued operations	—	(18)	—	—	(18)

Net earnings (loss)	659	2,199	37	(2,236)	659

SUPPLEMENTAL GUARANTOR CONDENSED FINANCIAL INFORMATION

Teck Resources Limited

Schedule of Condensed Consolidating Financial Information–(Continued)

Year Ended December 31, 2008

As Reported in Canadian GAAP (in millions of Canadian dollars)

	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidating Adjustments	Consolidated Totals
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS INFORMATION
OPERATING ACTIVITIES	2,093	1,257	929	(2,147)	2,132
INVESTING ACTIVITIES
Property, plant and equipment	(255)	(176)	(458)	(50)	(939)
Investments and other assets	(558)	(71)	(30)	—	(659)
Investment in subsidiaries	(113)	—	—	113	—
Acquisition of Fording Canadian Coal Trust	(11,639)	—	—	—	(11,639)
Proceeds from sale of investments and assets	11	18	—	—	29
Proceeds from other assets	—	187	—	—	187
Increase in temporary investments	—	—	(11)	—	(11)

	(12,554)	(42)	(499)	63	(13,032)

FINANCING ACTIVITIES
Issuance of debt	11,842	—	—	—	11,842
Repayment of debt	(854)	(374)	—	—	(1,228)
Issuance of Class B subordinate voting shares	6	—	—	—	6
Dividends paid on Class A and B shares	(442)	—	—	—	(442)
Distributions to non-controlling interests	—	—	(102)	—	(102)
Other	(7)	(7)	—	1	(13)
Interdivision distributions and dividends	—	(1,510)	(509)	2,019	—

	10,545	(1,891)	(611)	2,020	10,063

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS HELD IN US DOLLARS	—	220	9	12	241
CASH RECEIVED FROM DISCONTINUED OPERATIONS	—	38	—	—	38

INCREASE (DECREASE) IN CASH	84	(418)	(172)	(52)	(558)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	198	801	354	55	1,408

CASH AND CASH EQUIVALENTS AT END OF YEAR	282	383	182	3	850

SUPPLEMENTAL GUARANTOR CONDENSED FINANCIAL INFORMATION

Teck Resources Limited

Schedule of Condensed Consolidating Financial Information

Year Ended December 31, 2007

As Reported in Canadian GAAP (in millions of Canadian dollars)

	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidating Adjustments	Consolidated Totals
CONDENSED CONSOLIDATING BALANCE SHEET INFORMATION
Cash and cash equivalents	198	801	354	55	1,408
Income taxes receivable	—	6	—	27	33
Accounts receivable	149	1,886	417	(1,892)	560
Inventories	27	703	244	30	1,004

Current assets	374	3,396	1,015	(1,780)	3,005
Investments	13,320	3,906	—	(15,720)	1,506
Property, plant and equipment	722	2,438	4,250	397	7,807
Other assets	1,502	3,705	(145)	(4,470)	592
Goodwill	82	—	581	—	663

	16,000	13,445	5,701	(21,573)	13,573

Accounts payable and accrued liabilities	3,791	484	661	(3,698)	1,238
Short-term debt	—	—	—	—	—
Current portion of long-term debt	31	—	—	—	31

Current liabilities	3,822	484	661	(3,698)	1,269
Long-term debt	3,831	1,299	242	(3,880)	1,492
Other liabilities	216	513	(55)	320	994
Future income and resource taxes	412	444	1,044	107	2,007
Non-controlling interests	—	—	92	—	92
Shareholder’s equity	7,719	10,705	3,717	(14,422)	7,719

	16,000	13,445	5,701	(21,573)	13,573

CONDENSED CONSOLIDATING STATEMENT OF EARNINGS INFORMATION
Revenues	126	3,708	1,734	803	6,371
Operating expenses	110	2,196	809	185	3,300
Depreciation and amortization	26	168	105	34	333

Operating profit (loss)	(10)	1,344	820	584	2,738
Interest and financing	197	89	1	(202)	85
Exploration	21	15	67	2	105
Asset impairment	26	—	43	—	69
General, administration and other expense (income)	(402)	(225)	170	428	(29)

Earnings before the undernoted items	148	1,465	539	356	2,508
Recovery (Provision) for income and resource taxes	(8)	(181)	(61)	(545)	(795)
Non-controlling interests	—	—	(47)	—	(47)
Equity earnings (loss)	1,475	545	—	(2,025)	(5)

Net earnings (loss) from continuing operations	1,615	1,829	431	(2,214)	1,661
Net earnings (loss) from discontinued operations	—	(46)	—	—	(46)

Net earnings (loss)	1,615	1,783	431	(2,214)	1,615

SUPPLEMENTAL GUARANTOR CONDENSED FINANCIAL INFORMATION

Teck Resources Limited

Schedule of Condensed Consolidating Financial Information–(Continued)

Year Ended December 31, 2007

As Reported in Canadian GAAP (in millions of Canadian dollars)

	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidating Adjustments	Consolidated Totals
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS INFORMATION
OPERATING ACTIVITIES	4,373	(2,507)	1,267	(1,372)	1,761
INVESTING ACTIVITIES
Property, plant and equipment	(92)	(167)	(294)	(18)	(571)
Investments and other assets	(458)	(266)	—	—	(724)
Investment in subsidiaries	(69)	—	—	69	—
Fording Canadian Coal Trust investment	—	(599)	—	—	(599)
Acquisition of Aur Resources Inc.	(2,588)	—	—	—	(2,588)
Proceeds from sale of investments and assets	166	27	—	1	194
Decrease in temporary investments	4	190	—	—	194
Decrease in cash held in trust	105	—	—	—	105

	(2,932)	(815)	(294)	52	(3,989)

FINANCING ACTIVITIES
Issuance of debt	—	11	3	—	14
Issuance of Class B subordinate voting shares	13	—	—	—	13
Purchase and cancellation of Class B subordinate voting shares	(577)	—	—	—	(577)
Dividends paid on Class A and B shares	(426)	—	—	—	(426)
Distributions to non-controlling interests	—	—	(42)	—	(42)
Redemption of exchangeable debentures	(105)	—	—	—	(105)
Interdivision distributions and dividends	—	(578)	(749)	1,327	—

	(1,095)	(567)	(788)	1,327	(1,123)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS HELD IN US DOLLARS	(130)	(193)	—	(12)	(335)
CASH RECEIVED FROM DISCONTINUED OPERATIONS	—	40	—	—	40

INCREASE (DECREASE) IN CASH	216	(4,042)	185	(5)	(3,646)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	(18)	4,843	169	60	5,054

CASH AND CASH EQUIVALENTS AT END OF YEAR	198	801	354	55	1,408

SUPPLEMENTAL GUARANTOR CONDENSED FINANCIAL INFORMATION

Teck Resources Limited

Schedule of Condensed Consolidating Financial Information

Year Ended December 31, 2006

As Reported in Canadian GAAP (in millions of Canadian dollars)

	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidating Adjustments	Consolidated Totals
CONDENSED CONSOLIDATING BALANCE SHEET INFORMATION
Cash and cash equivalents	(18)	4,843	169	60	5,054
Temporary investments	4	223	—	—	227
Cash held in trust	105	—	—	—	105
Accounts receivable	1,690	681	181	(1,829)	723
Inventories	8	669	81	28	786

Current assets	1,789	6,416	431	(1,741)	6,895
Investments	8,184	886	—	(8,705)	365
Property, plant and equipment	123	2,538	594	469	3,724
Other assets	1,877	2,240	220	(3,874)	463

	11,973	12,080	1,245	(13,851)	11,447

Accounts payable and accrued liabilities	2,093	2,580	309	(3,455)	1,527
Short-term debt	—	—	—	—	—
Current portion of long-term debt	—	—	—	—	—

Current liabilities	2,093	2,580	309	(3,455)	1,527
Short-term debt	—	—	—	—	—
Long-term debt	2,850	1,602	212	(3,155)	1,509
Other liabilities	181	402	(112)	307	778
Future income and resource taxes	300	654	87	—	1,041
Non-controlling interests	—	—	43	—	43
Shareholder’s equity	6,549	6,842	706	(7,548)	6,549

	11,973	12,080	1,245	(13,851)	11,447

CONDENSED CONSOLIDATING STATEMENT OF EARNINGS INFORMATION
Revenues	108	3,809	1,793	829	6,539
Operating expenses	87	1,858	585	184	2,714
Depreciation and amortization	18	136	74	36	264

Operating profit (loss)	3	1,815	1,134	609	3,561
Interest and financing	216	121	3	(243)	97
Exploration	14	7	50	1	72
General, administration and other expense (income)	(352)	(139)	(24)	312	(203)

Earnings before the undernoted items	125	1,826	1,105	539	3,595
Recovery (Provision) for income and resource taxes	2	(384)	4	(835)	(1,213)
Non-controlling interests	—	—	(19)	—	(19)
Equity earnings (loss)	2,304	967	—	(3,239)	32

Net earnings (loss) from continuing operations	2,431	2,409	1,090	(3,535)	2,395
Net earnings (loss) from discontinued operations	—	36	—	—	36

Net earnings (loss)	2,431	2,445	1,090	(3,535)	2,431

SUPPLEMENTAL GUARANTOR CONDENSED FINANCIAL INFORMATION

Teck Resources Limited

Schedule of Condensed Consolidating Financial Information–(Continued)

Year Ended December 31, 2006

As Reported in Canadian GAAP (in millions of Canadian dollars)

	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidating Adjustments	Consolidated Totals
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS INFORMATION
OPERATING ACTIVITIES	80	3,804	1,268	(2,242)	2,910
INVESTING ACTIVITIES
Property, plant and equipment	(85)	(156)	(138)	(12)	(391)
Investments and other assets	(248)	(24)	—	—	(272)
Investment in subsidiaries	(126)	—	—	126	—
Proceeds from sale of investments and assets	870	15	—	—	885
Decrease in temporary investments	436	284	39	—	759
Increase in cash held in trust	(105)	—	—	—	(105)

	742	119	(99)	114	876

FINANCING ACTIVITIES
Issuance of debt	—	20	—	103	123
Repayment of debt	(172)	(20)	—	(141)	(333)
Issuance of Class B subordinate voting shares	16	—	—	—	16
Dividends paid on Class A and B shares	(296)	—	—	—	(296)
Distributions to non-controlling interests	—	—	(5)	—	(5)
Redemption of exchangeable debentures and other	(345)	—	—	—	(345)
Interdivision distributions and dividends	—	(1,034)	(1,057)	2,091	—

	(797)	(1,034)	(1,062)	2,053	(840)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS HELD IN US DOLLARS	4	6	—	—	10
CASH RECEIVED FROM DISCONTINUED OPERATIONS	—	—	—	—	—

INCREASE (DECREASE) IN CASH	29	2,895	107	(75)	2,956

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	(47)	1,948	62	135	2,098

CASH AND CASH EQUIVALENTS AT END OF YEAR	(18)	4,843	169	60	5,054

SUPPLEMENTAL GUARANTOR CONDENSED FINANCIAL INFORMATION

Teck Resources Limited

Schedule of Condensed Consolidating Financial Information

Year Ended December 31, 2008

Reconciliation to from Canadian GAAP to US GAAP (in millions of Canadian dollars)

	Parent Company			Guarantor Subsidiaries			Non-Guarantor Subsidiaries			Consolidating Adjustments			Consolidated Totals
	Canadian GAAP	US GAAP Adjustments	US GAAP	Canadian GAAP	US GAAP Adjustments	US GAAP	Canadian GAAP	US GAAP Adjustments	US GAAP	Canadian GAAP	US GAAP Adjustments	US GAAP	Canadian GAAP	US GAAP Adjustments	US GAAP
CONDENSED CONSOLIDATING BALANCE SHEET INFORMATION
Cash and cash equivalents	282	—	282	383	—	383	182	—	182	3	—	3	850	—	850
Temporary investments	—	—	—	—	—	—	11	—	11	—	—	—	11	—	11
Income taxes receivable	47	—	47	1,023	—	1,023	—	—	—	60	—	60	1,130	—	1,130
Accounts receivable	7,999	—	7,999	1,701	—	1,701	329	—	329	(9,260)	—	(9,260)	769	—	769
Inventories	27	—	27	959	—	959	307	—	307	46	—	46	1,339	—	1,339
Deferred debt issuance costs	—	106	106	—	—	—	—	—	—	—	—	—	—	106	106

Current assets	8,355	106	8,461	4,066	—	4,066	829	—	829	(9,151)	—	(9,151)	4,099	106	4,205
Investments	19,390	(173)	19,217	6,628	(73)	6,555	—	—	—	(25,070)	227	(24,843)	948	(19)	929
Property, plant and equipment	539	(72)	467	14,546	(100)	14,446	8,333	(184)	8,149	491	21	512	23,909	(335)	23,574
Other assets	2,313	65	2,378	3,296	(165)	3,131	1,056	(19)	1,037	(5,812)	—	(5,812)	853	(119)	734
Goodwill	—	—	—	933	—	933	791	—	791	—	—	—	1,724	—	1,724

	30,597	(74)	30,523	29,469	(338)	29,131	11,009	(203)	10,806	(39,542)	248	(39,294)	31,533	(367)	31,166

Accounts payable and accrued liabilities	3,435	—	3,435	8,807	—	8,807	967	—	967	(11,703)	—	(11,703)	1,506	—	1,506
Short-term debt	6,436	80	6,516	—	—	—	—	—	—	—	—	—	6,436	80	6,516
Current portion of long-term debt	1,304	26	1,330	5	—	5	17	—	17	10	—	10	1,336	26	1,362

Current liabilities	11,175	106	11,281	8,812	—	8,812	984	—	984	(11,693)	—	(11,693)	9,278	106	9,384
				—
Long-term debt	8,392	62	8,454	1,225	—	1,225	299	—	299	(4,814)	—	(4,814)	5,102	62	5,164
Other liabilities	53	5	58	549	(88)	461	316	(3)	313	266	—	266	1,184	(86)	1,098
Future income and resource taxes	77	(32)	45	2,272	(114)	2,158	2,533	(87)	2,446	83	1	84	4,965	(232)	4,733
Non-controlling interests	—	(1)	(1)	—	—	—	104	—	104	—	2	2	104	1	105
Shareholders’ equity	10,900	(214)	10,686	16,611	(136)	16,475	6,773	(113)	6,660	(23,384)	245	(23,139)	10,900	(218)	10,682

	30,597	(74)	30,523	29,469	(338)	29,131	11,009	(203)	10,806	(39,542)	248	(39,294)	31,533	(367)	31,166

SUPPLEMENTAL GUARANTOR CONDENSED FINANCIAL INFORMATION

Teck Resources Limited

Schedule of Condensed Consolidating Financial Information–(Continued)

Year Ended December 31, 2008

Reconciliation to from Canadian GAAP to US GAAP (in millions of Canadian dollars)

	Parent Company			Guarantor Subsidiaries			Non-Guarantor Subsidiaries			Consolidating Adjustments			Consolidated Totals
	Canadian GAAP	US GAAP Adjustments	US GAAP	Canadian GAAP	US GAAP Adjustments	US GAAP	Canadian GAAP	US GAAP Adjustments	US GAAP	Canadian GAAP	US GAAP Adjustments	US GAAP	Canadian GAAP	US GAAP Adjustments	US GAAP
CONDENSED CONSOLIDATING STATEMENT OF EARNINGS INFORMATION
Revenues	162	—	162	3,999	—	3,999	2,146	—	2,146	597	—	597	6,904	—	6,904
Operating expenses	152	—	152	2,519	—	2,519	1,148	90	1,238	190	—	190	4,009	90	4,099
Depreciation and amortization	37	(1)	36	200	(5)	195	224	(2)	222	52	—	52	513	(8)	505

Operating profit (loss)	(27)	1	(26)	1,280	5	1,285	774	(88)	686	355	—	355	2,382	(82)	2,300
Interest and financing	341	—	341	47	—	47	3	—	3	(209)	(17)	(226)	182	(17)	165
Exploration	18	53	71	34	—	34	83	(16)	67	—	—	—	135	37	172
Asset impairment	148	—	148	9	—	9	432	—	432	—	—	—	589	—	589
General, administration and other expense (income)	(543)	(25)	(568)	(764)	—	(764)	—	—	—	1,388	(1)	1,387	81	(26)	55

Earnings before the undernoted items	9	(27)	(18)	1,954	5	1,959	256	(72)	184	(824)	18	(806)	1,395	(76)	1,319
Recovery (Provision) for income and resource taxes	36	(38)	(2)	135	(1)	134	(137)	44	(93)	(692)	(7)	(699)	(658)	(2)	(660)
Non-controlling interests	—	—	—	—	—	—	(82)	—	(82)	—	—	—	(82)	—	(82)
Equity earnings (loss)	614	(25)	589	128	(35)	93	—	—	—	(720)	48	(672)	22	(12)	10

Net earnings (loss) from continuing operations	659	(90)	569	2,217	(31)	2,186	37	(28)	9	(2,236)	59	(2,177)	677	(90)	587
Net earnings (loss) from discontinued operations	—	—	—	(18)	—	(18)	—	—	—	—	—	—	(18)	—	(18)

Net earnings (loss)	659	(90)	569	2,199	(31)	2,168	37	(28)	9	(2,236)	59	(2,177)	659	(90)	569

SUPPLEMENTAL GUARANTOR CONDENSED FINANCIAL INFORMATION

Teck Resources Limited

Schedule of Condensed Consolidating Financial Information

Year Ended December 31, 2007

Reconciliation to from Canadian GAAP to US GAAP (in millions of Canadian dollars)

	Parent Company			Guarantor Subsidiaries			Non-Guarantor Subsidiaries			Consolidating Adjustments			Consolidated Totals
	Canadian GAAP	US GAAP Adjustments	US GAAP	Canadian GAAP	US GAAP Adjustments	US GAAP	Canadian GAAP	US GAAP Adjustments	US GAAP	Canadian GAAP	US GAAP Adjustments	US GAAP	Canadian GAAP	US GAAP Adjustments	US GAAP
CONDENSED CONSOLIDATING BALANCE SHEET INFORMATION
Cash and cash equivalents	198	—	198	801	—	801	354	—	354	55	—	55	1,408	—	1,408
Income taxes receivable	—	—	—	6	—	6	—	—	—	27	—	27	33	—	33
Accounts receivable	149	—	149	1,886	—	1,886	417	—	417	(1,892)	—	(1,892)	560	—	560
Inventories	27	—	27	703	—	703	244	—	244	30	—	30	1,004	—	1,004

Current assets	374	—	374	3,396	—	3,396	1,015	—	1,015	(1,780)	—	(1,780)	3,005	—	3,005
Investments	13,320	(182)	13,138	3,906	(55)	3,851	—	—	—	(15,720)	225	(15,495)	1,506	(12)	1,494
Property, plant and equipment	722	(15)	707	2,438	(110)	2,328	4,250	(112)	4,138	397	6	403	7,807	(231)	7,576
Other assets	1,502	—	1,502	3,705	(124)	3,581	(145)	(32)	(177)	(4,470)	(1)	(4,471)	592	(157)	435
Goodwill	82	—	82	—	—	—	581	—	581	—	—	—	663	—	663

	16,000	(197)	15,803	13,445	(289)	13,156	5,701	(144)	5,557	(21,573)	230	(21,343)	13,573	(400)	13,173

Current liabilities	3,822	—	3,822	484	—	484	661	—	661	(3,698)	—	(3,698)	1,269	—	1,269
Short-term debt	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Long-term debt	3,831	—	3,831	1,299	—	1,299	242	—	242	(3,880)	—	(3,880)	1,492	—	1,492
Other liabilities	216	11	227	513	(45)	468	(55)	14	(41)	320	—	320	994	(20)	974
Future income and resource taxes	412	(68)	344	444	(113)	331	1,044	(56)	988	107	(2)	105	2,007	(239)	1,768
Non-controlling interests	—	—	—	—	—	—	92	—	92	—	—	—	92	—	92
Shareholder’s equity	7,719	(140)	7,579	10,705	(131)	10,574	3,717	(102)	3,615	(14,422)	232	(14,190)	7,719	(141)	7,578

	16,000	(197)	15,803	13,445	(289)	13,156	5,701	(144)	5,557	(21,573)	230	(21,343)	13,573	(400)	13,173

SUPPLEMENTAL GUARANTOR CONDENSED FINANCIAL INFORMATION

Teck Resources Limited

Schedule of Condensed Consolidating Financial Information–(Continued)

Year Ended December 31, 2007

Reconciliation to from Canadian GAAP to US GAAP (in millions of Canadian dollars)

	Parent Company			Guarantor Subsidiaries			Non-Guarantor Subsidiaries			Consolidating Adjustments			Consolidated Totals
	Canadian GAAP	US GAAP Adjustments	US GAAP	Canadian GAAP	US GAAP Adjustments	US GAAP	Canadian GAAP	US GAAP Adjustments	US GAAP	Canadian GAAP	US GAAP Adjustments	US GAAP	Canadian GAAP	US GAAP Adjustments	US GAAP
CONDENSED CONSOLIDATING STATEMENT OF EARNINGS INFORMATION
Revenues	126	—	126	3,708	—	3,708	1,734	—	1,734	803	—	803	6,371	—	6,371
Operating expenses	110	—	110	2,196	—	2,196	809	46	855	185	—	185	3,300	46	3,346
Depreciation and amortization	26	(1)	25	168	(2)	166	105	(3)	102	34	—	34	333	(6)	327

Operating profit (loss)	(10)	1	(9)	1,344	2	1,346	820	(43)	777	584	—	584	2,738	(40)	2,698
Interest and financing	197	—	197	89	—	89	1	—	1	(202)	1	(201)	85	1	86
Exploration	21	11	32	15	—	15	67	21	88	2	—	2	105	32	137
Asset impairment	26	—	26	—	—	—	43	—	43	—	—	—	69	—	69
General, administration and other expense (income)	(402)	(18)	(420)	(225)	(59)	(284)	170	—	170	428	—	428	(29)	(77)	(106)

Earnings before the undernoted items	148	8	156	1,465	61	1,526	539	(64)	475	356	(1)	355	2,508	4	2,512
Recovery (Provision) for income and resource taxes	(8)	(1)	(9)	(181)	13	(168)	(61)	25	(36)	(545)	—	(545)	(795)	37	(758)
Non-controlling interests	—	—	—	—	—	—	(47)	—	(47)	—	—	—	(47)	—	(47)
Equity earnings (loss)	1,475	32	1,507	545	(17)	528	—	—	—	(2,025)	(17)	(2,042)	(5)	(2)	(7)

Net earnings (loss) from continuing operations	1,615	39	1,654	1,829	57	1,886	431	(39)	392	(2,214)	(18)	(2,232)	1,661	39	1,700
Net earnings (loss) from discontinued operations	—	—	—	(46)	—	(46)	—	—	—	—	—	—	(46)	—	(46)

Net earnings (loss)	1,615	39	1,654	1,783	57	1,840	431	(39)	392	(2,214)	(18)	(2,232)	1,615	39	1,654

SUPPLEMENTAL GUARANTOR CONDENSED FINANCIAL INFORMATION

Teck Resources Limited

Schedule of Condensed Consolidating Financial Information

Year Ended December 31, 2006

Reconciliation to from Canadian GAAP to US GAAP (in millions of Canadian dollars)

	Parent Company			Guarantor Subsidiaries			Non-Guarantor Subsidiaries			Consolidating Adjustments			Consolidated Totals
	Canadian GAAP	US GAAP Adjustments	US GAAP	Canadian GAAP	US GAAP Adjustments	US GAAP	Canadian GAAP	US GAAP Adjustments	US GAAP	Canadian GAAP	US GAAP Adjustments	US GAAP	Canadian GAAP	US GAAP Adjustments	US GAAP
CONDENSED CONSOLIDATING BALANCE SHEET INFORMATION
Cash and cash equivalents	(18)	—	(18)	4,843	—	4,843	169	—	169	60	—	60	5,054	—	5,054
Temporary investments	4	—	4	223	—	223	—	—	—	—	—	—	227	—	227
Cash held in trust	105	—	105	—	—	—	—	—	—	—	—	—	105	—	105
Accounts receivable	1,690	—	1,690	681	—	681	181	—	181	(1,829)	—	(1,829)	723	—	723
Inventories	8	—	8	669	—	669	81	—	81	28	—	28	786	—	786

Current assets	1,789	—	1,789	6,416	—	6,416	431	—	431	(1,741)	—	(1,741)	6,895	—	6,895
Investments	8,184	4	8,188	886	(50)	836	—	—	—	(8,705)	219	(8,486)	365	173	538
Property, plant and equipment	123	(5)	118	2,538	(118)	2,420	594	(49)	545	469	(69)	400	3,724	(241)	3,483
Other assets	1,877	(11)	1,866	2,240	58	2,298	220	(43)	177	(3,874)	—	(3,874)	463	4	467
Goodwill	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

	11,973	(12)	11,961	12,080	(110)	11,970	1,245	(92)	1,153	(13,851)	150	(13,701)	11,447	(64)	11,383

Current liabilities	2,093	18	2,111	2,580	13	2,593	309	—	309	(3,455)	—	(3,455)	1,527	31	1,558
Short-term debt	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Long-term debt	2,850	(11)	2,839	1,602	—	1,602	212	—	212	(3,155)	—	(3,155)	1,509	(11)	1,498
Other liabilities	181	47	228	402	19	421	(112)	24	(88)	307	—	307	778	90	868
Future income and resource taxes	300	(12)	288	654	(69)	585	87	(39)	48	—	—	—	1,041	(120)	921
Non-controlling interests	—	—	—	—	—	—	43	—	43	—	—	—	43	—	43
Shareholder’s equity	6,549	(54)	6,495	6,842	(73)	6,769	706	(77)	629	(7,548)	150	(7,398)	6,549	(54)	6,495

	11,973	(12)	11,961	12,080	(110)	11,970	1,245	(92)	1,153	(13,851)	150	(13,701)	11,447	(64)	11,383

SUPPLEMENTAL GUARANTOR CONDENSED FINANCIAL INFORMATION

Teck Resources Limited

Schedule of Condensed Consolidating Financial Information–(Continued)

Year Ended December 31, 2006

Reconciliation to from Canadian GAAP to US GAAP (in millions of Canadian dollars)

	Parent Company			Guarantor Subsidiaries			Non-Guarantor Subsidiaries			Consolidating Adjustments			Consolidated Totals
	Canadian GAAP	US GAAP Adjustments	US GAAP	Canadian GAAP	US GAAP Adjustments	US GAAP	Canadian GAAP	US GAAP Adjustments	US GAAP	Canadian GAAP	US GAAP Adjustments	US GAAP	Canadian GAAP	US GAAP Adjustments	US GAAP
CONDENSED CONSOLIDATING STATEMENT OF EARNINGS INFORMATION
Revenues	108	—	108	3,809	—	3,809	1,793	—	1,793	829	—	829	6,539	—	6,539
Operating expenses	87	—	87	1,858	—	1,858	585	22	607	184	—	184	2,714	22	2,736
Depreciation and amortization	18	—	18	136	9	145	74	—	74	36	—	36	264	9	273

Operating profit (loss)	3	—	3	1,815	(9)	1,806	1,134	(22)	1,112	609	—	609	3,561	(31)	3,530
Interest and financing	216	—	216	121	—	121	3	—	3	(243)	3	(240)	97	3	100
Exploration	14	—	14	7	—	7	50	21	71	1	—	1	72	21	93
Asset impairment	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
General, administration and other expense (income)	(352)	54	(298)	(139)	(81)	(220)	(24)	(2)	(26)	312	—	312	(203)	(29)	(232)

Earnings before the undernoted items	125	(54)	71	1,826	72	1,898	1,105	(41)	1,064	539	(3)	536	3,595	(26)	3,569
Recovery (Provision) for income and resource taxes	2	156	158	(384)	(4)	(388)	4	9	13	(835)	1	(834)	(1,213)	162	(1,051)
Non-controlling interests	—	—	—	—	—	—	(19)	—	(19)	—	—	—	(19)	—	(19)
Equity earnings (loss)	2,304	31	2,335	967	(11)	956	—	—	—	(3,239)	(23)	(3,262)	32	(3)	29

Net earnings (loss) from continuing operations	2,431	133	2,564	2,409	57	2,466	1,090	(32)	1,058	(3,535)	(25)	(3,560)	2,395	133	2,528
Net earnings (loss) from discontinued operations	—	—	—	36	—	36	—	—	—	—	—	—	36	—	36

Net earnings (loss)	2,431	133	2,564	2,445	57	2,502	1,090	(32)	1,058	(3,535)	(25)	(3,560)	2,431	133	2,564

No person has been authorized to give any information or to make any representation other than those contained in this prospectus, and, if given or made, any information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy these securities in any circumstances in which this offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that there has been no change in the affairs of Teck since the date of this prospectus.

Part II

Information not required in the Prospectus

ITEM 20.	Indemnification of directors and officers.

Teck Resources Limited, Teck Metals Ltd., Fording Coal Limited, Teck Coal Limited, 6069789 Canada Inc. and TCL U.S. Holdings Limited

Each of Teck Resources Limited (“Teck”), Teck Metals Ltd. (“Teck Metals”), Fording Coal Limited (“Fording Coal”), Teck Coal Limited, 6069789 Canada Inc. (“6069789”) and TCL U.S. Holdings Limited (“TCL U.S.”) are corporations incorporated or continued under the Canada Business Corporations Act (the “CBCA”).” Pursuant to the provisions of the CBCA, a CBCA corporation may indemnify a current or former director or officer or any other individual who, at the request of the corporation, acts or has acted as a director or officer, or in any similar capacity, of the corporation or any other entity. Such indemnity may include all costs, charges and expenses reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual becomes involved as a result of having acted as a director or officer, or in any similar capacity, of the corporation or such other entity.

A CBCA corporation may not indemnify such an individual unless the individual has (a) acted honestly and in good faith, with a view to the best interests of the corporation or the other entity, as the case may be, and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that their conduct was lawful. Current and former directors and officers, and those acting in a similar capacity, will be entitled to indemnification from a CBCA corporation if they have not been judged by a court or other competent authority to have committed any fault or omitted to do anything they ought to have done and conditions (a) and (b) set out above in this paragraph have been fulfilled. A CBCA corporation may advance moneys to an indemnified individual for the costs, charges and expenses of a proceeding; however, such individual must repay the moneys if they do not satisfy conditions (a) and (b) set out above in this paragraph. CBCA corporations may purchase and maintain liability insurance for the benefit for those individuals entitled to indemnification under the CBCA. In the case of a derivative action, indemnification may only be made with court approval.

The by-laws of Teck provide that, subject to the limitations contained in the CBCA, Teck shall indemnify any director or officer, or former director or officer, of Teck, or any person who, at the request of Teck, acts or has acted as a director or officer of a body corporate of which Teck is or was a shareholder or creditor (or any person who undertakes or has undertaken any liability on behalf of Teck or any such body corporate), together with his or her heirs and legal representatives, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she was made a party by reason of being or having been a director or officer of Teck or such body corporate. Such director or officer, or former director or officer, must have acted honestly and in good faith, with a view to the best interests of the corporation, and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful. The by-laws also provide that Teck shall indemnify such a party in such other circumstances as the CBCA permits or requires.

The by-laws of Teck provide that it may, subject to the limitations contained in the CBCA, purchase and maintain insurance for the benefit of any person referred to in the foregoing paragraph.

The by-laws of Teck Metals provide that, subject to the limitations contained in the CBCA but without limit to the right of Teck Metals to indemnify any person under the CBCA or otherwise, Teck Metals shall indemnify any director or officer, or former director or officer, of Teck Metals, or any person who, at the request of Teck Metals, acts or has acted as a director or officer of a body corporate of which Teck Metals is or was a shareholder or creditor, together with his or her heirs and legal representatives, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she was made a party by reason of being or having been a director or officer of Teck Metals or a director or officer of such body corporate. Such director or officer, or former director or officer, must have acted honestly and in good faith with a view to the best interests of the corporation, and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful.

The by-laws of Teck Metals provide that Teck Metals may, subject to the limitations contained in the CBCA, purchase, maintain or participate in such insurance for the benefit of such persons referred to in the foregoing paragraph as the board of directors of the corporation may from time to time determine.

The by-laws of Fording Coal provide that: (a) Fording Coal shall indemnify any director or officer, or former director or officer, of Fording Coal, or any individual who, at the request of Fording Coal, acts or has acted as a director or officer or in a similar capacity of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such individual in respect of any civil, criminal or administrative, investigative or other proceeding in which the individual is involved because of the association with Fording Coal or such other entity; (b) Fording Coal may advance moneys to such individual for the costs, charges and expenses of a proceeding referred to in (a) above in this paragraph provided such individual agrees in advance, in writing, to repay the moneys if the individual does not fulfill the conditions set out in (c) in this paragraph; (c) Fording Coal may not indemnify an individual under (a) above unless the individual (i) acted honestly and in good faith with a view to the best interests of Fording Coal or other entity for which the individual acted as a director or officer or in a similar capacity at Fording Coal’s request, as the case may be, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful; (d) Fording Coal shall also seek the approval of a court to indemnify an individual referred to in (a) above in this paragraph, or advance monies under (b) above in this paragraph in respect of an action by or on behalf of Fording Coal or other entity to procure a judgment in its favour, to which such individual is made a party because of the individual’s association with Fording Coal or other entity as described in (a) above in this paragraph against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfills the conditions set out in (c) above in this paragraph; and (e) despite (a), an individual referred to therein is entitled to indemnity from Fording Coal in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defence of any civil, criminal, administrative, investigative, or other proceeding to which the individual is subject because of the individual’s association with Fording Coal or other entity as described in (a) above in this paragraph, if the individual seeking indemnity (i) was not adjudged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done, and (ii) fulfills the conditions set out in (c) above in this paragraph.

The by-laws of Fording Coal provide that Fording Coal may purchase and maintain insurance for the benefit of an individual referred to in (a) of the foregoing paragraph against any liability incurred by the individual: (i) in the individual’s capacity as a director or officer of Fording Coal; or (ii) in the individual’s capacity as a director or officer, or similar capacity, of another entity, if the individual acts or acted in that capacity at Fording Coal’s request.

The by-laws of Teck Coal Limited and 6069789 each provide that, except as otherwise provided in the CBCA, no director or officer will be liable for: (a) the acts, receipts, neglects or defaults of any other person, or for joining in a receipt or act for conformity; (b) a loss, damage or expense happening to the through the insufficiency or deficiency of title to property acquired by, for, or on behalf of the corporation; (c) the insufficiency or deficiency of a security in which monies of the corporation are invested or in the security or collateral for a loan of monies of the corporation; (d) a loss or damage arising from the bankruptcy, insolvency or wrongful act of a person with whom money, security or other property of the corporation is lodged or deposited; or (e) any other loss, damage, or misfortune that arises out of the execution of the duties of a director or officer in relation thereto.

The by-laws of TCL U.S. provide that, subject to the limitations contained in the CBCA, but without limit to the right of TCL U.S. to indemnify any person under the CBCA or otherwise, TCL U.S. shall indemnify any director or officer, or former director or officer of TCL U.S., or any person who, at the request of TCL U.S., acts or has acted as a director or officer of a body corporate of which TCL U.S. is or was a shareholder or creditor, together with his or her heirs and legal representatives, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she was made a party by reason of being or having been a director or officer of TCL U.S. or a director or officer of such body corporate. Such director or officer, or former directors or officer, must have acted honestly and in good faith with a view to the best interests of the corporation, and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful.

The by-laws of TCL U.S. provide that TCL U.S. may, subject to the limitations contained in the CBCA, purchase, maintain or participate in such insurance for the benefit of such persons referred to in the foregoing paragraph as the board of directors of the corporation may from time to time determine.

Teck Resources Mining Partnership, The Quintette Coal Partnership and Teck Resources Coal Partnership

Each of Teck Resources Mining Partnership (“TRMP”), The Quintette Coal Partnership (“Quintette”) and Teck Resources Coal Partnership (“TRCP”) has been formed under the Partnership Act (British Columbia) (the “BC Partnership Act”). Pursuant to the provisions of the BC Partnership Act, a partnership formed under such act must, subject to any agreement express or implied between the partners of the partnership, indemnify every partner of the partnership in respect of payments made and personal liabilities incurred by such partner (i) in the ordinary and proper conduct of the business of the partnership, or (ii) in or about anything necessarily done for the preservation of the business or property of the partnership.

Teck Metals and Teck Nova Scotia Company (“Teck Nova Scotia”) are the partners of TRMP. The partnership agreement between Cominco Ltd. and Cominco Nova Scotia Company in respect of TMRP dated July 4, 2001 (the “TMRP Partnership Agreement”) provides that each partner of TRMP, in proportion to its respective beneficial interest, expressed as a percentage, held in and of TRMP and the property, assets and undertaking of TRMP (the “Percentage Participation”), will indemnify and hold harmless each other partner from any claim by or liability to any third person asserted on the ground that action taken by the partnership has resulted in or will result in any damage to the third person to the extent, but only to the extent, that the claim or liability is paid by the other partner in an amount in excess of the amount payable by reason of the other partner’s Percentage Participation in TRMP.

In addition, the TRMP Partnership Agreement provides that each partner will indemnify and hold harmless each other partner from and against any and all losses, claims, damages and liabilities arising out of any action taken on behalf of the partnership by such partner or any of its directors, officers, employees, agents or representatives, unless such action is taken pursuant to a right or authorities granted by the TRMP Partnership Agreement or by the management committee of TRMP.

The TRMP Partnership Agreement further provides that each partner, in proportion to its respective Percentage Participation, will indemnify and hold harmless the president and each other officer of the partnership from time to time from and against any and all losses, claims, damages and liabilities suffered or incurred by him or her as a result of the exercise of his or her powers or functions provided that, in exercising his or her powers and functions under the TRMP Partnership Agreement, he or she acted honestly and in good faith and in the best interests of TRMP, and has exercised the care, diligence and skill of a reasonably prudent person.

The TRMP Partnership Agreement provides that TRMP will indemnify and hold harmless the partners from and against any and all losses, claims, damages and liabilities suffered or incurred by them as a result of TRMP failing to assume all obligations and liabilities expressly confirmed or agreed to be assumed by it pursuant to the TRMP Partnership Agreement.

Teck and Teck-Bullmoose Coal Inc. (“Teck-Bullmoose”) are the partners of Quintette. The partnership agreement between Quintette Coal Limited and Teck-Bullmoose in respect of Quintette dated as of April 28, 1992, as amended (the “Quintette Partnership Agreement”), provides that Quintette has no obligation to indemnify any partner of Quintette in respect of payments made and liabilities incurred by such partner in respect of Quintette’s business or assets unless the payments are made or liabilities incurred pursuant to the express terms of the Quintette Partnership Agreement, or as otherwise agreed to by the partners of Quintette in writing.

Teck, Teck-Bullmoose and Teck Metals are the partners of TRCP. The partnership agreement between Teck, Teck-Bullmoose and Teck Metals in respect of TRCP dated as of February 1, 2005, does not contain any provisions with respect to indemnification of partners, directors or officers.

Indemnity Agreements

Each of the directors and officers of Teck, and each of the officers and directors of Teck Metals, Fording Coal, Teck Coal Limited, 6069789, TCL U.S., Teck Nova Scotia and Teck-Bullmoose who are an officer or director of Teck have entered into indemnity agreements with Teck (collectively, the “Indemnity Agreements”), pursuant to which Teck has agreed to indemnify such directors and officers (collectively, the “Indemnified Parties” and each, an “Indemnified Party”) as described below.

Except in respect of an action by or on behalf of Teck or a body corporate referred to in the following paragraph to procure a judgement in its favour, Teck shall indemnify the Indemnified Party against all costs, charges and expenses, including an amount paid to settle an action or to satisfy a judgment, reasonably incurred by the Indemnified Party in respect of any civil, criminal or administrative action or proceeding to which the Indemnified Party is made a party by reason of the Indemnified Party being or having been a director or officer of Teck or by reason of the Indemnified Party having acted at the request of Teck as a director or officer of a body corporate, if (a) the Indemnified Party acted honestly and in good faith with a view to the best interests of Teck or such body corporate, as the case may be, and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Indemnified Party had reasonable grounds for believing that the conduct of the Indemnified Party was lawful.

In respect of an action by or on behalf of Teck or a body corporate to procure judgment in its favour to which the Indemnified Party is made a party by reason of the Indemnified Party being or having been a director or officer of Teck or by reason of the Indemnified Party having acted at the request of Teck as a director or officer of a body corporate, Teck will make application for approval of a court to permit Teck to indemnify the Indemnified Party against all costs, charges and expenses reasonably incurred by the Indemnified Party in connection with such action if (a) the Indemnified Party acted honestly and in good faith with a view to the best interests of Teck or such body corporate, as the case may be, and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Indemnified Party had reasonable grounds for believing that the conduct of the Indemnified Party was lawful.

In respect of all costs, charges and expenses reasonably incurred by the Indemnified Party in connection with the defence of any civil, criminal or administrative action or proceeding to which the Indemnified Party is made a party by reason of the Indemnified Party being or having been a director or officer of Teck or by reason of the Indemnified Party having acted at the request of Teck as a director or officer of a body corporate, Teck shall indemnify the Indemnified Party if (a) the Indemnified Party was substantially successful on the merits in the defence of the action or proceeding, (b) the Indemnified Party acted honestly and in good faith with a view to the best interests of Teck or such body corporate, as the case may be, and (c) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Indemnified Party had reasonable grounds for believing that the conduct of the Indemnified Party was lawful.

The Indemnity Agreements state that the intent of such agreements is to provide the Indemnified Parties the maximum indemnity which Teck may lawfully provide. If the CBCA is amended, or judicial decisions are made, so as to permit Teck to provide broader indemnity to the Indemnified Parties, Teck shall indemnify the Indemnified Parties to the maximum extent so permitted.

Cardinal River Coals Ltd.

Cardinal River Coals Ltd. (“Cardinal River”) is a corporation continued under the Business Corporations Act (Alberta) (the “ABCA”). Under the ABCA, Cardinal River may indemnify a present or former director or officer of Cardinal River or a person who acts or acted at Cardinal River’s request as a director or officer of a body corporate of which Cardinal River is or was a shareholder or creditor, and his heirs and legal representatives (an “Indemnified Party”), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of Cardinal River or that body corporate, if the Indemnified Party acted honestly and in good faith with a view to the best interests of Cardinal River, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful. Such indemnification may be in connection with an action by or on behalf of Cardinal River to procure a judgment in its favor only with court approval. An Indemnified Party is entitled to indemnification from Cardinal River as a matter of right if in the defence of the matter or action he or she was substantially successful on the merits, fulfilled the conditions set forth above, and is fairly and reasonably entitled to indemnity.

The bylaws of Cardinal River provide that Cardinal River shall indemnify an Indemnified Party to the extent permitted by the ABCA. The bylaws of Cardinal River further provide that Cardinal River may from time to time indemnify and save harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Cardinal River) by reason of the fact that he is or was an employee or agent of Cardinal River, or is or was serving at the request of Cardinal River as a director, officer, employee, agent of or participant in another corporation, partnership, joint venture, trust or other enterprise, against expenses (including legal fees), judgments, fines and any amount actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted honestly and in good faith with a view to the best interests of Cardinal River, and with respect to any criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful. A person who is or was an employee or agent of Cardinal River is entitled to indemnification from Cardinal River as a matter of right to the extent that such person has achieved complete or substantial success as a defendant in any action, suit or proceeding referred to in this paragraph and shall be indemnified against all costs, charges and expenses actually and reasonably incurred by him in connection therewith.

Teck Coal Partnership

Teck Coal Partnership (“Teck Coal”) is a partnership formed under the laws of the Province of Alberta, Canada. Under the Partnership Act (Alberta) (the “Alberta Partnership Act”), each partner in Teck Coal is jointly liable with the other partners for debts and obligations of Teck Coal incurred while that partner is a partner of Teck Coal. Further, subject to the Teck Coal Partnership Agreement (as defined below), the Alberta Partnership Act provides that Teck Coal shall indemnify each partner in respect of payments made and personal liabilities incurred by the partner: (i) in the ordinary and proper conduct of the business of Teck Coal; or (ii) in or about anything necessarily done for the preservation of the business or property of Teck Coal.

The partnership agreement among Fording Limited Partnership, Teck Resources Coal Partnership and The Quintette Coal Partnership which created Teck Coal (the “Teck Coal Partnership Agreement”) provides that the managing partner of Teck Coal, Teck Resources Coal Partnership (the “Managing Partner”), will indemnify and save harmless the other partners and/or their respective officers, directors, members, shareholders and employees, or any of them, from and against any claim, action, suit, damage, expense, cost, debt or assessment which may be made or brought against the other partners and/or their respective officers, directors, members, shareholders and employees or any of them or from and against any loss that any of them may suffer or incur as a result of the negligence or willful default of the Managing Partner in the exercise of its rights or the discharge of its obligations as Managing Partner under the Teck Coal Partnership Agreement.

The Teck Coal Partnership Agreement further provides that Teck Coal shall indemnify and save harmless the Managing Partner, those directors, officers and employees and agents of the Managing Partner that undertake duties of the Managing Partner under the Teck Coal Partnership Agreement and that are designated by the Managing Partner (not to exceed five in number at any one time) (the “Managing Partner Indemnified Persons”), when such persons are engaged in performing the Managing Partner’s duties and discharging its other obligations under the Teck Coal Partnership Agreement, and the directors and officers of Teck Coal and of the subsidiaries of Teck Coal (all such persons collectively the “Indemnified Persons”), against all losses, claims, damages, liabilities, obligations, costs and expenses (including judgments, fines, penalties, amounts paid in settlement and counsel and accountants’ fees) of whatsoever kind or nature incurred by or borne by or asserted against the Managing Partner or any other Indemnified Person in the exercise of the rights, the performance of the duties and/or the discharge of the other obligations of the Managing Partner and/or management, as the case may be (in each case a “Claim”), provided that: (i) in connection with a Claim against the Managing Partner, any Managing Partner Indemnified Person or any director or officer of Teck Coal, such Claim was not the result of willful misconduct or negligence on the part of the Managing Partner, such Managing Partner Indemnified Person, or such director or officer as the case may be; and (ii) in connection with a Claim against an Indemnified Person that is an individual, such Claim was not the result of a failure of such person to act honestly and in good faith with a view to the best interests of Teck Coal and further provided that in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Indemnified Person had reasonable grounds for believing that his or her conduct was lawful.

Under the Teck Coal Partnership Agreement, no act or omission will be deemed to constitute negligence or willful misconduct if it is done: (i) pursuant to a special resolution of the partners, or in the case of directors, officers and employees of Teck Coal, at the direction of the Managing Partner; (ii) at the direction of any governmental authority; or (iii) unilaterally in good faith to protect life, limb or property.

The indemnification of the respective partners of Fording Limited Partnership, Teck Resources Coal Partnership and The Quintette Coal Partnership will be governed by the partnership agreements governing such partnerships and the laws of the jurisdictions governing such partnerships.

Fording Limited Partnership

Fording Limited Partnership (“Fording Limited”) is a limited partnership formed pursuant to sub-section 52(1) of the Alberta Partnership Act. Pursuant to the Alberta Partnership Act, a limited partner is not liable for the obligations of the limited partnership except in respect of the amount of property the limited partner contributes or agrees to contribute to the capital of the limited partnership.

The limited partnership agreement (the “Fording Partnership Agreement”) between Fording (GP) ULC, as general partner (the “General Partner”), and Fording Canadian Coal Trust, as limited partner (the “Limited Partner”), provides that Fording Limited shall indemnify and save harmless the General Partner and its officers, directors, employees and permitted delegates who are engaged in performing the General Partner’s duties and discharging its other obligations under the Fording Partnership Agreement (collectively referred to when performing such duties or discharging such other obligations as “General Partner Indemnified Persons”) against all losses, claims, damages, liabilities, obligations, costs and expenses (including judgments, fines, penalties, amounts paid in settlement and counsel and accountants’ fees) of whatsoever kind or nature incurred by or borne by or asserted against the General Partner or any General Partner Indemnified Persons in the exercise of the rights, the performance of the duties and the discharge of the other obligations of the General Partner under the Fording Partnership Agreement (a “Claim”), provided that: (i) in connection with a Claim against the General Partner, such Claim was not the result of: (A) a breach by the General Partner or any General Partner Indemnified Person of the requirement in the Fording Partnership Agreement for the General Partner to exercise the degree of care, skill and diligence that a reasonably prudent person would exercise in comparable circumstances; or (B) the willful misconduct or an act of gross negligence on the part of the General Partner or any General Partner Indemnified Person; and (ii) in connection with a Claim against a General Partner Indemnified Person, such Claim was not the result of a failure of such Person to act honestly and in good faith with a view to the best interests of Fording Limited and further provided that in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the person had reasonable grounds for believing that his or her conduct was lawful.

The Fording Partnership Agreement further provides that the General Partner shall indemnify and save harmless Fording Limited against all losses, claims, damages, liabilities, obligations, costs and expenses (including judgments, fines, penalties, amounts paid in settlement and counsel and accountants’ fees) of whatsoever kind or nature incurred by or borne by or asserted against Fording Limited arising as a result of: (i) any breach by the General Partner or a General Partner Indemnified Person of the standard of care set forth in the Fording Partnership Agreement; or (ii) the willful misconduct or an act of gross negligence on the part of the General Partner or any General Partner Indemnified Persons in the performance of the General Partner’s duties and other obligations under the Fording Partnership Agreement.

The indemnification of the directors and officers of the General Partner and the trustees and beneficiaries of the Limited Partner will be governed by the articles, bylaws and agreements, as applicable, incorporating or creating such entities and by the laws of the jurisdictions governing such entities.

Teck Nova Scotia Company

Teck Nova Scotia Company (“Teck Nova Scotia”) is a Nova Scotia company. Under the articles of association of Teck Nova Scotia, every director, officer, former director or officer, or person who acts or acted at Teck Nova Scotia’s request, as a director or officer of Teck Nova Scotia, a body corporate, partnership or other association of which Teck Nova Scotia is or was a shareholder, partner, member or creditor, and the heirs and legal representatives of such person, in the absence of any dishonesty on the part of such person, is to be indemnified by Teck Nova Scotia. The articles of association further provide that it shall be the duty of the directors to, out of the funds of Teck Nova Scotia, pay all costs, losses and expenses, including any amount paid to settle an action or claim or satisfy a judgment, that such director, officer or person may incur or become liable to pay in respect of any claim made against such person or civil, criminal or administrative action or proceeding to which such person is made a party by reason of being or having been a director or officer of Teck Nova Scotia or such body corporate, partnership or other association, whether Teck Nova Scotia is a claimant or party to such action or proceeding or otherwise; and that the amount for which such indemnity is provided shall immediately attach as a lien on the property of Teck Nova Scotia and have priority as against the shareholders over all other claims.

The articles of association further provide that no director or officer, former director or officer, or person who acts or acted at Teck Nova Scotia’s request, as a director or officer of Teck Nova Scotia, a body corporate, partnership or other association of which Teck Nova Scotia is or was a shareholder, partner, member or creditor, in the absence of any dishonesty on such person’s part, shall be liable for the acts, receipts, neglects or defaults of any other director, officer or such person, or for joining in any receipt or other act for conformity, or for any loss, damage or expense happening to Teck Nova Scotia through the insufficiency or deficiency of title to any property acquired for or on behalf of Teck Nova Scotia, or through the insufficiency or deficiency of any security in or upon which any of the funds of Teck Nova Scotia, are invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious acts of any person with whom any funds, securities or effects are deposited, or for any loss occasioned by error of judgment or oversight on the part of such person, or for any other loss, damage or misfortune whatsoever which happens in the execution of the duties of such person or in relation thereto.

Teck American Incorporated and TCAI Incorporated

Teck American Incorporated (“Teck American”) and TCAI Incorporated (“TCAI”) are Washington corporations. The Washington Business Corporation Act provides that a corporation may indemnify an individual made a party to a proceeding because the individual is or was a director, against liability incurred in the proceeding if (a) the individual acted in good faith and (b) the individual reasonably believed: (i) in the case of conduct in the individual’s official capacity with the corporation, that the individual’s conduct was in its best interests; and (ii) in all other cases, that the individual’s conduct was at least not opposed to its best interests and (c) in the case of any criminal proceeding, the individual had no reasonable cause to believe that the individual’s conduct was unlawful. A corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with any proceeding charging improper personal benefit to the director, in which the director was adjudged liable on the basis that personal benefit was improperly received by the director.

The Washington Business Corporation Act further provides that unless limited by its articles of incorporation, a corporation shall indemnify a director or an officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because of being a director of the corporation, against reasonable expenses incurred by the director in connection with the proceeding. On satisfaction of certain conditions, a corporation may also pay for the reasonable expenses incurred by a director or an officer who is a party to a proceeding in advance of final disposition of the proceeding. Also, a director or an officer of a corporation may apply for indemnification or advance of expenses to the court conducting the proceeding or to another court of competent jurisdiction. Any indemnification or advance so made to a director is to be reported in the form of a notice to the shareholders delivered with or before the notice of the next shareholders’ meeting.

Under the Washington Business Corporation Act, Teck American and TCAI may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the corporation, or who, while a director, officer, employee or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic entity, against liability asserted against or incurred by the individual in that capacity or arising from the individual’s status.

The articles of incorporation of Teck American and TCAI provide that they shall provide any indemnification required under the Washington Business Corporation Act and shall indemnify their officers and directors and advance or reimburse expenses to the fullest extent required or permitted by the Washington Business Corporation Act, whether they are serving the corporation or, at their request, any other entity, as an officer, director, or in any other capacity; provided no such indemnity shall indemnify any director from or on account of any (a) acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law; (b) conduct of the director finally adjudged to be in violation of section 23B.08.310 of the Washington Business Corporation Act, or (c) any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property, or services to which the director was not legally entitled.

The articles of incorporation permit Teck American and TCAI to indemnify other employees and agents to the extent as may be authorized by their board of directors or their bylaws and be permitted by law, whether the employees and agents are serving the corporation or, at its request, any other entity.

If the indemnification provided in the articles of incorporation is not available to be paid to director or officer for certain given reasons, then in respect of any proceeding in which Teck American or TCAI is, or would be, jointly liable with director or officer, Teck American and TCAI shall contribute to the amount of loss paid or payable by director of officer in such proportion as is appropriate to reflect (a) the relative benefits received by Teck American or TCAI on the one hand and the director or officer on the other hand from the transaction from which such proceeding arose; and (b) the relative fault of Teck American or TCAI on the one hand and the director or officer on the other hand in connection with the events which resulted in such loss, as well as any other relevant equitable consideration. The relative fault of Teck American or TCAI on the one hand and the director or officer on the other shall be determined by a court of appropriate jurisdiction with reference to, among other things, the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent the circumstances resulting in such loss.

The bylaws of Teck American and TCAI further provide that the rights of indemnification shall continue as to a person who has ceased to be a director or officer, as long as the said director or officer shall be subject to any possible action, by reason of the fact that director or officer was a director or officer of Teck American or TCAI or served in any other capacity referred to herein, and shall inure to the benefit of his or her heirs, executors, and administrators.

Teck Alaska Incorporated and Teck-Pogo Inc.

Teck Alaska Incorporated (“Teck Alaska”) and Teck-Pogo Inc. (“Teck Pogo”) are Alaska corporations. Under the Alaska Corporations Code, Teck Alaska and Teck Pogo may indemnify a person who was, is, or is threatened to be made a party to a completed, pending, or threatened action or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise. Indemnification may be provided in connection with an action or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to a criminal action or proceeding, the person had no reasonable cause to believe the conduct was unlawful.

The Alaska Corporations Code further provides that Teck Alaska and Teck Pogo may indemnify a person who was, is, or is threatened to be made a party to a completed, pending, or threatened action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise. Indemnification may be provided in connection with the defense or settlement of the action if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made in respect of any claim, issue, or matter as to which the person has been adjudged to be liable for negligence or misconduct in the performance of the person’s duty to the corporation except to the extent that the court in which the action was brought determines upon application that, despite the adjudication of liability, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses that the court considers proper.

As per the Alaska Corporations Code, to the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of an action or proceeding, or in defense of a claim, issue, or matter in the action or proceeding, the director, officer, employee, or agent shall be indemnified against expenses and attorney fees actually and reasonably incurred in connection with the defense. Also, the right to indemnification continues as to a person who has ceased to be a director, officer, employee, or agent, and inures to the benefit of the heirs, executors, and administrators of the person.

Teck Alaska and Teck Pogo may purchase and maintain insurance for the benefit of a person or on behalf of a person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against the person and incurred by them.

The bylaws of Teck Alaska provide that any person who was or is a party or is threatened to be made a party to any action, suit or proceedings by reason of the fact that he is or was a director, officer, employee, trustee or representative of the corporation, or of any corporation, partnership, trust or joint venture in which he served as such at the request of the corporation, shall be indemnified by the corporation against the reasonable expenses, including attorney’s fees, judgments, fines, penalties, settlements, or amounts actually and necessarily incurred by him in connection with the defense of such action, suit or proceedings, or in connection with, any appeal therein, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

This right of indemnification is not applicable in respect of any proceeding in which such person shall have been adjudged to be liable to the corporation, nor shall a director be indemnified, as provided herein, in respect of any proceeding charging improper personal benefit to him or her, whether or not involving action in his official capacity, in which he or she shall have been adjudged to be liable on the basis that personal benefit was improperly received by such director. No indemnification shall be made in respect of any claim, issue or matter as to which the person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation except to the extent that a court in which the action was brought determines upon application that, despite the adjudication of liability, in view of all circumstances of the case the person is fairly and reasonably entitled to indemnity for the expenses which the court considers proper.

Teck Colorado Inc.

Teck Colorado Inc. (“Teck Colorado”) is a Colorado corporation. Under the Colorado Revised Statutes (“CRS”), a Colorado corporation has the power to indemnify any director made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), against liability incurred in the Proceeding, if (a) he acted in good faith, (b) (I) in the case of conduct in an official capacity with the corporation, that such person’s conduct was in the corporation’s best interests, or (II) in all other cases, that such conduct was at least not opposed to the corporation’s best interests, and (c) in the case of any criminal proceeding, such person had no reasonable cause to believe the person’s conduct was unlawful. Except as ordered by a court, however, no indemnification is to be made (i) in connection with any Proceeding brought by or in the right of the corporation where the person involved is adjudged to be liable to the corporation, or (ii) in connection with any other Proceeding charging that the person derived an improper personal benefit, whether or not involving action in an official capacity, in which Proceeding the person is adjudged liable on the basis that the person derived an improper personal benefit. The CRS provides that a corporation may provide (in its bylaws or by action of its directors or shareholders) for indemnification of its officers, who are not also directors of the corporation, to a greater extent than the indemnification provided to its directors.

The CRS provides that, unless limited by its articles of incorporation, a corporation shall provide mandatory indemnification to any person who was wholly successful, on the merits or otherwise, in the defense of any Proceeding to which the person was a party because the person was or is a director of the corporation, against reasonable expenses incurred by the person in connection with the Proceeding. A corporation may advance or reimburse the reasonable expenses incurred by a director or an officer who is a party to a Proceeding.

Pursuant to the CRS, a corporation may purchase and maintain insurance on behalf of a person who is or was a director, officer, employee, fiduciary or agent of the corporation, or who, while a director, officer, employee, fiduciary or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary or agent of another domestic or foreign entity or of an employee benefit plan, against liability asserted against or incurred by the person in that capacity or arising from the person’s status as a director, officer, employee, fiduciary or agent. The corporation may purchase such insurance whether or not the corporation would have the power to indemnify the person against the same liability pursuant to the CRS.

The CRS provides that, if so provided in a corporation’s articles of incorporation, the corporation shall limit or eliminate the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; except that any such provision shall not limit or eliminate the liability of a director to the corporation or its shareholders for monetary damages for any breach of the director’s duty of loyalty to the corporation or its shareholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, unlawful distributions to shareholders, or any transaction from which the director derived an improper personal benefit. Any such provision in a corporation’s articles of incorporation may not have retroactive effect.

The CRS provides that no director or officer shall be personally liable for any injury to person or property arising out of a tort committed by an employee unless such director or officer was personally involved in the situation giving rise to the litigation or unless such director or officer committed a criminal offense in connection with such situation.

The bylaws of Teck Colorado provide that Teck Colorado shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was an officer of Teck Colorado, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of Teck Colorado and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In event that an action, suit or proceeding described in the foregoing sentence is one made by or in the right of Teck Colorado (a derivative action), Teck Colorado shall not indemnify such person if such person is adjudged to be liable for negligence or misconduct in the performance of his duty to Teck Colorado unless the court hearing such derivative action determines that such person is fairly and reasonably entitled to indemnification.

Relincho Bahamas Limited

Relincho Bahamas Limited is incorporated under the laws of the Commonwealth of The Bahamas. The International Business Companies Act, 2000 (the “IBC Act”) empowers Relincho Bahamas Limited to indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal or administrative proceedings, any person who (a) is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil or administrative by reason of the fact that the person is or was a director, an officer or a liquidator of the company; or (b) is or was, at the request of the company, serving as a director, officer or liquidator, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise. However, Relincho Bahamas Limited may only do so if the person seeking indemnification acted honestly and in good faith with a view to advance the best interests of Relincho Bahamas Limited.

The articles of association of Relincho Bahamas Limited provide that, so long as the person seeking indemnification had acted honestly and in good faith with a view to advance the best interests of Relincho Bahamas Limited, Relincho Bahamas Limited shall have broader indemnification powers than those contained in the IBC Act, including the right to indemnify: (a) in respect of not only legal or administrative proceedings but also investigative proceedings; and (b) in favor of any person who is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, by reason of the fact that the person is or was a director, an officer or a liquidator of Relincho Bahamas Limited, such proceedings being not only civil or administrative but also criminal or investigative.

Further, if a person to be indemnified has been successful in the defense of any proceedings mentioned above, the person is entitled to be indemnified against all expenses, including legal fee, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

The articles of association further provide that Relincho Bahamas Limited may purchase and maintain insurance in relation to any person who is or was a director, an officer or a liquidator of Relincho Bahamas Limited, or who at the request of Relincho Bahamas Limited is or was serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity.

Teck Base Metals Ltd. and Teck Financial Corporation Ltd.

Teck Base Metals Ltd. (“Teck Base Metals”) and Teck Financial Corporation Ltd. (“Teck Financial”) are each incorporated under the laws of Bermuda. The Companies Act 1981 (the “Bermuda Act”) provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability that by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may by guilty in relation to the company. The Bermuda Act further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, unless their liability resulted from fraud or dishonesty.

The by-laws of Teck Base Metals provide, among other things that, the directors, the secretary and other officers, and any other persons appointed to a committee by the board of directors of Teck Base Metals, for the time being acting in relation to the affairs of Teck Base Metals or any of its subsidiaries, and their heirs, executors and administrators, shall be indemnified and secured harmless out of the assets of Teck Base Metals from and against all actions, costs, charges, losses, damages and expenses which they, or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to Teck Base Metals shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to Teck Base Metals shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, provided that this indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of the said persons. Teck Base Metals may advance to directors and officers their expenses incurred in defending any proceedings against them.

Teck Base Metals’ by-laws also provide that each shareholder agrees to waive any claim or right of action it may have, whether individually or by or in the right of Teck Base Metals, against any director or officer on account of any action taken by such director or officer, or the failure of such director or officer to take any action in the performance of his duties with or for Teck Base Metals or any of its subsidiaries, provided that such waiver shall not extend to any matter in respect of any fraud or dishonesty which may attach to such director or officer.

The by-laws of Teck Financial contain similar provisions.

The Bermuda Act as well as the by-laws of both Teck Base Metals and Teck Financial provide that the company may purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust whether or not the company may otherwise indemnify such officer or director.

Aurcay Holdings Inc., Aur QB Inc. and Canada Tungsten (Cayman) Inc.

Aurcay Holdings Inc., Aur QB Inc. and Canada Tungsten (Cayman) Inc. are each incorporated under the Companies Law (revised).

The articles of association of Aurcay Holdings Inc. (“Aurcay Holdings”) provide that every director (including any alternative director appointed pursuant to the provisions of the articles of association), managing director, agent, secretary, assistant secretary, or other officer for the time being and from time to time of Aurcay Holdings and the personal representatives of the same shall be indemnified and secured harmless out of the assets and funds of Aurcay Holdings against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by him in or about the conduct of Aurcay Holdings’s business or affairs or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him in defending (whether successfully or otherwise) any civil proceedings concerning Aurcay Holdings or its affairs in any court whether in the Cayman Islands or elsewhere.

The articles of association of Aur QB Inc. and Canada Tungsten (Cayman) Inc. contain similar provisions.

Minera Relincho Copper S.A., Teck Operaciones Mineras Chile Limitada and Minera Canada Tungsten Chile Ltda.

Minera Relincho Copper S.A. (“Minera Relincho”) is a Chilean corporation and Teck Operaciones Mineras Chile Limitada (“TOML”) and Minera Canada Tungsten Chile Ltda. (“MCTL”) are Chilean limited liability companies.

The bylaws of Minera Relincho do not provide for indemnification of its directors and officers. Under Law NR. 18046 on Corporations (“Sociedades Anōnimas”) and (ii) Law Nr. 18045 on Securities (“Mercadode Valores”) when a director or officer of a corporation acts within the scope of his or her authority, the corporation is required to bear responsibility for any resulting liabilities or expenses. Further, directors and officers of a corporation are jointly and severally liable for any damage suffered by the corporation and its shareholders arising from willful misconduct or negligence. Any provision of the corporation’s bylaws or shareholder resolution providing any release from or limitation of such liability of directors and officers towards the corporation and its shareholders is null and void.

The management and administration of limited liability companies such as TOML and MCTL do not contemplate board of directors. The management and administration of such limited liability companies is entrusted to one or more partners acting through appointed officers. The bylaws of TOML and MCTL do not provide for indemnification of their officers. If such an officer acts within the scope of his or her authority, the company is required to bear responsibility for any resulting liabilities or expenses. Further, the said officers are liable for any damage occasioned to the company and its partners arising from their willful misconduct or negligence.

Teck Hungary Kft.

Teck Hungary Kft. (“Teck Hungary”) is a Hungarian corporation. Under the service agreement (the “Service Agreement”) concluded with the managing directors, Teck Hungary and Teck shall indemnify the directors and their heirs and legal representative against any and all damages, costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by the director in respect of any civil, criminal or administrative action or proceeding to which the director may be made a party by reason of his being or having been a managing director of Teck Hungary, or arising from holding such position, if the director has acted honestly and in good faith with a view to the best interests of Teck Hungary. The Service Agreement also provides that Teck shall apply towards the directors any and all indemnity policies, processes, and insurances generally applied by Teck in the Teck Resources Group, provided that such indemnity policies, processes, and insurances provide more coverage for the directors than the indemnity expressly specified in the Service Agreement.

By virtue of the Service Agreement, Teck shall provide the directors with ‘indemnity declarations’ (discharge of liability) after the approval of each annual financial statements of Teck Hungary stating that the director has acted in the best interest of Teck Hungary during the period effected by such financial statements.

This provision of the Service Agreement refers to Article 30.§. (5) of 5 of Act IV of 2006 on Business Associations, which entitles Hungarian companies to grant any discharge of liability to certain executive officers. According to the referred provision, the company’s memorandum of association may contain provisions for the company’s supreme body to evaluate on an annual basis the work of the executive officers in the previous financial year, and to decide concerning the granting of any discharge of liability. Granting a discharge of liability constitutes the supreme body’s verification that the executive officers in question have performed their work during the period under review by giving priority to the interests of the business association. The discharge of liability shall be abolished in the event of a subsequent court ruling declaring the information based on which the discharge of liability was granted false or insufficient.

Act IV of 2006 on Business Associations also provides that a sole member (in this case, Teck) of single-member business associations (such as Teck Hungary) may instruct the executive officer or director in writing, which instruction the executive officer or director is required to carry out; however, in this case he or she shall be exempt from the liability.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling each of the registrants pursuant to the foregoing provisions, the registrants have been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

ITEM 21.	Exhibits and financial statement schedules.

Exhibit Number	Description
1.1	Purchase Agreement, among Teck Resources Limited and the Initial Purchasers named therein dated as of May 5, 2009.

4.1	Indenture, dated May 8, 2009, among Teck Resources Limited, the Guarantors and The Bank of New York Mellon (incorporated by reference to Exhibit 2 to Teck Resources Limited report on Form 6-K filed with the SEC on May 15, 2009 (File No. 001-13184)).

4.2	First Supplemental Indenture dated June 25, 2009, among Tech Resources Limited, Teck Coal Limited, Fording Coal Limited, 6069789 Canada, the other Subsidiary Guarantors and The Bank of New York Mellon.

4.3	Forms of Exchange Notes (included as Exhibits 1.3, 2.3 and 3.3 of Exhibit 4.1 of this Registration Statement).

4.4	Registration Rights Agreement dated May 8, 2009 (incorporated by reference to Exhibit 1 to Teck Resources Limited report on Form 6-K filed with the SEC on May 15, 2009 (File No. 001-13184)).

5.1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to validity of the Exchange Notes.

5.2	Opinion of Lang Michener LLP.

5.3	Opinion of Bennett Jones LLP.

5.4	Opinion of Stewart McKelvey.

5.5	Opinion of C. Bruce DiLuzio of Teck American Incorporated.

5.6	Opinion of Hartig Rhodes Hoge & Lekisch, P.C.

5.7	Opinion of Beatty & Wozniak, P.C.

5.8	Opinion of Higgs & Johnson.

5.9	Opinion of Conyers Dill & Pearman.

5.10	Opinion of Conyers Dill & Pearman.

5.11	Opinion of Carey y Cia Ltda.

5.12	Opinion of Deri & Lovrecz.

8.1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to certain U.S. tax matters.

12.1	Statement of Computation of Ratios of Earnings of Fixed Charges.

Exhibit Number	Description
23.1	Consent of PriceWaterhouse Coopers LLP in respect of Fording Canadian Coal Trust’s Financials.

23.2	Consent of PriceWaterhouse Coopers LLP in respect of Teck Resources Limited Financials.

23.3	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibits 5.1 and 8.1 to this Registration Statement).

23.4	Consent of Lang Michener LLP (included in Exhibit 5.2).

23.5	Consent of Bennett Jones LLP (included in Exhibit 5.3).

23.6	Consent of Stewart McKelvey (included in Exhibit 5.4).

23.7	Consent of C. Bruce DiLuzio of Teck American Incorporated (included in Exhibit 5.5).

23.8	Consent of Hartig Rhodes Hoge & Lekisch, P.C. (included in Exhibit 5.6).

23.9	Consent of Beatty & Wozniak, P.C. (included in Exhibit 5.7).

23.10	Consent of Higgs & Johnson (included in Exhibit 5.8).

23.11	Consent of Conyers Dill & Pearman (included in Exhibit 5.9).

23.12	Consent of Conyers Dill & Pearman (included in Exhibit 5.10).

23.13	Consent of Carey y Cia Ltda. (included in Exhibit 5.11).

23.14	Consent of Deri & Lovrecz (included in Exhibit 5.12).

23.15	Consent of Paul C. Bankes, P.Geo.

23.16	Consent of Americo Zuzunaga, AIMM.

23.17	Consent of Don Mills, P.Geol.

23.18	Consent of Ross Pritchard, P.Eng.

23.19	Consent of Sproule Unconventional Limited.

24.1	Powers of Attorney (included on the signature pages of this Part II).

25.1	Form T-1 Statement of Eligibility of the Bank of New York Mellon to act as trustee under the

Exhibit Number	Description
Indenture.

99.1	Form of Notice of Guaranteed Delivery.

99.2	Form of Letter to Brokers.

99.3	Form of Letter to Clients.

99.4	Form of Instructions to Brokers.

99.5	Form of Letter of Transmittal.

ITEM 22.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Country of Canada, on July 2, 2009.

TECK RESOURCES LIMITED

By:	/s/ Ronald A. Millos
Name:	Ronald A. Millos
Title:	Senior Vice President, Finance and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Donald R. Lindsay, Ronald A. Millos, Peter C. Rozee and Karen L. Dunfee, and each of them, any of whom may act without the joinder of the other, the true and lawful attorney-in-fact and agent of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities and on this 2nd day of July, 2009.

Signature	Title	Signature	Title

/s/ Donald R. Lindsay Donald R. Lindsay	President, Chief Executive Officer and Director (Principal Executive Officer)	/s/ Hugh J. Bolton Hugh J. Bolton	Director

/s/ Ronald A. Millos Ronald A. Millos	Senior Vice President, Finance and Chief Financial Officer (Principal Financial Officer)	/s/ Jack L. Cockwell Jack L. Cockwell	Director

/s/ John F. Gingell John F. Gingell	Controller (Principal Accounting Officer)	/s/ Takashi Kuriyama Takashi Kuriyama	Director

/s/ Norman B. Keevil Norman B. Keevil	Chairman of the Board	/s/ Takuro Mochihara Takuro Mochihara	Director

/s/ Norman B. Keevil III Norman B. Keevil III	Director	/s/ Derek G. Pannell Derek G. Pannell	Director

/s/ Mayank M. Ashar Mayank M. Ashar	Director	/s/ Janice G. Rennie Janice G. Rennie	Director

/s/ J. Brian Aune J. Brian Aune	Director	/s/ Warren S.R. Seyffert Warren S.R. Seyffert	Director

/s/ Jalynn H. Bennett Jalynn H. Bennett	Director	/s/ Christopher M.T. Thompson Christopher M.T. Thompson	Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Country of Canada, on July 2, 2009.

TECK METALS LTD.

By:	/s/ Ronald A. Millos
Name:	Ronald A. Millos
Title:	Senior Vice President, Finance and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Donald R. Lindsay, Ronald A. Millos, Peter C. Rozee and Karen L. Dunfee, and each of them, any of whom may act without the joinder of the other, the true and lawful attorney-in-fact and agent of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities and on this 2nd day of July, 2009.

Signature	Title

/s/ Donald R. Lindsay Donald R. Lindsay	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Ronald A. Millos Ronald A. Millos	Senior Vice President, Finance, Chief Financial Officer and Director (Principal Financial Officer)

/s/ John F. Gingell John F. Gingell	Controller (Principal Accounting Officer)

/s/ Normal B. Keevil Normal B. Keevil	Director

/s/ G. Leonard Manuel G. Leonard Manuel	Director

/s/ Peter C. Rozee Peter C. Rozee	Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Country of Canada, on July 2, 2009.

TECK RESOURCES COAL PARTNERSHIP

By:	Teck Resources Limited,
as Managing Partner

By:	/s/ Ronald A. Millos
Name:	Ronald A. Millos
Title:	Senior Vice President, Finance and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Donald R. Lindsay, Ronald A. Millos, Peter C. Rozee and Karen L. Dunfee, and each of them, any of whom may act without the joinder of the other, the true and lawful attorney-in-fact and agent of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following officers and directors of Teck Resources Limited, as managing partner of Teck Resources Coal Partnership, in the following capacities and on this 2nd day of July, 2009.

Signature	Title	Signature	Title

/s/ Donald R. Lindsay Donald R. Lindsay	President, Chief Executive Officer and Director (Principal Executive Officer)	/s/ Hugh J. Bolton Hugh J. Bolton	Director

/s/ Ronald A. Millos Ronald A. Millos	Senior Vice President, Finance and Chief Financial Officer (Principal Financial Officer)	/s/ Jack L. Cockwell Jack L. Cockwell	Director

/s/ John F. Gingell John F. Gingell	Controller (Principal Accounting Officer)	/s/ Takashi Kuriyama Takashi Kuriyama	Director

/s/ Norman B. Keevil Norman B. Keevil	Chairman of the Board	/s/ Takuro Mochihara Takuro Mochihara	Director

/s/ Norman B. Keevil III Norman B. Keevil III	Director	/s/ Derek G. Pannell Derek G. Pannell	Director

/s/ Mayank M. Ashar Mayank M. Ashar	Director	/s/ Janice G. Rennie Janice G. Rennie	Director

/s/ J. Brian Aune J. Brian Aune	Director	/s/ Warren S.R. Seyffert Warren S.R. Seyffert	Director

/s/ Jalynn H. Bennett Jalynn H. Bennett	Director	/s/ Christopher M.T. Thompson Christopher M.T. Thompson	Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Country of Canada, on July 2, 2009.

TECK COAL PARTNERSHIP

By:	Teck Resources Coal Partnership, as Managing Partner

	By:	Teck Resources Limited, as Managing Partner

By:	/s/ Ronald A. Millos
Name:	Ronald A. Millos
Title:	Senior Vice President, Finance and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Donald R. Lindsay, Ronald A. Millos, Peter C. Rozee and Karen L. Dunfee, and each of them, any of whom may act without the joinder of the other, the true and lawful attorney-in-fact and agent of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following officers and directors of Teck Resources Limited, as managing partner of Teck Resources Coal Partnership, as managing partner of Teck Coal Partnership, in the following capacities and on this 2nd day of July, 2009.

Signature	Title	Signature	Title

/s/ Donald R. Lindsay Donald R. Lindsay	President, Chief Executive Officer and Director (Principal Executive Officer)	/s/ Hugh J. Bolton Hugh J. Bolton	Director

/s/ Ronald A. Millos Ronald A. Millos	Senior Vice President, Finance and Chief Financial Officer (Principal Financial Officer)	/s/ Jack L. Cockwell Jack L. Cockwell	Director

/s/ John F. Gingell John F. Gingell	Controller (Principal Accounting Officer)	/s/ Takashi Kuriyama Takashi Kuriyama	Director

/s/ Norman B. Keevil Norman B. Keevil	Chairman of the Board	/s/ Takuro Mochihara Takuro Mochihara	Director

/s/ Norman B. Keevil III Norman B. Keevil III	Director	/s/ Derek G. Pannell Derek G. Pannell	Director

/s/ Mayank M. Ashar Mayank M. Ashar	Director	/s/ Janice G. Rennie Janice G. Rennie	Director

/s/ J. Brian Aune J. Brian Aune	Director	/s/ Warren S.R. Seyffert Warren S.R. Seyffert	Director

/s/ Jalynn H. Bennett Jalynn H. Bennett	Director	/s/ Christopher M.T. Thompson Christopher M.T. Thompson	Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Country of Canada, on July 2, 2009.

THE QUINTETTE COAL PARTNERSHIP

By:	/s/ Ronald A. Millos
Name:	Ronald A. Millos
Title:	Management Committee Member

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Donald R. Lindsay, Ronald A. Millos, Peter C. Rozee and Karen L. Dunfee, and each of them, any of whom may act without the joinder of the other, the true and lawful attorney-in-fact and agent of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities and on this 2nd day of July, 2009.

Signature	Title

/s/ Robert G. Scott Robert G. Scott	Management Committee Member (Principal Executive Officer)

/s/ William Larmour William Larmour	Management Committee Member (Principal Financial Officer)

/s/ John F. Gingell John F. Gingell	Management Committee Member (Principal Accounting Officer)

/s/ Ronald A. Millos Ronald A. Millos	Management Committee Member

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Country of Canada, on July 2, 2009.

FORDING LIMITED PARTNERSHIP

By:	Fording (GP) ULC,
its General Partner

By:	/s/ Ronald A. Millos
Name:	Ronald A. Millos
Title:	Vice President

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Donald R. Lindsay, Ronald A. Millos, Peter C. Rozee and Karen L. Dunfee, and each of them, any of whom may act without the joinder of the other, the true and lawful attorney-in-fact and agent of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following officers and directors of Fording (GP) ULC, as general partner of Fording Limited Partnership, in the following capacities and on this 2nd day of July, 2009.

Signature	Title

/s/ Donald R. Lindsay Donald R. Lindsay	President and Director (Principal Executive Officer)

/s/ Ronald A. Millos Ronald A. Millos	Vice President and Director (Principal Financial Officer and Principal Accounting Officer)

/s/ Peter C. Rozee Peter C. Rozee	Vice President and Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Country of Canada, on July 2, 2009.

CARDINAL RIVER COALS LTD.

By:	/s/ Peter C. Rozee
Name:	Peter C. Rozee
Title:	Vice President

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Donald R. Lindsay, Ronald A. Millos, Peter C. Rozee and Karen L. Dunfee, and each of them, any of whom may act without the joinder of the other, the true and lawful attorney-in-fact and agent of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities and on this 2nd day of July, 2009.

Signature	Title

/s/ Boyd Payne Boyd Payne	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Paul Clements Paul Clements	Controller (Principal Financial Officer and Principal Accounting Officer)

/s/ Ronald A. Millos Ronald A. Millos	Director

/s/ Peter C. Rozee Peter C. Rozee	Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Country of Canada, on July 2, 2009.

TECK RESOURCES MINING PARTNERSHIP

By:	/s/ G. Leonard Manuel
Name:	G. Leonard Manuel
Title:	Secretary

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Donald R. Lindsay, Ronald A. Millos, Peter C. Rozee and Karen L. Dunfee, and each of them, any of whom may act without the joinder of the other, the true and lawful attorney-in-fact and agent of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities and on this 2nd day of July, 2009.

Signature	Title

/s/ Peter C. Rozee Peter C. Rozee	Chairman, President and Management Committee Member (Principal Executive Officer)

/s/ Ronald A. Millos Ronald A. Millos	Management Committee Member (Principal Financial Officer and Principal Accounting Officer)

/s/ Fred S. Daley Fred S. Daley	Management Committee Member

/s/ G. Leonard Manuel G. Leonard Manuel	Management Committee Member

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane, State of Washington, on July 2, 2009.

TECK AMERICAN INCORPORATED

By:	/s/ Donald R. Lindsay
Name:	Donald R. Lindsay
Title:	President

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Donald R. Lindsay, Ronald A. Millos, Peter C. Rozee and Karen L. Dunfee, and each of them, any of whom may act without the joinder of the other, the true and lawful attorney-in-fact and agent of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities and on this 2nd day of July, 2009.

Signature	Title

/s/ Donald R. Lindsay Donald R. Lindsay	President (Principal Executive Officer)

/s/ John F. Gingell John F. Gingell	Treasurer (Principal Financial Officer and Principal Accounting Officer)

/s/ C. Bruce DiLuzio C. Bruce DiLuzio	Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on July 2, 2009.

TECK COLORADO INC.

By:	/s/ Fred S. Daley
Name:	Fred S. Daley
Title:	President

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Donald R. Lindsay, Ronald A. Millos, Peter C. Rozee and Karen L. Dunfee, and each of them, any of whom may act without the joinder of the other, the true and lawful attorney-in-fact and agent of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities and on this 2nd day of July, 2009.

Signature	Title

/s/ Fred S. Daley Fred S. Daley	President and Director (Principal Executive Officer)

/s/ H. Jon G. Guard H. Jon G. Guard	Controller (Principal Financial Officer and Principal Accounting Officer)

/s/ Ronald A. Millos Ronald A. Millos	Director

/s/ Peter C. Rozee Peter C. Rozee	Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Anchorage, State of Alaska, on July 2, 2009.

TECK ALASKA INCORPORATED

By:	/s/ C. Bruce DiLuzio
Name:	C. Bruce DiLuzio
Title:	Secretary

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Donald R. Lindsay, Ronald A. Millos, Peter C. Rozee and Karen L. Dunfee, and each of them, any of whom may act without the joinder of the other, the true and lawful attorney-in-fact and agent of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities and on this 2nd day of July, 2009.

Signature	Title

/s/ Donald R. Lindsay Donald R. Lindsay	Chairman, President and Director (Principal Executive Officer)

/s/ Ronald A. Millos Ronald A. Millos	Treasurer (Principal Financial Officer and Principal Accounting Officer)

/s/ Michael E. Agg Michael E. Agg	Director

/s/ C. Bruce DiLuzio C. Bruce DiLuzio	Director

/s/ Douglas H. HorswiII Douglas H. HorswiII	Director

/s/ Robert G. Scott Robert G. Scott	Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of George Town, Country of Cayman Islands, on July 2, 2009.

AURCAY HOLDINGS INC.

By:	/s/ David R. Baril
Name:	David R. Baril
Title:	President

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Donald R. Lindsay, Ronald A. Millos, Peter C. Rozee and Karen L. Dunfee, and each of them, any of whom may act without the joinder of the other, the true and lawful attorney-in-fact and agent of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities and on this 2nd day of July, 2009.

Signature	Title

/s/ David R. Baril David R. Baril	President and Director (Principal Executive Officer)

/s/ Christian Arentsen Christian Arentsen	Treasurer, Secretary and Director (Principal Financial Officer and Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of George Town, Country of Cayman Islands, on July 2, 2009.

AUR QB INC.

By:	/s/ David R. Baril
Name:	David R. Baril
Title:	President

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Donald R. Lindsay, Ronald A. Millos, Peter C. Rozee and Karen L. Dunfee, and each of them, any of whom may act without the joinder of the other, the true and lawful attorney-in-fact and agent of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities and on this 2nd day of July, 2009.

Signature	Title

/s/ David R. Baril David R. Baril	President and Director (Principal Executive Officer)

/s/ Christian Arentsen Christian Arentsen	Treasurer, Secretary and Director (Principal Financial Officer and Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santiago, Country of Chile, on July 2, 2009.

MINERA CANADA TUNGSTEN CHILE LTDA.

By:	/s/ David R. Baril
Name:	David R. Baril
Title:	General Manager

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Donald R. Lindsay, Ronald A. Millos, Peter C. Rozee and Karen L. Dunfee, and each of them, any of whom may act without the joinder of the other, the true and lawful attorney-in-fact and agent of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities and on this 2nd day of July, 2009.

Signature	Title

/s/ David R. Baril David R. Baril	General Manager (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following directors of Canada Tungsten (Cayman) Inc. and Teck Resources Limited, as partners of Minera Canada Tungsten Chile Ltda. and on this 26 day of June, 2009.

Signature	Title	Signature	Title

/s/ David R. Baril David R. Baril	Director of Canada Tungsten (Cayman) Inc.	/s/ Christian Arentsen Christian Arentsen	Director of Canada Tungsten (Cayman) Inc.

/s/ Donald R. Lindsay Donald R. Lindsay	Director of Teck Resources Limited	/s/ Hugh J. Bolton Hugh J. Bolton	Director of Teck Resources Limited

/s/ Norman B. Keevil Norman B. Keevil	Director of Teck Resources Limited	/s/ Jack L. Cockwell Jack L. Cockwell	Director of Teck Resources Limited

/s/ Norman B. Keevil III Norman B. Keevil III	Director of Teck Resources Limited	/s/ Takashi Kuriyama Takashi Kuriyama	Director of Teck Resources Limited

/s/ Mayank M. Ashar Mayank M. Ashar	Director of Teck Resources Limited	/s/ Takuro Mochihara Takuro Mochihara	Director of Teck Resources Limited

/s/ J. Brian Aune J. Brian Aune	Director of Teck Resources Limited	/s/ Derek G. Pannell Derek G. Pannell	Director of Teck Resources Limited

/s/ Jalynn H. Bennett Jalynn H. Bennett	Director of Teck Resources Limited	/s/ Janice G. Rennie Janice G. Rennie	Director of Teck Resources Limited

/s/ Warren S.R. Seyffert Warren S.R. Seyffert	Director of Teck Resources Limited	/s/ Christopher M.T. Thompson Christopher M.T. Thompson	Director of Teck Resources Limited

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santiago, Country of Chile, on July 2, 2009.

TECK OPERACIONES MINERAS CHILE LTDA.

By:	/s/ Christian Arentsen
Name:	Christian Arentsen
Title:	Vice President, Finance

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Donald R. Lindsay, Ronald A. Millos, Peter C. Rozee and Karen L. Dunfee, and each of them, any of whom may act without the joinder of the other, the true and lawful attorney-in-fact and agent of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities and on this 2nd day of July, 2009.

Signature	Title

/s/ David R. Baril David R. Baril	General Manager (Principal Executive Officer)

/s/ Christian Arentsen Christian Arentsen	Vice President, Finance (Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following directors of Aurcay Holdings Inc., Aur QB Inc. and Aurcay Inc., as partners of Teck Operaciones Mineral Chile Ltda. and on this 26 day of June, 2009.

/s/ David R. Baril David R. Baril	Director of Aurcay Holdings Inc., Aur QB Inc. and Aurcay Inc.

/s/ Christian Arentsen Christian Arentsen	Director of Aurcay Holdings Inc., Aur QB Inc. and Aurcay Inc.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of George Town, Country of Cayman Islands, on July 2, 2009.

CANADA TUNGSTEN (CAYMAN) INC.

By:	/s/ David R. Baril
Name:	David R. Baril
Title:	President

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Donald R. Lindsay, Ronald A. Millos, Peter C. Rozee and Karen L. Dunfee, and each of them, any of whom may act without the joinder of the other, the true and lawful attorney-in-fact and agent of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities and on this 2nd day of July, 2009.

Signature	Title

/s/ David R. Baril David R. Baril	President and Director (Principal Executive Officer)

/s/ Christian Arentsen Christian Arentsen	Treasurer, Secretary and Director (Principal Financial Officer and Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nassau, Country of Bahamas, on July 2, 2009.

RELINCHO BAHAMAS LIMITED

By:	/s/ Alastair Macdonald
Name:	Alastair Macdonald
Title:	President and Secretary

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Donald R. Lindsay, Ronald A. Millos, Peter C. Rozee and Karen L. Dunfee, and each of them, any of whom may act without the joinder of the other, the true and lawful attorney-in-fact and agent of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities and on this 2nd day of July, 2009.

Signature	Title

/s/ Alistair Macdonald Alistair Macdonald	President, Secretary and Director (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

/s/ Christian Arentsen Christian Arentsen	Director

/s/ Joseph W. Ruetz Joseph W. Ruetz	Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santiago, Country of Chile, on July 2, 2009.

MINERA RELINCHO COPPER S.A.

By:	/s/ Christian Arentsen
Name:	Christian Arentsen
Title:	Director

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Donald R. Lindsay, Ronald A. Millos, Peter C. Rozee and Karen L. Dunfee, and each of them, any of whom may act without the joinder of the other, the true and lawful attorney-in-fact and agent of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities and on this 2nd day of July, 2009.

Signature	Title

/s/ Christian Arentsen Christian Arentsen	Director (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

/s/ Joseph W. Ruetz Joseph W. Ruetz	Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hamilton, Country of Bermuda, on July 2, 2009.

TECK BASE METALS LTD.

By:	/s/ J. Michael Collier
Name:	J. Michael Collier
Title:	President

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Donald R. Lindsay, Ronald A. Millos, Peter C. Rozee and Karen L. Dunfee, and each of them, any of whom may act without the joinder of the other, the true and lawful attorney-in-fact and agent of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities and on this 2nd day of July, 2009.

Signature	Title

/s/ J. Michael Collier J. Michael Collier	President and Director (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

/s/ Graham B. Collis Graham B. Collis	Director

/s/ Frank Mutch Frank Mutch	Director

/s/ Cyril Rance Cyril Rance	Director

/s/ G. Robert Shipley G. Robert Shipley	Director

/s/ Robert J. Wright Robert J. Wright	Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Juneau, State of Alaska, on July 2, 2009.

TECK-POGO INC.

By:	/s/ Robert G. Scott
Name:	Robert G. Scott
Title:	President

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Donald R. Lindsay, Ronald A. Millos, Peter C. Rozee and Karen L. Dunfee, and each of them, any of whom may act without the joinder of the other, the true and lawful attorney-in-fact and agent of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities and on this 2nd day of July, 2009.

Signature	Title

/s/ Robert G. Scott Robert G. Scott	President and Director (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

/s/ Douglas H. Horswill Douglas H. Horswill	Director

/s/ Donald R. Lindsay Donald R. Lindsay	Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Country of Canada, on July 2, 2009.

TECK NOVA SCOTIA COMPANY

By:	/s/ G. Leonard Manuel
Name:	G. Leonard Manuel
Title:	President

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Donald R. Lindsay, Ronald A. Millos, Peter C. Rozee and Karen L. Dunfee, and each of them, any of whom may act without the joinder of the other, the true and lawful attorney-in-fact and agent of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities and on this 2nd day of July, 2009.

Signature	Title

/s/ G. Leonard Manuel G. Leonard Manuel	President and Director (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

/s/ Anthony A. Zoobkoff Anthony A. Zoobkoff	Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane, State of Washington, on July 2, 2009.

TCAI INCORPORATED

By:	/s/ John F. Gingell
Name:	John F. Gingell
Title:	Treasurer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Donald R. Lindsay, Ronald A. Millos, Peter C. Rozee and Karen L. Dunfee, and each of them, any of whom may act without the joinder of the other, the true and lawful attorney-in-fact and agent of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities and on this 2nd day of July, 2009.

Signature	Title

/s/ Donald R. Lindsay Donald R. Lindsay	President and Director (Principal Executive Officer)

/s/ John F. Gingell John F. Gingell	Treasurer (Principal Financial Officer and Principal Accounting Officer)

/s/ Michael E. Agg Michael E. Agg	Director

/s/ C. Bruce DiLuzio C. Bruce DiLuzio	Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Country of Canada, on July 2, 2009.

TCL U.S. HOLDINGS LTD.

By:	/s/ Ronald A. Millos
Name:	Ronald A. Millos
Title:	President

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Donald R. Lindsay, Ronald A. Millos, Peter C. Rozee and Karen L. Dunfee, and each of them, any of whom may act without the joinder of the other, the true and lawful attorney-in-fact and agent of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities and on this 2nd day of July, 2009.

Signature	Title

/s/ Ronald A. Millos Ronald A. Millos	President and Director (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

/s/ Andrew B. Buchan Andrew B. Buchan	Director

/s/ G. Leonard Manuel G. Leonard Manuel	Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hamilton, Country of Bermuda, on July 2, 2009.

TECK FINANCIAL CORPORATION LTD.

By:	/s/ J. Michael Collier
Name:	J. Michael Collier
Title:	President

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Donald R. Lindsay, Ronald A. Millos, Peter C. Rozee and Karen L. Dunfee, and each of them, any of whom may act without the joinder of the other, the true and lawful attorney-in-fact and agent of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities and on this 2nd day of July, 2009.

Signature	Title

/s/ J. Michael Collier J. Michael Collier	President and Director (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

/s/ Graham B. Collis Graham B. Collis	Director

/s/ Frank Mutch Frank Mutch	Director

/s/ Cyril Rance Cyril Rance	Director

/s/ G. Robert Shipley G. Robert Shipley	Director

/s/ Robert J. Wright Robert J. Wright	Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Budapest, Country of Hungary, on July 2, 2009.

TECK HUNGARY KFT.

By:	/s/ Peter Mangoff
Name:	Peter Mangoff
Title:	Managing Director

By:	/s/ Andrew Buchan
Name:	Andrew Buchan
Title:	Managing Director

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Donald R. Lindsay, Ronald A. Millos, Peter C. Rozee and Karen L. Dunfee, and each of them, any of whom may act without the joinder of the other, the true and lawful attorney-in-fact and agent of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities and on this 2nd day of July, 2009.

Signature	Title

/s/ Andy Buchan Andy Buchan	Managing Director (Principal Executive Officer)

/s/ Sandor Zsolt Sandor Zsolt	Managing Director (Principal Financial Officer and Principal Accounting Officer)

/s/ Peter Magnoff Peter Magnoff	Managing Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Country of Canada, on July 2, 2009.

6069789 CANADA INC.

By:	/s/ Boyd Payne
Name:	Boyd Payne
Title:	President

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Donald R. Lindsay, Ronald A. Millos, Peter C. Rozee and Karen L. Dunfee, and each of them, any of whom may act without the joinder of the other, the true and lawful attorney-in-fact and agent of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities and on this 2nd day of July, 2009.

Signature	Title

/s/ Boyd Payne Boyd Payne	President and Director (Principal Executive Officer)

/s/ Dan B. Rogness Dan B. Rogness	Assistant Treasurer (Principal Financial Officer)

/s/ John F. Gingell John F. Gingell	Controller (Principal Accounting Officer)

/s/ Peter C. Rozee Peter C. Rozee	Director

/s/ Ronald A. Millos Ronald A. Millos	Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Country of Canada, on July 2, 2009.

TECK COAL LIMITED

By:	/s/ Boyd Payne
Name:	Boyd Payne
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Donald R. Lindsay, Ronald A. Millos, Peter C. Rozee and Karen L. Dunfee, and each of them, any of whom may act without the joinder of the other, the true and lawful attorney-in-fact and agent of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities and on this 2nd day of July, 2009.

Signature	Title

/s/ Boyd Payne Boyd Payne	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Ronald A. Millos Ronald A. Millos	Vice President, Chief Financial Officer and Director (Principal Financial Officer)

/s/ Paul Clements Paul Clements	Controller (Principal Accounting Officer)

/s/ Peter C. Rozee Peter C. Rozee	Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Country of Canada, on July 2, 2009.

FORDING COAL LIMITED

By:	/s/ Boyd Payne
Name:	Boyd Payne
Title:	President

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Donald R. Lindsay, Ronald A. Millos, Peter C. Rozee and Karen L. Dunfee, and each of them, any of whom may act without the joinder of the other, the true and lawful attorney-in-fact and agent of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities and on this 2nd day of July, 2009.

Signature	Title

/s/ Boyd Payne Boyd Payne	President and Director (Principal Executive Officer)

/s/ Paul Clements Paul Clements	Controller (Principal Financial Officer and Principal Accounting Officer)

/s/ Peter C. Rozee Peter C. Rozee	Director

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, Teck Alaska Incorporated as the Authorized Representative has duly caused this registration statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of Teck Resources Limited, Teck Metals Ltd., Teck Resources Coal Partnership, Teck Coal Partnership, The Quintette Coal Partnership, Fording Limited Partnership, Cardinal River Coals Ltd., Teck Resources Mining Partnership, Aurcay Holdings Inc., Aur QB Inc., Minera Canada Tungsten Chile Ltda., Teck Operaciones Mineras Chile Ltda., Canada Tungsten (Cayman) Inc., Relincho Bahamas Limited, Minera Relincho Copper S.A., Teck Base Metals Ltd., Teck Nova Scotia Company, TCL U.S. Holdings Ltd., Teck Financial Corporation Ltd., Teck Hungary Kft., 6069789 Canada Inc., Teck Coal Limited and Fording Coal Limited in the United States, in the City of Anchorage, State of Alaska, on July 2, 2009.

TECK ALASKA INCORPORATED

By:	/s/ C. Bruce DiLuzio
Name:	C. Bruce DiLuzio
Title:	Secretary

Exhibit Number	Description
1.1	Purchase Agreement, among Teck Resources Limited and the Initial Purchasers named therein dated as of May 5, 2009.

4.1	Indenture, dated May 8, 2009, among Teck Resources Limited, the Guarantors and The Bank of New York Mellon (incorporated by reference to Exhibit 2 to Teck Resources Limited report on Form 6-K filed with the SEC on May 15, 2009 (File No. 001-13184)).

4.2	First Supplemental Indenture dated June 25, 2009, among Tech Resources Limited, Teck Coal Limited, Fording Coal Limited, 6069789 Canada, the other Subsidiary Guarantors and The Bank of New York Mellon.

4.3	Forms of Exchange Notes (included as Exhibits 1.3, 2.3 and 3.3 of Exhibit 4.1 of this Registration Statement).

4.4	Registration Rights Agreement dated May 8, 2009 (incorporated by reference to Exhibit 1 to Teck Resources Limited report on Form 6-K filed with the SEC on May 15, 2009 (File No. 001-13184)).

5.1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to validity of the Exchange Notes.

5.2	Opinion of Lang Michener LLP.

5.3	Opinion of Bennett Jones LLP.

5.4	Opinion of Stewart McKelvey.

5.5	Opinion of C. Bruce DiLuzio of Teck American Incorporated.

5.6	Opinion of Hartig Rhodes Hoge & Lekisch, P.C.

5.7	Opinion of Beatty & Wozniak, P.C.

5.8	Opinion of Higgs & Johnson.

5.9	Opinion of Conyers Dill & Pearman.

5.10	Opinion of Conyers Dill & Pearman.

5.11	Opinion of Carey y Cia Ltda.

5.12	Opinion of Deri & Lovrecz.

8.1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to certain U.S. tax matters.

Exhibit Number	Description
12.1	Statement of Computation of Ratios of Earnings of Fixed Charges.

23.1	Consent of PriceWaterhouse Coopers LLP in respect of Fording Canadian Coal Trust’s Financials.

23.2	Consent of PriceWaterhouse Coopers LLP in respect of Teck Resources Limited Financials.

23.3	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibits 5.1 and 8.1 to this Registration Statement).

23.4	Consent of Lang Michener LLP (included in Exhibit 5.2).

23.5	Consent of Bennett Jones LLP (included in Exhibit 5.3).

23.6	Consent of Stewart McKelvey (included in Exhibit 5.4).

23.7	Consent of C. Bruce DiLuzio of Teck American Incorporated (included in Exhibit 5.5).

23.8	Consent of Hartig Rhodes Hoge & Lekisch, P.C. (included in Exhibit 5.6).

23.9	Consent of Beatty & Wozniak, P.C. (included in Exhibit 5.7).

23.10	Consent of Higgs & Johnson (included in Exhibit 5.8).

23.11	Consent of Conyers Dill & Pearman (included in Exhibit 5.9).

23.12	Consent of Conyers Dill & Pearman (included in Exhibit 5.10).

23.13	Consent of Carey y Cia Ltda. (included in Exhibit 5.11).

23.14	Consent of Deri & Lovrecz (included in Exhibit 5.12).

23.15	Consent of Paul C. Bankes, P.Geo.

23.16	Consent of Americo Zuzunaga, AIMM.

23.17	Consent of Don Mills, P.Geol.

23.18	Consent of Ross Pritchard, P.Eng.

23.19	Consent of Sproule Unconventional Limited.

Exhibit Number	Description
24.1	Powers of Attorney (included on the signature pages of this Part II).

25.1	Form T-1 Statement of Eligibility of the Bank of New York Mellon to act as trustee under the Indenture.

99.1	Form of Notice of Guaranteed Delivery.

99.2	Form of Letter to Brokers.

99.3	Form of Letter to Clients.

99.4	Form of Instructions to Brokers.

99.5	Form of Letter of Transmittal.